Exhibit 4.1

                         Pooling and Servicing Agreement

                        POOLING AND SERVICING AGREEMENT



                         MORGAN STANLEY CAPITAL I INC.,
                                  as Depositor,


                              CAPMARK FINANCE INC.,
                           as Capmark Master Servicer,


                      PRUDENTIAL ASSET RESOURCES, INC.,
        as Prudential Master Servicer and DC Hilton Special Servicer,


                           CENTERLINE SERVICING INC.,
                          as General Special Servicer,


                   WELLS FARGO BANK, NATIONAL ASSOCIATION,
                            as Trustee and Custodian

                                       and

                         U.S. BANK NATIONAL ASSOCIATION,
       as Paying Agent, Certificate Registrar and Authenticating Agent


                         POOLING AND SERVICING AGREEMENT

                           Dated as of August 1, 2007


                COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES
                                SERIES 2007-IQ15

                                TABLE OF CONTENTS


                                    ARTICLE I

                                   DEFINITIONS

Section 1.1   Definitions..................................................
Section 1.2   Calculations Respecting Mortgage Loans.......................
Section 1.3   Calculations Respecting Accrued Interest.....................
Section 1.4   Interpretation...............................................
Section 1.5   ARD Loans....................................................
Section 1.6   Certain Matters with Respect to the Serviced Loan Groups.....
Section 1.7   Certain Matters Relating to the Non-Trust Serviced Pari
               Passu Loan..................................................


                                   ARTICLE II

                              DECLARATION OF TRUST;
                            ISSUANCES OF CERTIFICATES

Section 2.1   Conveyance of Mortgage Loans.................................
Section 2.2   Acceptance by Trustee........................................
Section 2.3   Repurchase of Mortgage Loans for Material Document
               Defects and Material Breaches of Representations and
               Warranties..................................................
Section 2.4   Representations and Warranties...............................
Section 2.5   Conveyance of Interests......................................
Section 2.6   Certain Matters Relating to Non-Trust Serviced Pari Passu
               Loan........................................................


                                   ARTICLE III

                                THE CERTIFICATES

Section 3.1   The Certificates.............................................
Section 3.2   Registration.................................................
Section 3.3   Transfer and Exchange of Certificates........................
Section 3.4   Mutilated, Destroyed, Lost or Stolen Certificates............
Section 3.5   Persons Deemed Owners........................................
Section 3.6   Access to List of Certificateholders' Names and Addresses....
Section 3.7   Book-Entry Certificates......................................
Section 3.8   Notices to Clearing Agency...................................
Section 3.9   Definitive Certificates......................................


                                   ARTICLE IV

                                    ADVANCES

Section 4.1   P&I Advances by the Master Servicers.........................
Section 4.1A  P&I Advances with Respect to the Non-Trust Serviced Pari
               Passu Loan..................................................
Section 4.2   Servicing Advances...........................................
Section 4.3   Advances by the Trustee......................................
Section 4.4   Evidence of Nonrecoverability................................
Section 4.5   Interest on Advances; Calculation of Outstanding Advances
               with Respect to a Mortgage Loan.............................
Section 4.6   Reimbursement of Advances and Advance Interest...............


                                    ARTICLE V

                           ADMINISTRATION OF THE TRUST

Section 5.1   Collections..................................................
Section 5.2   Application of Funds in the Certificate Accounts and
               Interest Reserve Account....................................
Section 5.3   Distribution Account, Excess Interest Sub-account and
               Reserve Account.............................................
Section 5.4   Paying Agent Reports.........................................
Section 5.5   Paying Agent Tax Reports.....................................


                                   ARTICLE VI

                                  DISTRIBUTIONS

Section 6.1   Distributions Generally......................................
Section 6.2   REMIC I and the RCE Loan REMIC...............................
Section 6.3   REMIC II.....................................................
Section 6.4   [Reserved]...................................................
Section 6.5   REMIC III....................................................
Section 6.6   Allocation of Realized Losses, Expense Losses and
               Shortfalls Due to Nonrecoverability.........................
Section 6.7   Net Aggregate Prepayment Interest Shortfalls.................
Section 6.8   Adjustment of Servicing Fees.................................
Section 6.9   Appraisal Reductions.........................................
Section 6.10  Compliance with Withholding Requirements.....................
Section 6.11  Prepayment Premiums and Yield Maintenance Charges............
Section 6.12  Reserved.....................................................


                                   ARTICLE VII

  CERTAIN MATTERS CONCERNING THE TRUSTEE, THE CERTIFICATE REGISTRAR, AND TH
                                  PAYING AGENT

Section 7.1   Duties of the Trustee and the Paying Agent...................
Section 7.2   Certain Matters Affecting the Trustee and the Paying Agent...
Section 7.3   The Trustee and the Paying Agent Not Liable for
               Certificates or Interests or Mortgage Loans.................
Section 7.4   The Trustee and the Paying Agent May Own Certificates........
Section 7.5   Eligibility Requirements for the Trustee and the Paying
               Agent.......................................................
Section 7.6   Resignation and Removal of the Trustee or the Paying Agent...
Section 7.7   Successor Trustee or Paying Agent............................
Section 7.8   Merger or Consolidation of Trustee or Paying Agent...........
Section 7.9   Appointment of Co-Trustee, Separate Trustee, Agents or
               Custodian...................................................
Section 7.10  Authenticating Agents........................................
Section 7.11  Indemnification of the Trustee and the Paying Agent..........
Section 7.12  Fees and Expenses of Trustee and the Paying Agent............
Section 7.13  Collection of Moneys.........................................
Section 7.14  Trustee to Act; Appointment of Successor.....................
Section 7.15  Notification to Holders......................................
Section 7.16  Representations and Warranties of the Trustee and Paying
               Agent.......................................................
Section 7.17  Fidelity Bond and Errors and Omissions Insurance Policy
               Maintained by the Trustee and the Paying Agent..............
Section 7.18  Appointment of a Fiscal Agent................................


                                  ARTICLE VIII

                ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 8.1   Servicing Standard; Servicing Duties.........................
Section 8.2   Fidelity Bond and Errors and Omissions Insurance Policy
               Maintained by the Master Servicers..........................
Section 8.3   Master Servicers' General Power and Duties...................
Section 8.4   Primary Servicing and Sub-Servicing..........................
Section 8.5   Servicers May Own Certificates...............................
Section 8.6   Maintenance of Hazard Insurance, Other Insurance and Taxes...
Section 8.7   Enforcement of Due-On-Sale Clauses; Assumption
               Agreements; Due-On-Encumbrance Clause.......................
Section 8.8   Trustee to Cooperate; Release of Trustee Mortgage Files......
Section 8.9   Documents, Records and Funds in Possession of the Master
               Servicers to Be Held for the Trustee for the Benefit of
               the Certificateholders......................................
Section 8.10  Servicing Compensation.......................................
Section 8.11  Master Servicer Reports; Account Statements..................
Section 8.12  [Reserved]...................................................
Section 8.13  [Reserved]...................................................
Section 8.14  Operating Statement Analysis Reports Regarding the
               Mortgaged Properties........................................
Section 8.15  Other Available Information and Certain Rights of the
               Master Servicer.............................................
Section 8.16  Rule 144A Information........................................
Section 8.17  Inspections..................................................
Section 8.18  Modifications, Waivers, Amendments, Extensions and
               Consents....................................................
Section 8.19  Specially Serviced Mortgage Loans............................
Section 8.20  Representations, Warranties and Covenants of the Master
               Servicers...................................................
Section 8.21  Merger or Consolidation......................................
Section 8.22  Resignation of the Master Servicer...........................
Section 8.23  Assignment or Delegation of Duties by a Master Servicer......
Section 8.24  Limitation on Liability of the Master Servicers and Others...
Section 8.25  Indemnification; Third-Party Claims..........................
Section 8.26  [Reserved]...................................................
Section 8.27  Compliance with REMIC Provisions and Grantor Trust
               Provisions..................................................
Section 8.28  Termination..................................................
Section 8.29  Procedure Upon Termination...................................
Section 8.30  Notification to Certificateholders...........................
Section 8.31  Reserved.....................................................


                                   ARTICLE IX

   ADMINISTRATION AND SERVICING OF SPECIALLY SERVICED MORTGAGE LOANS BY THE
                                SPECIAL SERVICERS

Section 9.1   Duties of the Special Servicers..............................
Section 9.2   Fidelity Bond and Errors and Omissions Insurance Policy
               of the Special Servicers....................................
Section 9.3   Sub-Servicers................................................
Section 9.4   Special Servicers' General Powers and Duties.................
Section 9.5   "Due-On-Sale" Clauses; Assignment and Assumption
               Agreements; Modifications of Specially Serviced Mortgage
               Loans; Due-On-Encumbrance Clauses...........................
Section 9.6   Release of Mortgage Files....................................
Section 9.7   Documents, Records and Funds in Possession of the Special
               Servicers to Be Held for the Trustee........................
Section 9.8   Representations, Warranties and Covenants of the Special
               Servicers...................................................
Section 9.9   Standard Hazard, Flood and Comprehensive General
               Liability Insurance Policies................................
Section 9.10  Presentment of Claims and Collection of Proceeds.............
Section 9.11  Compensation to the Special Servicers........................
Section 9.12  Realization Upon Defaulted Mortgage Loans....................
Section 9.13  Foreclosure..................................................
Section 9.14  Operation of REO Property....................................
Section 9.15  Sale of REO Property.........................................
Section 9.16  Realization on Collateral Security...........................
Section 9.17  [Reserved]...................................................
Section 9.18  [Reserved]...................................................
Section 9.19  [Reserved]...................................................
Section 9.20  Merger or Consolidation......................................
Section 9.21  Resignation of Special Servicers.............................
Section 9.22  Assignment or Delegation of Duties by a Special Servicer.....
Section 9.23  Limitation on Liability of the Special Servicers and
               Others......................................................
Section 9.24  Indemnification; Third-Party Claims..........................
Section 9.25  [Reserved]...................................................
Section 9.26  Special Servicers May Own Certificates.......................
Section 9.27  Tax Reporting................................................
Section 9.28  Application of Funds Received................................
Section 9.29  Compliance with REMIC Provisions and Grantor Trust
               Provisions..................................................
Section 9.30  Termination..................................................
Section 9.31  Procedure Upon Termination...................................
Section 9.32  Certain Special Servicer Reports.............................
Section 9.33  Special Servicers to Cooperate with the Master Servicers, the Paying Agent and the Trustee............................
Section 9.34  [Reserved]...................................................
Section 9.35  [Reserved]...................................................
Section 9.36  Sale of Defaulted Mortgage Loans.............................
Section 9.37  Operating Adviser; Elections.................................
Section 9.38  Limitation on Liability of Operating Adviser.................
Section 9.39  Rights of Operating Adviser..................................
Section 9.40  Rights of the Holders of the Serviced Companion Loans........


                                    ARTICLE X

                      PURCHASE AND TERMINATION OF THE TRUST

Section 10.1  Termination of Trust Upon Repurchase or Liquidation of
               All Mortgage Loans..........................................
Section 10.2  Procedure Upon Termination of Trust..........................
Section 10.3  Additional REMIC Termination Requirements....................


                                   ARTICLE XI

                          RIGHTS OF CERTIFICATEHOLDERS

Section 11.1  Limitation on Rights of Holders..............................
Section 11.2  Access to List of Holders....................................
Section 11.3  Acts of Holders of Certificates..............................


                                   ARTICLE XII

                     REMIC AND GRANTOR TRUST ADMINISTRATION

Section 12.1  REMIC Administration.........................................
Section 12.2  Prohibited Transactions and Activities.......................
Section 12.3  Modifications of Mortgage Loans..............................
Section 12.4  Liability with Respect to Certain Taxes and Loss of REMIC
               Status......................................................
Section 12.5  Grantor Trust Administration.................................


                                  ARTICLE XIII

             EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

Section 13.1  Intent of the Parties; Reasonableness........................
Section 13.2  Certain Information to be Provided by the Master
               Servicers, the Special Servicers, any Primary Servicer
               and the Trustee.............................................
Section 13.3  Filing Obligations...........................................
Section 13.4  Form 10-D Filings............................................
Section 13.5  Form 10-K Filings............................................
Section 13.6  Sarbanes-Oxley Certification.................................
Section 13.7  Form 8-K Filings.............................................
Section 13.8  Form 15 Filing; Incomplete Exchange Act Filings;
               Amendments to Exchange Act Reports..........................
Section 13.9  Annual Compliance Statements.................................
Section 13.10 Annual Reports on Assessment of Compliance with Servicing
               Criteria....................................................
Section 13.11 Annual Independent Public Accountants' Servicing Report......
Section 13.12 Exchange Act Reporting and Regulation AB Compliance
               Indemnification.............................................
Section 13.13 Amendments...................................................
Section 13.14 Exchange Act Report Signatures; Article XIII Notices.........
Section 13.15 Termination of the Paying Agent and Sub-Servicers............


                                   ARTICLE XIV

                                   [RESERVED]

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

Section 15.1  Binding Nature of Agreement..................................
Section 15.2  Entire Agreement.............................................
Section 15.3  Amendment....................................................
Section 15.4  GOVERNING LAW................................................
Section 15.5  Notices......................................................
Section 15.6  Severability of Provisions...................................
Section 15.7  Indulgences; No Waivers......................................
Section 15.8  Headings Not to Affect Interpretation........................
Section 15.9  Benefits of Agreement........................................
Section 15.10 Special Notices to the Rating Agencies.......................
Section 15.11 Counterparts.................................................
Section 15.12 Intention of Parties.........................................
Section 15.13 Recordation of Agreement.....................................
Section 15.14 Rating Agency Monitoring Fees................................
Section 15.15 Communications with Mortgagors...............................

                             EXHIBITS AND SCHEDULES

EXHIBIT A-1             Form of Class A-1 Certificate
EXHIBIT A-2             Form of Class A-1A Certificate
EXHIBIT A-3             Form of Class A-2 Certificate
EXHIBIT A-4             Form of Class A-3 Certificate
EXHIBIT A-5             Form of Class A-4 Certificate
EXHIBIT A-6             Form of Class A-M Certificate
EXHIBIT A-7             Form of Class A-J Certificate
EXHIBIT A-8             Form of Class B Certificate
EXHIBIT A-9             Form of Class C Certificate
EXHIBIT A-10            Form of Class D Certificate
EXHIBIT A-11            Form of Class E Certificate
EXHIBIT A-12            Form of Class F Certificate
EXHIBIT A-13            Form of Class G Certificate
EXHIBIT A-14            Form of Class H Certificate
EXHIBIT A-15            Form of Class J Certificate
EXHIBIT A-16            Form of Class K Certificate
EXHIBIT A-17            Form of Class L Certificate
EXHIBIT A-18            Form of Class M Certificate
EXHIBIT A-19            Form of Class N Certificate
EXHIBIT A-20            Form of Class O Certificate
EXHIBIT A-21            Form of Class P Certificate
EXHIBIT A-22            Form of Class X Certificate
EXHIBIT A-23            Form of Class EI Certificate
EXHIBIT A-24            Form of Class R-I Certificate
EXHIBIT A-25            Form of Class R-II Certificate
EXHIBIT A-26            Form of Class R-III Certificate
EXHIBIT B-1             Form of Initial Certification of Custodian
                        (Section 2.2)
EXHIBIT B-2             Form of Final Certification of Custodian (Section 2.2)
EXHIBIT C               Form of Request for Release
EXHIBIT D-1             Form of Transferor Certificate for Transfers to
                        Definitive Privately Offered Certificates
                        (Section 3.3(c))
EXHIBIT D-2A            Form I of Transferee Certificate for Transfers of
                        Definitive Privately Offered Certificates
                        (Section 3.3(c))
EXHIBIT D-2B            Form II of Transferee Certificate for Transfers of
                        Definitive Privately Offered Certificates
                        (Section 3.3(c))
EXHIBIT D-3A            Form I of Transferee Certificate for Transfers of
                        Interests in Book-Entry Privately Offered
                        Certificates (Section 3.3(c))
EXHIBIT D-3B            Form II of Transferee Certificate for Transfers of
                        Interests in Book-Entry Privately Offered
                        Certificates (Section 3.3(c))
EXHIBIT E-1             Form of Transfer Affidavit and Agreement for
                        Transfers of REMIC Residual Certificates
                        (Section 3.3(e))
EXHIBIT E-2             Form of Transferor Certificate for Transfers of REMIC
                        Residual Certificates (Section 3.3(e))
EXHIBIT F               Form of Transferor Certificate for Transfers of
                        Regulation S Certificates
EXHIBIT G               Form of Primary Servicing Agreement for Principal
                        Global Investors, LLC
EXHIBIT H               Form of Exchange Certification
EXHIBIT I               Form of EUROCLEAR or Clearstream Certificate
                        (Section 3.7(d))
EXHIBIT J               List of Loans to Which Excess Servicing Fees Are Paid
EXHIBIT K-1             Form of Mortgage Loan Purchase Agreement I
                        (Prudential)
EXHIBIT K-2             Form of Mortgage Loan Purchase Agreement II (MSMCH)
EXHIBIT K-3             Form of Mortgage Loan Purchase Agreement III (PCFII)
EXHIBIT K-4             Form of Mortgage Loan Purchase Agreement IV (RBC)
EXHIBIT K-5             Form of Mortgage Loan Purchase Agreement V (NatCity)
EXHIBIT L               [Reserved]
EXHIBIT M               Form of Monthly Certificateholders Report
                        (Section 5.4(a))
EXHIBIT N               [Reserved]
EXHIBIT O               [Reserved]
EXHIBIT P               [Reserved]
EXHIBIT Q               [Reserved]
EXHIBIT R               [Reserved]
EXHIBIT S-1A            Form of Power of Attorney to Capmark Master Servicer
                        (Section 8.3(c))
EXHIBIT S-1B            Form of Power of Attorney to Prudential Master
                        Servicer (Section 8.3(c))
EXHIBIT S-2A            Form of Power of Attorney to DC Hilton Special
                        Servicer (Section 9.4(a))
EXHIBIT S-2B            Form of Power of Attorney to General Special Servicer
                        (Section 9.4(a))
EXHIBIT T               [Reserved]
EXHIBIT U               [Reserved]
EXHIBIT V               [Reserved]
EXHIBIT W               [Reserved]
EXHIBIT X               [Reserved]
EXHIBIT Y               Investor Certification (Section 5.4(a))
EXHIBIT Z               Form of Notice and Certification regarding Defeasance
                        of Mortgage Loan (Section 8.3(h))
EXHIBIT AA              Additional Disclosure Notification
EXHIBIT BB-1            Form of Sarbanes-Oxley Certification (Section 13.6)
EXHIBIT BB-2            Form of Master Servicer Performance Certification
                        (Section 13.6)
EXHIBIT BB-3            Form of Special Servicer Performance Certification
                        (Section 13.6)
EXHIBIT BB-4            Form of Trustee Performance Certification (Section
                        13.6)
EXHIBIT BB-5            Form of Paying Agent Performance Certification
                        (Section 13.6)
EXHIBIT BB-6            Form of Reporting Sub-Servicer Performance
                        Certification (Section 13.6)
EXHIBIT CC              Centerline Naming Convention
SCHEDULE I              Prudential Loan Schedule
SCHEDULE II             MSMCH Loan Schedule
SCHEDULE III            PCFII Loan Schedule
SCHEDULE IV             RBC Loan Schedule
SCHEDULE V              NatCity Loan Schedule
SCHEDULE VI             [Reserved]
SCHEDULE VII            List of Escrow Accounts Not Currently Eligible
                        Accounts (Section 8.3(e))
SCHEDULE VIII           Certain Escrow Accounts for Which a Report Under
                        Section 5.1(g) is Required
SCHEDULE IX             List of Mortgagors that are Third-Party Beneficiaries
                        Under Section 2.3(a)
SCHEDULE X              [Reserved]
SCHEDULE XI             Earn-Out Reserves
SCHEDULE XII            List of Mortgage Loans for which a Scheduled Payment
                        is Due After the End of a Collection Period
SCHEDULE XIII           List of Mortgage Loans that Permit Voluntary
                        Principal Prepayment Without Payment of a Full
                        Month's Interest
SCHEDULE XIV            [Reserved]
SCHEDULE XV             [Reserved]
SCHEDULE XVI            Relevant Servicing Criteria
SCHEDULE XVII           Additional Form 10-D Disclosure
SCHEDULE XVIII          Additional Form 10-K Disclosure
SCHEDULE XIX            Form 8-K Disclosure Information
SCHEDULE XX             Seller Sub-Servicers

            THIS POOLING AND SERVICING AGREEMENT is dated as of August 1, 2007 (this "Agreement") among MORGAN STANLEY CAPITAL I INC., a Delaware corporation, as depositor (the "Depositor"), CAPMARK FINANCE INC., as a master servicer (the "Capmark Master Servicer"), PRUDENTIAL ASSET RESOURCES, INC. as a master servicer (the "Prudential Master Servicer") and a special servicer (the "DC Hilton Special Servicer"), CENTERLINE SERVICING INC. (formerly, ARCAP SERVICING, INC.), as a special servicer (the "General Special Servicer"), WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee and custodian of the Trust (respectively, the "Trustee" and "Custodian"), and U.S. BANK NATIONAL ASSOCIATION, as paying agent, authenticating agent and certificate registrar of the Trust (respectively, the "Paying Agent," "Authenticating Agent" and "Certificate Registrar).

                              PRELIMINARY STATEMENT

            On the Closing Date, the Depositor will acquire the Mortgage Loans from Morgan Stanley Mortgage Capital Holdings LLC (successor to Morgan Stanley Mortgage Capital Inc.), as seller ("MSMCH"), Royal Bank of Canada, as seller ("RBC"), Prudential Mortgage Capital Funding, LLC, as seller ("Prudential"), Principal Commercial Funding II, LLC, as seller ("PCFII") and National City Bank, as seller ("NatCity"), and will be the owner of the Mortgage Loans and the other property being conveyed by it to the Trustee for inclusion in the Trust which is hereby created. On the Closing Date, the Depositor will acquire (i) the RCE Loan REMIC Regular Interest and the RCE Loan REMIC Residual Interest (represented by the Class R-I Certificates) as consideration for its transfer to the Trust of the Regal Cinema Eagan Loan (other than any Excess Interest payable thereon) and the other property constituting the RCE Loan REMIC; (ii) the REMIC I Regular Interests and the REMIC I Residual Interest (represented by the Class R-I Certificates) as consideration for its transfer to the Trust of the Mortgage Loans (other than the Regal Cinema Eagan Loan), other than any Excess Interest payable thereon, and the other property constituting REMIC I; (iii) the REMIC II Regular Interests and the Class R-II Certificates as consideration for its transfer of the REMIC I Regular Interests and the RCE Loan REMIC Regular Interest to the Trust; (iv) the REMIC III Certificates as consideration for its transfer of the REMIC II Regular Interests to the Trust; and (v) the Class EI Certificates as consideration for its transfer of the Excess Interest to the Trust. The Depositor has duly authorized the execution and delivery of this Agreement to provide for the foregoing and the issuance of (A) the REMIC I Regular Interests and the REMIC I Residual Interest (evidenced by the Class R-I Certificates) representing in the aggregate the entire beneficial ownership of REMIC I, (B) the RCE Loan REMIC Regular Interest and the RCE Loan REMIC Residual Interest (evidenced by the Class R-I Certificates) representing in the aggregate the entire beneficial ownership of RCE Loan REMIC, (C) the REMIC II Regular Interests and the Class R-II Certificates representing in the aggregate the entire beneficial ownership of REMIC II, (D) the REMIC Regular Certificates representing in the aggregate the entire beneficial ownership of REMIC III and
(E) the Class EI Certificates representing in the aggregate the entire beneficial ownership of the Class EI Grantor Trust.

            Excess Interest received on the Mortgage Loans shall be held in the Class EI Grantor Trust for the benefit of the Class EI Certificates.

            All covenants and agreements made by the Depositor and the Trustee herein with respect to the Mortgage Loans and the other property constituting the Trust are for the benefit of the Holders of the REMIC I Regular Interests, the RCE Loan REMIC Regular Interest, the REMIC II Regular Interests, the REMIC Regular Certificates, the Class EI Certificates and the Residual Certificates. The parties hereto are entering into this Agreement, and the Trustee is accepting the trusts created hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

            The Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-M and Class A-J Certificates will be offered for sale pursuant to the prospectus (the "Prospectus") dated June 22, 2007, as supplemented by the free writing prospectus dated August 1, 2007 (together with the Prospectus, the "Preliminary Prospectus Supplement"), and as further supplemented by the final prospectus supplement dated August 9, 2007 (together with the Prospectus, the "Final Prospectus Supplement") and the Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class EI and Class X Certificates will be offered for sale pursuant to a Private Placement Memorandum dated August 9, 2007.

                                     REMIC I

            Each REMIC I Regular Interest (a "Corresponding REMIC I Regular Interest") will relate to a specific Mortgage Loan (other than the Regal Cinema Eagan Loan). Each Corresponding REMIC I Regular Interest will have a pass-through rate equal to the REMIC I Net Mortgage Rate of the related Mortgage Loan, an initial principal amount (the initial "Certificate Balance") equal to the Scheduled Principal Balance as of the Cut-Off Date of the Mortgage Loan to which the Corresponding REMIC I Regular Interest relates, and a latest possible maturity date equal to the Final Rated Distribution Date. Excess Interest shall not be included as an asset of REMIC I. The Class R-I Residual Interest will be designated as the sole Class of residual interests in REMIC I and will have no Certificate Balance, no Notional Amount and no Pass-Through Rate, but will be entitled to receive the proceeds of any assets remaining in REMIC I after all Classes of REMIC I Regular Interests have been paid in full.

                                 RCE Loan REMIC

            The RCE Loan REMIC Regular Interest will have a pass-through rate equal to the RCE Loan REMIC Net Mortgage Rate, an initial Certificate Balance equal to the Scheduled Principal Balance as of the Cut-Off Date of the Regal Cinema Eagan Loan, and a latest possible maturity date equal to the Final Rated Distribution Date. The RCE Loan REMIC Residual Interest will be designated as the sole Class of residual interests in the RCE Loan REMIC and will have no Certificate Balance, no Notional Amount and no Pass-Through Rate, but will be entitled to receive the proceeds of any assets remaining in the RCE Loan REMIC after the RCE Loan REMIC Regular Interest has been paid in full.

                                    REMIC II

            The REMIC II Regular Interests have the pass-through rates and Certificate Balances or Notional Amount set forth in the definition thereof. The Class R-II Certificates will be designated as the sole Class of residual interests in REMIC II and will have no Certificate Balance and no Pass-Through Rate, but will be entitled to receive the proceeds of any assets remaining in REMIC II after all Classes of REMIC II Regular Interests have been paid in full.

            The following table sets forth the Class or Component designation, the corresponding REMIC II Regular Interest (the "Corresponding REMIC II Regular Interest"), the Corresponding Components of the Class X Certificates (the "Corresponding Components") and the Original Class REMIC II Certificate Balance or Notional Balance for each Class of Principal Balance Certificates (the "Corresponding Certificates").

                                                              Original
                          Original                             REMIC II         Corresponding
                     Class Certificate     Corresponding     Certificate        Components of
                       Balance or            REMIC II         Balance or           Class X
   Corresponding        Notional              Regular          Notional         Certificates
    Certificates         Amount            Interests (1)        Amount               (1)
-----------------  --------------------  -----------------  ----------------  ----------------
Class A-1               $61,700,000       A-1                  $61,700,000     A-1
Class A-1A             $278,738,000       A-1A                $278,738,000     A-1A
Class A-2              $227,400,000       A-2                 $227,400,000     A-2
Class A-3               $72,800,000       A-3                  $72,800,000     A-3
Class A-4              $796,885,000       A-4                 $796,885,000     A-4
Class A-M              $205,361,000       A-M                 $205,361,000     A-M
Class A-J              $177,124,000       A-J                 $177,124,000     A-J
Class B                 $33,371,000       B                    $33,371,000     B
Class C                 $15,402,000       C                    $15,402,000     C
Class D                 $28,237,000       D                    $28,237,000     D
Class E                 $15,402,000       E                    $15,402,000     E
Class F                 $30,804,000       F                    $30,804,000     F
Class G                 $23,103,000       G                    $23,103,000     G
Class H                 $20,536,000       H                    $20,536,000     H
Class J                 $10,268,000       J                    $10,268,000     J
Class K                  $5,134,000       K                     $5,134,000     K
Class L                  $7,701,000       L                     $7,701,000     L
Class M                  $5,134,000       M                     $5,134,000     M
Class N                  $5,134,000       N                     $5,134,000     N
Class O                  $7,701,000       O                     $7,701,000     O
Class P                 $25,670,662       P                    $25,670,662     P

---------------
(1) The REMIC II Regular Interests and the Components of the Class X Certificates that correspond to any particular Class of Principal Balance Certificates also correspond to each other and, accordingly, constitute the "Corresponding REMIC II Regular Interests" and the "Corresponding Components," respectively, with respect to each other.

                                    REMIC III

            The following sets forth the Class designation, Pass-Through Rate, initial Aggregate Certificate Balance (or initial Notional Amount) and Final Scheduled Distribution Date for each Class of REMIC Regular Certificates comprising the interests in REMIC III created hereunder.

                         Approximate      Initial Aggregate
   REMIC Regular           Initial           Certificate       Final Scheduled
    Certificate         Pass-Through           Balance          Distribution
    Designation           Rate((1))      or Notional Amount       Date((2))
-------------------- ------------------- ------------------- -------------------
Class A-1                         5.519%         $61,700,000    June 11, 2012
Class A-1A                        6.078%        $278,738,000    July 11, 2017
Class A-2                         6.038%        $227,400,000   August 11, 2012
Class A-3                         6.078%         $72,800,000    July 11, 2016
Class A-4                         6.078%        $796,885,000    July 11, 2017
Class A-M                         6.078%        $205,361,000    July 11, 2017
Class A-J                         6.078%        $177,124,000    July 11, 2017
Class B                           6.078%         $33,371,000   August 11, 2017
Class C                           6.078%         $15,402,000   August 11, 2017
Class D                           6.078%         $28,237,000   August 11, 2017
Class E                           6.078%         $15,402,000   August 11, 2017
Class F                           6.078%         $30,804,000    July 11, 2018
Class G                           6.078%         $23,103,000    July 11, 2019
Class H                           6.078%         $20,536,000    July 11, 2019
Class J                           6.078%         $10,268,000  February 11, 2021
Class K                           6.078%          $5,134,000  February 11, 2021
Class L                           6.078%          $7,701,000  February 11, 2021
Class M                           6.078%          $5,134,000  February 11, 2021
Class N                           6.078%          $5,134,000  February 11, 2021
Class O                           6.078%          $7,701,000  January 11, 2022
Class P                           6.078%         $25,670,662    July 11, 2027
Class X                         0.02121%      $2,053,605,662         N/A
Class R-III(3)                N/A                N/A                 N/A

---------------
(1) On each Distribution Date after the initial Distribution Date, the Pass-Through Rate for each Class of Certificates will be determined as described herein under the definition of "Pass-Through Rate."

(2) The Final Scheduled Distribution Date for each Class of Certificates assigned a rating is the Distribution Date on which such Class is expected to be paid in full, assuming that timely payments (and no prepayments) will be made on the Mortgage Loans in accordance with their terms (except that each ARD Loan will be prepaid in full on its Anticipated Repayment
      Date) in the case of the REMIC Regular Certificates.

(3) The Class R-III Certificates will be entitled to receive the proceeds of any remaining assets in REMIC III after the principal amounts of all REMIC Regular Certificates have been reduced to zero and any Realized Losses previously allocated thereto (and any interest thereon) have been reimbursed.

                             Class EI Grantor Trust

            Each Class EI Certificate will be entitled to Excess Interest (which will not be a part of any REMIC Pool). The parties intend that (i) the portions of the Trust representing the Excess Interest and the Excess Interest Sub-account (such portion of the Trust, the "Class EI Grantor Trust") shall be treated as a grantor trust under subpart E of Part 1 of subchapter J of Chapter 1 of Subtitle A of the Code and (ii) the Class EI Certificates shall represent pro rata undivided beneficial interests in the portion of the Trust consisting of the entitlement to receive Excess Interest.

            As of the Cut-Off Date, the Mortgage Loans had an Aggregate Principal Balance of $2,053,605,662.

            As provided herein, with respect to the Trust, the Paying Agent on behalf of the Trustee will make an election for the segregated pool of assets described in the first paragraph of Section 12.1(a) hereof (including the Mortgage Loans (other than the Regal Cinema Eagan Loan) other than the Excess Interest payable with respect to such Mortgage Loans) to be treated for federal income tax purposes as a real estate mortgage investment conduit ("REMIC I"). The REMIC I Regular Interests will be designated as the "regular interests" in REMIC I and the REMIC I Residual Interest (represented by the Class R-I Certificates) will be designated as the sole Class of "residual interests" in REMIC I for purposes of the REMIC Provisions.

            As provided herein, with respect to the Trust, the Paying Agent on behalf of the Trustee will make an election for the segregated pool of assets described in the second paragraph of Section 12.1(a) hereof (including the Regal Cinema Eagan Loan (other than the Excess Interest payable with respect to such Mortgage Loan)) to be treated for federal income tax purposes as a real estate mortgage investment conduit (the "RCE Loan REMIC"). The RCE Loan REMIC Regular Interest will be designated as the "regular interest" in the RCE Loan REMIC and the RCE Loan REMIC Residual Interest (represented by the Class R-I Certificates) will be designated as the sole Class of "residual interests" in the RCE Loan REMIC for purposes of the REMIC Provisions.

            As provided herein, with respect to the Trust, the Paying Agent on behalf of the Trustee will make an election for the segregated pool of assets described in the third paragraph of Section 12.1(a) hereof consisting of the REMIC I Regular Interests and the RCE Loan REMIC Regular Interest to be treated for federal income tax purposes as a real estate mortgage investment conduit ("REMIC II"). The REMIC II Regular Interests will be designated as the "regular interests" in REMIC II and the Class R-II Certificates will be designated as the sole Class of "residual interests" in REMIC II for purposes of the REMIC Provisions.

            As provided herein, with respect to the Trust, the Paying Agent on behalf of the Trustee will make an election for the segregated pool of assets described in the fourth paragraph of Section 12.1(a) hereof consisting of the REMIC II Regular Interests to be treated for federal income tax purposes as a real estate mortgage investment conduit ("REMIC III"). The REMIC Regular Certificates will be designated as the "regular interests" in REMIC III and the Class R-III Certificates (together with the REMIC Regular Certificates, the "REMIC III Certificates") will be designated as the sole Class of "residual interests" in REMIC III for purposes of the REMIC Provisions.

                                   ARTICLE I

                                   DEFINITIONS

            Section 1.1.Definitions

            Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

            "1933 Act" means the Securities Act of 1933, as amended.

            "1934 Act" means the Securities Exchange Act of 1934, as amended.

            "1940 Act" means the Investment Company Act of 1940, as amended.

            "2006-PWR14 Depositor" means the "Depositor" under the 2006-PWR14 Pooling and Servicing Agreement, which as of the date hereof is Bear Stearns Commercial Mortgage Securities Inc.

            "2006-PWR14 Master Servicer" means the master servicer for the Non-Trust Serviced Loan Group under the 2006-PWR14 Pooling and Servicing Agreement, which as of the date hereof is Prudential Asset Resources, Inc.

            "2006-PWR14 Paying Agent" means the "Certificate Administrator" and "Tax Administrator" under the 2006-PWR14 Pooling and Servicing Agreement, which as of the date hereof is Wells Fargo Bank, National Association.

            "2006-PWR14 Pooling and Servicing Agreement" means the pooling and servicing agreement dated as of December 1, 2006 among the 2006-PWR14 Depositor, the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer, the 2006-PWR14 Trustee and the 2006-PWR14 Paying Agent and certain other parties, pursuant to which the Commercial Mortgage Pass-Through Certificates, Series 2006-PWR14, were issued.

            "2006-PWR14 Special Servicer" means the special servicer for the Non-Trust Serviced Loan Group under the 2006-PWR14 Pooling and Servicing Agreement, which as of the date hereof is Centerline Servicing Inc.

            "2006-PWR14 Trustee" means the "Trustee" under the 2006-PWR14 Pooling and Servicing Agreement, which as of the date hereof is LaSalle Bank National Association.

            "Accountant" means a Person engaged in the practice of accounting who is Independent.

            "Accrued Certificate Interest" means, with respect to each Distribution Date and any Class of Interests or Principal Balance Certificates, interest accrued during the Interest Accrual Period relating to such Distribution Date on the Aggregate Certificate Balance of such Class or Interest as of the close of business on the immediately preceding Distribution Date at the respective rates per annum set forth in the definition of the applicable Pass-Through Rate for each such Class. Accrued Certificate Interest on the Class X Certificates for each Distribution Date will equal the Accrued Component Interest for the related Interest Accrual Period for all of the Components for such Distribution Date.

            "Accrued Component Interest" With respect to each Component of the Class X Certificates for any Distribution Date, one month's interest at the Class X Strip Rate applicable to such Component for such Distribution Date, accrued on the Component Notional Amount of such Component outstanding immediately prior to such Distribution Date. Accrued Component Interest shall be calculated on a 30/360 basis and, with respect to any Component and any Distribution Date, shall be deemed to accrue during the calendar month preceding the month in which such Distribution Date occurs.

            "Acquisition Date" means the date upon which, under the Code (and in particular the REMIC Provisions and Section 856(e) of the Code), the Trust or a REMIC Pool is deemed to have acquired a Mortgaged Property (or an interest therein, in the case of each Mortgaged Property securing any Loan Group).

            "Additional Disclosure Notification" means the form of notification to be included with any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or Form 8-K Disclosure Information, which is attached hereto as Exhibit AA.

            "Additional Form 10-D Disclosure" has the meaning set forth in
Section 13.4.

            "Additional Form 10-K Disclosure" has the meaning set forth in
Section 13.5.

            "Additional Servicer" means each Affiliate of the Master Servicers, MSMCH, PCFII, RBC, Prudential, NatCity, the Trustee, the Paying Agent or the Depositor that Services any of the Mortgage Loans and each Person, other than the Special Servicers, who is not an Affiliate of the Master Servicers, MSMCH, PCFII, RBC, Prudential, NatCity, the Trustee, the Paying Agent or the Depositor, and who Services 10% or more of the Mortgage Loans (based on their Principal Balance). For clarification purposes, the Paying Agent is an Additional Servicer.

            "Additional Trust Expense" means any of the following items: (i) Special Servicing Fees, Work-Out Fees and Liquidation Fees, (ii) Advance Interest that cannot be paid from Late Fees and default interest in accordance with Section 4.6(c), (iii) amounts paid to indemnify the Master Servicers, the Special Servicers, any Primary Servicer, the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer, the 2006-PWR14 Trustee, the 2006-PWR14 Paying Agent, the Certificate Registrar, the Trustee, the Paying Agent (or any other Person) pursuant to the terms of this Agreement, (iv) to the extent not otherwise paid, any federal, state, or local taxes imposed on the Trust or its assets and paid from amounts on deposit in the Certificate Accounts or Distribution Account, (v) the amount of any Advance plus interest due thereon and Unliquidated Advances that are not recovered from the proceeds of a Mortgage Loan or Loan Group upon a Final Recovery Determination, (vi) to the extent not included in the calculation of a Realized Loss and not covered by indemnification by one of the parties hereto or otherwise, any other unanticipated cost, liability, or expense (or portion thereof) of the Trust (including costs of collecting such amounts or other Additional Trust Expenses) which the Trust has not recovered, and in the judgment of the applicable Master Servicer (or the applicable Special Servicer, in the case of a Specially Serviced Mortgage Loan) will not, recover from the related Mortgagor or Mortgaged Property or otherwise, including a Modification Loss described in clause (ii) of the definition thereof, and (vii) with respect to the Non-Trust Serviced Pari Passu Loan, the pro rata portion of any fees, costs and expenses that relate directly to the servicing of the Non-Trust Serviced Loan Group and as to which the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer or the 2006-PWR14 Trustee (in respect of the servicing advances made by it for the Non-Trust Serviced Loan Group and excluding the trustee fee and costs and expenses related to REMIC or the trust fund in accordance with the 2006-PWR14 Pooling and Servicing Agreement) are entitled to reimbursement pursuant to the 2006-PWR14 Pooling and Servicing Agreement, that is allocable to the Non-Trust Serviced Pari Passu Loan pursuant to the related Intercreditor Agreement, to the extent that such amounts are not payable out of proceeds on the Non-Trust Serviced Pari Passu Loan; provided, however, that in the case of each Whole Loan, "Additional Trust Expense" shall not include any of the foregoing amounts that have been recovered from the related Mortgagor or Mortgaged Property. Notwithstanding anything in this Agreement to the contrary, "Additional Trust Expenses" shall not include allocable overhead of a Master Servicer, a Special Servicer, the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer, the 2006-PWR14 Trustee, the 2006-PWR14 Paying Agent, the Trustee, the Paying Agent or the Certificate Registrar such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses, and similar internal costs and expenses, except to the extent specifically allowed in this Agreement. No Additional Trust Expense consisting of any REMIC specific taxes payable in respect of the Mortgage Loans or out of pocket expenses incurred by the Trust that are allocable to the Mortgage Loans and that result from the inclusion of the Mortgage Loans in a REMIC shall be allocated to the Serviced Companion Loans.

            "Adjusted Mortgage Rate" means, with respect to any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months ("30/360 basis"), and with respect to any Distribution Date, the Mortgage Rate thereof minus the Administrative Cost Rate. For any Mortgage Loan that accrue(s) interest on a basis other than that of a 30/360 basis and with respect to any Distribution Date, the rate that, when applied to the Principal Balance of the related Mortgage Loan (on the day prior to the Due Date preceding such Distribution Date) on a 30/360 basis for the related loan accrual period, yields the amount of interest actually due on such Mortgage Loan on the Due Date preceding such Distribution Date (less the Administrative Cost Rate for such Mortgage Loan); provided that for purposes of this definition, (i) the Adjusted Mortgage Rate for the loan accrual period relating to the Due Dates in both January and February in any year that is not a leap year and in February in any year that is a leap year (in either case, unless the related Distribution Date is the Final Distribution Date), shall be determined net of any amounts transferred to the Interest Reserve Account and (ii) the Adjusted Mortgage Rate for the loan accrual period relating to the Due Date in March (commencing in March 2008) (or February if the related Distribution Date is the Final Distribution Date) shall be determined taking into account the addition of any amounts withdrawn from the Interest Reserve Account, provided, further, that if the Maturity Date on any Mortgage Loan occurs on the Due Date in January or February or if there is a Principal Prepayment on any Mortgage Loan on the Due Date in January or February, then the Adjusted Mortgage Rate shall be determined taking into account the addition of any amounts withdrawn from the Interest Reserve Account for such month.

            "Administrative Cost Rate" means the sum of the Master Servicing Fee Rate, the Primary Servicing Fee Rate, the Excess Servicing Fee Rate and the Trustee Fee Rate and, in the case of the Non-Trust Serviced Pari Passu Loan, the Pari Passu Loan Servicing Fee Rate; provided, that, in the case of the Non-Trust Serviced Pari Passu Loan, the Administrative Cost Rate shall be equal to the sum of the Pari Passu Loan Servicing Fee Rate and the Trustee Fee Rate.

            "Advance" means either a P&I Advance or a Servicing Advance.

            "Advance Interest" means interest payable to a Master Servicer, a Special Servicer or the Trustee on outstanding Advances (other than Unliquidated Advances) pursuant to Section 4.5 of this Agreement and any interest payable to the 2006-PWR14 Master Servicer or the 2006-PWR14 Trustee, with respect to the Pari Passu Loan Nonrecoverable Servicing Advances pursuant to Section 4.4(b) hereof.

            "Advance Rate" means a per annum rate equal to the Prime Rate as published in the "Money Rates" section of The Wall Street Journal from time to time or, if no longer so published, such other publication as determined by the Trustee in its reasonable discretion.

            "Adverse Grantor Trust Event" shall mean any action taken by a Person or the failure of a Person to take any action that, under the Grantor Trust Provisions, if taken or not taken, as the case may be, could endanger the status of the Class EI Grantor Trust as a grantor trust under the Grantor Trust Provisions or result in the imposition of a tax upon the Class EI Grantor Trust or any of their respective assets or transactions.

            "Adverse REMIC Event" means any action that, under the REMIC Provisions, if taken or not taken, as the case may be, would either (i) endanger the status of any REMIC Pool as a REMIC or (ii) subject to Section 9.14(f), result in the imposition of a tax upon the income of any REMIC Pool or any of their respective assets or transactions, including (without limitation) the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on prohibited contributions set forth in Section 860G(d) of the Code.

            "Affiliate" means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

            "Aggregate Certificate Balance" means the aggregate of the Certificate Balances of the Principal Balance Certificates, the REMIC I Regular Interests, the RCE Loan REMIC Regular Interest or the REMIC II Regular Interests, as the case may be, at any date of determination. With respect to a Class of Principal Balance Certificates, Aggregate Certificate Balance shall mean the aggregate of the Certificate Balances of all Certificates of that Class at any date of determination.

            "Aggregate Principal Balance" means, at the time of any determination and as the context may require, the aggregate of the Scheduled Principal Balances for all Mortgage Loans.

            "Agreement" means this Pooling and Servicing Agreement and all amendments and supplements hereto.

            "Anticipated Repayment Date" means, with respect to the ARD Loans, the date on which a substantial principal payment on an ARD Loan is anticipated to be made, as set forth in the related Mortgage Note.

            "Appraisal" means an appraisal by an Independent state certified MAI appraiser having at least five years' experience in appraising property of the same type as, and in the same geographic area as, the Mortgaged Property being appraised, which appraisal complies with the Uniform Standards of Professional Appraisal Practices and states the "market value" of the subject property as defined in 12 C.F.R. ss. 225.62.

            "Appraisal Event" means, with respect to any Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group), not later than the earliest of (i) the date 120 days after the occurrence of any delinquency in payment with respect to such Mortgage Loan (or Serviced Loan Group, as the case may be) if such delinquency remains uncured, (ii) the date 30 days after receipt of notice that the related Mortgagor has filed a bankruptcy petition or the related Mortgagor has become the subject of involuntary bankruptcy proceedings or the related Mortgagor has consented to the filing of a bankruptcy proceeding against it or a receiver is appointed in respect of the related Mortgaged Property, provided such petition or appointment is still in effect, (iii) the date that is 30 days following the date the related Mortgaged Property becomes an REO Property and (iv) the effective date of any modification to a Money Term of such Mortgage Loan (or Serviced Loan Group, as the case may be), other than an extension of the date that a Balloon Payment is due for a period of less than six months from the original due date of such Balloon Payment and, with respect to the Non-Trust Serviced Pari Passu Loan, an "appraisal event" or similar term as determined pursuant to the 2006-PWR14 Pooling and Servicing Agreement.

            "Appraisal Reduction" means, with respect to any Required Appraisal Loan with respect to which an Appraisal or internal valuation is performed pursuant to Section 6.9, an amount equal to the excess of (A) the sum, as of the first Determination Date that is at least 15 days after the date on which the Appraisal or internal valuation is obtained or performed, of (i) the Scheduled Principal Balance of such Mortgage Loan (or Serviced Loan Group, as the case may be) (or, in the case of an REO Property, the related REO Mortgage Loan) less the undrawn principal amount of any letter of credit or debt service reserve, if applicable, that is then securing such Mortgage Loan, (ii) to the extent not previously advanced by the Master Servicer or the Trustee, all accrued and unpaid interest on such Mortgage Loan (or Serviced Loan Group, as the case may be) (or, in the case of an REO Property, the related REO Mortgage Loan), at a per annum rate equal to the Mortgage Rate, (iii) all unreimbursed Advances (including Unliquidated Advances) and interest on Advances (other than Unliquidated Advances) at the Advance Rate with respect to such Mortgage Loan (or Serviced Loan Group, as the case may be) (or, in the case of an REO Property, the related REO Mortgage Loan) and (iv) to the extent funds on deposit in any applicable Escrow Accounts are not sufficient therefor, and to the extent not previously advanced by the applicable Master Servicer, the applicable Special Servicer or the Trustee, all currently due and unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents and other amounts which were required to be deposited in any Escrow Account (but were not deposited) in respect of such Mortgaged Property or REO Property, as the case may be, over (B) 90% of the Appraised Value (net of any prior mortgage liens) of such Mortgaged Property or REO Property as determined by such Appraisal or internal valuation, as the case may be, plus the full amount of any escrows held by or on behalf of the Trustee as security for the Mortgage Loan (or Serviced Loan Group, as the case may be) (less the estimated amount of the obligations anticipated to be payable in the next twelve months to which such escrows relate). With respect to each Mortgage Loan that is cross-collateralized with any other Mortgage Loan, the value of each Mortgaged Property that is security for each Mortgage Loan in such cross-collateralized group, as well as the outstanding amounts under each such Mortgage Loan shall be taken into account when calculating such Appraisal Reduction. Each Appraisal or internal valuation for a Required Appraisal Loan shall be updated annually, for so long as an Appraisal Reduction exists, from the date of such Appraisal or internal valuation, and each Appraisal (as defined in the 2006-PWR14 Pooling and Servicing Agreement) or internal valuation of the Non-Trust Serviced Pari Passu Loan shall be updated as set forth in the 2006-PWR14 Pooling and Servicing Agreement. In addition, the Operating Adviser may at any time (including, without limitation, any time following a request by the holder of a Serviced Companion Loan or Operating Adviser on its behalf, to advise if there has been a determination that such holder is no longer the Directing Holder under the related Co-Lender Agreement) request the applicable Special Servicer to obtain (at the Operating Adviser's expense) an updated Appraisal, with a corresponding adjustment to the amount of the Appraisal Reduction. The Appraisal Reduction for each Required Appraisal Loan will be recalculated based on subsequent Appraisals, internal valuations or updates. Any Appraisal Reduction for any Mortgage Loan (or Serviced Loan Group) shall be reduced to reflect any Realized Principal Losses on the Required Appraisal Loan. Each Appraisal Reduction will be reduced to zero as of the date the related Mortgage Loan (or Serviced Loan Group, as the case may be) is brought current under the then current terms of the Mortgage Loan for at least three consecutive months, and no Appraisal Reduction will exist as to any Mortgage Loan (or Serviced Loan Group, as the case may be) after it has been paid in full, liquidated, repurchased or otherwise disposed of. In the case of a Serviced Loan Group, any Appraisal Reduction calculated therefor shall be allocated (i) in the case that the related Serviced Companion Loans are Pari Passu Loans, to the related Senior Mortgage Loan and the Serviced Companion Loans, on a pari passu basis, based on their respective outstanding principal balances and (ii) in the case that the related Serviced Companion Loan is a Subordinate Loan, then first, to such Subordinate Loan up to its outstanding principal balance and then, to the related Senior Mortgage Loan; provided that if there are more than one Subordinate Loans, an Appraisal Reduction shall be allocated to such Subordinate Loans in reverse order of priority (i.e., first to the most subordinate note and then to the next subordinate note, etc.). Any Appraisal Reduction in respect of the Non-Trust Serviced Pari Passu Loan shall be calculated by the 2006-PWR14 Master Servicer in accordance with and pursuant to the terms of the 2006-PWR14 Pooling and Servicing Agreement.

            "Appraised Value" means, with respect to any Mortgaged Property (other than the Non-Trust Serviced Pari Passu Loan), the appraised value thereof determined by an Appraisal of the Mortgaged Property securing such Mortgage Loan made by an Independent appraiser selected by the applicable Master Servicer or the applicable Special Servicer, as applicable or, in the case of an internal valuation performed by the applicable Special Servicer pursuant to Section 6.9, the value of the Mortgaged Property determined by such internal valuation.

            "ARD Loans" means the Mortgage Loans designated on the Mortgage Loan Schedule as such.

            "Assignment of Leases" means, with respect to any Mortgage Loan, any assignment of leases, rents and profits or equivalent instrument, whether contained in the related Mortgage or executed separately, assigning to the holder or holders of such Mortgage all of the related Mortgagor's interest in the leases, rents and profits derived from the ownership, operation, leasing or disposition of all or a portion of the related Mortgaged Property as security for repayment of such Mortgage Loan.

            "Assignment of Mortgage" means an assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the transfer of the Mortgage to the Trustee, which assignment, notice of transfer or equivalent instrument may be in the form of one or more blanket assignments covering the Mortgage Loans secured by Mortgaged Properties located in the same jurisdiction, if permitted by law.

            "Assumed Scheduled Payment" means: (i) with respect to any Balloon Mortgage Loan for its Maturity Date (provided that such Mortgage Loan has not been paid in full, and no Final Recovery Determination or other sale or liquidation has occurred in respect thereof, on or before the end of the Collection Period in which such Maturity Date occurs) and for any subsequent Due Date therefor as of which such Mortgage Loan remains outstanding and part of the Trust, if no Scheduled Payment (other than the related delinquent Balloon Payment) is due for such Due Date, the scheduled monthly payment of principal and/or interest deemed to be due in respect thereof on such Due Date equal to the Scheduled Payment that would have been due in respect of such Mortgage Loan on such Due Date, if it had been required to continue to accrue interest in accordance with its terms, and to pay principal in accordance with the amortization schedule in effect immediately prior to, and without regard to the occurrence of, its most recent Maturity Date (as such may have been extended in connection with a bankruptcy or similar proceeding involving the related Mortgagor or a modification, waiver or amendment of such Mortgage Loan granted or agreed to by the applicable Master Servicer or the applicable Special Servicer pursuant to the terms hereof) and (ii) with respect to any REO Mortgage Loan for any Due Date therefor as of which the related REO Property remains part of the Trust, the scheduled monthly payment of principal and interest deemed to be due in respect thereof on such Due Date equal to the Scheduled Payment (or, in the case of a Balloon Mortgage Loan described in the preceding clause of this definition, the Assumed Scheduled Payment) that was due in respect of the related Mortgage Loan on the last Due Date prior to its becoming an REO Mortgage Loan.

            "Authenticating Agent" means any authenticating agent serving in such capacity pursuant to Section 7.10.

            "Authorized Officer" means any Person that may execute an Officer's Certificate on behalf of the Depositor.

            "Available Advance Reimbursement Amount" has the meaning set forth in Section 4.6(a) hereof.

            "Available Distribution Amount" means, with respect to any Distribution Date and the Mortgage Loans, an amount equal to the aggregate of the following amounts (a) all amounts on deposit in the Distribution Account as of the commencement of business on such Distribution Date that represent payments and other collections on or in respect of the Mortgage Loans and any REO Properties that were (x) received by a Master Servicer or a Special Servicer through the end of the related Collection Period (other than any portion thereof that constituted a portion of the Available Distribution Amount for a prior Distribution Date as described in clause (a)(y) below) or (y) remitted by the applicable Master Servicer on the related Master Servicer Remittance Date pursuant to Section 5.1(h), exclusive of (i) any such amounts that were deposited in the Distribution Account in error, (ii) amounts that are payable or reimbursable to any Person other than the Certificateholders (including amounts payable to the Master Servicers in respect of unpaid Master Servicing Fees, the Primary Servicers in respect of unpaid Primary Servicing Fees, the Special Servicers in respect of unpaid Special Servicer Compensation, the Trustee and the Paying Agent in respect of unpaid Trustee Fees or to the parties entitled thereto in respect of the unpaid Excess Servicing Fees), (iii) amounts that constitute Prepayment Premiums or Yield Maintenance Charges, (iv) if such Distribution Date occurs during January, other than in a leap year, or February of any year (unless the related Distribution Date is the final Distribution
Date), the Interest Reserve Amounts with respect to Interest Reserve Loans deposited in the Interest Reserve Account, (v) Excess Interest, (vi) in the case of each REO Property related to a Serviced Loan Group, all amounts received with respect to such Serviced Loan Group that are required to be paid to the holder of the related Serviced Companion Loan, pursuant to the terms of the related Co-Lender Agreement (which amounts will be deposited into the Serviced Companion Loan Custodial Account pursuant to Section 5.1(c) and withdrawn from such account pursuant to Section 5.2(a)) and (vii) Scheduled Payments collected but due on a Due Date subsequent to the related Collection Period (other than any portion thereof described in clause (a)(y) above) and (b) if and to the extent not already among the amounts described in clause (a), (i) the aggregate amount of any P&I Advances made by a Master Servicer or the Trustee for such Distribution Date pursuant to Section 4.1 and/or Section 4.3, (ii) the aggregate amount of any Compensating Interest payments made by the Master Servicers for such Distribution Date pursuant to the terms hereof, and (iii) if a Distribution Date occurs in March of any year, commencing March 2008 (or February if the related Distribution Date is the final Distribution Date) or if a Maturity Date or Principal Prepayment falls on a January or February of any year, the aggregate of the Interest Reserve Amounts then held on deposit in the Interest Reserve Account in respect of the related Interest Reserve Loan or Interest Reserve Loans. For purposes of the definition of "Available Distribution Amount," the Scheduled Payments and Principal Prepayments referred to in the proviso in Section 5.2(b) shall be deemed to have been collected in the prior Collection Period.

            "Balloon Mortgage Loan" means a Mortgage Loan (or Serviced Loan Group, as applicable) that provides for Scheduled Payments based on an amortization schedule that is significantly longer than its term to maturity and that is expected to have a remaining principal balance equal to or greater than 5% of its original principal balance as of its stated maturity date, unless prepaid prior thereto.

            "Balloon Payment" means, with respect to any Balloon Mortgage Loan, the Scheduled Payment payable on the Maturity Date of such Mortgage Loan.

            "Bankruptcy Loss" means a loss arising from a proceeding under the United States Bankruptcy Code or any other similar state law or other proceeding with respect to the Mortgagor of, or Mortgaged Property under, a Mortgage Loan, including, without limitation, any Deficient Valuation Amount or losses, if any, resulting from any Debt Service Reduction Amount for the month in which the related Remittance Date occurs.

            "Base Interest Fraction" means, with respect to any Principal Prepayment of any Mortgage Loan that provides for payment of a Prepayment Premium or Yield Maintenance Charge, and with respect to any Class of Certificates, a fraction (A) whose numerator is the greater of (x) zero and (y) the difference between (i) the Pass-Through Rate on that Class of Certificates and (ii) the Discount Rate used in calculating the Prepayment Premium or Yield Maintenance Charge with respect to the Principal Prepayment (or the current Discount Rate if not used in such calculation) and (B) whose denominator is the difference between (i) the Mortgage Rate on the related Mortgage Loan and (ii) the Discount Rate used in calculating the Prepayment Premium or Yield Maintenance Charge with respect to that Principal Prepayment (or the current Discount Rate if not used in such calculation), provided, however, that under no circumstances will the Base Interest Fraction be greater than one. If the Discount Rate referred to above is greater than or equal to the Mortgage Rate on the related Mortgage Loan, then the Base Interest Fraction shall equal zero; provided, however, that if the Discount Rate referred to above is greater than or equal to the Mortgage Rate on the related Mortgage Loan, but is less than the Pass-Through Rate on that Class of Certificates, then the Base Interest Fraction shall be equal to 1.0.

            "Book-Entry Certificates" means certificates evidencing a beneficial interest in a Class of Certificates, ownership and transfer of which shall be made through book entries as described in Section 3.7; provided that after the occurrence of a condition whereupon book-entry registration and transfer are no longer authorized and Definitive Certificates are to be issued to the Certificate Owners, such certificates shall no longer be "Book-Entry Certificates."

            "Business Day" means any day other than a Saturday, a Sunday or a day on which banking institutions in the states where the Certificate Account, Distribution Account, Trustee, Paying Agent, Custodian, a Master Servicer, a Primary Servicer or a Special Servicer are located and are authorized or obligated by law or executive order to remain closed. Upon the request of any party to this Agreement or the Operating Adviser, the Trustee, the Paying Agent, the Custodian, each Master Servicer, each Special Servicer and each Primary Servicer shall provide such party a list of the legal holidays observed by such entity; provided that each Primary Servicer shall be required to provide the Operating Adviser and the Master Servicers on or before the first day of January of each calendar year with a list of each day that will not be a "Business Day" in the jurisdiction of such Primary Servicer during such calendar year.

            "Capmark Master Servicer" means Capmark Finance Inc., and its permitted successors or assigns.

            "Cash Liquidation" means, as to any Defaulted Mortgage Loan other than a Mortgage Loan with respect to which the related Mortgaged Property became REO Property, the sale of such Defaulted Mortgage Loan. Each Master Servicer shall maintain records in accordance with the Servicing Standard (and, in the case of Specially Serviced Mortgage Loans, based on the written reports with respect to such Cash Liquidation delivered by the applicable Special Servicer to the applicable Master Servicer), of each Cash Liquidation.

            "Category 1 Requests" has the meaning set forth in the Primary Servicing Agreements for the PCFII Loans.

            "Centerline Naming Convention" means the naming convention for electronic file delivery set forth on Exhibit CC hereto.

            "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. ss. 9601, et seq.).

            "Certificate Account" means one or more separate accounts established and maintained by each Master Servicer (or any Sub-Servicer or Primary Servicer on behalf of the applicable Master Servicer) pursuant to
Section 5.1(a), each of which shall be an Eligible Account.

            "Certificate Balance" means, with respect to any Certificate (other than the Class X Certificates, the Class EI Certificates and the Residual Certificates) or Interest as of any Distribution Date, the maximum specified dollar amount of principal to which the Holder thereof is then entitled hereunder, such amount being equal to the initial principal amount set forth on the face of such Certificate (in the case of a Certificate), or as ascribed thereto in the Preliminary Statement hereto (in the case of an Interest), minus
(A)(i) the amount of all principal distributions previously made with respect to such Certificate pursuant to Section 6.5(a) or deemed to have been made with respect to such Interest pursuant to Sections 6.2(a) and 6.2(b) or Section 6.3(a), as the case may be and (ii) all Realized Losses allocated or deemed to have been allocated to such Interest or Certificate pursuant to Section 6.6, plus (B) an amount equal to the amounts identified in clause (I)(C) of the definition of Principal Distribution Amount, such increases to be allocated to the Principal Balance Certificates or Interests in sequential order (i.e., to the most senior Class first), in each case up to the amount of Realized Losses previously allocated thereto and not otherwise reimbursed hereunder.

            "Certificate Owner" means, with respect to a Book-Entry Certificate, the Person who is the beneficial owner of such Book-Entry Certificate, as may be reflected on the books of the Clearing Agency, or on the books of a Person maintaining an account with such Clearing Agency (directly or as an indirect participant, in accordance with the rules of such Clearing Agency).

            "Certificate Register" has the meaning provided in Section 3.2.

            "Certificate Registrar" means the registrar appointed pursuant to
Section 3.2 and initially shall be the Trustee.

            "Certificateholders" has the meaning provided in the definition of "Holder."

            "Certificates" means, collectively, the REMIC Regular Certificates, the Class EI Certificates, the Class R-I Certificates, the Class R-II Certificates and the Class R-III Certificates.

            "Certification Parties" has the meaning set forth in Section 13.6.

            "Certifying Person" has the meaning set forth in Section 13.6.

            "Class" means, with respect to the REMIC I Regular Interests, REMIC II Regular Interests, REMIC III Certificates and Class EI Certificates, any class of such Certificates or Interests.

            "Class A Senior Certificates" means the Class A-1 Certificates, Class A-1A Certificates, Class A-2 Certificates, Class A-3 Certificates and Class A-4 Certificates, collectively.

            "Class A-1 Certificates," "Class A-1A Certificates," "Class A-2 Certificates," "Class A-3 Certificates," "Class A-4 Certificates," "Class A-M Certificates," "Class A-J Certificates," "Class X Certificates," "Class B Certificates," "Class C Certificates," "Class D Certificates," "Class E Certificates," "Class F Certificates," "Class G Certificates," "Class H Certificates," "Class J Certificates," "Class K Certificates," "Class L Certificates," "Class M Certificates," "Class N Certificates," "Class O Certificates," "Class P Certificates," "Class EI Certificates," "Class R-I Certificates," "Class R-II Certificates," or "Class R-III Certificates" mean the Certificates designated as "Class A-1," "Class A-1A," "Class A-2," "Class A-3," "Class A-4," "Class A-M," "Class A-J," Class X," "Class B," "Class C," "Class D," "Class E," "Class F," "Class G," "Class H," "Class J," "Class K," "Class L," "Class M," "Class N," "Class O," "Class P," "Class EI," "Class R-I," "Class R-II" and "Class R-III," respectively, on the face thereof, in substantially the form attached hereto as Exhibits A-1 through A-26.

            "Class A-1 Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest A-1.

            "Class A-1A Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest A-1A.

            "Class A-2 Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest A-2.

            "Class A-3 Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest A-3.

            "Class A-4 Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest A-4.

            "Class A-J Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest A-J.

            "Class A-M Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest A-M.

            "Class B Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest B.

            "Class C Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest C.

            "Class D Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest D.

            "Class E Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest E.

            "Class EI Grantor Trust" means that portion of the Trust consisting of Excess Interest and the Excess Interest Sub-account.

            "Class F Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest F.

            "Class G Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest G.

            "Class H Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest H.

            "Class J Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest J.

            "Class K Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest K.

            "Class L Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest L.

            "Class M Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest M.

            "Class N Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest N.

            "Class O Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest O.

            "Class P Component" means a component of the Class X Certificates, which component represents a Component Notional Amount equal to the Certificate Balance of the REMIC II Regular Interest P.

            "Class R-I Residual Interest" means the sole class of "residual interests" in REMIC I for purposes of the REMIC Provisions and evidenced by the Class R-I Certificates.

            "Class X Notional Amount" means, with respect to the Class X Certificates and any date of determination, the aggregate of the outstanding Certificate Balances of the Principal Balance Certificates, which shall equal the sum of the then Component Notional Amounts.

            "Class X Strip Rate" means, with respect to any Class of Components for any Distribution Date, a rate per annum equal to (i) the Weighted Average REMIC Net Mortgage Rate for such Distribution Date, minus (ii) the Pass-Through Rate for the Corresponding Certificates.

            "Clearing Agency" means an organization registered as a "clearing agency" pursuant to Section 17A of the 1934 Act, which initially shall be the Depository.

            "Clearstream" means Clearstream Banking Luxembourg, societe anonyme.

            "Closing Date" means August 23, 2007.

            "CMSA" means the Commercial Mortgage Securities Association.

            "CMSA Advance Recovery Report" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Advance Recovery Report" available as of the Closing Date on the CMSA Website.

            "CMSA Bond Level File" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Bond Level File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Bond Level File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Paying Agent, as applicable.

            "CMSA Collateral Summary File" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Collateral Summary File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Collateral Summary File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Paying Agent, as applicable.

            "CMSA Comparative Financial Status Report" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Comparative Financial Status Report" available as of the Closing Date on the CMSA Website.

            "CMSA Delinquent Loan Status Report" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Delinquent Loan Status Report" available as of the Closing Date on the CMSA Website.

            "CMSA Financial File" means a data file substantially in the form of, and containing the information called for in, the downloadable form of the "Financial File" available as of the Closing Date on the CMSA Website.

            "CMSA Historical Liquidation Loss Report" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Liquidation Loss Report" available as of the Closing Date on the CMSA Website.

            "CMSA Historical Loan Modification and Corrected Mortgage Loan Report" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Historical Loan Modification and Corrected Mortgage Loan Report" available as of the Closing Date on the CMSA Website.

            "CMSA Loan Level Reserve/LOC Report" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Level Reserve/LOC Report" available as of the Closing Date on the CMSA Website.

            "CMSA Loan Periodic Update File" means a monthly data file substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Periodic Update File" available as of the Closing Date on the CMSA Website.

            "CMSA Loan Setup File" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Loan Setup File" available as of the Closing Date on the CMSA Website.

            "CMSA NOI Adjustment Worksheet" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "NOI Adjustment Worksheet" available as of the Closing Date on the CMSA Website.

            "CMSA Operating Statement Analysis Report" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Operating Statement Analysis Report" available as of the Closing Date on the CMSA Website.

            "CMSA Property File" means a data file substantially in the form of, and containing the information called for in, the downloadable form of the "Property File" available as of the Closing Date on the CMSA Website.

            "CMSA Reconciliation of Funds" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Reconciliation of Funds" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Reconciliation of Funds" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the Paying Agent.

            "CMSA REO Status Report" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "REO Status Report" available as of the Closing Date on the CMSA Website.

            "CMSA Reports" means the Restricted Servicer Reports and the Unrestricted Servicer Reports, collectively, as the forms thereof are modified, expanded or otherwise changed from time to time by the CMSA. With respect to new reports created and approved by the CMSA, such new reports will be used in this transaction (provided, however, that insofar as any such new report requires the presentation of information in addition to that called for by the current CMSA reports, such new report is reasonably acceptable to a Master Servicer or a Special Servicer, as applicable) and the Depositor shall direct the Paying Agent as to whether such reports will be Restricted Servicer Reports or Unrestricted Servicer Reports. The Paying Agent shall provide the Master Servicers and Special Servicers with a copy of such direction within two Business Days after its receipt.

            "CMSA Servicer Watch List" means a report substantially in the form of, and containing the information called for in, the downloadable form of "Servicer Watch List" available as of the Closing Date on the CMSA Website.

            "CMSA Special Servicer Loan File" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Special Servicer Loan File" available as of the Closing Date on the CMSA Website, or such other form for the presentation of such information and containing such additional information as may from time to time be approved by the CMSA for commercial mortgage securities transactions generally and, insofar as it requires the presentation of information in addition to that called for by the form of the "Special Servicer Loan File" available as of the Closing Date on the CMSA Website, is reasonably acceptable to the applicable Special Servicer.

            "CMSA Total Loan Report" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Total Loan Report" available as of the Closing Date on the CMSA Website.

            "CMSA Website" means the CMSA's website located at "www.cmbs.org" or such other primary website as the CMSA may establish for dissemination of its report forms.

            "Co-Lender Agreement" means, (i) with respect to a Serviced Loan Group, a co-lender agreement or agreement among noteholders between the holders of the related Senior Mortgage Loan and the Serviced Companion Loans and (ii) with respect to the Non-Trust Serviced Loan Group, a co-lender agreement between the holders of the Non-Trust Serviced Pari Passu Loan and the Non-Trust Serviced Companion Loan.

            "Code" means the Internal Revenue Code of 1986, as amended, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form and proposed regulations thereunder, to the extent that, by reason of their proposed effective date, such proposed regulations would apply to the Trust.

            "Collection Period" means, with respect to any Distribution Date, the period beginning on the day after the Determination Date in the month preceding the month of such Distribution Date (or in the case of the first Distribution Date, the Cut-Off Date) and ending on the Determination Date in the month in which the Distribution Date occurs.

            "Commission" means the Securities and Exchange Commission.

            "Compensating Interest" means, with respect to any Distribution Date and each Master Servicer, an amount equal to the excess of (A) Prepayment Interest Shortfalls incurred in respect of the Mortgage Loans serviced by such Master Servicer resulting from Principal Prepayments on such Mortgage Loans (but not including the Non-Trust Serviced Pari Passu Loan) during the related Collection Period, over (B) the aggregate of the Prepayment Interest Excesses received in respect of the Mortgage Loans serviced by such Master Servicer resulting from Principal Prepayments on such Mortgage Loan (but not including the Non-Trust Serviced Pari Passu Loan) during the same related Collection Period. Notwithstanding the foregoing, such Compensating Interest shall not (i) with respect to a Principal Prepayment, exceed the portion of the aggregate Master Servicing Fee accrued at a rate per annum equal to 2 basis points (or, in the case of the Mortgage Loans identified as the U-Haul Portfolio 1, the U-Haul Portfolio 2 and the U-Haul Portfolio 3 in the Mortgage Loan Schedule, 1 basis point with respect to the applicable Master Servicer and 1 basis point with respect to the applicable Primary Servicer) for the related Collection Period calculated in respect of such Master Servicer's Mortgage Loans, including REO Mortgage Loans (but not including the Non-Trust Serviced Pari Passu Loan), to the extent that such Master Servicer applied the subject Principal Prepayments in accordance with the terms of the related Mortgage Loan documents; or (ii) be required to be paid on any Prepayment Interest Shortfalls incurred in respect of any Specially Serviced Mortgaged Loans or Defaulted Mortgage Loan.

            "Component" means each of the Class A-1 Component, Class A-1A Component, Class A-2 Component, Class A-3 Component, Class A-4 Component, Class A-M Component, Class A-J Component, Class B Component, Class C Component, Class D Component, Class E Component, Class F Component, Class G Component, Class H Component, Class J Component, Class K Component, Class L Component, Class M Component, Class N Component, Class O Component and Class P Component.

            "Component Notional Amount" means with respect to each Component and any date of determination, an amount equal to the then Certificate Balance of its Corresponding REMIC II Regular Interest.

            "Condemnation Proceeds" means any awards resulting from the full or partial condemnation or any eminent domain proceeding or any conveyance in lieu or in anticipation thereof with respect to a Mortgaged Property by or to any governmental, quasi-governmental authority or private entity with condemnation powers (other than amounts to be applied to the restoration, preservation or repair of such Mortgaged Property or released to the related Mortgagor in accordance with the terms of the Mortgage Loan (or Serviced Loan Group, as applicable). With respect to the Mortgaged Property securing a Serviced Loan Group, only the portion of such amounts payable to the holder of the related Senior Mortgage Loan shall be included in Condemnation Proceeds. With respect to the mortgaged properties securing the Non-Trust Serviced Pari Passu Loan, the Condemnation Proceeds will include only the portion of such net proceeds that is payable to the holder of the Non-Trust Serviced Pari Passu Loan pursuant to the 2006-PWR14 Pooling and Servicing Agreement.

            "Controlling Class" means the most subordinate Class of REMIC Regular Certificates (other than the Class X Certificates) outstanding at any time of determination; provided that, if the aggregate Certificate Balance of such Class is less than 25% of the initial Certificate Balance of such Class as of the Closing Date, the Controlling Class shall be the next most subordinate Class of REMIC Regular Certificates outstanding. As of the Closing Date, the Controlling Class will be the Class P Certificates.

            "Controlling Person" means, with respect to any Person, any other Person who "controls" such Person within the meaning of the 1933 Act.

            "Corporate Trust Office" means, with respect to the presentment and surrender of Certificates for the final distribution thereon or the presentment and surrender of Certificates for any other purpose or the transfer of Certificates, the principal corporate trust office of the Certificate Registrar and Paying Agent (which is presently located at 60 Livingston Ave., St. Paul, Minnesota, 55107, Attention: Morgan Stanley Capital I Inc., Series 2007-IQ15) and for all other purposes at 1 Federal Street, 3rd Floor, Boston, Massachusetts 02110, Attention: Morgan Stanley Capital I Inc., Series 2007-IQ15, or at such other address as the Certificate Registrar and Paying Agent may designate from time to time by notice to the Certificateholders, the Depositor, the Trustee, the Master Servicers and the Special Servicers). The principal corporate trust office of the Trustee is presently located at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951, Attention: Morgan Stanley Capital I Inc., Series 2007-IQ15, or at such other address as the Trustee may designate from time to time by notice to the Certificateholders, the Paying Agent, the Depositor, the Master Servicers and the Special Servicers.

            "Corresponding Certificate" means the Class of Certificates as set forth in the Preliminary Statement with respect to any Corresponding Component or any Corresponding REMIC II Regular Interest.

            "Corresponding Component" means the Component as set forth in the Preliminary Statement with respect to any Corresponding Certificate or any Corresponding REMIC II Regular Interest.

            "Corresponding REMIC I Regular Interest" means, with respect to each Mortgage Loan (other than the Regal Cinema Eagan Loan), the REMIC I Regular Interest having an initial Certificate Balance equal to the Principal Balance of such Mortgage Loan outstanding as of the Cut-Off Date, after taking into account all principal and interest payments made or due prior to the Cut-Off Date.

            "Corresponding REMIC II Regular Interest" means the REMIC II Regular Interest as defined in the Preliminary Statement with respect to any Class of Corresponding Certificates or any Corresponding Component.

            "Cross-Collateralized Loan" has the meaning set forth in Section 2.3(a) hereof.

            "Custodian" means the Trustee or any Person who is appointed by the Trustee at any time as custodian pursuant to Section 7.9 and who is unaffiliated with the Depositor and satisfies the eligibility requirements of the Trustee as set forth in Section 7.5.

            "Custodian Mortgage File" means the mortgage documents listed in the definition of Mortgage File hereof pertaining to a particular Mortgage Loan (or Serviced Loan Group, as applicable) and any additional documents required to be added to the Mortgage File pursuant to this Agreement; provided that whenever the term "Custodian Mortgage File" is used to refer to documents actually received by the Custodian on the Trustee's behalf, such terms shall not be deemed to include such documents required to be included therein unless they are actually so received.

            "Customer" means a broker, dealer, bank, other financial institution or other Person for whom the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.

            "Cut-Off Date" means the end of business on August 1, 2007. The Cut-Off Date for any Mortgage Loan that has a Due Date on a date other than the first day of each month shall be the end of business on August 1, 2007 and Scheduled Payments due in August 2007 with respect to Mortgage Loans not having Due Dates on the first of each month have been deemed received on August 1, 2007, not the actual day on which such Scheduled Payments were due.

            "DC Hilton Mortgage Loan" means the Mortgage Loan identified as Hilton Washington DC in the Mortgage Loan Schedule.

            "DC Hilton Special Servicer" means Prudential Asset Resources, Inc., in its capacity as a Special Servicer for the DC Hilton Mortgage Loan and the related Serviced Companion Loans, or any successor DC Hilton Special Servicer as herein provided, including without limitation any successor DC Hilton Special Servicer appointed pursuant to Section 9.39.

            "DC Hilton Trust Assets" means the DC Hilton Mortgage Loan, any REO Properties acquired by the Trust with respect to the DC Hilton Mortgage Loan and any and all other related assets of the Trust.

            "Debt Service Coverage Ratio" means, with respect to any Mortgage Loan, as of any date of determination, the ratio of (1) the annual, year-end net cash flow of the related Mortgaged Property or Mortgaged Properties, determined as provided in the CMSA NOI Adjustment Worksheet based on the most recent annual, year-end operating statements provided by the Mortgagor (or if no annual, year-end operating statements have been provided, based on such information provided by the Mortgagor, including without limitation rent rolls and other unaudited financial information, as the applicable Master Servicer shall determine in accordance with the Servicing Standard) to (2) the annualized amount of debt service payable on that Mortgage Loan or, in the case of Mortgage Loans that are interest-only, where periodic payments are interest-only for a certain amount of time after origination after which date the Mortgage Loan amortizes principal for the remaining term of the Mortgage Loan, the annualized amount of debt service that will be payable under the Mortgage Loan after the beginning of the amortization term of the Mortgage Loan. With respect to a Serviced Loan Group, the annualized debt service amount in clause 2 above shall include the related Senior Mortgage Loan and the Serviced Companion Loans that are Pari Passu Loans but, unless otherwise noted, shall not include the Serviced Companion Loans that are Subordinate Loans.

            "Debt Service Reduction Amount" means, with respect to a Due Date and the related Determination Date, the amount of the reduction of the Scheduled Payment which a Mortgagor is obligated to pay on such Due Date with respect to a Mortgage Loan (or Serviced Loan Group, as applicable) as a result of any proceeding under bankruptcy law or any similar proceeding (other than a Deficient Valuation Amount); provided, however, that in the case of an amount that is deferred as a result of any such proceeding, but not forgiven, the amount of the reduction shall include only the net present value (calculated at the related Mortgage Rate) of the reduction.

            "Defaulted Mortgage Loan" means a Mortgage Loan (or Serviced Loan Group, as applicable) that is in default under the terms of the applicable Mortgage Loan documentation and for which any applicable grace period has expired and, with respect to a Serviced Loan Group, such default is unremedied by the exercise of a cure right under the related Co-Lender Agreement.

            "Defeasance Collateral" means, with respect to any Defeasance Loan, "government securities" as defined in Section 2(a)(16) of the Investment Company Act of 1940 required to be pledged in lieu of prepayment pursuant to the terms thereof.

            "Defeasance Loan" means any Mortgage Loan (or Serviced Loan Group, as applicable) which requires or permits the related Mortgagor (or permits the holder of such Mortgage Loan to require the related Mortgagor) to pledge Defeasance Collateral to such holder in lieu of prepayment.

            "Deficient Valuation" means, with respect to any Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group, as applicable), a valuation by a court of competent jurisdiction of the Mortgaged Property relating to such Mortgage Loan in an amount less than the then outstanding indebtedness under such Mortgage Loan (or Serviced Loan Group, as the case may be), which valuation results from a proceeding initiated under the United States Bankruptcy Code, as amended from time to time, and that reduces the amount the Mortgagor is required to pay under such Mortgage Loan (or Serviced Loan Group, as the case may be). With respect to the Mortgaged Properties securing the Non-Trust Serviced Loan Group, the pro rata portion of the valuation allocable to the Non-Trust Serviced Pari Passu Loan pursuant to the terms of the 2006-PWR14 Pooling and Servicing Agreement).

            "Deficient Valuation Amount" means, with respect to each Mortgage Loan (or Serviced Loan Group, as applicable), the amount by which the total amount due with respect to such Mortgage Loan (or Serviced Loan Group, as the case may be) (excluding interest not yet accrued), including the Principal Balance of such Mortgage Loan (or Serviced Loan Group, as the case may be) plus any accrued and unpaid interest thereon and any other amounts recoverable from the Mortgagor with respect thereto pursuant to the terms thereof, is reduced in connection with a Deficient Valuation; provided, however, that with respect to a Serviced Loan Group, the Deficient Valuation Amount allocable to the related Senior Mortgage Loan shall be determined pursuant to the related Co-Lender Agreement.

            "Definitive Certificates" means Certificates of any Class issued in definitive, fully registered, certificated form without interest coupons.

            "Deleted Mortgage Loan" means a Mortgage Loan which is repurchased from the Trust pursuant to the terms hereof or as to which one or more Qualifying Substitute Mortgage Loans are substituted.

            "Depositor" means Morgan Stanley Capital I Inc., a Delaware corporation, and its successors in interest.

            "Depository" has the meaning set forth in Section 3.7(a).

            "Depository Agreement" means the Blanket Letter of Representations dated the Closing Date between the Depositor and the Depository.

            "Determination Date" means, with respect to any Distribution Date and any of the Mortgage Loans (or Serviced Loan Groups, as applicable), the 7th day of the month in which such Distribution Date occurs or, if such day is not a Business Day, the immediately succeeding Business Day, commencing September 7, 2007.

            "Directing Holder" means, with respect to a Serviced Loan Group, the holder of the related Serviced Companion Loan that is designated pursuant to the terms of the related Co-Lender Agreement as the party who is entitled to direct, consult with or advise the applicable Master Servicer or the applicable Special Servicer, as applicable, regarding certain actions or inactions with respect to such Serviced Loan Group.

            "Directly Operate" means, with respect to any REO Property, the furnishing or rendering of services to the tenants thereof, the management of such REO Property, the holding of such REO Property primarily for sale to customers (other than a sale of an REO Property pursuant to and in accordance with Section 9.15) or the performance of any construction work thereon, in each case other than through an Independent Contractor; provided, however, that the Trustee (or the applicable Special Servicer on behalf of the Trustee) shall not be considered to Directly Operate an REO Property solely because the Trustee (or the applicable Special Servicer on behalf of the Trustee) establishes rental terms, chooses tenants, enters into or renews leases, deals with taxes and insurance, or makes decisions as to repairs, tenant improvements or capital expenditures with respect to such REO Property (including, without limitation, construction activity to effect repairs or in connection with leasing activity) or undertakes any ministerial action incidental thereto.

            "Discount Rate" means the rate which, when compounded monthly, is equivalent to the Treasury Rate when compounded semi-annually. The "Treasury Rate," unless otherwise set forth in the Mortgage Loan documents, is the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15--Selected Interest Rates under the heading "U.S. government securities/Treasury constant maturities" for the week ending prior to the date of the relevant principal prepayment, of U.S. Treasury constant maturities with a maturity date (one longer and one shorter) most nearly approximating the maturity date (or the Anticipated Repayment Date, if applicable) of the Mortgage Loan prepaid. If Release H.15 is no longer published, the applicable Master Servicer will select a comparable publication to determine the Treasury Rate.

            "Disqualified Organization" means any of (i) the United States, any State or any political subdivision thereof, or any agency or instrumentality of any of the foregoing (other than an instrumentality which is a corporation if all of its activities are subject to tax and, except for FHLMC, a majority of its board of directors is not selected by any such governmental unit), (ii) a foreign government, international organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers' cooperatives described in Section 521 of the Code) which is exempt from tax imposed by Chapter 1 of the Code (unless such organization is subject to the tax imposed by Section 511 of the Code on unrelated business taxable income), (iv) rural electric and telephone cooperatives described in Section 1381 of the Code, and (v) any other Person so designated by the Master Servicer based upon an Opinion of Counsel that the holding of an ownership interest in a Residual Certificate by such Person may cause any of the REMIC Pools, or any Person having an Ownership Interest in any Class of Certificates, other than such Person, to incur a liability for any federal tax imposed under the Code that would not otherwise be imposed but for the transfer of an ownership interest in a Residual Certificate to such Person. The terms "United States," "State" and "international organization" shall have the meanings set forth in Section 7701 of the Code or successor provisions.

            "Distributable Certificate Interest" means, with respect to any Distribution Date and any Class of Certificates or Interests, the sum of (A) Accrued Certificate Interest in respect of such Class or Interest, reduced (to not less than zero) by (i) any Net Aggregate Prepayment Interest Shortfalls for such Class of Certificates or Interests, allocated on such Distribution Date to such Class or Interest pursuant to Section 6.7, and (ii) Realized Losses allocated on such Distribution Date to reduce the Distributable Certificate Interest payable to such Class or Interest pursuant to Section 6.6, plus (B) the Unpaid Interest, plus (C) if the Aggregate Certificate Balance is reduced because of a diversion of principal in accordance with Section 5.2(a)(II)(iv), and there is a subsequent recovery of amounts as described in Section 6.6(c)(i), then interest at the applicable Pass-Through Rate that would have accrued and been distributable with respect to the amount by which the Aggregate Certificate Balance was so reduced, which interest shall accrue from the date that the related Realized Loss is allocated through the end of the Interest Accrual Period related to the Distribution Date on which such amounts are subsequently recovered.

            "Distribution Account" means the Distribution Account maintained by the Paying Agent on behalf of the Trustee, in accordance with the provisions of
Section 5.3, which account shall be an Eligible Account.

            "Distribution Date" means the fourth Business Day following the Determination Date, commencing September 13, 2007.

            "Due Date" means, with respect to a Mortgage Loan (or Serviced Loan Group, as applicable), the date on which a Scheduled Payment is first due without the application of grace periods.

            "Eligible Account" means an account (or accounts) that is any of the following: (i) maintained with a depository institution or trust company whose
(A) commercial paper, short-term unsecured debt obligations or other short-term deposits are rated at least "F-1" by Fitch and "A-1" by S&P, if the deposits are to be held in the account for 30 days or less, or (B) long term unsecured debt obligations are rated at least "AA-" (or "A" (without regard to any plus or minus) if the short-term unsecured debt obligation is rated at least "F-1") by Fitch and "AA-" (or "A" (without regard to any plus or minus), if the short-term unsecured debt obligations are rated at least "A-1") by S&P, if the deposits are to be held in the account more than 30 days, (ii) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company that, in either case, has trust powers, acting in its fiduciary capacity, provided that any state chartered depository institution or trust company is subject to regulation regarding fiduciary funds substantially similar to 12 C.F.R. Section 9.10(b),
(iii) an account or accounts of a depository institution acceptable to the Rating Agencies, as evidenced by Rating Agency Confirmation with respect to the use of any such account as a Certificate Account or the Distribution Account,
(iv) for so long as Prudential Asset Resources, Inc. is a Master Servicer, an account maintained with Prudential Trust Bank FSB, a wholly-owned subsidiary of Prudential Financial, Inc.; provided that written confirmation from S&P remains in effect (and the conditions thereunder are satisfied) confirming that maintaining accounts at Prudential Trust Bank FSB would not in and of itself result in the qualification, downgrade or withdrawal, as applicable, of the then-current rating assigned by S&P to any series of certificates issued in CMBS transactions for which Prudential Asset Resources, Inc. services as master servicer, or (v) any other account, the use of which would not, in and of itself, (A) cause a qualification, downgrade or withdrawal of any rating then assigned to any Class of Certificates by either Rating Agency and (B) be inconsistent with the requirements of FASB 140 or any other interpretations with respect thereto applicable to such accounts.

            "Eligible Investments" means any one or more of the following financial assets or other property:

            (i) direct obligations of, and obligations fully guaranteed as to timely payment of principal and interest by, the United States of America, FNMA, FHLMC or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; provided that any obligation of FNMA or FHLMC, other than an unsecured senior debt obligation of FNMA or FHLMC, shall be an Eligible Investment only if Rating Agency Confirmation is obtained with respect to such investment;

            (ii) demand or time deposits in, unsecured certificates of deposit of, money market deposit accounts of, or bankers' acceptances issued by, any depository institution or trust company (including the Trustee, the Master Servicers, the Special Servicers, the Paying Agent or any Affiliate of the Trustee, a Master Servicer, the Special Servicers or the Paying Agent, acting in its commercial capacity) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution or trust company are rated "F-1" by Fitch and "A-1" (without regard to any plus or minus) by S&P or the long-term unsecured debt obligations of such depository institution or trust company have been assigned a rating by each Rating Agency at least equal to "AA" by Fitch and "AA-" by S&P or its equivalent or, in each case, if not rated by a Rating Agency, then such Rating Agency has issued a Rating Agency Confirmation;

            (iii) repurchase agreements or obligations with respect to any security described in clause (i) above where such security has a remaining maturity of one year or less and where such repurchase obligation has been entered into with a depository institution or trust company (acting as principal) described in clause (ii) above and where such repurchase obligation will mature prior to the Business Day preceding the next date upon which, as described in this Agreement, such amounts are required to be withdrawn from a Certificate Account and which meets the minimum rating requirement for such entity described above (or for which Rating Agency Confirmation is obtained with respect to such ratings);

            (iv) debt obligations (other than stripped bonds or stripped coupons) bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof, which securities are rated at least "AA" or its equivalent by each Rating Agency, unless otherwise specified in writing by the Rating Agency; provided that securities issued by any particular corporation will not be Eligible Investments to the extent that investment therein will cause the then-outstanding principal amount of securities issued by such corporation and held in a Certificate Account to exceed 5% of the sum of the aggregate Certificate Principal Balance of the Principal Balance Certificates and the aggregate principal amount of all Eligible Investments in the Certificate Account;

            (v) commercial paper (including both non interest bearing discount obligations and interest bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) rated "F-1+" by Fitch and "A-1" (without regard to any plus or minus) by S&P (or for which Rating Agency Confirmation is obtained with respect to such ratings);

            (vi) units of investment funds (including money market funds) that are rated in the highest long term category by Fitch and "AAAm" by S&P (or if not rated by any such Rating Agency, then such Rating Agency has issued a Rating Agency Confirmation);

            (vii) guaranteed reinvestment agreements maturing within 365 days or less issued by any bank, insurance company or other corporation whose long term unsecured debt rating is not less than "AA" (or its equivalent) by Fitch and S&P, or for which Rating Agency Confirmation is obtained with respect to such ratings; provided that, with respect to S&P, such agreements state that funds may be withdrawn at par without penalty;

            (viii) any money market funds (including those managed or advised by the Trustee or the Paying Agent or any of their Affiliates) that maintain a constant asset value and that are rated "AAA" (or its equivalent) by Fitch (if so rated by Fitch) and "AAAm" or "AAAm G" (or its equivalent) by S&P, and any other demand, money market or time deposit, or any other obligation, security or investment, with respect to which Rating Agency Confirmation has been obtained; and

            (ix) such other investments bearing interest or sold at a discount, earning a return "in the nature of interest" within the meaning of Treasury Regulation Section 1.860G-2(g)(1)(i) (as evidenced by an Opinion of Counsel delivered to the Trustee and the Paying Agent by the applicable Master Servicer or the applicable Special Servicer at the applicable Master Servicer's or the applicable Special Servicer's expense), as are acceptable to the Rating Agencies (as evidenced by Rating Agency Confirmation) and treated as "permitted investments" that are "cash flow investments" under Section 860G(a)(5) of the Code;

provided (A) such investment is held for a temporary period pursuant to Section 1.860G-2(g)(i) of the Treasury Regulations, (B) such investment is payable by the obligor in U.S. dollars, and (C) that no such instrument shall be an Eligible Investment (1) if such instrument evidences either (a) a right to receive only interest payments or only principal payments with respect to the obligations underlying such instrument or (b) a right to receive both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, or (2) if it may be redeemed at a price below the purchase price or (3) if it is not treated as a "permitted investment" that is a "cash flow investment" under Section 860G(a)(5) of the Code; and provided, further, that any such instrument shall have a maturity date no later than the date such instrument is required to be used to satisfy the obligations under this Agreement, and, in any event, shall not have a maturity in excess of one year; any such instrument must have a predetermined fixed dollar of principal due at maturity that cannot vary or change; if rated, the obligation must not have an "r" highlighter affixed to its rating; interest on any variable rate instrument shall be tied to a single interest rate index plus a single fixed spread (if any) and move proportionally with that index; and provided, further, that no amount beneficially owned by any REMIC Pool (including any amounts collected by the Master Servicers but not yet deposited in the Certificate Accounts) may be invested in investments treated as equity interests for Federal income tax purposes. No Eligible Investments shall be purchased at a price in excess of par. For the purpose of this definition, units of investment funds (including money market funds) shall be deemed to mature daily.

            "Environmental Insurance Policy" shall mean, with respect to any Mortgage Loan or the related Mortgaged Property or REO Property, any insurance policy covering pollution conditions and/or other environmental conditions that is maintained from time to time in respect of such Mortgage Loan, Mortgaged Property or REO Property, as the case may be, for the benefit of, among others, the Trustee on behalf of the Certificateholders.

            "Environmental Laws" means any and all federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions, now or hereafter in effect, relating to health or the environment or to emissions, discharges or releases of chemical substances, including, without limitation, any and all pollutants, contaminants, petroleum or petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, urea-formaldehyde insulation, radon, industrial, toxic or hazardous substances or wastes, into the environment, including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, labeling, registration, treatment, storage, disposal, transport or handling of any of the foregoing substances or wastes or the clean-up or other remediation thereof.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Escrow Account" means an account established by or on behalf of the Master Servicer pursuant to Section 8.3(e).

            "Escrow Amount" means any amount payable with respect to a Mortgage Loan for taxes, assessments, water rates, Standard Hazard Insurance Policy premiums, ground lease payments, reserves for capital improvements, deferred maintenance, repairs, tenant improvements, leasing commissions, rental achievements, environmental matters and other reserves or comparable items.

            "Euroclear" means the Euroclear system.

            "Event of Default" has the meaning set forth in Section 8.28(b).

            "Excess Interest" means, with respect to an ARD Loan if such ARD Loan is not prepaid in full on or before its Anticipated Repayment Date, the excess, if any of (i) interest accrued at the rate of interest applicable to such Mortgage Loan after such Anticipated Repayment Date (plus any interest on such interest as may be provided for under the Mortgage Loan documents) over
(ii) interest accrued at the rate of interest applicable to such Mortgage Loan before such Anticipated Repayment Date. Excess Interest on an ARD Loan is an asset of the Trust, but shall not be an asset of any REMIC Pool formed hereunder.

            "Excess Interest Sub-account" means an administrative account deemed to be a sub-account of the Distribution Account, in accordance with the provisions of Section 5.3. The Excess Interest Sub-account shall not be an asset of any REMIC Pool formed hereunder.

            "Excess Liquidation Proceeds" means, with respect to any Mortgage Loan (or Serviced Loan Group, as applicable), the excess of (i) Liquidation Proceeds of a Mortgage Loan or Serviced Loan Group, as applicable, or related REO Property, over (ii) the amount that would have been received if a Principal Prepayment in full had been made with respect to such Mortgage Loan (or Serviced Loan Group, as the case may be) on the date such proceeds were received plus accrued and unpaid interest with respect to such Mortgage Loan and all expenses (including Additional Trust Expenses and Unliquidated Advances) with respect to such Mortgage Loan (or Serviced Loan Group, as the case may be).

            "Excess Servicing Fee" means, with respect to the Mortgage Loans for which an "excess servicing fee rate" is designated on the Mortgage Loan Schedule, the monthly fee payable to the parties set forth on Exhibit J hereto or their successors and assigns, as holders of excess servicing rights, which fee shall accrue on the Scheduled Principal Balance of each such Mortgage Loan immediately prior to the Due Date occurring in each month at the per annum rate (determined in the same manner as the applicable Mortgage Rate for such Mortgage Loan is determined for such month) specified on the Mortgage Loan Schedule (the "Excess Servicing Fee Rate"). Each holder of a right to receive Excess Servicing Fees is entitled to Excess Servicing Fees only with respect to the Mortgage Loans as indicated on Exhibit J hereto.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            "Exchange Certification" means an Exchange Certification substantially in the form set forth in Exhibit H hereto executed by a holder of an interest in a Regulation S Global Certificate or a Rule 144A IAI Global Certificate, as applicable.

            "Expense Loss" means a loss realized upon payment by the Trust of an Additional Trust Expense, and with respect to the Non-Trust Serviced Pari Passu Loan, without duplication, the pro rata portion of similar items to the Additional Trust Expenses, as such expenses are incurred by the trust formed pursuant to the 2006-PWR14 Pooling and Servicing Agreement or the parties thereto, to the extent allocable to the Non-Trust Serviced Pari Passu Loan.

            "Extension" has the meaning set forth in Section 9.15(a).

            "FASB 140" means the Financial Accounting Standards Board's Statement No. 140, entitled "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," issued in September 2002.

            "FDIC" means the Federal Deposit Insurance Corporation or any successor thereto.

            "FHLMC" means the Federal Home Loan Mortgage Corporation, or any successor thereto.

            "Final Certification" has the meaning set forth in Section 2.2.

            "Final Prospectus Supplement" has the meaning set forth in the Preliminary Statement hereto.

            "Final Rated Distribution Date" means, with respect to each rated Class of Certificates, the Distribution Date in June 2049.

            "Final Recovery Determination" means a determination with respect to: (i) any Mortgage Loan (or Serviced Loan Group, as applicable) other than a Specially Serviced Mortgage Loan), by the applicable Master Servicer in consultation with the applicable Special Servicer and (ii) with respect to any Specially Serviced Mortgage Loan (including a Mortgage Loan (or Serviced Loan Group, as the case may be) that became an REO Property) by the applicable Special Servicer, in each case, in its good faith discretion, consistent with the Servicing Standard, that all Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds, Purchase Proceeds and other payments or recoveries which the applicable Master Servicer or the applicable Special Servicer, as the case may be, expects to be finally recoverable on such Mortgage Loan (or Serviced Loan Group, as the case may be), without regard to any obligation of such Master Servicer or the Trustee, as the case may be, to make payments from its own funds pursuant to Article IV hereof, have been recovered. With respect to each Mortgage Loan that is cross-collateralized by Mortgaged Properties securing other Mortgage Loans, all of the Mortgaged Properties and other security must be considered in connection with any such Final Recovery Determination. The applicable Special Servicer shall be required to provide the applicable Master Servicer with prompt written notice of any Final Recovery Determination with respect to any Specially Serviced Mortgage Loan or REO Mortgage Loan upon making such determination. The applicable Master Servicer shall promptly notify the Trustee and the Paying Agent of such determination and the Paying Agent shall deliver a copy of such notice to each Rating Agency.

            "Final Scheduled Distribution Date" means, for each Class of rated Certificates, the Distribution Date on which such Class would be paid in full if payments were made on the Mortgage Loans in accordance with their terms, except that the ARD Loan is assumed to be repaid on its Anticipated Repayment Date.

            "Fitch" means Fitch, Inc. or its successor in interest.

            "FNMA" means the Federal National Mortgage Association, or any successor thereto.

            "Form 8-K Disclosure Information" has the meaning set forth in
Section 13.7.

            "General Special Servicer" means Centerline Servicing Inc. (f/k/a ARCap Servicing, Inc.), or any successor General Special Servicer as herein provided, including without limitation any successor General Special Servicer appointed pursuant to Section 9.39.

            "Global Certificate" means any Rule 144A IAI Global Certificate, Regulation S Temporary Global Certificate or Regulation S Permanent Global Certificate.

            "Grantor Trust Provisions" shall mean those provisions of the Code relating to grantor trusts, which appear in subpart E, Part I of subchapter J, and related provisions, and proposed, temporary and final Treasury regulations, including Treasury Regulations Section 301.7701-4(c)(2), and any published rulings, notice and announcements promulgated thereunder, as the foregoing may be in effect from time to time.

            "Holder" means the Person in whose name a Certificate is registered on the Certificate Register.

            "IAI Definitive Certificate" means, with respect to any Class of Certificates sold to Institutional Accredited Investors who are not Qualified Institutional Buyers, a Certificate in definitive, fully registered certificated form without interest coupons.

            "Independent" means, when used with respect to any Accountants, a Person who is "independent" within the meaning of Rule 2-01(B) of the Commission's Regulation S-X. Independent means, when used with respect to any other Person, a Person who (A) is in fact independent of another specified Person and any Affiliate of such other Person, (B) does not have any material direct or indirect financial interest in such other Person or any Affiliate of such other Person, (C) is not connected with such other Person or any Affiliate of such other Person as an officer, employee, promoter, underwriter, trustee, partner, director or Person performing similar functions and (D) is not a member of the immediate family of a Person defined in clause (B) or (C) above.

            "Independent Contractor" means, either (i) with respect to any Mortgage Loan (A) that is not a Specially Serviced Mortgage Loan, any Person designated by the applicable Master Servicer (other than any Master Servicer, but which may be an Affiliate of such Master Servicer), or (B) that is a Specially Serviced Mortgage Loan, any Person designated by the applicable Special Servicer that would be an "independent contractor" with respect to a REMIC Pool within the meaning of Section 856(d)(3) of the Code if such REMIC Pool were a real estate investment trust (except that the ownership test set forth in such Section shall be considered to be met by any Person that owns, directly or indirectly, 35% or more of the Aggregate Certificate Balance or Notional Amount, as the case may be, of any Class of the Certificates (other than the Residual Certificates), a Percentage Interest of 35% or more in the Residual Certificates or such other interest in any Class of the Certificates or of the applicable REMIC Pool as is set forth in an Opinion of Counsel, which shall be at no expense to the Trustee or the Trust) so long as such REMIC Pool does not receive or derive any income from such Person and provided that the relationship between such Person and such REMIC is at arm's length, all within the meaning of Treasury Regulations Section 1.856-4(b)(5), or (ii) any other Person (including a Master Servicer or a Special Servicer) upon receipt by the Trustee of an Opinion of Counsel, which shall be at the expense of the Person delivering such opinion to the Trustee, to the effect that the taking of any action in respect of any REO Property by such Person, subject to any conditions therein specified, that is otherwise herein contemplated to be taken by an Independent Contractor will not cause such REO Property to cease to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (determined without regard to the exception applicable for purposes of Section 860D(a) of the Code), or cause any income realized in respect of such REO Property to fail to qualify as Rents from Real Property.

            "Initial Certification" has the meaning set forth in Section 2.2.

            "Inspection Report" means a report substantially in the form of, and containing the information called for in, the downloadable form of the "Property Inspection Form" available on the CMSA Website.

            "Institutional Accredited Investor" means an institutional accredited investor qualifying pursuant to Rule 501(a)(1), (2), (3) or (7) of Regulation D of the 1933 Act.

            "Insurance Policies" means, collectively, any Standard Hazard Insurance Policy, flood insurance policy, title insurance policy, terrorism insurance policy or Environmental Insurance Policy relating to the Mortgage Loans or the Mortgaged Properties in effect as of the Closing Date or thereafter during the term of this Agreement.

            "Insurance Proceeds" means amounts paid by the insurer under any Insurance Policy (other than amounts required to be paid over to the Mortgagor (or used to restore the related Mortgaged Property) pursuant to law, the related Mortgage Loan (or Serviced Loan Group, as applicable) or the Servicing Standard). With respect to the Mortgaged Property securing a Serviced Loan Group, only the portion of such amounts payable to the holder of the related Senior Mortgage Loan shall be included in Insurance Proceeds. With respect to a mortgaged property securing the Non-Trust Serviced Loan Group, the Insurance Proceeds will include only the portion of such net proceeds that is payable to the holder of the Non-Trust Serviced Pari Passu Loan pursuant to the 2006-PWR14 Pooling and Servicing Agreement.

            "Insured Environmental Event" has the meaning set forth in Section 9.1(f).

            "Interest" means a REMIC I Regular Interest, RCE Loan REMIC Regular Interest or REMIC II Regular Interest, as applicable.

            "Interest Accrual Period" means, with respect to each Distribution Date, for each Class of REMIC Regular Certificates, the calendar month immediately preceding the month in which such Distribution Date occurs.

            "Interest Reserve Account" means that Interest Reserve Account maintained by the Paying Agent pursuant to Section 5.1(a), which account shall be an Eligible Account.

            "Interest Reserve Amount" has the meaning set forth in Section
5.1(d).

            "Interest Reserve Loans" shall mean the Mortgage Loans which bear interest other than on the basis of a 360-day year consisting of twelve 30-day months.

            "Interested Person" means, as of any date of determination, the Master Servicers, the Special Servicers, the Depositor, the holder of any related Junior Indebtedness (with respect to any particular Mortgage Loan), a holder of 50% or more of the Controlling Class, the Operating Adviser, any Independent Contractor engaged by a Master Servicer or a Special Servicer pursuant to this Agreement, or any Person actually known to a Responsible Officer of the Trustee to be an Affiliate of any of them.

            "Investment Income" means income and gain realized on the investment of funds deposited in the Certificate Account.

            "Investor-Based Exemption" means any of Prohibited Transaction Class Exemption ("PTCE") 84-14 (for transactions by independent "qualified professional asset managers"), PTCE 90-1 (for transactions by insurance company pooled separate accounts), PTCE 91-38 (for transactions by bank collective investment funds), PTCE 95-60 (for transactions by insurance company general accounts) or PTCE 96-23 (for transactions effected by "in-house asset managers"), or any comparable exemption available under Similar Laws.

            "Junior Indebtedness" means any indebtedness of any Mortgagor that is secured by a lien that is junior in right of payment to the lien of the Mortgage securing the related Mortgage Note.

            "Late Collections" means, with respect to any Mortgage Loan (or Serviced Loan Group, as applicable), all amounts received during any Collection Period, whether as late payments or as Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, Purchase Proceeds or otherwise, that represent payments or collections of Scheduled Payments due but delinquent for a previous Collection Period and not previously recovered.

            "Late Fees" means a fee that is, unless otherwise provided in the related Co-Lender Agreement, payable to the applicable Master Servicer or the applicable Special Servicer, as the case may be, to the extent actually collected from the Mortgagor as provided in the related Mortgage Loan (or Serviced Loan Group, as applicable) in connection with a late payment made by such Mortgagor.

            "Liquidation Event" means, with respect to any Mortgage Loan (or Serviced Loan Group), any of the following events: (i) such Mortgage Loan (or Serviced Loan Group) is paid in full, (ii) a Final Recovery Determination is made with respect to such Mortgage Loan (or Serviced Loan Group), or (iii) such Mortgage Loan (or Serviced Loan Group) is otherwise liquidated, sold, disposed or repurchased pursuant to the terms of this Agreement.

            "Liquidation Expenses" means reasonable and direct expenses incurred by the applicable Special Servicer on behalf of the Trust in connection with the liquidation of any Specially Serviced Mortgage Loan or REO Property acquired in respect thereof including, without limitation, reasonable legal fees and expenses, appraisal fees, committee or referee fees, property manager fees, and, if applicable, brokerage commissions and conveyance taxes for such Specially Serviced Mortgage Loan. All Liquidation Expenses relating to disposition of the Specially Serviced Mortgage Loan shall be (i) paid out of income from the related REO Property, to the extent available, (ii) paid out of related proceeds from liquidation or (iii) advanced by the applicable Master Servicer or the applicable Special Servicer, subject to Section 4.4 and Section 4.6(d) hereof, as a Servicing Advance.

            "Liquidation Fee" means a fee equal to the product of (x) 1.00% and
(y) the Liquidation Proceeds received in connection with full or partial liquidation of a Specially Serviced Mortgage Loan or related REO Property and any Condemnation Proceeds or Insurance Proceeds received by the Trust (other than Liquidation Proceeds received in connection with the Non-Trust Serviced Pari Passu Loan, except as set forth in Section 2.3(a) hereof); provided, however, that (A) in the case of a final disposition consisting of the repurchase of a Mortgage Loan or REO Property by a Seller pursuant to Section 2.3, such fee will only be paid by such Seller and due to the applicable Special Servicer if repurchased after the date that is 180 days or more after the applicable Seller receives notice of the breach or defect causing the repurchase; or (B) in the case of a repurchase of a Mortgage Loan by the holder of a related Serviced Companion Loan or a related mezzanine lender, such fee will only be due to the applicable Special Servicer as provided for in the related Co-Lender Agreement (and if permitted in the related Co-Lender Agreement) or, if not provided therein, if repurchased more than 60 days after a Master Servicer, a Special Servicer, the Paying Agent or the Trustee receives notice of the default causing the repurchase. For the avoidance of doubt, there shall be no Liquidation Fee payable for the repurchase of the Regal Cinema Eagan Loan made by the related Seller pursuant to Section 2.3(f) in connection with the defeasance of such Mortgage Loan on or prior to the second anniversary of the Closing Date.

            "Liquidation Proceeds" means (i) with respect to the sale or liquidation of a Mortgage Loan (or Serviced Loan Group, as applicable) or related REO Property (other than pursuant to Section 2.3), the proceeds of such sale or liquidation net of Liquidation Expenses (to the extent not otherwise paid pursuant to Section 4.6(c)) (and with respect to the sale or liquidation of any REO Property related to the Non-Trust Serviced Loan Group, any portion of such amounts allocable to the Non-Trust Serviced Pari Passu Loan) and (ii) with respect to the repurchase of a Mortgage Loan or an REO Mortgage Loan pursuant to
Section 2.3, the Purchase Price of such Mortgage Loan or REO Mortgage Loan (or such allocable portion) at the time of such repurchase. With respect to the Mortgaged Property securing a Serviced Loan Group, only the portion of such amounts payable to the holder of the related Senior Mortgage Loan shall be included in Liquidation Proceeds. With respect to the Non-Trust Serviced Loan Group, the Liquidation Proceeds will include only the portion of such net proceeds that is payable to the holder of the Non-Trust Serviced Pari Passu Loan pursuant to the 2006-PWR14 Pooling and Servicing Agreement.

            "Liquidation Realized Loss" means, with respect to each Mortgage Loan or REO Property, as the case may be, as to which a Cash Liquidation or REO Disposition has occurred, an amount equal to the sum, without duplication, of
(A) the Principal Balance of the Mortgage Loan (or deemed Principal Balance, in the case of an REO Mortgage Loan) as of the date of the Cash Liquidation or REO Disposition (adjusted in accordance with Section 6.6(c)(i)), plus (B) unpaid interest and interest accrued thereon at the applicable Mortgage Rate (including interest accrued and unpaid on the portion of the Principal Balance added in accordance with Section 6.6(c)(i), which interest shall accrue from the date of the reduction in the Principal Balance resulting from the allocation of a Realized Loss incurred pursuant to Section 6.6(b)(i)), plus (C) any expenses (including Additional Trust Expenses) incurred in connection with such Mortgage Loan that are payable or reimbursable to any Person, other than amounts previously treated as Expense Losses or included in the definition of Liquidation Expenses minus the sum of (i) REO Income allocated as recoveries of principal or interest on the related Mortgage Loan, and (ii) with respect to any Mortgage Loan, Liquidation Proceeds, Late Collections and all other amounts received from the related Mortgagor and received during the Collection Period in which such Cash Liquidation or REO Disposition occurred (and, with respect to a Serviced Loan Group, which are not required under the related Co-Lender Agreement to be paid or reimbursable to the holders of the related Serviced Companion Loans). REO Income and Liquidation Proceeds shall be applied first against any Expense Losses (to the extent not included in the definition of Liquidation Expenses) for such Mortgage Loan, the unpaid interest on the Mortgage Loan, calculated as described in clause (B) above, and then against the Principal Balance of such Mortgage Loan, calculated as described in clause (A) above in accordance with Section 1.2(b) hereof.

            "Loan Group" means either Loan Group 1 or Loan Group 2, as the case may be.

            "Loan Group 1" means all of the Mortgage Loans that are Loan Group 1 Mortgage Loans and any successor REO Mortgage Loans with respect thereto.

            "Loan Group 1 Mortgage Loan" means any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 1.

            "Loan Group 1 Principal Distribution Amount" means, for any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to Mortgage Loans included in Loan Group 1.

            "Loan Group 2" means all of the Mortgage Loans that are Loan Group 2 Mortgage Loans and any successor REO Mortgage Loans with respect thereto.

            "Loan Group 2 Mortgage Loan" means any Mortgage Loan identified on the Mortgage Loan Schedule as belonging to Loan Group 2.

            "Loan Group 2 Principal Distribution Amount" means, for any Distribution Date, that portion, if any, of the Principal Distribution Amount attributable to Mortgage Loans included in Loan Group 2.

            "Loan Group Principal Distribution Amount" means the Loan Group 1 Principal Distribution Amount or the Loan Group 2 Principal Distribution Amount, as applicable.

            "Loan-to-Value Ratio" means, as of any date with respect to a Mortgage Loan, the fraction, expressed as a percentage, the numerator of which is the Principal Balance of such Mortgage Loan at the date of determination and the denominator of which is the Appraised Value of the Mortgaged Property as shown on the most recent Appraisal or valuation of the Mortgaged Property which is available as of such date. With respect to a Serviced Loan Group, the numerator of the Loan-to-Value Ratio shall include the related Senior Mortgage Loan and the Serviced Companion Loans that are Pari Passu Loans but, unless otherwise noted, shall not include the Serviced Companion Loans that are Subordinate Loans.

            "Lock-Box Account" has the meaning set forth in Section 8.3(g).

            "Lock-Box Agreement" means, with respect to any Mortgage Loan, any lock-box agreement relating to such Mortgage Loan among the related Mortgagor, a depositary institution and the Master Servicer (or a Primary Servicer or Sub Servicer on its behalf) pursuant to which a Lock-Box Account is created.

            "Losses" has the meaning set forth in Section 12.4.

            "MAI" means Member of the Appraisal Institute.

            "Master Servicer" means: (a) with respect to any Mortgage Loan other than the Prudential Loans, any REO Property acquired by the Trust with respect to such Mortgage Loan and any matters relating to the foregoing, the Capmark Master Servicer; and (b) with respect to any Prudential Loan, any REO Property acquired by the Trust with respect to a Prudential Loan and any matters relating to the foregoing, the Prudential Master Servicer.

            "Master Servicer Remittance Date" means, for each Distribution Date, the Business Day immediately preceding such Distribution Date.

            "Master Servicing Fee" means for each calendar month, as to each Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan, as to which there is no Master Servicing Fee payable to the Master Servicers) and Serviced Companion Loan, an amount equal to the Master Servicing Fee Rate applicable to such month (determined in the same manner (other than the rate of accrual) as the applicable Mortgage Rate is determined for such Mortgage Loan or Serviced Companion Loan, as the case may be, for such month) multiplied by the Scheduled Principal Balance of such Mortgage Loan or Serviced Companion Loan, as the case may be, immediately before the Due Date occurring in such month, subject to reduction in respect of Compensating Interest, as set forth in Section 8.10(c). For the avoidance of doubt, Master Servicing Fees are in addition to Primary Servicing Fees.

            "Master Servicing Fee Rate" means, (i) with respect to each Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan), the rate per annum specified as such on the Mortgage Loan Schedule, and (ii) with respect to each Serviced Companion Loan in the other Serviced Loan Groups, 0.01% per annum. With respect to the Non-Trust Serviced Pari Passu Loan, no Master Servicing Fee Rate is charged by the Master Servicers, but the Pari Passu Loan Servicing Fee Rate is charged pursuant to the 2006-PWR14 Pooling and Servicing Agreement.

            "Material Breach" has the meaning set forth in Section 2.3(a).

            "Material Document Defect" has the meaning set forth in Section 2.3(a).

            "Maturity Date" means, with respect to any Mortgage Loan (or Serviced Loan Group, as applicable), as of any date of determination, the date on which the last payment of principal is due and payable thereunder, after taking into account all Principal Prepayments received and any Deficient Valuation, Debt Service Reduction Amount or modification of the Mortgage Loan (or Serviced Loan Group, as the case may be) occurring prior to such date of determination, but without giving effect to (i) any acceleration of the principal of such Mortgage Loan (or Serviced Loan Group, as the case may be) or
(ii) any grace period permitted by such Mortgage Loan (or Serviced Loan Group, as the case may be).

            "MERS" means Mortgage Electronic Registration Systems, Inc.

            "Modification Fee" means a fee, if any, collected in connection with the modification of a Mortgage Loan (or Serviced Loan Group, as applicable).

            "Modification Loss" means, with respect to each Mortgage Loan (or Serviced Loan Group, as applicable) (i) a decrease in the Principal Balance of such Mortgage Loan, as a result of a modification thereof in accordance with the terms hereof, (ii) any expenses connected with such modification, to the extent
(x) reimbursable to the Trustee, the applicable Special Servicer or the applicable Master Servicer and (y) not recovered from the Mortgagor or (iii) in the case of a modification of such Mortgage Loan that reduces the Mortgage Rate thereof, the excess, on each Due Date, of the amount of interest that would have accrued at a rate equal to the original Mortgage Rate, over interest that actually accrued on such Mortgage Loan (or Serviced Loan Group, as the case may be) during the preceding Collection Period.

            "Money Term" means, with respect to any Mortgage Loan (or Serviced Loan Group, as applicable), the Maturity Date, Mortgage Rate, Principal Balance, amortization term or payment frequency thereof, or the amount of the scheduled payment thereof, or any provision thereof requiring the payment of a prepayment premium, yield maintenance payment or percentage premium in connection with a principal prepayment (and shall not include late fees or default interest provisions).

            "Monthly Certificateholders Report" means a report provided pursuant to Section 5.4 by the Paying Agent monthly as of the related Determination Date generally in the form and substance of Exhibit M, which sets forth, to the extent applicable: (i) the date of such Distribution Date and of the Record Date, Interest Accrual Period and Determination Date for such Distribution Date;
(ii) the Available Distribution Amount for the Distribution Date, and any other cash flows received on the Mortgage Loans and applied to pay fees and expenses (including the components of the Available Distribution Amount or such other cash flows); (iii) the aggregate amount of servicing fees, Special Servicing Fees, other special servicing compensation and Trustee Fees paid to the Master Servicers, the Special Servicers, the Paying Agent and the Trustee, as applicable, with respect to the Mortgage Pool and with respect to each Loan Group and, with respect to the Non-Trust Serviced Pari Passu Loan and only to the extent that such information is provided to the Trustee by another party, the fees paid to the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer; (iv) the amount of other fees and expenses accrued and paid from the Trust Fund, including without limitation Advance reimbursement and interest on Advances, and specifying the purpose of such fees or expenses and the party receiving payment of those amounts, if applicable; (v) the amount, if any, of such distributions to the holders of each Class of Principal Balance Certificates applied to reduce the respective Certificate Balances thereof; (vi) the amount of such distribution to holders of each Class of Certificates allocable to (A) interest accrued (including Excess Interest) at the respective Pass-Through Rates, less any Net Aggregate Prepayment Interest Shortfalls and
(B) Prepayment Premiums or Yield Maintenance Charges; (vii) the amount of any shortfall in principal distributions and any shortfall in interest distributions to each applicable Class of Certificates; (viii) the amount of excess cash flow, if any distributed to the holder of the Residual Certificates; (ix) the Weighted Average REMIC Net Mortgage Rate (and interest rates by distributional groups or ranges) of the Mortgage Loans as of the related Determination Date; (x) the number of outstanding Mortgage Loans and the aggregate Principal Balance and Scheduled Principal Balance of the Mortgage Loans at the close of business on such Determination Date, with respect to the Mortgage Pool and with respect to each Loan Group; (xi) the number and aggregate Scheduled Principal Balance of Mortgage Loans, with respect to the Mortgage Pool and with respect to each Loan Group (A) delinquent 30-59 days, (B) delinquent 60-89 days, (C) delinquent 90 or more days, (D) as to which foreclosure proceedings have been commenced, or (E) as to which bankruptcy proceedings have been commenced; (xii) the number and related Principal Balances of any Mortgage Loans modified, extended or waived on a loan-by-loan basis since the previous Determination Date (including a description of any modifications, extensions or waivers to mortgage loan terms, fees, penalties or payments during the distribution period as provided to the Paying Agent); (xiii) with respect to any REO Property included in the Trust, the Principal Balance of the related Mortgage Loan as of the date of acquisition of the REO Property and the Scheduled Principal Balance thereof; (xiv) as of the related Determination Date (A) as to any REO Property sold during the related Collection Period, the date of the related determination by the applicable Special Servicer that it has recovered all payments which it expects to be finally recoverable and the amount of the proceeds of such sale deposited into the Certificate Account, and (B) the aggregate amount of other revenues collected by each Special Servicer with respect to each REO Property during the related Collection Period and credited to the Certificate Account, in each case identifying such REO Property by the loan number of the related Mortgage Loan;
(xv) the Aggregate Certificate Balance or Notional Amount, as the case may be, of each Class of Certificates before and after giving effect to the distribution made on such Distribution Date; (xvi) the aggregate amount of Principal Prepayments made during the related Collection Period with respect to the Mortgage Pool and with respect to each Loan Group; (xvii) the Pass-Through Rate applicable to each Class of Certificates for such Distribution Date; (xviii) the amount of Unpaid Interest, Realized Losses or Expense Losses, if any, incurred with respect to the Mortgage Loans, including a breakout by type of such Realized Losses or Expense Losses, with respect to the Mortgage Pool and with respect to each Loan Group; (xix) the aggregate amount of Servicing Advances and P&I Advances outstanding separately stated that have been made by the applicable Master Servicer, the applicable Special Servicer and the Trustee, with respect to the Mortgage Pool and with respect to each Loan Group and the aggregate amount of servicing advances made by the 2006-PWR14 Master Servicer in respect of the Non-Trust Serviced Loan Group (to the extent such information has been provided to the Paying Agent or the Trustee by a third party); (xx) the amount of any Appraisal Reductions effected during the related Collection Period on a loan-by-loan basis and the total Appraisal Reductions in effect as of such Distribution Date, with respect to the Mortgage Pool and with respect to each Loan Group (and in the case of the Non-Trust Serviced Pari Passu Loan, the amount of any appraisal reductions effected under the 2006-PWR14 Pooling and Servicing Agreement to the extent such information has been provided to the Paying Agent or the Trustee by a third party); (xxi) any Material Breaches of Mortgage Loan representations and warranties of which the Trustee, any Master Servicer or any Special Servicer has received written notice; (xxii) material breaches of any covenants under this Agreement of which the Trustee, any Master Servicer or any Special Servicer has received written notice; (xxiii) if applicable to any transaction, information regarding any tests used for determining early amortization, liquidation or other performance trigger and whether the trigger was met; and (xxiv) as determined and/or approved by the Depositor, any other information necessary to satisfy the requirements of Item 1121(a) of Regulation AB that can, in the Paying Agent's reasonable judgment, be included on the Monthly Certificateholders Report without undue difficulty. In the case of information furnished pursuant to subclauses (v), (vi) and (xv) above, the amounts shall be expressed in the aggregate and as a dollar amount per $1,000 of original principal amount of the Certificates for all Certificates of each applicable Class.

            "Moody's" means Moody's Investors Services, Inc.

            "Mortgage" means the mortgage, deed of trust or other instrument securing a Mortgage Note.

            "Mortgage File" means the mortgage documents listed below:

            (i) the original Mortgage Note bearing all intervening endorsements, endorsed by an allonge attached thereto or endorsed in blank or endorsed "Pay to the order of Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, without recourse, representation or warranty" or if the original Mortgage Note is not included therein, then a lost note affidavit and indemnity with a copy of the Mortgage Note attached thereto;

            (ii) the original Mortgage, with evidence of recording thereon, and, if the Mortgage was executed pursuant to a power of attorney, a certified true copy of the power of attorney certified by the public recorder's office, with evidence of recording thereon (if recording is customary in the jurisdiction in which such power of attorney was executed) or certified by a title insurance company or escrow company to be a true copy thereof; provided that if such original Mortgage cannot be delivered with evidence of recording thereon on or prior to the 90th day following the Closing Date because of a delay caused by the public recording office where such original Mortgage has been delivered for recordation or because such original Mortgage has been lost, the Depositor shall deliver or cause to be delivered to the Custodian on behalf of the Trustee a true and correct copy of such Mortgage, together with (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the applicable Seller stating that such original Mortgage has been sent to the appropriate public recording official for recordation or (B) in the case of an original Mortgage that has been lost after recordation, a certification by the appropriate county recording office where such Mortgage is recorded that such copy is a true and complete copy of the original recorded Mortgage;

            (iii) the originals of all agreements modifying a Money Term or other material modification, consolidation and extension agreements, if any, with, if applicable, evidence of recording thereon (which are reflected in the Mortgage Loan Schedule), or if such original modification, consolidation and extension agreements have been delivered to the appropriate recording office for recordation and either have not yet been returned on or prior to the 90th day following the Closing Date with evidence of recordation thereon or have been lost after recordation, true copies of such modifications, consolidations and extensions certified by the applicable Seller together with (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the applicable Seller stating that such original modification, consolidation or extension agreement has been dispatched or sent to the appropriate public recording official for recordation or (B) in the case of an original modification, consolidation or extension agreement that has been lost after recordation, a certification by the appropriate county recording office where such document is recorded that such copy is a true and complete copy of the original recorded modification, consolidation or extension agreement, and the originals of all assumption agreements, if any;

            (iv) an original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for recording information not yet available if the instrument being recorded has not been returned from the applicable recording office), signed by the holder of record in blank or in favor of "Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15" (or, in the case of the Non-Trust Serviced Pari Passu Loan, in favor of the 2006-PWR14 Trustee pursuant to the 2006-PWR14 Pooling and Servicing Agreement); provided that, if the related Mortgage has been recorded in the name of MERS or its designee, no related Assignment of Mortgage in favor of the Trustee will be required to be recorded or delivered and instead, the applicable Seller pursuant to the applicable Mortgage Loan Purchase Agreement shall take all actions as are necessary to cause the Trustee, on behalf of the Certificateholders, to be shown as, and shall deliver evidence of any such transfers to the Master Servicers and the Special Servicers, and the Custodian on behalf of the Trustee shall take all actions necessary to confirm that it is shown as, the owner of the related Mortgage on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS;

            (v) originals of all intervening assignments of Mortgage, if any, with evidence of recording thereon or, if such original assignments of Mortgage have been delivered to the appropriate recorder's office for recordation, certified true copies of such assignments of Mortgage certified by the applicable Seller, or in the case of an original blanket intervening assignment of Mortgage retained by the applicable Seller, a copy thereof certified by the applicable Seller or, if any original intervening assignment of Mortgage has not yet been returned on or prior to the 90th day following the Closing Date from the applicable recording office or has been lost, a true and correct copy thereof, together with
      (A) in the case of a delay caused by the public recording office, an Officer's Certificate of the applicable Seller stating that such original intervening assignment of Mortgage has been sent to the appropriate public recording official for recordation or (B) in the case of an original intervening assignment of Mortgage that has been lost after recordation, a certification by the appropriate county recording office where such assignment is recorded that such copy is a true and complete copy of the original recorded intervening assignment of Mortgage;

            (vi) if the related Assignment of Leases is separate from the Mortgage, the original of such Assignment of Leases with evidence of recording thereon or certified by a title insurance company or escrow company to be a true copy thereof; provided that or, if such Assignment of Leases has not been returned on or prior to the 90th day following the Closing Date because of a delay caused by the applicable public recording office where such Assignment of Leases has been delivered for recordation or because such original Assignment of Leases has been lost, the Seller shall deliver or cause to be delivered to the Trustee a true and correct copy of such Assignment of Leases submitted for recording, together with,
      (A) in the case of a delay caused by the public recording office, an Officer's Certificate (as defined below) of the Seller stating that such Assignment of Leases has been sent to the appropriate public recording official for recordation or (B) in the case of an original Assignment of Leases that has been lost after recordation, a certification by the appropriate county recording office where such Assignment of Leases is recorded that such copy is a true and complete copy of the original recorded Assignment of Leases, in each case together with an original assignment of such Assignment of Leases, in recordable form (except for recording information not yet available if the instrument being recorded has not been returned from the applicable recording office), signed by the holder of record in blank or in favor of "Wells Fargo Bank, National Association, as Trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15," which assignment may be effected in the related Assignment of Mortgage (or, in the case of the Non-Trust Serviced Pari Passu Loan, in favor of the 2006-PWR14 Trustee pursuant to the 2006-PWR14 Pooling and Servicing Agreement); provided that, if the related Assignment of Leases has been recorded in the name of MERS or its designee, no Assignment of Leases or assignment of Assignment of Leases in favor of the Trustee will be required to be recorded or delivered and instead, the applicable Seller pursuant to the applicable Mortgage Loan Purchase Agreement shall take all actions as are necessary to cause the Trustee, on behalf of the Certificateholders, to be shown as, and shall deliver evidence of any such transfers to the Master Servicers and the Special Servicers, and the Custodian on behalf of the Trustee shall take all actions necessary to confirm that it is shown as, the owner of the related Assignment of Leases on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS;

            (vii) the original or a copy of each guaranty, if any, constituting additional security for the repayment of such Mortgage Loan;

            (viii) the original Title Insurance Policy, or in the event such original Title Insurance Policy has not been issued, a binder, actual "marked-up" title commitment, pro forma policy, or an agreement to provide any of the foregoing pursuant to binding escrow instructions executed by the title company or its authorized agent, with the original Title Insurance Policy to follow within 180 days of the Closing Date, or a copy of any of the foregoing certified by the title company with the original Title Insurance Policy to follow within 180 days of the Closing Date, or a preliminary title report with the original Title Insurance Policy to follow within 180 days of the Closing Date;

            (ix) (A) Copies of UCC financing statements (together with all assignments thereof) filed in connection with a Mortgage Loan and (B) UCC-2 or UCC-3 financing statements assigning such UCC financing statements to the Trustee (or, in the case of the Non-Trust Serviced Pari Passu Loan, to the 2006-PWR14 Trustee) executed and delivered in connection with the Mortgage Loan; provided that, if the related Mortgage Loan has been recorded in the name of MERS or its designee, no UCC, UCC-2 or UCC-3 financing statement in favor of the Trustee will be required to be recorded or delivered and instead, the applicable Seller pursuant to the applicable Mortgage Loan Purchase Agreement shall take all actions as are necessary to cause the Trustee, on behalf of the Certificateholders, to be shown as, and shall deliver evidence of any such transfers to the Master Servicers and the Special Servicers, and the Custodian on behalf of the Trustee shall take all actions necessary to confirm that the Trustee is shown as, the secured party on the related UCC financing statements on the records of MERS for purposes of the system of recording transfers of beneficial ownership of mortgages maintained by MERS;

            (x) copies of the related ground lease(s), if any, related to any Mortgage Loan where the Mortgagor is the lessee under such ground lease and there is a lien in favor of the mortgagee in such lease;

            (xi) copies of any loan agreements, lock-box agreements and intercreditor agreements, if any, related to any Mortgage Loan (including, without limitation, the Co-Lender Agreement);

            (xii) either (A) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan (other than letters of credit representing tenant security deposits which have been collaterally assigned to the lender), which shall be assigned to the Trustee (and delivered to the Custodian on behalf of the Trustee) on behalf of the Trust with a copy to be held by the Primary Servicer (or the Master Servicer), and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan, this Agreement and the applicable Primary Servicing Agreement or, (B) the original of each letter of credit, if any, constituting additional collateral for such Mortgage Loan (other than letters of credit representing tenant security deposits which have been collaterally assigned to the lender), which shall be held by the applicable Primary Servicer (or the applicable Master Servicer) on behalf of the Trustee and applied, drawn, reduced or released in accordance with documents evidencing or securing the applicable Mortgage Loan, this Agreement and the applicable Primary Servicing Agreement (it being understood that each Seller has agreed (a) that the proceeds of such letter of credit belong to the Trust, (b) to notify, on or before the Closing Date, the bank issuing the letter of credit that the letter of credit and the proceeds thereof belong to the Trust, and to use reasonable efforts to obtain within 30 days (but in any event to obtain within 90 days) following the Closing Date, an acknowledgement thereof by the bank (with a copy of such acknowledgement to be sent to the Custodian on behalf of the Trustee) or a reissued letter of credit and (c) to indemnify the Trust for any liabilities, charges, costs, fees or other expenses accruing from the failure of the Seller to assign the letter of credit hereunder). In the case of clause (B) above, each Primary Servicer (and the applicable Master Servicer) acknowledges that any letter of credit held by it shall be held in its capacity as agent of the Trust, and if a Primary Servicer or a Master Servicer, as applicable, sells its rights to service the applicable Mortgage Loan, the applicable Primary Servicer or a Master Servicer, as applicable, will assign the applicable letter of credit to the Trust or at the direction of the applicable Special Servicer to such party as such Special Servicer may instruct, in each case, at the expense of the Primary Servicer or a Master Servicer, as applicable. The Primary Servicer (or the applicable Master Servicer) shall indemnify the Trust for any loss caused by the ineffectiveness of such assignment;

            (xiii) the original or a copy of the environmental indemnity agreement, if any, related to any Mortgage Loan;

            (xiv) copies of third-party management agreements, if any, for all hotels and for such other Mortgaged Properties securing Mortgage Loans with a Cut-Off Date Principal Balance equal to or greater than $20,000,000;

            (xv) the original of any Environmental Insurance Policy or if the original is held by the related borrower, a copy thereof;

            (xvi) a copy of any affidavit and indemnification agreement in favor of the lender;

            (xvii) with respect to hospitality properties, a copy of any franchise agreement, franchise comfort letter and applicable assignment or transfer documents; and

            (xviii) with respect to the Non-Trust Serviced Pari Passu Loan, a copy of the 2006-PWR14 Pooling and Servicing Agreement.

            With respect to the Non-Trust Serviced Pari Passu Loan, the preceding document delivery requirements will be met by the delivery by the Depositor of copies of the documents specified above (other than the Mortgage Note (and all intervening endorsements) evidencing the Non-Trust Serviced Pari Passu Loan, with respect to which the originals shall be required), including a copy of the related Mortgage.

            "Mortgage Loan" means a Mortgage Note secured by a Mortgage, and all amendments and modifications thereof, identified on the Mortgage Loan Schedule, as amended from time to time, and conveyed, transferred, sold, assigned to or deposited with the Trustee pursuant to Section 2.1 or Section 2.3. Mortgage Loan shall also include any Defeasance Loan, any REO Mortgage Loan and for the avoidance of doubt, each Senior Mortgage Loan of a Serviced Loan Group (but not any Serviced Companion Loan), unless the context requires otherwise.

            "Mortgage Loan Purchase Agreement" means Mortgage Loan Purchase Agreement I, Mortgage Loan Purchase Agreement II, Mortgage Loan Purchase Agreement III, Mortgage Loan Purchase Agreement IV and Mortgage Loan Purchase Agreement V, as the case may be.

            "Mortgage Loan Purchase Agreement I" means that certain Mortgage Loan Purchase Agreement between Prudential and the Depositor dated as of August 1, 2007 with respect to the Prudential Loans, a form of which is attached hereto as Exhibit K-1.

            "Mortgage Loan Purchase Agreement II" means that certain Mortgage Loan Purchase Agreement between MSMCH and the Depositor dated as of August 1, 2007 with respect to the MSMCH Loans, a form of which is attached hereto as Exhibit K-2.

            "Mortgage Loan Purchase Agreement III" means that certain Mortgage Loan Purchase Agreement between PCFII and the Depositor dated as of August 1, 2007 with respect to the PCFII Loans, a form of which is attached hereto as Exhibit K-3.

            "Mortgage Loan Purchase Agreement IV" means that certain Mortgage Loan Purchase Agreement between RBC and the Depositor dated as of August 1, 2007 with respect to the RBC Loans, a form of which is attached hereto as Exhibit K-4.

            "Mortgage Loan Purchase Agreement V" means that certain Mortgage Loan Purchase Agreement between NatCity and the Depositor dated as of August 1, 2007 with respect to the NatCity Loans, a form of which is attached hereto as Exhibit K-5.

            "Mortgage Loan Schedule" or "Loan Schedule" means collectively the schedule attached hereto as Schedule I, which identifies each Prudential Loan, the schedule attached hereto as Schedule II, which identifies each MSMCH Loan, the schedule attached hereto as Schedule III, which identifies each PCFII Loan, the schedule attached hereto as Schedule IV, which identifies each RBC Loan, and the schedule attached hereto as Schedule V-1, which identifies each NatCity Loan, as such schedules may be amended from time to time pursuant to Section 2.3.

            "Mortgage Note" means the note or other evidence of indebtedness evidencing the indebtedness of a Mortgagor under a Mortgage Loan.

            "Mortgage Pool" means all of the Mortgage Loans and any successor REO Mortgage Loans, collectively.

            "Mortgage Rate" means, for a given Mortgage Loan (or Serviced Loan Group, as applicable), the per annum rate at which interest accrues on such Mortgage Loan (or Serviced Loan Group, as the case may be).

            "Mortgaged Property" means the real property, together with improvements thereto, securing the indebtedness of the Mortgagor under the related Mortgage Loan (or Serviced Loan Group, as applicable).

            "Mortgagee" means, with respect to any Mortgage as of any date of determination, the mortgagee named therein as of such date.

            "Mortgagor" means the obligor on a Mortgage Note.

            "MSMCH" has the meaning assigned in the Preliminary Statement hereto.

            "MSMCH Loans" means, collectively, those Mortgage Loans sold to the Depositor pursuant to the Mortgage Loan Purchase Agreement II and shown on
Schedule II hereto.

            "MSMCH Trust Assets" means the MSMCH Loans, any REO Properties acquired by the Trust with respect to the MSMCH Loans and any and all other related assets of the Trust.

            "NatCity" has the meaning assigned in the Preliminary Statement hereto.

            "NatCity Loans" means, collectively, those Mortgage Loans sold to the Depositor pursuant to the Mortgage Loan Purchase Agreement VII and shown on
Schedule VII hereto.

            "NatCity Trust Assets" means the NatCity Loans, any REO Properties acquired by the Trust with respect to the NatCity Loans and any and all other related assets of the Trust.

            "Net Aggregate Prepayment Interest Shortfall" means, for any Distribution Date and each Master Servicer, the excess of all Prepayment Interest Shortfalls incurred in respect of all (or, where specified, a portion) of the Mortgage Loans serviced by such Master Servicer (including Specially Serviced Mortgage Loans) during any Collection Period over the sum of (A) the Compensating Interest to be paid by such Master Servicer (or any Primary Servicer or Sub-Servicer, if applicable according to the related Primary Servicing Agreement or Sub-Servicing Agreement) on such Distribution Date and
(B) the aggregate Prepayment Interest Excesses during such Collection Period for such Master Servicer's Mortgage Loans (including Specially Serviced Mortgage Loans). Prepayment Interest Shortfalls and Prepayment Interest Excesses will be separately accounted for by each of the Master Servicers.

            "New Lease" means any lease of any REO Property entered into on behalf of the Trust, including any lease renewed or extended on behalf of the Trust if the Trust has the right to renegotiate the terms of such lease.

            "Non-Investment Grade Certificates" means each Class of Certificates other than a Residual Certificate or a Class EI Certificate that, at the time of determination, is not rated in one of the four highest generic rating categories by at least S&P or Fitch.

            "Non-Registered Certificate" means unless and until registered under the Securities Act, any Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P, Class EI or Residual Certificate.

            "Nondisqualification Opinion" means a written Opinion of Counsel to the effect that a contemplated action (i) will neither cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding nor cause a "prohibited transaction," "prohibited contribution" or any other tax (other than a tax on "net income from foreclosure property" permitted to be incurred under this Agreement) to be imposed on any REMIC Pool or the Trust, and
(ii) will not cause the Class EI Grantor Trust to fail to qualify as a grantor trust.

            "Noneconomic Residual Interest" means a residual interest that is a "noneconomic residual interest" within the meaning of Treasury Regulations
Section 1.860E-1(c).

            "Nonrecoverable Advance" means the portion of any Advance (including interest accrued thereon at the Advance Rate) or Unliquidated Advance (not including interest thereon) previously made (or, in the case of an Unliquidated Advance, not reimbursed to the Trust) or proposed to be made by a Master Servicer, a Special Servicer or the Trustee that, in its respective sole discretion, exercised in good faith and, with respect to such Master Servicer and such Special Servicer, in accordance with the Servicing Standard, will not be or, in the case of a current delinquency, would not be, ultimately recoverable, from Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds or Purchase Proceeds (or from any other collections) with respect to the related Mortgage Loan or REO Property (or, in the case of Servicing Advances (but not P&I Advances), the related Serviced Companion Loan), as evidenced by an Officer's Certificate delivered pursuant to Section 4.4. With respect to each Mortgage Loan that is cross-collateralized by Mortgaged Properties securing other Mortgage Loans, all of such Mortgaged Properties and other security must be considered in connection with any determination of whether an Advance or Unliquidated Advance is a Nonrecoverable Advance. Such Officer's Certificate shall be delivered to the Trustee (upon which the Trustee may conclusively rely) or to the Depositor (if the Trustee is delivering such Officer's Certificate) and (in either case) to the applicable Special Servicer and the Paying Agent, in the time periods as specified in Section 4.4 and shall include the information and reports set forth in Section 4.4. Absent bad faith, the applicable Master Servicer's determination as to the nonrecoverability of any Advance shall be conclusive and binding on the Certificateholders (and, in the case of a Serviced Companion Loan, the holder of such Serviced Companion Loan) and may, in all cases, be relied on by the Trustee; provided, however, that the applicable Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance and shall deliver to the applicable Master Servicer and the Trustee notice of such determination. Any such determination shall be conclusive and binding on the applicable Master Servicer and the Trustee; provided, however, the applicable Special Servicer shall have no such right to make an affirmative determination that any P&I Advance is or would be recoverable and, in the absence of a determination by such Special Servicer that such Advance is or would be a Nonrecoverable Advance, the decision that a P&I Advance is recoverable shall remain with the applicable Master Servicer or Trustee, as applicable. Absent bad faith, such determination by a Special Servicer shall be conclusive and binding on the Certificateholders (and, in the case of a Serviced Companion Loan, the holder of such Serviced Companion Loan), the Master Servicers and the Trustee. None of the Master Servicers, the Special Servicers or the Trustee will be obligated to make any Advance that, in its judgment (in the case of the Master Servicers and the Special Servicers, in accordance with the Servicing Standard, and in the case of the Trustee, in accordance with its good faith business judgment), would not ultimately be recoverable out of collections on the related Mortgage Loan. Absent bad faith or breach of the servicing standard under the 2006-PWR14 Pooling and Servicing Agreement known to the applicable Master Servicer or the Trustee, as applicable, the determination as to the nonrecoverability of any principal and interest advance made or proposed to be made with respect to the Non-Trust Serviced Companion Loan pursuant to the 2006-PWR14 Pooling and Servicing Agreement, shall be conclusive and binding on the Certificateholders and may, in all cases, be relied on by the Trustee and the applicable Master Servicer unless the Trustee or the applicable Master Servicer, as the case may be, has been advised by the 2006-PWR14 Trustee or the 2006-PWR14 Master Servicer that the party who made such nonrecoverability determination no longer has the required rating under the 2006-PWR14 Pooling and Servicing Agreement. In making any nonrecoverability determination as described above, the relevant party shall be entitled (i) to consider (among other things) the obligations of the Mortgagor under the terms of the Mortgage Loan as it may have been modified, (ii) to consider (among other things) the related Mortgaged Properties in their "as is" then-current conditions and occupancies and such party's assumptions (consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer) regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (iii) to estimate and consider, consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer (among other things), future expenses, (iv) to estimate and consider, consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer (among other things), the timing of recovery to such party and (v) to consider the amount of any deferred Advances outstanding. In addition, the relevant party may, consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer, update or change its nonrecoverability determinations at any time in accordance with the terms hereof and may, consistent with the Servicing Standard in the case of the applicable Master Servicer or the applicable Special Servicer, obtain from the applicable Special Servicer any analysis, appraisals or other information in the possession of such Special Servicer for such purposes.

            "Non-Trust Serviced Companion Loan" means the pari passu note related to the Non-Trust Serviced Pari Passu Loan.

            "Non-Trust Serviced Loan Group" means, collectively, the Non-Trust Serviced Pari Passu Loan and the Non-Trust Serviced Companion Loan.

            "Non-Trust Serviced Pari Passu Loan" means Mortgage Loan designated as The Tower on the Mortgage Loan Schedule.

            "Notional Amount" means, as of any date of determination: (i) with respect to all of the Class X Certificates as a Class, the Class X Notional Amount as of such date of determination; and (ii) with respect to any Class X Certificate, the product of the Percentage Interest evidenced by such Certificate and the Class X Notional Amount as of such date of determination.

            "Officer's Certificate" means (v) in the case of the Depositor, a certificate signed by one or more of the Chairman of the Board, any Vice Chairman, the President, or any Senior Vice President, Vice President or Assistant Vice President, and by one or more of the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of the Depositor, or (w) in the case of the applicable Master Servicer(s) and the applicable Special Servicer(s), any of the officers referred to above or an employee thereof designated as a Servicing Officer or Special Servicing Officer pursuant to this Agreement, (x) in the case of the Trustee, a certificate signed by a Responsible Officer, (y) in the case of a Seller, a certificate signed by one or more of the Chairman of the Board, any Vice Chairman, any Managing Director or Director, the President, or any Executive Vice President; Senior Vice President, Second Vice President, Vice President or Assistant Vice President, any Treasurer, any Assistant Treasurer or any Secretary or Assistant Secretary or any other authorized signatory and (z) in the case of the Paying Agent, a certificate signed by a Responsible Officer, each with specific responsibilities for the matters contemplated by this Agreement.

            "Operating Adviser" shall have the meaning specified in Section 9.37(a).

            "Opinion of Counsel" means a written opinion of counsel addressed to the applicable Master Servicer (and/or any Primary Servicer acting on behalf of such Master Servicer), the applicable Special Servicer, or the Trustee and the Paying Agent, as applicable, reasonably acceptable in form and substance to such Master Servicer (and/or any Primary Servicer acting on behalf of such Master Servicer), such Special Servicer, or the Trustee and the Paying Agent, as applicable, and who is not in-house counsel to the party required to deliver such opinion but who, in the good faith judgment of such Master Servicer (and/or any Primary Servicer acting on behalf of such Master Servicer), such Special Servicer, or the Trustee and the Paying Agent, as applicable, is Independent outside counsel knowledgeable of the issues occurring in the practice of securitization with respect to any such opinion of counsel concerning the taxation, or status as a REMIC for tax purposes, of any REMIC Pool or status as a "grantor trust" under the Grantor Trust Provisions of the Class EI Grantor Trust.

            "Option" shall have the meaning specified in Section 9.36(a).

            "Option Holder" shall have the meaning specified in Section 9.36(a).

            "Option Purchase Price" shall have the meaning specified in Section 9.36(b).

            "Other Pooling and Servicing Agreement" means a pooling and servicing agreement relating to a Serviced Companion Loan that creates a commercial mortgage securitization trust, as applicable.

            "Other Securitization" means a commercial mortgage securitization, into which a Serviced Companion Loan is deposited.

            "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

            "Ownership Interest" means, as to any Certificate, any ownership or security interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial, as owner or as pledgee.

            "P&I Advance" shall mean, (i) with respect to any Mortgage Loan or Specially Serviced Mortgage Loan as to which all or a portion of the Scheduled Payment (net of the related Master Servicing Fees, Excess Servicing Fees, Primary Servicing Fees and other servicing fees payable from such Scheduled Payment), other than a Balloon Payment or any default interest, due during the related Collection Period was not received by the applicable Master Servicer as of the related Determination Date (subject to Section 5.1(h)), the portion of such Scheduled Payment not received; (ii) with respect to any Balloon Mortgage Loan (including any REO Mortgage Loan which provided for a Balloon Payment) as to which a Balloon Payment was due or deemed due during or prior to the related Collection Period but was delinquent, in whole or in part, as of the related Determination Date, an amount equal to the excess, if any, of the Assumed Scheduled Payment (net of the related Master Servicing Fee, Excess Servicing Fees, Primary Servicing Fees and other master or primary servicing fees payable from such Assumed Scheduled Payment) for such Balloon Mortgage Loan for the related Collection Period, over any Late Collections received in respect of such Balloon Payment during such Collection Period; and (iii) with respect to each REO Property, an amount equal to the excess, if any, of the Assumed Scheduled Payment for the REO Mortgage Loan related to such REO Property during the related Collection Period, over remittances of REO Income to the applicable Master Servicer by the applicable Special Servicer, reduced by any amounts required to be paid as taxes on such REO Income (including taxes imposed pursuant to Section 860G(c) of the Code); provided, however, that the Scheduled Payment or Assumed Scheduled Payment for any Mortgage Loan or REO Mortgage Loan which has been modified shall be calculated based on its terms as modified and provided, further, that the interest portion amount of any P&I Advance with respect to a Mortgage Loan as to which there has been an Appraisal Reduction shall be an amount equal to the product of (i) the amount with respect to interest required to be advanced without giving effect to this proviso and (ii) a fraction, the numerator of which is the Scheduled Principal Balance of such Mortgage Loan as of the immediately preceding Determination Date less any Appraisal Reduction applicable to such Mortgage Loan (or, in the case of a Senior Mortgage Loan of a Serviced Loan Group, after such Appraisal Reduction has been allocated to the holders of the related Serviced Companion Loans that are Subordinate Loans or simultaneously with the allocation of such Appraisal Reduction to the related Serviced Companion Loans that are Pari Passu Loans) and the denominator of which is the Scheduled Principal Balance of such Mortgage Loan as of such Determination Date.

            "P&I Advance Amount" means the amount of the P&I Advance computed for any Distribution Date.

            "Pari Passu Loan" means, with respect to a Serviced Loan Group, a related Serviced Companion Loan that is pari passu in priority with the related Senior Mortgage Loan.

            "Pari Passu Loan Nonrecoverable Servicing Advance" means the pro rata portion of any "Nonrecoverable Servicing Advance" (as defined in the 2006-PWR14 Pooling and Servicing Agreement) allocable to the Non-Trust Serviced Pari Passu Loan pursuant to and in accordance with the 2006-PWR14 Pooling and Servicing Agreement.

            "Pari Passu Loan Servicing Fee Rate" means the servicing fee rate applicable to the Non-Trust Serviced Pari Passu Loan pursuant to the 2006-PWR14 Pooling and Servicing Agreement.

            "Participant" means a broker, dealer, bank, other financial institution or other Person for whom the Clearing Agency effects book-entry transfers and pledges of securities deposited with the Clearing Agency.

            "Pass-Through Rate" or "Pass-Through Rates" means with respect to any Class of REMIC I Regular Interest, the RCE Loan REMIC Regular Interest, REMIC II Regular Interest or REMIC Regular Certificates, for the first Distribution Date, the rate set forth in the Preliminary Statement hereto. For any Distribution Date occurring thereafter, the Pass-Through Rates for (i) the REMIC I Regular Interests shall equal their respective REMIC I Net Mortgage Rates; (ii) the RCE Loan REMIC Regular Interest shall equal the RCE Loan REMIC Net Mortgage Rate; (iii) the REMIC II Regular Interests shall equal the Weighted Average REMIC Net Mortgage Rate; (iv) the Class A-1 Certificates shall equal the fixed rate corresponding to such Class set forth in the Preliminary Statement hereto; (v) the Class A-2 Certificates shall equal a per annum rate equal to the Weighted Average REMIC Net Mortgage Rate for such Distribution Date minus 0.040%; (vi) the Class A-3, Class A-1A, Class A-4, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O and Class P Certificates shall equal a per annum rate equal to the Weighted Average REMIC Net Mortgage Rate for such Distribution Date; and (vii) the Class X Certificates shall equal the per annum rate equal to the weighted average of Class X Strip Rates for the Components for such Distribution Date (weighted on the basis of the respective Component Notional Amounts of such Components outstanding immediately prior to such Distribution
Date).

            "Paying Agent" means U.S. Bank National Association, and any successor or assign, as provided herein.

            "Paying Agent's Website" has the meaning set forth in Section 5.4(a) hereof.

            "PCAOB" means the Public Company Accounting Oversight Board.

            "PCFII" has the meaning assigned in the Preliminary Statement hereto.

            "PCFII Loans" means, collectively, those Mortgage Loans sold to the Depositor pursuant to the Mortgage Loan Purchase Agreement III and shown on
Schedule III hereto.

            "Penalty Charges" means the default interest and/or late payment charges that are paid or payable, as the context may require, in respect of any Mortgage Loan or REO Mortgage Loan.

            "Percentage Interest" means, with respect to each Class of Certificates other than the Residual Certificates, the fraction of such Class evidenced by such Certificate, expressed as a percentage (carried to four decimal places and rounded, if necessary), the numerator of which is the Certificate Balance or Notional Amount, as applicable, represented by such Certificate determined as of the Closing Date (as stated on the face of such Certificate) and the denominator of which is the Aggregate Certificate Balance or Notional Amount, as applicable, of all of the Certificates of such Class determined as of the Closing Date. With respect to each Residual Certificate, the percentage interest in distributions (if any) to be made with respect to the relevant Class, as stated on the face of such Certificate.

            "Performing Party" has the meaning set forth in Section 13.12.

            "Permitted Mezzanine Loan Holder" means, with respect to any mezzanine loan, the related Seller or any other holder of a mezzanine loan with respect to which each Rating Agency has confirmed in writing to the applicable Special Servicer and the Trustee that the holding of such mezzanine loan by such Person would not cause a qualification, downgrade or withdrawal of any of such Rating Agency's then-current ratings on the Certificates.

            "Permitted Transferee" means any Transferee other than (i) a Disqualified Organization, (ii) a United States Tax Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other United States Tax Person or (iii) a United States Tax Person treated as a partnership for federal income tax purposes, any partner of which, directly or indirectly (except through a U.S. corporation), is not (and is not required to be under the related partnership agreement) a United States Tax Person.

            "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

            "Phase I Environmental Report" means a report by an Independent Person who regularly conducts environmental site assessments in accordance with then current standards imposed by institutional commercial mortgage lenders and who has a reasonable amount of experience conducting such assessments.

            "Placement Agent" means Morgan Stanley & Co. Incorporated or its successor in interest.

            "Plan" has the meaning set forth in Section 3.3(d).

            "Preliminary Prospectus Supplement" has the meaning set forth in the Preliminary Statement hereto.

            "Prepayment Interest Excess" means for any Distribution Date and the related Collection Period, during which a full or partial Principal Prepayment of a Mortgage Loan (including any payment of an unscheduled Balloon Payment) is made on or after the Due Date for such Mortgage Loan through and including the last day of the Collection Period (or, with respect to those Mortgage Loans listed on Schedule XIII, through and including the first Business Day prior to the Master Servicer Remittance Date), the amount of interest that accrues on the amount of such Principal Prepayment or Balloon Payment from such Due Date to the date such payment was made, plus (if made) any payment by the related Mortgagor of interest that would have accrued to the next succeeding Due Date (net of the amount of any Master Servicing Fee, the Primary Servicing Fees, the Excess Servicing Fees, any servicing fee payable in connection with the Non-Trust Serviced Pari Passu Loan (if applicable), the Special Servicing Fee and the Trustee Fee in each case, to the extent payable out of such collection of interest), to the extent collected.

            "Prepayment Interest Shortfall" means, with respect to any Distribution Date, a shortfall in the collection of a full month's interest on any Mortgage Loan, by reason of a full or partial Principal Prepayment (including any payment of an unscheduled Balloon Payment) made during any Collection Period prior to the Due Date for such Mortgage Loan in such Collection Period (including any shortfall resulting from a payment during the grace period relating to such Due Date). The amount of any Prepayment Interest Shortfall shall equal the excess of (A) the aggregate amount of interest which would have accrued at the REMIC I Net Mortgage Rate or the RCE Loan REMIC Net Mortgage Rate, as applicable, on the Scheduled Principal Balance of such Mortgage Loan for the 30 days ending on such Due Date if such Principal Prepayment or Balloon Payment had not been made (net of the Master Servicing Fee, the Primary Servicing Fees, the Excess Servicing Fees, any servicing fee payable in connection with the Non-Trust Serviced Pari Passu Loan (if applicable), the Special Servicing Fee and the Trustee Fee), over (B) the aggregate interest that did so accrue at the REMIC I Net Mortgage Rate or the RCE Loan REMIC Net Mortgage Rate, as applicable, through the date such payment was made (net of the Master Servicing Fee, the Primary Servicing Fees, the Excess Servicing Fees, the Special Servicing Fee and the Trustee Fee).

            "Prepayment Premium" means, with respect to any Mortgage Loan (or Serviced Loan Group, as applicable) for any Distribution Date, the prepayment premiums or percentage premiums, if any, received during a related Collection Period in connection with Principal Prepayments on such Mortgage Loan (or Serviced Loan Group, as the case may be).

            "Primary Collateral" means the portion of the Mortgaged Property securing the Repurchased Loan or Cross-Collateralized Loan, as applicable, that is encumbered by a first mortgage lien.

            "Primary Servicer" means, (i) with respect to any PCFII Loan, Principal Global Investors, LLC, and (ii) with respect to the Mortgage Loans identified as the U-Haul Portfolio 1, the U-Haul Portfolio 2 and the U-Haul Portfolio 3 in the Mortgage Loan Schedule, Midland Loan Services, Inc., and such party's permitted successors and assigns.

            "Primary Servicing Agreement" means, with respect to each Primary Servicer, the agreement between such Primary Servicer and the applicable Master Servicer, under which such Primary Servicer services the related Mortgage Loans (or Serviced Loan Groups, as applicable).

            "Primary Servicing Fee" means, for each calendar month, as to each Mortgage Loan (or Serviced Companion Loan, as applicable) for which a Primary Servicing Fee is payable pursuant to this Agreement, the Primary Servicing Fee Rate multiplied by the Scheduled Principal Balance of such Mortgage Loan (or Serviced Companion Loan, as applicable) immediately before the Due Date occurring in such month, but prorated for the number of days during the calendar month for such Mortgage Loan (or Serviced Companion Loan, as applicable) for which interest actually accrues on such Mortgage Loan (or Serviced Companion Loan, as applicable) and payable only from collections on such Mortgage Loan (or Serviced Companion Loan, as applicable).

            "Primary Servicing Fee Rate" means, the rate per annum at which the monthly Primary Servicing Fee payable to the applicable Primary Servicer (or the applicable Master Servicer, as applicable) accrues, which rate is the per annum rate specified on the Mortgage Loan Schedule, as more specifically described, in the case of the Primary Servicers, in the applicable Primary Servicing Agreement (determined in the same manner (other than the rate of accrual) as the applicable Mortgage Rate is determined for such Mortgage Loan (or Serviced Companion Loan, as applicable) for such month).

            "Principal Balance" means, with respect to any Mortgage Loan (or Serviced Loan Group, as applicable) or any REO Mortgage Loan, for purposes of performing calculations with respect to any Distribution Date, the principal balance of such Mortgage Loan (or Serviced Loan Group, as the case may be) or the related REO Mortgage Loan outstanding as of the Cut-Off Date after taking into account all principal and interest payments made or due prior to the Cut-Off Date (assuming, for any Mortgage Loan with a Cut-Off Date in August 2007 that is not August 1, 2007, that principal and interest payments for such month were paid on August 1, 2007), reduced (to not less than zero) by (i) any payments or other collections of amounts allocable to principal on such Mortgage Loan (or Serviced Loan Group, as the case may be) or any related REO Mortgage Loan that have been collected or received during any preceding Collection Period, other than any Scheduled Payments due in any subsequent Collection Period, and (ii) any Realized Principal Loss incurred in respect of such Mortgage Loan (or Serviced Loan Group, as the case may be) or related REO Mortgage Loan, in each case, during any related and preceding Collection Period.

            "Principal Balance Certificates" means, collectively, the Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O and Class P Certificates.

            "Principal Distribution Amount" means, on any Distribution Date, the amount equal to the excess, if any, of (I) the sum of:

            (A) the aggregate (without duplication) of the following amounts received with respect to the Mortgage Loans: (i) the principal portion of all Scheduled Payments (other than the principal portion of Balloon Payments) and any Assumed Scheduled Payments, in each case, to the extent received or advanced, as the case may be, in respect of the Mortgage Loans and any REO Mortgage Loans for their respective Due Dates occurring during the related Collection Period; and (ii) all payments (including Principal Prepayments and the principal portion of Balloon Payments) and any other collections (including Liquidation Proceeds (other than the portion thereof, if any, constituting Excess Liquidation Proceeds), Condemnation Proceeds, Insurance Proceeds, Purchase Proceeds and REO Income) received on or in respect of the Mortgage Loans during the related Collection Period that were identified and applied by the Master Servicer as recoveries of principal thereof;

            (B) the aggregate amount of any collections received on or in respect of the Mortgage Loans that represents a delinquent amount as to which an Advance had been made, which Advance or interest thereon was previously reimbursed during the Collection Period for a prior Distribution Date as part of a Workout-Delayed Reimbursement Amount for which a deduction was made under clause (II)(A) below with respect to such Distribution Date (with respect to each such Mortgage Loan, allocated first to the Loan Group Principal Distribution Amount related to the Loan Group that does not include such Mortgage Loan, and then to the Loan Group Principal Distribution Amount related to the Loan Group that includes such Mortgage Loan); and

            (C) the aggregate amount of any collections identified and applied by the applicable Master Servicer as recoveries of principal and received on or in respect of the Mortgage Loans during the related Collection Period that, in each case, represents a recovery of an amount previously determined (in a Collection Period for a prior Distribution Date) to have been a Nonrecoverable Advance and for which a deduction was made under clause (II)(B) below with respect to a prior Distribution Date (with respect to each such Mortgage Loan, allocated first to the Loan Group Principal Distribution Amount related to the Loan Group that does not include such Mortgage Loan, and then to the Loan Group Principal Distribution Amount related to the Loan Group that includes such Mortgage
      Loan), and which are applied pursuant to Section 6.6(c)(i); over

            (II) the sum of (with respect to each such Mortgage Loan, allocated first to the Loan Group Principal Distribution Amount applicable to such Mortgage Loan, and then to the other Loan Group Principal Distribution Amount):

            (A) the aggregate amount of Workout-Delayed Reimbursement Amounts (and Advance Interest thereon) that was reimbursed or paid during the related Collection Period to one or more of the applicable Master Servicer, the applicable Special Servicer and the Trustee from principal collections on the Mortgage Loans pursuant to subsection (iii) of Section 5.2(a)(II); and

            (B) the aggregate amount of Nonrecoverable Advances that was reimbursed or paid during the related Collection Period to one or more of the applicable Master Servicer, the applicable Special Servicer and the Trustee during the related Collection Period from principal collections on the Mortgage Loans pursuant to subsection (iv) of Section 5.2(a)(II).

            For purposes of the definition of "Principal Distribution Amount," the Scheduled Payments and Principal Prepayments referred to in the proviso in
Section 5.2(b) shall be deemed to have been collected in the prior Collection Period.

            "Principal Prepayment" means any voluntary or involuntary payment or collection of principal on a Mortgage Loan (or Serviced Loan Group, as applicable) which is received or recovered in advance of its scheduled Due Date and applied to reduce the Principal Balance of the Mortgage Loan (or Serviced Loan Group, as the case may be) in advance of its scheduled Due Date, including, without limitation, all proceeds, to the extent allocable to principal, received from the payment of cash in connection with a substitution shortfall pursuant to
Section 2.3; provided that the pledge by a Mortgagor of Defeasance Collateral with respect to a Defeasance Loan (other than the defeasance of the Regal Cinema Eagan Loan made on or before the second anniversary of the Closing Date) shall not be deemed to be a Principal Prepayment. In the event that the Regal Cinema Eagan Loan is defeased on or before the second anniversary of the Closing Date (which results in the repurchase of such Mortgage Loan by the related Seller pursuant to Section 2.3(f)), the proceeds of such defeasance and repurchase that are allocable to principal shall be treated as a Principal Prepayment.

            "Private Placement Memorandum" means the Private Placement Memorandum dated August 9, 2007, pursuant to which the Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O and Class P Certificates will be offered for sale.

            "Prohibited Party" means a party that is a proposed Servicing Function Participant that a Master Servicer, a Special Servicer or the Trustee, as applicable, seeks to retain as a Servicing Function Participant and as to which the Master Servicers, the Special Servicers or the Trustee, as applicable, has actual knowledge that such proposed party on any prior date failed to comply with its Exchange Act or Regulation AB obligations with respect to the Subject Securitization Transaction or any other commercial mortgage securitization. In addition, a Prohibited Party shall be any Person identified in writing (delivered prior to the date of retention) by the Depositor to the Master Servicers, the Special Servicers or the Trustee, as applicable, that seeks to retain such Person as a Person regarding which the Depositor has knowledge that such party on any prior date failed to comply with its Exchange Act or Regulation AB obligations with respect to the Subject Securitization Transaction or any other commercial mortgage securitization.

            "Prospectus" has the meaning set forth in the Preliminary Statement hereto.

            "Prudential" has the meaning assigned in the Preliminary Statement hereto.

            "Prudential Loans" means, collectively, those Mortgage Loans sold to the Depositor pursuant to the Mortgage Loan Purchase Agreement V and shown on
Schedule V hereto.

            "Prudential Master Servicer" means Prudential Asset Resources, Inc., in its capacity as a Master Servicer, and its permitted successors or assigns.

            "Prudential Trust Assets" means the Prudential Loans, any REO Properties acquired by the Trust with respect to the Prudential Loans and any and all other related assets of the Trust.

            "PTCE" has the meaning set forth in Section 3.3(d).

            "Purchase Price" means, with respect to (i) the repurchase, pursuant to Article II of this Agreement, by the applicable Seller of a Mortgage Loan sold by such Seller, (ii) the determination of fair value of an REO Mortgage Loan with respect to a liquidation by a Special Servicer pursuant to Section
9.15 or (iii) the determination of fair value of a Mortgage Loan (or Serviced Loan Group, as applicable) in connection with a purchase by the Option Holder pursuant to Section 9.36 under the circumstances described therein, a price equal to the sum of (A) 100% of the unpaid Principal Balance of such Mortgage Loan (or Serviced Loan Group, as the case may be) (or, in each case, deemed Principal Balance, in the case of an REO Mortgage Loan), plus (B) accrued but unpaid interest thereon calculated at the Mortgage Rate to and including, the Due Date in the Collection Period in which such purchase or liquidation occurs, plus (C) the amount of any expenses related to such Mortgage Loan (or Serviced Loan Group, as the case may be) or the related REO Property (including any Servicing Advances and Advance Interest (which have not been paid by the Mortgagor or out of Late Fees or default interest paid by the related Mortgagor on the related Mortgage Loan (or Serviced Loan Group, as the case may be)) and all unpaid Special Servicing Fees and Liquidation Fees paid or payable with respect to the Mortgage Loan (or Serviced Loan Group, as the case may be) that are reimbursable or payable to the applicable Master Servicer, the applicable Special Servicer, the Paying Agent, the Trustee or the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer, the 2006-PWR14 Trustee or the 2006-PWR14 Paying Agent, plus (D) if such Mortgage Loan or REO Mortgage Loan is being repurchased or substituted for by a Seller pursuant to the related Mortgage Loan Purchase Agreement, all expenses reasonably incurred or to be incurred by the Primary Servicer, the applicable Master Servicer, the applicable Special Servicer, the Depositor, the Paying Agent or the Trustee in respect of the Material Breach or Material Document Defect (or an early defeasance of the Regal Cinema Eagan Loan pursuant to Section 2.3(f), as applicable) giving rise to the repurchase or substitution obligation (and that are not otherwise included in (C) above), plus (E) in the case of the repurchase of the Regal Cinema Eagan Loan by the related Seller due to an early defeasance of such Mortgage Loan pursuant to Section 2.3(f), the applicable yield maintenance premium.

            "Purchase Proceeds" means any cash amounts received by the applicable Master Servicer in connection with: (i) the repurchase of a Mortgage Loan or an REO Mortgage Loan by a Seller pursuant to Section 2.3, (ii) the purchase by the Option Holder of a Mortgage Loan pursuant to Section 9.36; (iii) the purchase of the Mortgage Loans and REO Properties by the Depositor, the applicable Master Servicer, the applicable Special Servicer or the holders of the Class R-I Certificates pursuant to Section 10.1(b); (iv) if applicable, the purchase of a Senior Mortgage Loan by the holder of a related Serviced Companion Loan, or (v) if applicable, the purchase of a Mortgage Loan by a holder of a mezzanine loan under the related mezzanine intercreditor agreement.

            "Qualified Bidder" means as used in section 8.29(c), a Person qualified to act as successor Master Servicer hereunder pursuant to Section 8.22(b) (including the requirement set forth in Section 8.22(b) that Rating Agency Confirmation shall have been obtained from each Rating Agency with respect to such Person).

            "Qualified Institutional Buyer" means a qualified institutional buyer qualifying pursuant to Rule 144A.

            "Qualified Insurer" means, (i) with respect to any Mortgage Loan (or Serviced Loan Group, as applicable), an insurance company duly qualified as such under the laws of the state in which the related Mortgaged Property is located, duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance, but in no event rated lower than "A" by Fitch, or if not so rated by Fitch, then Fitch has issued a Rating Agency Confirmation, and "A" by S&P, or if not so rated by S&P, then S&P has issued a Rating Agency Confirmation, and (ii) with respect to the Servicer Errors and Omissions Insurance Policy or Servicer Fidelity Bond an insurance company that has a claim paying ability no lower than "A" by S&P if rated by S&P, or if not so rated by S&P, then A:IX by A. M. Best or S&P has issued a Rating Agency Confirmation and "A" by Fitch (or if such company is not rated by Fitch, is rated at least A:IX by A.M. Best's Key Rating Guide) or (iii) in either case, a company not satisfying clause (i) or (ii) but with respect to which Rating Agency Confirmation is obtained from Fitch and S&P. "Qualified Insurer" shall also mean any entity that satisfies all of the criteria, other than the ratings criteria, set forth in one of the foregoing clauses and whose obligations under the related insurance policy are guaranteed or backed by an entity that satisfies the ratings criteria set forth in such clause (construed as if such entity were an insurance company referred to therein).

            "Qualifying Substitute Mortgage Loan" means, in the case of a Mortgage Loan substituted for a Deleted Mortgage Loan, a Mortgage Loan which, on the date of substitution, (i) has an outstanding principal balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of the Principal Balance of the Deleted Mortgage Loan; provided, however, that, to the extent that the principal balance of such Mortgage Loan is less than the Principal Balance of the Deleted Mortgage Loan, then such differential in principal amount, together with interest on such Mortgage Loan at the Mortgage Rate on the Deleted Mortgage Loan from the Due Date as to which interest was last paid up to the Due Date in the Collection Period in which such substitution occurs, shall be paid by the party effecting such substitution to the applicable Master Servicer for deposit into the applicable Certificate Account, and shall be treated as a Principal Prepayment hereunder; (ii) is accruing interest at a rate of interest at least equal to that of the Deleted Mortgage Loan; (iii) has a remaining term to stated maturity not greater than, and not more than two years less than, that of the Deleted Mortgage Loan; (iv) has (A) an original Loan-to-Value Ratio not higher than the lesser of (x) the current Loan-to-Value Ratio of the Deleted Mortgage Loan and
(y) 75.0% and (B) has a current Debt Service Coverage Ratio equal to the greater of (x) the current Debt Service Coverage Ratio of the Deleted Mortgage Loan and
(y) 1.25x; (v) will comply with all of the representations and warranties relating to Mortgage Loans set forth herein, as of the date of substitution;
(vi) has a Phase I Environmental Report relating to the related Mortgaged Property in the related Mortgage File and such Phase I Environmental Report does not, in the good faith reasonable judgment of the applicable Special Servicer, exercised in a manner consistent with the Servicing Standard, raise material issues that have not been adequately addressed; (vii) has an engineering report relating to the related Mortgaged Property in its Mortgage Files and such engineering report does not, in the good faith reasonable judgment of the applicable Special Servicer, exercised in a manner consistent with the Servicing Standard, raise material issues that have not been adequately addressed; and
(viii) as to which the Trustee and the Paying Agent have received an Opinion of Counsel, at the related Seller's expense, that such Mortgage Loan is a "qualified replacement mortgage" within the meaning of Section 860G(a)(4) of the Code; provided that no Mortgage Loan may have a Maturity Date after the date three years prior to the Final Rated Distribution Date, and provided, further, that no such Mortgage Loan shall be substituted for a Deleted Mortgage Loan unless Rating Agency Confirmation is obtained, and provided, further, that no such Mortgage Loan shall be substituted for a Deleted Mortgage Loan unless the Operating Adviser shall have approved of such substitution (provided, however, that such approval of the Operating Adviser may not be unreasonably withheld). In the event that either one mortgage loan is substituted for more than one Deleted Mortgage Loan or more than one mortgage loan is substituted for one or more Deleted Mortgage Loans, then (A) the Principal Balance referred to in clause (i) above shall be determined on the basis of aggregate Principal Balances and (B) the rates referred to in clause (i) above and the remaining term to stated maturity referred to in clause (ii) above shall be determined on a weighted average basis; provided, however, that no individual interest rate, minus the Administrative Cost Rate, shall be lower than the highest Pass-Through Rate of any Class of Principal Balance Certificates then outstanding having a fixed rate. Whenever a Qualifying Substitute Mortgage Loan is substituted for a Deleted Mortgage Loan pursuant to this Agreement, the party effecting such substitution shall certify that such Mortgage Loan meets all of the requirements of this definition and shall send such certification to the Trustee, which shall deliver a copy of such certification to the Master Servicers, the Special Servicers, the Paying Agent and the Operating Adviser promptly, and in any event within five Business Days following the Trustee's receipt of such certification.

            "Rating Agencies" means Fitch and S&P.

            "Rating Agency Confirmation" means, with respect to any matter, confirmation in writing by each Rating Agency (or such Rating Agency as is specified herein) that a proposed action, failure to act, or other event specified herein will not in and of itself result in the withdrawal, downgrade, or qualification, as applicable, of the then-current rating assigned by such Rating Agency to any Class of Certificates then rated by such Rating Agency; provided that, with respect to any matter affecting a Serviced Companion Loan, such confirmation shall also refer to the nationally recognized statistical rating organizations then rating the securities representing an interest in such loan and such rating organizations' respective ratings of such securities.

            "RBC" has the meaning assigned in the Preliminary Statement hereto.

            "RBC Loans" means, collectively, those Mortgage Loans sold to the Depositor pursuant to the Mortgage Loan Purchase Agreement IV and shown on
Schedule IV hereto.

            "RBC Trust Assets" means the RBC Loans, any REO Properties acquired by the Trust with respect to the RBC Loans and any and all other related assets of the Trust.

            "RCE Loan REMIC Interests" mean, collectively, the RCE Loan REMIC Regular Interest and the RCE Loan REMIC Residual Interest (represented by the Class R-I Certificates).

            "RCE Loan REMIC" means the segregated pool of assets consisting of the Regal Cinema Eagan Loan, such amounts related thereto as shall from time to time be held in the related Certificate Account, the Interest Reserve Account, the Reserve Account and the Distribution Account (other than the portion thereof constituting the Excess Interest Sub-account or funds held with respect to REMIC I, REMIC II or REMIC III), the related Insurance Policies and any related REO Properties, for which a REMIC election has been made pursuant to Section 12.1(a) hereof.

            "RCE Loan REMIC Net Mortgage Rate" means, with respect to any Distribution Date and the RCE REMIC Regular Interest, a rate per annum equal to the Adjusted Mortgage Rate for the Regal Cinema Eagan Loan for such Distribution Date (based on the Mortgage Rate thereof (without taking into account any increase therein after the Anticipated Repayment Date in respect of an ARD Loan or any default interest rate), as of the Cut-Off Date and without regard to any modification, waiver or amendment of the terms thereof following the Cut-Off
Date).

            "RCE Loan REMIC Regular Interest" means the uncertificated interest designated as a Class of "regular interests" in the RCE Loan REMIC, which shall consist of an interest having an initial Certificate Balance equal to the Cut-Off Date Scheduled Principal Balance of the Regal Cinema Eagan Loan, and which has a Pass-Through Rate equal to the RCE Loan REMIC Net Mortgage Rate.

            "RCE Loan REMIC Residual Interest" means the sole class of "residual interests" in the RCE Loan REMIC for purposes of the REMIC Provisions and evidenced by the Class R-I Certificates.

            "Realized Interest Loss" means, with respect to each Mortgage Loan
(i) in the case of a Liquidation Realized Loss, the portion of any Liquidation Realized Loss that exceeds the Realized Principal Loss on the related Mortgage Loan, (ii) in the case of a Bankruptcy Loss, the portion of such Realized Loss attributable to accrued interest on the related Mortgage Loan, (iii) in the case of an Expense Loss, an Expense Loss resulting in any period from the payment of the Special Servicing Fee and any Expense Losses set forth in the last sentence of the definition of "Realized Principal Loss" or (iv) in the case of a Modification Loss, a Modification Loss described in clause (iii) of the definition thereof.

            "Realized Loss" means a Liquidation Realized Loss, a Modification Loss, a Bankruptcy Loss or an Expense Loss with respect to a Mortgage Loan. Realized Losses on a Mortgage Loan are allocated first to the Principal Balance of, and then to interest on such Mortgage Loan.

            "Realized Principal Loss" means, with respect to each Mortgage Loan,
(i) in the case of a Liquidation Realized Loss, the amount of such Realized Loss, to the extent that it does not exceed the Principal Balance of the Mortgage Loan (or deemed Principal Balance, in the case of REO Property), (ii) in the case of a Modification Loss, the amount of such Modification Loss described in clause (i) of the definition thereof, (iii) in the case of a Bankruptcy Loss, the portion of such Realized Loss attributable to the reduction in the Principal Balance of the related Mortgage Loan, (iv) in the case of an Expense Loss, the portion thereof not treated as a Realized Interest Loss and
(v) the amounts in respect thereof that are withdrawn from the Certificate Account pursuant to Section 6.6(b)(i). Notwithstanding clause (iv) of the preceding sentence, to the extent that Expense Losses (exclusive of Expense Losses resulting from payment of the Special Servicing Fee) exceed amounts with respect to a Mortgage Loan that were identified as allocable to principal, such excess shall be treated as a Realized Interest Loss.

            "Record Date" means, for each Distribution Date, with respect to each Class of Certificates, the close of business on the last Business Day of the month immediately preceding the month in which such Distribution Date occurs.

            "Recoveries" means, as of any Distribution Date, any amounts recovered with respect to a Mortgage Loan (or Serviced Loan Group, as applicable) or REO Property following the period in which a Final Recovery Determination occurs plus other amounts defined as "Recoveries" herein.

            "Regal Cinema Eagan Loan" means the Mortgage Loan identified in the Mortgage Loan Schedule as such.

            "Regulation AB" means Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. ss.ss. 229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506-1,631 (Jan. 7, 2005)) or
by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

            "Regulation S" means Regulation S under the 1933 Act.

            "Regulation S Certificate" means a written certification substantially in the form set forth in Exhibit F hereto certifying that a beneficial owner of an interest in a Regulation S Temporary Global Certificate is not a U.S. Person (as defined in Regulation S).

            "Regulation S Global Certificates" means the Regulation S Permanent Global Certificates together with the Regulation S Temporary Global Certificates.

            "Regulation S Permanent Global Certificate" means any single permanent global Certificate, in definitive, fully registered form without interest coupons received in exchange for a Regulation S Temporary Global Certificate.

            "Regulation S Temporary Global Certificate" means, with respect to any Class of Certificates offered and sold outside of the United States in reliance on Regulation S, a single temporary global Certificate, in definitive, fully registered form without interest coupons.

            "Rehabilitated Mortgage Loan" means any Specially Serviced Mortgage Loan with respect to which (i) three consecutive Scheduled Payments have been made (in the case of any such Mortgage Loan (or Serviced Loan Group, as applicable) that was modified, based on the modified terms), or a complete defeasance shall have occurred, (ii) no other Servicing Transfer Event has occurred and is continuing (or with respect to determining whether a Required Appraisal Loan is a Rehabilitated Mortgage Loan for applying Appraisal Reductions, no other Appraisal Event has occurred and is continuing) and (iii) one of the following statements is true with respect to any cost incurred as a result of the occurrence of the Servicing Transfer Event: (a) the cost has been reimbursed to the Trust, (b) the Mortgagor's obligation to pay the cost has been forgiven, (c) the Mortgagor has agreed in writing to reimburse such costs or (d) the cost represents an amount that has been the subject of an Advance made with respect to the Mortgage Loan following default, the mortgage loan has been worked out under terms that do not provide for the repayment of such Advance in full upon the execution of the workout arrangement but the Mortgagor is nonetheless obligated under the terms of the workout arrangement to reimburse such Advance in the future. Neither the related Senior Mortgage Loan nor Serviced Companion Loan will constitute a Rehabilitated Mortgage Loan unless the entire related Serviced Loan Group constitutes a Rehabilitated Mortgage Loan.

            "Release Date" means the date 40 days after the later of (i) the commencement of the offering of the Certificates and (ii) the Closing Date.

            "Relevant Servicing Criteria" means the Servicing Criteria applicable to each Reporting Servicer (as set forth, with respect to the Master Servicers, the Special Servicers, any Primary Servicer, the Paying Agent and the Trustee, on Schedule XVI attached hereto). For clarification purposes, multiple Reporting Servicers can have responsibility for the same Relevant Servicing Criteria and some of the Servicing Criteria will not be applicable to certain Reporting Servicers. With respect to a Servicing Function Participant engaged by the Trustee, the Paying Agent, the Master Servicers, the Special Servicers, any Primary Servicer or any Reporting Sub-Servicer, the term "Relevant Servicing Criteria" may refer to a portion of the Relevant Servicing Criteria applicable to the Trustee, the Paying Agent, the Master Servicers, the Special Servicers, any Primary Servicer or such Reporting Sub-Servicer.

            "REMIC" means a real estate mortgage investment conduit within the meaning of Section 860D of the Code.

            "REMIC I" means the segregated pool of assets consisting of the Mortgage Loans (other than the Regal Cinema Eagan Loan) other than any Excess Interest payable thereon, such amounts related thereto as shall from time to time be held in the Certificate Accounts, the Interest Reserve Account, the Reserve Account and the Distribution Account (other than the portion thereof constituting the Excess Interest Sub-account or funds held with respect to the RCE Loan REMIC, REMIC II or REMIC III), the related Insurance Policies (other than the interest of the holder of a Serviced Companion Loan therein) and any related REO Properties (other than the interest of the holder of a Serviced Companion Loan therein), and the RCE Loan REMIC Regular Interest, for which a REMIC election has been made pursuant to Section 12.1(a) hereof. None of the Serviced Companion Loans or the Non-Trust Serviced Companion Loan or any amounts payable thereon shall constitute an asset of the Trust or any REMIC Pool formed hereunder.

            "REMIC I Interests" means, collectively, the REMIC I Regular Interests and the REMIC I Residual Interest (represented by the Class R-I Certificates).

            "REMIC I Net Mortgage Rate" means, with respect to any Distribution Date and any REMIC I Regular Interest, a rate per annum equal to the Adjusted Mortgage Rate for the related Mortgage Loan for such Distribution Date (based on the Mortgage Rate thereof (without taking into account any increase therein after the Anticipated Repayment Date in respect of an ARD Loan or any default interest rate), as of the Cut-Off Date and without regard to any modification, waiver or amendment of the terms thereof following the Cut-Off Date).

            "REMIC I Regular Interests" means, collectively, the uncertificated interests designated as "regular interests" in REMIC I, which shall consist of, with respect to each Mortgage Loan, an interest having an initial Certificate Balance equal to the Cut-Off Date Scheduled Principal Balance of such Mortgage Loan, and which has a Pass-Through Rate equal to the REMIC I Net Mortgage Rate of such Mortgage Loan.

            "REMIC I Residual Interest" means the sole class of "residual interests" in the REMIC I for purposes of the REMIC Provisions and evidenced by the Class R-I Certificates.

            "REMIC II" means the segregated pool of assets consisting of the REMIC I Regular Interests and the RCE Loan REMIC Regular Interest, and related amounts in the Distribution Account for which a REMIC election has been made pursuant to Section 12.1(a) hereof.

            "REMIC II Interests" means, collectively, the REMIC II Regular Interests and the Class R-II Certificates.

            "REMIC II Regular Interest A-1" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest A-1A" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest A-2" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest A-3" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest A-4" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest A-J" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest A-M" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest B" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest C" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest D" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest E" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest F" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest G" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest H" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest J" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest K" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest L" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest M" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest N" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest O" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interest P" means the uncertificated interest designated as a "regular interest" in REMIC II, which shall consist of an interest having an initial Certificate Balance as set forth in the Preliminary Statement, and which has a Pass-Through Rate equal to the Weighted Average REMIC Net Mortgage Rate.

            "REMIC II Regular Interests" means, collectively, the REMIC II Regular Interest A-1, REMIC II Regular Interest A-1A, REMIC II Regular Interest A-2, REMIC II Regular Interest A-3, REMIC II Regular Interest A-4, REMIC II Regular Interest A-J, REMIC II Regular Interest A-M, REMIC II Regular Interest B, REMIC II Regular Interest C, REMIC II Regular Interest D, REMIC II Regular Interest E, REMIC II Regular Interest F, REMIC II Regular Interest G, REMIC II Regular Interest H, REMIC II Regular Interest J, REMIC II Regular Interest K, REMIC II Regular Interest L, REMIC II Regular Interest M, REMIC II Regular Interest N, REMIC II Regular Interest O and REMIC II Regular Interest P.

            "REMIC III" means the segregated pool of assets consisting of the REMIC II Regular Interests and related amounts in the Distribution Account for which a REMIC election has been made pursuant to Section 12.1(a) hereof.

            "REMIC Pool" means each of the four segregated pools of assets designated as a REMIC pursuant to Section 12.1(b) hereof.

            "REMIC Provisions" means the provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Code, and related provisions, and final, temporary and proposed regulations and rulings promulgated thereunder, as the foregoing may be in effect from time to time and taking account, as appropriate, of any proposed legislation or regulations which, as proposed, would have an effective date prior to enactment or promulgation thereof.

            "REMIC Regular Certificates" means, collectively, the Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-M, Class A-J, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O and Class P Certificates.

            "Rent Loss Policy" means a policy of insurance generally insuring against loss of income or rent resulting from hazards or acts of God.

            "Rents from Real Property" means, with respect to any REO Property, income of the character described in Section 856(d) of the Code.

            "REO Account" shall have the meaning set forth in Section 9.14(a) hereof.

            "REO Disposition" means the receipt by the applicable Master Servicer or the applicable Special Servicer of Liquidation Proceeds and other payments and recoveries (including proceeds of a final sale) from the sale or other disposition of REO Property.

            "REO Income" means, with respect to any REO Property (other than REO Property that was security for a Serviced Loan Group), except as set forth below, all income received in connection with such REO Property during such period less any operating expenses, utilities, real estate taxes, management fees, insurance premiums, expenses for maintenance and repairs and any other capital expenses directly related to such REO Property paid during such period. With respect to REO Property that was security for a Serviced Loan Group, only the portion of such amounts payable to the holder of the related Senior Mortgage Loan shall be included in REO Income. With respect to the Non-Trust Serviced Loan Group (if the 2006-PWR14 Special Servicer has foreclosed upon the mortgaged properties securing the Non-Trust Serviced Pari Passu Loan), the REO Income includes only the portion of such net income that is paid to the holder of the Non-Trust Serviced Pari Passu Loan pursuant to the 2006-PWR14 Pooling and Servicing Agreement.

            "REO Mortgage Loan" means a Mortgage Loan, as to which the related Mortgaged Property is an REO Property.

            "REO Property" means a Mortgaged Property (or the Trust's interest therein, if the Mortgaged Property securing a Mortgage Loan (or Serviced Loan Group, as applicable) has been acquired by the Trust) acquired by the Trust through foreclosure, deed-in-lieu of foreclosure, abandonment or reclamation from bankruptcy in connection with a Defaulted Mortgage Loan or otherwise treated as foreclosure property under the REMIC Provisions.

            "Report Date" means the second Business Day before the related Distribution Date.

            "Reporting Servicer" means the Master Servicers, the Special Servicers, any Primary Servicer, each Reporting Sub-Servicer, the Trustee, the Paying Agent and any Additional Servicer, as the case may be.

            "Reporting Sub-Servicer" means any Person that (i) is a Servicing Function Participant, (ii) Services the assets of the Trust on behalf of (a) the Trust, (b) the Trustee, (c) the Paying Agent, (d) the Master Servicers, (e) the Special Servicers, (f) any Additional Servicer or (g) any other Person that otherwise constitutes a "Sub-Servicer," and (iii) is responsible for the performance (whether directly or through sub-servicers or Subcontractors) of Servicing functions that are required to be performed by the Trustee, the Paying Agent, the Master Servicers, the Special Servicers or any Additional Servicer under this Agreement or any sub-servicing agreement and are identified in Item 1122(d) of Regulation AB. For clarification purposes, any Primary Servicer is a Reporting Sub-Servicer.

            "Repurchased Loan" has the meaning set forth in Section 2.3(a) hereof.

            "Request for Release" means a request for release of certain documents relating to the Mortgage Loans, a form of which is attached hereto as Exhibit C.

            "Required Appraisal Loan" means any Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group, as applicable) as to which an Appraisal Event has occurred. A Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group, as applicable) will cease to be a Required Appraisal Loan at such time as it is a Rehabilitated Mortgage Loan.

            "Reserve Account" shall mean the Reserve Account maintained by the Paying Agent in accordance with the provisions of Section 5.3, which shall be an Eligible Account, which may be a sub-account of the Distribution Account.

            "Residual Certificates" means, with respect to REMIC I and the RCE Loan REMIC, the Class R-I Certificates; with respect to REMIC II, the Class R-II Certificates; and with respect to REMIC III, the Class R-III Certificates.

            "Responsible Officer" means, when used with respect to the initial Trustee, Paying Agent or Custodian, any officer of Trustee, Paying Agent or Custodian, as the case may be, with specific responsibilities for the matters contemplated by this Agreement and when used with respect to any successor Trustee, Paying Agent or Custodian, any Vice President, Assistant Vice President, corporate trust officer or any assistant corporate trust officer or Persons performing similar roles on behalf of the Trustee, the Paying Agent or the Custodian, as the case may be.

            "Restricted Servicer Reports" means, collectively, to the extent not filed with the Commission, the CMSA Servicer Watch List, the CMSA Operating Statement Analysis Report, the CMSA NOI Adjustment Worksheet, CMSA Financial File and the CMSA Comparative Financial Status Report.

            "Reverse Sequential Order" means sequentially to the Class P,
Class O, Class N, Class M, Class L, Class K, Class J, Class H, Class G, Class F, Class E, Class D, Class C, Class B, Class A-J and Class A-M Certificates, and finally to the Class X, Class A-1, Class A-1A, Class A-2, Class A-3 and Class A-4 Certificates on a pro rata basis, as described herein.

            "Rule 144A" means Rule 144A under the 1933 Act.

            "Rule 144A IAI Global Certificate" means, with respect to any Class of Certificates offered and sold in reliance on Rule 144A or to certain Institutional Accredited Investors, a single, permanent global Certificate, in definitive, fully registered form without interest coupons.

            "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. or its successor in interest.

            "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Commission promulgated thereunder (including any interpretations thereof by the Commission's staff).

            "Sarbanes-Oxley Certification" has the meaning set forth in Section 13.6.

            "Scheduled Payment" means each scheduled payment of principal of, and/or interest on, a Mortgage Loan (or Serviced Loan Group, as applicable) required to be paid on its Due Date by the Mortgagor in accordance with the terms of the related Mortgage Note (excluding all amounts of principal and interest which were due on or before the Cut-Off Date, whenever received, and taking account of any modifications thereof and the effects of any Debt Service Reduction Amounts and Deficient Valuation Amounts).

            "Scheduled Principal Balance" means, with respect to any Mortgage Loan (or Serviced Loan Group, as applicable) or any REO Mortgage Loan, for purposes of performing calculations with respect to any Distribution Date, the Principal Balance thereof minus the aggregate amount of any P&I Advances of principal previously made with respect to such Mortgage Loan (or Serviced Loan Group, as the case may be) or such REO Mortgage Loan.

            "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

            "Seller" means MSMCH, PCFII, RBC, Prudential and NatCity, as the case may be.

            "Seller Sub-Servicer": A Sub-Servicer or Additional Servicer required to be retained by a Master Servicer or a Special Servicer, as applicable, by a Seller, as listed on Schedule XX hereto.

            "Senior Mortgage Loan" means a Mortgage Loan in a Serviced Loan
Group.

            "Service(s)(ing)" means, in accordance with Regulation AB, the act of servicing and administering the Mortgage Loans or any other assets of the Trust by an entity that meets the definition of "servicer" set forth in Item 1101 of Regulation AB and is subject to the disclosure requirements set forth in
Item 1108 of Regulation AB. For clarification purposes, any uncapitalized occurrence of this term shall have the meaning commonly understood by participants in the commercial mortgage-backed securities market.

            "Serviced Companion Loan" means any pari passu note or subordinate note other than the Mortgage Loan that evidences the related Serviced Loan Group.

            "Serviced Companion Loan Custodial Account" means the custodial sub-account of the Certificate Account (but which is not included in the Trust) created and maintained by the applicable Master Servicer pursuant to Section 5.1(c) on behalf of the holder(s) of each Serviced Companion Loan. The Serviced Companion Loan Custodial Account shall be maintained as a sub-account of an Eligible Account.

            "Serviced Loan Group" means, with respect to a mortgage loan that is evidenced by more than one note, the entire mortgage loan, including the related Mortgage Loan and the other pari passu notes or subordinate notes. A Serviced Loan Group consists of the related Senior Mortgage Loan and the Serviced Companion Loan(s).

            "Servicer Errors and Omissions Insurance Policy" or "Errors and Omissions Insurance Policy" means an errors and omissions insurance policy maintained by each Master Servicer, each Special Servicer, the Trustee or the Paying Agent, as the case may be, in accordance with Section 8.2, Section 9.2 and Section 7.17, respectively.

            "Servicer Fidelity Bond" or "Fidelity Bond" means a bond or insurance policy under which the insurer agrees to indemnify each Master Servicer, each Special Servicer, the Trustee or the Paying Agent, as the case may be, (subject to standard exclusions) for all losses (less any deductible) sustained as a result of any theft, embezzlement, fraud or other dishonest act on the part of a Master Servicer's, a Special Servicer's, the Trustee's or the Paying Agent's, as the case may be, officers or employees and is maintained in accordance with Section 8.2, Section 9.2 and Section 7.17, respectively.

            "Servicer Mortgage File" means (i) with respect to all Mortgage Loans other than the MSMCH Loans, copies of the mortgage documents listed in the definition of Mortgage File relating to a Mortgage Loan, and (ii) with respect to the MSMCH Loans, copies of the mortgage documents listed in the definition of Mortgage File relating to a Mortgage Loan and, to the extent required to be (and actually) delivered to the applicable Master Servicer by the applicable Seller pursuant to the applicable Mortgage Loan Purchase Agreement, copies of the following items: the Mortgage Note, any Mortgage, the Assignment of Leases and the Assignment of Mortgage, any guaranty/indemnity agreement, any loan agreement, any insurance policies or certificates (as applicable), any property inspection reports, any financial statements on the property, any escrow analysis, any tax bills, any Appraisal, any environmental report, any engineering report, any asset summary, financial information on the Mortgagor/sponsor and any guarantors, any letters of credit, any intercreditor agreement and any Environmental Insurance Policies.

            "Servicing Advance" means any cost or expense of the Master Servicers, the Special Servicers or the Trustee, as the case may be, designated as a Servicing Advance pursuant to this Agreement and any other costs and expenses incurred by or for such Master Servicer, such Special Servicer or the Trustee, as the case may be, to protect and preserve the security for a Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group, as applicable).

            "Servicing Criteria" means the criteria set forth in paragraph (d) of Item 1122 of Regulation AB, as such may be amended from time to time.

            "Servicing Function Participant" means any Person, other than the Master Servicers, the Special Servicers, the Trustee and the Paying Agent that, within the meaning of Item 1122 of Regulation AB, is performing activities addressed by the Servicing Criteria, unless such Person's activities relate only to 5% or less of the Mortgage Loans (based on their Principal Balance) or the applicable Master Servicer, the applicable Special Servicer, the Trustee or the Paying Agent has assumed responsibility for such activities, as provided for under Regulation AB. For clarification purposes, each Primary Servicer is a Servicing Function Participant.

            "Servicing Officer" means, any officer or employee of the Master Servicers or Special Servicers involved in, or responsible for, the administration and servicing of the Mortgage Loans (or Serviced Loan Group, as applicable) or this Agreement and also, with respect to a particular matter, any other officer to whom such matter is referred because of such officer's or employee's knowledge of and familiarity with the particular subject, and, in the case of any certification required to be signed by a Servicing Officer, such an officer or employee whose name and specimen signature appears on a list of servicing officers furnished to the Trustee by the Master Servicers or the Special Servicers, as applicable, as such list may from time to time be amended.

            "Servicing Standard" means the standard by which the Master Servicers and Special Servicers will service and administer the Mortgage Loans (or Serviced Loan Groups, as applicable) and/or REO Properties that it is obligated to service and administer on behalf of the Trustee in the best interests and for the benefit of the Certificateholders (or, with respect to a Serviced Loan Group, for the Certificateholders and the holder of the related Serviced Companion Loan, as a collective whole, but with respect to the Serviced Loan Groups, taking into account the subordinate nature of the Serviced Companion Loans that are subordinate notes, if any) (as determined by the applicable Master Servicer or the applicable Special Servicer, as applicable, in its good faith and reasonable judgment), in accordance with applicable law, the terms of this Agreement, and the terms of the respective subject Mortgage Loans (or Serviced Loan Group, as applicable) and the Co-Lender Agreement (if applicable) and, to the extent consistent with the foregoing, further as follows:

            (i) with the same skill, care and diligence as is normal and usual in its general mortgage servicing activities on behalf of third parties or on behalf of itself, whichever is higher, and in the case of a Special Servicer, its REO Property management activities on behalf of third parties or on behalf of itself, whichever is higher, with respect to mortgage loans that are comparable to the Mortgage Loans; and

            (ii) with a view to the timely collection of all scheduled payments of principal and interest under the Mortgage Loans (or Serviced Loan Groups, as applicable) and, in the case of a Special Servicer, if a serviced Mortgage Loan (or Serviced Loan Group, as applicable) comes into and continues in default, and if, in the judgment of such Special Servicer, no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of the recovery of principal and interest on that Mortgage Loan (or Serviced Loan Group, as the case may be) to the Certificateholders, as a collective whole (or, in the case of a Serviced Loan Group, the maximization of recovery of principal and interest thereon to the Certificateholders and the holder of the related Serviced Companion Loan, as a collective whole), on a net present value basis (the relevant discounting of anticipated collections that will be distributable to Certificateholders will be performed at the rate determined by such Special Servicer but in any event not less than (i) the related REMIC I Net Mortgage Rate or the RCE Loan REMIC Net Mortgage Rate, as applicable, in the case of the Mortgage Loans (other than any Senior Mortgage Loan or Serviced Companion Loan) or (ii) the weighted average of the mortgage rates on the related Senior Mortgage Loan and Serviced Companion Loan, in the case of any Serviced Loan Group);

but without regard to: (I) any relationship that a Master Servicer or a Special Servicer, as the case may be, or any Affiliate thereof may have with the related Mortgagor; (II) the ownership of any Certificate (or any interest in a Serviced Companion Loan or mezzanine loan, as applicable) by a Master Servicer or a Special Servicer, as the case may be, or any Affiliate thereof; (III) a Master Servicer's obligation to make P&I Advances or Servicing Advances; (IV) a Special Servicer's obligation to request that a Master Servicer make Servicing Advances;
(V) the right of a Master Servicer (or any Affiliate thereof) or a Special Servicer (or any Affiliate thereof), as the case may be, to receive reimbursement of costs, or the sufficiency of any compensation payable to it under this Agreement or with respect to any particular transaction, and (VI) other than with respect to the Capmark Master Servicer, any obligation of a Master Servicer or any of its Affiliates (in their capacity as a Seller, if applicable) to cure a breach of representation or warranty or repurchase a Mortgage Loan.

            "Servicing Transfer Event" means the occurrence of any of the following events: (i) a payment default shall have occurred on a Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group, as applicable) (x) at its Maturity Date (except if (a) the Mortgagor is making its Assumed Scheduled Payments, (b) the Mortgagor notifies the applicable Master Servicer (who shall forward such notice to the other Master Servicer, the applicable Special Servicer and the Operating Adviser) of its intent to refinance such Mortgage Loan (or Serviced Loan Group, as the case may be) and is diligently pursuing such refinancing, (c) the Mortgagor delivers a firm commitment to refinance acceptable to the Operating Adviser on or prior to the Maturity Date, and (d) such refinancing occurs on a Payment Date within 60 days of such default, which 60-day period may be extended to 120 days by the Master Servicer with the consent of the Operating Adviser) or (y) if any other payment is more than 60 days past due or has not been made on or before the second Due Date following the date such payment was due; (ii) any Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group, as applicable) as to which, to the applicable Master Servicer's or the applicable Special Servicer's knowledge, the Mortgagor has consented to the appointment of a receiver or conservator in any insolvency or similar proceeding of, or relating to, such Mortgagor or to all or substantially all of its property, or the Mortgagor has become the subject of a decree or order issued under a bankruptcy, insolvency or similar law and such decree or order shall have remained undischarged, undismissed or unstayed for a period of 30 days; (iii) any Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group, as the case may be) as to which the applicable Master Servicer or the applicable Special Servicer shall have received notice of the foreclosure or proposed foreclosure of any other lien on the Mortgaged Property; (iv) any Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group, as the case may be) as to which the applicable Master Servicer or the applicable Special Servicer has knowledge of a default (other than a failure by the related Mortgagor to pay principal or interest) which in the good faith reasonable judgment of such Master Servicer or such Special Servicer materially and adversely affects the interests of the Certificateholders (or the holder of a Serviced Companion Loan) and which has occurred and remains unremedied for the applicable grace period specified in such Mortgage Loan (or, if no grace period is specified, 60 days); (v) any Mortgage Loan (or Serviced Loan Group, as the case may be) as to which the Mortgagor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors or voluntarily suspends payment of its obligations; and
(vi) any Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group, as the case may be) as to which, in the good faith reasonable judgment (in accordance with the Servicing Standard) of the applicable Master Servicer or the applicable Special Servicer, (a) a payment default is imminent or is likely to occur within 60 days or (b) any other default is imminent or is likely to occur within 60 days and such default, in the judgment of such Master Servicer or Special Servicer, is reasonably likely to materially and adversely affect the interests of the Certificateholders or the holders of any related Serviced Companion Loan. If a Servicing Transfer Event occurs with respect to a Senior Mortgage Loan, it shall be deemed to have occurred also with respect to the related Serviced Companion Loan. If a Servicing Transfer Event occurs with respect to a Serviced Companion Loan, it shall be deemed to have occurred also with respect to the related Senior Mortgage Loan.

            "Significant Mortgage Loan" means a Mortgage Loan which has a Principal Balance (together with any other Mortgage Loan with which it is cross-collateralized) equaling or exceeding 5% of the Aggregate Certificate Balance or exceeds $35,000,000 or is one of the then current top 10 loans (by Principal Balance) in the Mortgage Pool.

            "Significant Obligor" means a "significant obligor" as defined in Regulation AB. As of the date hereof, the applicable Mortgagor for or the mortgaged property securing the Mortgage Loan identified as First Stamford in the Mortgage Loan Schedule and the applicable Mortgagor for or the mortgaged property securing the DC Hilton Mortgage Loan are Significant Obligors.

            "Similar Laws" has the meaning set forth in Section 3.3(d).

            "Single-Purpose Entity" means a Person, other than an individual, whose organizational documents provide substantially to the effect that it is formed or organized solely for the purpose of owning and collecting payments from Defeasance Collateral for the benefit of the Trust and which (i) does not engage in any business unrelated thereto and the financing thereof; (ii) does not have any assets other than those related to its interest in Defeasance Collateral; (iii) maintains its own books, records and accounts, in each case which are separate and apart from the books, records and accounts of any other Person; (iv) conducts business in its own name and uses separate stationery, invoices and checks; (v) does not guarantee or assume the debts or obligations of any other Person; (vi) does not commingle its assets or funds with those of any other Person; (vii) transacts business with Affiliates on an arm's length basis pursuant to written agreements; and (viii) holds itself out as being a legal entity, separate and apart from any other Person, and otherwise complies with the single-purpose requirements established by the Rating Agencies. The entity's organizational documents also provide that any dissolution and winding up or insolvency filing for such entity requires the unanimous consent of all partners or members, as applicable, and that such documents may not be amended with respect to the Single-Purpose Entity requirements.

            "Sole Certificateholder" means any Certificateholder (or Certificateholders provided they act in unanimity) holding 100% of the then outstanding Class X, Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class EI Certificates or an assignment of the voting rights thereof; provided, however, that the Certificate Balances of the Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates have been reduced to zero.

            "Special Servicer" means (a) with respect to any Mortgage Loan other than the DC Hilton Mortgage Loan and the Non-Trust Serviced Pari Passu Loan, any REO Property acquired by the Trust with respect to such Mortgage Loan and any matters relating to the foregoing, the General Special Servicer; and (b) with respect to the DC Hilton Mortgage Loan, any REO Property acquired by the Trust with respect to such Mortgage Loan and any matters relating to the foregoing, the DC Hilton Special Servicer.

            "Special Servicer Compensation" means, with respect to any applicable period, the sum of the Special Servicing Fees, the Liquidation Fees and Work-Out Fees and any other amounts to be paid to a Special Servicer pursuant to the terms of this Agreement.

            "Special Servicer Remittance Date" means the Business Day preceding each Determination Date.

            "Special Servicing Fee" means, for each calendar month, as to each Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Companion Loan, if applicable) that is a Specially Serviced Mortgage Loan (including REO Mortgage Loans), the fraction or portion of the Special Servicing Fee Rate applicable to such month (determined using the same interest accrual methodology that is applied with respect to the Mortgage Rate for such Mortgage Loan (or Serviced Companion Loan, if applicable) for such month) multiplied by the Scheduled Principal Balance of such Specially Serviced Mortgage Loan immediately before the Due Date occurring in such month.

            "Special Servicing Fee Rate" means 0.25% per annum.

            "Special Servicing Officer" means any officer or employee of a Special Servicer involved in, or responsible for, the administration and servicing of the Specially Serviced Mortgage Loans whose name and specimen signature appear on a list of servicing officers or employees furnished to the Trustee, the Paying Agent and the applicable Master Servicer by such Special Servicer signed by an officer of such Special Servicer, as such list may from time to time be amended.

            "Specially Serviced Mortgage Loan" means, as of any date of determination, any Mortgage Loan (or Serviced Loan Group, as applicable) with respect to which a Servicing Transfer Event has occurred and is continuing. Promptly upon a Mortgage Loan (or Serviced Loan Group, as applicable) becoming a Specially Serviced Mortgage Loan, the applicable Master Servicer shall be responsible to deliver to the applicable Special Servicer all information, documents and records relating to such Mortgage Loan (or Serviced Loan Group, as the case may be), as reasonably requested by such Special Servicer to enable it to assume its duties with respect to such Mortgage Loan (or Serviced Loan Group, as the case may be). A Specially Serviced Mortgage Loan shall cease to be a Specially Serviced Mortgage Loan from and after the date on which the applicable Special Servicer notifies the applicable Master Servicer, the Operating Adviser, the Paying Agent and the Trustee, in accordance with Section 8.1(b), that such Mortgage Loan (or Serviced Loan Group, as the case may be), with respect to such Servicing Transfer Event, has become a Rehabilitated Mortgage Loan, unless and until such Master Servicer notifies such Special Servicer, the Paying Agent and the Trustee, in accordance with Section 8.1(b) that another Servicing Transfer Event with respect to such Mortgage Loan (or Serviced Loan Group, as the case may be) exists or occurs.

            "Standard Hazard Insurance Policy" means a fire and casualty extended coverage insurance policy in such amount and with such coverage as required by this Agreement.

            "Sub-Servicer" has the meaning set forth in Section 8.4(b).

            "Sub-Servicing Agreement" means a Sub-Servicing Agreement, or any other agreement between a Master Servicer or Primary Servicer and a Sub-Servicer, with respect to the servicing, primary servicing or sub-servicing of one or more Mortgage Loans.

            "Subcontractor" means any vendor, subcontractor or other Person that is not responsible for the overall servicing of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Master Servicers, the Special Servicers, an Additional Servicer, a Reporting Sub-Servicer, the Paying Agent or the Trustee.

            "Subject Securitization Transaction" shall mean the commercial mortgage securitization transaction contemplated by this Agreement.

            "Subordinate Certificates" means, collectively, the Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O and Class P Certificates.

            "Subordinate Loan" means, with respect to a Serviced Loan Group, a related Serviced Companion Loan that is subordinate in priority to the related Senior Mortgage Loan.

            "Successful Bidder" has the meaning set forth in Section 8.29(d).

            "Tax Matters Person" means the Person designated as the "tax matters person" of the related REMIC Pool pursuant to Treasury Regulations Section 1.860F-4(d) and Treasury Regulations Section 301.6231(a)(7)-1.

            "Termination Price" has the meaning set forth in Section 10.1(b) herein.

            "30/360 basis" means any Mortgage Loan that accrues interest on the basis of a 360-day year consisting of twelve 30-day months.

            "Title Insurance Policy" means a title insurance policy maintained with respect to a Mortgage Loan.

            "Transfer" means any direct or indirect transfer, sale, pledge, hypothecation, or other form of assignment of any Ownership Interest in a Certificate.

            "Transferee" means any Person who is acquiring by Transfer any Ownership Interest in a Certificate.

            "Transferor" means any Person who is disposing by Transfer any Ownership Interest in a Certificate.

            "Trust" or "Trust Fund" means the trust created pursuant to this Agreement and designated "Morgan Stanley Capital I Trust 2007-IQ15," the assets of which consist of all the assets of REMIC I and the RCE Loan REMIC (including the related Mortgage Loans (other than Excess Interest thereon), such related amounts as shall from time to time be held in the Certificate Accounts, the Distribution Account (other than the Excess Interest Sub-Account), the Interest Reserve Account, the Reserve Account, the REO Accounts, the Trustee's rights under the Insurance Policies, any REO Properties (or the Trust's beneficial interest in a Mortgaged Property acquired under the 2006-PWR14 Pooling and Servicing Agreement) and other items referred to in Section 2.1(a) hereof, in each case to the extent allocable to the related Mortgage Loan), the REMIC I Regular Interests, the RCE Loan REMIC Regular Interest, the REMIC II Regular Interests, Excess Interest and the Excess Interest Sub-Account. The Trust shall not include any Serviced Companion Loan, any interest of the holder of a Serviced Companion Loan or the Serviced Companion Loan Custodial Account. The Trust shall not include the Non-Trust Serviced Companion Loan.

            "Trustee" means Wells Fargo Bank, National Association, as trustee, or its successor-in-interest, or if any successor trustee, or any co-trustee shall be appointed as herein provided, then "Trustee" shall also mean such successor trustee (subject to Section 7.7 hereof) and such co-trustee (subject to Section 7.9 hereof), as the case may be.

            "Trustee Fee" means for each calendar month, as to each Mortgage Loan (including REO Mortgage Loans and Defeasance Loans), the portion of the Trustee Fee Rate applicable to such month (determined using the same interest accrual methodology (other than the rate of accrual) that is applied with respect to the Mortgage Rate for such Mortgage Loan for such month) multiplied by the Scheduled Principal Balance of each such Mortgage Loan immediately before the Due Date occurring in such month. A portion of the Trustee Fee shall be payable to the Paying Agent as agreed between the Trustee and the Paying Agent.

            "Trustee Fee Rate" means 0.00095% per annum.

            "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

            "Underwriter" means each of Morgan Stanley & Co. Incorporated, Bear, Stearns & Co. Inc., Greenwich Capital Markets, Inc. and RBC Capital Markets Corporation, or their respective successors-in-interest.


            "United States Person" means (i) any natural person resident in the United States, (ii) any partnership or corporation organized or incorporated under the laws of the United States or any state thereof or the District of Columbia, (iii) any estate of which an executor or administrator is a United States Person (other than an estate governed by foreign law and of which at least one executor or administrator is a non-United States Person who has sole or shared investment discretion with respect to its assets), (iv) any trust of which any trustee is a United States Person (other than a trust of which at least one trustee is a non-United States Person and has sole or shared investment discretion with respect to its assets), (v) any agency or branch of a foreign entity located in the United States, (vi) any non-discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary for the benefit or account of a United States Person, (vii) any discretionary or similar account (other than an estate or trust) held by a dealer or other fiduciary organized, incorporated or (if an individual) resident in the United States (other than such an account held for the benefit or account of a non-United States Person), (viii) any partnership or corporation organized or incorporated under the laws of a foreign jurisdiction and formed by a United States Person principally for the purpose of investing in securities not registered under the 1933 Act (unless it is organized or incorporated, and owned, by accredited investors within the meaning of Rule 501(A) under the 1933 Act who are not natural persons, estates or trusts); provided, however, that the term "United States Person" shall not include (A) a branch or agency of a United States Person that is located and operating outside the United States for valid business purposes as a locally regulated branch or agency engaged in the banking or insurance business, (B) any employee benefit plan established and administered in accordance with the law, customary practices and documentation of a foreign country and (C) the international organizations set forth in
Section 902(o)(7) of Regulation S under the 1933 Act and any other similar international organizations, and their agencies, Affiliates and pension plans.

            "United States Tax Person" means any of (i) a citizen or resident of the United States, (ii) corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States or any State thereof or the District of Columbia, including any entity treated as such a corporation or partnership for federal income tax purposes, (iii) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States Tax Persons has the authority to control all substantial decisions of such trust (or to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996, which is eligible to elect to be treated as a United States Tax Person).

            "Unliquidated Advance" means any Advance previously made by a party hereto that has been previously reimbursed to the Person that made the Advance by the Trust as part of a Workout-Delayed Reimbursement Amount pursuant to subsection (iii) of Section 5.2(a)(II), but that has not been recovered from the Mortgagor or otherwise from collections on or the proceeds of the Mortgage Loan or REO Property in respect of which the Advance was made.

            "Unpaid Interest" means, on any Distribution Date with respect to any Class of Interests or Certificates (excluding the Residual Certificates and the Class EI Certificates), the portion of Distributable Certificate Interest for such Class remaining unpaid as of the close of business on the preceding Distribution Date, plus one month's interest thereon at the applicable Pass-Through Rate.

            "Unrestricted Servicer Reports" means, collectively, the CMSA Delinquent Loan Status Report, CMSA Historical Loan Modification and Corrected Mortgage Loan Report, CMSA Historical Liquidation Loss Report, CMSA Loan Periodic Update File, CMSA Loan Setup File, CMSA Bond Level File, CMSA Collateral Summary File, CMSA Reconciliation of Funds Report, CMSA REO Status Report, CMSA Loan Level Reserve/LOC Report, CMSA Advance Recovery Report, CMSA Total Loan Report and, if and to the extent filed with the Commission, such reports and files as would, but for such filing, constitute Restricted Master Servicer Reports.

            "USAP" has the meaning set forth in Section 13.10 herein.

            "Weighted Average REMIC Net Mortgage Rate" means, with respect to any Distribution Date, the weighted average of the REMIC I Net Mortgage Rates for the REMIC I Regular Interests and the RCE Loan REMIC Net Mortgage Rate for the RCE Loan REMIC Regular Interest, weighted on the basis of their respective Certificate Balances as of the close of business on the preceding Distribution Date.

            "Work-Out Fee" means a fee payable with respect to any Rehabilitated Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan), equal to the product of (x) 1.00% and (y) the amount of each collection of interest (other than default interest and Excess Interest) and principal received (including any Condemnation Proceeds received and applied as a collection of such interest and principal) on such Mortgage Loan (or Serviced Loan Group, as applicable) so long as it remains a Rehabilitated Mortgage Loan or otherwise payable as set forth in
Section 9.21(d).

            "Workout-Delayed Reimbursement Amount" has the meaning set forth in subsection (II)(A) of Section 5.2(a).

            "Yield Maintenance Charges" means, with respect to any Distribution Date, the aggregate of all yield maintenance charges, if any, received during the related Collection Period in connection with Principal Prepayments.

            "Yield Maintenance Minimum Amount" means, with respect to a Mortgage Loan that provides for a Yield Maintenance Charge to be paid in connection with any Principal Prepayment thereon or other early collection of principal thereof, any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

            Section 1.2 Calculations Respecting Mortgage Loans

            (a) Calculations required to be made by the Paying Agent pursuant to this Agreement with respect to any Mortgage Loan (or Serviced Loan Group, as applicable) shall be made based upon current information as to the terms of such Mortgage Loan (or Serviced Loan Group, as the case may be) and reports of payments received from the applicable Master Servicer on such Mortgage Loan (or Serviced Loan Group, as the case may be) and payments to be made to the Paying Agent as supplied to the Paying Agent by such Master Servicer. The Paying Agent shall not be required to recompute, verify or recalculate the information supplied to it by the applicable Master Servicer and may conclusively rely upon such information in making such calculations. If, however, a Responsible Officer of the Paying Agent has actual knowledge of an error in the calculations, the Paying Agent shall inform the applicable Master Servicer of such error.

            (b) Unless otherwise required by law or the applicable Mortgage Loan documents (or with respect to a Serviced Loan Group, the related Co-Lender Agreement), any amounts (other than escrow and reserve deposits and reimbursements of Servicing Advances and expenses) received in respect of a Mortgage Loan (or Serviced Companion Loan, as applicable) as to which a default has occurred and is continuing (other than Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, Purchase Proceeds and REO Income) shall be applied as follows: first, to overdue interest due with respect to such Mortgage Loan (or Serviced Companion Loan, as the case may be) at the Mortgage Rate thereof, second, to current interest due with respect to such Mortgage Loan (or Serviced Companion Loan, as the case may be) at the Mortgage Rate thereof, third, to the reduction of the Principal Balance of such Mortgage Loan (or Serviced Companion Loan, as the case may be) to zero if such Mortgage Loan (or Serviced Companion Loan, as the case may be) has been accelerated, and in respect of any scheduled payments of principal then due to the extent that such Mortgage Loan (or Serviced Companion Loan, as the case may be) has not yet been accelerated, fourth, to any default interest and other amounts due on such Mortgage Loan (or Serviced Companion Loan, as the case may be) and fifth, to Late Fees due with respect to such Mortgage Loan (or Serviced Companion Loan, as the case may be). The foregoing allocations are intended to govern loan level allocations but shall not govern allocations of such amounts at the trust level for the purpose of determining Principal Distribution Amounts or Distributable Certificate Interest.

            Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds, Purchase Proceeds and REO Income shall be applied as follows: first, as a recovery of any related and unreimbursed Advances (together with interest thereon) and Unliquidated Advances (to the Trust), and if applicable, unpaid Liquidation Expenses; second, as a recovery of unpaid servicing compensation; third, as a recovery of any Additional Trust Expenses, fourth, as a recovery of any Nonrecoverable Advances thereon, except with respect to any Unliquidated Advance previously reimbursed from principal pursuant to Section 5.2(a)(II)(iv); fifth, as a recovery of any remaining accrued and unpaid interest on such Mortgage Loan (or Serviced Companion Loan) at the related Mortgage Rate to, but not including, the date of receipt (or, in the case of a full monthly payment from any Mortgagor, through the related Due Date); sixth, as a recovery of any remaining principal of such Mortgage Loan (or Serviced Companion Loan) then due and owing, including by reason of acceleration of the Mortgage Loan (or Serviced Companion Loan) following a default thereunder (or, if a Liquidation Event has occurred in respect of such Mortgage Loan (or Serviced Companion Loan), as a recovery of principal to the extent of its entire remaining unpaid Principal Balance); seventh, unless a Liquidation Event has occurred with respect to such Mortgage Loan (or Serviced Companion Loan), as a recovery of amounts to be currently applied to the payment of real estate taxes, assessments, insurance premiums (including premiums on any Environmental Insurance Policy), ground rents (if applicable) and similar items; eighth, as a recovery of any Late Fees and default interest then due and owing under such Mortgage Loan (or Serviced Companion Loan); ninth, as a recovery of any Prepayment Premium or Yield Maintenance Charge then due and owing under such Mortgage Loan (or Serviced Companion Loan); tenth, as a recovery of any assumption fees, Modification Fees and extension fees then due and owing under such Mortgage Loan (or Serviced Companion Loan); and eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan (or Serviced Companion Loan).

            (c) Notwithstanding the foregoing applications of amounts received by or on behalf of the Trust in respect of any Mortgage Loan (or Serviced Companion Loan), any amounts due and owing under the related Mortgage Note and Mortgage (including for principal and accrued and unpaid interest) (or, with respect to a Serviced Companion Loan, any amounts due and owing under the related mortgage note and mortgage, excluding amounts for principal and accrued and unpaid interest) shall be applied in accordance with the express provisions of the related Mortgage Loan documents.

            Section 1.3 Calculations Respecting Accrued Interest

            Accrued interest on any Certificate shall be calculated based upon a 360-day year consisting of twelve 30-day months. Pass-Through Rates shall be carried out to eight decimal places, rounded if necessary. All dollar amounts calculated hereunder shall be rounded to the nearest penny.

            Section 1.4 Interpretation

            (a) Whenever the Agreement refers to a Distribution Date and a "related" Collection Period, Interest Accrual Period, Record Date, Due Date, Report Date, Monthly Certificateholders Report, Special Servicer Remittance Date, Master Servicer Remittance Date or Determination Date, such reference shall be to the Collection Period, Interest Accrual Period, Record Date, Due Date, Report Date, Special Servicer Remittance Date, Master Servicer Remittance Date or Determination Date, as applicable, immediately preceding such Distribution Date.

            (b) As used herein and in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms not defined in Section
1.1 shall have the respective meanings given to them under generally accepted accounting principles or regulatory accounting principles, as applicable.

            (c) The words "hereof," "herein" and "hereunder," and words of similar import, when used in this Agreement, shall refer to this agreement as a whole and not to any particular provision of this Agreement, and references to Sections, Schedules and Exhibits contained in this Agreement are references to Sections, Schedules and Exhibits in or to this Agreement unless otherwise specified.

            (d) Whenever a term is defined herein, the definition ascribed to such term shall be equally applicable to both the singular and plural forms of such term and to masculine, feminine and neuter genders of such term.

            (e) This Agreement is the result of arm's-length negotiations between the parties and has been reviewed by each party hereto and its counsel. Each party agrees that any ambiguity in this Agreement shall not be interpreted against the party drafting the particular clause which is in question.

            Section 1.5 ARD Loans

            Notwithstanding any provision of this Agreement:

            (a) For the ARD Loans, the Excess Interest accruing as a result of the step-up in the Mortgage Rate upon failure of the related Mortgagor to pay the principal on the Anticipated Repayment Date as specifically provided for in the related Mortgage Note shall not be taken into account for purposes of the definitions of "Appraisal Reduction," "Assumed Scheduled Payment," "Mortgage Rate," "Purchase Price" and "Realized Loss."

            (b) Excess Interest shall constitute an asset of the Trust but not an asset of any REMIC Pool.

            (c) Neither a Master Servicer nor a Special Servicer shall take any enforcement action with respect to the payment of Excess Interest unless the taking of such action is consistent with the Servicing Standard and all other amounts due under such Mortgage Loan have been paid, and, in the good faith and reasonable judgment of such Master Servicer and such Special Servicer, as the case may be, the Liquidation Proceeds expected to be recovered in connection with such enforcement action will cover the anticipated costs of such enforcement action and, if applicable, any associated interest thereon.

            (d) Liquidation Fees shall not be deemed to be earned on Excess Interest.

            (e) With respect to each ARD Loan after its Anticipated Repayment Date, the respective Master Servicer or respective Special Servicer, as the case may be, shall be permitted, in its discretion, to waive in accordance with
Section 8.18 and Section 9.5 hereof, all or any accrued Excess Interest if, prior to the related Maturity Date, the related Mortgagor has requested the right to prepay the Mortgage Loan in full together with all payments required by the Mortgage Loan in connection with such prepayment except for all or a portion of accrued Excess Interest, provided that the respective Master Servicer's or the respective Special Servicer's determination to waive the right to such accrued Excess Interest is in accordance with the Servicing Standard and with
Section 8.18 and Section 9.5 hereof. The respective Master Servicer or the respective Special Servicer, as the case may be, will have no liability to the Trust, the Certificateholders or any other Person so long as such determination is based on such criteria.

            Section 1.6 Certain Matters with Respect to the Serviced Loan
Groups.

            (a) The parties hereto acknowledge that, pursuant to the related Co-Lender Agreement, if any Senior Mortgage Loan is no longer part of the Trust or is no longer serviced pursuant to the terms of this Agreement, the holder of such Senior Mortgage Loan shall negotiate one or more new servicing agreements with the applicable Master Servicer and the applicable Special Servicer; provided that, prior to entering into any such new servicing agreement, the new holder of such Senior Mortgage Loan shall obtain and provide to the holder of the related Serviced Companion Loan, Rating Agency Confirmation and written confirmation from each rating agency then rating any securitization relating to the related Serviced Companion Loan providing that such new servicing agreement will not result in the downgrade, qualification or withdrawal of its then-current ratings of any securities issued in such securitization.

            (b) For the avoidance of doubt and subject to subsection (a) above, the parties acknowledge that the rights and duties of each of the applicable Master Servicer and the applicable Special Servicer under Article VIII and
Article IX and the obligation of the applicable Master Servicer to make Advances, insofar as such rights, duties and obligations relate to the Serviced Loan Group, shall terminate upon the earliest to occur of the following with respect to the Serviced Loan Group: (i) any repurchase of or substitution for the related Senior Mortgage Loan by the applicable Seller pursuant to Section
2.3 and (ii) any payment in full of any and all amounts due (or deemed due) under such Senior Mortgage Loan (or its successor REO Mortgage Loan) (including amounts to which the holder of such Senior Mortgage Loan is entitled under the related Co-Lender Agreement); provided, however, that this statement shall not limit (A) the duty of the applicable Master Servicer or the applicable Special Servicer to deliver or make available the reports otherwise required of it hereunder with respect to the Collection Period in which such event occurs or
(B) the rights of the applicable Master Servicer or the applicable Special Servicer that may otherwise accrue or arise in connection with the performance of its duties hereunder with respect to a Serviced Loan Group prior to the date on which such event occurs.

            (c) In connection with an event described in clause (ii) of subsection (b), the Trustee, the Custodian, the applicable Master Servicer and the applicable Special Servicer shall each tender to the holder of the applicable Serviced Companion Loan (if then still outstanding), upon delivery to them of a receipt executed by such holder, all portions of the Mortgage File and other documents pertaining to such a Serviced Loan Group, possessed by it, and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to such purchaser or holder (or the designee of such purchaser or holder) in the same manner, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which documents were previously assigned to the Trustee by the related Seller, but in any event, without recourse, representation or warranty; provided that such tender by the Trustee or the Custodian shall be conditioned upon its receipt from the applicable Master Servicer of a Request for Release. The applicable Master Servicer shall, and is also hereby authorized and empowered by the Trustee to, convey to such holder any deposits then held in an Escrow Account relating to a Serviced Loan Group. If any Serviced Loan Group is then an REO Mortgage Loan, then the applicable Special Servicer shall, and is also hereby authorized and empowered by the Trustee to, convey to such holder, to the extent not needed to pay or reimburse the applicable Master Servicer, the applicable Special Servicer or the Trustee in accordance with this Agreement, deposits then held in the REO Account insofar as such funds relate to the related REO Property.

            (d) If an expense under this Agreement relates, in the reasonable judgment of the applicable Master Servicer, the applicable Special Servicer, the Trustee or the Paying Agent, as applicable, primarily to the administration of the Trust or any REMIC formed hereunder or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense with respect to any REMIC formed hereunder, then such expense shall not be allocated to, deducted or reimbursed from, or otherwise charged against the holder of a Serviced Companion Loan and such holder shall not suffer any adverse consequences as a result of the payment of such expense.

            Section 1.7 Certain Matters Relating to the Non-Trust Serviced Pari Passu Loan

            With respect to the Non-Trust Serviced Pari Passu Loan, in the event that the applicable Master Servicer or the Trustee receives notice from any of Moody's, Fitch or S&P that the applicable Master Servicer or the Trustee, as applicable, is no longer approved by such Rating Agency as to its eligibility requirements hereunder, the applicable Master Servicer or the Trustee, as applicable, shall be required to notify each of the other parties to this Agreement and the 2006-PWR14 Master Servicer of the same.

                                   ARTICLE II

                              DECLARATION OF TRUST;
                            ISSUANCES OF CERTIFICATES

            Section 2.1 Conveyance of Mortgage Loans

            (a) Effective as of the Closing Date, the Depositor does hereby assign in trust to the Trustee, without recourse, for the benefit of the Certificateholders all the right, title and interest of the Depositor, in, to and under (i) the Mortgage Loans identified on the Mortgage Loan Schedule, (ii) the Depositor's rights under each Mortgage Loan Purchase Agreement that are permitted to be assigned to the Trustee pursuant to the section thereof under the heading of "Benefit of Mortgage Loan Purchase Agreement," (iii) the Depositor's rights under each Co-Lender Agreement and the 2006-PWR14 Pooling and Servicing Agreement and (iv) all other assets included or to be included in REMIC I and the RCE Loan REMIC for the benefit of REMIC II and REMIC III. Such assignment includes all interest and principal received or receivable on or with respect to the Mortgage Loans and due after the Cut-Off Date. The transfer of the Mortgage Loans and the related rights and property accomplished hereby is absolute and is intended by the parties to constitute a sale. In connection with the initial sale of the Certificates by the Depositor, the purchase price to be paid includes a portion attributable to interest accruing on the Certificates from and after the Cut-Off Date. The Trustee, by the execution and delivery of this Agreement, hereby agrees that each Senior Mortgage Loan and each Serviced Companion Loan remains subject to its related Co-Lender Agreement. The transfer and assignment of the Non-Trust Serviced Pari Passu Loan to the Trustee and the right to service such Mortgage Loan is subject to the terms and conditions of the 2006-PWR14 Pooling and Servicing Agreement and the Co-Lender Agreement.

            (b) In connection with the Depositor's assignment pursuant to
Section 2.1(a) above, the Depositor shall direct, and hereby represents and warrants that it has directed, each Seller pursuant to the applicable Mortgage Loan Purchase Agreement to deliver to and deposit with, or cause to be delivered to and deposited with, the Custodian appointed hereunder, on or before the Closing Date, the Mortgage Note for each Mortgage Loan so assigned, endorsed to the Trustee as specified in clause (i) of the definition of "Mortgage File." Each Seller is required, pursuant to the applicable Mortgage Loan Purchase Agreement, to deliver to the Custodian the remaining documents constituting the Mortgage File for each Mortgage Loan (or, with respect to the Non-Trust Serviced Pari Passu Loan, copies thereof) within the time period set forth therein. None of the Trustee, the Paying Agent, the Custodian, any Master Servicer or any Special Servicer shall be liable for any failure by any Seller or the Depositor to comply with the document delivery requirements of the Mortgage Loan Purchase Agreements and this Section 2.1(b). Wells Fargo Bank, National Association shall act as the initial Custodian hereunder and shall take delivery, hold, examine and release each Mortgage File in accordance with Sections 2.1, 2.2 and 2.3 hereof.

            (c) Each Seller, at its own expense, for the Mortgage Loans sold to the Depositor by such Seller, shall promptly (and in any event within 90 days following the receipt of all recording information necessary to record such document) cause to be submitted for recording or filing, as the case may be, in the appropriate public office for real property records or UCC financing statements, as appropriate, each assignment to the Trustee referred to in clauses (iv), (vi) and (ix)(B) of the definition of "Mortgage File" (except with respect to the Non-Trust Serviced Pari Passu Loan). Each such assignment shall reflect that it should be returned by the public recording office to the Custodian following recording or filing or such party responsible for recording such assignment shall be responsible for forwarding such assignment to the Custodian on behalf of the Trustee (except with respect to any Mortgage File document recorded in the name of MERS or its designee); provided that in those instances where the public recording office retains the original Assignment of Mortgage, assignment of Assignment of Leases or assignment of UCC financing statements, the Custodian, for all Mortgage Loans other than the PCFII Loans, and the Primary Servicer for the PCFII Loans, shall obtain therefrom, at the expense of the applicable Seller, a certified copy of the recorded original and shall forward copies thereof to the applicable Master Servicer and the applicable Special Servicer. If any such document or instrument is lost or returned unrecorded or unfiled, as the case may be, because of a defect therein, the Custodian, for all Mortgage Loans other than the PCFII Loans, and the Primary Servicer for the PCFII Loans, shall promptly notify the applicable Seller and the applicable Seller for its respective Mortgage Loans shall promptly prepare or cause to be prepared and delivered to the Custodian a substitute therefor or cure such defect, as the case may be, and thereafter the Custodian shall upon receipt thereof from such Seller cause the same to be duly recorded or filed, as appropriate.

            The parties acknowledge the obligation of each Seller pursuant to
Section 2 of the related Mortgage Loan Purchase Agreement to deliver to the Custodian, on or before the fifth Business Day after the Closing Date, five limited powers of attorney substantially in the form attached as Exhibit C to the Primary Servicing Agreements for the PCFII Loans or the applicable exhibit to the Mortgage Loan Purchase Agreements in favor of the Trustee, the Custodian, the applicable Master Servicer and the applicable Special Servicer to empower the Trustee, the Custodian, such Master Servicer and, in the event of the failure or incapacity of the Trustee, the Custodian and such Master Servicer, such Special Servicer, to submit for recording, at the expense of the applicable Seller, any mortgage loan documents required to be recorded as described in the preceding paragraph and any intervening assignments with evidence of recording thereon that are required to be included in the Mortgage Files (so long as original counterparts have previously been delivered to the Trustee). The Sellers agree to reasonably cooperate with the Trustee, the Custodian, the applicable Master Servicer and the applicable Special Servicer in connection with any additional powers of attorney or revisions thereto that are requested by such parties for purposes of such recordation. The Custodian and each other party hereto agrees that no such power of attorney shall be used with respect to any Mortgage Loan by or under authorization by any party hereto except that to the extent that the absence of a document described in the second preceding sentence with respect to such Mortgage Loan remains unremedied as of the earlier of (i) the date that is 180 days following the delivery of notice of such absence to the related Seller, but in no event earlier than 18 months from the Closing Date, and (ii) the date (if any) on which such Mortgage Loan becomes a Specially Serviced Mortgage Loan. The Custodian shall submit such documents for recording, at the related Seller's expense, after the periods set forth above; provided, however, the Custodian shall not submit such assignments for recording if the applicable Seller produces evidence that it has sent any such assignment for recording and certifies that it is awaiting its return from the applicable recording office.

            (d) All relevant servicing or loan documents and records in the possession of the Depositor or the Sellers that relate to the servicing of any Mortgage Loans or Serviced Companion Loan and that are not required to be a part of a Mortgage File in accordance with the definition thereof and are reasonably necessary for the ongoing administration and/or servicing of the applicable Mortgage Loan shall be delivered to the Master Servicer (with a copy to the related Primary Servicer, if applicable), on or before the date that is 75 days following the Closing Date and shall be held by such Master Servicer or the related Primary Servicer on behalf of the Trustee in trust for the benefit of the Certificateholders. To the extent delivered to the Master Servicer and the related Sub-Servicer or the related Primary Servicer, as applicable, by the related Seller, the Servicer Mortgage File will consist of the documents listed in the definition of Mortgage File; provided, however, the Seller shall not be required to deliver any draft documents, privileged or other communications, credit, underwriting, legal or other due diligence, analyses, credit committee briefs or memoranda or other internal approval documents or drafts or internal worksheets, memoranda, communications or evaluations, to the extent created for internal use. Delivery of any of the foregoing documents to the applicable Primary Servicer (or sub-servicer) shall be deemed delivery to the applicable Master Servicer and satisfy the Depositor's obligations under this Section 2.1(d). Each of the foregoing items may be delivered in electronic form, to the extent such document is available in such form and such form is reasonably acceptable to the applicable Master Servicer. None of any Master Servicer, any Special Servicer or any Primary Servicer shall have any liability for the absence of any of the foregoing items from the Servicing Mortgage File if such item was not delivered by the related Seller.

            (e) In connection with the Depositor's assignment pursuant to
Section 2.1(a) above, the Depositor shall deliver to the Custodian and the Master Servicer on or before the Closing Date a copy of a fully executed counterpart of each Mortgage Loan Purchase Agreement, as in full force and effect on the Closing Date, which Mortgage Loan Purchase Agreements shall contain the representations and warranties made by the Sellers with respect to each related Mortgage Loan as of the Closing Date.

            (f) In connection herewith, the Depositor has acquired the MSMCH Loans from MSMCH, the PCFII Loans from PCFII, the RBC Loans from RBC, the Prudential Loans from Prudential and the NatCity Loans from NatCity. The Depositor will deliver the original Mortgage Notes (or lost note affidavits with copies of the related Mortgage Notes, as described in the definition of Mortgage
File) relating to the MSMCH Loans to the Custodian, endorsed as otherwise provided herein, to effect the transfer to the Trustee of such Mortgage Notes and all related deeds of trust, mortgages and other loan documents. The Depositor will deliver the original Mortgage Notes (or lost note affidavits with copies of the related Mortgage Notes, as described in the definition of Mortgage
File) relating to the PCFII Loans to the Custodian, endorsed as otherwise provided herein, to effect the transfer to the Trustee of such Mortgage Notes and all related deeds of trust, mortgages and other loan documents. The Depositor will deliver the original Mortgage Notes (or lost note affidavits with copies of the related Mortgage Note, as described in the definition of Mortgage
File) relating to the RBC Loans to the Custodian, endorsed as otherwise provided herein, to effect the transfer to the Trustee of such Mortgage Notes and all related deeds of trust, mortgages and other loan documents. The Depositor will deliver the original Mortgage Notes (or lost note affidavits with copies of the related Mortgage Notes, as described in the definition of Mortgage File) relating to the Prudential Loans to the Custodian, endorsed as otherwise provided herein, to effect the transfer to the Trustee of such Mortgage Notes and all related deeds of trust, mortgages and other loan documents. The Depositor will deliver the original Mortgage Notes (or lost note affidavits with copies of the related Mortgage Notes, as described in the definition of Mortgage
File) relating to the NatCity Loans to the Custodian, endorsed as otherwise provided herein, to effect the transfer to the Trustee of such Mortgage Notes and all related deeds of trust, mortgages and other loan documents. To avoid the unnecessary expense and administrative inconvenience associated with the execution and recording of multiple assignment documents, MSMCH, PCFII, RBC, Prudential and NatCity, as applicable, are required under the Mortgage Loan Purchase Agreements to deliver Assignments of Mortgages and assignments of Assignments of Leases and assignments of UCC financing statements in blank or naming the Trustee, on behalf of the Certificateholders, as assignee. Notwithstanding the fact that the assignments shall be in blank or name the Trustee, on behalf of the Certificateholders, as the assignee, the parties hereto acknowledge and agree that for all purposes the MSMCH Loans shall be deemed to have been transferred from MSMCH to the Depositor, the PCFII Loans shall be deemed to have been transferred from PCFII to the Depositor, the RBC Loans shall be deemed to have been transferred from RBC to the Depositor, the Prudential Loans shall be deemed to have been transferred from Prudential to the Depositor, the NatCity Loans shall be deemed to have been transferred from NatCity to the Depositor, and all Mortgage Loans shall be deemed to have been transferred from the Depositor to the Trustee on behalf of the Certificateholders.

            With respect to the Non-Trust Serviced Pari Passu Loan, the related Mortgage File (exclusive, however, of the original Mortgage Note), together with certain other documents and records, and all unapplied Escrow Payments and Reserve Funds, in the possession of the Depositor or the related Seller that relate to such Mortgage Loan has been delivered to the 2006-PWR14 Trustee in accordance with the Co-Lender Agreement and the 2006-PWR14 Pooling and Servicing Agreement. Such documents and funds shall be held thereby on behalf of the Trustee and the holders of the Non-Trust Serviced Companion Loan.

            Section 2.2 Acceptance by Trustee

            The Custodian on the Trustee's behalf will hold (i) the documents constituting a part of the Mortgage Files delivered to it, (ii) the REMIC I Regular Interests, (iii) the RCE Loan REMIC Regular Interest, (iv) the REMIC II Regular Interests, in each case, in trust for the use and benefit of all present and future Certificateholders; and (v) the assets of the Class EI Grantor Trust in trust for the use and benefit of the present and future Holders of the Class EI Certificates. To extent that the contents of the Mortgage File for a Senior Mortgage Loan relate to a related Serviced Companion Loan, the Custodian on the Trustee's behalf shall also hold such Mortgage File in trust for the benefit of the holder of such Serviced Companion Loan.

            On the Closing Date in respect of the Initial Certification, and within 90 days after the Closing Date in respect of the Final Certification, the Custodian on the Trustee's behalf shall examine the Mortgage Files in its possession, and shall deliver to the Depositor, the Sellers, the Master Servicers, the Special Servicers and the Operating Adviser, a certification (the "Initial Certification" and the "Final Certification," respectively, in the respective forms set forth as Exhibit B-1 and Exhibit B-2 hereto), which shall be in electronic format (i) in the case of the Initial Certification, as to each Mortgage Loan listed in the Mortgage Loan Schedule, except as may be specified in the schedule of exceptions to Mortgage File delivery attached thereto, to the effect that: (A) all documents pursuant to clause (i) of the definition of Mortgage File are in its possession, (B) such documents have been reviewed by it and have not been materially mutilated, damaged, defaced, torn or otherwise physically altered, and such documents relate to such Mortgage Loan, and (C) each Mortgage Note has been endorsed as provided in clause (i) of the definition of Mortgage File, and (ii) in the case of the Final Certification, as to each Mortgage Loan listed in the Mortgage Loan Schedule, except as may be specified in the schedule of exceptions to Mortgage File delivery attached thereto, to the effect that: (A) all documents pursuant to clauses (i), (ii), (iv), (vi), (viii) and (xii) of the definition of Mortgage File required to be included in the Mortgage File (to the extent required to be delivered pursuant to this Agreement and any applicable Primary Servicing Agreement), and with respect to all documents specified in the other clauses of the definition of Mortgage File to the extent actually known by a Responsible Officer of the Custodian to be required pursuant to this Agreement (assuming that, with respect to the documents referred to in clause (xii) of the definition of Mortgage File, an original letter of credit in the possession of the Custodian is not so required, unless a Responsible Officer of the Custodian has actual knowledge to the contrary), are in its possession, (B) such documents have been reviewed by it and have not been materially mutilated, damaged, defaced, torn or otherwise physically altered, and such documents relate to such Mortgage Loan, (C) based on its examination and only as to the Mortgage Note and Mortgage or the appraisal of the related Mortgaged Property, the street address of the Mortgaged Property set forth in the Mortgage Loan Schedule respecting such Mortgage Loan accurately reflects the information contained in the documents in the Mortgage File, (D) each Mortgage Note has been endorsed as required by the terms of this Agreement and (E) the Trustee on behalf of the Trust is shown as the owner of each Mortgage recorded in the name of MERS. Notwithstanding the foregoing, the delivery of an original or a copy of a binder, pro forma policy or title commitment certified by the title company in lieu of the delivery of the actual Title Insurance Policy shall not be considered a Material Document Defect with respect to any Mortgage File. The Custodian shall deliver to the Master Servicers, the Special Servicers, the Operating Adviser and each Seller a copy of such Final Certification, which may be in electronic format.

            Within 360 days after the Cut-Off Date, the Custodian shall provide a confirmation of receipt of recorded assignments of Mortgage (as described in the definition of Mortgage File, with evidence of recording thereon) or otherwise provide evidence of such recordation to the applicable Master Servicer, the applicable Special Servicer, the Operating Adviser and each Seller, and if any recorded assignment of Mortgage has not been received by the Custodian by such time, the Custodian shall provide information in such confirmation on the status of missing assignments. The Custodian agrees to use reasonable efforts to submit for recording any unrecorded assignments of Mortgage that have been delivered to it (including effecting such recordation process through or cooperating with the applicable Seller) such recordation to be at the expense of the applicable Seller; provided, however, that the Custodian shall not submit for recording any such assignments if the applicable Seller produces evidence that it has sent any such assignment for recording and is awaiting its return from the applicable recording office. In giving the certifications required above, the Custodian shall be under no obligation or duty to inspect, review or examine any such documents, instruments, securities or other papers to determine whether they or the signatures thereon are valid, legal, genuine, enforceable, in recordable form or appropriate for their represented purposes, or that they are other than what they purport to be on their face, or to determine whether any Mortgage File should include any assumption agreement, modification agreement, consolidation agreement, extension agreement, Assignment of Lease, ground lease, UCC financing statement, guaranty, written assurance, substitution agreement, lock-box agreement, intercreditor agreement, management agreement or letter of credit.

            If any exceptions are noted on a schedule of exceptions attached to the Final Certification, including exceptions resulting from the fact that the recordation and/or filing has not been completed (based solely on the absence of receipt by the Custodian of the particular documents showing evidence of the recordation and/or filing), then the Custodian on behalf of the Trustee shall continuously update such schedule of exceptions to reflect receipt of any corrected documents, additional documents or instruments or evidences of recordation and/or filing, as to each Mortgage Loan, until the earliest of the following dates: (i) the date on which all such exceptions are eliminated (any such elimination resulting from the fact that recordation and/or filing has been completed shall be based solely on receipt by the Custodian of the particular documents showing evidence of the recordation and/or filing), (ii) the date on which all the affected Mortgage Loans are removed from the Trust and (iii) the second anniversary of the Closing Date, and shall provide such updated schedule of exceptions (which may be in electronic format) to each of the Depositor, each Seller (as to its respective Mortgage Loans only), the applicable Master Servicer, the applicable Special Servicer, the Operating Adviser, the Paying Agent and the holder of a Serviced Companion Loan on or about the date that is 180 days after the Closing Date and then again every 90 days thereafter (until the earliest date specified above, except, with respect to clause (iii) above, the Custodian shall continue to provide such updated schedule of exceptions annually after such date). The Paying Agent shall promptly forward a copy thereof to each Certificateholder in the Controlling Class and shall deliver or make available a copy thereof to other Certificateholders pursuant to Sections 5.4(e) and 5.4(f). Promptly, and in any event within two Business Days, following any request therefor by the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Operating Adviser or the holder of a Serviced Companion Loan, as applicable, that is made later than two years following the Closing Date, the Custodian shall deliver an updated schedule of exceptions, which may be in electronic format (to the extent the prior schedule showed exceptions), to the requesting Person and the Paying Agent, which shall make available a copy thereof pursuant to Section 5.4(e). Upon request, the applicable Master Servicer shall provide to the Custodian the name and the address of the holder of each Serviced Companion Loan.

            The Custodian or its authorized agents shall retain possession and custody of each Custodian Mortgage File in accordance with and subject to the terms and conditions set forth herein.

            Other than with respect to any original letters of credit relating to the PCFII Loans, which original letters of credit shall be held by the Primary Servicer, the Master Servicer agrees to hold all of the original letters of credit, which are part of the Mortgage File, in trust for the benefit of the Trust Fund.

            Section 2.3 Repurchase of Mortgage Loans for Material Document Defects and Material Breaches of Representations and Warranties

            (a) If any party hereto discovers that any document or documents constituting a part of a Mortgage File has not been delivered as and when required (and including the expiration of any grace or cure period), has not been properly executed, or is defective on its face or discovers or receives notice of a breach of any of the representations and warranties relating to the Mortgage Loans required to be made by a Seller regarding the characteristics of the Mortgage Loans and/or related Mortgaged Properties as set forth in the related Mortgage Loan Purchase Agreements, and in either case such defect or breach either (i) materially and adversely affects the interests of the holders of the Certificates in the related Mortgage Loan, or (ii) both (A) the document defect or breach materially and adversely affects the value of the Mortgage Loan and (B) the Mortgage Loan is a Specially Serviced Mortgage Loan or Rehabilitated Mortgage Loan (such a document defect described in the preceding clause (i) or (ii), a "Material Document Defect," and such a breach described in the preceding clause (i) or (ii), a "Material Breach") such party shall give prompt written notice to the other parties hereto and to each Rating Agency subject to the terms of the applicable Mortgage Loan Purchase Agreement. Promptly (but in any event within three Business Days) upon becoming aware of any such Material Document Defect or Material Breach, the applicable Master Servicer shall, and the applicable Special Servicer may, request that the related Seller, not later than 90 days from such Seller's receipt of the notice of such Material Document Defect or Material Breach, cure such Material Document Defect or Material Breach, as the case may be, in all material respects; provided, however, that if such Material Document Defect or Material Breach, as the case may be, cannot be corrected or cured in all material respects within such 90-day period, and such Material Document Defect or Material Breach would not cause the Mortgage Loan to be other than a "qualified mortgage" (as defined in the Code) but the related Seller is diligently attempting to effect such correction or cure, as certified by such Seller in an Officer's Certificate delivered to the Custodian on behalf of the Trustee, then the cure period will be extended for an additional 90 days unless, solely in the case of a Material Document Defect, (x) the Mortgage Loan is at the end of the initial 90 day period a Specially Serviced Mortgage Loan and a Servicing Transfer Event has occurred as a result of a monetary default or as described in clause (ii) or clause (v) of the definition of "Servicing Transfer Event" and (y) the Material Document Defect was identified in a certification delivered to the Seller by the Custodian on behalf of the Trustee pursuant to Section 2.2 not less than 90 days prior to the delivery of the notice of such Material Document Defect. The parties acknowledge that neither delivery of a certification or schedule of exceptions to a Seller pursuant to
Section 2.2 or otherwise nor possession of such certification or schedule by the Seller shall, in and of itself, constitute delivery of notice of any Material Document Defect or knowledge or awareness by the Seller of any Material Document Defect listed therein. Notwithstanding anything herein to the contrary, any breach of the representation and warranty contained under the heading "Prepayment Premiums" in Exhibit 2 to each Mortgage Loan Purchase Agreement with respect to any Mortgage Loan shall constitute a Material Breach only if such prepayment premium or yield maintenance charge is not deemed "customary" for commercial mortgage loans at the time of origination, as evidenced by (i) an opinion of tax counsel to such effect or (ii) a determination by the Internal Revenue Service that such provision is not customary. In addition, if such Mortgage Loan is modified so that it becomes a Qualifying Substitute Mortgage Loan, such breach shall be deemed cured and the related Seller will not be obligated to repurchase such Mortgage Loan or otherwise remedy such breach. The related Seller is required to pay for any expenses incurred by the applicable Master Servicer or the applicable Special Servicer in connection with such modification. Notwithstanding the foregoing, with respect to the Non-Trust Serviced Pari Passu Loan, the applicable Master Servicer and the applicable Special Servicer shall not enforce the related Mortgage Loan Purchase Agreement if the 2006-PWR14 Master Servicer or 2006-PWR14 Special Servicer shall be entitled to, and shall be, enforcing such Mortgage Loan Purchase Agreement pursuant to the 2006-PWR14 Pooling and Servicing Agreement on behalf of the Non-Trust Serviced Pari Passu Loan and in such event any related Liquidation Fee shall be payable to the 2006-PWR14 Special Servicer to the extent required by the 2006-PWR14 Pooling and Servicing Agreement and no Liquidation Fee shall be payable hereunder. However, with respect to any Material Breach or Material Document Defect that relates solely to the Non-Trust Serviced Pari Passu Loan and not to the remainder of its Loan Group, and which is not being enforced by the 2006-PWR14 Master Servicer or 2006-PWR14 Special Servicer, the applicable Master Servicer shall, and the applicable Special Servicer may, proceed as otherwise described above or below with respect to the enforcement of the related Mortgage Loan Purchase Agreement, and the applicable Special Servicer may receive a Liquidation Fee on the related Liquidation Proceeds to the extent otherwise permitted hereby. Any expenses incurred by the applicable Master Servicer or Special Servicer in connection with this Section 2.3(a) shall be considered a Servicing Advance.

            If any such Material Document Defect or Material Breach cannot be corrected or cured in all material respects within the above cure periods, the related Seller that is the subject of such Material Breach shall be obligated, not later than the last day of such permitted cure period, to (i) repurchase the affected Mortgage Loan or REO Mortgage Loan from the Trust at the applicable Purchase Price in accordance with the related Mortgage Loan Purchase Agreement, or (ii) if within the two-year period commencing on the Closing Date, at the related Seller's option, replace, without recourse, such Mortgage Loan or REO Mortgage Loan with a Qualifying Substitute Mortgage Loan. If such Material Document Defect or Material Breach would cause the Mortgage Loan to be other than a "qualified mortgage" (as defined in the Code), then notwithstanding the previous sentence, the repurchase or substitution must occur within 90 days from the earlier of the date the related Seller discovered or was notified of the breach or defect.

            As to any Qualifying Substitute Mortgage Loan or Loans, the applicable Master Servicer shall not execute any instrument effecting the substitution unless the related Seller has delivered to the Custodian for such Qualifying Substitute Mortgage Loan or Loans, the Mortgage Note, the Mortgage, the related Assignment of Mortgage, and such other documents and agreements as are required by Section 2.1, with the Mortgage Note endorsed as required by
Section 2.1 and such Master Servicer shall be entitled to rely on statements and certifications from the Custodian for this purpose. If the Mortgage related to the Qualifying Substitute Mortgage Loan has been recorded in the name of MERS or its designee, the applicable Master Servicer shall use commercially reasonable efforts (and the Custodian shall cooperate with such efforts of such Master Servicer) to reflect the release of such Mortgage on the records of MERS. No substitution may be made in any calendar month after the Determination Date for such month. Monthly payments due with respect to Qualifying Substitute Mortgage Loans in the month of substitution shall not be part of the Trust and will be retained by the applicable Master Servicer and remitted by such Master Servicer to the related Seller on the next succeeding Distribution Date. For the month of substitution, distributions to Certificateholders will include the Scheduled Payment due on the related Deleted Mortgage Loan for such month and thereafter the related Seller shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan.

            The applicable Master Servicer shall amend or cause to be amended the Mortgage Loan Schedule to reflect the removal of such Deleted Mortgage Loan and the substitution of the Qualifying Substitute Mortgage Loan or Loans and upon such amendment such Master Servicer shall deliver or cause to be delivered such amended Mortgage Loan Schedule to the Custodian, the Paying Agent and the applicable Special Servicer. Upon such substitution, the Qualifying Substitute Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects. Upon receipt of the Custodian Mortgage File pertaining to any Qualifying Substitute Mortgage Loans, the Custodian shall release the Custodian Mortgage File relating to such Deleted Mortgage Loan to the related Seller, and the Custodian on the Trustee's behalf (and the Depositor, if necessary) shall execute and deliver such instruments of transfer or assignment in the form presented to it, in each case without recourse, representation or warranty, as shall be necessary to vest title (to the extent that such title was transferred to the Trustee or the Depositor) in the related Seller or its designee to any Deleted Mortgage Loan (including any property acquired in respect thereof or any insurance policy proceeds relating thereto) substituted for pursuant to this
Section 2.3.

            If (i) a Mortgage Loan is to be repurchased or replaced in connection with a Material Document Defect or Material Breach as contemplated above, (ii) such Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans in the Trust and (iii) the applicable document defect or breach does not constitute a Material Document Defect or Material Breach, as the case may be, as to such other Mortgage Loans (without regard to this paragraph), then the applicable document defect or breach (as the case may
be) shall be deemed to constitute a Material Document Defect or Material Breach (as the case may be) as to each such other Mortgage Loan for purposes of the above provisions, and the related Seller shall be obligated to repurchase or replace each such other Mortgage Loan in accordance with the provisions above unless, in the case of such breach or document defect, both of the following conditions would be satisfied if the related Seller were to repurchase or replace only those Mortgage Loans as to which a Material Breach or Material Document Defect had occurred without regard to this paragraph (the "Affected Loan(s)"): (1) the debt service coverage ratio for all such other Mortgage Loans (excluding the Affected Loan(s)) for the four calendar quarters immediately preceding the repurchase or replacement (determined as provided in the definition of Debt Service Coverage Ratio, except that net cash flow for such four calendar quarters, rather than year-end, shall be used) is equal to the greater of (x) the debt service coverage ratio for all such Mortgage Loans (including the Affected Loan(s)) set forth under the heading "NCF DSCR" in Appendix II to the Final Prospectus Supplement and (y) 1.25x, and (2) the Loan-to-Value Ratio for all such other Mortgage Loans (excluding the Affected Loan(s)) is not greater than the lesser of (x) the current Loan-to-Value Ratio for all such Mortgage Loans (including the Affected Loan(s)) set forth under the heading "Cut-Off Date LTV" in Appendix II to the Final Prospectus Supplement and
(y) 75%. The determination of the applicable Master Servicer as to whether the conditions set forth above have been satisfied shall be conclusive and binding in the absence of manifest error. The applicable Master Servicer will be entitled to cause to be delivered, or direct the related Seller to (in which case the related Seller shall) cause to be delivered to such Master Servicer:
(i) an Appraisal of any or all of the related Mortgaged Properties for purposes of determining whether the condition set forth in clause (2) above has been satisfied, in each case at the expense of the related Seller if the scope and cost of the Appraisal is approved by the related Seller (such approval not to be unreasonably withheld) and (ii) an Opinion of Counsel that not requiring the repurchase of each such other Mortgage Loan will not result in an Adverse REMIC Event.

            With respect to any Mortgage Loan that is cross-defaulted and cross-collateralized with any other Mortgage Loan conveyed hereunder, to the extent that the applicable Seller is required to repurchase or substitute for such Mortgage Loan (each, a "Repurchased Loan") in the manner prescribed above while the Trustee continues to hold any other Mortgage Loan that is cross-collateralized and cross-defaulted (each, a "Cross-Collateralized Loan") with such Repurchased Loan, the related Seller and the Depositor have agreed in the Mortgage Loan Purchase Agreement to modify, prior to such repurchase or substitution, the related Mortgage Loan documents in a manner such that such affected Repurchased Loan, on the one hand, and any related Crossed-Collateralized Loans held by the Trustee, on the other, would no longer be cross-defaulted or cross-collateralized with one another; provided that the applicable Seller shall have furnished the Trustee, at the expense of the applicable Seller, with a Nondisqualification Opinion that such modification shall not cause an Adverse REMIC Event; provided, further, that if such Nondisqualification Opinion cannot be furnished, the applicable Seller and the Depositor have agreed in the applicable Mortgage Loan Purchase Agreement that such repurchase or substitution of only the Repurchased Loan, notwithstanding anything to the contrary herein, shall not be permitted and the applicable Seller shall repurchase or substitute for the Repurchased Loan and all related Crossed-Collateralized Loans. Any reserve or other cash collateral or letters of credit securing the Repurchased Loan and the Cross-Collateralized Loans shall be allocated between such Mortgage Loans in accordance with the Mortgage Loan documents. All other terms of the Mortgage Loans shall remain in full force and effect, without any modification thereof. The Mortgagors set forth on Schedule IX hereto are intended third-party beneficiaries of the provisions set forth in this paragraph and the preceding paragraph. The provisions of this paragraph and the preceding paragraph may not be modified with respect to any Mortgage Loan without the related Mortgagor's consent.

            Upon occurrence (and after any applicable cure or grace period), any of the following document defects shall be conclusively presumed materially and adversely to affect the interests of Certificateholders in a Mortgage Loan and be a Material Document Defect: (a) the absence from the Mortgage File of the original signed Mortgage Note, unless the Mortgage File contains a signed lost note affidavit and indemnity and a copy of the Mortgage Note; (b) the absence from the Mortgage File of the original signed Mortgage, unless there is included in the Mortgage File (i) a copy of the Mortgage certified by the local authority with which the Mortgage was recorded or (ii) a true and correct copy of the Mortgage together with an Officer's Certificate; or (c) the absence from the Mortgage File of the item called for by paragraph (viii) of the definition of Mortgage File (or, with respect to the Non-Trust Serviced Pari Passu Loan, a copy thereof). If any of the foregoing Material Document Defects is discovered by the Custodian (or the Trustee if there is no Custodian) or any other party hereto, the Custodian on behalf of the Trustee (or as set forth in Section 2.3(a), the applicable Master Servicer) will take the steps described elsewhere in this section, including the giving of notices to the Rating Agencies and the parties hereto (and, to the extent that any Material Document Defect relates to a Senior Mortgage Loan, the holder of the related Serviced Companion Loan(s)) and making demand upon the related Seller for the cure of the document defect or repurchase or replacement of the related Mortgage Loan.

            (b) If the related Seller disputes that a Material Document Defect or Material Breach exists with respect to a Mortgage Loan or otherwise refuses
(i) to effect a correction or cure of such Material Document Defect or Material Breach, (ii) to repurchase the affected Mortgage Loan from the Trust or (iii) to replace such Mortgage Loan with a Qualifying Substitute Mortgage Loan, each in accordance with the related Mortgage Loan Purchase Agreement, then provided that
(x) the period of time provided for the related Seller to correct, repurchase or cure has expired and (y) the Mortgage Loan is then in default and is then a Specially Serviced Mortgage Loan, the applicable Special Servicer may, subject to the Servicing Standard, modify, work-out or foreclose, sell or otherwise liquidate (or permit the liquidation of) the Mortgage Loan pursuant to Section 9.5, Section 9.12, Section 9.15 and Section 9.36, as applicable, of this Agreement, while pursuing the repurchase claim. Each Seller acknowledges and agrees that any modification of the Mortgage Loan pursuant to such a work-out shall not constitute a defense to any repurchase claim nor shall such modification or work-out change the Purchase Price due from the related Seller for any repurchase claim. Any sale of the Mortgage Loan, or foreclosure upon such Mortgage Loan and sale of the REO Property, to a Person other than the related Seller shall be without (i) recourse of any kind (either expressed or implied) by such Person against the related Seller and (ii) representation or warranty of any kind (either expressed or implied) by the related Seller to or for the benefit of such Person.

            The fact that a Material Document Defect or Material Breach is not discovered until after foreclosure (but in all instances prior to the sale of the related REO Property or Mortgage Loan) shall not prejudice any claim against the related Seller for repurchase of the REO Mortgage Loan or REO Property. In such an event, each Master Servicer or each Special Servicer, as applicable, shall notify the related Seller of the discovery of the Material Document Defect or Material Breach and the related Seller shall be required to follow the procedures set forth in the related Mortgage Loan Purchase Agreement to correct or cure such Material Document Defect or Material Breach or purchase the REO Property at the Purchase Price. If a court of competent jurisdiction issues a final order that the related Seller is or was obligated to repurchase the related Mortgage Loan or REO Mortgage Loan or the related Seller otherwise accepts liability, then, after the expiration of any applicable appeal period, but in no event later than the termination of the Trust pursuant to Section 9.30 hereof, the related Seller will be obligated to pay to the Trust the difference between any Liquidation Proceeds received upon such liquidation (including those arising from any sale to the related Seller) and the Purchase Price.

            In connection with any liquidation or sale of a Mortgage Loan or REO Property as described above, a Special Servicer will not receive a Liquidation Fee in connection with such liquidation or sale or any portion of the Work-Out Fee that accrues after the related Seller receives notice of a breach or defect until a final determination has been made, as set forth in the prior paragraph, as to whether the related Seller is or was obligated to repurchase such related Mortgage Loan or REO Property or (y) a repurchase by the related Seller of the Non-Trust Serviced Pari Passu Loan, where the repurchase obligation has been enforced by the 2006-PWR14 Master Servicer or 2006-PWR14 Special Servicer. Subject to the last two sentences of the first paragraph of Section 2.3(a), upon such determination, the applicable Special Servicer will be entitled: (i) with respect to a determination that the related Seller is or was obligated to repurchase a Mortgage Loan, to collect a Liquidation Fee, if due in accordance with the definition thereof, based upon the full Purchase Price of the related Mortgage Loan or REO Property, with such Liquidation Fee payable by the related Seller or (ii) with respect to a determination that the related Seller is not or was not obligated to repurchase a Mortgage Loan (or the Trust decides that it will no longer pursue a claim against the Seller for repurchase), (A) to collect a Liquidation Fee based upon the Liquidation Proceeds as received upon the actual sale or liquidation of such Mortgage Loan or REO Property, and (B) collect any accrued and unpaid Work-Out Fee, based on amounts that were collected for as long as the related Mortgage Loan was a Rehabilitated Mortgage Loan, in each case with such amounts to be paid from amounts in the Certificate Account.

            In any month in which the related Seller substitutes one or more Qualifying Substitute Mortgage Loans for one or more Deleted Mortgage Loans, the applicable Master Servicer will determine the amount (if any) by which the aggregate Principal Balance of all such Qualifying Substitute Mortgage Loans as of the date of substitution is less than the aggregate Principal Balance of all such Deleted Mortgage Loans (in each case after application of scheduled principal portion of the monthly payments received in the month of substitution). The Depositor shall cause the related Seller to deposit the amount of such shortage into the Certificate Account in the month of substitution, without any reimbursement thereof. In addition, the Depositor shall cause the related Seller to deposit into the Certificate Account, together with such shortage, if any, an amount equal to interest on the Deleted Mortgage Loans at a rate equal to the sum of the applicable Mortgage Rate from the Due Date as to which interest was last paid up to the Due Date in the Collection Period in which such substitution occurs, together with the amount of unreimbursed Servicing Advances, amounts required to be paid to the applicable Special Servicer but remaining unpaid or unreimbursed, and interest on unreimbursed Advances with respect to such Deleted Mortgage Loans at the Advance Rate. The Depositor shall cause the related Seller, in the case of the Mortgage Loans, to give notice in writing (accompanied by an Officer's Certificate as to the calculation of such shortage) to the Trustee, the Paying Agent and the applicable Master Servicer of such event which notice shall be accompanied by an Officer's Certificate as to the calculation of such shortfall.

            If the affected Mortgage Loan is to be repurchased, the applicable Master Servicer shall designate the Certificate Account as the account to which funds in the amount of the Purchase Price are to be wired. Any such purchase of a Mortgage Loan shall be on a whole loan, servicing released basis.

            (c) In connection with any repurchase of or substitution for a Mortgage Loan contemplated by this Section 2.3, the Custodian, the applicable Master Servicer and the applicable Special Servicer shall each tender to the related Seller, upon delivery to each of them of a receipt executed by such Seller, all portions of the Mortgage File and other documents pertaining to such Mortgage Loan possessed by it (including, without limitation, all documents delivered to the Custodian and such Master Servicer pursuant to the related Mortgage Loan Purchase Agreement), and each document that constitutes a part of the Mortgage File shall be endorsed or assigned to the extent necessary or appropriate to the related Seller or its designee in the same manner, and pursuant to appropriate forms of assignment, substantially similar to the manner and forms pursuant to which documents were previously assigned to the Trustee, but in any event, without recourse, representation or warranty; provided that such tender by the Custodian shall be conditioned upon its receipt from the applicable Master Servicer of a Request for Release. The applicable Master Servicer shall, and is hereby authorized and empowered by the Trustee to, prepare, execute and deliver in its own name, on behalf of the Certificateholders and the Trustee or any of them, the endorsements and assignments contemplated by this Section 2.3, and the Trustee shall execute and deliver any powers of attorney necessary to permit the applicable Master Servicer to do so. The applicable Master Servicer shall, and is also hereby authorized and empowered by the Trustee to, reconvey to the related Seller any deposits then held in the applicable Escrow Account relating to the Mortgage Loan being repurchased or substituted for. Each Master Servicer shall indemnify the Trustee for all costs, liabilities and expenses (including attorneys' fees) incurred by the Trustee in connection with any negligent or intentional misuse of any such powers of attorney by such Master Servicer.

            (d) The Mortgage Loan Purchase Agreements provide the sole remedies available to the Certificateholders, or the Trustee (or the Custodian) on behalf of the Certificateholders, respecting any Material Document Defect or Material Breach. The parties hereunder understand that (i) Prudential, as Seller under Mortgage Loan Purchase Agreement I, will be providing the remedies with respect to the Prudential Loans, (ii) MSMCH, as Seller under Mortgage Loan Purchase Agreement II, will be providing the remedies with respect to the MSMCH Loans,
(iii) PCFII, as Seller under Mortgage Loan Purchase Agreement III, will be providing remedies with respect to the PCFII Loans, (iv) RBC, as Seller under Mortgage Loan Purchase Agreement IV, will be providing the remedies with respect to the RBC Loans and (v) NatCity, as Seller under Mortgage Loan Purchase Agreement V, will be providing remedies with respect to the NatCity Loans. No amendment to this Agreement may change in any manner the obligations of a Seller under the related Mortgage Loan Purchase Agreement without the consent of such Seller in writing.

            (e) The Trustee shall enforce the provisions of this Section 2.3. Alternatively, the Trustee may, in its sole discretion, appoint a designee to enforce such provisions (which, with the applicable Master Servicer's consent, may be such Master Servicer or which, with the applicable Special Servicer's consent, may be such Special Servicer).

            (f) With respect to the Regal Cinema Eagan Loan, in the event that the related Mortgagor delivers to the applicable Master Servicer notice of its intention to defease such Mortgage Loan on or prior to the second anniversary of the Closing Date, such Master Servicer shall give prompt notice thereof to the related Seller and the Depositor and shall enforce the obligation of such Seller to repurchase the Regal Cinema Eagan Loan pursuant to Section 10 of the related Mortgage Loan Purchase Agreement. Upon such repurchase of the Regan Cinema Eagan Loan pursuant to Section 10 of the related Mortgage Loan Purchase Agreement, the applicable Master Servicer shall prepare and the Trustee (at the direction of such Master Servicer) shall execute all documents necessary to effect a transfer of such Mortgage Loan from the Trustee to the related Seller. In connection with a repurchase of the Regal Cinema Eagan Loan, as contemplated by this Section 2.3(f), the Paying Agent on behalf of the Trustee shall effect a "qualified liquidation" of the RCE Loan REMIC in accordance with the REMIC Provisions.

            Section 2.4 Representations and Warranties

            The Depositor hereby represents and warrants to the Master Servicers, the Special Servicers, the Trustee (in its capacity as Trustee of the Trust) and the Paying Agent as of the Closing Date that:

            (a) The Depositor is a corporation duly organized, validly existing and in good standing under the laws governing its creation and existence and has full corporate power and authority to own its property, to carry on its business as presently conducted, to enter into and perform its obligations under this Agreement, and to create the trust pursuant hereto;

            (b) The execution and delivery by the Depositor of this Agreement have been duly authorized by all necessary corporate action on the part of the Depositor; neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof, will conflict with or result in a breach of, or constitute a default under, (i) any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Depositor or its properties; (ii) the certificate of incorporation or bylaws of the Depositor; or
(iii) the terms of any indenture or other agreement or instrument to which the Depositor is a party or by which it is bound; neither the Depositor nor any of its Affiliates is a party to, bound by, or in breach of or violation of any indenture or other agreement or instrument, or subject to or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects or to the best knowledge of the Depositor may in the future materially and adversely affect (i) the ability of the Depositor to perform its obligations under this Agreement or (ii) the business, operations, financial condition, properties or assets of the Depositor;

            (c) The execution, delivery and performance by the Depositor of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except such as has been obtained, given, effected or taken prior to the date hereof;

            (d) This Agreement has been duly executed and delivered by the Depositor and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid and binding obligation of the Depositor enforceable against it in accordance with its terms;

            (e) There are no actions, suits or proceedings pending or, to the best of the Depositor's knowledge, threatened or likely to be asserted against or affecting the Depositor, before or by any court, administrative agency, arbitrator or governmental body (A) with respect to any of the transactions contemplated by this Agreement or (B) with respect to any other matter which in the judgment of the Depositor will be determined adversely to the Depositor and will, if determined adversely to the Depositor, materially and adversely affect it or its business, assets, operations or condition, financial or otherwise, or adversely affect its ability to perform its obligations under this Agreement; and

            (f) Immediately prior to the consummation of the transactions contemplated in this Agreement, the Depositor had good title to and was the sole owner of each Mortgage Loan free and clear of any and all adverse claims, charges or security interests (including liens arising under the federal tax laws or the Employee Retirement Income Security Act of 1974, as amended).

            Section 2.5 Conveyance of Interests

            Effective as of the Closing Date, the Depositor does hereby transfer, assign, set over, deposit with and otherwise convey to the Trustee, without recourse, in trust, all the right, title and interest of the Depositor in and to (i) the assets of REMIC I in exchange for the REMIC I Interests, (ii) the assets of the RCE Loan REMIC in exchange for the RCE Loan REMIC Interests,
(iii) the assets of REMIC II in exchange for the REMIC II Interests, (iv) the assets of REMIC III in exchange for the REMIC Regular Certificates, and (v) the assets of the Class EI Grantor Trust in exchange for the Class EI Certificates.

            Section 2.6 Certain Matters Relating to Non-Trust Serviced Pari Passu Loan

            (a) Notwithstanding anything to the contrary in this Agreement, with respect to the Non-Trust Serviced Pari Passu Loan, each of the document delivery requirements set forth herein will be satisfied by the delivery by the related Seller of copies of each such document specified herein (other than the Mortgage Note (and all intervening endorsements) evidencing the Non-Trust Serviced Pari Passu Loan, with respect to which the originals shall be required); provided, the document delivery requirements for the Assignment of Mortgage, any assignment of Assignment of Leases and any UCC-2 or UCC-3 financing statement set forth herein will be satisfied by the delivery by such Seller of copies of such documents made in favor of the 2006-PWR14 Trustee pursuant to the 2006-PWR14 Pooling and Servicing Agreement.

            (b) Promptly following the Closing Date, the Trustee shall send written notice (which notice may be delivered electronically) (in the form of Exhibit BB attached hereto) to 2006-PWR14 Trustee stating that, among other things, the Trustee is the holder of the Non-Trust Serviced Pari Passu Loan as of the Closing Date.

                                  ARTICLE III

                                THE CERTIFICATES

            Section 3.1 The Certificates

            (a) The Certificates shall be in substantially the forms set forth in Exhibits A-1 through A-26 hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this Agreement or as may in the reasonable judgment of the Trustee or the Depositor be necessary, appropriate or convenient to comply, or facilitate compliance, with applicable laws, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange on which any of the Certificates may be listed, or as may, consistently herewith, be determined by the officers executing such Certificates, as evidenced by their execution thereof.

            The Definitive Certificates shall be printed, typewritten, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner permitted by the rules of any securities exchange on which any of the Certificates may be listed, all as determined by the officers executing such Certificates, as evidenced by their execution thereof.

            (b) The Class A Senior Certificates, the Class A-M Certificates and the Class A-J Certificates will be issuable in denominations of $25,000 initial Certificate Balance and in any whole dollar denomination in excess thereof. The Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O and Class P Certificates will be issuable in denominations of $100,000 initial Certificate Balance or initial Notional Amount (as applicable) or in any whole dollar denomination in excess thereof. The Class EI, Class R-I, Class R-II and Class R-III Certificates each will be issued in minimum Percentage Interests of 10% and integral multiples of 10% in excess thereof and together aggregating the entire 100% Percentage Interest in each such Class.

            (c) Each Certificate shall, on original issue, be executed by the Certificate Registrar and authenticated by the Authenticating Agent upon the order of the Depositor. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate a certificate of authentication substantially in the form provided for herein, executed by an authorized officer of the Authenticating Agent by manual signature, and such certification upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly authenticated and delivered hereunder. All Certificates shall be dated the date of their authentication. At any time and from time to time after the execution and delivery of this Agreement, the Depositor may deliver Certificates to the Authenticating Agent for authentication and the Authenticating Agent shall authenticate and deliver such Certificates as in this Agreement provided and not otherwise. In the event that additional Certificates need to be prepared at any time subsequent to the Closing Date, the Depositor shall prepare, or cause to be prepared, deliver, or cause to be delivered, at the Depositor's expense, any such additional Certificates. With respect to the Class A Senior, Class A-M, Class A-J, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O and Class P Certificates that are issued in book-entry form, on the Closing Date, the Authenticating Agent upon the order of the Depositor shall authenticate Book-Entry Certificates that are issued to a Clearing Agency or its nominee as provided in Section 3.7 against payment of the purchase price thereof. With respect to the Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class EI Certificates that are issued in definitive form, on the Closing Date, the Authenticating Agent upon the order of the Depositor shall authenticate Definitive Certificates that are issued to the registered holder thereof against payment of the purchase price thereof.

            Section 3.2 Registration

            The Paying Agent shall be the initial Certificate Registrar in respect of the Certificates and the Certificate Registrar shall maintain books for the registration and for the transfer of Certificates (the "Certificate Register"). The Certificate Registrar may resign or be discharged or removed by the Paying Agent or the Certificateholders, and a new successor may be appointed, in accordance with the procedures and requirements set forth in Sections 7.6 and 7.7 hereof with respect to the resignation, discharge or removal of the Paying Agent and the appointment of a successor Paying Agent. The Certificate Registrar may appoint, by a written instrument delivered to the Holders and the Trustee, any trust company to act as co-registrar under such conditions as the Certificate Registrar may prescribe; provided that the Certificate Registrar shall not be relieved of any of its duties or responsibilities hereunder by reason of such appointment.

            Section 3.3 Transfer and Exchange of Certificates

            (a) A Certificate may be transferred by the Holder thereof only upon presentation and surrender of such Certificate at the Corporate Trust Office, duly endorsed or accompanied by a written instrument of transfer duly executed by such Holder or such Holder's duly authorized attorney in such form as shall be satisfactory to the Certificate Registrar. Upon the transfer of any Certificate in accordance with the preceding sentence, and subject to the restrictions set forth in the other subsections of this Section 3.3, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver to the transferee, one or more new Certificates of the same Class and evidencing, in the aggregate, the same aggregate initial Certificate Balance, initial Notional Amount or Percentage Interest, as the case may be, as the Certificate being transferred. No service charge shall be made to a Certificateholder for any registration of transfer of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any registration or transfer of Certificates. The Certificate Registrar may decline to accept any request for a registration of transfer of any Certificate during the period beginning five calendar days prior to any Distribution Date.

            (b) A Certificate may be exchanged by the Holder thereof for any number of new Certificates of the same Class, in authorized denominations, representing in the aggregate the same initial Certificate Balance, initial Notional Amount or Percentage Interest, as the case may be, as the Certificate surrendered, upon surrender of the Certificate to be exchanged at the offices of the Certificate Registrar duly endorsed or accompanied by a written instrument of exchange duly executed by such Holder or such Holder's duly authorized attorney in such form as is satisfactory to the Certificate Registrar. Certificates delivered upon any such exchange will evidence the same obligations, and will be entitled to the same rights and privileges, as the Certificates surrendered. No service charge shall be made to a Certificateholder for any exchange of Certificates, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any exchange of Certificates. Whenever any Certificates are so surrendered for exchange, the Certificate Registrar shall execute and the Authenticating Agent shall authenticate, date and deliver the Certificates which the Certificateholder making the exchange is entitled to receive.

            (c) No transfer, sale, pledge or other disposition of any Non-Registered Certificate or interest therein shall be made unless such transfer, sale, pledge or other disposition is exempt from the registration and/or qualification requirements of the Securities Act and any applicable state securities laws, or is otherwise made in accordance with the Securities Act and such state securities laws. If a transfer of any Non-Registered Certificate held as a Definitive Certificate is to be made without registration under the Securities Act (other than in connection with a transfer of such Non-Registered Certificate by the Depositor or one of its Affiliates), then the Certificate Registrar shall refuse to register such transfer unless it receives (and upon receipt, may conclusively rely upon) either: (i) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 hereto and a certificate from such Certificateholder's prospective Transferee substantially in the form attached either as Exhibit D-2A hereto or as Exhibit D-2B hereto; or (ii) an Opinion of Counsel satisfactory to the Certificate Registrar to the effect that such transfer shall be made without registration under the Securities Act, together with the written certification(s) as to the facts surrounding such transfer from the Certificateholder desiring to effect such transfer and/or such Certificateholder's prospective Transferee on which such Opinion of Counsel is based (such Opinion of Counsel shall not be an expense of the Trust or of the Depositor, any Master Servicer, any Special Servicer, the Paying Agent, the Trustee or the Certificate Registrar in their respective capacities as such). If a transfer of any interest in a Non-Registered Certificate that constitutes a Book-Entry Certificate is to be made without registration under the Securities Act (other than in connection with the initial issuance of the Certificates or a transfer of any interest in such Non-Registered Certificate by the Depositor or any of its Affiliates), then the Certificate Owner desiring to effect such transfer shall be required to obtain either (i) a certificate from such Certificate Owner's prospective Transferee substantially in the form attached as Exhibit D-3A hereto or as Exhibit D-3B hereto, or (ii) an Opinion of Counsel to the effect that such transfer may be made without registration under the Securities Act. None of the Depositor, the Paying Agent, the Trustee, the Master Servicers, the Special Servicers or the Certificate Registrar is obligated to register or qualify any Class of Non-Registered Certificates under the Securities Act or any other securities law or to take any action not otherwise required under this Agreement to permit the transfer of any Certificate. Any Certificateholder or Certificate Owner desiring to effect a transfer of Non-Registered Certificates or interests therein shall, and does hereby agree to, indemnify the Depositor, each Underwriter, the Trustee, each Master Servicer, each Special Servicer, the Paying Agent and the Certificate Registrar against any liability that may result if the transfer is not exempt from such registration or qualification or is not made in accordance with such federal and state laws.

            (d) No transfer of a Non-Investment Grade Certificate, Class EI Certificate or Residual Certificate or any interest therein shall be made (A) to any retirement plan or other employee benefit plan or arrangement, including individual retirement accounts and annuities, Keogh plans and collective investment funds and separate accounts in which such plans, accounts or arrangements are invested, including, without limitation, insurance company general accounts, that is subject to ERISA or Section 4975 of the Code or any applicable federal, state or local law ("Similar Laws") materially similar to the foregoing provisions of ERISA or the Code (each, a "Plan"), (B) in book-entry form to an Institutional Accredited Investor who is not also a Qualified Institutional Buyer or (C) to any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with "plan assets" of a Plan, unless: (i) in the case of a Non-Investment Grade Certificate that constitutes a Book-Entry Certificate and is being sold to a Qualified Institutional Buyer, the purchase and holding of such Certificate or interest therein qualifies for the exemptive relief available under Sections I and III of U.S. Department of Labor Prohibited Transaction Class Exemption ("PTCE") 95-60; or (ii) in the case of a Non-Investment Grade Certificate held as a Definitive Certificate, the prospective Transferee provides the Certificate Registrar with a certification of facts and an Opinion of Counsel which establish to the satisfaction of the Certificate Registrar that such transfer will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or materially similar provisions of applicable federal, state or local law or subject the Depositor, the Trustee, the Paying Agent, the Master Servicers, the Special Servicers or the Certificate Registrar to any obligation in addition to those undertaken in this Agreement. Each Person who acquires any Non-Investment Grade Certificate, Class EI Certificate or Residual Certificate or interest therein (unless it shall have acquired such Certificate or interest therein from the Depositor or an Affiliate thereof or, in the case of a Non-Investment Grade Certificate, unless it shall have delivered to the Certificate Registrar the certification of facts and Opinion of Counsel referred to in clause (ii) of the preceding sentence) shall be required to deliver to the Certificate Registrar (or, in the case of an interest in a Non-Investment Grade Certificate that constitutes a Book-Entry Certificate, to the Certificate Owner that is transferring such interest) a certification to the effect that: (i) it is neither a Plan nor any Person who is directly or indirectly purchasing such Certificate or interest therein on behalf of, as named fiduciary of, as trustee of, or with "plan assets" of a Plan; or (ii) in the case of a Non-Investment Grade Certificate, that the purchase and holding of such Certificate or interest therein by such Person qualifies for the exemptive relief available under Sections I and III of PTCE 95-60 or another exemption from the "prohibited transactions" rules under ERISA by the U.S. Department of Labor. No transfer of a Class EI or Residual Certificate will be made to any Person that does not make the representation in clause (i) of the preceding sentence.

            (e) Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions and to have irrevocably authorized the Paying Agent under clause (F) below to deliver payments to a Person other than such Person and to have irrevocably authorized the Certificate Registrar under clause (G) below to negotiate the terms of any mandatory sale and to execute all instruments of Transfer and to do all other things necessary in connection with any such sale. The rights of such Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

                  (A) Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and a United States Tax Person and shall promptly notify the Certificate Registrar of any change or impending change in its status as a Permitted Transferee.

                  (B) In connection with any proposed Transfer of any Ownership
            Interest in a Residual Certificate, the Certificate Registrar shall require delivery to it, and no Transfer of any Residual Certificate shall be registered until the Certificate Registrar receives, an affidavit and agreement substantially in the form attached hereto as Exhibit E-1 (a "Transfer Affidavit and Agreement") from the proposed Transferee, in form and substance satisfactory to the Certificate Registrar, representing and warranting, among other things, that such Transferee is a Permitted Transferee, that it is not acquiring its Ownership Interest in the Residual Certificate that is the subject of the proposed Transfer as a nominee, trustee or agent for any Person that is not a Permitted Transferee, that for so long as it retains its Ownership Interest in a Residual Certificate, it will endeavor to remain a Permitted Transferee, that it is a United States Tax Person, that it has historically paid its debts as they have come due and will continue to do so in the future, that it understands that its tax liability with respect to the Residual Certificates may exceed cash flows thereon and it intends to pay such taxes as they come due, that it will provide the Certificate Registrar with all information necessary to determine that the applicable paragraphs of Section 14 of such Transfer Affidavit and Agreement are true or that Section 14 is not applicable, that it will not cause income with respect to the Residual Certificate to be attributable to a foreign permanent establishment or fixed base (within the meaning of an applicable income tax treaty) of such Person or any other United States Tax Person and that it has reviewed the provisions of this Section 3.3(e) and agrees to be bound by them.

                  (C) Notwithstanding the delivery of a Transfer Affidavit and
            Agreement by a proposed Transferee under clause (B) above, if the Certificate Registrar has actual knowledge that the proposed Transferee is not a Permitted Transferee or is not a United States Tax Person, no Transfer of an Ownership Interest in a Residual Certificate to such proposed Transferee shall be effected.

                  (D) Each Person holding or acquiring an Ownership Interest in a Residual Certificate shall agree (1) to require a Transfer Affidavit and Agreement from any prospective Transferee to whom such Person attempts to transfer its Ownership Interest in such Residual Certificate and (2) not to transfer its Ownership Interest in such Residual Certificate unless it provides to the Certificate Registrar a certificate substantially in the form attached hereto as Exhibit E-2 among other things stating that (x) it has conducted a reasonable investigation of the financial condition of the proposed Transferee and, as a result of the investigation, the Transferor determines that the proposed Transferee had historically paid its debts as they came due and found no significant evidence that the proposed Transferee will not continue to pay its debts as they come due in the future and, (y) it has no actual knowledge that such prospective Transferee is not a Permitted Transferee or is not a United States Tax Person.

                  (E) Each Person holding or acquiring an Ownership Interest in a Residual Certificate that is a "pass-through interest holder" within the meaning of temporary Treasury Regulations Section 1.67-3T(a)(2)(i)(A) or is holding an Ownership Interest in a Residual Certificate on behalf of a "pass-through interest holder," by purchasing an Ownership Interest in such Certificate, agrees to give the Certificate Registrar written notice of its status as such immediately upon holding or acquiring such Ownership Interest in a Residual Certificate.

                  (F) If any purported Transferee shall become a Holder of a
            Residual Certificate in violation of the provisions of this Section 3.3(e) or if any Holder of a Residual Certificate shall lose its status as a Permitted Transferee or a United States Tax Person, then the last preceding Holder of such Residual Certificate that was in compliance with the provisions of this Section 3.3(e) shall be restored, to the extent permitted by law, to all rights and obligations as Holder thereof retroactive to the date of registration of such Transfer of such Residual Certificate. None of the Trustee, the Master Servicers, the Special Servicers, the Certificate Registrar or the Paying Agent shall be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by this Section 3.3(e) or for making any payments due on such Certificate to the Holder thereof or for taking any other action with respect to such Holder under the provisions of this Agreement.

                  (G) If any purported Transferee shall become a Holder of a
            Residual Certificate in violation of the restrictions in this
            Section 3.3(e), or if any Holder of a Residual Certificate shall lose its status as a Permitted Transferee or a United States Tax Person, and to the extent that the retroactive restoration of the rights and obligations of the prior Holder of such Residual Certificate as described in clause (F) above shall be invalid, illegal or unenforceable, then the Trustee shall have the right, without notice to the Holder or any prior Holder of such Residual Certificate, but not the obligation, to sell or cause to be sold such Residual Certificate to a purchaser selected by the Paying Agent on such terms as the Paying Agent may choose. Such noncomplying Holder shall promptly endorse and deliver such Residual Certificate in accordance with the instructions of the Certificate Registrar. Such purchaser may be the Certificate Registrar itself or any Affiliate of the Certificate Registrar. The proceeds of such sale, net of the commissions (which may include commissions payable to the Certificate Registrar or its Affiliates), expenses and taxes due, if any, will be remitted by the Certificate Registrar to such noncomplying Holder. The terms and conditions of any sale under this clause (G) shall be determined in the sole discretion of the Certificate Registrar, and the Certificate Registrar shall not be liable to any Person having an Ownership Interest in a Residual Certificate as a result of its exercise of such discretion.

The Paying Agent shall make available to the Internal Revenue Service and those Persons specified by the REMIC Provisions, all information in its possession necessary to compute any tax imposed as a result of the Transfer of an Ownership Interest in a Residual Certificate to any Person who is not a Permitted Transferee, including the information described in Treasury Regulations Sections 1.860D-1(b)(5) and 1.860E-2(a)(5) with respect to the "excess inclusions" of such Residual Certificate. The Person holding the Ownership Interest in a Residual Certificate shall be responsible for the reasonable compensation of the Paying Agent for providing such information. Each Master Servicer shall take all reasonable action to cooperate with the Paying Agent in making such information available.

            The provisions of this Section 3.3(e) may be modified, added to or eliminated, provided that there shall have been delivered to the Trustee, the Paying Agent, the Certificate Registrar, each Master Servicer, the Operating Adviser and the Depositor the following:

                  (A) written notification from each Rating Agency to the effect that the modification of, addition to or elimination of such provisions will not cause such Rating Agency to qualify, downgrade or withdraw its then current rating of any Class of Certificates; and

                  (B) an Opinion of Counsel, in form and substance satisfactory to the Trustee, the Certificate Registrar and the Depositor, to the effect that such modification of, addition to or elimination of such provisions will not cause any REMIC Pool to (x) cease to qualify as a REMIC or (y) be subject to an entity-level tax caused by the Transfer of any Residual Certificate to a Person which is not a Permitted Transferee, or cause a Person other than the prospective Transferee to be subject to a tax caused by the Transfer of a Residual Certificate to a Person which is not a Permitted Transferee.

            (f) None of the Master Servicers, the Special Servicers, the Trustee, the Paying Agent or the Certificate Registrar shall have any liability to the Trust arising from a transfer of any Certificate in reliance upon a certification, ruling or Opinion of Counsel described in this Section 3.3; provided, however, that the Certificate Registrar shall not register the transfer of a Residual Certificate if it has actual knowledge that the proposed transferee does not meet the qualifications of a permitted Holder of a Residual Certificate as set forth in Section 3.3(e); provided, further, that the Certificate Registrar shall not register the transfer of a Noneconomic Residual Interest if it shall have received notice that the Transferor has determined, as a result of the investigation under Section 3.3(e)(D), that the proposed Transferee has not paid its debts as they came due or that it will not pay its debts as they come due in the future. The Certificate Registrar shall have no obligation or duty to monitor, determine or inquire as to compliance with any restriction on transfer or exchange of Certificates or any interest therein imposed under this Article III or under applicable law other than to require delivery of the certifications and/or opinions described in this Article III; provided, however, that the Certificate Registrar shall not register the transfer of a Residual Certificate if it has actual knowledge that the proposed transferee does not meet the qualifications of a permitted Holder of a Residual Certificate as set forth in Section 3.3(e). The Certificate Registrar shall have no liability for transfers (including without limitation transfers made through the book-entry facilities of the Depository or between or among Participants or Certificate Owners) made in violation of applicable restrictions, provided that the Certificate Registrar has satisfied its duties expressly set forth in Sections 3.3(c), 3.3(d) and 3.3(e).

            (g) All Certificates surrendered for transfer and exchange shall be physically cancelled by the Certificate Registrar, and the Certificate Registrar shall hold such cancelled Certificates in accordance with its standard procedures.

            (h) The Certificate Registrar shall provide the Master Servicers, the Special Servicers and the Depositor, upon written request, with an updated copy of the Certificate Register within a reasonable period of time following receipt of such request.

            (i) Unless and until it is exchanged in whole for the individual Certificates represented thereby, a Global Certificate representing all of the Certificates of a Class may not be transferred, except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Clearing Agency or a nominee of such successor Clearing Agency, and no such transfer to any such other Person may be registered; provided that this subsection (i) shall not prohibit any transfer of a Certificate of a Class that is issued in exchange for a Global Certificate of the same Class pursuant to Section 3.9 below. Nothing in this subsection (i) shall prohibit or render ineffective any transfer of a beneficial interest in a Global Certificate effected in accordance with the other provisions of this
Section 3.3.

            Section 3.4 Mutilated, Destroyed, Lost or Stolen Certificates

            If (A) any mutilated Certificate is surrendered to the Certificate Registrar, or the Certificate Registrar receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and (B) except in the case of a mutilated Certificate so surrendered, there is delivered to the Certificate Registrar such security or indemnity as may be required by it to save it harmless, then, in the absence of notice to the Certificate Registrar that such Certificate has been acquired by a bona fide purchaser, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Certificate, a new Certificate of like tenor and interest in the Trust. In connection with the issuance of any new Certificate under this Section 3.4, the Certificate Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Certificate Registrar) connected therewith. Any replacement Certificate issued pursuant to this Section 3.4 shall constitute complete and indefeasible evidence of ownership in the Trust, as if originally issued, whether or not the lost, stolen or destroyed Certificate shall be found at any time.

            Section 3.5 Persons Deemed Owners

            Prior to presentation of a Certificate for registration of transfer, the Master Servicers, the Special Servicers, the Trustee, the Operating Adviser, the Paying Agent and any agents of the Master Servicers, the Special Servicers, the Paying Agent, the Trustee or the Operating Adviser may treat the Person in whose name any Certificate is registered as of the related Record Date as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and none of the Master Servicers, the Special Servicers, the Trustee, the Paying Agent, the Operating Adviser or any agent of the Master Servicers, the Special Servicers, the Trustee, the Paying Agent or the Operating Adviser shall be affected by any notice to the contrary.

            Section 3.6 Access to List of Certificateholders' Names and
Addresses

            If three or more Certificateholders, a Certificateholder holding all the Certificates of any Class of Certificates, any Master Servicer, any Special Servicer, the Paying Agent, the Trustee, the Operating Adviser or the Depositor
(A) request in writing from the Certificate Registrar a list of the names and addresses of Certificateholders and (B) in the case of a request by Certificateholders, state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, then the Certificate Registrar shall, within ten Business Days after the receipt of such request, afford such Certificateholders, the Master Servicers, the Special Servicers, the Depositor, the Paying Agent, the Trustee or the Operating Adviser, as applicable, access during normal business hours to a current list of the Certificateholders. The expense of providing any such information requested by such Person shall be borne by the party requesting such information and shall not be borne by the Certificate Registrar or the Trustee. Every Certificateholder, by receiving and holding a Certificate, agrees that the Certificate Registrar and the Trustee shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 3.7 Book-Entry Certificates

            (a) The Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-M, Class A-J, Class X, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O and Class P Certificates, upon original issuance, each shall be issued in the form of one or more Certificates representing the Book-Entry Certificates, to be delivered to the Certificate Registrar, as custodian for The Depository Trust Company (the "Depository"), the initial Clearing Agency, by, or on behalf of, the Depositor, provided that any Non-Investment Grade Certificates sold to Institutional Accredited Investors who are not Qualified Institutional Buyers will be issued as Definitive Certificates. The Certificates shall initially be registered on the Certificate Register in the name of Cede & Co., the nominee of the Depository, as the initial Clearing Agency, and no Certificate Owner will receive a definitive certificate representing such Certificate Owner's interest in the Certificates, except as provided in Section 3.9. Unless and until Definitive Certificates have been issued to the Certificate Owners pursuant to
Section 3.9:

            (i) the provisions of this Section 3.7 shall be in full force and effect with respect to each such Class;

            (ii) the Depositor, the Master Servicers, the Paying Agent, the Certificate Registrar and the Trustee may deal with the Clearing Agency for all purposes (including the making of distributions on the Certificates) as the authorized representative of the Certificate Owners;

            (iii) to the extent that the provisions of this Section 3.7 conflict with any other provisions of this Agreement, the provisions of this
      Section 3.7 shall control with respect to each such Class; and

            (iv) the rights of the Certificate Owners of each such Class shall be exercised only through the Clearing Agency and the applicable Participants and shall be limited to those established by law and agreements between such Certificate Owners and the Clearing Agency and/or the Participants. Pursuant to the Depository Agreement, unless and until Certificates are issued pursuant to Section 3.9, the initial Clearing Agency will make book-entry transfers among the Participants and receive and transmit distributions of principal and interest on the related Certificates to such Participants.

            (b) For purposes of any provision of this Agreement requiring or permitting actions with the consent of, or at the direction of, Holders of the Certificates evidencing a specified percentage of the aggregate unpaid principal amount of Certificates, such direction or consent may be given by the Clearing Agency at the direction of Certificate Owners owning Certificates evidencing the requisite percentage of principal amount of Certificates. The Clearing Agency may take conflicting actions with respect to the Certificates to the extent that such actions are taken on behalf of the Certificate Owners.

            (c) The Certificates of each Class (other than the Residual Certificates) initially sold in reliance on Rule 144A or with respect to the Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates sold to Institutional Accredited Investors shall be represented by the Rule 144A IAI Global Certificate for such Class, which shall be deposited with the Certificate Registrar, as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. The Class J, Class K, Class L, Class M, Class N, Class O and Class P Certificates initially sold to Institutional Accredited Investors shall be represented by IAI Definitive Certificates for such Class. The Certificates evidenced by any Rule 144A IAI Global Certificate or IAI Definitive Certificate shall be subject to certain restrictions on transfer as set forth in Section 3.3 hereof and shall bear legend(s) regarding such restrictions described herein.

            (d) The Certificates of each Class (other than the Residual Certificates) initially sold in offshore transactions in reliance on Regulation S shall be represented by the Regulation S Temporary Global Certificate for such Class, which shall be deposited with the Certificate Registrar, as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository. Not earlier than the Release Date, beneficial interests in any Regulation S Temporary Global Certificate shall be exchangeable for beneficial interests in the Regulation S Permanent Global Certificate for such Class. Beneficial interests in any Regulation S Temporary Global Certificate may be held only through Euroclear or Clearstream; provided, however, that such interests may be exchanged for interests in the Rule 144A IAI Global Certificate for such Class in accordance with the certification requirements described in
Section 3.7(f). The Regulation S Permanent Global Certificates shall be deposited with the Certificate Registrar, as custodian for the Depository and registered in the name of Cede & Co. as nominee of the Depository.

            On or prior to the Release Date and on or prior to any Distribution Date occurring prior to the Release Date, each Certificate Owner of a Regulation S Temporary Global Certificate that holds a beneficial interest therein on the Release Date or on any such Distribution Date, as the case may be, must deliver to Euroclear or Clearstream (as applicable) a Regulation S Certificate; provided, however, that any Certificate Owner that holds a beneficial interest in a Regulation S Temporary Global Certificate on the Release Date or on any such Distribution Date that has previously delivered a Regulation S Certificate to Euroclear or Clearstream with respect to its interest therein does not need to deliver any subsequent Regulation S Certificate (unless the certificate previously delivered is no longer true as of such subsequent date, and such Certificate Owner must promptly notify Euroclear or Clearstream, as applicable, thereof). Euroclear or Clearstream, as applicable, shall be required to promptly deliver to the Certificate Registrar a certificate substantially in the form of
Exhibit I hereto to the effect that it has received the requisite Regulation S Certificates for each such Class, and no Certificate Owner (or transferee from any such Certificate Owner) shall be entitled to receive an interest in the Regulation S Permanent Global Certificate for such Class or any payment or principal or interest with respect to its interest in such Regulation S Temporary Global Certificate prior to the Certificate Registrar receiving such certification from Euroclear or Clearstream with respect to the portion of the Regulation S Temporary Global Certificate owned by such Certificate Owner (and, with respect to an interest in the applicable Regulation S Permanent Global Certificate, prior to the Release Date). After the Release Date, distributions due with respect to any beneficial interest in a Regulation S Temporary Global Certificate shall not be made to the holders of such beneficial interests unless exchange for a beneficial interest in the related Regulation S Permanent Global Certificate is improperly withheld or refused. No interest in a Regulation S Global Certificate may be held by or transferred to a U.S. Person (as defined in Regulation S) except for exchanges for a beneficial interest in the Rule 144A IAI Global Certificate for such Class as described in Section 3.7(f).

            (e) Except in the limited circumstances described below in Section 3.9, owners of beneficial interests in Global Certificates shall not be entitled to receive physical delivery of Definitive Certificates. The Certificates are not issuable in bearer form. Upon the issuance of each Global Certificate, the Depository or its custodian shall credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Certificate to the accounts of Persons who have accounts with such Depository. Such accounts initially shall be designated by or on behalf of the Underwriters and Placement Agents. Ownership of beneficial interests in a Global Certificate shall be limited to Customers or Persons who hold interests directly or indirectly through Customers. Ownership of beneficial interests in the Global Certificates shall be shown on, and the transfer of that ownership shall be effected only through, records maintained by the Depository or its nominee (with respect to interests of Customers) and the records of Customers (with respect to interests of Persons other than Customers).

            So long as the Depository, or its nominee, is the registered holder of a Global Certificate, the Depository or such nominee, as the case may be, shall be considered the sole owner and holder of the Certificates represented by such Global Certificate for all purposes under this Agreement and the Certificates, including, without limitation, obtaining consents and waivers thereunder, and the Trustee, the Paying Agent and the Certificate Registrar shall not be affected by any notice to the contrary. Except under the circumstance described in Section 3.9, owners of beneficial interests in a Global Certificate will not be entitled to have any portions of such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Definitive Certificates in certificated form and shall not be considered the owners or holders of the Global Certificate (or any Certificates represented thereby) under this Agreement or the Certificates. In addition, no Certificate Owner of an interest in a Global Certificate shall be able to transfer that interest except in accordance with the Depository's applicable procedures (in addition to those under this Agreement and, if applicable, those of Euroclear and Clearstream).

            (f) Any holder of an interest in a Regulation S Global Certificate shall have the right, upon prior written notice to the Certificate Registrar, Euroclear or Clearstream, as applicable, and the Depository, in the form of an Exchange Certification (substantially in the form of Exhibit H attached hereto), to exchange all or a portion of such interest (in authorized denominations as set forth in Section 3.1(b)) for an equivalent interest in the Rule 144A IAI Global Certificate for such Class in connection with a transfer of its interest therein to a transferee that is eligible to hold an interest in such Rule 144A IAI Global Certificate as described herein; provided, however, that no Exchange Certification shall be required if any such exchange occurs after the Release Date. Any holder of an interest in the Rule 144A IAI Global Certificate shall have the right, upon prior written notice to the Certificate Registrar, the Depository and Euroclear or Clearstream, as applicable, in the form of an Exchange Certification, to exchange all or a portion of such interest (in authorized denominations as set forth in Section 3.1(b)) for an equivalent interest in the Regulation S Global Certificate for such Class in connection with a transfer of its interest therein to a transferee that is eligible to hold an interest in such Regulation S Global Certificate as described herein; provided, however, that if such exchange occurs prior to the Release Date, the transferee shall acquire an interest in a Regulation S Temporary Global Certificate only and shall be subject to all of the restrictions associated therewith described in Section 3.7(d). Following receipt of any Exchange Certification or request for transfer, as applicable, by the Certificate
Registrar: (i) the Certificate Registrar shall endorse the schedule to any Global Certificate representing the Certificate or Certificates being exchanged to reduce the stated principal amount of such Global Certificate by the denominations of the Certificate or Certificates for which such exchange is to be made, and (ii) the Certificate Registrar shall endorse the schedule to any Global Certificate representing the Certificate or Certificates for which such exchange is to be made to increase the stated principal amount of such Global Certificate by the denominations of the Certificate or Certificates being exchanged therefor. The form of the Exchange Certification shall be available from the Certificate Registrar.

            Section 3.8 Notices to Clearing Agency

            Whenever notice or other communication to the Certificateholders is required under this Agreement, unless and until Definitive Certificates shall have been issued to the related Certificateholders pursuant to Section 3.9, the Paying Agent shall give all such notices and communications specified herein to be given to Holders of the Book-Entry Certificates to the Clearing Agency which shall give such notices and communications to the related Participants in accordance with its applicable rules, regulations and procedures.

            Section 3.9 Definitive Certificates

            (a) Definitive Certificates will be issued to the owners of beneficial interests in a Global Certificate or their nominees if (i) the Clearing Agency notifies the Depositor and the Certificate Registrar in writing that the Clearing Agency is unwilling or unable to continue as depositary for such Global Certificate and a qualifying successor depositary is not appointed by the Depositor within 90 days thereof, (ii) the Trustee has instituted or caused to be instituted or has been directed to institute any judicial proceeding in a court to enforce the rights of the Certificateholders under this Agreement and under such Global Certificate and the Trustee has been advised by counsel that in connection with such proceeding it is necessary or advisable for the Trustee or its custodian to obtain possession of such Global Certificate, or
(iii) after the occurrence of an Event of Default, Certificate Owners representing a majority in aggregate outstanding Certificate Balance of such Global Certificate advise the Clearing Agency through the Participants in writing (and the Clearing Agency so advises the Depositor, the Certificate Registrar and the Master Servicers in writing) that the continuation in global form of the Certificates being evidenced by such Global Certificate is no longer in their best interests; provided that under no circumstances will Definitive Certificates be issued to Certificate Owners of the Regulation S Temporary Global Certificate. Upon notice of the occurrence of any of the events described in the preceding sentence, the Certificate Registrar shall notify the Clearing Agency and request the Clearing Agency to notify all Certificate Owners, through the applicable Participants, of the occurrence of the event and of the availability of Definitive Certificates to such Certificate Owners requesting the same. Upon surrender to the Certificate Registrar of the Global Certificates by the Clearing Agency, accompanied by registration instructions from the Clearing Agency for registration, the Certificate Registrar shall execute, and the Authenticating Agent shall authenticate and deliver, the Definitive Certificates. None of the Depositor, the Trustee, the Paying Agent or the Certificate Registrar shall be liable for any delay in delivery of such instructions and may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of Definitive Certificates, all references herein to obligations imposed upon or to be performed by the Clearing Agency shall be deemed to be imposed upon and performed by the Certificate Registrar, to the extent applicable with respect to such Definitive Certificates, and the Certificate Registrar, the Trustee and the Paying Agent shall recognize the Holders of Definitive Certificates as Certificateholders hereunder.

            (b) Distributions of principal and interest on the Definitive Certificates shall be made by the Paying Agent directly to holders of Definitive Certificates in accordance with the procedures set forth in this Agreement.

                                   ARTICLE IV

                                    ADVANCES

            P&I Advances and Servicing Advances (other than in respect of the Non-Trust Serviced Loan Group) shall be made as provided herein by the Capmark Master Servicer with respect to the Mortgage Loans other than the Prudential Loans and the Prudential Master Servicer (with respect to the Prudential Loans) and, if the applicable Master Servicer does not make such Advances, by the Trustee, except to the extent that the applicable Master Servicer or the Trustee determines in accordance with Section 4.4 below, that any such Advance would be a Nonrecoverable Advance.

            Section 4.1 P&I Advances by the Master Servicers

            (a) The applicable Master Servicer shall make a P&I Advance in respect of each Mortgage Loan of the P&I Advance Amount (if greater than zero) on the Master Servicer Remittance Date. It is understood that the obligation of each Master Servicer to make such P&I Advances is mandatory and shall apply through any court appointed stay period or similar payment delay resulting from any insolvency of the Mortgagor or related bankruptcy. Notwithstanding the foregoing, the applicable Master Servicer shall not be required to make such P&I Advance, if such Master Servicer determines, in accordance with Section 4.4 below, that any such P&I Advance would be a Nonrecoverable Advance and shall not make such P&I Advance if such P&I Advance, if made, would be a Nonrecoverable Advance as determined by the applicable Special Servicer in accordance with the Servicing Standard and such Special Servicer has notified such Master Servicer of such determination not later than 10:00 a.m. (and on a Business Day) on the date prior to the date on which such Master Servicer would be required to make such P&I Advance in the absence of a recoverability determination (it being understood that such Master Servicer shall have no obligation to confirm such Special Servicer's determination of non-recoverability). Such determination shall be conclusive and binding on the Trustee and the Certificateholders. Neither the applicable Master Servicer nor the Trustee shall advance default interest, Balloon Payments, Prepayment Premiums or any principal and interest payments in respect of the Non-Trust Serviced Companion Loans or Serviced Companion Loans. The Special Servicers shall not make P&I Advances under this Agreement.

            (b) If a Master Servicer determines that there is a P&I Advance Amount with respect to its applicable Mortgage Loans for a Distribution Date, such Master Servicer shall on the Master Servicer Remittance Date either (A) deposit in the applicable Certificate Account an amount equal to the P&I Advance Amount or (B) utilize funds in such Certificate Account being held for future distributions or withdrawals to make such Advance. Any funds being held in a Certificate Account for future distribution or withdrawal and so used shall be replaced by the applicable Master Servicer from its own funds by deposit in such Certificate Account on or before any future Master Servicer Remittance Date to the extent that funds in such Certificate Account on such Master Servicer Remittance Date shall be less than payments to the Paying Agent or other Persons required to be made on such date.

            Section 4.1A P&I Advances with Respect to the Non-Trust Serviced Pari Passu Loan

            With respect to the Non-Trust Serviced Pari Passu Loan, the applicable Master Servicer shall make its determination that it has made a P&I Advance on the Non-Trust Serviced Pari Passu Loan that is a Nonrecoverable Advance or that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance with respect to the Non-Trust Serviced Pari Passu Loan, and the applicable Special Servicer shall make its determination in accordance with the Servicing Standard that such P&I Advance, if made, would constitute a Nonrecoverable Advance, both determinations to be made in accordance with
Section 4.1, including with regard to any notices required to be delivered to the applicable Master Servicer by the applicable Special Servicer. Both such determinations shall be made independently of any determination made by the 2006-PWR14 Master Servicer under the 2006-PWR14 Pooling and Servicing Agreement in respect of the Non-Trust Serviced Companion Loan, and the 2006-PWR14 Master Servicer shall make its own determination that it has made a P&I Advance that is a Nonrecoverable Advance (as defined in the 2006-PWR14 Pooling and Servicing Agreement) or that any proposed P&I Advance, if made, would constitute a Nonrecoverable Advance (as defined in the 2006-PWR14 Pooling and Servicing Agreement) with respect to the Non-Trust Serviced Companion Loan included in such Loan Group in accordance with the 2006-PWR14 Pooling and Servicing Agreement. The determination by the applicable Master Servicer, the 2006-PWR14 Master Servicer or the applicable Special Servicer, as applicable, that any such P&I Advance is nonrecoverable shall be binding on the 2006-PWR14 Master Servicer and the applicable Master Servicer, as applicable, the Certificateholders and the holders of any securities relating to the Non-Trust Serviced Companion Loan unless the Trustee or the applicable Master Servicer, as the case may be, has been advised by the 2006-PWR14 Trustee or the 2006-PWR14 Master Servicer that the party who made such nonrecoverability determination no longer has the required rating under the 2006-PWR14 Pooling and Servicing Agreement.

            If the applicable Master Servicer determines that a proposed P&I Advance, if made, would be, or any outstanding P&I Advance previously made is, as applicable, a Nonrecoverable Advance, the applicable Master Servicer shall provide the 2006-PWR14 Master Servicer written notice of such determination within one Business Day of the date of such determination. If the applicable Master Servicer receives written notice by the 2006-PWR14 Master Servicer that it has determined, with respect to the Non-Trust Serviced Companion Loan, that any proposed P&I Advance would be, or any outstanding P&I Advance is, a Nonrecoverable Advance, then such determination shall be binding on the Certificateholders and none of the applicable Master Servicer or the Trustee shall make any additional P&I Advances with respect to the Non-Trust Serviced Pari Passu Loan unless the applicable Master Servicer has consulted with the 2006-PWR14 Master Servicer and they agree that circumstances with respect to such Loan Group have changed such that a proposed future P&I Advance would not be a Nonrecoverable Advance.

            Notwithstanding the foregoing, the applicable Master Servicer shall continue to have the discretion provided in this Agreement to determine that any future P&I Advance or outstanding P&I Advance would be, or is, as applicable, a Nonrecoverable Advance. Once such a determination is made by the applicable Master Servicer or the applicable Master Servicer receives written notice of such determination by the 2006-PWR14 Master Servicer, none of the applicable Master Servicer or the Trustee shall make any additional P&I Advances with respect to the Non-Trust Serviced Pari Passu Loan until the applicable Master Servicer has followed the process set forth in this Section 4.1A.

            Notwithstanding the foregoing, for so long as Prudential Asset Resources, Inc. is the 2006-PWR14 Master Servicer, the notice from or to the 2006-PWR14 Master Servicer shall be deemed to be made without actual written notice.

            Section 4.2 Servicing Advances

            The applicable Master Servicer and, if such Master Servicer does not, the Trustee to the extent the Trustee receives written notice from such Master Servicer that such Advance has not been made by such Master Servicer, shall make Servicing Advances within 5 Business Days after the determination that such Servicing Advance is necessary (and, in the case of the Trustee, within 6 Business Days after receipt of such notice (i.e., 5 Business Days after receipt of such notice and one additional Business Day after the delivery of notice to the applicable Master Servicer, pursuant to Section 4.3(b) hereof, that such Master Servicer has not made the required Servicing Advance) or, with respect to such Master Servicer or the Trustee, such shorter period, as may be required to avoid a foreclosure of liens for delinquent real estate taxes or a lapse in insurance coverage, to the extent provided in this Agreement, except to the extent that such Master Servicer or the Trustee, as applicable, determines in accordance with Section 4.4 below, that any such Advance would be a Nonrecoverable Advance. If such Master Servicer or the Trustee, as applicable, determines that such advance would constitute a Nonrecoverable Advance, then such party shall promptly deliver notice of such determination to the applicable Special Servicer. Upon receipt of such notice, such Special Servicer shall promptly determine (with the reasonable assistance of such Master Servicer or the Trustee, as applicable) whether the payment of such amount is (i) necessary to preserve the related Mortgaged Property and (ii) would be in the best interest of the Certificateholders (or, with respect to a Serviced Loan Group, in the best interests of the Certificateholders and the holder of the related Serviced Companion Loan, as a collective whole). If such Special Servicer shall determine that the payment of such amount is (i) necessary to preserve the related Mortgaged Property and (ii) would be in the best interest of the Certificateholders (or, with respect to the Serviced Loan Group, in the best interests of the Certificateholders and the holder of the related Serviced Companion Loan, as a collective whole), then such Special Servicer shall promptly direct such Master Servicer or the Trustee, as applicable, in writing to make such payment and such party shall make such payment from amounts in the Certificate Account within the time periods set forth herein. Such determination by such Master Servicer or such Special Servicer shall be conclusive and binding on the Trustee and the Certificateholders. The applicable Special Servicer shall not be required to make Servicing Advances under this Agreement, but may make such Servicing Advances, on an emergency basis, at its option in which event the applicable Master Servicer shall reimburse such Special Servicer promptly but no later than 5 Business Days of receipt of a statement therefor sent to the applicable Master Servicer within 1 Business Day of making such Servicing Advances. The applicable Special Servicer promptly shall notify the applicable Master Servicer that a Servicing Advance is required in connection with a Specially Serviced Mortgage Loan or REO Property, and such Master Servicer shall make such Servicing Advance within 5 Business Days of receipt of such notice (or such shorter period as may be required to avoid a foreclosure of liens for delinquent real estate taxes or a lapse in insurance coverage). In addition, the applicable Special Servicer shall provide the applicable Master Servicer or the Trustee with such information in its possession as the applicable Master Servicer or the Trustee may reasonably request to enable such Master Servicer or the Trustee, as applicable, to determine whether a requested Servicing Advance would constitute a Nonrecoverable Advance. Any request by a Special Servicer that a Master Servicer make a Servicing Advance shall be deemed to be a determination by such Special Servicer that such requested Servicing Advance is not a Nonrecoverable Advance and such Master Servicer shall be entitled to conclusively rely on such determination; provided, that the determination shall not be binding on any Master Servicer or the Trustee. The applicable Master Servicer or the applicable Special Servicer may update or change its recoverability determinations at any time (but not reverse the other Master Servicer or Special Servicer's determination that an Advance is a Nonrecoverable Advance). Promptly after discovering that such applicable Master Servicer has failed to make a Servicing Advance that such Master Servicer is required to make hereunder, the Paying Agent shall promptly notify the Trustee in writing of the failure by such Master Servicer to make such Servicing Advance.

            The 2006-PWR14 Master Servicer is obligated to make Servicing Advances (as defined in the 2006-PWR14 Pooling and Servicing Agreement) pursuant to the 2006-PWR14 Pooling and Servicing Agreement with respect to the Non-Trust Serviced Pari Passu Loan, and no party to this Agreement shall have any obligation, and shall not be entitled, to make any Servicing Advances with respect to the Non-Trust Serviced Pari Passu Loan.

            Section 4.3 Advances by the Trustee

            (a) To the extent that a Master Servicer fails to make a P&I Advance by the Master Servicer Remittance Date (other than a P&I Advance that such Master Servicer determines is a Nonrecoverable Advance), and other than with respect to a Serviced Companion Loan, the Trustee shall make such P&I Advance to the extent the Trustee receives written notice from such Master Servicer and/or the Paying Agent not later than 10:00 a.m. (New York City time) on the Distribution Date that such Advance has not been made by the applicable Master Servicer on the Master Servicer Remittance Date unless the Trustee determines that such P&I Advance, if made, would be a Nonrecoverable Advance (or with respect to the Non-Trust Serviced Pari Passu Loan, the 2006-PWR14 Master Servicer makes a nonrecoverability determination as described in Section 4.1A). To the extent the Trustee is required hereunder to make P&I Advances on the Mortgage Loans, it shall remit the amount thereof to the Paying Agent for deposit in the Distribution Account by 1:00 p.m. (New York City time) on each such Distribution Date. The applicable Master Servicer shall notify the Trustee in writing as soon as practicable, but not later than 10:00 a.m. (New York City time) on the Distribution Date if such Master Servicer has failed to make a P&I Advance.

            (b) To the extent that a Master Servicer fails to make a Servicing Advance by the date such Servicing Advance is required to be made (other than a Servicing Advance that such Master Servicer or the applicable Special Servicer determines is a Nonrecoverable Advance), and a Responsible Officer of the Trustee receives notice thereof, the Trustee shall notify such Master Servicer of such failure and the Trustee shall make such Servicing Advance promptly, but in any event, not later than six Business Days after notice thereof in accordance with Section 4.2 (i.e., 5 Business Days after receipt of notice by the Trustee pursuant to Section 4.2 that such Servicing Advance is required to be made by the applicable Master Servicer, and one additional Business Day after the delivery of notice to the applicable Master Servicer, as set forth above, that such Master Servicer has not made the required Servicing Advance) (or such shorter period as may be required to avoid a foreclosure of liens for delinquent real estate taxes or a lapse in insurance coverage), unless the Trustee determines that such Servicing Advance, if made, would be a Nonrecoverable Advance. If the Trustee determines that such advance would constitute a Nonrecoverable Advance, then the Trustee shall deliver notice of such determination to the applicable Special Servicer. Upon receipt of such notice, such Special Servicer shall determine (with the reasonable assistance of the Trustee) whether the payment of such amount is (i) necessary to preserve the related Mortgaged Property and (ii) would be in the best interest of the Certificateholders. If such Special Servicer shall determine that the payment of such amount is (i) necessary to preserve the related Mortgaged Property and (ii) would be in the best interest of the Certificateholders, then such Special Servicer shall promptly direct the Trustee in writing to make such payment and the Trustee shall make such payment within five Business Days after receipt of such notice (or such shorter period as may be required to avoid a foreclosure of liens for delinquent real estate taxes or a lapse in insurance coverage) from amounts in the Distribution Account.

            Section 4.4 Evidence of Nonrecoverability

            (a) If a Master Servicer or a Special Servicer determines at any time, in its sole discretion, exercised in accordance with the Servicing Standard, that any Advance previously made (or Unliquidated Advance in respect thereof) or any proposed Advance, if made, would constitute a Nonrecoverable Advance, such determination shall be evidenced by an Officer's Certificate delivered to the Trustee, the applicable Master Servicer or the applicable Special Servicer, the Paying Agent, the Operating Adviser and the Rating Agencies (and the holder of a Serviced Companion Loan, if the Advance relates to the related Serviced Loan Group) promptly upon making such determination, but in no event later than the Business Day following the date of such determination. Such Officer's Certificate shall set forth the reasons for such determination of nonrecoverability, together with, to the extent such information, report or document is in the applicable Master Servicer's or the applicable Special Servicer's possession, any related financial information such as related income and expense statements, rent rolls, occupancy status, property inspections and any Appraisals performed within the last 12 months on the Mortgaged Property, and, if such reports are used by the applicable Master Servicer or the applicable Special Servicer to determine that any P&I Advance or Servicing Advance, as applicable, would be a Nonrecoverable Advance, any engineers' reports, environmental surveys, internal final valuations or other information relevant thereto which support such determination. If the Trustee determines at any time, in its sole discretion, exercised in good faith, that any portion of an Advance previously made or a portion of a proposed Advance that the Trustee is required to make pursuant to this Agreement, if made, would constitute a Nonrecoverable Advance, such determination shall be evidenced by an Officer's Certificate of a Responsible Officer of the Trustee, delivered to the Depositor, the applicable Master Servicer, the applicable Special Servicer, the Paying Agent and the Operating Adviser similar to the Officer's Certificate of a Master Servicer or a Special Servicer described in the prior sentence. The Trustee shall not be required to make an Advance that the applicable Master Servicer or the applicable Special Servicer has previously determined to be a Nonrecoverable Advance. Notwithstanding any other provision of this Agreement, none of the Master Servicers, the Special Servicers or the Trustee shall be obligated to, nor shall it, make any Advance or make any payment that is designated in this Agreement to be an Advance, if the Trustee determines in its good faith business judgment and, with respect to the applicable Master Servicer or the applicable Special Servicer, in accordance with the Servicing Standard, that such Advance or such payment (including interest accrued thereon at the Advance Rate) would be a Nonrecoverable Advance. Absent bad faith, the applicable Master Servicer's determination as to the nonrecoverability of any Advance shall be conclusive and binding on the Certificateholders and may, in all cases, be relied on by the Trustee; provided, however, that the applicable Special Servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance and shall deliver to such Master Servicer and the Trustee notice of such determination; provided, further, however, such Special Servicer shall have no right to make an affirmative determination that any P&I Advance is or would be recoverable and, in the absence of a determination by such Special Servicer that such Advance is or would be a Nonrecoverable Advance, the decision that a P&I Advance is recoverable shall remain with the applicable Master Servicer or Trustee, as applicable. Absent bad faith, such determination by the applicable Special Servicer shall be conclusive and binding on the Certificateholders, the Master Servicers and the Trustee and the applicable Master Servicer shall have no obligation to verify such Special Servicer's determination that an Advance would be non-recoverable. Absent bad faith or breach of the servicing standard under the 2006-PWR14 Pooling and Servicing Agreement known to the applicable Master Servicer or the Trustee, as applicable, the determination as to the nonrecoverability of any principal and interest advance made or proposed to be made with respect to the Non-Trust Serviced Companion Loan pursuant to the 2006-PWR14 Pooling and Servicing Agreement, shall be conclusive and binding on the Certificateholders and may, in all cases, be relied on by the Trustee and the applicable Master Servicer unless the Trustee or the applicable Master Servicer, as the case may be, has been advised by the 2006-PWR14 Trustee or the 2006-PWR14 Master Servicer that the party who made such nonrecoverability determination no longer has the required rating under the 2006-PWR14 Pooling and Servicing Agreement. The applicable Master Servicer shall consider Unliquidated Advances in respect of prior P&I Advances and Servicing Advances as outstanding Advances for purposes of nonrecoverability determinations as if such Unliquidated Advance were a P&I Advance or Servicing Advance, as applicable.

            (b) With respect to the Non-Trust Serviced Pari Passu Loan, the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer and the 2006-PWR14 Trustee, as applicable, shall be entitled to reimbursement for Pari Passu Loan Nonrecoverable Servicing Advances with respect to the Non-Trust Serviced Pari Passu Loan serviced by the 2006-PWR14 Master Servicer or the 2006-PWR14 Special Servicer (with, in each case, any accrued and unpaid interest thereon provided for under the 2006-PWR14 Pooling and Servicing Agreement) in the manner set forth in Section 5.2(a) Subsection (I)(ii) and 5.2(a) Subsection (I)(iii).

            Section 4.5 Interest on Advances; Calculation of Outstanding Advances with Respect to a Mortgage Loan

            Any unreimbursed Advance funded from each Master Servicer's, each Special Servicer's or the Trustee's own funds shall accrue interest on a daily basis, at a per annum rate equal to the Advance Rate, from and including the date such Advance was made to but not including the date on which such Advance has been reimbursed; provided, however, that neither the Master Servicers nor any other party shall be entitled to interest accrued on the amount of any P&I Advance with respect to any Mortgage Loan for the period commencing on the date of such P&I Advance and ending on the day on which the grace period applicable to the related Mortgagor's obligation to make the related Scheduled Payment expires pursuant to the related Mortgage Loan documents but shall be entitled to interest on such Advance at the Advance Rate to the extent the Scheduled Payment remains outstanding beyond the expiration of the grace period. In addition, no Master Servicer shall be entitled to interest on any particular P&I Advance (or portion thereof) made thereby to the extent a payment (or portion thereof) is received but is being held by or on behalf of such Master Servicer in connection with any dispute, claim or offset. For purposes of determining whether a P&I Advance is outstanding, amounts collected with respect to a particular Mortgage Loan or a particular REO Property and treated as collections of principal or interest shall be applied first to reimburse the earliest P&I Advance and then each succeeding P&I Advance to the extent not inconsistent with Section 4.6. The applicable Master Servicer shall use efforts consistent with the Servicing Standard to collect (but shall have no further obligation to collect), with respect to the Mortgage Loans (and each Serviced Companion Loan) that are not Specially Serviced Mortgage Loans, Late Fees and default interest from the Mortgagor in an amount sufficient to pay Advance Interest incurred and unpaid with respect to such Mortgage Loan arising on or after the Cut-Off Date. The applicable Master Servicer shall be entitled to retain Late Fees and default interest paid by any Mortgagor during a Collection Period with respect to any Mortgage Loan (other than the portion of such Late Fees and default interest that relates to the period commencing after the Servicing Transfer Event in respect of a Specially Serviced Mortgage Loan, as to which the applicable Special Servicer shall retain Late Fees and default interest with respect to such Specially Serviced Mortgage Loan, subject to the offsets set forth below) as additional servicing compensation only to the extent such Late Fees and default interest with respect to such Mortgage Loan exceed unreimbursed Advance Interest with respect to such Mortgage Loan arising on or after the Cut-Off Date. The applicable Special Servicer, with respect to any Specially Serviced Mortgage Loan, shall (i) pay from any Late Fees and default interest collected from such Specially Serviced Mortgage Loan (a) any outstanding and unpaid Advance Interest payable with respect to such Specially Serviced Mortgage Loan to the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, and (b) to the Trust, any losses previously incurred by the Trust with respect to such Specially Serviced Mortgage Loan (other than the related Special Servicing Fees) and (ii) retain any remaining portion of such Late Fees and default interest as additional Special Servicer Compensation. It is hereby acknowledged that the applicable Master Servicer may only waive Late Fees and default interest to the extent set forth in Section 8.3(a). Notwithstanding the foregoing, Late Fees and default interest received by the applicable Master Servicer with respect to a Serviced Loan Group shall be allocable among the applicable Master Servicer or the applicable Special Servicer, as the case may be, and the holders of the related Serviced Companion Loans in accordance with the related Co-Lender Agreement.

            Section 4.6 Reimbursement of Advances and Advance Interest

            (a) Advances made with respect to each Mortgage Loan, each Serviced Companion Loan, each Specially Serviced Mortgage Loan or each REO Property (including Advances later determined to be Nonrecoverable Advances) and Advance Interest thereon shall be reimbursed to the extent of the amounts identified to be applied therefor in Section 5.2. The aggregate of the amounts available to repay Advances and Advance Interest thereon pursuant to Section 5.2 collected in any Collection Period with respect to Mortgage Loans, each Serviced Companion Loan, Specially Serviced Mortgage Loans or REO Property shall be an "Available Advance Reimbursement Amount."

            (b) To the extent that Advances have been made on the Mortgage Loans, any Serviced Companion Loan, any Specially Serviced Mortgage Loans or any REO Mortgage Loans, the Available Advance Reimbursement Amount with respect to any Determination Date shall be applied to reimburse (i) the Trustee for any Advances outstanding to the Trustee with respect to any of such Mortgage Loans, any Serviced Companion Loan, any of such Specially Serviced Mortgage Loans or REO Mortgage Loans, plus any Advance Interest owed to the Trustee with respect to such Advances and then (ii) the applicable Master Servicer and the applicable Special Servicer for any Advances outstanding to such Master Servicer or such Special Servicer, as the case may be, with respect to any of such Mortgage Loans, any Serviced Companion Loan, any of such Specially Serviced Mortgage Loans or REO Mortgage Loans, plus any Advance Interest owed to the applicable Master Servicer or the applicable Special Servicer with respect to such Advances. To the extent that any Advance Interest payable to the applicable Master Servicer, the applicable Special Servicer or the Trustee with respect to a Specially Serviced Mortgage Loan or REO Mortgage Loan cannot be recovered from the related Mortgagor, the amount of such Advance Interest shall be payable to the Trustee, the applicable Master Servicer or the applicable Special Servicer, as the case may be, from amounts on deposit in the applicable Certificate Account (or sub-account thereof) (or, if not available from such Certificate Account, the other Certificate Account) or the Distribution Account pursuant to
Section 5.2(a) or Section 5.3(b)(ii), to the extent of amounts identified to be applied thereunder. The Master Servicers', the Special Servicers' and the Trustee's right of reimbursement under this Agreement for Advances and interest thereon shall be prior to the rights of the Certificateholders (and, in the case of a Serviced Companion Loan, the holder of such Serviced Companion Loan) to receive any amounts recovered with respect to such Mortgage Loans, Serviced Companion Loans or REO Mortgage Loans.

            (c) Advance Interest arising on or after the Cut-Off Date and not previously paid with respect to any Mortgage Loan will be paid to the Trustee, the applicable Special Servicer and/or the applicable Master Servicer (in accordance with the priorities specified in the preceding paragraph) first, from Late Fees and default interest collected with respect to such Mortgage Loan during the Collection Period, and then from Excess Liquidation Proceeds then available prior to payment from any other amounts. Late Fees and default interest will be applied on a "loan-by-loan basis" (under which Late Fees and default interest with respect to a Mortgage Loan will be offset against the Advance Interest incurred and unpaid with respect to such Mortgage Loan arising on or after the Cut-Off Date). In the case of a Serviced Loan Group, subject to the related Co-Lender Agreement, Advance Interest on Servicing Advances payable to the applicable Master Servicer, the applicable Special Servicer or the Trustee, as applicable, shall be allocated (i) in the case that the related Serviced Companion Loans are Pari Passu Loans, to the related Senior Mortgage Loan and the Serviced Companion Loans, on a pari passu basis, based on their respective outstanding principal balances and (ii) in the case that the related Serviced Companion Loan is a Subordinate Loan, then first, to such Subordinate Loan up to its outstanding principal balance and then, to the related Senior Mortgage Loan; provided that if there is more than one Subordinate Loan, such Advance Interest on Servicing Advances shall be allocated to such Subordinate Loans in reverse order of priority (i.e., first to the most subordinate note and then to the next subordinate note, etc.)

            (d) To the extent that a Special Servicer incurs out-of-pocket expenses (other than the Servicing Advances pursuant to Section 4.2), in accordance with the Servicing Standard, in connection with servicing Specially Serviced Mortgage Loans, the applicable Master Servicer shall, subject to
Section 4.4, reimburse such Special Servicer for such expenditures on the next succeeding Master Servicer Remittance Date, provided such Special Servicer has delivered, on or before the related Determination Date, an invoice and a report substantiating such expenses from such Special Servicer requesting such reimbursement. All such amounts paid by such Special Servicer and reimbursed by the applicable Master Servicer shall be a Servicing Advance. In the event that the applicable Master Servicer fails to reimburse such Special Servicer hereunder or the applicable Master Servicer determines that such Servicing Advance was or, if made, would be a Nonrecoverable Advance and the applicable Master Servicer does not make such payment, such Special Servicer shall notify the applicable Master Servicer and the Trustee in writing of such nonpayment and the amount payable to such Special Servicer and shall be entitled to receive reimbursement from the Trust as an Additional Trust Expense. The applicable Master Servicer, the Paying Agent and the Trustee shall have no obligation to verify the amount payable to such Special Servicer pursuant to this Section 4.6(d) and circumstances surrounding the notice delivered by such Special Servicer pursuant to this Section 4.6(d).

                                    ARTICLE V

                           ADMINISTRATION OF THE TRUST

            Section 5.1 Collections

            (a) On or prior to the Closing Date, each Master Servicer shall open, or cause to be opened, and shall thereafter maintain, or cause to be maintained, a separate account or accounts, which accounts must be Eligible Accounts, in the name "Capmark Finance Inc., as Capmark Master Servicer for Wells Fargo Bank, National Association, as Trustee for the Holders of Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15," and "Prudential Asset Resources, Inc., as Prudential Master Servicer for Wells Fargo Bank, National Association, as Trustee for the Holders of Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15" (collectively, or individually, as the case may be, the "Certificate Account"). The Capmark Master Servicer shall maintain the Certificate Account with respect to the Mortgage Loans other than the Prudential Loans, and the Prudential Master Servicer shall maintain the Certificate Account with respect to the Prudential Loans other than the Non-Trust Serviced Mortgage Loan. On or prior to the Closing Date, in respect of the Interest Reserve Loans, the Paying Agent shall open, or cause to be opened, and shall maintain, or cause to be maintained an additional separate account or accounts in the name of "U.S. Bank National Association as Paying Agent on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the Holders of Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15" (the "Interest Reserve Account").

            (b) On or prior to the date a Master Servicer shall initially deposit funds in a Certificate Account, such Master Servicer shall give to the Paying Agent and the Trustee prior written notice of the name and address of the depository institution(s) at which such accounts are maintained and the account number of such accounts. The Master Servicers shall take such actions as are necessary to cause any depository institution holding a Certificate Account to hold such accounts in the name of the applicable Master Servicer as provided in
Section 5.1(a), subject to such Master Servicer's (or its Primary Servicer's or its Sub-Servicer's) right to direct payments and investments and its rights of withdrawal under this Agreement.

            (c) The applicable Master Servicer shall deposit, or cause to be deposited, into its Certificate Account within two Business Days following receipt, the following amounts received by it (including amounts remitted to such Master Servicer by the applicable Special Servicer from the applicable REO Account pursuant to Section 9.14 and amounts received from the Primary Servicers or Sub-Servicers), other than amounts received by it in respect of interest and principal on the Mortgage Loans or Serviced Companion Loans due on or before the Cut-Off Date which shall be remitted to the applicable Seller (provided that such Master Servicer (I) may retain amounts otherwise payable to such Master Servicer as provided in Section 5.2(a) rather than deposit them into such Certificate Account, (II) shall, rather than deposit them in the Certificate Account, directly remit to the Primary Servicers the applicable Primary Servicing Fees payable as provided in Section 5.2(a)(iv) (unless already retained by the applicable Primary Servicer), and (III) shall, rather than deposit them in a Certificate Account, directly remit the Excess Servicing Fees to the holders thereof as provided in Section 5.2(a)(iv) (unless already retained by the applicable holder of the excess servicing rights)):

                  (A) Principal: all payments on account of principal, including
            Principal Prepayments, the principal component of Scheduled Payments, and any Late Collections in respect thereof, on the Mortgage Loans and the Serviced Companion Loans;

                  (B) Interest: all payments on account of interest on the
            Mortgage Loans and the Serviced Companion Loans (including Excess Interest, which shall be payable only to the Class EI Certificateholders, in each case as provided herein, and excluding Interest Reserve Amounts to be deposited in the applicable Interest Reserve Account pursuant to Section 5.1(d) below);

                  (C) Liquidation Proceeds: all Liquidation Proceeds with
            respect to the Mortgage Loans and the Serviced Companion Loans;

                  (D) Insurance Proceeds: all Insurance Proceeds other than
            proceeds to be applied to the restoration or repair of the property subject to the related Mortgage or released to the related Mortgagor in accordance with the Servicing Standard, which proceeds shall be deposited by such Master Servicer into the applicable Escrow Account and not deposited in the Certificate Accounts;

                  (E) Condemnation Proceeds: all Condemnation Proceeds other than proceeds to be applied to the restoration or repair of the property subject to the related Mortgage or released to the related Mortgagor in accordance with the Servicing Standard, which proceeds shall be deposited by such Master Servicer into the applicable Escrow Account and not deposited in the Certificate Accounts;

                  (F) REO Income: all REO Income received from the applicable
            Special Servicer;

                  (G) Investment Losses: any amounts required to be deposited by such Master Servicer pursuant to Section 5.1(e) in connection with losses realized on Eligible Investments with respect to funds held in the Certificate Accounts and amounts required to be deposited by the applicable Special Servicer pursuant to Section 9.14(b) in connection with losses realized on Eligible Investments with respect to funds held in the REO Accounts;

                  (H) Advances: all P&I Advances unless made directly to the
            Distribution Account;

                  (I) Compensating Interest: all Compensating Interest received with respect to the Mortgage Loans; and

                  (J) Other: all other amounts, including Prepayment Premiums, required to be deposited in the Certificate Accounts pursuant to this Agreement, including, but not limited to, Purchase Proceeds of any Mortgage Loans repurchased by a Seller or the maker of a representation and warranty with respect to any Mortgage Loan or substitution shortfall amounts (as described in the ninth paragraph of Section 2.3(a)) paid by a Seller in connection with the substitution of any Qualifying Substitute Mortgage Loans, any payments or recoveries in respect of Unliquidated Advances or in respect of Nonrecoverable Advances paid from principal collections on the Mortgage Loans pursuant to Section 5.2(a)(II) and, with respect to the Serviced Companion Loans, all other amounts received pursuant to the cure and purchase rights or reimbursement obligations set forth in the related Co-Lender Agreement.

            With respect to each Serviced Loan Group, the applicable Master Servicer shall establish and maintain a sub account of the Certificate Account for each Serviced Companion Loan (the "Serviced Companion Loan Custodial Account") into which the applicable Master Servicer shall deposit any amounts described above that are required to be paid to the holder of such Serviced Companion Loan pursuant to the terms of the related Co-Lender Agreement, in each case on the same day as the deposit thereof into the Certificate Account. Each Serviced Companion Loan Custodial Account shall be held in trust for the benefit of the holder of the Serviced Companion Loan and shall not be part of any REMIC Pool.

            Remittances from any REO Accounts to the applicable Master Servicer for deposit in the applicable Certificate Accounts shall be made by the applicable Special Servicer no later than the Special Servicer Remittance Date.

            (d) The Paying Agent, with respect to each Distribution Date occurring in January (other than in any leap year) and February of each year (unless such Distribution Date is the Final Distribution Date), shall deposit in the applicable Interest Reserve Account in respect of each related Interest Reserve Loan, an amount equal to one day's interest at the related REMIC I Net Mortgage Rate or RCE Loan REMIC Net Mortgage Rate, as applicable (without regard to the provisos in the definition of Adjusted Mortgage Rate), on the Scheduled Principal Balance of such Mortgage Loan as of the Due Date in the month in which such Distribution Date occurs, to the extent a Scheduled Payment or P&I Advance is timely made in respect thereof for such Due Date (all amounts so deposited in any consecutive January and February in respect of each Interest Reserve Loan, the "Interest Reserve Amount").

            (e) Funds in the Certificate Accounts (including the Serviced Companion Loan Custodial Account) may be invested and, if invested, shall be invested by, and at the risk of, the Master Servicer in Eligible Investments selected by such Master Servicer which shall mature, unless payable on demand, not later than the Business Day immediately preceding the next Master Servicer Remittance Date, and any such Eligible Investment shall not be sold or disposed of prior to its maturity unless payable on demand. All such Eligible Investments shall be made in the name of "Wells Fargo Bank, National Association, as Trustee for the Holders of the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and the holder of each Serviced Companion Loan, as their interests may appear." None of the Depositor, the Mortgagors, the Paying Agent or the Trustee shall be liable for any loss incurred on such Eligible Investments.

            An amount equal to all income and gain realized from any such investment shall be paid to the applicable Master Servicer as additional servicing compensation and shall be subject to its withdrawal at any time from time to time. The amount of any losses incurred in respect of any such investments shall be for the account of the applicable Master Servicer which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the applicable Certificate Account (and, solely to the extent that the loss is of an amount credited to the Serviced Companion Loan Custodial Account, deposit to the Serviced Companion Loan Custodial Account) out of its own funds immediately as realized. No Master Servicer shall be liable for any losses incurred in respect of any account which is not controlled by such Master Servicer or any losses with respect to a default on an Eligible Investment. If the applicable Master Servicer deposits in or transfers to any Certificate Account or the Serviced Companion Loan Custodial Account, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from such Certificate Account or such Serviced Companion Loan Custodial Account, as the case may be, any provision herein to the contrary notwithstanding.

            (f) Except as expressly provided otherwise in this Agreement, if any default occurs in the making of a payment due under any Eligible Investment, or if a default occurs in any other performance required under any Eligible Investment, the Paying Agent on behalf of and at the direction of the Trustee may take such action as may be appropriate to enforce such payment or performance, including the institution and prosecution of appropriate proceedings; provided, however, that if a Master Servicer shall have deposited in the applicable Certificate Account or the Serviced Companion Loan Custodial Account, as the case may be, an amount equal to all amounts due under any such Eligible Investment (net of anticipated income or earnings thereon that would have been payable to such Master Servicer as additional servicing compensation) such Master Servicer shall have the sole right to enforce such payment or performance.

            (g) Certain of the Mortgage Loans may provide for payment by the Mortgagor to the applicable Master Servicer of amounts to be used for payment of Escrow Amounts for the account of the Mortgagor. The applicable Master Servicer shall deal with these amounts in accordance with the Servicing Standard, the terms of the related Mortgage Loans and Section 8.3(e) hereof, and the Primary Servicers will hold any Escrow Accounts relating to the Mortgage Loans that they service in accordance with the requirements set forth in Section 8.3(e). No Master Servicer shall release any Escrow Amounts held for "earn-outs" or performance criteria listed on Schedule XI hereof, without the prior consent of the Operating Adviser, which consent shall not be unreasonably withheld or delayed. Within 20 days following the first anniversary of the Closing Date, the applicable Master Servicer shall deliver to the Trustee, the Paying Agent and the Operating Adviser, for each Mortgage Loan set forth on Schedule VIII hereto, a brief statement as to the status of the work or project based on the most recent information provided by the related Mortgagor. Schedule VIII sets forth those Mortgage Loans as to which an upfront reserve was collected at the closing of such Mortgage Loan (and still exists) in an amount in excess of $75,000 with respect to specific immediate engineering work, completion of additional construction, environmental remediation or similar one-time projects (but not with respect to escrow accounts maintained for ongoing obligations, such as real estate taxes, insurance premiums, ongoing property maintenance, replacements and capital improvements or debt service). If the work or project is not completed in accordance with the requirements of the escrow, the applicable Master Servicer and the applicable Special Servicer (which shall itself consult with the Operating Adviser) will consult with each other as to whether there exists a material default under the underlying Mortgage Loan documents.

            (h) In the case of the Mortgage Loans set forth on Schedule XII, as to which the Scheduled Payment is due in a calendar month on a Due Date (including any grace period) that may occur after the end of the Collection Period ending in such calendar month, subject to Section 4.4, the applicable Master Servicer shall, unless the Scheduled Payment is received before the end of the Collection Period, make a P&I Advance by deposit to the Certificate Account on the Master Servicer Remittance Date in an amount equal to the Scheduled Payment or the Assumed Scheduled Payment, as applicable, and for purposes of the definition of "Available Distribution Amount" and "Principal Distribution Amount," such Scheduled Payment or Assumed Scheduled Payment, as applicable, shall be deemed to have been received in such Collection Period. With respect to the Non-Trust Serviced Pari Passu Loan, any amounts received by the applicable Master Servicer pursuant to the 2006-PWR14 Pooling and Servicing Agreement with respect to a Distribution Date shall be deemed to have been received by the applicable Master Servicer in the related Collection Period for purposes of the definition of "Available Distribution Amount" and "Principal Distribution Amount."

            Section 5.2 Application of Funds in the Certificate Accounts and Interest Reserve Account

            (a) Subsection (I). Each Master Servicer shall, from time to time, make withdrawals from the applicable Certificate Accounts and remit them by wire transfer prior to 2:00 p.m., New York City time, on the related Master Servicer Remittance Date, in immediately available funds to the account specified in this Section or otherwise (x) to such account as each shall determine from time to time of amounts payable to the applicable Master Servicer from the applicable Certificate Account (or, insofar as they relate to a Serviced Companion Loan, from the Serviced Companion Loan Custodial Account) pursuant to clauses (i),
(ii), (iii), (iv), (vi), (viii) and (ix) below; (y) to the account specified in writing by the Paying Agent from time to time of amounts payable to the Paying Agent and the Trustee from the applicable Certificate Account (or, insofar as they relate to a Serviced Companion Loan, from the Serviced Companion Loan Custodial Account) pursuant to clauses (ii), (iii), (v), (vi), (xi), (xii) and
(xiii) below; provided that if a Master Servicer fails to make any remittance required by this Subsection (I) to the Paying Agent for deposit in the Distribution Account on the Master Servicer Remittance Date pursuant to clause
(iii) or (xi) below, such Master Servicer shall pay (from its own funds without right of reimbursement therefor) to the Paying Agent, for the account of the Paying Agent, interest on any amount not timely remitted at the Advance Rate from and including the day the remittance was required to be made to, but not including, the day on which such remittance is actually made, and, (notwithstanding any contrary provision of Section 8.28) if such remittance and payment of interest are made not later than 11:00 a.m. (Eastern time) on the related Distribution Date, then, insofar as the failure to make such remittance otherwise constitutes an Event of Default on the part of such Master Servicer, then such Event of Default shall thereupon be deemed to have been cured; and (z) to the applicable Special Servicer from time to time of amounts payable to such Special Servicer from the applicable Certificate Account (or, insofar as they relate to a Serviced Companion Loan, from the Serviced Companion Loan Custodial Account) pursuant to clauses (i), (ii), (iv), (vi), (vii) and (ix) below of the following amounts, from the amounts specified for the following purposes:

            (i) Fees: The Capmark Master Servicer shall pay (A) to itself Late Fees (in excess of amounts used to pay Advance Interest) relating to the applicable Mortgage Loans (or Serviced Companion Loans) which are not Specially Serviced Mortgage Loans, 50% of any Modification Fees relating to the applicable Mortgage Loans (or Serviced Companion Loans) which are not Specially Serviced Mortgage Loans (or 100% if consent is not required from the applicable Special Servicer), 50% of assumption application fees and 50% of any assumption fees relating to the applicable Mortgage Loans (or Serviced Companion Loans) which are not Specially Serviced Mortgage Loans that require Special Servicer approval or 100% of any assumption fees and assumption application fees relating to the applicable Mortgage Loans which are not Specially Serviced Mortgage Loans that, with respect to the assignment, assumption or substitution (a) the consent of the applicable Special Servicer was not required or (b) is "expressly permitted" pursuant to the terms of the related Mortgage Loan (otherwise, 100% of the applicable fees), 100% of any extension fees payable to the Capmark Master Servicer under Section 8.10, 100% of defeasance fees to the extent payable under Section 8.3(h) or other fees payable to the Capmark Master Servicer hereunder; provided that any such fees described in (A) hereof shall be divided between such Master Servicer and any related Primary Servicer as set forth in the applicable Primary Servicing Agreement and (B) directly to the applicable Special Servicer, 50% of any assumption fees and assumption application fee (to the extent (a) the consent of such Special Servicer was required or (b) assumption is not "expressly permitted" pursuant to the terms of the related Mortgage Loan), 50% of modification fees and related charges on the applicable Mortgage Loans (or Serviced Companion Loans) which are not Specially Serviced Mortgage Loans (which require consent from the applicable Special Servicer) and, to the extent deposited into a Certificate Account, all assumption fees (including assumption application fees) relating to Specially Serviced Mortgage Loans and, to the extent provided in Section 9.11(c), Late Fees, Modification Fees, extension fees and other fees collected on Specially Serviced Mortgage Loans, in each case to the extent provided for herein from funds paid by or on behalf of the applicable Mortgagor and, to the extent provided in Section 9.11(c), default interest (in excess of Advance Interest arising only from that particular Specially Serviced Mortgage Loan for which the Late Fees or default interest were collected).

                 The Prudential Master Servicer shall pay (A) to itself Late Fees (in excess of amounts used to pay Advance Interest) relating to Prudential Loans (other than the Non-Trust Serviced Loan Group) which are not Specially Serviced Mortgage Loans, 50% of any Modification Fees relating to Prudential Loans (other than the Non-Trust Serviced Loan Group) which are not Specially Serviced Mortgage Loans (if consent from the applicable Special Servicer is required, otherwise 100%), 50% of assumption application fees relating to Prudential Loans (other than the Non-Trust Serviced Loan Group) that are not Specially Serviced Mortgage Loans, 50% of any assumption fees relating to Prudential Loans (other than the Non-Trust Serviced Loan Group) that are not Specially Serviced Mortgage Loans (if consent from the Special Servicer is required, otherwise 100%), 50% of any extension fees payable to such Master Servicer under Section 8.10, 100% of defeasance fees to the extent payable under
      Section 8.3(h) or other fees payable to the Prudential Master Servicer hereunder; and (B) directly to the applicable Special Servicer, 50% of any assumption fees on Prudential Loans (other than the Non-Trust Serviced Loan Group) that are not Specially Serviced Mortgage Loans (if consent from the applicable Special Servicer is required, otherwise 100%) and, to the extent deposited into a Certificate Account, all assumption fees (including assumption application fees) relating to Specially Serviced Mortgage Loans and, to the extent provided in Section 9.11(c), Late Fees, Modification Fees and other fees collected on Specially Serviced Mortgage Loans, in each case to the extent provided for herein from funds paid by or on behalf of the applicable Mortgagor and, to the extent provided in
      Section 9.11(c), default interest (in excess of Advance Interest arising only from that particular Specially Serviced Mortgage Loan for which the Late Fees or default interest were collected).

            (ii) Servicing Advances (including amounts later determined to be Nonrecoverable Advances): (A) in the case of all Mortgage Loans and the Serviced Companion Loans, subject to clause (B) below and subsection (iv) of Section 5.2(a)(II) below, to reimburse or pay to the Master Servicers, the Special Servicers and the Trustee, pursuant to Section 4.6, (x) prior to a Final Recovery Determination or determination in accordance with
      Section 4.4 that any Servicing Advance is a Nonrecoverable Advance, Servicing Advances on the related Mortgage Loan (or Serviced Companion
      Loan) from payments made by or on behalf of the related Mortgagor of the amounts to which a Servicing Advance relates or from REO Income from the related REO Property or from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds or Purchase Proceeds and, to the extent that a Servicing Advance has been or is being reimbursed, any related Advance Interest thereon first, from Late Fees and default interest collected during the Collection Period, and then from Excess Liquidation Proceeds then available and then from any other amounts on deposit in the applicable Certificate Account (or, if not available from such Certificate Account, the other Certificate Account); provided that Late Fees and default interest will be applied on a "loan by loan basis" (under which Late Fees and default interest paid with respect to each Mortgage Loan or a Serviced Companion Loan, will be offset against the Advance Interest incurred and unpaid with respect to the particular Mortgage Loan or Serviced Companion Loan, as applicable, on or after the Cut-Off Date), to the payment of Advance Interest incurred on or after the Cut-Off Date and unpaid on all Advances on such Mortgage Loan or (y) after a Final Recovery Determination or determination that any Servicing Advance on the related Mortgage Loan or Serviced Companion Loan is a Nonrecoverable Advance, any Servicing Advances made on the related Mortgage Loan, Serviced Companion Loan or REO Property, as applicable, from any funds on deposit in the applicable Certificate Account (or, if not available from such Certificate Account, the other Certificate Account) (regardless of whether such amount was recovered from the applicable Mortgage Loan, Serviced Companion Loan or REO Property) and pay Advance Interest thereon first, from Late Fees and default interest collected during the Collection Period (applying such Late Fees and default interest on a "loan by loan basis" to the payment of Advance Interest incurred and unpaid on all Advances on such Mortgage Loan or Serviced Companion Loan, as applicable, arising on or after the Cut-Off
      Date), then from Excess Liquidation Proceeds then available and then from any other amounts on deposit in the applicable Certificate Account (notwithstanding anything herein to the contrary each Master Servicer shall reimburse itself or such other party pursuant to Section 4.4(b)) and
      (B) in the case of the Non-Trust Serviced Pari Passu Loan and from any funds on deposit in the applicable Certificate Account (or, if not available from such Certificate Account, the other Certificate Account), to reimburse the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer and the 2006-PWR14 Trustee for the Pari Passu Loan Nonrecoverable Servicing Advances and any accrued and unpaid interest thereon provided for under the 2006-PWR14 Pooling and Servicing Agreement;

            (iii) P&I Advances (including amounts later to be determined to be Nonrecoverable Advances): in the case of the Mortgage Loans, subject to subsection (iv) of Section 5.2(a)(II) below, to reimburse or pay to each Master Servicer and the Trustee, pursuant to Section 4.6, (x) if prior to a Final Recovery Determination or determination that any Advance is a Nonrecoverable Advance, any P&I Advances from Late Collections made by the Mortgagor of the amounts to which a P&I Advance relates, or REO Income from the related REO Property or from Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds or Purchase Proceeds allocable to the related Mortgage Loan and, to the extent that a P&I Advance has been or is being reimbursed, any related Advance Interest thereon, first, from Late Fees and default interest collected during the Collection Period and allocable to such Mortgage Loan, and then from Excess Liquidation Proceeds then available and then from any other amounts on deposit in the applicable Certificate Account (or, if not available from such Certificate Account, the other Certificate Account); provided that Late Fees and default interest will be applied on a "loan-by-loan basis" (under which Late Fees and default interest paid with respect to each Mortgage Loan will be offset against the Advance Interest incurred and unpaid with respect to the particular Mortgage Loan on or after the Cut-Off Date) or (y) if after a Final Recovery Determination or determination in accordance with Section
      4.4 that any P&I Advance on the related Mortgage Loan is a Nonrecoverable Advance, for any Mortgage Loan, any P&I Advances made on the related Mortgage Loan or REO Property from any funds on deposit in the applicable Certificate Account (or, if not available from such Certificate Account, the other Certificate Account) (regardless of whether such amount was recovered from the applicable Mortgage Loan or REO Property) and any Advance Interest thereon, first, from Late Fees and default interest collected during the Collection Period allocable to such Mortgage Loan (applying such Late Fees and default interest on a "loan-by-loan basis," to the payment of Advance Interest incurred and unpaid on all Advances on such Mortgage Loan incurred on or after the Cut-Off Date), then from Excess Liquidation Proceeds then available and then from any other amounts on deposit in the applicable Certificate Account (or, if not available from such Certificate Account, the other Certificate Account);

            (iv) Servicing Fees and Special Servicer Compensation: to pay to itself the Master Servicing Fee, subject to reduction for any Compensating Interest, to pay to the applicable Special Servicer the Special Servicing Fee and the Work-Out Fee and, if applicable, to pay to the Primary Servicers (or the applicable Master Servicer) the Primary Servicing Fees and to pay to the parties entitled thereto the Excess Servicing Fees (to the extent not previously retained by any of such parties);

            (v) Trustee Fee: to pay to the Distribution Account for withdrawal by the Trustee, the Trustee Fee;

            (vi) Expenses of Trust: to pay to the Person entitled thereto any amounts specified herein to be Additional Trust Expenses at the time set forth herein or in the definition thereof, the payment of which is not more specifically provided for in this Agreement; provided that the Depositor shall not be entitled to receive reimbursement for performing its duties under this Agreement;

            (vii) Liquidation Fees: to pay to the applicable Special Servicer from the applicable Certificate Accounts, the amount certified by such Special Servicer equal to the Liquidation Fee, to the extent provided in
      Section 9.11 hereof;

            (viii) Investment Income: to pay to itself income and gain realized on the investment of funds deposited in the applicable Certificate Accounts (including the Serviced Companion Loan Custodial Account);

            (ix) Prepayment Interest Excesses: to pay to the Master Servicers the aggregate Prepayment Interest Excesses relating to the Mortgage Loans for which they act as Master Servicer which are not Specially Serviced Mortgage Loans, to the extent not offset by Prepayment Interest Shortfalls relating to such Mortgage Loans; and to pay to the Master Servicers the aggregate Prepayment Interest Excesses relating to the Specially Serviced Mortgage Loans for which they act as Master Servicer, which have received voluntary Principal Prepayments (not from Liquidation Proceeds or from modifications to Specially Serviced Mortgage Loans), to the extent not offset by Prepayment Interest Shortfalls relating to such Specially Serviced Mortgage Loans;

            (x) Correction of Errors: to withdraw funds deposited in the Certificate Accounts in error;

            (xi) Distribution Account: to make payment on each Master Servicer Remittance Date of the remaining amounts in the applicable Certificate Accounts (excluding Excess Interest and Excess Liquidation Proceeds) into the Distribution Account (or in the case of any Excess Interest, deposit to the Excess Interest Sub-account), other than amounts held for payment in future periods or pursuant to clause (xii) below;

            (xii) Reserve Account: to make payment on each Master Servicer Remittance Date to the Reserve Account, any Excess Liquidation Proceeds (subject to Section 4.6(c)); and

            (xiii) Clear and Terminate: to clear and terminate the Certificate Accounts pursuant to Section 8.29;

provided, however, that in the case of a Serviced Companion Loan:

            (A) the applicable Master Servicer shall be entitled to make transfers from time to time, from the Serviced Companion Loan Custodial Account to the portion of the Certificate Account that does not constitute the Serviced Companion Loan Custodial Account, of amounts necessary for the payments or reimbursement of amounts described in any one or more of clauses (i), (ii), (iv), (v), (vi), (vii), (viii), (ix) and (xii) above, but only insofar as the payment or reimbursement described therein arises from or is related solely to a Serviced Loan Group and is allocable to the related Serviced Companion Loan, and the applicable Master Servicer shall also be entitled to make transfers from time to time, from the Serviced Companion Loan Custodial Account to the portion of the Certificate Account that does not constitute the Serviced Companion Loan Custodial Account, of amounts transferred to the Serviced Companion Loan Custodial Account in error, and amounts necessary for the clearing and termination of the Certificate Account pursuant to Section 8.29; provided, however that the applicable Master Servicer shall not be entitled to make transfers from the portion of the Certificate Account that does not constitute the Serviced Companion Loan Custodial Account (other than amounts previously transferred from the Serviced Companion Loan Custodial Account in accordance with this clause (A)) of amounts necessary for the payment or reimbursement of amounts described in any one or more of the foregoing clauses;

            (B) the applicable Master Servicer shall be entitled to make transfers from time to time, from the Serviced Companion Loan Custodial Account to the portion of the Certificate Account that does not constitute the Serviced Companion Loan Custodial Account, of amounts not otherwise described in clause (A) above to which the holder of each Senior Mortgage Loan is entitled under the related Co-Lender Agreement (including in respect of interest, principal and Prepayment Premiums); and

            (C) the applicable Master Servicer shall, on either (x) the later of
      (i) one (1) Business Day after the related Determination Date or (ii) alternatively, but only if the Serviced Companion Loan is primary serviced under a Primary Servicing Agreement, two (2) Business Days after receipt from the Primary Servicer (unless otherwise provided for in the related Co-Lender Agreement) or (y) such other date as may be agreed to between the applicable Master Servicer and the holder of such Serviced Companion Loan (in their respective sole discretion), remit to the holder of such Serviced Companion Loan all amounts on deposit in the Serviced Companion Loan Custodial Account (net of amounts permitted or required to be transferred therefrom as described in clauses (A) and/or (B) above), to the extent that the holder of a Serviced Companion Loan is entitled thereto under the related Co-Lender Agreement, and

      Expenses incurred with respect to each Serviced Loan Group shall be allocated in accordance with the related Co-Lender Agreement. The applicable Master Servicer shall keep and maintain a separate accounting for each Mortgage Loan and the Serviced Companion Loans for the purpose of justifying any withdrawal or transfer from the Certificate Account and the Serviced Companion Loan Custodial Account, as applicable. If funds collected with respect to the Senior Mortgage Loan are insufficient to pay amounts due to the Trust as the holder thereof (or to the parties to this Agreement) pursuant hereto, then the Master Servicer shall, to the extent permitted by the related Co-Lender Agreement, be entitled to withdraw the amount of such shortfall from collections on, and other proceeds of, a Subordinate Loan; provided that if there is more than one Subordinate Loan, such shortfall shall be allocated to such Subordinate Loans in reverse order of priority (i.e., first to the most Subordinate Loan, and then, to the extent that such shortfall still exists, to the next Subordinate Loan, etc.) or otherwise set forth in the related Co-Lender Agreement. The applicable Master Servicer shall not be permitted to withdraw any funds from the portion of the Certificate Account that does not constitute the Serviced Companion Loan Custodial Account with respect to any liabilities, costs and expenses that are allocable to the Serviced Companion Loan unless there are no remaining funds in the Serviced Companion Loan Custodial Account that are available and required to be used to pay such liability, cost or expense paid in accordance with the related Co-Lender Agreement. If the applicable Master Servicer is entitled to make any payment or reimbursement described above and such payment or reimbursement relates solely to the Serviced Companion Loan, but is not limited to a specific source of funds (other than the requirement that it must be made by withdrawal from the Serviced Companion Loan Custodial Account, insofar as it relates to such Serviced Companion Loan, and is permitted pursuant to the related Co-Lender Agreement), the applicable Master Servicer shall, if funds on deposit in the Serviced Companion Loan Custodial Account are insufficient therefor, request the holder of such Serviced Companion Loan to make such payment or reimbursement to the extent the holder of such Serviced Companion Loan is obligated to make such payment or reimbursement pursuant to the related Co-Lender Agreement. If the holder of the applicable Serviced Companion Loan fails to make such payment or reimbursement that it is obligated to make within three Business Days following such request, the applicable Master Servicer shall be entitled to make such payment or reimbursement from the Certificate Account (with Advance Interest, if applicable). If such payment or reimbursement is subsequently recovered from the holder of such Serviced Companion Loan to the extent that any amounts were previously taken by the applicable Master Servicer from the Certificate Account, the amount recovered shall be deposited into the Certificate Account and shall not be deposited into the Serviced Companion Loan Custodial Account. To the extent that amounts in the Serviced Companion Loan Custodial Account are not sufficient to fully reimburse the applicable Master Servicer or the applicable Special Servicer for any fees and expenses relating solely to a Serviced Companion Loan, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall be entitled to seek reimbursement from the holder of the related Serviced Companion Loan.

            Subsection (II). The provisions of this subsection II of this
Section 5.2(a) shall apply notwithstanding any contrary provision of subsection
(I) of this Section 5.2(a):

            (i) Identification of Workout-Delayed Reimbursement Amounts: If any Advance made with respect to any Mortgage Loan on or before the date on which such Mortgage Loan becomes (or, but for the requirement that the Mortgagor shall have made three consecutive scheduled payments under its modified terms, would then constitute) a Rehabilitated Mortgage Loan, together with Advance Interest accrued thereon, is not, pursuant to the operation of the provisions of Section 5.2(a)(I), reimbursed to the Person who made such Advance on or before the date, if any, on which such Mortgage Loan becomes a Rehabilitated Mortgage Loan, such Advance, together with such Advance Interest, shall constitute a "Workout-Delayed Reimbursement Amount" to the extent that such amount has not been determined to constitute a Nonrecoverable Advance. All references herein to "Workout-Delayed Reimbursement Amount" shall be construed always to mean the related Advance and any Advance Interest thereon, together with any further Advance Interest that accrues on the unreimbursed portion of such Advance from time to time in accordance with the other provisions of this Agreement. That any amount constitutes all or a portion of any Workout-Delayed Reimbursement Amount shall not in any manner limit the right of any Person hereunder to determine that such amount instead constitutes a Nonrecoverable Advance.

            (ii) General Relationship of Provisions: Subsection (iii) below (subject to the terms and conditions thereof) sets forth the terms of and conditions to the right of a Person to be reimbursed for any Workout-Delayed Reimbursement Amount to the extent that such Person is not otherwise entitled to reimbursement and payment of such Workout-Delayed Reimbursement Amount pursuant to the operation of Section 5.2(a)(I) above. Subsection (iv) below (subject to the terms and conditions thereof) authorizes the Master Servicer to abstain from reimbursing itself (or, if applicable, the Trustee to abstain from obtaining reimbursement) for Nonrecoverable Advances under certain circumstances in its sole discretion. Upon any determination that all or any portion of a Workout-Delayed Reimbursement Amount constitutes a Nonrecoverable Advance, then the reimbursement or payment of such amount (and any further Advance Interest that may accrue thereon) shall cease to be subject to the operation of subsection (iii) below, such amount (and further Advance Interest) shall be as fully payable and reimbursable to the relevant Person as would any other Nonrecoverable Advance (and Advance Interest thereon) and, as a Nonrecoverable Advance, such amount may become the subject of the applicable Master Servicer's (or, if applicable, the Trustee's) exercise of its sole discretion authorized by subsection (iv) below.

            (iii) Reimbursements of Workout-Delayed Reimbursement Amounts: Each Master Servicer, each Special Servicer and the Trustee, as applicable, shall be entitled to reimbursement and payment for all Workout-Delayed Reimbursement Amounts in each Collection Period; provided, however, that the aggregate amount (for all such Persons collectively) of such reimbursements and payments in such Collection Period shall not exceed (and the reimbursement and payment shall be made from) the aggregate amounts in the Certificate Account allocable to principal for such Collection Period contemplated by clause (I)(A) of the definition of Principal Distribution Amount (but not including any such amounts that constitute Advances) and net of any Nonrecoverable Advances then outstanding and reimbursable from such amounts in the Certificate Account allocable to principal in accordance with Section 5.2(a)(II)(iv) below. As and to the extent provided in clause (II)(A) of the definition thereof, the Principal Distribution Amount for the Distribution Date related to such Collection Period shall be reduced to the extent that such payment or reimbursement of a Workout-Delayed Reimbursement Amount is made from amounts in the Certificate Account allocable to principal pursuant to the preceding sentence.

            (iv) Reimbursement of Nonrecoverable Advances; Sole Discretion to Abstain from Reimbursements of Certain Nonrecoverable Advances: To the extent that Section 5.2(a)(I) otherwise entitles the applicable Master Servicer, the applicable Special Servicer or Trustee to reimbursement for any Nonrecoverable Advance (including Workout Delayed Reimbursement Amounts that have been determined by a Master Servicer, a Special Servicer or the Trustee to be Nonrecoverable Advances) (or payment of Advance Interest thereon from a source other than Late Fees and default interest on the related Mortgage Loan) during any Collection Period, then, notwithstanding any contrary provision of subsection (I) above, (a) to the extent that one or more such reimbursements and payments of Nonrecoverable Advances (and such Advance Interest thereon) are made, such reimbursements and payments shall be made, first, from the aggregate principal collections and recoveries on the Mortgage Loans for such Collection Period contemplated by clause (I)(A) of the definition of Principal Distribution Amount (but not including any such amounts that constitute Advances, and prior to any deduction for Workout-Delayed Reimbursement Amounts (and Advance Interest thereon) that were reimbursed or paid during the related Collection Period from principal collections on the Mortgage Loans, as described by clause (II)(A) of the definition of Principal Distribution Amount and pursuant to subsection (iii) of Section 5.2(a)(II)), and then from other collections (including interest) on the Mortgage Loans for such Collection Period, and (b) if and to the extent that the amount of such a Nonrecoverable Advance (and Advance Interest thereon), together with all Nonrecoverable Advances (and Advance Interest thereon) theretofore reimbursed during such Collection Period, would exceed such principal collections and recoveries on the Mortgage Loans for such Collection Period (and Advance Interest thereon), the applicable Master Servicer (and the applicable Special Servicer or the Trustee, as applicable, if it made the relevant Advance) is hereby authorized (but shall not be construed to have any obligation whatsoever) (as an accommodation), if it elects at its sole discretion (subject to the requirement below that the applicable Master Servicer may not defer any reimbursement for more than 6 Collection Periods without the consent of the Operating Adviser and, in any event, 12 Collection Periods in the aggregate), to abstain from reimbursing itself (notwithstanding that it is entitled to such reimbursement) during that Collection Period for all or a portion of such Nonrecoverable Advance (and Advance Interest thereon); provided, however, that no deferment shall be more than the amount by which the Nonrecoverable Advances (and Advance Interest thereon) exceed the amount of principal on collection in the Certificate Account. The applicable Master Servicer or the applicable Special Servicer, in considering whether an Advance is a Nonrecoverable Advance, shall be entitled to give due regard to the existence of any outstanding Nonrecoverable Advance or Workout-Delayed Reimbursement Amount with respect to other Mortgage Loans which, at the time of such consideration, the reimbursement of which is being deferred or delayed by the applicable Master Servicer, the applicable Special Servicer or the Trustee because there is insufficient principal available for such reimbursement, in light of the fact that proceeds on the related Mortgage Loan are a source of reimbursement not only for the P&I Advance or Servicing Advance under consideration, but also as a potential source of reimbursement of such Nonrecoverable Advance or Workout-Delayed Reimbursement Amount which is or may be being deferred or delayed. In connection with a potential election by the applicable Master Servicer, the applicable Special Servicer or the Trustee to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof during the Collection Period for any Distribution Date, the applicable Master Servicer (or the applicable Special Servicer or the Trustee, as applicable) shall further be authorized to wait for principal collections to be received before making its determination of whether to abstain from the reimbursement of a particular Nonrecoverable Advance or portion thereof until the end of the Collection Period. Notwithstanding the foregoing, the applicable Master Servicer (or the applicable Special Servicer or the Trustee, as applicable) may defer the above reimbursement for no more than 6 Collection Periods without the consent of the Operating Adviser and, in any event, 12 Collection Periods in the aggregate. If the applicable Master Servicer (or the applicable Special Servicer or the Trustee, as applicable), determines, in its sole discretion, that its ability to fully recover the Nonrecoverable Advances has been compromised or for any other reason decides not to continue deferral, then the applicable Master Servicer (or the applicable Special Servicer or the Trustee, as applicable) will be entitled to immediate reimbursement of such Nonrecoverable Advance plus interest thereon at the Advance Rate. The agreement of the applicable Master Servicer (or the applicable Special Servicer or the Trustee, as applicable) to defer reimbursement of such Nonrecoverable Advances shall not be construed as an obligation on the part of such applicable Master Servicer (or the applicable Special Servicer or the Trustee, as applicable), or a right of the Certificateholders. No such deferment shall be deemed to create in the Certificateholders a right to prior payment of distributions over such Master Servicer's, such Special Servicer's or the Trustee's right to reimbursement for Advances. Deferred Advances shall continue to earn interest at the Advance Rate. In all events the decision to defer reimbursement or seek immediate reimbursement of Nonrecoverable Advances shall be deemed to be in accordance with the Servicing Standard.

            None of the Master Servicers, the Special Servicers or the Trustee shall have any liability whatsoever for making an election, or refraining from making an election, that is authorized under this subsection
      (II)(iv). The foregoing shall not, however, be construed to limit any liability that may otherwise be imposed on such Person for any failure by such Person to comply with the conditions to making such an election under this subsection (II)(iv) or to comply with the terms of this subsection
      (II)(iv) and the other provisions of this Agreement that apply once such an election, if any, has been made.

            Any election by a Master Servicer (or a Special Servicer or the Trustee, as applicable) to abstain from reimbursing itself for any Nonrecoverable Advance (and Advance Interest thereon) or portion thereof with respect to any Collection Period shall not be construed to impose on such Master Servicer (or such Special Servicer or the Trustee, as applicable) any obligation to make such an election (or any entitlement in favor of any Certificateholder or any other Person to such an election) with respect to any subsequent Collection Period or to constitute a waiver or limitation on the right of such Master Servicer (or such Special Servicer or the Trustee, as applicable) to otherwise be reimbursed for such Nonrecoverable Advance (and Advance Interest thereon). Any election by a Master Servicer, a Special Servicer or the Trustee to abstain from reimbursing itself for any Nonrecoverable Advance or portion thereof with respect to any one or more Collection Periods shall not limit the accrual of Advance Interest on the unreimbursed portion of such Nonrecoverable Advance for the period prior to the actual reimbursement of such Nonrecoverable Advance. None of the Master Servicers, the Special Servicers, the Trustee or the other parties to this Agreement shall have any liability to one another, to any of the Certificateholders or to the holder of a Serviced Companion Loan for any such election that such party makes as contemplated by this subsection or for any losses, damages or other adverse economic or other effects that may arise from such an election. The foregoing statements in this paragraph shall not limit the generality of the statements made in the immediately preceding paragraph. Notwithstanding the foregoing, none of the Master Servicers, the Special Servicers or the Trustee shall have the right to abstain from reimbursing itself for any Nonrecoverable Advance to the extent of the amount described in clause (I)(A) of the definition of Principal Distribution Amount.

            To the extent that amounts in the Certificate Account allocable to principal are not sufficient to fully reimburse any Nonrecoverable Advance (with interest thereon) in any Collection Period and a Master Servicer, a Special Servicer or the Trustee, as applicable, does not intend to exercise its sole discretion to defer the reimbursement of such amounts to a subsequent Collection Period, then the applicable Special Servicer, the applicable Master Servicer or the Trustee, as applicable, shall give the Rating Agencies at least 15 days' notice prior to any reimbursement to it of Nonrecoverable Advances from amounts in the Certificate Account allocable to interest on the Mortgage Loans unless
(1) the applicable Special Servicer, the applicable Master Servicer or the Trustee, as applicable, determines in its sole discretion that waiting 15 days after such a notice could jeopardize such Special Servicer's, such Master Servicer's or the Trustee's, as applicable, ability to recover such Nonrecoverable Advances, (2) changed circumstances or new or different information becomes known to the applicable Special Servicer, the applicable Master Servicer or the Trustee, as applicable, that could affect or cause a determination of whether any Advance is a Nonrecoverable Advance, whether to defer reimbursement of a Nonrecoverable Advance or the determination in clause
(1) above, or (3) the applicable Special Servicer or the applicable Master Servicer, as applicable, has not timely received from the Trustee information requested by the applicable Special Servicer or the applicable Master Servicer, as applicable, to consider in determining whether to defer reimbursement of a Nonrecoverable Advance; provided that, if clause (1), (2) or (3) apply, the applicable Special Servicer, the applicable Master Servicer or the Trustee, as applicable, shall give the Rating Agencies notice of an anticipated reimbursement to it of Nonrecoverable Advances from amounts in the Certificate Account allocable to interest on the Mortgage Loans as soon as reasonably practicable in such circumstances.

            (v) Reimbursement Rights of the Master Servicers, Special Servicers and Trustee Are Senior: Nothing in this Agreement shall be deemed to create in any Certificateholder a right to prior payment of distributions over the applicable Master Servicer's, the applicable Special Servicer's or the Trustee's right to reimbursement for Advances plus Advance Interest (whether those that constitute Workout-Delayed Reimbursement Amounts, those that have been the subject of the Master Servicer's election authorized in subsection (iv) or otherwise).

            (b) Scheduled Payments due in a Collection Period succeeding the Collection Period relating to such Master Servicer Remittance Date, Principal Prepayments received after the related Collection Period, or other amounts not distributable on the related Distribution Date, shall be held in the applicable Certificate Account (or sub-account thereof) and shall be distributed on the Master Servicer Remittance Date or Dates to which such succeeding Collection Period or Periods relate; provided, however, that as to (i) the Mortgage Loans set forth on Schedule XII, for which a Scheduled Payment (including any Balloon Payment) is due in a month on a Due Date (including any grace period) that is scheduled to occur after the end of the Collection Period in such month, sums received by the applicable Master Servicer with respect to such Scheduled Payment but after the end of such Collection Period shall be applied by such Master Servicer to reimburse any related P&I Advance made pursuant to Section 5.1(h), and such Master Servicer shall remit to the Distribution Account on any Master Servicer Remittance Date for a Collection Period any such Scheduled Payments (including any Balloon Payments) received after the end of such Collection Period but no later than two Business Days immediately preceding such Master Servicer Remittance Date on such Mortgage Loans set forth on Schedule XII, and (ii) the Mortgage Loans set forth on Schedule XIII, for which a voluntary Principal Prepayment is permitted on any day of the month without the payment of a full month's interest, the applicable Master Servicer with respect to such Principal Prepayment shall remit to the Paying Agent for deposit into the Distribution Account on any Master Servicer Remittance Date for a Collection Period any Principal Prepayments received after the end of such Collection Period but no later than two Business Days immediately preceding such Master Servicer Remittance Date on such Mortgage Loans set forth on Schedule XIII. In connection with the deposit of any Scheduled Payments and Principal Prepayments to the Distribution Account in accordance with the immediately preceding sentence, the applicable Master Servicer shall promptly notify the Paying Agent and the Paying Agent shall, if it has already reported anticipated distributions to the Depository, use commercially reasonable efforts to cause the Depository to make the revised distribution on a timely basis on such Distribution Date. Neither the applicable Master Servicer nor the Paying Agent nor the Trustee shall be liable or held responsible for any resulting delay or failure or any claims or costs incurred in the making of such distribution to Certificateholders. For purposes of the definition of "Available Distribution Amount" and "Principal Distribution Amount," the Scheduled Payments and Principal Prepayments referred to in the preceding proviso shall be deemed to have been collected in the prior Collection Period.

            (c) On each Master Servicer Remittance Date in March of every year commencing in March 2008 (or February, if the related Distribution Date is the Final Distribution Date), the Paying Agent shall withdraw all related amounts then in the applicable Interest Reserve Account and deposit such amounts into the Distribution Account.

            Section 5.3 Distribution Account, Excess Interest Sub-account and Reserve Account

            (a) The Paying Agent, on behalf of the Trustee, shall establish (with respect to clause (i), on or prior to the Closing Date, and with respect to clause (ii), on or prior to the date the Paying Agent determines is necessary) and maintain in its name, on behalf of the Trustee, (i) an account (the "Distribution Account"), which shall include a sub-account in respect of Excess Interest (the "Excess Interest Sub-account"), to be held in trust for the benefit of the Holders until disbursed pursuant to the terms of this Agreement, titled: "U.S. Bank National Association as Paying Agent on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the benefit of the Holders of Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, Distribution Account" and (ii) an account (the "Reserve Account") to be held in trust for the benefit of the holders of interests in the Trust until disbursed pursuant to the terms of this Agreement, titled: "U.S. Bank National Association as Paying Agent on behalf of Wells Fargo Bank, National Association, as Trustee, in trust for the benefit of the Holders of Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, Reserve Account." The Distribution Account and the Reserve Account shall be Eligible Accounts. Funds in the Reserve Account shall not be invested. The Distribution Account and the Reserve Account shall be held separate and apart from and shall not be commingled with any other monies including, without limitation, other monies of the Paying Agent held under this Agreement. The Excess Interest Sub-account and the Reserve Account shall be deemed sub-accounts of the Distribution Account.

            Funds in the Distribution Account shall remain uninvested.

            If the Paying Agent deposits in or transfers to the Distribution Account, as the case may be, any amount not required to be deposited therein or transferred thereto, it may at any time withdraw such amount or retransfer such amount from the Distribution Account, as the case may be, notwithstanding any provision herein to the contrary.

            (b) Except as set forth in the next succeeding sentences, the Paying Agent shall deposit into the Distribution Account or the Reserve Account, as applicable, on the Business Day received, all moneys remitted by the Master Servicers pursuant to this Agreement, including P&I Advances made by the Master Servicers and the Trustee, other than Excess Liquidation Proceeds, into the Distribution Account and all Excess Liquidation Proceeds into the Reserve Account. The Paying Agent shall deposit amounts constituting collections of Excess Interest on the Mortgage Loans into the Excess Interest Sub-account. Subject to Section 5.1(h), on any Master Servicer Remittance Date, none of the Master Servicers shall have any duty to remit to the Distribution Account any amounts other than amounts held in the applicable Certificate Accounts and collected during the related Collection Period as provided in clauses (v) and
(xi) of Section 5.2(a) and the P&I Advance Amount, and, on the Master Servicer Remittance Date occurring in March of any year, commencing in March 2008 (or February, if the related Distribution Date is the Final Distribution Date), related amounts held in the applicable Interest Reserve Account. The Paying Agent shall make withdrawals from the Distribution Account (including the Excess Interest Sub-account) and the Reserve Account only for the following purposes:

            (i) to withdraw amounts deposited in the Distribution Account in error and pay such amounts to the Persons entitled thereto;

            (ii) to pay any amounts payable to the Master Servicers, the Primary Servicers, the Special Servicers, the Trustee (including the Trustee's portion of the Trustee Fee) and itself (including its portion of the Trustee Fee), or other expenses or other amounts permitted to be paid hereunder and not previously paid to such Persons pursuant to Section 5.2;

            (iii) be deemed to make distributions in respect of the REMIC I Regular Interests, the RCE Loan REMIC Regular Interests and the REMIC II Regular Interests, to make distributions to Certificateholders pursuant to Sections 6.5 and 6.11; and

            (iv) to clear and terminate the Distribution Account pursuant to
      Section 10.2.

            Section 5.4 Paying Agent Reports

            (a) On or prior to each Distribution Date, based on information provided in monthly reports prepared by the Master Servicers and the Special Servicers and delivered to the Paying Agent by such Master Servicers (no later than 12:00 noon, New York City time on the Report Date), the Paying Agent shall make available to any interested party via its internet website initially located at "http://www.usbank.com/abs" (the "Paying Agent's Website"), (i) the Monthly Certificateholders Report (substantially in the form of Exhibit M), (ii) a report containing information regarding the Mortgage Loans as of the end of the related Collection Period, which report shall contain substantially the categories of information regarding the Mortgage Loans set forth in Appendix I to the Final Prospectus Supplement and shall be presented in tabular format substantially similar to the format utilized in such Appendix I which report may be included as part of the Monthly Certificateholders Report, (iii) the CMSA Loan Periodic Update File, CMSA Loan Setup File, CMSA Bond Level File and the CMSA Collateral Summary File, (iv) a CMSA Delinquent Loan Status Report, a CMSA Historical Loan Modification and Corrected Mortgage Loan Report, a CMSA Historical Liquidation Loss Report, a CMSA Reconciliation of Funds Report, a CMSA REO Status Report and an CMSA Loan Level Reserve/LOC Report, each containing substantially the information contemplated in the definition of Unrestricted Servicer Reports and (v) as a convenience for interested parties (and not in furtherance of the distribution thereof under the securities laws), the Final Prospectus Supplement and this Agreement.

            In addition, on or prior to each Distribution Date, based on information provided in monthly reports prepared by the Master Servicers and the Special Servicers and delivered to the Paying Agent in accordance herewith, the Paying Agent shall make available via the Paying Agent's Website, on a restricted basis, the Restricted Servicer Reports (including the Property File on or prior to each Distribution Date, commencing in September 2007). The Paying Agent shall provide access to the Restricted Servicer Reports, upon request, to each Certificateholder and any prospective Certificateholder or Certificate Owner, each of the parties to this Agreement, each of the Rating Agencies, each of the Underwriters, the Operating Adviser, the Placement Agent and any Certificate Owner upon receipt (which may be in electronic form) from such Person of an Investor Certificate in the form of Exhibit Y, and any other Person upon the direction of the Depositor, any Placement Agent or any Underwriter. For assistance with the above-mentioned Paying Agent services, Certificateholders or any party hereto may initially call 800-934-6802.

            The Paying Agent makes no representations or warranties as to the accuracy or completeness of any report, document or other information made available on the Paying Agent's Website and assumes no responsibility therefor. The Paying Agent shall be entitled to conclusively rely on any information provided to it by the Master Servicers or the Special Servicers and shall have no obligation to verify such information and the Paying Agent may disclaim responsibility for any information distributed by the Paying Agent for which it is not the original source. In connection with providing access to the Paying Agent's Website, the Paying Agent, may require registration and the acceptance of a disclaimer. None of any Master Servicer, any Special Servicer, any Primary Servicer or the Paying Agent shall be liable for the dissemination of information in accordance with this Agreement; provided that this sentence shall not in any way limit the liability the Paying Agent may otherwise have in the performance of its duties hereunder.

            (b) Subject to Section 8.15, upon advance written request, if required by federal regulation, of any Certificateholder (or the holder of a Serviced Companion Loan) that is a savings association, bank, or insurance company, the Paying Agent shall provide (to the extent in its possession) to each such Certificateholder (or the holder of a Serviced Companion Loan) such reports and access to non privileged information and documentation regarding the Mortgage Loans and the Certificates as such Certificateholder (or the holder of a Serviced Companion Loan) may reasonably deem necessary to comply with applicable regulations of the Office of Thrift Supervision or successor or other regulatory authorities with respect to investment in the Certificates; provided that the Paying Agent shall be entitled to be reimbursed by such Certificateholder (or the holder of a Serviced Companion Loan) for the Paying Agent's actual expenses incurred in providing such reports and access. The holder of a Serviced Companion Loan shall be entitled to receive information and documentation only with respect to the related Serviced Loan Group pursuant hereto.

            (c) Upon written request, the Paying Agent shall send to each Person who at any time during the calendar year was a Certificateholder of record, customary information as the Paying Agent deems may be necessary or desirable for such Holders to prepare their federal income tax returns.

            (d) [Reserved]

            (e) The Paying Agent shall afford the Rating Agencies, the Depositor, the Master Servicers, the Special Servicers, the Primary Servicers, the Trustee, the Operating Adviser, any Certificateholder, prospective Certificate Owner or any Person reasonably designated by any Placement Agent, or any Underwriter upon reasonable notice and during normal business hours, reasonable access to all relevant, non-attorney privileged records and documentation regarding the applicable Mortgage Loans, REO Property and all other relevant matters relating to this Agreement, and access to Responsible Officers of the Paying Agent.

            (f) Copies (or computer diskettes or other digital or electronic formats of such information if reasonably available in lieu of paper copies) of any and all of the foregoing items of this Section 5.4 shall be made available by the Paying Agent upon request; provided, however, that the Paying Agent shall be permitted to require payment by the requesting party (other than the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Operating Adviser, the Placement Agent or any Underwriter or any Rating Agency) of a sum sufficient to cover the reasonable expenses actually incurred by the Paying Agent of providing access or copies (including electronic or digital copies) of any such information requested in accordance with the preceding sentence.

            (g) The Trustee or the Custodian shall make available at its Corporate Trust Office (either in physical or electronic form), during normal business hours, upon reasonable advance written notice for review by any Certificateholder, any Certificate Owner, any prospective Certificate Owner, any Placement Agent, the Underwriters, each Rating Agency, the Special Servicers, the Depositor and, solely with respect to a Serviced Loan Group, the holder of the related Serviced Companion Loan, originals or copies of, among other things, the following items: (i) the most recent property inspection reports in the possession of the Trustee in respect of each Mortgaged Property and REO Property, (ii) the most recent Mortgaged Property/REO Property annual operating statement and rent roll, if any, collected or otherwise obtained by or on behalf of the Master Servicers or the Special Servicers and delivered to the Trustee or the Custodian, and (iii) any Phase I Environmental Report or engineering report prepared or appraisals performed in respect of each Mortgaged Property and delivered to the Trustee or the Custodian; provided, however, that the Trustee or the Custodian shall be permitted to require payment by the requesting party (other than either Rating Agency or the Operating Adviser) of a sum sufficient to cover the reasonable expenses actually incurred by the Trustee or the Custodian of providing access or copies (including electronic or digital copies) of any such information reasonably requested in accordance with the preceding sentence.

            Section 5.5 Paying Agent Tax Reports

            The Paying Agent shall perform all reporting and other tax compliance duties that are the responsibility of each REMIC Pool and the Class EI Grantor Trust under the Code, the REMIC Provisions or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority, as applicable. Consistent with this Pooling and Servicing Agreement, the Paying Agent shall provide or cause to be provided (i) to the United States Department of Treasury or other Persons (including, but not limited to, the Transferor of a Class R-I, Class R-II or Class R-III Certificate, to a Disqualified Organization or to an agent that has acquired a Class R-I, Class R-II or Class R-III Certificate on behalf of a Disqualified Organization) such information as is necessary for the application of any tax relating to the transfer of a Class R-I, Class R-II or Class R-III Certificate to any Disqualified Organization and (ii) to the Certificateholders such information or reports as are required by the Code or the REMIC Provisions. Each Master Servicer and the Depositor shall on a timely basis provide the Paying Agent with such information concerning the Mortgage Loans as is necessary for the preparation of the tax or information returns or receipts of each REMIC Pool and the Class EI Grantor Trust as the Paying Agent may reasonably request from time to time. Each Special Servicer is required to provide to the applicable Master Servicers all information in its possession with respect to the Specially Serviced Mortgage Loans and REO Property in order for such Master Servicers to comply with its obligations under this Section 5.5. The Paying Agent shall be entitled to conclusively rely on any such information provided to it by the Depositor, the Master Servicers or the Special Servicers and shall have no obligation to verify any such information.

                                   ARTICLE VI

                                  DISTRIBUTIONS

            Section 6.1 Distributions Generally

            Subject to Section 10.2(a), respecting the final distribution on the Certificates, on each Distribution Date, the Paying Agent shall (1) first, withdraw from the Distribution Account and pay to the Trustee any unpaid fees, expenses and other amounts then required to be paid pursuant to this Agreement, and then, to the Paying Agent, any unpaid fees, expenses and other amounts then required to be paid pursuant to this Agreement, and then at the written direction of each Master Servicer, withdraw from the Distribution Account and pay to such Master Servicer, the Primary Servicers and the Special Servicers any unpaid servicing compensation or other amounts currently required to be paid pursuant to this Agreement (to the extent not previously retained or withdrawn by the Master Servicers from the applicable Certificate Accounts), and (2) second, make distributions in the manner and amounts set forth below.

            Each distribution to Holders of Certificates shall be made by check mailed to such Holder's address as it appears on the Certificate Register of the Certificate Registrar or, upon written request to the Paying Agent on or prior to the related Record Date (or upon standing instructions given to the Paying Agent on the Closing Date prior to any Record Date, which instructions may be revoked at any time thereafter upon written notice to the Paying Agent five days prior to the related Record Date) made by a Certificateholder by wire transfer in immediately available funds to an account specified in the request of such Certificateholder; provided that (i) remittances to the Paying Agent shall be made by wire transfer of immediately available funds to the Distribution Account and the Reserve Account; and (ii) the final distribution in respect of any Certificate shall be made only upon presentation and surrender of such Certificate at such location specified by the Paying Agent in a notice delivered to Certificateholders pursuant to Section 10.2(a). If any payment required to be made on the Certificates is to be made on a day that is not a Business Day, then such payment will be made on the next succeeding Business Day without compensation for such delay. All distributions or allocations made with respect to Holders of Certificates of a Class on each Distribution Date shall be made or allocated among the outstanding interests in such Class in proportion to their respective initial Certificate Balances or Percentage Interests for the Class X Certificates.

            Section 6.2 REMIC I and the RCE Loan REMIC

            (a) On each Distribution Date, the Paying Agent shall be deemed to distribute to REMIC II on behalf of the Trustee, as holder of the REMIC I Regular Interests, for the following purposes and in the following order of priority:

            (i) from the portion of the Available Distribution Amount attributable to interest collected or deemed collected on or with respect to each Mortgage Loan (other than the Regal Cinema Eagan Loan) or related REO Property, Distributable Certificate Interest to each Corresponding REMIC I Regular Interest;

            (ii) from the portion of the Available Distribution Amount, attributable to principal collected or deemed collected on or with respect to each Mortgage Loan (other than the Regal Cinema Eagan Loan) or related REO Property, principal to the Corresponding REMIC I Regular Interest, until the Certificate Balance thereof is reduced to zero;

            (iii) any remaining funds with respect to each Mortgage Loan (other than the Regal Cinema Eagan Loan) or related REO Property, to reimburse any Realized Losses previously allocated to the REMIC I Regular Interests, plus interest on such Realized Losses at the related REMIC I Net Mortgage Rate previously allocated thereto; and

            (iv) thereafter, to the Class R-I Certificateholders (in respect of the REMIC I Residual Interest), at such time as the Certificate Balance of all Classes of REMIC I Regular Interests have been reduced to zero, and Realized Losses previously allocated thereto have been reimbursed to the Holders of the REMIC I Regular Interests, any amounts remaining with respect to each Mortgage Loan (other than the Regal Cinema Eagan Loan) or related REO Property, to the extent of the Trust's interest therein.

            (b) On each Distribution Date, the Paying Agent shall be deemed to distribute to REMIC II on behalf of the Trustee, as holder of the RCE Loan REMIC Regular Interest, for the following purposes and in the following order of priority:

            (i) from the portion of the Available Distribution Amount attributable to interest collected or deemed collected on or with respect to the Regal Cinema Eagan Loan or related REO Property, Distributable Certificate Interest to the RCE Loan REMIC Regular Interest;

            (ii) from the portion of the Available Distribution Amount, attributable to principal collected or deemed collected on or with respect to the Regal Cinema Eagan Loan or related REO Property, principal to the RCE Loan REMIC Regular Interest, until the Certificate Balance thereof is reduced to zero;

            (iii) any remaining funds with respect to the Regal Cinema Eagan Loan or related REO Property, to reimburse any Realized Losses previously allocated to the RCE Loan REMIC Regular Interest, plus interest on such Realized Losses at the RCE Loan REMIC Net Mortgage Rate previously allocated thereto; and

            (iv) thereafter, to the Class R-I Certificateholders (in respect of the RCE Loan REMIC Residual Interest), at such time as the Certificate Balance of the RCE Loan REMIC Regular Interest has been reduced to zero, and Realized Losses previously allocated thereto have been reimbursed to the Holders of the RCE Loan REMIC Regular Interest, any amounts remaining with respect to the Regal Cinema Eagan Loan or related REO Property, to the extent of the Trust's interest therein.

            Section 6.3 REMIC II

            (a) On each Distribution Date, (i) the Paying Agent shall be deemed to distribute to REMIC III, as holder of the REMIC II Regular Interests, amounts distributable to any Class of Principal Balance Certificates pursuant to Section
6.5 or Section 10.1 on each Corresponding REMIC II Regular Interest; and (ii) all distributions made in respect of the Class X Certificates on each Distribution Date pursuant to Section 6.5 or Section 10.1, and allocable to any particular Component of such Class of Certificates in accordance with the last paragraph of Section 6.5(a), shall be deemed to have first been distributed from REMIC II to REMIC III in respect of such Component's Corresponding REMIC II Regular Interest. All distributions of reimbursements of Realized Losses made in respect of any Class of Principal Balance Certificates on each Distribution Date pursuant to Section 6.5 shall be deemed to have first been distributed from REMIC II to REMIC III in respect of its Corresponding REMIC II Regular Interest; provided, however, that distributions of reimbursements of Realized Losses or Expense Losses shall be made in reverse sequential order and priority as such Realized Losses or Expense Losses were previously allocated to a particular Class of Certificates or, in the case of a Component of the Class X Certificates, pro rata. Any amounts remaining in the Distribution Account with respect to REMIC II on any Distribution Date after the foregoing distributions shall be distributed to the holders of the Class R-II Certificates.

            Section 6.4 [Reserved]

            Section 6.5 REMIC III

            (a) On each Distribution Date, the Paying Agent shall withdraw from the Distribution Account an amount equal to the Available Distribution Amount and shall distribute such amount (other than the amount attributable to Excess Liquidation Proceeds, which shall be distributed in accordance with Section 6.5(b), the amount attributable to Excess Interest, which shall be distributed in accordance with Section 6.5(c), in the following amounts and order of priority:

            (i) to the Holders of the Class A-1 Certificates, Class A-1A Certificates, Class A-2 Certificates, Class A-3 Certificates, Class A-4 Certificates and Class X Certificates, concurrently,

                  (A) to the Holders of the Class A-1 Certificates, Class A-2
            Certificates, Class A-3 Certificates and Class A-4 Certificates, the Distributable Certificate Interest Amount in respect of such Class for such Distribution Date (which shall be payable from amounts in the Available Distribution Amount attributable to Loan Group 1), pro rata in proportion to the Distributable Certificate Interest Amount payable in respect of each such Class;

                  (B) to the Holders of the Class A-1A Certificates, the
            Distributable Certificate Interest Amount in respect of such Class for such Distribution Date (which shall be payable from amounts in the Available Distribution Amount attributable to Loan Group 2);

                  (C) to the Holders of the Class X Certificates, the
            Distributable Certificate Interest Amount in respect of such Class for such Distribution Date;

            provided, however, that if the portion of Available Distribution Amount attributable to either Loan Group is insufficient to pay in full the total amount of interest to be distributed with respect to any of the Class A Senior Certificates and the Class X Certificates on such Distribution Date as described above, the Available Distribution Amount will be allocated among the Class A Senior Certificates and the Class X Certificates, pro rata in proportion to the respective amounts of interest payable thereon for such Distribution Date, without regard to Loan Group;

            (ii) (A) to the holders of the Class A-1, Class A-1A, Class A-2, Class A-3 and Class A-4 Certificates,

                        (1) first, to the Holders of the Class A-1 Certificates,
                  the Loan Group 1 Principal Distribution Amount for such Distribution Date and, after the Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A Certificates have been made on the applicable Distribution Date, until the Class A-1 Certificates are reduced to zero;

                        (2) second, the Holders of the Class A-2 Certificates,
                  the Loan Group 1 Principal Distribution Amount for such Distribution Date and, after the Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A and Class A-1 Certificates have been made on the applicable Distribution Date, until the Class A-2 Certificates are reduced to zero;

                        (3) third, to the Holders of the Class A-3 Certificates,
                  the Loan Group 1 Principal Distribution Amount for such Distribution Date and, after the Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A, Class A-1 and Class A-2 Certificates have been made on the applicable Distribution Date, until the Class A-3 Certificates are reduced to zero; and

                        (4) fourth, to the Holders of the Class A-4
                  Certificates, the Loan Group 1 Principal Distribution Amount for such Distribution Date and, after the Certificate Balance of the Class A-1A Certificates has been reduced to zero, the Loan Group 2 Principal Distribution Amount remaining after payments to the Class A-1A, Class A-1, Class A-2 and Class A-3 Certificates have been made on the applicable Distribution Date, until the Class A-4 Certificates are reduced to zero;

                  (B) to the Holders of the Class A-1A Certificates, the Loan
            Group 2 Principal Distribution Amount for such Distribution Date and, after the Certificate Balances of the Class A-4 Certificates have been reduced to zero, the Loan Group 1 Principal Distribution Amount for such Distribution Date remaining after payments to the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates have been made on the applicable Distribution Date, until the Certificate Balance of the Class A-1A Certificates has been reduced to zero;

            (iii) to the Holders of the Class A Senior Certificates and the Class X Certificates, pro rata (treating principal and interest losses separately) in proportion to their respective entitlements to reimbursement described in this clause, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (iv) to the Holders of the Class A-M Certificates, Distributable Certificate Interest for such Distribution Date in proportion to the Distributable Certificate Interest amount payable in respect of each such Class;

            (v) upon payment in full of the Certificate Balance of the Class A Senior Certificates, to the Holders of the Class A-M Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions thereof hereunder), until the Certificate Balance of the Class A-M Certificates has been reduced to zero;

            (vi) to the Holders of the Class A-M Certificates, to reimburse any Realized Losses or Expense Losses previously allocated to such Class and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (vii) to the Holders of the Class A-J Certificates, Distributable Certificate Interest in respect of each such Class for such Distribution Date in proportion to the Distributable Certificate Interest amount payable in respect of each such Class;

            (viii) upon payment in full of the Certificate Balance of the Class A-M Certificates, to the Holders of the Class A-J Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, until the Certificate Balance of the Class A-J Certificates has been reduced to zero;

            (ix) to the Holders of the Class A-J Certificates, to reimburse any Realized Losses or Expense Losses previously allocated to such Class and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (x) to the Holders of the Class B Certificates, Distributable Certificate Interest for such Distribution Date;

            (xi) upon payment in full of the Certificate Balance of the Class A-J Certificates, to the Holders of the Class B Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates and the Class A-J Certificates hereunder), until the Certificate Balance of the Class B Certificates has been reduced to zero;

            (xii) to the Holders of the Class B Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xiii) to the Holders of the Class C Certificates, Distributable Certificate Interest for such Distribution Date;

            (xiv) upon payment in full of the Certificate Balance of the Class B Certificates, to the Holders of the Class C Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates and the Class B Certificates hereunder), until the Certificate Balance of the Class C Certificates has been reduced to zero;

            (xv) to the Holders of the Class C Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xvi) to the Holders of the Class D Certificates, Distributable Certificate Interest for such Distribution Date;

            (xvii) upon payment in full of the Certificate Balance of the Class C Certificates, to the Holders of the Class D Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates and the Class C Certificates hereunder), until the Certificate Balance of the Class D Certificates has been reduced to zero;

            (xviii) to the Holders of the Class D Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xix) to the Holders of the Class E Certificates, Distributable Certificate Interest for such Distribution Date;

            (xx) upon payment in full of the Certificate Balance of the Class D Certificates, to the Holders of the Class E Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates and the Class D Certificates hereunder), until the Certificate Balance of the Class E Certificates has been reduced to zero;

            (xxi) to the Holders of the Class E Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;;

            (xxii) to the Holders of the Class F Certificates, Distributable Certificate Interest for such Distribution Date;

            (xxiii) upon payment in full of the Certificate Balance of the Class E Certificates, to the Holders of the Class F Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates and the Class E Certificates hereunder), until the Certificate Balance of the Class F Certificates has been reduced to zero;

            (xxiv) to the Holders of the Class F Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xxv) to the Holders of the Class G Certificates, Distributable Certificate Interest for such Distribution Date;

            (xxvi) upon payment in full of the Certificate Balance of the Class F Certificates, to the Holders of the Class G Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates and the Class F Certificates hereunder), until the Certificate Balance of the Class G Certificates has been reduced to zero;

            (xxvii) to the Holders of the Class G Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xxviii) to the Holders of the Class H Certificates, Distributable Certificate Interest for such Distribution Date;

            (xxix) upon payment in full of the Certificate Balance of the Class G Certificates, to the Holders of the Class H Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates and the Class G Certificates hereunder), until the Certificate Balance of the Class H Certificates has been reduced to zero;

            (xxx) to the Holders of the Class H Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xxxi) to the Holders of the Class J Certificates, Distributable Certificate Interest for such Distribution Date;

            (xxxii) upon payment in full of the Certificate Balance of the Class H Certificates, to the Holders of the Class J Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates and the Class H Certificates hereunder), until the Certificate Balance of the Class J Certificates has been reduced to zero;

            (xxxiii) to the Holders of the Class J Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xxxiv) to the Holders of the Class K Certificates, Distributable Certificate Interest for such Distribution Date;

            (xxxv) upon payment in full of the Certificate Balance of the Class J Certificates, to the Holders of the Class K Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates and the Class J Certificates hereunder), until the Certificate Balance of the Class K Certificates has been reduced to zero;

            (xxxvi) to the Holders of the Class K Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xxxvii) to the Holders of the Class L Certificates, Distributable Certificate Interest for such Distribution Date;

            (xxxviii) upon payment in full of the Certificate Balance of the Class K Certificates, to the Holders of the Class L Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates and the Class K Certificates hereunder), until the Certificate Balance of the Class L Certificates has been reduced to zero;

            (xxxix) to the Holders of the Class L Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xl) to the Holders of the Class M Certificates, Distributable Certificate Interest for such Distribution Date;

            (xli) upon payment in full of the Certificate Balance of the Class L Certificates, to the Holders of the Class M Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates and the Class L Certificates hereunder), until the Certificate Balance of the Class M Certificates has been reduced to zero;

            (xlii) to the Holders of the Class M Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xliii) to the Holders of the Class N Certificates, Distributable Certificate Interest for such Distribution Date;

            (xliv) upon payment in full of the Certificate Balance of the Class M Certificates, to the Holders of the Class N Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates and the Class M Certificates hereunder), until the Certificate Balance of the Class N Certificates has been reduced to zero;

            (xlv) to the Holders of the Class N Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xlvi) to the Holders of the Class O Certificates, Distributable Certificate Interest for such Distribution Date;

            (xlvii) upon payment in full of the Certificate Balance of the Class N Certificates, to the Holders of the Class O Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates and the Class N Certificates hereunder), until the Certificate Balance of the Class O Certificates has been reduced to zero;

            (xlviii) to the Holders of the Class O Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses;

            (xlix) to the Holders of the Class P Certificates, Distributable Certificate Interest for such Distribution Date;

            (l) upon payment in full of the Certificate Balance of the Class O Certificates, to the Holders of the Class P Certificates, the Principal Distribution Amount for such Distribution Date (reduced by any prior distributions to Holders of Class A Senior Certificates, the Class A-M Certificates, the Class A-J Certificates, the Class B Certificates, the Class C Certificates, the Class D Certificates, the Class E Certificates, the Class F Certificates, the Class G Certificates, the Class H Certificates, the Class J Certificates, the Class K Certificates, the Class L Certificates, the Class M Certificates, the Class N Certificates and the Class O Certificates hereunder), until the Certificate Balance of the Class P Certificates has been reduced to zero;

            (li) to the Holders of the Class P Certificates, to reimburse any Realized Losses or Expense Losses previously allocated thereto and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses; and

            (lii) to the Holders of the Class R-III Certificates at such time as the Certificate Balances of all Classes of REMIC Regular Certificates have been reduced to zero, and Realized Losses or Expense Losses previously allocated to each Holder have been reimbursed to the Holders of the REMIC Regular Certificates, any amounts remaining on deposit in the Distribution Account.

            Notwithstanding the foregoing, on each Distribution Date occurring on or after the earliest date, if any, upon which the Certificate Balances of all the Classes of Subordinate Certificates have been reduced to zero or the aggregate Appraisal Reduction in effect is greater than or equal to Certificate Balances of all the Classes of Subordinate Certificates, the Principal Distribution Amount will be distributed,

      o first, to the Holders of the Class A-1, Class A-1A, Class A-2, Class A-3 and Class A-4 Certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such Class is reduced to zero; and

      o second, to the Holders of the Class A-1, Class A-1A, Class A-2, Class A-3 and Class A-4 Certificates, pro rata, based on the respective amounts of unreimbursed Realized Losses or Expense Losses previously allocated to each such Class, plus one month's interest on such Realized Losses or Expense Losses at the applicable Pass-Through Rate.

            (b) On each Distribution Date, following the above-described distributions on the Principal Balance Certificates and the Class X Certificates, the Paying Agent shall withdraw amounts in the Reserve Account and shall pay the Certificateholders on such Distribution Date such amounts in the following priority:

            (i) first, from amounts in the Reserve Account with respect to all Mortgage Loans, to reimburse the Holders of the Class A Senior Certificates and the Class X Certificates, pro rata (treating principal and interest losses separately), and then the remaining amounts to reimburse the Subordinate Certificates (in order of alphabetical Class designation, it being understood that the rights of the Holders of the Class A-J Certificates to receive such distributions are subordinate to those of the Holders of the Class A-M Certificates) for any, and to the extent of, Realized Losses or Expense Losses previously allocated to them and not previously fully reimbursed, plus one month's interest at the applicable Pass-Through Rate on such Realized Losses or Expense Losses; and

            (ii) second, upon the reduction of the Aggregate Certificate Balance of the Principal Balance Certificates to zero, to pay any amounts remaining on deposit in such account to the Holders of the R-I Certificates.

            Amounts reimbursed pursuant to Section 6.5(b)(i) shall be deemed to be applied to reimbursement of Realized Losses or Expense Losses previously allocated to the REMIC II Regular Interests in the reverse sequential order and priority as such Realized Losses or Expense Losses were applied thereto, to the REMIC I Regular Interests, pro rata, as to those REMIC I Regular Interests that incurred a Realized Loss or Expense Loss, and to the RCE Loan REMIC Regular Interest to the extent it had previously incurred any Realized Loss or Expense Loss. Any such amounts in the Reserve Account with respect to the Regal Cinema Eagan Loan shall be deemed to have been distributed to the Class R-I Certificates with respect to the RCE Loan REMIC Residual Interest and then contributed to REMIC I in respect of the Class R-I Residual Interest. Any amounts remaining in the Reserve Account after the Aggregate Certificate Balance of all Certificates and Interests have been reduced to zero shall be distributed to the Class R-I Certificates in respect of the Class R-I Residual Interest.

            (c) On each Distribution Date, the Paying Agent shall withdraw from the Excess Interest Sub-account any Excess Interest on deposit therein, and the Paying Agent shall distribute such Excess Interest on such Distribution Date to the Class EI Certificates.

            Section 6.6 Allocation of Realized Losses, Expense Losses and Shortfalls Due to Nonrecoverability

            (a) REMIC I and the RCE Loan REMIC. On each Distribution Date, except as provided in subsection (b) below,

            (i) (x) Realized Principal Losses on each Mortgage Loan (other than the Regal Cinema Eagan Loan) realized during the related Collection Period shall reduce the Certificate Balance of the Corresponding REMIC I Regular Interest and (y) Realized Principal Losses on the Regal Cinema Eagan Loan realized during the related Collection Period shall reduce the Certificate Balance of the RCE Loan REMIC Regular Interest;

            (ii) (x) Realized Interest Losses on each Mortgage Loan (other than the Regal Cinema Eagan Loan) shall be allocated to reduce first, Distributable Certificate Interest for such Distribution Date, and then Unpaid Interest in each case owing on the Corresponding REMIC I Regular Interests; and to the extent that such Realized Interest Loss exceeds such amount, shall be treated as an Expense Loss and (y) Realized Interest Losses on the Regal Cinema Eagan Loan shall be allocated to reduce first, Distributable Certificate Interest for such Distribution Date, and then Unpaid Interest owing on the RCE Loan REMIC Regular Interest; and to the extent that such Realized Interest Loss exceeds such amount, shall be treated as an Expense Loss; and

            (iii) Expense Losses (not otherwise applied above) applicable to the Mortgage Loans and realized during the related Collection Period shall be allocated among the REMIC I Regular Interests and the RCE Loan REMIC Regular Interest in proportion to their Certificate Balances after making all other allocations for such Distribution Date.

            (b) In the event that a Master Servicer, a Special Servicer or the Trustee determines that an Advance previously made by it (whether such Advance (together with Advance Interest thereon) was in respect of principal or interest on the related Mortgage Loan or a Servicing Advance) is a Nonrecoverable Advance and such Master Servicer withdraws the amount of such Advance from the applicable Certificate Account pursuant to Section 5.2(a) hereof (which amount shall be treated as an Available Advance Reimbursement Amount pursuant to
Section 4.6 or if the Master Servicer determines any Unliquidated Advance has become a Nonrecoverable Advance), the applicable Master Servicer (after consultation with the applicable Special Servicer) shall compute the Realized Loss with respect to such Mortgage Loan (and the Trustee shall allocate the Realized Loss) as follows:

            (i) the amount withdrawn from the Certificate Account shall be treated as Realized Principal Losses up to the amount of the aggregate amount in the Certificate Account allocable to principal for such Collection Period contemplated by clause (I)(A) of the definition of Principal Distribution Amount, and shall be allocated to the Corresponding REMIC I Regular Interest or the RCE Loan REMIC Regular Interest, as applicable, in accordance with Section 6.6(a)(i) (and to the extent that any Realized Principal Loss exceeds the Certificate Balance of the Corresponding REMIC I Regular Interest, such Realized Principal Loss shall be allocated to the other REMIC I Regular Interests and the RCE Loan REMIC Regular Interest in accordance with Section 6.6(a)(iii)), and such withdrawal shall reduce the principal paid on each such REMIC I Regular Interest and the RCE Loan REMIC Regular Interest, on which principal would otherwise be paid on such Distribution Date, in proportion to such principal payments; and

            (ii) if the amount that the applicable Master Servicer withdraws from the Certificate Account as referenced in clause (b)(i) above exceeds such amounts allocable to principal for such Collection Period, then such additional amounts shall constitute Unpaid Interest, and shall be allocated to the REMIC I Regular Interests and the RCE Loan REMIC Regular Interest on a pro rata basis based upon the amount of accrued and unpaid interest thereon.

            (c) At such time as a Final Recovery Determination is made with respect to any Mortgage Loan with respect to which the applicable Master Servicer previously had withdrawn amounts from the applicable Certificate Account following a determination that Advances previously made were Nonrecoverable Advances and Realized Losses were computed and allocated pursuant to clauses (a) and (b) above, and amounts are recovered:

            (i) (x) the portion of the amount of collections recovered on a Mortgage Loan (other than the Regal Cinema Eagan Loan) that is identified and applied by the applicable Master Servicer as recoveries of principal shall be applied first, to make payments of principal on the Corresponding REMIC I Regular Interest up to an amount equal to the Realized Principal Losses previously allocated thereto as a result of the reimbursement of Nonrecoverable Advances or Advance Interest (and the Principal Balance of the Mortgage Loan and the related Certificate Balance of the Corresponding REMIC I Regular Interest shall be correspondingly increased), and thereafter to make payments of principal to the REMIC I Regular Interests or the RCE Loan REMIC Regular Interest (via a deemed distribution to the Class R-I Residual Interest and contribution to the RCE Loan REMIC on the RCE Loan REMIC Residual Interest) with respect to which principal distributions were reduced pursuant to Section 6.6(b)(i) above, in proportion to the amount of such reductions and (y) the portion of the amount of collections recovered on the Regal Cinema Eagan Loan that is identified and applied by the applicable Master Servicer as recoveries of principal shall be applied first, to make payments of principal on the RCE Loan REMIC Regular Interest up to an amount equal to the Realized Principal Losses previously allocated thereto as a result of the reimbursement of Nonrecoverable Advances or Advance Interest (and the Principal Balance of the Regal Cinema Eagan Loan and the Certificate Balance of the RCE Loan REMIC Regular Interest shall be correspondingly increased), and thereafter to make payments of principal to the REMIC I Regular Interests with respect to which principal distributions were reduced pursuant to Section 6.6(b)(i) above (via a deemed distribution to the RCE Loan REMIC Residual Interest and contribution to REMIC I on the Class R-I Residual Interest), in proportion to the amount of such reductions; and

            (ii) the portion of the amount recovered on the Mortgage Loan that is identified and applied by the applicable Master Servicer as recoveries of interest shall be applied to make payments of Unpaid Interest on the REMIC I Regular Interests or the RCE Loan REMIC Regular Interest, as applicable, with respect to which Unpaid Interest was allocated pursuant to Section 6.6(b)(ii).

            (d) REMIC II. On each Distribution Date, all Realized Losses and Expense Losses on the REMIC I Regular Interests and the RCE Loan REMIC Regular Interest for such Distribution Date (or for prior Distribution Dates, to the extent not previously allocated) shall be allocated to the REMIC II Regular Interests in the amounts and in the manner as will be allocated to the Corresponding Certificates relating thereto pursuant to Section 6.6(f). Realized Interest Losses and Expense Losses allocated to the Class X Certificates shall reduce the amount of interest payable on the REMIC II Regular Interests and shall be allocated pro rata based on the product of the Certificate Balance of each REMIC II Regular Interest and the Class X Strip Rate (if any) applicable to the Corresponding Component relating to such REMIC II Regular Interest.

            (e) [Reserved]

            (f) REMIC III. On each Distribution Date, all Realized Losses and Expense Losses on the REMIC II Regular Interests for such Distribution Date (or for prior Distribution Dates, to the extent not previously allocated) shall be allocated to the REMIC Regular Certificates in Reverse Sequential Order, with such reductions being allocated among the Class A-1, Class A-1A, Class A-2, Class A-3 and Class A-4 Certificates and, in the case of interest, the Class X Certificates, pro rata (treating principal and interest losses separately), in each case reducing (A) the Certificate Balance of such Class (excluding the Class X Certificates) until such Certificate Balance is reduced to zero; (B) Unpaid Interest owing to such Class to the extent thereof; and (C) Distributable Certificate Interest owing to such Class, provided that Realized Losses and Expense Losses shall not reduce the Aggregate Certificate Balance of the REMIC Regular Certificates below the Aggregate Certificate Balances of the REMIC II Regular Interests.

            Section 6.7 Net Aggregate Prepayment Interest Shortfalls

            On each Distribution Date, any Net Aggregate Prepayment Interest Shortfalls in (A) the RCE Loan REMIC shall be allocated to the RCE Loan REMIC Interest and (B) the Mortgage Loans in REMIC I shall be allocated among the REMIC I Regular Interests, pro rata in proportion to the Accrued Certificate Interest for each such REMIC I Regular Interest for such Distribution Date and shall reduce Distributable Certificate Interest for each such Interest. On each Distribution Date, any such Net Aggregate Prepayment Interest Shortfalls in the REMIC I Regular Interests or the RCE Loan REMIC Regular Interest held by REMIC II shall be allocated among the REMIC II Regular Interests, pro rata in proportion to the Accrued Certificate Interest for each such REMIC II Regular Interest for such Distribution Date and shall reduce Distributable Certificate Interest for each such Interest. On each Distribution Date, the amount of any such Net Aggregate Prepayment Interest Shortfalls on the REMIC Regular Certificates shall be allocated to each such Class, pro rata, in proportion to the amount of Accrued Certificate Interest payable to such Class on such Distribution Date, in each case reducing interest otherwise payable thereon. The amount of Net Aggregate Prepayment Interest Shortfalls allocated to a Class of REMIC Regular Certificates pursuant to the preceding sentence shall reduce the Distributable Certificate Interest for such Class for such Distribution Date.

            Section 6.8 Adjustment of Servicing Fees

            The Master Servicing Fee payable to each Master Servicer shall be adjusted as provided in Section 8.10(c) herein. Any amount retained by REMIC I or the RCE Loan REMIC, as applicable, as a result of a reduction of the Master Servicing Fee shall be treated as interest collected with respect to the prepaid Mortgage Loans with respect to which the Master Servicing Fee adjustment occurs.

            Section 6.9 Appraisal Reductions

            Not later than the date on which an Appraisal Event occurs, the applicable Special Servicer shall have obtained (A) an Appraisal of the Mortgaged Property securing the related Mortgage Loan (or Serviced Loan Group) if the Principal Balance of such Mortgage Loan (or Serviced Loan Group) exceeds $2,000,000 or (B) at the option of such Special Servicer, if such Principal Balance is less than or equal to $2,000,000, either an internal valuation prepared by such Special Servicer in accordance with MAI standards or an Appraisal which in all cases shall be completed as of the date that such Mortgage Loan (or Serviced Loan Group) becomes a Required Appraisal Loan; provided that if the applicable Special Servicer had completed or obtained an Appraisal or internal valuation within the immediately prior 12 months, such Special Servicer may rely on such Appraisal or internal valuation and shall have no duty to prepare a new Appraisal or internal valuation, unless such reliance would not be in accordance with the Servicing Standard; provided, further, that if the applicable Special Servicer is required to obtain an Appraisal of a Mortgaged Property or prepare an internal valuation after receipt of the notice described in clause (ii) of the definition of Appraisal Event, such Appraisal or internal valuation will be obtained or prepared, as the case may be, no later than 60 days after receipt of such notice. With respect to each Mortgage Loan that is cross-collateralized with any other Mortgage Loan, the Appraisal or internal valuation need only be performed with respect to Mortgaged Properties that constitute the principal security for the individual Mortgage Loan to which an Appraisal Event occurs, and not with respect to all of the Mortgaged Properties that constitute security for the individual Mortgage Loan in the cross-collateralized group. Such Appraisal or valuation shall be conducted in accordance with the definition of "market value" as set forth in 12 C.F.R. ss.
225.62 and shall be updated at least annually from the date of such Appraisal or valuation, as applicable, to the extent such Mortgage Loan remains a Required Appraisal Loan. The cost of any such Appraisal or valuation, if not performed by the applicable Special Servicer, shall be an expense of the Trust and may be paid from REO Income or, to the extent collections from such related Mortgage Loan (or Serviced Loan Group) or Mortgaged Property does not cover the expense, such unpaid expense shall be, subject to Section 4.4 hereof, advanced by the applicable Master Servicer at the request of the applicable Special Servicer pursuant to Section 4.6 in which event it shall be treated as a Servicing Advance. The applicable Special Servicer shall calculate any Appraisal Reduction. The applicable Master Servicer shall recalculate the Appraisal Reduction for any Mortgage Loan and Serviced Loan Group based on the original Appraisal or updated Appraisals or internal valuations provided from time to time to it by the applicable Special Servicer and report such amount to the Trustee. The applicable Special Servicer shall provide notice of any Appraisal Event with respect to a Mortgage Loan to the applicable Master Servicer and the Operating Adviser on the day of determination of such Appraisal Event.

            Section 6.10 Compliance with Withholding Requirements

            Notwithstanding any other provision of this Agreement to the contrary, the Paying Agent shall comply with all federal withholding requirements with respect to payments to Certificateholders of interest, original issue discount, or other amounts that the Paying Agent reasonably believes are applicable under the Code, giving effect to all applicable exemptions from withholding as to which the recipient has furnished the applicable and effective certification or other documentation. The consent of Certificateholders shall not be required for any such withholding and any amount so withheld shall be regarded as distributed to the related Certificateholders for purposes of this Agreement. In the event the Paying Agent withholds any amount from payments made to any Certificateholder pursuant to federal withholding requirements, the Paying Agent shall indicate to such Certificateholder the amount withheld.

            Section 6.11 Prepayment Premiums and Yield Maintenance Charges

            On any Distribution Date prior to and including the Distribution Date on which the Certificate Balance of the Class A Senior Certificates has been reduced to zero, Prepayment Premiums or Yield Maintenance Charges collected with respect to a Mortgage Loan in a particular Loan Group during any particular Collection Period will be distributed by the Paying Agent on the Classes of Certificates as follows: (i) first, the Paying Agent shall be deemed to distribute to the Trustee, as holder of the REMIC I Regular Interests or the RCE Loan REMIC Regular Interest, as applicable, to which such Mortgage Loan relates, any Prepayment Premiums or Yield Maintenance Charges collected on or with respect to such Mortgage Loan in that Loan Group on that Distribution Date; and
(ii) second, the Paying Agent shall be deemed to distribute to the Trustee, as holder of the REMIC II Regular Interests, any Prepayment Premiums or Yield Maintenance Charges deemed distributed to the REMIC I Regular Interests or the RCE Loan REMIC Regular Interest, and shall be deemed to distribute such Prepayment Premiums or Yield Maintenance Charges to the REMIC II Regular Interest then entitled to distributions of principal from the Principal Distribution Amount (or, if more than one Class of REMIC II Regular Interests is then entitled to distributions of principal from the Principal Distribution Amount, such Prepayment Premiums or Yield Maintenance Charges shall be deemed distributed among such Classes pro rata in accordance with the relevant amounts of entitlements to distributions of principal).

            Following such deemed distributions, in respect of Prepayment Premium or Yield Maintenance Charges on each Mortgage Loan in Loan Group 1, the Holders of the respective Classes of Principal Balance Certificates (other than the Class A-1A, Class J, Class K, Class L, Class M, Class N, Class O and Class P Certificates) then entitled to distributions of principal from the Principal Distribution Amount for such Distribution Date, will be entitled to, and the Paying Agent on behalf of the Trustee will pay to such Holder(s), an amount equal to, in the case of each such Class, the product of (a) a fraction, which in no event may be greater than 1.0 or less than 0.0, the numerator of which is the amount distributed as principal to the Holders of that Class on that Distribution Date, and the denominator of which is the total amount distributed as principal to the Holders of all Classes of Principal Balance Certificates, except the Class A-1A Certificates, on that Distribution Date, (b) the Base Interest Fraction for the related Principal Prepayment and that Class of Certificates and (c) the amount of Prepayment Premiums or Yield Maintenance Charges collected in respect of such Principal Prepayment during the related Collection Period. Following the deemed distributions set forth in the first paragraph of this Section 6.11, Prepayment Premiums or Yield Maintenance Charges collected in respect of each Mortgage Loan included in Loan Group 2 during the related Collection Period will be distributed by the Paying Agent as follows: to the Holders of the Class A-1A Certificates then entitled to distributions of principal on such Distribution Date, an amount equal to the product of (a) a fraction, which in no event may be greater than 1.0 or less than 0.0, the numerator of which is the amount distributed as principal to the Holders of that Class on that Distribution Date, and the denominator of which is the total amount distributed as principal to the Holders of the Class A-1A Certificates,
(b) the Base Interest Fraction for the related Principal Prepayment and that Class and (c) the amount of the Prepayment Premium or Yield Maintenance Charge collected in respect of such Principal Prepayment during the related Collection Period.

            If there is more than one such Class of Principal Balance Certificates entitled to distributions of principal on such Distribution Date, the aggregate amount described in the preceding sentence will be allocated among such Classes on a pro rata basis in accordance with the relative amounts of entitlement to such distributions of principal. Any portion of such Prepayment Premium or Yield Maintenance Charge that is not so distributed to the Holders of such Principal Balance Certificates will be distributed to the Holders of the Class X Certificates.

            Section 6.12 Reserved.

                                   ARTICLE VII

   CERTAIN MATTERS CONCERNING THE TRUSTEE, THE CERTIFICATE REGISTRAR, AND THE
                                  PAYING AGENT

            Section 7.1 Duties of the Trustee and the Paying Agent

            (a) The Trustee and the Paying Agent each shall undertake to perform only those duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Trustee or the Paying Agent. Any permissive right of the Trustee or the Paying Agent provided for in this Agreement shall not be construed as a duty of the Trustee or the Paying Agent. The Trustee shall exercise such of the rights and powers vested in it by this Agreement and following the occurrence and during the continuation of any Event of Default hereunder, the Trustee shall use the same degree of care and skill in its exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person's own affairs.

            (b) The Trustee or the Paying Agent, as applicable, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee or the Paying Agent, as the case may be, which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they on their face conform to the requirements of this Agreement; provided that the Trustee or the Paying Agent, as the case may be, shall not be responsible for the accuracy or content of any such resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Master Servicers or any other Person to it pursuant to this Agreement. If any such instrument is found on its face not to conform to the requirements of this Agreement, the Trustee or the Paying Agent shall request the providing party to correct the instrument and if not so corrected, the Trustee shall inform the Certificateholders.

            (c) None of the Trustee, the Paying Agent or any of their respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents or Controlling Persons shall have any liability to the Trust or the Certificateholders arising out of or in connection with this Agreement, except for their respective negligence or willful misconduct. No provision of this Agreement shall be construed to relieve the Trustee, the Paying Agent or any of their respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents or Controlling Persons from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith; provided that:

            (i) none of the Trustee, the Paying Agent or any of their respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents or Controlling Persons shall be personally liable with respect to any action taken, suffered or omitted to be taken by it in its reasonable business judgment in accordance with this Agreement or at the direction of Holders of Certificates evidencing not less than a majority of the outstanding Certificate Balance of the Certificates;

            (ii) no provision of this Agreement shall require either the Trustee or the Paying Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it;

            (iii) none of the Trustee, the Paying Agent or any of their respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents or Controlling Persons shall be responsible for any act or omission of any Master Servicer, any Special Servicer, the Depositor or any Seller, or for the acts or omissions of each other, including, without limitation, in connection with actions taken pursuant to this Agreement;

            (iv) the execution by the Trustee or the Paying Agent of any forms or plans of liquidation in connection with any REMIC Pool shall not constitute a representation by the Trustee or the Paying Agent as to the adequacy of such form or plan of liquidation;

            (v) neither the Trustee nor the Paying Agent shall be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties as Trustee or Paying Agent, as applicable, in accordance with this Agreement. In such event, all legal expense and costs of such action shall be expenses and costs of the Trust and the Trustee and the Paying Agent shall be entitled to be reimbursed therefor from the Certificate Account pursuant to Section 5.2(a)(vi); and

            (vi) neither the Trustee nor the Paying Agent shall be charged with knowledge of any failure by any Master Servicer, any Special Servicer or by each other to comply with its obligations under this Agreement or any act, failure, or breach of any Person upon the occurrence of which the Trustee or the Paying Agent may be required to act, unless a Responsible Officer of the Trustee or the Paying Agent, as the case may be, obtains actual knowledge of such failure.

            Section 7.2 Certain Matters Affecting the Trustee and the Paying
Agent

            (a) Except as otherwise provided in Section 7.1:

            (i) the Trustee and the Paying Agent each may request, and may rely and shall be protected in acting or refraining from acting upon any resolution, Officer's Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) the Trustee and the Paying Agent each may consult with counsel and the advice of such counsel and any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (iii) none of the Trustee, the Paying Agent or any of their respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents or Controlling Persons shall be personally liable for any action taken, suffered or omitted by such Person in its reasonable business judgment and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

            (iv) the Trustee and the Paying Agent shall not be under any obligation to exercise any remedies after default as specified in this Agreement or to institute, conduct or defend any litigation hereunder or relating hereto or make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document (provided the same appears regular on its face), unless requested in writing to do so by Holders of at least 25% of the Aggregate Certificate Balance of the Certificates then outstanding, provided that, if the payment within a reasonable time to the Trustee or the Paying Agent, as applicable, of the costs, expenses or liabilities likely to be incurred by it in connection with the foregoing is, in the opinion of such Person not reasonably assured to such Person by the security afforded to it by the terms of this Agreement, such Person may require reasonable indemnity against such expense or liability or payment of such estimated expenses as a condition to proceeding. The reasonable expenses of the Trustee or the Paying Agent, as applicable, shall be paid by the Certificateholders requesting such examination;

            (v) the Trustee and the Paying Agent each may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys, which agents or attorneys shall have any or all of the rights, powers, duties and obligations of the Trustee and the Paying Agent conferred on them by such appointment; provided that each of the Trustee and the Paying Agent, as the case may be, shall continue to be responsible for its duties and obligations hereunder and shall not be liable for the actions or omissions of any Master Servicer, any Special Servicer, the Depositor or the actions or omissions of each other;

            (vi) neither the Trustee nor the Paying Agent shall be required to obtain a deficiency judgment against a Mortgagor;

            (vii) neither the Trustee nor the Paying Agent shall be required to expend its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such liability is not assured to it;

            (viii) neither the Trustee nor the Paying Agent shall be liable for any loss on any investment of funds pursuant to this Agreement;

            (ix) unless otherwise specifically required by law, neither the Trustee nor the Paying Agent shall be required to post any surety or bond of any kind in connection with the execution or performance of its duties hereunder; and

            (x) except as specifically provided hereunder in connection with the performance of its specific duties, neither the Trustee nor the Paying Agent shall be responsible for any act or omission of any Master Servicer, any Special Servicer, the Depositor or of each other.

            (b) Following the Closing Date, the Trustee shall not accept any contribution of assets to the Trust not specifically contemplated by this Agreement unless the Trustee shall have received a Nondisqualification Opinion at the expense of the Person desiring to contribute such assets with respect to such contribution.

            (c) All rights of action under this Agreement or under any of the Certificates, enforceable by the Trustee, may be enforced by it without the possession of any of the Certificates, or the production thereof at the trial or any proceeding relating thereto, and any such suit, action or proceeding instituted by the Trustee shall be brought in its name for the benefit of all the Holders of such Certificates, subject to the provisions of this Agreement.

            (d) The Paying Agent shall timely pay, from its own funds, the amount of any and all federal, state and local taxes imposed on the Trust or its assets or transactions including, without limitation, (A) "prohibited transaction" penalty taxes as defined in Section 860F of the Code, if, when and as the same shall be due and payable, (B) any tax on contributions to a REMIC after the Closing Date imposed by Section 860G(d) of the Code and (C) any tax on "net income from foreclosure property" as defined in Section 860G(c) of the Code, but only if such taxes arise out of a breach by the Paying Agent of its obligations hereunder, which breach constitutes negligence or willful misconduct of the Paying Agent.

            (e) If, in connection with any Distribution Date, the Paying Agent has reported to the Depository the anticipated amount of the distribution to be made to the Depository on such Distribution Date and the timing of the receipt from a Master Servicer of any Principal Prepayment or Balloon Payment requires modification of such anticipated amount of the distribution to be made to the Depository, the Paying Agent will use commercially reasonable efforts to cause the Depository to revise the amount of the distribution on a timely basis so that such Principal Prepayments or Balloon Payments will be included in the Available Distribution Amount for such Distribution Date. None of the Paying Agent, the Master Servicers and the Special Servicers will be liable or held responsible for any resulting delay (or claims by the Depository resulting therefrom) in the making of such distribution to Certificateholders.

            Section 7.3 The Trustee and the Paying Agent Not Liable for Certificates or Interests or Mortgage Loans

            The Trustee and the Paying Agent each makes no representations as to the validity or sufficiency of this Agreement, the information contained in the Private Placement Memorandum, the Preliminary Prospectus Supplement, the Final Prospectus Supplement or Prospectus for the REMIC Regular Certificates or Residual Certificates (other than the Certificate of Authentication on the Certificates if the Paying Agent is the Authenticating Agent) or of any Mortgage Loan, Assignment of Mortgage or related document except for the representations and covenants made by it and set forth in Section 7.16. Neither the Trustee nor the Paying Agent shall be accountable for the use or application by the Depositor or any Master Servicer or any Special Servicer or by each other of any of the Certificates or any of the proceeds of such Certificates, or for the use or application by the Depositor or any Master Servicer or any Special Servicer or by each other of funds paid in consideration of the assignment of the Mortgage Loans to the Trust or deposited into the Distribution Account or any other fund or account maintained with respect to the Certificates or any account maintained pursuant to this Agreement or for investment of any such amounts. No recourse shall be had for any claim based on any provisions of this Agreement, the Private Placement Memorandum, the Preliminary Prospectus Supplement, the Final Prospectus Supplement, the Prospectus or the Certificates (except with respect to the Trustee (with respect to the information provided by the Trustee) and the Paying Agent (with respect to the information provided by the Paying Agent) to the extent of information furnished by the Trustee and the Paying Agent under, with respect to the Preliminary Prospectus Supplement, the information contained therein under the headings "SUMMARY OF FREE WRITING PROSPECTUS--Relevant Parties and Dates--Trustee" (only with respect to the first sentence thereunder), "TRANSACTION PARTIES--The Trustee and Custodian" (with respect to the first through fifth paragraphs), "SUMMARY OF FREE WRITING PROSPECTUS--Relevant Parties and Dates--Paying Agent" (only with respect to the first and third sentences thereunder), and "TRANSACTION PARTIES--The Paying Agent, Certificate Registrar and Authenticating Agent" (only with respect to the first through fifteenth paragraphs thereunder), and with respect to the Final Prospectus Supplement (including the Final Prospectus Supplement as included as Exhibit A to the Private Placement Memorandum), the information contained therein under the headings "SUMMARY OF PROSPECTUS SUPPLEMENT--Relevant Parties and Dates--Trustee" (only with respect to the first sentence thereunder), "TRANSACTION PARTIES--The Trustee and Custodian" (with respect to the first through fifth paragraphs), "SUMMARY OF PROSPECTUS SUPPLEMENT--Relevant Parties and Dates--Paying Agent" (only with respect to the first and third sentences thereunder), and "TRANSACTION PARTIES--The Paying Agent, Certificate Registrar and Authenticating Agent") (only with respect to the first through fifteenth paragraphs thereunder), the Mortgage Loans or the assignment thereof against the Trustee or the Paying Agent in such Person's individual capacity and any such claim shall be asserted solely against the Trust or any indemnitor who shall furnish indemnity as provided herein.

            None of the Trustee or the Paying Agent shall be liable for any action or failure of any action by the Depositor or any Master Servicer (or any Additional Servicer, Sub-Servicer or subcontractor engaged thereby) or any Special Servicer (or any Additional Servicer, Sub-Servicer or subcontractor engaged thereby) or by each other hereunder. None of Trustee or the Paying Agent shall at any time have any responsibility or liability for or with respect to the legality, validity or enforceability of the Mortgages or the Mortgage Loans, or the perfection and priority of the Mortgages or the maintenance of any such perfection and priority, or for or with respect to the efficacy of the Trust or its ability to generate the payments to be distributed to Certificateholders under this Agreement, including, without limitation, the existence, condition and ownership of any Mortgaged Property; the existence and enforceability of any hazard insurance thereon; the validity of the assignment of the Mortgage Loans to the Trust or of any intervening assignment; the completeness of the Mortgage Loans; the performance or enforcement of the Mortgage Loans (other than if the Trustee shall assume the duties of any Master Servicer); the compliance by the Depositor, each Seller, the Mortgagor or any Master Servicer (or any Additional Servicer, Sub-Servicer or subcontractor engaged thereby) or any Special Servicer (or any Additional Servicer, Sub-Servicer or subcontractor engaged thereby) or by each other with any warranty or representation made under this Agreement or in any related document or the accuracy of any such warranty or representation made under this Agreement or in any related document prior to the receipt by a Responsible Officer of the Trustee of notice or other discovery of any non compliance therewith or any breach thereof; any investment of monies by or at the direction of any Master Servicer or any Special Servicer or any loss resulting therefrom; the failure of any Master Servicer (or any Additional Servicer, Sub-Servicer or subcontractor engaged thereby) or any Special Servicer (or any Additional Servicer, Sub-Servicer or subcontractor engaged thereby) to act or perform any duties required of it on behalf of the Trustee hereunder; or any action by the Trustee taken at the instruction of any Master Servicer or any Special Servicer.

            Section 7.4 The Trustee and the Paying Agent May Own Certificates

            Each of the Trustee and the Paying Agent in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not the Trustee or the Paying Agent, as the case may be.

            Section 7.5 Eligibility Requirements for the Trustee and the Paying Agent

            The Trustee hereunder shall at all times be (i) an institution insured by the FDIC, (ii) a corporation, national bank or national banking association organized and doing business under the laws of the United States of America and any state thereof, authorized to exercise corporate trust powers, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority and (iii) an institution whose short-term debt obligations are at all times rated not less than "A-1" (without regard to plus or minus) by S&P and "F-1" by Fitch and whose long term senior unsecured debt is at all times rated not less than "AA-" by Fitch and "A+" by S&P. If such corporation, national bank or national banking association publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then, for the purposes of this Section, the combined capital and surplus of such corporation, national bank or national banking association shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with provisions of this Section, the Trustee shall resign immediately in the manner and with the effect specified in Section 7.6. Notwithstanding the foregoing, if the Trustee meets the provisions of this
Section 7.5, but does not meet the provisions of (iii) above, the Trustee shall be deemed to meet the provisions of (iii) if it appoints a fiscal agent as a back-up liquidity provider; provided that such fiscal agent shall meet the requirements of Section 7.5(iii) above and Section 7.18 herein.

            The Paying Agent shall be either a bank or trust company or otherwise authorized under law to exercise corporate trust powers and shall be rated at least "A" by S&P and Fitch, unless and to the extent Rating Agency Confirmation is obtained.

            Section 7.6 Resignation and Removal of the Trustee or the Paying
Agent

            (a) The Trustee or the Paying Agent may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Depositor, the Master Servicers, the Special Servicers and the Rating Agencies; provided that such resignation shall not be effective until its successor shall have accepted the appointment. Upon receiving such notice of resignation, the Depositor will promptly appoint a successor trustee or paying agent, as the case may be. If no successor trustee or paying agent shall have been so appointed, as the case may be, and shall have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee or the Paying Agent, as the case may be, may petition any court of competent jurisdiction for the appointment of a successor trustee or paying agent, as the case may be. It shall be a condition to the appointment of a successor trustee that such entity satisfies the eligibility requirements set forth in Section 7.5.

            (b) If at any time (i) the Trustee shall cease to be eligible in accordance with the provisions of Section 7.5 and shall fail to resign after written request therefor by the Depositor, (ii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, (iii) a tax is imposed or threatened with respect to the Trust or any REMIC Pool by any state in which the Trustee or the Trust held by the Trustee is located solely because of the location of the Trustee in such state; provided, however, that, if the Trustee agrees to indemnify the Trust for such taxes, it shall not be removed pursuant to this clause (iii), (iv) the continuation of the Trustee as such would result in a downgrade, qualification or withdrawal of the rating by the Rating Agencies of any Class of Certificates with a rating as evidenced in writing by the Rating Agencies or (v) if the Trustee fails to perform (or acts with negligence, bad faith or willful misconduct in performing) any of its obligations set forth in Article XIII, then the Depositor shall (in the case of clauses (i) through (iv) above) and may (in the case of clause (v) above) send a written notice of termination to the Trustee (which notice shall specify the reason for such termination) and remove such Trustee and the Depositor shall appoint a successor Trustee by written instrument, one copy of which instrument shall be delivered to the Trustee so removed, one copy to the successor Trustee, and one copy to each of the Master Servicers and the Rating Agencies. Such succession shall take effect after a successor trustee has been appointed and has accepted such appointment.

            (c) If at any time (i) the Paying Agent shall cease to be eligible in accordance with the provisions of Section 7.5 and shall fail to resign after written request therefor by the Depositor, (ii) the Paying Agent shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Paying Agent or of its property shall be appointed, or any public officer shall take charge or control of the Paying Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, (iii) a tax is imposed or threatened with respect to the Trust or any REMIC Pool by any state in which the Paying Agent is located solely because of the location of the Paying Agent in such state; provided, however, that, if the Paying Agent agrees to indemnify the Trust for such taxes, it shall not be removed pursuant to this clause (iii), (iv) the continuation of the Paying Agent as such would result in a downgrade, qualification or withdrawal, as applicable, of the rating by any Rating Agency of any Class of Certificates with a rating as evidenced in writing by any Rating Agency, (v) if the Paying Agent shall fail (other than by reason of a Master Servicer's or a Special Servicer's failure to timely perform its obligations hereunder), to timely publish any report to be delivered, published or otherwise made available by the Paying Agent pursuant to Sections 5.4 and 5.5 and such failure shall continue unremedied for a period of five days, (vi) if the Paying Agent should fail to make distributions required pursuant to Section 5.3, Section 10.1 or Article VI or (vii) if the Paying Agent fails to perform (or acts with negligence, bad faith or willful misconduct in performing) any of its obligations set forth in Article XIII (other than the failure to file any Exchange Act report due to the non-receipt or untimely receipt or incomplete receipt of the Exchange Act reportable information from any other party required to deliver such information to the Paying Agent), then the Depositor shall (in the case of clauses (i) through (vi) above) and may (in the case of clauses (v) through (vii) above) send a written notice of termination to the Paying Agent (which notice shall specify the reason for such termination) and remove such Paying Agent and the Depositor shall appoint a successor Paying Agent by written instrument, one copy of which instrument shall be delivered to the Paying Agent so removed, one copy to the successor Paying Agent, and one copy to each of the Trustee, the Master Servicers, the Special Servicers and the Rating Agencies.

            (d) The Holders of more than 50% of the Aggregate Certificate Balance of the Certificates then outstanding may, without cause, at any time upon written notice to the Trustee or the Paying Agent, as the case may be, and to the Depositor remove the Trustee or the Paying Agent, as the case may be, by such written instrument, signed by such Holders or their attorney-in-fact duly authorized, one copy of which instrument shall be delivered to the Depositor and one copy to the Trustee or the Paying Agent, as the case may be, so removed; the Depositor shall thereupon use its best efforts to appoint a successor Trustee or the Paying Agent, as the case may be, in accordance with this Section.

            (e) Any resignation or removal of the Trustee or the Paying Agent, as the case may be, and appointment of a successor trustee or paying agent pursuant to any of the provisions of this Section shall become effective upon acceptance of appointment by the successor trustee or paying agent, as the case may be, as provided in Section 7.7. Upon any succession of the Trustee or the Paying Agent under this Agreement, the predecessor Trustee or Paying Agent, as the case may be, shall be entitled to the payment of compensation and reimbursement agreed to under this Agreement for services rendered and expenses incurred. The Trustee or the Paying Agent shall not be liable for any action or omission of any successor Trustee or Paying Agent, as the case may be.

            Section 7.7 Successor Trustee or Paying Agent

            (a) Any successor Trustee or Paying Agent appointed as provided in
Section 7.6 shall execute, acknowledge and deliver to the Depositor and to its predecessor Trustee or Paying Agent, as the case may be, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee or Paying Agent, as the case may be, shall become effective and such successor Trustee or Paying Agent, as the case may be, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee or Paying Agent herein, as the case may be. The predecessor Trustee or Paying Agent shall deliver (at such predecessor's own expense) to the successor Trustee or Paying Agent all Mortgage Files and documents and statements related to the Mortgage Files held by it hereunder, and the predecessor Trustee shall duly assign, transfer, deliver and pay over (at such predecessor's own expense) to the successor Trustee, the entire Trust, together with all instruments of transfer and assignment or other documents properly executed necessary to effect such transfer. The predecessor Trustee or Paying Agent, as the case may be, shall also deliver all records or copies thereof maintained by the predecessor Trustee or Paying Agent in the administration hereof as may be reasonably requested by the successor Trustee or Paying Agent, as applicable, and shall thereupon be discharged from all duties and responsibilities under this Agreement. In addition, the Depositor and the predecessor Trustee or Paying Agent shall execute and deliver such other instruments and do such other things as may reasonably be required to more fully and certainly vest and confirm in the successor Trustee or Paying Agent, as the case may be, all such rights, powers, duties and obligations. Anything herein to the contrary notwithstanding, in no event shall the combined fees payable to a successor Trustee exceed the Trustee Fee.

            (b) No successor Trustee or Paying Agent shall accept appointment as provided in this Section unless at the time of such appointment such successor Trustee or Paying Agent, as the case may be, shall be eligible under the provisions of Section 7.5.

            (c) Upon acceptance of appointment by a successor Trustee or Paying Agent as provided in this Section, the successor Trustee or Paying Agent shall mail notice of the succession of such Trustee or Paying Agent hereunder to all Holders of Certificates at their addresses as shown in the Certificate Register and to the Rating Agencies. The expenses of such mailing shall be borne by the successor Trustee or Paying Agent. If the successor Trustee or Paying Agent fails to mail such notice within 10 days after acceptance of appointment by the successor Trustee or Paying Agent, the Master Servicer shall cause such notice to be mailed at the expense of the successor Trustee or Paying Agent, as applicable.

            (d) Any and all costs and expenses associated with transferring the duties of a Trustee or Paying Agent that has resigned or been removed or terminated, as contemplated by Section 7.6, to a successor Trustee or Paying Agent, including those, if any, associated with transfer of the Mortgage Files and other documents and statements held by the predecessor Trustee or Paying Agent to the successor Trustee or Paying Agent, as contemplated by Section 7.6(a), shall be paid by: (i) the predecessor Trustee or Paying Agent, if such predecessor Trustee or Paying Agent has resigned in accordance with Section 7.6(a) or has been removed in accordance with Sections 7.6(b) or 7.6(c), as applicable; (ii) the Certificateholders that effected the removal, if the predecessor Trustee or Paying Agent has been removed without cause in accordance with Section 7.6(d); and (iii) the Trust, if such costs and expenses are not paid by the predecessor Trustee or Paying Agent or the subject Certificateholders, as contemplated by the immediately preceding clauses (i) and
(ii), within 90 days after they are incurred (provided that such predecessor Trustee or predecessor Paying Agent or such subject Certificateholders, as applicable, shall remain liable to the Trust for such costs and expenses).

            Section 7.8 Merger or Consolidation of Trustee or Paying Agent

            Any Person into which the Trustee or Paying Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Trustee or Paying Agent shall be a party, or any Persons succeeding to the business of such Trustee or Paying Agent, shall be the successor of such Trustee or Paying Agent, as the case may be, hereunder, as applicable, provided that such Person shall be eligible under the provisions of Section 7.5, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

            Notwithstanding the foregoing, neither the Trustee nor the Paying Agent may remain the Trustee or the Paying Agent, as the case may be, under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) the Trustee or Paying Agent, as the case may be, is the surviving entity of such merger, consolidation or transfer or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

            Section 7.9 Appointment of Co-Trustee, Separate Trustee, Agents or Custodian

            (a) Notwithstanding any other provisions hereof, at any time, the Trustee, the Depositor or, in the case of the Trust, the Certificateholders evidencing more than 50% of the Aggregate Certificate Balance of the Certificates then outstanding shall each have the power from time to time to appoint one or more Persons to act either as co-trustees jointly with the Trustee or as separate trustees, or as custodians, for the purpose of holding title to, foreclosing or otherwise taking action with respect to any Mortgage Loan outside the state where the Trustee has its principal place of business where such separate trustee or co-trustee is necessary or advisable (or the Trustee is advised by any Master Servicer or any Special Servicer that such separate trustee or co-trustee is necessary or advisable) under the laws of any state in which a property securing a Mortgage Loan is located or for the purpose of otherwise conforming to any legal requirement, restriction or condition in any state in which a property securing a Mortgage Loan is located or in any state in which any portion of the Trust is located. The separate trustees, co-trustees, or custodians so appointed shall be trustees or custodians for the benefit of all the Certificateholders, shall have such powers, rights and remedies as shall be specified in the instrument of appointment and shall be deemed to have accepted the provisions of this Agreement; provided that no such appointment shall, or shall be deemed to, constitute the appointee an agent of the Trustee; provided, further, that the Trustee shall be liable for the actions of any co-trustee or separate trustee appointed by it and shall have no liability for the actions of any co-trustee or separate trustee appointed by the Depositor or the Certificateholders pursuant to this paragraph.

            (b) The Trustee or the Paying Agent, as the case may be, may from time to time appoint one or more independent third-party agents to perform all or any portion of its administrative duties hereunder (i.e., collection and distribution of funds, preparation and dissemination of reports, monitoring compliance, etc.). The Trustee or the Paying Agent, as the case may be, shall supervise and oversee such agents appointed by it. The terms of any arrangement or agreement between the Trustee or the Paying Agent, as the case may be, and such agent, may be terminated, without cause and without the payment of any termination fees in the event the Trustee or the Paying Agent, as the case may be, is terminated in accordance with this Agreement. In addition, neither the Trust nor the Certificateholders shall have any liability or direct obligation to such agent. Notwithstanding the terms of any such agreement, the Trustee or the Paying Agent, as the case may be, shall remain at all times obligated and liable to the Trust and the Certificateholders for performing its duties hereunder.

            (c) Every separate trustee, co-trustee, and custodian shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

            (i) all powers, duties, obligations and rights conferred upon the Trustee in respect of the receipt, custody and payment of moneys shall be exercised solely by the Trustee;

            (ii) all other rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee, co-trustee, or custodian jointly, except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether as Trustee hereunder or as successor to a Master Servicer hereunder) the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations, including the holding of title to the Trust or any portion thereof in any such jurisdiction, shall be exercised and performed by such separate trustee, co-trustee, or custodian;

            (iii) no trustee or custodian hereunder shall be personally liable by reason of any act or omission of any other trustee or custodian hereunder; and

            (iv) the Trustee or, in the case of the Trust, the Certificateholders evidencing more than 50% of the Aggregate Principal Amount of the Certificates then outstanding may at any time accept the resignation of or remove any separate trustee, co-trustee or custodian, so appointed by it or them, if such resignation or removal does not violate the other terms of this Agreement.

            (d) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee, co-trustee or custodian shall refer to this Agreement and the conditions of this Article VII. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee.

            (e) Any separate trustee, co-trustee or custodian may, at any time, constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee, co-trustee or custodian shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

            (f) No separate trustee, co-trustee or custodian hereunder shall be required to meet the terms of eligibility as a successor trustee under Section
7.5 hereof and no notice to Certificateholders of the appointment of any separate trustee, co-trustee or custodian hereunder shall be required.

            (g) The Trustee agrees to instruct the co-trustees, if any, to the extent necessary to fulfill the Trustee's obligations hereunder.

            (h) The Trustee shall pay the reasonable compensation of the co-trustees, separate trustees or custodians appointed by the Trustee pursuant to this Section 7.9 to the extent, and in accordance with the standards, specified in Section 7.12 hereof.

            (i) Subject to the consent of the Depositor, which consent shall not be unreasonably withheld, the Trustee, at its sole cost and expense, may appoint at any time a successor custodian. Until such time as the Trustee appoints a successor Custodian, the Trustee shall be the Custodian hereunder. Upon the appointment of a successor custodian, the Trustee and the Custodian shall enter into a custodial agreement.

            Section 7.10 Authenticating Agents

            (a) The Trustee shall serve as the initial Authenticating Agent hereunder for the purpose of executing and authenticating Certificates. Any successor Authenticating Agent must be acceptable to the Depositor and must be a corporation or national bank organized and doing business under the laws of the United States of America or of any state and having a principal office and place of business in the Borough of Manhattan in the City and State of New York, having a combined capital and surplus of at least $50,000,000, authorized under such laws to do a trust business and subject to supervision or examination by federal or state authorities.

            (b) Any Person into which the Authenticating Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Authenticating Agent shall be a party, or any Person succeeding to the corporate agency business of the Authenticating Agent, shall continue to be the Authenticating Agent without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

            (c) The Authenticating Agent may at any time resign by giving at least 30 days' advance written notice of resignation to the Trustee and the Depositor. The Trustee may at any time terminate the agency of the Authenticating Agent by giving written notice of termination to the Authenticating Agent and the Depositor. Upon receiving a notice of resignation or upon such a termination, or in case at any time the Authenticating Agent shall cease to be eligible in accordance with the provisions of Section 7.10(a), the Trustee may appoint a successor Authenticating Agent, shall give written notice of such appointment to the Depositor and shall mail notice of such appointment to all Holders of Certificates. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers, duties and responsibilities of its predecessor hereunder, with like effect as if originally named as Authenticating Agent. No such Authenticating Agent shall be appointed unless eligible under the provisions of
Section 7.10(a). No Authenticating Agent shall have responsibility or liability for any action taken by it as such at the direction of the Trustee.

            Section 7.11 Indemnification of the Trustee and the Paying Agent

            (a) The Trustee, the Certificate Registrar, the Paying Agent (in each case, whether in its individual capacity or in its capacity as the Trustee, Certificate Registrar or Paying Agent, as the case may be) and each of its respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents and Controlling Persons shall be entitled to indemnification from the Trust for any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action incurred without negligence or willful misconduct on their respective part, arising out of, or in connection with this Agreement, the Mortgage Loans, the Certificates and the acceptance or administration of the trusts or duties created hereunder (including, without limitation, any unanticipated loss, liability or expense incurred in connection with any action or inaction of any Master Servicer, any Special Servicer or the Depositor or of each other such Person hereunder but only to the extent the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, is unable to recover within a reasonable period of time such amount from such third party pursuant to this Agreement) including the costs and expenses of defending themselves against any claim in connection with the exercise or performance of any of their powers or duties hereunder and the Trustee, the Certificate Registrar and the Paying Agent (in each case, whether in its individual capacity or in its capacity as the Trustee, Certificate Registrar or Paying Agent, as the case may be) and each of their respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents and Controlling Persons shall be entitled to indemnification from the Trust for any unanticipated loss, liability or expense incurred in connection with the provision by the Trustee, the Certificate Registrar and the Paying Agent of the reports required to be provided by it pursuant to this Agreement; provided that:

            (i) with respect to any such claim, the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, shall have given the Depositor, the applicable Master Servicer, the Sellers, each other and the Holders of the Certificates written notice thereof promptly after a Responsible Officer of the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, shall have knowledge thereof; provided, however, that failure to give such notice to the Depositor, such Master Servicer, the Sellers, each other and the Holders of Certificates shall not affect the Trustee's, Certificate Registrar's or Paying Agent's, as the case may be, rights to indemnification herein unless the Depositor's defense of such claim on behalf of the Trust is materially prejudiced thereby;

            (ii) while maintaining control over its own defense, the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, shall cooperate and consult fully with the Depositor in preparing such defense unless the Depositor or any affiliate thereof is an adverse party to the Trustee in such legal proceeding; and

            (iii) notwithstanding anything to the contrary in this Section 7.11, the Trust shall not be liable for settlement of any such claim by the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, entered into without the prior consent of the Depositor, which consent shall not be unreasonably withheld or delayed.

            (b) The provisions of this Section 7.11 shall survive any termination of this Agreement and the resignation or removal of the Trustee, the Certificate Registrar or the Paying Agent, as the case may be.

            (c) The Depositor shall indemnify and hold harmless the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, their respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents and Controlling Persons from and against any loss, claim, damage or liability, joint or several, and any action in respect thereof, to which the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, their respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents or Controlling Person may become subject under the 1933 Act, insofar as such loss, claim, damage, liability or action arises out of, or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Private Placement Memorandum, the Preliminary Prospectus Supplement, the Final Prospectus Supplement or the Prospectus, or arises out of, or is based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading and shall reimburse the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, their respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents or Controlling Person for any legal and other expenses reasonably incurred by the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, or any such partners, representatives, Affiliates, members, managers, directors, officers, employees, agents or Controlling Person in investigating or defending or preparing to defend against any such loss, claim, damage, liability or action; provided that the Depositor shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of, or is based upon, any untrue statement or alleged untrue statement or omission made in any such Private Placement Memorandum, Preliminary Prospectus Supplement, Final Prospectus Supplement or Prospectus in reliance upon and in conformity with written information concerning the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, furnished to the Depositor by or on behalf of such Person specifically for inclusion therein. It is hereby expressly agreed that the only written information provided by the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, for inclusion in the Preliminary Prospectus Supplement and Final Prospectus Supplement is set forth, with respect to the Preliminary Prospectus Supplement, under the headings "SUMMARY OF FREE WRITING PROSPECTUS--Relevant Parties and Dates--Trustee" (only with respect to the first sentence thereunder), "TRANSACTION PARTIES--The Trustee" (with respect to the first through fifth paragraphs), "SUMMARY OF FREE WRITING PROSPECTUS--Relevant Parties and Dates--Paying Agent" (only with respect to the first and third sentences thereunder) and "TRANSACTION PARTIES--The Paying Agent, Certificate Registrar and Authenticating Agent" (only with respect to the first through fifteenth paragraphs thereunder), and with respect to the Final Prospectus Supplement (including the Final Prospectus Supplement as included as Exhibit A to the Private Placement Memorandum), the information contained therein under the headings "SUMMARY OF PROSPECTUS SUPPLEMENT--Relevant Parties and Dates--Trustee" (only with respect to the first sentence thereunder), "TRANSACTION PARTIES--The Trustee and Custodian" (with respect to the first through fifth paragraphs), "SUMMARY OF PROSPECTUS SUPPLEMENT--Relevant Parties and Dates--Paying Agent" (only with respect to the first and third sentences thereunder), and "TRANSACTION PARTIES--The Paying Agent, Certificate Registrar and, Authenticating Agent") (only with respect to the first through fifteenth paragraphs thereunder). The Trustee, the Certificate Registrar, the Paying Agent, the Custodian or the Authentication Agent, as the case may be, shall immediately notify the Depositor and the Sellers if a claim is made by a third party with respect to this Section 7.11(c) entitling such Person, its partners, representatives, Affiliates, members, managers, directors, officers, employees, agents or Controlling Person to indemnification hereunder, whereupon the Depositor shall assume the defense of any such claim (with counsel reasonably satisfactory to such Person) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Depositor shall not affect any rights the Trustee, the Certificate Registrar or the Paying Agent, as the case may be, their respective partners, representatives, Affiliates, members, managers, directors, officers, employees, agents or Controlling Person may have to indemnification under this
Section 7.11(c), unless the Depositor's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the resignation or removal of the Trustee or the Paying Agent. The Depositor shall not be indemnified by the Trust for any expenses incurred by the Depositor arising from any violation or alleged violation of the 1933 Act or 1934 Act by the Depositor.

            (d) The 2006-PWR14 Trustee and the 2006-PWR14 Paying Agent and any partner, representative, Affiliate, member, manager, director, officer, employee or agent of the 2006-PWR14 Trustee and the 2006-PWR14 Paying Agent shall be indemnified by the Trust and held harmless against (i) the Trust's pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to the 2006-PWR14 Pooling and Servicing Agreement and this Agreement, and relating to the Non-Trust Serviced Pari Passu Loan (but excluding any such losses allocable to the Non-Trust Serviced Companion Loan), reasonably requiring the use of counsel or the incurring of expenses other than any losses incurred by reason of the 2006-PWR14 Trustee's or the 2006-PWR14 Paying Agent's willful misfeasance, bad faith or negligence, as the case may be, in the performance of its duties under the 2006-PWR14 Pooling and Servicing Agreement and (ii) any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses relating to the Non-Trust Serviced Pari Passu Loan, but only to the extent that such losses arise out of the actions of the Master Servicers, the Special Servicers or the Trustee, and only to the extent that such actions are in violation of the such party's duties under the provisions of this Agreement and to the extent that such actions are the result of such party's negligence, bad faith or willful misconduct.

            Section 7.12 Fees and Expenses of Trustee and the Paying Agent

            The Trustee shall be entitled to receive the Trustee Fee, pursuant to Section 5.3(b)(ii) (which shall not be limited by any provision of law with respect to the compensation of a trustee of an express trust), for all services rendered by it in the execution of the trusts hereby created and in the exercise and performance of any of the powers and duties respectively, hereunder of the Trustee and the Paying Agent. The Trustee and the Paying Agent shall also be entitled to recover from the Trust all reasonable unanticipated expenses and disbursements incurred or made by the Trustee and the Paying Agent in accordance with any of the provisions of this Agreement (including the reasonable compensation and the reasonable expenses and disbursements of its counsel and other Persons not regularly in its employ), not including expenses incurred in the ordinary course of performing its duties as Trustee or Paying Agent, respectively, hereunder, and except any such expense, disbursement or advance as may arise from the negligence or bad faith of such Person or which is the responsibility of the Holders of the Certificates hereunder. The provisions of this Section 7.12 shall survive any termination of this Agreement and the resignation or removal of the Trustee or the Paying Agent.

            Section 7.13 Collection of Moneys

            Except as otherwise expressly provided in this Agreement, the Trustee and the Paying Agent may demand payment or delivery of, and shall receive and collect, all money and other property payable to or receivable by the Trustee or the Paying Agent, as the case may be, pursuant to this Agreement. The Trustee or the Paying Agent, as the case may be, shall hold all such money and property received by it as part of the Trust and shall distribute it as provided in this Agreement. If the Trustee or the Paying Agent, as the case may be, shall not have timely received amounts to be remitted with respect to the Mortgage Loans from the applicable Master Servicer, the Trustee or the Paying Agent, as the case may be, shall request that the applicable Master Servicer make such distribution as promptly as practicable or legally permitted. If the Trustee or the Paying Agent, as the case may be, shall subsequently receive any such amount, it may withdraw such request.

            Section 7.14 Trustee to Act; Appointment of Successor

            (a) On and after the time a Master Servicer is terminated pursuant to this Agreement in accordance with Sections 8.28 and 8.29, the Trustee shall be the successor in all respects to such Master Servicer in its capacity under this Agreement and the transactions set forth or provided for therein and shall have all the rights and powers and be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on such Master Servicer by the terms and provisions of this Agreement; provided that, any failure to perform such duties or responsibilities caused by such Master Servicer's failure to provide required information shall not be considered a default by the Trustee hereunder. In addition, the Trustee shall have no liability relating to (i) the representations and warranties of such Master Servicer contained in this Agreement or (ii) any obligation incurred by such Master Servicer prior to its termination or resignation (including, without limitation, such Master Servicer's obligation to repay losses resulting from the investment of funds in any account established under this Agreement), except any ongoing obligations to the Primary Servicers arising after the termination of such Master Servicer from their servicing rights and obligations under the applicable Primary Servicing Agreement. In the Trustee's capacity as such successor, the Trustee shall have the same limitations on liability granted to such Master Servicer in this Agreement. As compensation therefor, the Trustee shall be entitled to receive all the compensation payable to such Master Servicer set forth in this Agreement, including, without limitation, the Master Servicing Fee.

            (b) Notwithstanding the above, the Trustee (A) may, if the Trustee is unwilling to so act, or (B) shall, if it is unable to so act, appoint, or petition a court of competent jurisdiction to appoint any established commercial or multifamily mortgage finance institution, servicer or special servicer or mortgage servicing institution having a net worth of not less than $15,000,000, meeting such other standards for a successor servicer as are set forth in this Agreement and with respect to which Rating Agency Confirmation is obtained, as the successor to such terminated Master Servicer hereunder in the assumption of all of the responsibilities, duties or liabilities of a servicer as the applicable Master Servicer hereunder and under the applicable Primary Servicing Agreement. Pending any such appointment, the Trustee shall act in such capacity as hereinabove provided. Any entity designated by the Trustee as successor Master Servicer may be an Affiliate of the Trustee; provided that such Affiliate must meet the standards for the Master Servicer as set forth herein. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree subject to Section 8.10. The Trustee and such successor shall take such actions, consistent with this Agreement as shall be necessary to effectuate any such succession. The terminated Master Servicer shall cooperate with the Trustee and any successor servicer in effecting the termination of such Master Servicer's responsibilities and rights under this Agreement, including, without limitation, notifying Mortgagors of the assignment of the servicing function and providing the Trustee and successor servicer all documents and records in its possession in electronic or other form reasonably requested by the successor servicer to enable the successor servicer to assume such Master Servicer's functions hereunder and the transfer to the Trustee or such successor servicer of all amounts which shall at the time be or should have been deposited by such Master Servicer in the applicable Certificate Account and any other account or fund maintained with respect to the Certificates or thereafter be received by such Master Servicer with respect to the Mortgage Loans. Neither the Trustee nor any other successor servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof caused by (i) the failure of the terminated Master Servicer to deliver, or any delay in delivering, cash, documents or records to it, or (ii) restrictions imposed by any regulatory authority having jurisdiction over such Master Servicer. The Trustee shall be reimbursed for all of its out-of-pocket expenses incurred in connection with obtaining such successor Master Servicer by the Trust within 30 days of the Trustee's submission of an invoice with respect thereto, to the extent such expenses have not been reimbursed by the terminated Master Servicer as provided herein; such expenses paid by the Trust shall be deemed to be an Additional Trust Expense.

            (c) On and after the time a Special Servicer is terminated pursuant to this Agreement, in accordance with Section 9.30, the Trustee shall be the successor in all respects to such Special Servicer in its capacity under this Agreement and the transactions set forth or provided for therein and shall, subject to Section 9.21(d), have all the rights and powers and be subject to all the responsibilities, duties and liabilities relating thereto and arising thereafter placed on such Special Servicer by the terms and provisions of this Agreement; provided that, any failure to perform such duties or responsibilities caused by such Special Servicer's failure to provide required information shall not be considered a default by the Trustee hereunder. In addition, the Trustee shall have no liability relating to (i) the representations and warranties of such Special Servicer contained in this Agreement or (ii) any obligation incurred by such Special Servicer prior to its termination or resignation. In the Trustee's capacity as such successor, the Trustee shall have the same limitations on liability granted to such Special Servicer in this Agreement. As compensation therefor, the Trustee shall, subject to Section 9.21(d), be entitled to receive all the compensation payable to such Special Servicer set forth in this Agreement, including, without limitation the Special Servicer Compensation.

            (d) Notwithstanding the above, the Trustee may, if the Trustee shall be unwilling to so act, or shall, if it is unable to so act, appoint, or petition a court of competent jurisdiction to appoint, any established commercial or multifamily mortgage finance institution, special servicer or mortgage servicing institution having a net worth of not less than $15,000,000, and meeting such other standards for a successor Special Servicer as are set forth in Section 9.21, and with respect to which Rating Agency Confirmation is obtained, as the successor to the terminated Special Servicer hereunder in the assumption of all of the responsibilities, duties or liabilities of the applicable Special Servicer hereunder. Pending any such appointment, the Trustee shall act in such capacity as hereinabove provided. Any entity designated by the Trustee as successor Special Servicer may be an Affiliate of the Trustee; provided that such Affiliate must meet the standards for a successor Special Servicer set forth herein. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor, subject to Section 9.21(d), out of payments on Mortgage Loans as it and such successor shall agree; provided that no such compensation shall be in excess of that permitted to the applicable terminated Special Servicer under this Agreement. The Trustee and such successor shall take such actions, consistent with this Agreement as shall be necessary to effectuate any such succession. A terminated Special Servicer shall cooperate with the Trustee and any successor Special Servicer in effecting the termination of such Special Servicer's responsibilities and rights under this Agreement, including, without limitation, notifying Mortgagors of Specially Serviced Mortgage Loans of the assignment of the special servicing function and providing the Trustee and successor Special Servicer all documents and records in its possession in electronic or other form reasonably requested by the successor Special Servicer to enable the successor Special Servicer to assume such Special Servicer's functions hereunder and the transfer to the Trustee or such successor Special Servicer of all amounts which shall at the time be or should have been deposited by the terminated Special Servicer in the applicable Certificate Account and any other account or fund maintained with respect to the Certificates or thereafter be received by such Special Servicer with respect to the Mortgage Loans. Neither the Trustee nor any other successor Special Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof caused by (i) the failure of a terminated Special Servicer to deliver, or any delay in delivering, cash, documents or records to it, or (ii) restrictions imposed by any regulatory authority having jurisdiction over a Special Servicer. The Trustee shall be reimbursed for all of its out-of-pocket expenses incurred in connection with obtaining such successor Special Servicer by the Trust within 30 days of submission of an invoice with respect thereto but only to the extent such expenses have not been reimbursed by the terminated Special Servicer as provided herein; and such expenses paid by the Trust shall be deemed to be an Additional Trust Expense.

            Section 7.15 Notification to Holders

            Upon termination of a Master Servicer, the Paying Agent or a Special Servicer, or appointment of a successor to such Master Servicer, the Paying Agent or such Special Servicer, the Trustee, with the assistance of the Certificate Registrar, shall promptly mail notice thereof by first class mail to the Rating Agencies, the Operating Adviser, the Sellers and the Certificateholders at their respective addresses appearing on the Certificate Register.

            Section 7.16 Representations and Warranties of the Trustee and Paying Agent

            (a) Wells Fargo Bank, National Association ("Wells Fargo Bank"), in its capacity as the Trustee and the Custodian, hereby represents and warrants as of the date hereof that:

            (i) Wells Fargo Bank is a national banking association, duly organized, validly existing and in good standing under the laws governing its creation and existence and has full power and authority to own its property, to carry on its business as presently conducted, and to enter into and perform its obligations under this Agreement;

            (ii) the execution and delivery by Wells Fargo Bank of this Agreement have been duly authorized by all necessary action on the part of Wells Fargo Bank, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement, nor compliance with the provisions of this Agreement, will conflict with or result in a breach of, or constitute a default under, (i) any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on Wells Fargo Bank or its properties that would materially and adversely affect Wells Fargo Bank's ability to perform its obligations under this Agreement, (ii) the organizational documents of Wells Fargo Bank, or (iii) the terms of any material agreement or instrument to which Wells Fargo Bank is a party or by which it is bound; Wells Fargo Bank is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental agency, which default would materially and adversely affect its performance under this Agreement;

            (iii) the execution, delivery and performance by Wells Fargo Bank of this Agreement and the consummation of the transactions contemplated by this Agreement do not require the consent, approval, authorization or order of, the giving of notice to or the registration with any state, federal or other governmental authority or agency, except such as has been or will be obtained, given, effected or taken in order for Wells Fargo Bank to perform its obligations under this Agreement;

            (iv) this Agreement has been duly executed and delivered by Wells Fargo Bank and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of Wells Fargo Bank, enforceable against Wells Fargo Bank in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors' rights generally as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

            (v) no litigation is pending or, to Wells Fargo Bank's knowledge, threatened, against Wells Fargo Bank that, either in one instance or in the aggregate, would draw into question the validity of this Agreement, or which would be likely to impair materially the ability of Wells Fargo Bank to perform under the terms of this Agreement.

            (b) U.S. Bank National Association ("U.S. Bank"), in its capacity as the Paying Agent, the Certificate Registrar and the Authenticating Agent, hereby represents and warrants as of the date hereof that:

            (i) U.S. Bank is a national banking association, duly organized, validly existing and in good standing under the laws governing its creation and existence and has full power and authority to own its property, to carry on its business as presently conducted, and to enter into and perform its obligations under this Agreement;

            (ii) the execution and delivery by U.S. Bank of this Agreement have been duly authorized by all necessary action on the part of U.S. Bank; neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated in this Agreement, nor compliance with the provisions of this Agreement, will conflict with or result in a breach of, or constitute a default under, (i) any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Paying Agent or its properties that would materially and adversely affect U.S. Bank's ability to perform its obligations under this Agreement, (ii) the organizational documents of U.S. Bank, or (iii) the terms of any material agreement or instrument to which U.S. Bank is a party or by which it is bound; U.S. Bank is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or other governmental agency, which default would materially and adversely affect its performance under this Agreement;

            (iii) the execution, delivery and performance by U.S. Bank of this Agreement and the consummation of the transactions contemplated by this Agreement do not require the consent, approval, authorization or order of, the giving of notice to or the registration with any state, federal or other governmental authority or agency, except such as has been or will be obtained, given, effected or taken in order for U.S. Bank to perform its obligations under this Agreement;

            (iv) this Agreement has been duly executed and delivered by U.S. Bank and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a valid and binding obligation of U.S. Bank, enforceable against U.S. Bank in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors' rights generally as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

            (v) no litigation is pending or, to U.S. Bank's knowledge, threatened, against the Paying Agent that, either in one instance or in the aggregate, would draw into question the validity of this Agreement, or which would be likely to impair materially the ability of U.S. Bank to perform under the terms of this Agreement.

            Section 7.17 Fidelity Bond and Errors and Omissions Insurance Policy Maintained by the Trustee and the Paying Agent

            Each of the Trustee and the Paying Agent, at its own respective expense, shall maintain in effect a Fidelity Bond and a Errors and Omissions Insurance Policy. The Errors and Omissions Insurance Policy and Fidelity Bond shall be issued by a Qualified Insurer in form and in amount customary for trustees or paying agents in similar transactions (unless the Trustee or the Paying Agent, as the case may be, self insures as provided below). In the event that any such Errors and Omissions Insurance Policy or Fidelity Bond ceases to be in effect, the Trustee or the Paying Agent, as the case may be, shall obtain a comparable replacement policy or bond from an insurer or issuer meeting the requirements set forth above as of the date of such replacement. So long as the long-term debt rating of the Trustee or the Paying Agent, as the case may be, is not less than "A" as rated by S&P and Fitch, if rated by S&P and Fitch, respectively, the Trustee or the Paying Agent, as the case may be, may self-insure for the Fidelity Bond and the Errors and Omissions Insurance Policy.

            Section 7.18 Appointment of a Fiscal Agent

            (a) In order to satisfy the eligibility requirements of Section 7.5 (insofar as such requirements relate to ratings), the Trustee may appoint a fiscal agent (a "Fiscal Agent"). Any Fiscal Agent shall at all times maintain a long-term unsecured debt rating of no less than "AA-" from Fitch (or "A+" from Fitch, if such Fiscal Agent's short-term unsecured debt rating is at least "F-1" by Fitch) and a long-term unsecured debt rating of no less than "AA-" from S&P (or "A+" from S&P, if such Fiscal Agent's short-term unsecured debt rating is at least "A-1" by S&P) (or, in the case of either Rating Agency, such other rating as shall not result in a downgrade, qualification or withdrawal of the rating by the Rating Agencies of any Class of Certificates with a rating as evidenced in writing by the Rating Agencies).

            (b) To the extent that the Trustee is required, pursuant to the terms of this Agreement, to make any Advance, whether as successor master servicer or otherwise, and has failed to do so in accordance with the terms hereof, any Fiscal Agent appointed by the Trustee shall make such Advance as and when required by the terms of this Agreement on behalf the Trustee as if such Fiscal Agent were the Trustee hereunder. To the extent that a Fiscal Agent makes an Advance pursuant to this Section 7.18(b) or otherwise pursuant to this Agreement, the obligations of the Trustee under this Agreement in respect of such Advance shall be satisfied.

            (c) Notwithstanding anything contained in this Agreement to the contrary, any Fiscal Agent shall be entitled to all limitations on liability, rights of reimbursement and indemnities that the Trustee is entitled to hereunder as if it were the Trustee, except that all fees and expenses of any Fiscal Agent (other than any interest owed to such Fiscal Agent in respect of unreimbursed Advances) incurred by such Fiscal Agent in connection with the transactions contemplated by this Agreement shall be borne by the Trustee, and neither the Trustee nor such Fiscal Agent shall be entitled to reimbursement therefor from any of the Trust, the Depositor, the Master Servicers or the Special Servicers.

            (d) The obligations of a Fiscal Agent set forth in this Section 7.18 or otherwise pursuant to this Agreement shall exist only for so long as the Trustee that appointed it shall act as Trustee hereunder. A Fiscal Agent may resign or be removed by the Trustee only if and when the existence of such Fiscal Agent is no longer necessary for such Trustee to satisfy the eligibility requirements of Section 7.5; provided that a Fiscal Agent shall be deemed to have resigned at such time as the Trustee that appointed it resigns or is removed as Trustee hereunder (in which case the responsibility for appointing a successor Fiscal Agent shall belong to the successor Trustee, and which appointment the successor Trustee shall use its best efforts to make, insofar as such appointment is necessary for such successor Trustee to satisfy the eligibility requirements of Section 7.5). Any successor fiscal agent so appointed shall be required to execute and deliver to the other parties hereto a written agreement to assume and perform the duties of a Fiscal Agent set forth in this Agreement; provided that no such successor shall become Fiscal Agent hereunder unless either (i) it satisfies the rating requirements of Section 7.18(a) or (ii) the Trustee shall have received written confirmation from the Rating Agencies that the succession of such proposed successor fiscal agent would not, in and of itself, result in a downgrade, qualification or withdrawal of the rating by the Rating Agencies of any Class of Certificates.

            (e) The Trustee shall promptly notify the other parties hereto, the Certificateholders and the holders of any Serviced Companion Loan in writing of the appointment, resignation or removal of any Fiscal Agent.

                                  ARTICLE VIII

                 ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

            Section 8.1 Servicing Standard; Servicing Duties

            (a) Subject to the express provisions of this Agreement, for and on behalf of the Trust and for the benefit of the Certificateholders as a whole (and, solely as it relates to a Serviced Loan Group, for the benefit of the holder of the related Serviced Companion Loan), the Master Servicers shall service and administer the Mortgage Loans (and the Master Servicers shall also service each related Serviced Companion Loan, if applicable) in accordance with the Servicing Standard and the terms of this Agreement (subject to the servicing of the Non-Trust Serviced Pari Passu Loan by the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer in accordance with the 2006-PWR14 Pooling and Servicing Agreement). The Capmark Master Servicer shall be the Master Servicer with respect to the Mortgage Loans other than the Prudential Loans, the related Serviced Companion Loans (if applicable) and other assets in the Trust (other than the Prudential Trust Assets) and, as such, shall service and administer such assets as shall be required of the Master Servicer hereunder with respect to such Trust assets. The Prudential Master Servicer shall be the Master Servicer with respect to the Prudential Loans and, as such, shall service and administer the Prudential Trust Assets as shall be required of such Master Servicer hereunder with respect to the Prudential Trust Assets. With respect to the Non-Trust Serviced Pari Passu Loan, the applicable Master Servicer shall enforce the rights of the Trustee, as holder of the Non-Trust Serviced Pari Passu Loan, under the Co-Lender Agreement and the 2006-PWR14 Pooling and Servicing Agreement; provided, however, that any expenses incurred by the applicable Master Servicer in connection with such enforcement shall be a Servicing Advance. Certain of the provisions of this Article VIII make explicit reference to their applicability to Mortgage Loans and Serviced Companion Loans; notwithstanding such explicit references, references to "Mortgage Loans" contained in this Article VIII, unless otherwise specified, shall be construed to refer also to the related Serviced Companion Loan (but any other terms that are defined in Article I and used in this Article VIII shall be construed according to such definitions without regard to this sentence). Certain of the provisions of this Article VIII make explicit reference to their non-applicability to Non-Trust Serviced Pari Passu Loan; notwithstanding such explicit references, references to "Mortgage Loans" and "Mortgaged Property" contained in this Article VIII, unless otherwise specified to include the Non-Trust Serviced Pari Passu Loan, the obligations of the Master Servicers or Special Servicers pursuant to this Agreement, shall be construed to exclude the Non-Trust Serviced Pari Passu Loan and any related real property (but any other terms that are defined in Article I and used in this Article VIII shall be construed according to such definitions without regard to this sentence).

            Notwithstanding anything contained in Article IV or in this Article VIII to the contrary, the Master Servicers will not be required to make any Servicing Advances with respect to the Non-Trust Serviced Pari Passu Loan (except as explicitly provided for in the fourth sentence of the immediately preceding paragraph).

            In connection with such servicing and administration, each Master Servicer shall service in accordance with the Servicing Standard; provided, however, that nothing herein contained shall be construed as an express or implied guarantee by the applicable Master Servicer of the collectibility of payments on the Mortgage Loans or shall be construed as impairing or adversely affecting any rights or benefits specifically provided by this Agreement to the applicable Master Servicer, including with respect to Master Servicing Fees or the right to be reimbursed for Advances.

            (b) The applicable Master Servicer, in the case of an event specified in clause (x) of this subclause (b), and the applicable Special Servicer, in the case of an event specified in clause (y) of this subclause (b), shall each send a written notice to the other and to the Trustee and the Paying Agent, the Operating Adviser, the respective Seller and, in the case of a Serviced Loan Group, the holder of the related Serviced Companion Loan, within two Business Days after becoming aware (x) that a Servicing Transfer Event has occurred with respect to a Mortgage Loan or (y) that a Mortgage Loan has become a Rehabilitated Mortgage Loan, which notice shall identify the applicable Mortgage Loan and, in the case of an event specified in clause (x) of this subclause (b) above, the Servicing Transfer Event that occurred.

            (c) With respect to each Mortgage Loan that is subject to an Environmental Insurance Policy, for as long as it is not a Specially Serviced Mortgage Loan, if any of the applicable Master Servicer, the applicable Special Servicer or the applicable Primary Servicer has actual knowledge of any event giving rise to a claim under an Environmental Insurance Policy, such Person shall notify the related Master Servicer, the related Special Servicer and the related Primary Servicer, as applicable, to such effect and such Master Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of such Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any such claim shall be paid by, and reimbursable to, the applicable Master Servicer or the applicable Special Servicer as a Servicing Advance.

            (d) In connection with any extension of the Maturity Date of a Mortgage Loan that is the subject of an Environmental Insurance Policy, the applicable Master Servicer shall give prompt written notice of such extension to the insurer under the Environmental Insurance Policy and shall execute such documents as are reasonably required by such insurer to procure an extension of such policy (if available).

            (e) The parties hereto acknowledge that each Serviced Companion Loan is subject to the terms and conditions of the related Co-Lender Agreement. With respect to each Senior Mortgage Loan, the Trustee, the applicable Master Servicer and the applicable Special Servicer recognize the respective rights and obligations of the Trust and the holder of each Serviced Companion Loans under the related Co-Lender Agreement, including, with respect to the allocation of collections on or in respect of each Senior Mortgage Loan and the Serviced Companion Loan in accordance with the related Co-Lender Agreement. The applicable Master Servicer shall comply with the applicable provisions of each Co-Lender Agreement, and, if any loan in a Serviced Loan Group becomes a Specially Serviced Mortgage Loan, the applicable Special Servicer shall comply with the applicable provisions of the related Co-Lender Agreement.

            Section 8.2 Fidelity Bond and Errors and Omissions Insurance Policy Maintained by the Master Servicers

            Each Master Servicer, at its expense, shall maintain in effect a Servicer Fidelity Bond and a Servicer Errors and Omissions Insurance Policy. The Servicer Errors and Omissions Insurance Policy and Servicer Fidelity Bond shall be issued by a Qualified Insurer (unless a Master Servicer self insures as provided below) and be in form and amount consistent with the Servicing Standard (or, in the case of the Prudential Master Servicer, a Servicer Fidelity Bond shall be commercially reasonable in the mortgage servicing industry and in an amount not less than $10,000,000 covering the Prudential Master Servicer's directors, officers and employees, in connection with its activities under this Agreement). In the event that any such Servicer Errors and Omissions Insurance Policy or Servicer Fidelity Bond ceases to be in effect, the applicable Master Servicer shall obtain a comparable replacement policy or bond from an insurer or issuer meeting the requirements set forth above as of the date of such replacement. So long as the long term rating of a Master Servicer (or its corporate parent) is not in any event less than "A" as rated by S&P and Fitch, respectively, such Master Servicer may self insure for the Servicer Fidelity Bond and the Servicer Errors and Omissions Insurance Policy.

            Section 8.3 Master Servicers' General Power and Duties

            (a) Each Master Servicer shall service and administer the Mortgage Loans (other than the Non-Trust Serviced Pari Passu Loan) it is required to service hereunder and shall, subject to Sections 8.7, 8.18, 8.19, 8.27 and 9.39 and Article XII hereof and as otherwise provided herein and by the Code, have full power and authority to do any and all things which it may deem necessary or desirable in connection with such servicing and administration in accordance with the Servicing Standard. To the extent consistent with the foregoing and subject to any express limitations and provisions set forth in this Agreement, such power and authority shall include, without limitation, the right, subject to the terms hereof, (A) to execute and deliver, on behalf of the Certificateholders and the Trustee, customary consents or waivers and other instruments and documents (including, without limitation, estoppel certificates, financing statements, continuation statements, title endorsements and reports and other documents and instruments necessary to preserve and maintain the lien on the related Mortgaged Property and related collateral), (B) to consent to assignments and assumptions or substitutions, and transfers of interest of any Mortgagor, in each case subject to and in accordance with the terms of the related Mortgage Loan and Section 8.7, (C) to collect any Insurance Proceeds,
(D) subject to Sections 8.7 and 8.18, to consent to any subordinate financings to be secured by any related Mortgaged Property to the extent that such consent is required pursuant to the terms of the related Mortgage or which otherwise is required, and, subject to Sections 8.7 and 8.18, to consent to any mezzanine debt to the extent such consent is required pursuant to the terms of the related Mortgage; (E) to consent to the application of any proceeds of insurance policies or condemnation awards to the restoration of the related Mortgaged Property or otherwise and to administer and monitor the application of such proceeds and awards in accordance with the terms of the Mortgage Loan as the Master Servicer deems reasonable under the circumstances, (F) to execute and deliver, on behalf of the Certificateholders and the Trustee, documents relating to the management, operation, maintenance, repair, leasing and marketing of the related Mortgaged Properties, including agreements and requests by the Mortgagor with respect to modifications of the standards of operation and management of the Mortgaged Properties or the replacement of asset managers, (G) to consent to any operation or action under a Mortgage Loan that is contemplated or permitted under a Mortgage or other documents evidencing or securing the applicable Mortgage Loan (either as a matter of right or upon satisfaction of specified conditions), (H) to obtain, release, waive or modify any term other than a Money Term of a Mortgage Loan and related documents subject to and to the extent permitted by Section 8.18, (I) to exercise all rights, powers and privileges granted or provided to the holder of the Mortgage Notes under the terms of the Mortgage, including all rights of consent or approval thereunder, (J) to enter into lease subordination agreements, non-disturbance and attornment agreements or other leasing or rental arrangements which may be requested by the Mortgagor or the Mortgagor's tenants, (K) to join the Mortgagor in granting, modifying or releasing any easements, covenants, conditions, restrictions, equitable servitudes, or land use or zoning requirements with respect to the Mortgaged Properties to the extent such does not adversely affect the value of the related Mortgage Loan or Mortgaged Property, (L) to execute and deliver, on behalf of itself, the Trustee, the Trust or any of them, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties, and (M) cause to be held on behalf of the Trustee, in accordance with the terms of any Mortgage Loan and this Agreement, Defeasance Collateral. The foregoing clauses (A) through (M) are referred to collectively as "Master Servicer Consent Matters." In addition, each Master Servicer, consistent with the Servicing Standard, may waive (i) any default interest and Late Fees with respect to its Mortgage Loans that are not Specially Serviced Mortgage Loans and (ii) default interest on a Balloon Payment (but only with the consent of the applicable Special Servicer); provided that, to the extent the applicable Master Servicer waives any default interest and Late Fees, any outstanding Advance Interest with respect to the related Mortgage Loan (or Serviced Companion Loan, as applicable) that would otherwise have been paid out of such default interest and Late Fees shall be paid out of the additional servicing compensation payable to such Master Servicer with respect to that Mortgage Loan (or Serviced Companion Loan, as applicable); and provided, further, that if no additional servicing compensation is available to offset the outstanding Advance Interest with respect to the Mortgage Loan (or Serviced Companion Loan) that would otherwise be offset by the default interest and Late Fees, then the applicable Master Servicer shall not waive such default interest and Late Fees unless it is the first such waiver with respect to the subject Mortgage Loan (or Serviced Companion Loan, as applicable).

            Notwithstanding the above, the Master Servicers shall have no power to (i) waive any Prepayment Premiums or (ii) consent to any modification of a Money Term. In addition, subject to the Servicing Standard, the Master Servicers shall not accept any prepayment of principal with respect to any Mortgage Loan on any date other than the related Due Date unless (i) such payment is accompanied by a payment of the interest due with respect to such Mortgage Loan up to the next succeeding Due Date, (ii) such prepayment does not result in the Trust incurring a Prepayment Interest Shortfall or (iii) such prepayment is required to be permitted under the related Mortgage Loan documents on a date other than the related Due Date. Nothing contained in this Agreement shall limit the ability of the Master Servicers to lend money to (to the extent not secured, in whole or in part, by any Mortgaged Property), accept deposits from and otherwise generally engage in any kind of business or dealings with any Mortgagor as though the Master Servicer were not a party to this Agreement or to the transactions contemplated hereby; provided, however, that this sentence shall not modify the Servicing Standard.

            (b) No Master Servicer shall be obligated to service and administer the Mortgage Loans which have become and continue to be Specially Serviced Mortgage Loans, except as specifically provided herein. Such Master Servicer shall be required to make all calculations and prepare all reports required hereunder with respect to such Specially Serviced Mortgage Loans (other than calculations and reports expressly required to be made by the applicable Special Servicer hereunder) as if no Servicing Transfer Event had occurred and shall continue to collect all Scheduled Payments, make Servicing Advances as set forth herein, make P&I Advances as set forth herein and render such incidental services with respect to such Specially Serviced Mortgage Loans (in each case, subject to such Advance not being a Nonrecoverable Advance), all as are specifically provided for herein, but shall have no other servicing or other duties with respect to such Specially Serviced Mortgage Loans. Each Master Servicer shall give notice within two Business Days to the applicable Special Servicer of any collections it receives from any Specially Serviced Mortgage Loans, subject to changes agreed upon from time to time by such Special Servicer and such Master Servicer. Such Special Servicer shall instruct within two Business Days after receiving such notice the applicable Master Servicer on how to apply such funds. The applicable Master Servicer within one Business Day after receiving such instructions shall apply such funds in accordance with the applicable Special Servicer's instructions. Each Mortgage Loan that becomes a Specially Serviced Mortgage Loan shall continue as such until such Mortgage Loan becomes a Rehabilitated Mortgage Loan. No Master Servicer shall be required to initiate extraordinary collection procedures or legal proceedings with respect to any Mortgage Loan or to undertake any pre-foreclosure procedures.

            (c) Concurrently with the execution of this Agreement, the Trustee shall sign the Powers of Attorney attached hereto as Exhibit S-1A and Exhibit S-1B. The Master Servicers, shall promptly notify the Trustee of the recording of any document on behalf of the Trustee under such Power-of-Attorney. From time to time until the termination of the Trust, upon receipt of additional unexecuted powers of attorney from the Master Servicers or the Special Servicers, the Trustee shall execute and return to any Master Servicer, any Special Servicer or any Primary Servicer any additional powers of attorney and other documents necessary or appropriate to enable such Master Servicer and such Special Servicer to service and administer the Mortgage Loans including, without limitation, documents relating to the management, operation, maintenance, repair, leasing or marketing of the Mortgaged Properties. Each Master Servicer shall indemnify the Trustee for any costs, liabilities and expenses (including attorneys' fees) incurred by the Trustee in connection with the intentional or negligent misuse of such power of attorney by a Master Servicer. Notwithstanding anything contained herein to the contrary, neither the Master Servicers nor the Special Servicers shall, without the Trustee's written consent: (i) initiate any action, suit or proceeding directly relating to the servicing of the Mortgage Loans solely under the Trustee's name without indicating such Master Servicer's or Special Servicer's, as applicable, representative capacity, (ii) initiate any other action, suit or proceeding not directly relating to the servicing of the Mortgage Loans (including but not limited to actions, suits or proceedings against Certificateholders, or against the Depositor or the Sellers for breaches of representations and warranties) solely under the Trustee's name, (iii) engage counsel to represent the Trustee in any action, suit or proceeding not directly related to the servicing of the Mortgage Loans (including but not limited to actions, suits or proceedings against Certificateholders, or against the Depositor or the Sellers for breaches of representations and warranties), or
(iv) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any other actions with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state. The limitations of the preceding clause shall not be construed to limit any duty or obligation imposed on the Trustee under any other provision of this Agreement.

            (d) Each Master Servicer shall make efforts consistent with the Servicing Standard and the terms of this Agreement to collect all payments called for under the terms and provisions of the applicable Mortgage Loans (other than Specially Serviced Mortgage Loans or REO Properties and other than the Non-Trust Serviced Pari Passu Loan).

            (e) Each Master Servicer (or any Primary Servicer on its behalf) shall segregate and hold all funds collected and received pursuant to any Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) constituting Escrow Amounts separate and apart from any of its own funds and general assets and shall establish and maintain one or more segregated custodial accounts (each, an "Escrow Account") into which all Escrow Amounts shall be deposited within one Business Day after receipt. Each Escrow Account shall be an Eligible Account except with respect to Mortgage Loans identified on Schedule VII for which Escrow Accounts shall be transferred to Eligible Accounts at the earliest date permitted under the related Mortgage Loan documents. The applicable Master Servicer shall also deposit into each applicable Escrow Account any amounts representing losses on Eligible Investments pursuant to the immediately succeeding paragraph and any Insurance Proceeds or Liquidation Proceeds which are required to be applied to the restoration or repair of any Mortgaged Property pursuant to the related Mortgage Loan. Each Escrow Account shall be maintained in accordance with the requirements of the related Mortgage Loan and in accordance with the Servicing Standard. Withdrawals from an Escrow Account may be made only:

            (i) to effect timely payments of items constituting Escrow Amounts for the related Mortgage Loan;

            (ii) to transfer funds to the applicable Certificate Account (or any sub-account thereof) to reimburse the applicable Master Servicer for any Advance (or the Trust for any Unliquidated Advance) relating to Escrow Amounts, but only from amounts received with respect to the related Mortgage Loan which represent late collections of Escrow Amounts thereunder;

            (iii) for application to the restoration or repair of the related Mortgaged Property in accordance with the related Mortgage Loan and the Servicing Standard;

            (iv) to clear and terminate such Escrow Account upon the termination of this Agreement or pay-off of the related Mortgage Loan;

            (v) to pay from time to time to the related Mortgagor any interest or investment income earned on funds deposited in the applicable Escrow Account if such income is required to be paid to the related Mortgagor under applicable law or by the terms of the Mortgage Loan, or otherwise to the applicable Master Servicer; and

            (vi) to remove any funds deposited in a Escrow Account that were not required to be deposited therein or to refund amounts to the Mortgagors determined to be overages.

            Subject to the immediately succeeding two sentences, (i) each Master Servicer may direct any depository institution or trust company in which the applicable Escrow Accounts are maintained to invest the funds held therein in one or more Eligible Investments; provided, however, that such funds shall be either (x) immediately available or (y) available in accordance with a schedule which will permit such Master Servicer to meet the payment obligations for which the applicable Escrow Account was established; (ii) each Master Servicer shall be entitled to all income and gain realized from any such investment of funds as additional servicing compensation; and (iii) each Master Servicer shall deposit from its own funds in the applicable Escrow Account the amount of any loss incurred in respect of any such investment of funds on or before the next Master Servicer Remittance Date. The Master Servicers shall not direct the investment of funds held in any Escrow Account and retain the income and gain realized therefrom if the terms of the related Mortgage Loan or applicable law permit the Mortgagor to be entitled to the income and gain realized from the investment of funds deposited therein, and the Master Servicers shall not be required to invest amounts on deposit in applicable Escrow Accounts in Eligible Investments or Eligible Accounts to the extent that the Master Servicers are required by either law or under the terms of any related Mortgage Loan to deposit or invest (or the Mortgagor is entitled to direct the deposit or investment of) such amounts in another type of investments or accounts. In the event a Master Servicer is not entitled to direct the investment of such funds, (1) such Master Servicer shall direct the depository institution or trust company in which such Escrow Accounts are maintained to invest the funds held therein in accordance with the Mortgagor's written investment instructions, if the terms of the related Mortgage Loan or applicable law require such Master Servicer to invest such funds in accordance with the Mortgagor's directions; and (2) in the absence of appropriate written instructions from the Mortgagor, the Master Servicers shall have no obligation to, but may be entitled to, direct the investment of such funds; provided, however, that in either event (i) such funds shall be either (y) immediately available or (z) available in accordance with a schedule which will permit the Master Servicers to meet the payment obligations for which the applicable Escrow Account was established, and (ii) the Master Servicers shall have no liability for any loss in investments of such funds that are invested pursuant to written instructions from the Mortgagor.

            (f) The relationship of each of the Master Servicers and the Special Servicers to the Trustee and the Paying Agent and to each other under this Agreement is intended by the parties to be that of an independent contractor and not of a joint venturer, partner or agent.

            (g) With respect to each Mortgage Loan, if required by the terms of the related Mortgage Loan, any Lock-Box Agreement or similar agreement, the applicable Master Servicer shall establish and maintain, in accordance with the Servicing Standard, one or more lock-box, cash management or similar accounts ("Lock-Box Accounts") to be held outside the Trust and maintained by such Master Servicer in accordance with the terms of the related Mortgage. No Lock-Box Account is required to be an Eligible Account, unless otherwise required pursuant to the related Mortgage Loan documents. The applicable Master Servicer shall apply the funds deposited in such accounts in accordance with terms of the related Mortgage Loan documents, any Lock-Box Agreement and in accordance with the Servicing Standard.

            (h) The applicable Master Servicer or any Primary Servicer on its behalf shall process all defeasances of Mortgage Loans in accordance with the terms of the Mortgage Loan documents (provided that notwithstanding such terms, the applicable Master Servicer or Primary Servicer, as applicable, may accept any defeasance collateral satisfying clause (i) in the second succeeding sentence; provided, that it receives a Nondisqualification Opinion with respect thereto), and shall be entitled to any fees paid relating thereto (other than the consent fee payable to MSMCH in connection with the MSMCH Defeasance Rights and Obligations). Subject to Section 2.3(f), the applicable Master Servicer shall not permit defeasance (or partial defeasance if permitted under the Mortgage Loan) of any Mortgage Loan on or before the second anniversary of the Closing Date unless such defeasance will not result in an Adverse REMIC Event and such Master Servicer has received an opinion of counsel to such effect and all items in the following sentence have been satisfied. Subsequent to the second anniversary of the Closing Date, the applicable Master Servicer, in connection with the defeasance of a Mortgage Loan shall require (to the extent it is not inconsistent with the Servicing Standard) that: (i) the defeasance collateral consists of "government securities" as defined in the 1940 Act (inclusive of agency securities), subject to Rating Agency approval, (ii) such Master Servicer has received evidence satisfactory to it, that the defeasance will not result in an Adverse REMIC Event, (iii) either (A) the related Mortgagor designates a Single-Purpose Entity (if the Mortgagor no longer complies) to own the Defeasance Collateral (subject to customary qualifications) or (B) such Master Servicer has established a Single-Purpose Entity to hold all Defeasance Collateral relating to the Defeasance Loans (in its corporate capacity and not as agent of or on behalf of the Trust or the Trustee), (iv) such Master Servicer has requested and received from the Mortgagor (A) an opinion of counsel that the Trustee will have a perfected, first priority security interest in such Defeasance Collateral and (B) written confirmation from a firm of independent accountants stating that payments made on such Defeasance Collateral in accordance with the terms thereof will be sufficient to pay the subject Mortgage Loan (or the defeased portion thereof in connection with a partial defeasance) in full on or before its Maturity Date (or, in the case of an ARD Loan, on or before its Anticipated Repayment Date) and to timely pay each subsequent Scheduled Payment, (v) (A) such Master Servicer shall receive a Rating Agency Confirmation if the Mortgage Loan (together with any other Mortgage Loan with which it is cross-collateralized) has a Principal Balance greater than the lesser of $35,000,000 and 5% of the Aggregate Certificate Balance (or such higher threshold as shall be published by S&P), unless such Rating Agency has waived in writing such Rating Agency Confirmation requirement or (B) if the Mortgage Loan is less than or equal to both of the amounts set forth in clause (A), either a Notice and Certification in the form attached hereto as Exhibit Z (or such less restrictive form as shall be adopted by S&P) or a Rating Agency Confirmation is received from S&P and (vi) a Rating Agency Confirmation is received if the Mortgage Loan is one of the ten largest Mortgage Loans, by Principal Balance. Any customary and reasonable out-of-pocket expense incurred by the applicable Master Servicer pursuant to this Section 8.3(h) shall be paid by the Mortgagor of the Defeasance Loan pursuant to the related Mortgage, Mortgage Note or other pertinent document, if so allowed by the terms of such documents.

            The parties hereto acknowledge that, if a Seller shall have breached the representation set forth under the heading "Releases of Mortgaged Property" in Exhibit 2 to the Mortgage Loan Purchase Agreements, regarding the obligations of a Mortgagor to pay the costs of a tax opinion associated with the full or partial release or substitution of collateral for a Mortgage Loan because the related Mortgage Loan documents do not require the related Mortgagor to pay costs related thereto, to the extent an amount is due and not paid by the Mortgagor, then the sole obligation of the related Seller shall be to pay for such tax opinion. In addition, the parties hereto acknowledge that, if a Seller shall have breached the representation set forth under the heading "Defeasance and Assumption Costs" in Exhibit 2 to the Mortgage Loan Purchase Agreements, regarding the obligation of a Mortgagor to pay the reasonable costs and expenses associated with a defeasance or assumption of the related Mortgage Loan, because the related Mortgage Loan documents do not require the related Mortgagor to pay costs related thereto, including, but not limited to, amounts owed to one or both Rating Agencies, then the sole obligation of the related Seller shall be to pay an amount equal to such insufficiency or expense to the extent the related Mortgagor is not required to pay such amount. Promptly upon receipt of notice of such insufficiency or unpaid expenses or costs, the applicable Master Servicer shall request the related Seller to make such payment by deposit to the applicable Certificate Account. The related Seller shall have no obligation to pay for any of the foregoing costs if the applicable Mortgagor has an obligation to pay for such costs.

            In the case of a Specially Serviced Mortgage Loan, the applicable Master Servicer shall process any defeasance of such Specially Serviced Mortgage Loan in accordance with the original terms of the respective Mortgage Loan documents following a request by the applicable Special Servicer that such Master Servicer do so, which request shall be accompanied by a waiver of any condition of defeasance that an "event of default" under such Specially Serviced Mortgage Loan not have occurred or be continuing, and such Master Servicer shall be entitled to 100% of any fees paid relating to such defeasance (other than the consent fee payable in connection with the MSMCH Defeasance Rights and Obligations). If such "event of default" is on account of an uncured payment default, the applicable Special Servicer will process the defeasance of such Specially Serviced Mortgage Loan, and such Special Servicer shall be entitled to 100% of any fees paid relating to such defeasance (other than the consent fee payable in connection with the MSMCH Defeasance Rights and Obligations).

            Notwithstanding the foregoing, with respect to the Mortgage Loans originated or acquired by MSMCH and subject to defeasance, MSMCH has retained the right to designate and establish the successor borrower and to purchase or cause the purchase on behalf of the related borrower of the related defeasance collateral ("MSMCH Defeasance Rights and Obligations"). In the event the applicable Master Servicer receives notice of a defeasance request with respect to a Mortgage Loan originated or acquired by MSMCH and subject to defeasance, the applicable Master Servicer shall provide upon receipt of such notice, written notice of such defeasance request to MSMCH or its assignee. Until such time as MSMCH provides written notice to the contrary, notice of a defeasance of a Mortgage Loan with MSMCH Defeasance Rights and Obligations shall be delivered to MSMCH pursuant to the notice provisions of this Agreement.

            (i) The applicable Master Servicer shall, as to each Mortgage Loan which is secured by the interest of the related Mortgagor under a ground lease, confirm whether or not on or prior to the date that is thirty (30) days after receipt of the related Servicer Mortgage File by such Master Servicer (or Primary Servicer, if applicable), the Seller has notified the related ground lessor of the transfer of such Mortgage Loan to the Trust pursuant to this Agreement, and informed such ground lessor that any notices of default under the related Ground Lease should thereafter be forwarded to such Master Servicer (as evidenced by delivery of a copy thereof to such Master Servicer). Such Master Servicer shall promptly notify the ground lessor if the Seller has failed to do so by the thirtieth day after the Closing Date.

            (j) Pursuant to the Co-Lender Agreement with respect to the Non-Trust Serviced Loan Group, the owner of the Non-Trust Serviced Pari Passu Loan has agreed that such owner's rights in, to and under the Non-Trust Serviced Pari Passu Loan are subject to the servicing and all other rights of the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer, and the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer are authorized and obligated to service and administer the Non-Trust Serviced Pari Passu Loan pursuant to the 2006-PWR14 Pooling and Servicing Agreement. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Master Servicer's obligations and responsibilities hereunder and the applicable Master Servicer's authority with respect to the Non-Trust Serviced Pari Passu Loan are limited by and subject to the terms of the Co-Lender Agreement and the rights of the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer with respect thereto under the 2006-PWR14 Pooling and Servicing Agreement. The applicable Master Servicer shall use reasonable efforts consistent with the Servicing Standard to enforce the rights of the Trustee (as holder of the Non-Trust Serviced Pari Passu Loan) under the Co-Lender Agreement and the 2006-PWR14 Pooling and Servicing Agreement. The applicable Master Servicer shall take such actions as it shall deem reasonably necessary to facilitate the servicing of the Non-Trust Serviced Pari Passu Loan by the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer including, but not limited to, delivering appropriate Requests for Release to the Trustee and Custodian (if any) in order to deliver any portion of the related Mortgage File to the 2006-PWR14 Master Servicer or the 2006-PWR14 Special Servicer under the 2006-PWR14 Pooling and Servicing Agreement.

            (k) Pursuant to the Co-Lender Agreements, with respect to the Serviced Loan Group, the holders of the Serviced Companion Loans have agreed that the applicable Master Servicer and the applicable Special Servicer are authorized and obligated to service and administer the Serviced Companion Loans pursuant to this Agreement, but subject, nevertheless, to the terms and provisions of the Co-Lender Agreement. With respect to each Serviced Loan Group, the applicable Master Servicer shall be entitled, during any period when such Serviced Loan Group does not constitute a Specially Serviced Mortgage Loan, to exercise the rights and powers granted under the applicable Co-Lender Agreement to the "Note A Holder" (or a similar reference to the holder of the applicable Mortgage Loan) and/or the "Master Servicer" or the "Servicer" (as the context requires) referred to therein, subject to the limitations of the applicable Co-Lender Agreement. For the avoidance of doubt, the parties acknowledge that neither the applicable Master Servicer nor the applicable Special Servicer shall be entitled or required to exercise the rights and powers granted to the "Note B Holder" or the "Note C Holder" (or a similar reference to the holder of the applicable Serviced Companion Loan) as defined under the related Co-Lender Agreement. Nothing in this Section 8.3(k) shall be construed to add to or expand the responsibilities and duties of any Master Servicer or any Special Servicer as expressly set forth in this Agreement and the Co-Lender Agreements with respect to the Serviced Companion Loan. To the extent of any conflicts between the provisions of this Agreement with respect to the servicing and administration of the Serviced Companion Loans and the provisions of the related Co-Lender Agreement, the provisions of the Co-Lender Agreements (which may not be amended without the consent of the related Master Servicer or the related Special Servicer, as applicable, acting on behalf of the Trust as holder of the related Senior Mortgage Loan in accordance with this Agreement) shall control; provided that in no event shall the applicable Master Servicer of the applicable Special Servicer take any action or omit to take any action in accordance with the terms of any Co-Lender Agreement that would cause such Master Servicer or such Special Servicer, as the case may be, to violate the Servicing Standard or REMIC Provisions.

            Section 8.4 Primary Servicing and Sub-Servicing

            (a) The parties hereto (A) acknowledge that the Capmark Master Servicer has delegated certain of its obligations and assigned certain of its rights under this Agreement to the related Primary Servicers pursuant to the respective Primary Servicing Agreements and (B) agree: (1) in addition to those obligations specifically delegated by the related Master Servicer to the Primary Servicers under the applicable Primary Servicing Agreement, each Primary Servicer shall also perform the related Master Servicer's obligations set forth in Section 2.1(d) of this Agreement as such Section relates to the Mortgage Loans serviced by it; (2) in addition to those rights specifically granted by the related Master Servicer to the Primary Servicers under the applicable Primary Servicing Agreement, those rights set forth in Section 8.24 hereof accruing to the benefit of the related Master Servicer shall also accrue to the benefit of the Primary Servicers; (3) any indemnification or release from liability set forth in this Agreement accruing to the benefit of the related Master Servicer shall also, to the extent applicable, benefit the Primary Servicers; and (4) for each notice, certification, report, schedule, statement or other type of writing that a party hereto is obligated to deliver to the related Master Servicer in respect of Mortgage Loans for which a Primary Servicer has been engaged, such party shall deliver to each of the applicable Primary Servicers a copy of such notice, certification, report, schedule, statement or other type of writing at the time and in the same manner that any of the foregoing is required to be delivered to the related Master Servicer.

            Notwithstanding the provisions of any Primary Servicing Agreement, the Sub-Servicing Agreement or any other provisions of this Agreement, the Master Servicers shall remain obligated and liable to the Trustee, the Paying Agent, the Special Servicers, the Certificateholders and the holder of each Serviced Companion Loan for servicing and administering of the Mortgage Loans and each Serviced Companion Loan in accordance with the provisions of this Agreement to the same extent as if the applicable Master Servicer was alone servicing and administering the Mortgage Loans and each Serviced Companion Loan; provided, however, the foregoing shall not in any way limit or impair the indemnification provisions benefiting the Master Servicers in Section 8.25; and further provided, however, for the avoidance of doubt, such "servicing and administration" shall not be construed to include reporting under or for purposes of compliance with Regulation AB. Each Master Servicer or applicable Primary Servicer shall supervise, administer, monitor, enforce and oversee the servicing of the applicable Mortgage Loans (or Serviced Companion Loan) by any Sub-Servicer appointed by it. Other than with respect to the agreements with the Primary Servicers or the Sub-Servicers under agreements that are in effect as of the Closing Date, the terms of any arrangement or agreement between the Master Servicer or applicable Primary Servicer, on the one hand, and a Sub-Servicer, on the other, shall provide that such sub-servicing agreement or arrangement may be terminated, without cause and without the payment of any termination fees, by the Trustee in the event such applicable Master Servicer or the applicable Primary Servicer is terminated in accordance with this Agreement or the applicable Primary Servicing Agreement. In addition, none of the Special Servicers, the Trustee, the Paying Agent, the Certificateholders or the holder of a Serviced Companion Loan shall have any direct obligation or liability (including, without limitation, indemnification obligations) with respect to any Sub-Servicer. The applicable Master Servicer or applicable Primary Servicer shall pay the costs of enforcement against any of its Sub-Servicers at its own expense, but shall be reimbursed therefor only (i) from a general recovery resulting from such enforcement only to the extent that such recovery exceeds all amounts due in respect of the related Mortgage Loans or (ii) from a specific recovery of costs, expenses or attorneys fees against the party against whom such enforcement is directed. Notwithstanding the provisions of any Primary Servicing Agreement or any sub-servicing agreement, any of the provisions of this Agreement relating to agreements or arrangements between a Master Servicer, a Primary Servicer or a Sub-Servicer, or reference to actions taken through a Sub-Servicer or otherwise, the applicable Master Servicer, or applicable Primary Servicer shall remain obligated and liable to the Trustee, the Paying Agent, the applicable Special Servicer and the Certificateholders for the servicing and administering of the applicable Mortgage Loans and Serviced Companion Loans in accordance with (and subject to the limitations contained within) the provisions of this Agreement or the applicable Primary Servicing Agreement without diminution of such obligation or liability by virtue of indemnification from a Sub-Servicer and to the same extent and under the same terms and conditions as if the applicable Master Servicer or applicable Primary Servicer alone were servicing and administering the Mortgage Loans.

            (b) Subject to the limitations of subsection (a), the Master Servicers or any Primary Servicer may appoint one or more sub-servicers (each, a "Sub-Servicer") to perform all or any portion of its duties hereunder for the benefit of the Trustee and the Certificateholders, provided, however, that any decision or recommendation involving the exercise of a Primary Servicer's discretion as a "lender" under any loan document with respect to a Mortgage Loan shall be exercised only by the Primary Servicer and may not be delegated to a Sub-Servicer; provided, further, however, that no Master Servicer, Special Servicer or Primary Servicer shall enter into a sub-servicing agreement with any party that is a Prohibited Party.

            The related Master Servicer shall enter into a Primary Servicing Agreement with each Primary Servicer and shall not terminate such agreement except in accordance with the terms thereof. To the extent consistent with the rights of a Primary Servicer under this Agreement and the related Primary Servicing Agreement, but not in limitation of any other rights granted to a Primary Servicer in this Agreement and/or in the Primary Servicing Agreement, such Primary Servicer shall have all of the rights and obligations of a Sub-Servicer set forth herein.

            Notwithstanding any other provision set forth in this Agreement to the contrary, (i) each Primary Servicer's and each Sub-Servicer's rights and obligations under its respective Primary Servicing Agreement or Sub-Servicing Agreement shall expressly survive a termination of the applicable Master Servicer's servicing rights under this Agreement; provided that the applicable Primary Servicing Agreement or Sub-Servicing Agreement has not been terminated in accordance with its provisions, (ii) any successor Master Servicer, including, without limitation, the Trustee (if it assumes the servicing obligations of the terminated Master Servicer) shall be deemed to automatically assume and agree to each of the then current Primary Servicing Agreements or Sub-Servicing Agreement without further action upon becoming the successor Master Servicer, and (iii) this Agreement may not be modified in any manner which would increase the obligations or limit the rights of any Primary Servicer or any Sub-Servicer hereunder and/or under the applicable Primary Servicing Agreement or the Sub-Servicing Agreement, without the prior written consent of such Primary Servicer or the Sub-Servicer (which consent shall not be unreasonably withheld).

            If a task, right or obligation of the related Master Servicer is delegated to a Primary Servicer under a Primary Servicing Agreement, and such task, right or obligation involves or requires the consent of the related Special Servicer, then such Special Servicer shall accept the performance of such task, right or obligation by such Primary Servicer in accordance with the terms of this Agreement (including without limitation any time periods for consent or deemed consent to be observed by such Special Servicer) as if the related Master Servicer were performing it.

            Notwithstanding any provision of this Agreement, each of the parties hereto acknowledges and agrees that each Special Servicer, in such capacity, is neither a party to any Primary Servicing Agreement or Sub-Servicing Agreement, nor is bound by any provision of any Primary Servicing Agreement or the Sub-Servicing Agreement in its capacity as Special Servicer.

            Notwithstanding anything herein to the contrary, any sub-servicing agreement with a Sub-Servicer (including the Primary Servicing Agreements and the Sub-Servicing Agreements) shall provide that (i) the failure of the related Sub-Servicer to comply with any of the requirements of Article XIII of this Agreement and (ii) for so long as the applicable Master Servicer is required to provide Exchange Act reporting items under the terms of this Agreement, the failure of the related Sub-Servicer to comply with any requirements to deliver any items required by Items 1122 and 1123 of Regulation AB (while such reporting is required under Regulation AB) under any other pooling and servicing agreement relating to any transaction similar to the Subject Securitization Transaction shall constitute an event of default by such Sub-Servicer upon the occurrence of which either the applicable Master Servicer or the applicable Special Servicer or the Depositor shall immediately terminate the related Sub-Servicer under the related sub-servicing agreement and that such termination shall be deemed for cause.

            Section 8.5 Servicers May Own Certificates

            Any Master Servicer and any Primary Servicer and any agent of the Master Servicers or Primary Servicers in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not such Master Servicer, such Primary Servicer or such agent. Any such interest of any Master Servicer or any Primary Servicer or such agent in the Certificates shall not be taken into account when evaluating whether actions of such Master Servicer are consistent with its obligations in accordance with the Servicing Standard regardless of whether such actions may have the effect of benefiting the Class or Classes of Certificates owned by such Master Servicer.

            Section 8.6 Maintenance of Hazard Insurance, Other Insurance and
Taxes

            Subject to the limitations set forth below, each Master Servicer shall use reasonable efforts consistent with the Servicing Standard to cause the related Mortgagor to maintain for each Mortgaged Property (other than any REO Property) to the extent required by the related Mortgage (A) a Standard Hazard Insurance Policy which does not provide for reduction due to depreciation in an amount that is at least equal to the lesser of (i) the full replacement cost of improvements securing such Mortgage Loan or (ii) the outstanding Principal Balance of such Mortgage Loan (and, with respect to a Serviced Loan Group, the related Serviced Companion Loan) but, in any event, unless otherwise specified in the applicable Mortgage or Mortgage Note, in an amount sufficient to avoid the application of any co insurance clause, (B) any terrorism insurance coverage for a Mortgage Loan, which the related Mortgagor is required to maintain under the related Mortgage, to the extent that such insurance is available at a commercially reasonable rate and (C) any other insurance coverage for a Mortgage Loan which the related Mortgagor is required to maintain under the related Mortgage; provided the applicable Master Servicer shall not be required to maintain earthquake insurance on any Mortgaged Property required by the related Mortgage unless such insurance was required at origination and is available at a commercially reasonable rate; provided, however, that the applicable Special Servicer shall have the right, but not the duty, to obtain, at the Trust's expense, earthquake insurance on any Mortgaged Property securing a Specially Serviced Mortgage Loan or an REO Property so long as such insurance is available at a commercially reasonable rate; provided, further, that a determination by a Master Servicer that terrorism insurance is not available at a commercially reasonable rate shall be subject to the approval of the applicable Special Servicer as set forth below; provided, further, that in determining what insurance the Mortgagor is required to maintain, the applicable Master Servicer shall take into account the insurance maintained on the closing date of the Mortgage Loan. If the related Mortgagor does not maintain the insurance set forth in clauses (A), (B) and (C) above, then the applicable Master Servicer shall cause to be maintained such insurance with a Qualified Insurer and the payment of the cost of such insurance shall be a Servicing Advance; provided, that a determination by a Master Servicer (with respect to non-Specially Serviced Mortgage Loans) that terrorism insurance is not available at a commercially reasonable rate will be subject to the approval of the applicable Special Servicer as set forth below. Concurrently with its making such determination, such Master Servicer shall forward to the applicable Special Servicer all information used to make such determination. Upon a Master Servicer's determination that terrorism insurance is not available at a commercially reasonable rate, such Master Servicer shall notify the applicable Special Servicer. Such Special Servicer shall have seven calendar days after such notice to approve or disapprove such determination. The failure of the applicable Special Servicer to provide notice of such approval or disapproval in such time period shall be deemed approval. If such Special Servicer provides such notice of disapproval within such time period, such Master Servicer shall obtain such insurance coverage.

            To the extent required by the related Mortgage Loan documents, each Standard Hazard Insurance Policy maintained with respect to any Mortgaged Property that is not an REO Property shall contain, or have an accompanying endorsement that contains, a standard mortgagee clause. If, on the date of origination, the improvements on the Mortgaged Property are located in a designated special flood hazard area by the Federal Emergency Management Agency in the Federal Register, as amended from time to time (to the extent permitted under the related Mortgage Loan or as required by law), the applicable Master Servicer (with respect to any Mortgaged Property that is not an REO Property) shall cause flood insurance to be maintained. To the extent required by the related Mortgage Loan documents, such flood insurance shall be in an amount equal to the lesser of (i) the unpaid principal balance of the related Mortgage Loan or (ii) the maximum amount of such insurance available for the related Mortgaged Property under the national flood insurance program, if the area in which the improvements on the Mortgaged Property are located is participating in such program. Any amounts collected by the applicable Master Servicer under any such policies (other than amounts to be applied to the restoration or repair of the related Mortgaged Property or property thus acquired or amounts released to the Mortgagor in accordance with the terms of the applicable Mortgage Loan) shall be deposited in the applicable Certificate Account.

            Any cost (such as insurance premiums and insurance broker fees but not internal costs and expenses of obtaining such insurance) incurred by a Master Servicer in maintaining any insurance pursuant to this Section 8.6 shall not, for the purpose of calculating monthly distributions to the Certificateholders or remittances to the Paying Agent for their benefit, be added to the Principal Balance of the Mortgage Loan, notwithstanding that the terms of the Mortgage Loan permit such cost to be added to the outstanding Principal Balance thereof. Such costs shall be paid as a Servicing Advance by such Master Servicer, subject to Section 4.4 hereof.

            Notwithstanding the above, a Master Servicer shall have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce such insurance requirements. Furthermore, a Master Servicer shall not be required in any event to maintain or obtain insurance coverage to the extent the Trustee as mortgagee does not have an insurable interest or beyond what is reasonably available at a commercially reasonable rate and consistent with the Servicing Standard. Each Master Servicer shall notify the Trustee in the event it makes such determination. Notwithstanding the foregoing, such determination shall be subject to the approval of the applicable Special Servicer with respect to terrorism insurance, as set forth in the first paragraph of this Section 8.6 and, with respect to the Serviced Loan Groups, the related Co-Lender Agreement. In addition, each Master Servicer shall be entitled to rely at its own expense on insurance consultants in connection with any such determination. In no event shall the Master Servicer be required to obtain any insurance coverage that would require a Servicing Advance that constitutes a Nonrecoverable Advance.

            Each Master Servicer shall conclusively be deemed to have satisfied its obligations as set forth in this Section 8.6 either (i) if such Master Servicer shall have obtained and maintained a master force placed or blanket insurance policy insuring against hazard losses on all of the applicable Mortgage Loans (and the Serviced Companion Loans, as applicable), it being understood and agreed that such policy may contain a deductible clause on terms substantially equivalent to those commercially available and maintained by comparable servicers consistent with the Servicing Standard, and provided that such policy is issued by a Qualified Insurer or (ii) if such Master Servicer, provided that its or its parent's long-term rating is not less than "A" by S&P and Fitch, self-insures for its obligations as set forth in the first paragraph of this Section 8.6. In the event that a Master Servicer shall cause any Mortgage Loan to be covered by such a master force placed or blanket insurance policy, the incremental cost of such insurance allocable to such Mortgage Loan (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgage Loan is then covered thereby), if not borne by the related Mortgagor, shall be paid by such Master Servicer as a Servicing Advance. If such policy contains a deductible clause, the applicable Master Servicer shall, if there shall not have been maintained on the related Mortgaged Property a policy complying with this Section 8.6 and there shall have been a loss that would have been covered by such policy, deposit in the applicable Certificate Account the amount not otherwise payable under such master force placed or blanket insurance policy because of such deductible clause to the extent that such deductible exceeds (i) the deductible under the related Mortgage Loan or (ii) if there is no deductible limitation required under the Mortgage Loan, the deductible amount with respect to insurance policies generally available on properties similar to the related Mortgaged Property which is consistent with the Servicing Standard, and deliver to the Trustee an Officer's Certificate describing the calculation of such amount. In connection with its activities as administrator and servicer of the Mortgage Loans (and each Serviced Companion Loan, as applicable), the applicable Master Servicer agrees to present, on its behalf and on behalf of the Trustee (and the holder of each Serviced Companion Loan, as applicable), claims under any such master force placed or blanket insurance policy.

            With respect to each Mortgage Loan, the applicable Master Servicer shall maintain accurate records with respect to each related Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien on the related Mortgaged Property and the status of insurance premiums payable with respect thereto. From time to time, the applicable Master Servicer (other than with respect to REO Mortgage Loans) shall, except in the case of Mortgage Loans under which Escrow Amounts are not held by the applicable Master Servicer (i) obtain all bills for the payment of such items (including renewal premiums), and (ii) effect payment of all such bills, taxes and other assessments with respect to such Mortgaged Properties prior to the applicable penalty or termination date, in each case employing for such purpose Escrow Amounts as allowed under the terms of the related Mortgage Loan. If a Mortgagor fails to make any such payment on a timely basis or collections from the Mortgagor are insufficient to pay any such item before the applicable penalty or termination date, the applicable Master Servicer in accordance with the Servicing Standard shall use its reasonable efforts to pay as a Servicing Advance the amount necessary to effect the payment of any such item prior to such penalty or termination date (or, with respect to real estate taxes, prior to the earlier of the imposition of late tax payment penalty charges or the notice of intent to create a tax lien on the Mortgaged Property), subject to
Section 4.4 hereof. No costs incurred by the Master Servicers or the Trustee, as the case may be, in effecting the payment of taxes and assessments on the Mortgaged Properties and related insurance premiums and ground rents shall, for the purpose of calculating distributions to Certificateholders, be added to the Principal Balance of the Mortgage Loans, notwithstanding that the terms of such Mortgage Loans permit such costs to be added to the outstanding principal balances of such Mortgage Loans.

            Section 8.7 Enforcement of Due-On-Sale Clauses; Assumption Agreements; Due-On-Encumbrance Clause

            (a) In the event a Master Servicer (or, with respect to Mortgage Loans serviced pursuant to a Primary Servicing Agreement, a Primary Servicer) receives a request from a Mortgagor pursuant to the provisions of any Mortgage Loan (other than a Specially Serviced Mortgage Loan) that expressly permits, subject to any conditions set forth in the Mortgage Loan documents, the assignment of the related Mortgaged Property to, and assumption of such Mortgage Loan by, another Person, the Master Servicer (or, if applicable, the related Primary Servicer, who shall send a copy of such request to the applicable Master Servicer within 5 Business Days of receipt thereof by such Primary Servicer) shall obtain relevant information for purposes of evaluating such request and the applicable Special Servicer shall not have an obligation to review or consent to such request. For the purpose of the foregoing sentence, the term "expressly permits" shall include outright permission to assign, permission to assign upon satisfaction of certain conditions or prohibition against assignment except upon the satisfaction of stated conditions. With respect to each Mortgage Loan that does not "expressly permit" an assignment or assumption, if the applicable Master Servicer (or, if such Mortgage Loan is serviced by a Primary Servicer, the Primary Servicer) recommends to approve such assignment, such Master Servicer shall provide to the applicable Special Servicer (which shall forward the same to the Operating Adviser) (or, with respect to a recommendation by the Primary Servicer, to the applicable Master Servicer and the applicable Special Servicer (which shall forward to and coordinate with the Operating Adviser), simultaneously) a copy of such recommendation and the materials upon which such recommendation is based (which information shall consist of the information to be included in the Assignment and Assumption Submission to the applicable Special Servicer, in the form attached hereto as Exhibit U) and all other information related to such assignment and assumption in its possession reasonably requested by the applicable Special Servicer and (A) the applicable Special Servicer shall have the right hereunder to grant or withhold consent to any such request for such assignment and assumption in accordance with the terms of the Mortgage Loan and this Agreement, and such Special Servicer shall not unreasonably withhold such consent and any such decision of such Special Servicer shall be in accordance with the Servicing Standard, (B) failure of the applicable Special Servicer to notify the applicable Master Servicer in writing within five Business Days following such Master Servicer's or the applicable Primary Servicer's delivery of the recommendation described above and the Assignment and Assumption Submission to such Special Servicer on which the recommendation is based, of its determination to grant or withhold such consent shall be deemed to constitute a grant of such consent; provided, that, if the applicable Special Servicer reasonably requests additional information from the Master Servicer or Primary Servicer, as applicable, on which to base its decision, the foregoing five Business Day period in which such Special Servicer has to consent to the Assignment and Assumption Submission shall cease to run on the Business Day on which such Special Servicer makes such request and shall continue to run (without starting over) on the Business Day on which such Special Servicer receives such additional information, and (C) the applicable Master Servicer or Primary Servicer shall not permit any such assignment or assumption unless it has received the written consent of the applicable Special Servicer (which shall be deemed to include the consent of the applicable Operating Advisor) or such consent has been deemed to have been granted as described in the preceding clause (B). Each Special Servicer hereby acknowledges the delegation by the applicable Master Servicer of its rights and duties hereunder pursuant to the provisions of each Primary Servicing Agreement. If a Special Servicer withholds consent pursuant to the provisions of this Agreement, it shall provide the applicable Master Servicer or any applicable Primary Servicer with a written statement and a verbal explanation as to its reasoning and analysis within the time frame specified in (B) of the preceding sentence. Upon consent or deemed consent by the applicable Special Servicer to such proposed assignment and assumption, the applicable Master Servicer or Primary Servicer, as applicable, shall process such request of the related Mortgagor and shall be authorized to enter into an assignment and assumption or substitution agreement with the Person to whom the related Mortgaged Property has been or is proposed to be conveyed, and/or release the original Mortgagor from liability under the related Mortgage Loan and substitute as obligor thereunder the Person to whom the related Mortgaged Property has been or is proposed to be conveyed; provided, however, that such Master Servicer shall not enter into any such agreement to the extent that any terms thereof would result in an Adverse REMIC Event or create any lien on a Mortgaged Property that is senior to, or on parity with, the lien of the related Mortgage. In the event that the applicable Master Servicer shall require a Nondisqualification Opinion in order to process a request for a substitution, such Master Servicer shall use its reasonable efforts in accordance with the Servicing Standard to collect the related costs, expenses and fees from the Mortgagor to the extent the related Mortgage Loan documents require the related Mortgagor to pay such amounts. To the extent permitted by applicable law, a Master Servicer shall not enter into such an assumption or substitution agreement unless the credit status of the prospective new Mortgagor is in conformity to the terms of the related Mortgage Loan. In making its recommendation, each Master Servicer shall evaluate such conformity in accordance with the Servicing Standard. A Master Servicer shall not condition approval of any request for assumption of a Mortgage Loan on an increase in the interest rate of such Mortgage Loan. The applicable Master Servicer shall notify the Trustee, the Paying Agent (it being understood that such notice to the Paying Agent is deemed sent by receipt of the related monthly CMSA Reports, with no separate notice required for the Paying Agent) and the applicable Special Servicer (which shall, in turn, notify the Operating Adviser) of any assignment and assumption or substitution agreement executed pursuant to this Section 8.7(a). The applicable Master Servicer shall be entitled to (as additional servicing compensation) 50% of any assumption fee collected from a Mortgagor in connection with an assignment and assumption or substitution of a non-Specially Serviced Mortgage Loan (except that the Master Servicer shall be entitled to 100% of such fee in connection with (a) any assignment and assumption or substitution with respect to which the consent of the applicable Special Servicer was not required (and 100% of assumption application fees) or (b) any assignment and assumption or substitution that is "expressly permitted" pursuant to the terms of the related Mortgage Loan), as executed pursuant to this Section 8.7(a) and the applicable Special Servicer shall be entitled to (as additional special servicing compensation) the other 50% of such assumption fee relating to the non-Specially Serviced Mortgage Loans (except with respect to the Mortgage Loans with respect to which such Special Servicer's consent was not required in connection therewith or with respect to any assignment and assumption or substitution that is not "expressly permitted" pursuant to the terms of the related Mortgage Loan); provided that any such fees payable to a Master Servicer pursuant to this paragraph shall be divided between the Master Servicer and any related Primary Servicer as set forth in the applicable Primary Servicing Agreement.

            The applicable Special Servicer acknowledges that the Capmark Master Servicer has delegated certain tasks, rights and obligations to the Primary Servicer of the PCFII Loans and with respect to Post-Closing Requests (as defined in the applicable Primary Servicing Agreements) pursuant to Section 8.4 of this Agreement. Such Primary Servicing Agreement classifies certain Post-Closing Requests as Category 1 Requests (as defined in the Primary Servicing Agreement), and grant the Primary Servicer certain authority to evaluate and process such requests in accordance with this Agreement, the Primary Servicing Agreement and the applicable Mortgage Loan documents.

            With respect to a Category 1 Request that involves a condition, term or provision that requires, or specifies a standard of, consent or approval of the applicable Mortgagee under the Mortgage Loan documents, the Primary Servicing Agreement for the PCFII Loans provide for the Capmark Master Servicer's (or, with respect to the PCFII Loans, the Primary Servicer's) determination of materiality of such condition, term or provision requiring approval or consent and the referral of such condition, term or provision to the applicable Special Servicer for consent in accordance with the terms of the Primary Servicing Agreements upon a determination of materiality. The applicable Special Servicer hereby acknowledges such provisions. Nothing in this Agreement, however, shall grant the Primary Servicer for the PCFII Loans greater authority, discretion or delegated rights over Post-Closing Requests than are set forth in the Primary Servicing Agreement.

            In addition, the applicable Special Servicer acknowledges that the Capmark Master Servicer has delegated certain tasks, rights and obligations to the Primary Servicer of the PCFII Loans with respect to enforcement of due-on-sale clauses, assumption agreements and due-on-encumbrance clauses pursuant to Section 8.4 of this Agreement. Such Primary Servicing Agreement grants the Primary Servicer certain authority to evaluate and process certain requests with respect thereto in accordance with this Agreement or the Primary Servicing Agreement and the applicable Mortgage Loan documents; provided, however, that such evaluation or processing shall be conducted in accordance with the Primary Servicing Agreement and nothing in this Agreement shall give the Primary Servicer greater authority, discretion or delegated rights over Post-Closing Requests than set forth in the Primary Servicing Agreement, such authority to evaluate and process certain requests shall be in contravention of the immediately preceding paragraph. Such Primary Servicer is not required to obtain the consent of the Capmark Master Servicer with respect to requests for transfers that are expressly permitted pursuant to the applicable Mortgage Loan documents. With respect to other requests specified in the related Primary Servicing Agreement that require the approval of a Special Servicer and subject to the terms and provisions of the Primary Servicing Agreement, the Primary Servicer may forward its recommendation directly to the applicable Special Servicer (with a copy to the Capmark Master Servicer) or it may forward its recommendation with respect to such request to the Capmark Master Servicer. The Capmark Master Servicer shall use commercially reasonable efforts to forward such recommendation to the applicable Special Servicer within five (5) Business Days of receipt thereof (but in no event more than 10 days of receipt thereof) after which such Special Servicer shall inform the Capmark Master Servicer and the applicable Primary Servicer of its decision on or prior to the date on which such Special Servicer's time to respond has lapsed as set forth in the Primary Servicing Agreement.

            (b) [Reserved]

            (c) None of the Master Servicers, any Primary Servicer or the Special Servicers shall have any liability, and shall be indemnified by the Trust for any liability to the Mortgagor or the proposed assignee, for any delay in responding to requests for assumption, if the same shall occur as a result of the failure of the Rating Agencies, or any of them, to respond to such request in a reasonable period of time.

            (d) If any Mortgage Loan that is not a Specially Serviced Mortgage Loan contains a provision in the nature of a "due-on-sale" clause, which by its terms (i) provides that such Mortgage Loan shall (or may at the mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or ownership interest in the related Mortgagor, or (ii) provides that such Mortgage Loan may not be assumed or ownership interests in the related Mortgagor may not be transferred without the consent of the related mortgagee in connection with any such sale or other transfer, then, the applicable Master Servicer's (or Primary Servicer's) review and determination (such determination to be approved by the applicable Special Servicer in the same manner as in Section 8.7(a)) to either (A) enforce such due-on-sale clause or (B) if in the best economic interest of the Trust, waive the effect of such provision, shall be processed in the same manner as in
Section 8.7(a); provided, however, that if the Principal Balance of such Mortgage Loan (together with any other Mortgage Loan with which it is cross-collateralized) at such time equals or exceeds 5% of the Aggregate Certificate Balance or exceeds $35,000,000 or is one of the then current top 10 loans (by Principal Balance) in the pool, then prior to waiving the effect of such provision, the Master Servicer shall obtain Rating Agency Confirmation regarding such waiver. In connection with the request for such consent, the Master Servicer shall prepare and deliver to Fitch and S&P a memorandum outlining its analysis and recommendation in accordance with the Servicing Standard, together with copies of all relevant documentation. The applicable Master Servicer shall promptly forward copies of the assignment and assumption documents relating to any Mortgage Loan to the applicable Special Servicer, the Paying Agent and the Trustee, and such Master Servicer shall promptly thereafter forward such documents to the Rating Agencies. The applicable Special Servicer and the applicable Master Servicer shall each be entitled to (as additional compensation) 50% of the assumption fee and 50% of assumption application fees (in each case, to the extent that (a) the consent of such Special Servicer is required or (b) assumption is not "expressly permitted" pursuant to the terms of the related Mortgage Loan, otherwise such Master Servicer shall be entitled to 100% of the assumption fee and 100% of the assumption application fee) collected from a Mortgagor in connection with the granting or withholding such consent with respect to Mortgage Loans that are not Specially Serviced Mortgage Loans; provided, that such fees that are allocated to a Master Servicer pursuant hereto shall be divided between the Master Servicer and any applicable Primary Servicer as set forth in the related Primary Servicing Agreement.

            (e) The Master Servicer, as applicable, shall have the right to consent to any transfers of an interest in a Mortgagor of a Mortgage Loan that is not a Specially Serviced Mortgage Loan, to the extent such transfer is to a party or entity specifically named or described under the terms of the related Mortgage Loan, in each case including any consent to transfer to any subsidiary or Affiliate of Mortgagor, to a Person acquiring less than a majority interest in the Mortgagor or to an entity of which the Mortgagor is the controlling beneficial owner; provided, however, that if (i) the Principal Balance of such Mortgage Loan (together with any other Mortgage Loan with which it is cross-collateralized) at such time equals or exceeds 5% of the Aggregate Certificate Balance or is one of the then current top 10 loans (by Principal Balance) in the pool (provided that such Mortgage Loan has a then current Principal Balance of $5,000,000 or more), and (ii) the transfer is of an equity interest in the Mortgagor greater than 49%, then prior to consenting, the Master Servicer shall obtain a Rating Agency Confirmation regarding such consent, the costs of which to be payable by the related Mortgagor to the extent provided for in the Mortgage Loan documents. The Master Servicer, as applicable, shall be entitled to collect and receive from Mortgagors any customary fees in connection with such transfers of interest as additional servicing compensation to the extent the Master Servicer's collection of such fees is not expressly prohibited under the related loan documents for the Mortgage Loan.

            (f) The Trustee for the benefit of the Certificateholders shall execute any necessary instruments in the form presented to it by the applicable Master Servicer (pursuant to subsection (a) or (d)) for such assignments and assumptions agreements. Upon the closing of the transactions contemplated by such documents, such Master Servicer shall cause the originals of the assignment and assumption agreement, the release (if any), or the modification or supplement to the Mortgage Loan to be delivered to the Trustee or Custodian, as applicable, except to the extent such documents have been submitted to the recording office, in which event such Master Servicer shall promptly deliver copies of such documents to the Trustee, the Custodian and the applicable Special Servicer.

            (g) If any Mortgage Loan which contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

            (i) provides that such Mortgage Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or a lien on the ownership interest in the Mortgagor; or

            (ii) requires the consent of the Mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property,

then, as long as such Mortgage Loan is included in the Trust, the Master Servicer, on behalf of the Trustee as the Mortgagee of record, shall exercise (or, subject to Section 8.18, waive its right to exercise) any right it may have with respect to such Mortgage Loan (x) to accelerate the payments thereon, or
(y) to withhold its consent to the creation of any such additional lien or other encumbrance, in a manner consistent with the Servicing Standard, sub-section (h) below and Section 8.18 hereof. The Master Servicer shall not waive the effect of such provision without first obtaining Rating Agency Confirmation regarding such waiver and complying with the provisions of the next succeeding paragraph; provided, however, that such Rating Agency Confirmation shall only be required if the applicable Mortgage Loan (x) represents 2% or more of the Principal Balance of all of the Mortgage Loans held by the Trust or is one of the 10 largest Mortgage Loans based on Principal Balance or (y) such Mortgage Loan (which includes Junior Indebtedness, if any) that is greater than or equal to 85% and a Debt Service Coverage Ratio (which includes debt service on any Junior Indebtedness) that is less than 1.2x.

            (h) Without limiting the generality of the preceding paragraph, in the event that a Master Servicer receives a request for a waiver of any "due-on-encumbrance" clause under any Mortgage Loan, such Master Servicer shall obtain relevant information for purposes of evaluating such request for a waiver. If a Master Servicer recommends to waive such clause, such Master Servicer shall provide to the applicable Special Servicer a copy of such recommendation and the materials upon which such recommendation is based (which information shall consist of the information to be included in the Additional Lien, Monetary Encumbrance and Mezzanine Financing Submission Package to the applicable Special Servicer, in the form attached hereto as Exhibit V and any other information in its possession reasonably requested by such Special Servicer) and (A) the applicable Special Servicer shall have the right hereunder to grant or withhold consent to any such request in accordance with the terms of the Mortgage Loan and this Agreement, and such Special Servicer shall not unreasonably withhold such consent and any such decision of such Special Servicer shall be in accordance with the Servicing Standard, (B) failure of the Special Servicer to notify the applicable Master Servicer in writing, within ten Business Days following such Master Servicer's delivery of the recommendation described above and the complete Additional Lien, Monetary Encumbrance and Mezzanine Financing Submission Package and any other information in its possession reasonably requested by the applicable Special Servicer to such Special Servicer on which the recommendation is based, of its determination to grant or withhold such consent shall be deemed to constitute a grant of such consent and (C) the applicable Master Servicer shall not permit any such waiver unless it has received the written consent of the applicable Special Servicer or such consent has been deemed to have been granted as described in the preceding sentence. If a Special Servicer withholds consent pursuant to the foregoing provisions, it shall provide the applicable Master Servicer with a written statement and a verbal explanation as to its reasoning and analysis. Upon consent or deemed consent by a Special Servicer to such proposed waiver, the applicable Master Servicer shall process such request of the related Mortgagor subject to the other requirements set forth above.

            (i) The parties hereto acknowledge that, if a Seller shall have breached the representation set forth under the heading "Defeasance and Assumption Costs" in Exhibit 2 to the Mortgage Loan Purchase Agreements, regarding the obligation of a Mortgagor to pay the reasonable costs and expenses of obtaining any Rating Agency Confirmation in connection with an assumption or defeasance of the related Mortgage Loan because the related mortgage loan documents do not require the Mortgagor to pay costs related thereto, then it shall be the sole obligation of the related Seller to pay an amount equal to such insufficiency to the extent the related Mortgagor is not required to pay such amount. Promptly upon receipt of notice of such insufficiency, the applicable Master Servicer or the applicable Special Servicer, as applicable, shall request the related Seller to make such payment by deposit to the applicable Certificate Account. The Master Servicer may not waive such payment by the Mortgagor (and then seek payment for such costs and expenses from the Seller) and shall use its reasonable efforts to collect such amounts from the Mortgagor to the extent the related mortgage loan documents require the related Mortgagor to pay such amounts.

            Section 8.8 Trustee to Cooperate; Release of Trustee Mortgage Files

            Upon the payment in full of any Mortgage Loan, the complete defeasance of a Mortgage Loan, satisfaction or discharge in full of any Specially Serviced Mortgage Loan, the purchase of a Senior Loan by the holder of a related Serviced Companion Loan or the receipt by a Master Servicer of a notification that payment in full (or such payment, if any, in connection with the satisfaction and discharge in full of any Specially Serviced Mortgage Loan) will be escrowed in a manner customary for such purposes, and upon notification by the applicable Master Servicer in the form of a certification (which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the applicable Certificate Account have been or will be so deposited) of a Servicing Officer and a request for release of the Custodian Mortgage File in the form of Exhibit C hereto the Custodian shall promptly release the related Custodian Mortgage File to the applicable Master Servicer and the Trustee shall execute and deliver to such Master Servicer the deed of reconveyance or release, satisfaction or assignment of mortgage or such instrument releasing the lien of the Mortgage, as directed by such Master Servicer together with the Mortgage Note. The provisions of the immediately preceding sentence shall not, in any manner, limit or impair the right of the Master Servicers to execute and deliver, on behalf of the Trustee, the Certificateholders, the holders of the Serviced Companion Loans or any of them, any and all instruments of satisfaction, cancellation or assignment without recourse, representation or warranty, or of partial or full release or discharge and all other comparable instruments, with respect to the Mortgage Loans or the Serviced Companion Loans, and with respect to the Mortgaged Properties held for the benefit of the Certificateholders and the holders of the Serviced Companion Loans. No expenses incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Distribution Account but shall be paid by the applicable Master Servicer except to the extent that such expenses are paid by the related Mortgagor in a manner consistent with the terms of the related Mortgage and applicable law. From time to time and as shall be appropriate for the servicing of any Mortgage Loan, including for such purpose, collection under any policy of flood insurance, any Servicer Fidelity Bond or Errors and Omissions Policy, or for the purposes of effecting a partial or total release of any Mortgaged Property from the lien of the Mortgage or the making of any corrections to the Mortgage Note or the Mortgage or any of the other documents included in the Custodian Mortgage File, the Custodian shall, upon request of the applicable Master Servicer and the delivery to the Custodian of a Request for Release signed by a Servicing Officer, in the form of Exhibit C hereto, release the Custodian Mortgage File to such Master Servicer or the applicable Special Servicer, as the case may be.

            Section 8.9 Documents, Records and Funds in Possession of the Master Servicers to Be Held for the Trustee for the Benefit of the Certificateholders

            Notwithstanding any other provisions of this Agreement, each Master Servicer shall transmit to the Custodian, to the extent required by this Agreement, all documents and instruments coming into the possession of such Master Servicer from time to time and shall account fully to the Trustee (and the Custodian on its behalf) and the Paying Agent for any funds received or otherwise collected thereby, including Liquidation Proceeds or Insurance Proceeds in respect of any Mortgage Loan. All Servicer Mortgage Files and funds collected or held by, or under the control of, each Master Servicer in respect of such Mortgage Loans (or Serviced Companion Loans), whether from the collection of principal and interest payments or from Liquidation Proceeds or Insurance Proceeds, including any funds on deposit in the applicable Certificate Accounts (or the Serviced Companion Loan Custodial Account), shall be held by the applicable Master Servicer for and on behalf of the Trustee and the Certificateholders (or the holder of a Serviced Companion Loan, as applicable) and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement. Each Master Servicer agrees that it shall not create, incur or subject any Servicer Mortgage File or Custodian Mortgage File or any funds that are deposited in the Certificate Accounts or the applicable Escrow Accounts, or any funds that otherwise are or may become due or payable to the Trustee or the Paying Agent, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of setoff against any Servicer Mortgage File or Custodian Mortgage File or any funds collected on, or in connection with, a Mortgage Loan, except, however, that the Master Servicers shall be entitled to receive from any such funds any amounts that are properly due and payable to the Master Servicers under this Agreement.

            Section 8.10 Servicing Compensation

            (a) As compensation for its activities hereunder, each Master Servicer shall be entitled to the Master Servicing Fee and the Capmark Master Servicer shall be entitled to the related Primary Servicing Fee, which shall be payable by the Trust from amounts held in the applicable Certificate Accounts (and from the Serviced Companion Loan Custodial Account, to the extent related solely to each Serviced Companion Loan) or otherwise collected from the Mortgage Loans (or Serviced Loan Groups, as applicable) and REO Loans as provided in
Section 5.2. The Capmark Master Servicer shall be required to pay to the Primary Servicers the related Primary Servicing Fees, which shall be payable by the Trust from amounts as provided in Section 5.1(c), unless retained by the related Primary Servicers from amounts transferred to the applicable Master Servicer in accordance with the terms of the related Primary Servicing Agreements. The Master Servicers shall be required to pay to the holders of the rights to the Excess Servicing Fees (including, if applicable, the applicable Master Servicer), the Excess Servicing Fees, which shall be payable by the Trust as provided in Section 5.1(c), unless otherwise retained by the holders of such rights. Notwithstanding anything herein to the contrary, if any of the holders of the right to receive Excess Servicing Fees resigns or is no longer a Master Servicer or Primary Servicer (to the extent that such Person was ever a Master Servicer or a Primary Servicer), as applicable, for any reason, it will continue to have the right to receive its portion of the Excess Servicing Fee, and any of the holders of the right to receive Excess Servicing Fees shall have the right to assign its portion of the Excess Servicing Fee, whether or not it is then acting as a Master Servicer or Primary Servicer hereunder. The Capmark Master Servicer shall also be entitled to the related Primary Servicing Fee, which shall be payable by the Trust (or the holders of the related Serviced Companion Loans, as applicable) from amounts held in the applicable Certificate Account (or a sub-account thereof) (or the related Serviced Companion Loan Custodial Account, as applicable) or otherwise collected from the Mortgage Loans (or Serviced Loan Groups, as applicable) as provided in Section 5.2, provided that the Primary Servicing Fee payable to the applicable Master Servicer shall only be collected from the Mortgage Loans (or Serviced Loan Groups, as applicable) and Schedule III.

            (b) Additional servicing compensation in the form of assumption application fees, assumption fees, defeasance fees, extension fees, servicing fees, default interest (excluding default interest allocable to any Serviced Companion Loan if the holder of such Serviced Companion Loan has cured the related default pursuant to the terms of the related Co-Lender Agreement) payable at a rate above the Mortgage Rate (net of any amount used to pay Advance Interest, Additional Trust Fund Expenses and Special Servicing Fees relating to the subject Mortgage Loan (or, with respect to the Senior Mortgage Loans, the applicable Serviced Loan Group) as provided in Section 4.5), Modification Fees, forbearance fees, Late Fees (net of any amount used to pay Advance Interest), other usual and customary charges and fees actually received from Mortgagors and any other fees listed in any of the Primary Servicing Agreements, all such fees subject to allocation pursuant to such Primary Servicing Agreements, shall be retained by the applicable Master Servicer, provided that the applicable Master Servicer shall be entitled to receive such compensation as set forth in Section 5.2(a)(i). If the applicable Master Servicer collects any amount payable to the applicable Special Servicer hereunder in connection with an REO Mortgage Loan or Specially Serviced Mortgage Loan, the applicable Master Servicer shall promptly remit such amount to the applicable Special Servicer as provided in Section 5.2. The applicable Master Servicer shall be required to pay (in the manner otherwise provided herein) all applicable expenses incurred by it in connection with its servicing activities hereunder.

            (c) Notwithstanding any other provision herein, the Master Servicing Fee payable to each Master Servicer for each monthly period relating to each Determination Date shall be reduced by an amount equal to the Compensating Interest (if any) relating to Mortgage Loans serviced by such Master Servicer for such Determination Date.

            (d) Each Master Servicer, as applicable, shall also be entitled to additional servicing compensation of (i) an amount equal to the excess, if any, of the aggregate Prepayment Interest Excess relating to its respective Mortgage Loans (including any Specially Serviced Loans) for each Distribution Date over the aggregate Prepayment Interest Shortfalls for such Mortgage Loans for such Distribution Date, (ii) interest or other income earned on deposits in the applicable Certificate Account and the Distribution Account (but only to the extent of the net investment earnings, if any, with respect to each such account), and, (iii) to the extent not required to be paid to any Mortgagor under applicable law, any interest or other income earned on deposits in its respective Escrow Accounts.

            Section 8.11 Master Servicer Reports; Account Statements

            (a) For each Distribution Date, (i) each Master Servicer shall deliver to the Paying Agent (and, with respect to each Serviced Companion Loan, the applicable Master Servicer shall also deliver to the holder thereof or its servicer) no later than 12:00 noon, New York City time on the related Report Date, the CMSA Loan Periodic Update File for the related Mortgage Loans with respect to such Distribution Date, and (ii) each Master Servicer shall notify the Paying Agent as soon as reasonably possible, but no later than noon, New York City time on the Master Servicer Remittance Date, of the amount of any Principal Prepayments and Balloon Payments that are required to be remitted by such Master Servicer pursuant to Section 5.2(b). The applicable Special Servicer is required to provide, in the form required under Section 9.32, all information relating to Specially Serviced Mortgage Loans in order for the applicable Master Servicer to satisfy its duties in this Section 8.11 not later than one Business Day prior to the date such Master Servicer is required to distribute any report. The applicable Master Servicer shall have no obligation to provide such information or reports set forth in clauses (ii) and (iii) above to the extent that it has not received such information or reports from the applicable Special Servicer; provided, however, that such Master Servicer shall not be relieved of its obligation to provide other information or reports as set forth in this
Section 8.11(a). Each Master Servicer shall be entitled in good faith to rely on and shall have no liability for information provided by third parties, including the Special Servicers.

            (b) Each Master Servicer shall notify the Trustee and the Paying Agent on or before the Closing Date of the initial location of the applicable Certificate Accounts and, promptly following any change in location of any Certificate Account, the new location thereof. In addition, the applicable Master Servicer shall notify the holder of each Serviced Companion Loan promptly following any change in location of the Serviced Companion Loan Custodial Account, the new location thereof.

            (c) Each Master Servicer shall promptly inform the applicable Special Servicer of the name, account number, location and other necessary information concerning the applicable Certificate Accounts in order to permit such Special Servicer to make deposits therein.

            (d) [Reserved]

            (e) Each Master Servicer shall deliver a copy of any reports or information delivered to the Trustee or the Paying Agent pursuant to subsection
(a) or subsection (b) of this Section 8.11 to the Depositor, the applicable Special Servicer, the Operating Adviser and each Rating Agency, in each case upon request by such Person and only to the extent such reports and information are not otherwise required to be delivered to such Person under any provision of this Agreement.

            (f) Notwithstanding any provision of this Agreement to the contrary, the Master Servicers shall not have any obligation to deliver any statement, notice or report that is then made available on such Master Servicer's website or the Paying Agent's Website, provided that it has notified all parties entitled to delivery of such reports, by electronic mail or other notice provided in this Agreement, to the effect that such statements, notices or reports shall thereafter be made available on such website from time to time.

             (g) Each Master Servicer shall deliver or cause to be delivered to the Paying Agent (and, in respect of each Serviced Companion Loan, the holder of the related Serviced Companion Loan) the following CMSA Reports with respect to the Mortgage Loans serviced by such Master Servicer (and, if applicable, the related REO Properties) (and, if applicable, the related REO Properties and, to the extent received from the 2006-PWR14 Master Servicer, the Non-Trust Serviced Pari Passu Loan) providing the required information as of the related Determination Date upon the following schedule: (i) a CMSA Comparative Financial Status Report not later than each Report Date (not later than 12:00 noon, New York City time), commencing in October 2007; (ii) a CMSA Operating Statement Analysis Report, the CMSA Financial File and the CMSA NOI Adjustment Worksheet in accordance with Section 8.14 of this Agreement; (iii) a CMSA Servicer Watch List in accordance with and subject to the terms of Section 8.11(h) on each Report Date (not later than 12:00 noon, New York City time), commencing in October 2007; (iv) a CMSA Loan Setup File (with respect to the initial Distribution Date only) not later than the Report Date (not later than 12:00 noon, New York City time) in October 2007; (v) a CMSA Loan Periodic Update File not later than each Report Date (not later than 12:00 noon, New York City time) commencing in September 2007 (a September 2007 report will be issued by the Master Servicer in the format and with the content as reasonably agreed by the Master Servicer and the Paying Agent); (vi) a CMSA Property File on each Report Date (not later than 12:00 noon, New York City time), commencing in October 2007; (vii) a CMSA Delinquent Loan Status Report on each Report Date (not later than 12:00 noon, New York City time), commencing in October 2007;
(viii) a CMSA Historical Loan Modification and Corrected Mortgage Loan Report not later than each Report Date (not later than 12:00 noon, New York City time), commencing in October 2007; (ix) a CMSA Historical Loan Modification and Corrected Mortgage Loan Report not later than each Report Date (not later than 12:00 noon, New York City time), commencing in October 2007; (x) a CMSA Loan Level Reserve/LOC Report not later than each Report Date, commencing in October 2007, (xi) a CMSA Total Loan Report not later than each Report Date (not later than 12:00 noon, New York City time), commencing in October 2007 and (xii) a CMSA REO Status Report on each Report Date (not later than 12:00 noon, New York City time), commencing in October 2007. The information that pertains to Specially Serviced Mortgage Loans and REO Properties reflected in such reports shall be based solely upon the reports delivered by the applicable Special Servicer to the applicable Master Servicer in writing and on a computer readable medium reasonably acceptable to the Master Servicers and the Special Servicers on the date and in the form required under Section 9.32. The Master Servicers' responsibilities under this Section 8.11(g) with respect to REO Mortgage Loans and Specially Serviced Mortgage Loans shall be subject to the satisfaction of the Special Servicers' obligations under Section 9.32. The reporting obligations of a Master Servicer to the Paying Agent in connection with any Serviced Loan Group shall be construed to refer only to such information regarding the Mortgage Loans (and the related Mortgaged Property) and by reference to the Mortgage Loans only. Solely with respect to the Non-Trust Serviced Pari Passu Loan, the applicable Master Servicer's responsibilities under this Section 8.11(g) shall be subject to the performance of the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer of their respective reporting obligations to the applicable Master Servicer under the 2006-PWR14 Pooling and Servicing Agreement.

            (h) If a Master Servicer, in accordance with the Servicing Standard, seeks to effect a drawing on any letter of credit or debt service reserve account under which the Trust has rights as the holder of any Mortgage Loan for purposes other than payment or reimbursement of amounts contemplated in and by a reserve or escrow agreement (other than after a default under an applicable Mortgage Loan or Serviced Companion Loan), such Master Servicer shall deliver notice thereof to the applicable Special Servicer, the Operating Adviser, the holder of such Serviced Companion Loan, if applicable, and the Paying Agent, which notice shall set forth (i) the unpaid Principal Balance of such Mortgage Loan or Serviced Companion Loan immediately before and immediately after the drawing, and (ii) a brief description of the circumstances that in such Master Servicer's good faith and reasonable judgment and in compliance with the Servicing Standard will entitle such Master Servicer to make such drawing. The applicable Special Servicer shall have five Business Days to consent to such drawing, which consent may be communicated by facsimile transmission or e-mail and shall not be unreasonably withheld. If the applicable Special Servicer does not respond within such five Business Day period, consent shall be deemed to have been given.

            Section 8.12 [Reserved]

            Section 8.13 [Reserved]

            Section 8.14 Operating Statement Analysis Reports Regarding the Mortgaged Properties

            Within 105 calendar days (or 90 days as to each Special Servicer) after the end of each of the first three calendar quarters (in each year) for the trailing 12 months, quarterly or year-to-date information received, commencing for the quarter ending on September 30, 2007, each Master Servicer shall deliver to the Paying Agent and the Operating Adviser a CMSA Operating Statement Analysis Report and a CMSA Financial File for each Mortgaged Property in electronic format, (and in the case of the Initial Operating Advisor, in accordance with the Centerline Naming Convention) prepared using the normalized quarterly, year-to-date or trailing 12 month operating statements and rent rolls received from the related Mortgagor, if any. With respect to Specially Serviced Mortgage Loans, the applicable Master Servicer shall include information only to the extent provided by the applicable Special Servicer, which a CMSA Operating Statement Analysis Report and a CMSA Financial File shall be prepared by the applicable Special Servicer and delivered to the applicable Master Servicer within 90 days after the end of each of the first three quarters of each year for the trailing twelve months, quarterly or year-to-date information received and other information utilized by the applicable Special Servicer to prepare such report or files. With respect to any Mortgage Loan for which a Primary Servicer is appointed as the Special Servicer with respect to such Mortgage Loan pursuant to Section 9.39, the reports prepared by any such Special Servicer shall only include the CMSA reports and related data required by the related Primary Servicing Agreement, and such other reports as are mutually agreed to by the related Primary Servicer and the applicable Master Servicer. Not later than the Report Date (not later than 12:00 noon, New York City time) occurring in June of each year, beginning in 2008 for year-end 2007, the applicable Master Servicer (in the case of Mortgage Loans that are not Specially Serviced Mortgage Loans and as provided by the applicable Special Servicer to the applicable Master Servicer for Specially Serviced Mortgage Loans) shall deliver to the Paying Agent and the Operating Adviser a CMSA Operating Statement Analysis Report, a CMSA Financial File and a CMSA NOI Adjustment Worksheet for each Mortgage Loan in electronic format (and in the case of the Initial Operating Advisor, in accordance with the Centerline Naming Convention), based on the most recently available year-end financial statements and most recently available rent rolls of each applicable Mortgagor (to the extent provided to the applicable Master Servicer or the applicable Special Servicer by or on behalf of each Mortgagor). In the case of Specially Serviced Mortgaged Loans, as provided to the applicable Special Servicer by the Mortgagor, such Special Servicer shall forward such information to the applicable Master Servicer on or before April 15 of each such year as provided for in Section 9.32(e) herein, containing such information and analyses for each Mortgage Loan provided for in the respective forms of CMSA Operating Statement Analysis Report, CMSA Financial File and CMSA NOI Adjustment Worksheet. Such information provided by the applicable Master Servicer shall include what would customarily be included in accordance with the Servicing Standard including, without limitation, Debt Service Coverage Ratios and income, subject in the case of the Non-Trust Serviced Pari Passu Loan, to the receipt of such report from the 2006-PWR14 Master Servicer or the 2006-PWR14 Special Servicer. The applicable Master Servicer shall make reasonable efforts, consistent with the Servicing Standard, to obtain such reports from the 2006-PWR14 Master Servicer or the 2006-PWR14 Special Servicer. As and to the extent reasonably requested by the applicable Special Servicer, the applicable Master Servicer shall make inquiry of any Mortgagor with respect to such information or as regards the performance of the related Mortgaged Property in general. The Paying Agent shall provide or make available electronically at no cost to the Certificateholders or Certificate Owners, the Rating Agencies, the Operating Adviser, the Depositor, the Placement Agent, the Underwriters and, solely as it relates to a Serviced Loan Group, the holder of the related Serviced Companion Loan, the CMSA Operating Statement Analysis Reports, the CMSA Financial Files and the CMSA NOI Adjustment Worksheets described above pursuant to Section 5.4(a). The applicable Master Servicer shall make the CMSA Operating Statement Analysis Report, the operating statements, rent rolls, property inspections and CMSA NOI Adjustment Worksheet for each Mortgage Loan available to the initial Operating Advisor using the Centerline Naming Convention on the Capmark Master Servicer's website (the "Capmark Master Servicer's Website") or the Prudential Master Servicer's website (the "Prudential Master Servicer's Website"), as applicable, by the Business Day following the Distribution Date in September 2007. Each Master Servicer shall, upon request by any of such parties, deliver copies of such documents to such parties if such documents are not available on such Master Servicer's website at such time, except that the Master Servicer shall in all cases electronically deliver such documents and information for each Mortgage Loan to the initial Operating Advisor using the Centerline Naming Convention as provided herein. Pursuant to the Mortgage Loan Purchase Agreements, the Sellers shall populate all fields or any information for their related Mortgage Loans reasonably requested by the applicable Master Servicer to complete the Property File.

            Section 8.15 Other Available Information and Certain Rights of the Master Servicer

            (a) Subject to paragraphs (b), (c) and (d) below, unless prohibited by applicable law or the loan documents, the Paying Agent shall make available at its Corporate Trust Office, during normal business hours, upon reasonable advance written notice for review by any Certificateholder, any Certificate Owner, any Seller, any Primary Servicer, the Placement Agent, any Underwriter, each Rating Agency, the Paying Agent or the Depositor (and the holder of a Serviced Companion Loan, if such notice relates to such Serviced Companion
Loan), originals or copies of, among other things, the following items: (i) this Agreement and any amendments thereto, (ii) all final and released CMSA Operating Statement Analysis Reports and the Loan Periodic Update Files, (iii) all Officer's Certificates (including Officer's Certificates evidencing any determination of Nonrecoverable Advances) delivered to the Trustee and the Paying Agent since the Closing Date, (iv) all accountants' reports delivered to the Trustee and the Paying Agent since the Closing Date, (v) the most recent property Inspection Reports in the possession of the Paying Agent in respect of each Mortgaged Property, (vi) the most recent Mortgaged Property annual operating statement and rent roll, if any, collected by or on behalf of the Master Servicers or the Special Servicers, (vii) any and all modifications, waivers and amendments of the terms of a Mortgage Loan entered into by the Master Servicers and/or the Special Servicers, and (viii) any and all Officers' Certificates (and attachments thereto) delivered to the Trustee and the Paying Agent to support a Master Servicer's determination that any Advance was not or, if made, would not be, recoverable. The Trustee and the Paying Agent will be permitted to require payment of a sum to be paid by the requesting party (other than the Rating Agencies, the Trustee, the Paying Agent, any Placement Agent or any Underwriter) sufficient to cover the reasonable costs and expenses of making such information available.

            (b) Subject to the restrictions described below, each Master Servicer shall afford the Rating Agencies, the Depositor, the Trustee, the Paying Agent, the applicable Special Servicer, the Primary Servicers, the Sellers, any Placement Agent, the Underwriters, the Operating Adviser, any Certificateholder, any holder of a Serviced Companion Loan or any Certificate Owner, upon reasonable notice and during normal business hours, reasonable access to all information referred to in Section 8.15(a) and any additional relevant, non-attorney-client-privileged records and documentation regarding the applicable Mortgage Loans, REO Property and all accounts, insurance policies and other relevant matters relating to this Agreement (which access may occur by means of the availability of information on the applicable Master Servicers' or the Paying Agent's Website or the electronic delivery of such information to the requesting Person), in each case to the extent in its respective possession, and access to Servicing Officers of the applicable Master Servicers responsible for its obligations hereunder. Copies of information or access will be provided to Certificateholders and each Certificate Owner providing satisfactory evidence of ownership of Certificates or beneficial ownership of a Certificate, as the case may be, which may include a certification. Copies (or computer diskettes or other digital or electronic copies of such information if reasonably available in lieu of paper copies) of any and all of the foregoing items shall be made available by the applicable Master Servicers upon request; provided, however, that the applicable Master Servicers shall be permitted to require payment by the requesting party (other than the Depositor, the Trustee, the Paying Agent, the applicable Special Servicer, the Operating Adviser, any Placement Agent, any Underwriter, or any Rating Agency) of a sum sufficient to cover the reasonable expenses actually incurred by such Master Servicer of providing access or copies (including electronic or digital copies) of any such information requested in accordance with the preceding sentence.

            (c) Nothing herein shall be deemed to require either of the Master Servicers to confirm, represent or warrant the accuracy of (or to be liable or responsible for) any other Person's information or report. Notwithstanding the above, neither of the Master Servicers shall have any liability to the Depositor, the Trustee, the Paying Agent, the applicable Special Servicer, any Certificateholder, any Certificate Owner, the holder of any Serviced Companion Loan, the Placement Agent, any Underwriter, any Rating Agency or any other Person to whom it delivers information pursuant to this Section 8.15 or any other provision of this Agreement for federal, state or other applicable securities law violations relating to the disclosure of such information. In the event any Person brings any claims relating to or arising from the foregoing against a Master Servicer (or any partners, representatives, Affiliates, members, managers, directors, officers, employees, agents thereof), the Trust (from amounts held in any account (including, with respect to any such claims relating to a Serviced Companion Loan, from accounts held in the Serviced Companion Loan Custodial Account)) shall hold harmless and indemnify such Master Servicer from any loss or expense (including attorney fees) relating to or arising from such claims.

            (d) Each Master Servicer shall produce the reports required of it under this Agreement; provided, however, that the Master Servicers shall not be required to produce any ad hoc non-standard written reports not otherwise required under this Agreement with respect to such Mortgage Loans. In the event a Master Servicer elects to provide such non-standard reports, it may require the Person requesting such report (other than a Rating Agency) to pay a reasonable fee to cover the costs of the preparation thereof. Notwithstanding anything to the contrary herein, as a condition to a Master Servicer making any report or information available upon request to any Person other than the parties hereto, such Master Servicer may require that the recipient of such information acknowledge that such Master Servicer may contemporaneously provide such information to the Depositor, the Trustee, the Paying Agent, the applicable Special Servicer, the Primary Servicer, the Sellers, the Placement Agent, any Underwriter, any Rating Agency and/or the Certificateholders, any holder of a Serviced Companion Loan or Certificate Owners. Any transmittal of information by a Master Servicer to any Person other than the Trustee, the Paying Agent, the other Master Servicer, the Special Servicers, the Rating Agencies, the Operating Adviser or the Depositor may be accompanied by a letter from such Master Servicer containing a disclaimer as to the confidentiality of the information requested.

            (e) Each Master Servicer may, at its discretion, make available by electronic media and bulletin board service certain information and may make available by electronic media or bulletin board service (in addition to making such information available as provided herein) any reports or information required by this Agreement that such Master Servicer is required to provide to any of the Rating Agencies, the Depositor and anyone the Depositor reasonably designates.

            (f) Each Master Servicer shall cooperate in providing the Rating Agencies with such other pertinent information relating to the Mortgage Loans as is or should be in their respective possession as the Rating Agencies may reasonably request.

            (g) Once a month, each of the Master Servicers and the Special Servicers shall, without charge, make a knowledgeable Servicing Officer available to answer questions from the Operating Adviser during regular business hours at such time and for such duration as the applicable Master Servicer or Special Servicer, and the Operating Adviser shall reasonably agree, regarding the performance and servicing of the Mortgage Loans and REO Properties for which such Master Servicer or Special Servicer, as the case may be, is responsible. As a condition to such disclosure, the Operating Adviser shall execute a confidentiality agreement in form reasonably acceptable to each Master Servicer, each Special Servicer and the Operating Adviser.

            Section 8.16 Rule 144A Information

            For as long as any of the Certificates are "restricted securities" within the meaning of Rule 144A under the Securities Act, each Master Servicer agrees to provide to the Paying Agent for delivery to any Holder thereof, any Certificate Owner therein and to any prospective purchaser of the Certificates or beneficial interest therein reasonably designated by the Paying Agent upon the request of such Certificateholder, such Certificate Owner or the Paying Agent, subject to this Section 8.16 and the provisions of Section 8.15, any information prepared by such Master Servicer that is required to be provided to such holder or prospective purchaser to satisfy the condition set forth in Rule 144A(d)(4) under the Securities Act, including, without limitation, copies of the reports and information described in Sections 8.15(a) and (b).

            Any recipient of information provided pursuant to this Section 8.16 shall agree that such information shall not be disclosed or used for any purpose other than the evaluation of the Certificates by such Person and the applicable Master Servicer shall be permitted to use the letter referred to in Section 8.15(d). Unless the applicable Master Servicer chooses to deliver the information directly, the Depositor, the Placement Agent, the Underwriters or the Paying Agent shall be responsible for the physical delivery of the information requested pursuant to this Section 8.16. As a condition to a Master Servicer making any report or information available upon request to any Person other than the parties hereto, such Master Servicer may require that the recipient of such information acknowledge that such Master Servicer may contemporaneously provide such information to the Depositor, the Trustee, the Paying Agent, the Placement Agent, the Underwriters, any Rating Agency and/or the Certificateholders and Certificate Owners. The Master Servicers will be permitted to require payment of a sum to be paid by the requesting party (other than the Rating Agencies, the Trustee, the Paying Agent, the Placement Agent or the Underwriters) sufficient to cover the reasonable costs and expenses of making such information available.

            Section 8.17 Inspections

            Each Master Servicer shall, at its own expense, inspect or cause to be inspected each Mortgaged Property for which it is acting as Master Servicer, other than Mortgaged Properties related to Specially Serviced Mortgage Loans, every calendar year beginning in 2008, or every second calendar year beginning in 2008 if the Principal Balance of the related Mortgage Loan is under $2,000,000; provided that each Master Servicer shall, at the expense of the Trust, inspect or cause to be inspected each Mortgaged Property related to a Mortgage Loan for which it is acting as Master Servicer (other than a Specially Serviced Mortgage Loan, or if there has not been an inspection within the past six months) that has a Debt Service Coverage Ratio that falls below 1.0x. The foregoing sentence shall not alter the terms of the applicable Special Servicer's obligation to inspect Mortgaged Properties as set forth in Section 9.4(b) hereto. The applicable Master Servicer shall cause to be prepared an Inspection Report relating to each inspection.

            With respect to the Mortgage Loans other than the Prudential Loans, the applicable Inspection Reports shall be available for review by the Trustee, the General Special Servicer, the Rating Agencies, the Placement Agent, the Underwriters, the Depositor, the Paying Agent, the Operating Adviser (in the case of the initial Operating Advisor, in accordance with the Centerline Naming Convention), any Certificate Owner, any Seller and any Primary Servicer via password protocol and execution of an agreement relating thereto on the Capmark Master Servicer's Website. With respect to the Prudential Loans, the applicable Inspection Reports shall be available for review by the Trustee, the applicable Special Servicer, the Rating Agencies, the Placement Agent, the Underwriters, the Depositor, the Paying Agent, the Operating Adviser, any Certificate Owner, any Seller and any Primary Servicer via password protocol and execution of an agreement relating thereto on the Prudential Master Servicer's website. The applicable Special Servicer shall have the right, but no duty, to inspect or cause to be inspected (at its own expense) every calendar year any Mortgaged Property related to a Mortgage Loan that is not a Specially Serviced Mortgage Loan, provided that such Special Servicer notifies such Master Servicer prior to such inspection.

            Section 8.18 Modifications, Waivers, Amendments, Extensions and Consents

            Subject to the limitations of Sections 9.39 and 12.3, each Master Servicer shall have the following powers:

            (a) (i) The applicable Master Servicer, in accordance with the Servicing Standard, may agree to any modification, waiver, amendment or consent of or relating to any term (including, without limitation, Master Servicer Consent Matters set forth in Section 8.3(a) hereof and waiver of default interest and Late Fees as provided in Section 8.3(a)) other than a Money Term of a Mortgage Loan that is not a Specially Serviced Mortgage Loan, provided that such amendment would not result in an Adverse REMIC Event; and provided, further, that if any consent relates to a release of a letter of credit relating to any Mortgage Loan (other than letters of credit or portions thereof released upon satisfaction of conditions specified in the related agreements), then (i) the applicable Master Servicer shall notify the applicable Special Servicer of any Mortgagor's request to release such letter of credit which the Master Servicer recommends to release, and (ii) if the terms of the related Mortgage Loan do not require the applicable Master Servicer to approve a release, then the applicable Special Servicer shall within five Business Days provide notice to the applicable Master Servicer on whether the applicable Master Servicer should approve the release (and the failure of the applicable Special Servicer to give the applicable Master Servicer such notice shall automatically be deemed to be an approval by such Special Servicer that such Master Servicer should grant such release). Notwithstanding the preceding sentence, with respect to the Mortgage Loans that are not Specially Serviced Loans, if a Master Servicer recommends to approve a modification, waiver, amendment or consent which is not a Master Servicer Consent Matter (including, without limitation, any waiver of any requirement that the Mortgagor post additional reserves or a letter of credit upon the failure of the Mortgagor to satisfy conditions specified in the Mortgage Loan documents, but excluding any waiver of default interest and Late Fees as provided in Section 8.3(a)), the applicable Master Servicer shall provide to the applicable Special Servicer a copy of such Master Servicer's recommendation and the relevant information obtained or prepared by such Master Servicer in connection therewith and all other information in such Master Servicer's possession reasonably requested by such Special Servicer, provided, that (A) the applicable Special Servicer shall have the right hereunder to grant or withhold consent to any such proposed modification, waiver, amendment or consent, and such Special Servicer shall not unreasonably withhold such consent and any such decision shall be in accordance with the Servicing Standard, (B) failure of the applicable Special Servicer to notify the applicable Master Servicer, within five Business Days following such Master Servicer's delivery of the recommendation and all required information described above, of its determination to grant or withhold such consent shall be deemed to constitute a grant of such consent and (C) the applicable Master Servicer shall not enter into any such proposed modification, waiver, amendment or consent unless it has received the written consent of the applicable Special Servicer or such consent has been deemed to have been granted as described above. Notwithstanding anything in this Agreement to the contrary, a Master Servicer shall not be required to obtain or request the consent of the applicable Special Servicer in connection with any modification, waiver or amendment, or granting its consent to transactions, under one or more of the Mortgage Loans that in each case such Master Servicer has determined (in accordance with the Servicing Standard) is immaterial. In any event, the applicable Master Servicer shall promptly notify the applicable Special Servicer of any material modification, waiver, amendment or consent executed by such Master Servicer pursuant to this Section 8.18(a)(i) and provide to such Special Servicer a copy thereof. Notwithstanding the foregoing provisions of this
      Section 8.18, if the Mortgage Loan documents do not preclude imposition of a requirement to or require a Mortgagor to pay a fee for an assumption, modification, waiver, amendment or consent that would be due or partially due to a Special Servicer, then the applicable Master Servicer shall not waive the portion of such fee due to such Special Servicer without such Special Servicer's approval.

            Notwithstanding the foregoing, the General Special Servicer acknowledges that the Capmark Master Servicer has delegated certain tasks, rights and obligations to the Primary Servicer for the PCFII Loans with respect to Post-Closing Requests pursuant to Section 8.4 of this Agreement, and that the Primary Servicing Agreement for the PCFII Loans classifies certain Post-Closing Requests as Category 1 Requests in which the applicable Primary Servicer has certain authority to evaluate and process such requests in accordance with this Agreement, the applicable Primary Servicing Agreement and the applicable Mortgage Loan documents.

            With respect to a Category 1 Request that involves a condition, term or provision that requires, or specifies a standard of, consent or approval of the applicable Mortgagee under the Mortgage Loan documents, the Primary Servicing Agreement for the PCFII Loans provides for the Capmark Master Servicer's determination of materiality of such condition, term or provision requiring approval or consent and the referral of such condition, term or provision to the General Special Servicer for consent in accordance with the terms of such Primary Servicing Agreements upon a determination of materiality. The General Special Servicer hereby acknowledges such provisions, including that "materiality" shall include the existence of an Adverse REMIC Event. Nothing in this Agreement, however, shall grant the applicable Primary Servicers greater authority, discretion or delegated rights over Post-Closing Requests than are set forth in the applicable Primary Servicing Agreements.

            (ii) A Master Servicer may, without the consent of the applicable Special Servicer, extend the maturity date of any Balloon Mortgage Loan that is not a Specially Serviced Mortgage Loan to a date that is not more than 90 days following the original Maturity Date, if the Mortgagor timely makes the Assumed Scheduled Payments and in such Master Servicer's sole judgment exercised in good faith (and evidenced by an Officer's Certificate), a default in the payment of the Balloon Payment is reasonably foreseeable and the Mortgagor has obtained an executed written commitment (subject only to satisfaction of conditions set forth therein) for refinancing of the Mortgage Loan or purchase of the related Mortgaged Property. Such Master Servicer shall process all such extensions and shall be entitled to (as additional servicing compensation) 100% of any extension fees collected from a Mortgagor with respect to any such extension.

            (b) A Master Servicer may require, in its discretion (unless prohibited or otherwise provided in the Mortgage Loan documents), as a condition to granting any request by a Mortgagor for any consent, modification, waiver or amendment, that such Mortgagor pay to such Master Servicer a reasonable and customary modification fee to the extent permitted by law; provided that the collection of such fee shall not be permitted if collection of such fee would cause a "significant modification" (within the meaning of Treasury Regulations
Section 1.860G-2(b) of the Mortgage Loan). A Master Servicer shall be entitled to (as additional servicing compensation) 100% (unless consent from the applicable Special Servicer is required, then 50%) of any Modification Fees collected from a Mortgagor in connection with a consent, waiver, modification or amendment of a non-Specially Serviced Mortgage Loan executed or granted pursuant to this Section 8.18. A Master Servicer may charge the Mortgagor for any costs and expenses (including attorneys' fees and Rating Agency Confirmation fees) incurred by such Master Servicer or the applicable Special Servicer (which amounts shall be reimbursed to such Special Servicer) in connection with any request for a modification, waiver or amendment. Each Master Servicer agrees to use its reasonable efforts in accordance with the Servicing Standard to collect such costs, expenses and fees from the Mortgagor, provided that the failure or inability of the Mortgagor to pay any such costs and expenses shall not impair the right of a Master Servicer to cause such costs and expenses (but not including any modification fee), and interest thereon at the Advance Rate, to be paid or reimbursed by the Trust as a Servicing Advance (to the extent not paid by the Mortgagor). If a Master Servicer believes that the costs and expenses (including attorneys' fees) to be incurred by such Master Servicer in connection with any request for a modification, waiver or amendment will result in a payment or reimbursement by the Trust, then such Master Servicer shall notify the applicable Special Servicer.

            (c) Each Master Servicer shall notify the Trustee, the Paying Agent and the applicable Special Servicer of any modification, waiver or amendment of any term of any Mortgage Loan permitted by it under this Section and the date thereof, and shall deliver to the Trustee for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment, promptly following the execution thereof except to the extent (i) allowed with respect to waiver of default interest and Late Fees as provided in Section 8.3(a) and (ii) such documents have been submitted to the applicable recording office, in which event such Master Servicer shall promptly deliver copies of such documents to the Trustee. A Master Servicer shall not agree to any modification, waiver, or amendment of any Money Term of a Mortgage Loan or any term of a Specially Serviced Mortgage Loan.

            (d) If the Mortgage Loan documents relating to a Mortgage Loan provide that certain conditions must be satisfied prior to the applicable Master Servicer releasing additional collateral for the Mortgage Loan (e.g., the release, reduction or termination of reserves or letters of credit or the establishment of reserves), then such Master Servicer shall be permitted to waive any such condition without obtaining the consent of the applicable Special Servicer, provided that (1) the aggregate amount of the related release, reduction or termination is no greater than the smaller of 10% of the outstanding unpaid Principal Balance of the related Mortgage Loan or $75,000,
(2) the condition to be waived is deemed to be non-material in accordance with the Servicing Standard and (3) such release, reduction or termination would not otherwise cause an Adverse REMIC Event. Notwithstanding the foregoing, without the applicable Special Servicer's consent or except as provided in the specific Mortgage Loan documents, a Master Servicer shall not waive: (1) a requirement for any such additional collateral to exist, or (2) a lock box requirement.

            Section 8.19 Specially Serviced Mortgage Loans

            (a) The applicable Master Servicer shall send a written notice to the applicable Special Servicer, the Operating Adviser, Rating Agencies, the Paying Agent, the Trustee and, solely as it relates to a Serviced Loan Group, to the holder of the related Serviced Companion Loan, within two Business Days after becoming aware of a Servicing Transfer Event with respect to a Mortgage Loan, which notice shall identify the related Mortgage Loan and set forth in reasonable detail the nature and relevant facts of such Servicing Transfer Event and whether such Mortgage Loan is covered by an Environmental Insurance Policy (and for purposes of stating whether such Mortgage Loan is covered by an Environmental Insurance Policy applicable the Master Servicer may rely on the Mortgage Loan Schedule) and, except for the Rating Agencies, the Paying Agent and the Trustee, shall be accompanied by a copy of the Servicer Mortgage File. The applicable Special Servicer shall not be liable for its failure to deliver the notice set forth in Section 9.36(a) if such failure is caused by its failure to receive the written notice set forth above.

            (b) Prior to the transfer of the servicing of any Specially Serviced Mortgage Loan to the applicable Special Servicer, the applicable Master Servicer shall notify the related Mortgagor of such transfer in accordance with the Servicing Standard (the form and substance of such notice shall be reasonably satisfactory to the applicable Special Servicer).

            (c) Any calculations or reports prepared by the applicable Master Servicer to the extent they relate to Specially Serviced Mortgage Loans shall be based on information supplied to such Master Servicer in writing by the applicable Special Servicer as provided hereby. The applicable Master Servicer shall have no duty to investigate or confirm the accuracy of any information provided to it by the applicable Special Servicer and shall have no liability for the inaccuracy of any of its reports due to the inaccuracy of the information provided by such Special Servicer.

            (d) On or prior to each Distribution Date, the applicable Master Servicer shall provide to the applicable Special Servicer, in order for such Special Servicer to comply with its obligations under this Agreement, such information (and in the form and medium) as such Special Servicer may reasonably request in writing from time to time, provided that (i) the applicable Master Servicer shall not be required to produce any ad hoc reports or incur any unusual expense or effort in connection therewith and (ii) if such Master Servicer elects to provide such ad hoc reports, it may require such Special Servicer to pay a reasonable fee to cover the costs of the preparation thereof.

            Section 8.20 Representations, Warranties and Covenants of the Master Servicers

            (a) The Capmark Master Servicer hereby represents and warrants to and covenants with the Trustee and the Paying Agent, as of the date hereof:

            (i) the Capmark Master Servicer is duly organized, validly existing and in good standing as a corporation under the laws of the State of California, and shall be and thereafter remain, in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not adversely affect the Capmark Master Servicer's ability to perform its obligations hereunder in accordance with the terms of this Agreement;

            (ii) the Capmark Master Servicer has the full power and authority to execute, deliver, perform, and to enter into and consummate all transactions and obligations contemplated by this Agreement. The Capmark Master Servicer has duly and validly authorized the execution, delivery and performance of this Agreement and this Agreement has been duly executed and delivered by the Capmark Master Servicer; and this Agreement, assuming the due authorization, execution and delivery thereof by the Depositor, the Prudential Master Servicer, the Trustee, the Paying Agent, the General Special Servicer and the DC Hilton Special Servicer, evidences the valid and binding obligation of the Capmark Master Servicer enforceable against the Capmark Master Servicer in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, receivership and other similar laws affecting creditors' rights generally as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (iii) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of or compliance with the terms and conditions of this Agreement will not (1) result in a breach of any term or provision of its charter or by-laws or
      (2) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or any law, governmental rule, regulation, or judgment, decree or order applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects its ability to perform its obligations under this Agreement;

            (iv) no litigation is pending or, to the Capmark Master Servicer's knowledge, threatened, against it, that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to service the Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

            (v) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of, or compliance by it with, this Agreement, or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same or will obtain the same prior to the time necessary to perform its obligations under this Agreement, and, except to the extent in the case of performance, that its failure to be qualified as a foreign corporation or licensed in one or more states is not necessary for the performance by it of its obligations hereunder; and

            (vi) the performance of the services by the Capmark Master Servicer contemplated by this Agreement are in the ordinary course of business of the Capmark Master Servicer and the Capmark Master Servicer possesses all licenses, permits and other authorizations necessary to perform its duties hereunder.

            (b) The Prudential Master Servicer hereby represents and warrants to and covenants with the Trustee and the Paying Agent, as of the date hereof:

            (i) the Prudential Master Servicer is duly organized, validly existing and in good standing as a corporation under the laws of the Sate of Delaware, and shall be and thereafter remain, in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement, except where the failure to so qualify or comply would not adversely affect the Prudential Master Servicer's ability to perform its obligations hereunder in accordance with the terms of this Agreement;

            (ii) the Prudential Master Servicer has the full power and authority to execute, deliver, perform, and to enter into and consummate all transactions and obligations contemplated by this Agreement. The Prudential Master Servicer has duly and validly authorized the execution, delivery and performance of this Agreement and this Agreement has been duly executed and delivered by the Prudential Master Servicer; and this Agreement, assuming the due authorization, execution and delivery thereof by the Depositor, the Capmark Master Servicer, the Trustee, the Paying Agent, the General Special Servicer and the DC Hilton Special Servicer, evidences the valid and binding obligation of the Prudential Master Servicer enforceable against the Prudential Master Servicer in accordance with its terms subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium, receivership and other similar laws affecting creditors' rights generally as from time to time in effect, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

            (iii) the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of or compliance with the terms and conditions of this Agreement will not (1) result in a breach of any term or provision of its charter or by-laws or
      (2) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or any law, governmental rule, regulation, or judgment, decree or order applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it, which materially and adversely affects its ability to perform its obligations under this Agreement;

            (iv) no litigation is pending or, to the Prudential Master Servicer's knowledge, threatened, against it, that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to service the Mortgage Loans or to perform any of its other obligations hereunder in accordance with the terms hereof;

            (v) no consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of, or compliance by it with, this Agreement, or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same or will obtain the same prior to the time necessary to perform its obligations under this Agreement, and, except to the extent in the case of performance, that its failure to be qualified as a foreign corporation or licensed in one or more states is not necessary for the performance by it of its obligations hereunder; and

            (vi) the performance of the services by the Prudential Master Servicer contemplated by this Agreement are in the ordinary course of business of the Prudential Master Servicer and the Prudential Master Servicer possesses all licenses, permits and other authorizations necessary to perform its duties hereunder.

            (c) It is understood that the representations and warranties set forth in this Section 8.20 shall survive the execution and delivery of this Agreement.

            (d) Any cause of action against a Master Servicer arising out of the breach of any representations and warranties made in this Section shall accrue upon the giving of written notice to the applicable Master Servicer by any of the Trustee or the applicable Master Servicer. The applicable Master Servicer shall give prompt notice to the Trustee, the Depositor, the Primary Servicers and the applicable Special Servicer of the occurrence, or the failure to occur, of any event that, with notice or the passage of time or both, would cause any representation or warranty in this Section to be untrue or inaccurate in any respect.

            Section 8.21 Merger or Consolidation

            Any Person into which a Master Servicer may be merged or consolidated, or any Person resulting from any merger, conversion, other change in form or consolidation to which such Master Servicer shall be a party, or any Person succeeding to the business of such Master Servicer, shall be the successor of such Master Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that each Rating Agency provides a Rating Agency Confirmation (including, as to any such succession with respect to the applicable Master Servicer, with respect to any securities rated by a Rating Agency evidencing direct beneficial ownership interest in any Serviced Companion Loan). If such a transaction occurs and the conditions to the provisions in the foregoing sentence are not met, the Trustee may terminate, or if such a transaction occurs and the conditions set forth in the following paragraph are not met the Trustee shall terminate, the successor's, survivor's or resulting entity's servicing of the Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Sections 8.28 and 8.29.

            Notwithstanding the foregoing, as long as the Trust is subject to the reporting requirements of the Exchange Act, neither Master Servicer may remain a Master Servicer under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, unless (i) such Master Servicer is the surviving entity of such merger, consolidation or transfer or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld (and if, within 45 days following the date of delivery of a notice by the applicable Master Servicer to the Depositor of any merger or similar transaction described in the prior paragraph, the Depositor shall have failed to notify the applicable Master Servicer of the Depositor's determination to grant or withhold such consent, such failure shall be deemed to constitute a grant of such consent).

            Section 8.22 Resignation of the Master Servicer

            (a) Except as otherwise provided in Section 8.22(b) hereof, a Master Servicer shall not resign from the obligations and duties hereby imposed on it unless it determines that such Master Servicer's duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of such Master Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the Trustee. No such resignation shall become effective until a successor servicer designated by the Trustee, with the consent of the Depositor and the Paying Agent, shall have assumed such Master Servicer's responsibilities and obligations under this Agreement and Rating Agency Confirmation shall have been obtained. Notice of such resignation shall be given promptly by such Master Servicer to the Trustee and the Paying Agent.

            (b) A Master Servicer may resign from the obligations and duties imposed on it, upon 30 days notice to the Trustee and the Paying Agent, provided that (i) a successor servicer (x) is available, (y) is willing to assume the obligations, responsibilities, and covenants to be performed hereunder by such Master Servicer on substantially the same terms and conditions, and for not more than equivalent compensation to that herein provided and (z) assumes all obligations of the resigning applicable Master Servicer under the related Primary Servicing Agreements; (ii) such Master Servicer bears all costs associated with its resignation and the transfer of servicing; and (iii) Rating Agency Confirmation is obtained with respect to such servicing transfer, as evidenced by a letter delivered to the Trustee by each such Rating Agency.

            Section 8.23 Assignment or Delegation of Duties by a Master Servicer

            A Master Servicer shall have the right without the prior written consent of the Trustee to (A) delegate or subcontract with or authorize or appoint anyone, or delegate certain duties to other professionals such as attorneys and appraisers, as an agent of such Master Servicer (as provided in Section 8.4) to perform and carry out any duties, covenants or obligations to be performed and carried out by such Master Servicer hereunder or (B) assign and delegate all of its duties hereunder; provided, however, that with respect to clause (B), (i) such Master Servicer gives the Depositor, the applicable Special Servicer, the Primary Servicers, the holder of a Serviced Companion Loan (only if such assignment/delegation relates to the related Serviced Loan Group) and the Trustee notice of such assignment and delegation; (ii) such purchaser or transferee accepting such assignment and delegation executes and delivers to the Depositor and the Trustee an agreement accepting such assignment, which contains an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of such Master Servicer, with like effect as if originally named as a party to this Agreement and the Primary Servicing Agreements; (iii) the purchaser or transferee has assets in excess of $15,000,000; (iv) such assignment and delegation is the subject of a Rating Agency Confirmation from Fitch and S&P; and (v) the Depositor consents to such assignment and delegation, such consent not be unreasonably withheld. In the case of any such assignment and delegation in accordance with the requirements of subclause (B) of this Section, such Master Servicer shall be released from its obligations under this Agreement, except that such Master Servicer shall remain liable for all liabilities and obligations incurred by it as such Master Servicer hereunder prior to the satisfaction of the conditions to such assignment set forth in the preceding sentence. Notwithstanding the above, such Master Servicer may appoint the Primary Servicers and Sub-Servicers in accordance with Section 8.4 hereof.

            Section 8.24 Limitation on Liability of the Master Servicers and Others

            (a) Neither of the Master Servicers nor any of the partners, representatives, Affiliates, members, managers, directors, officers, employees or agents of the Master Servicers shall be under any liability to the holders of the Certificates, the Depositor, the Trustee, the Paying Agent, the Placement Agent, the Underwriters, a holder of a Serviced Companion Loan or the Special Servicers for any action taken or for refraining from the taking of any action in good faith, or using reasonable business judgment, consistent with the Servicing Standard; provided that this provision shall not protect any Master Servicer or any such Person against any breach of a representation or warranty contained herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in its performance of duties under the Agreement or by reason of negligent disregard of obligations and duties hereunder. The Master Servicers and any partner, representative, Affiliate, member, manager, director, officer, employee or agent of the Master Servicers may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (including, without limitation, the applicable Special Servicer) respecting any matters arising hereunder. The Master Servicers shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement; provided that each Master Servicer may in its sole discretion undertake any such action which it may reasonably deem necessary or desirable in order to protect the interests of the Certificateholders and the Trustee in the Mortgage Loans or the interests of the holders of the Serviced Companion Loans (subject to the applicable Special Servicer's servicing of Specially Serviced Mortgage Loans as contemplated herein). In such event, all legal expenses and costs of such action shall be expenses and costs of the Trust, and any Master Servicer shall be entitled to be reimbursed therefor as Servicing Advances as provided by Section 5.2, subject to the provisions of
Section 4.4 hereof.

            (b) In addition, the Master Servicers shall have no liability with respect to, and shall be entitled to conclusively rely on as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to such Master Servicers and conforming to the requirements of this Agreement. Subject to the Servicing Standard, each Master Servicer shall have the right to rely on information provided to it by the applicable Special Servicer and Mortgagors, and will have no duty to investigate or verify the accuracy thereof. Neither the Master Servicers, nor any partner, representative, Affiliate, member, manager, director, officer, employee or agent, shall be personally liable for any error of judgment made in good faith by any officer, unless it shall be proved that such Master Servicer or such officer was negligent in ascertaining the pertinent facts. Neither the Master Servicers nor any partner, representative, Affiliate, member, manager, director, officer, employee or agent, shall be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement.

            (c) The Master Servicers shall not be obligated to incur any liabilities, costs, charges, fees or other expenses which relate to or arise from any breach of any representation, warranty or covenant made by the Depositor, the Special Servicers, the Paying Agent or the Trustee in this Agreement. The Trust shall indemnify and hold harmless the Master Servicers from any and all claims, liabilities, costs, charges, fees or other expenses which relate to or arise from any such breach of representation, warranty or covenant to the extent such Master Servicer is unable to recover such amounts from the Person in breach.

            (d) Except as otherwise specifically provided herein:

            (i) a Master Servicer may rely, and shall be protected in acting or refraining from acting upon, any resolution, officer's certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, financial statement, agreement, appraisal, bond or other document (in electronic or paper format) reasonably believed or in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) a Master Servicer may consult with counsel, and any written advice or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (iii) a Master Servicer shall not be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement; and

            (iv) a Master Servicer, in preparing any reports hereunder, may rely, and shall be protected in acting or refraining from acting upon any information (financial or other), statement, certificate, document, agreement, covenant, notice, request or other paper (in electronic or paper format) reasonably believed by it to be genuine and provided by any Mortgagor or manager of a Mortgaged Property.

            (e) The Master Servicers and any partner, representative, Affiliate, member, manager, director, officer, employee or agent of such Master Servicer shall be indemnified by the Trustee, the Paying Agent and the applicable Special Servicer, as the case may be, and held harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that such Master Servicer may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of the Trustee's, the Paying Agent's or the applicable Special Servicer's duties hereunder, as the case may be, or by reason of negligent disregard of the Trustee's, the applicable Special Servicer's or the Paying Agent's obligations and duties hereunder, as the case may be, (including a breach of such obligations a substantial motive of which is to obtain an economic advantage from being released from such obligations). A Master Servicer shall immediately notify the Trustee, the Paying Agent and the applicable Special Servicer, if a claim is made by a third party with respect to this Agreement or the Mortgage Loans for which it is acting as Master Servicer entitling such Master Servicer to indemnification hereunder, whereupon the Trustee, the Paying Agent or the applicable Special Servicer, in each case, to the extent the claim is related to its respective willful misfeasance, bad faith, negligence or negligent disregard, shall assume the defense of any such claim (with counsel reasonably satisfactory to such Master Servicer) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the Trustee, the Paying Agent and the applicable Special Servicer shall not affect any rights that such Master Servicer may have to indemnification under this Agreement or otherwise, unless the Trustee's, the Paying Agent's or such Special Servicer's defense of such claim is materially prejudiced thereby. Such indemnity shall survive the termination of this Agreement or the resignation or removal of such Master Servicer hereunder. Any payment hereunder made by the Trustee, the Paying Agent or the applicable Special Servicer pursuant to this paragraph to such Master Servicer shall be paid from the Trustee's, the Paying Agent's or such Special Servicer's own funds, without reimbursement from the Trust therefor except to the extent achieved through subrogation as provided in this Agreement. Any expenses incurred or indemnification payments made by the Trustee, the Paying Agent or the applicable Special Servicer shall be reimbursed by the party so paid, if a court of competent jurisdiction makes a final judgment that the conduct of the Trustee, the Paying Agent or such Special Servicer, as the case may be, was not culpable of willful misfeasance, bad faith or negligence in the performance of its respective duties hereunder or of negligent disregard of its respective duties hereunder or the indemnified party is found to have acted with willful misfeasance, bad faith or negligence.

            Section 8.25 Indemnification; Third-Party Claims

            (a) Each Master Servicer and any partner, representative, Affiliate, member, manager, director, officer, employee or agent of each such Master Servicer shall be indemnified by the Trust and held harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action or claim relating to this Agreement, any Mortgage Loans, the Serviced Companion Loans (as provided in the following paragraph), any REO Property or the Certificates or any exercise of any right under this Agreement reasonably requiring the use of counsel or the incurring of expenses other than any loss, liability or expense incurred by reason of such Master Servicer's willful misfeasance, bad faith or negligence in the performance of duties hereunder.

            Except as provided in the following sentence and subject to the provisions of Section 9.40, the indemnification described in the preceding paragraph (including in the case of such claims or losses that relate primarily to the administration of the Trust, to any REMIC Pool or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense) shall be paid out of collections on, and other proceeds of, the Mortgage Loans as a whole but not out of collections on, or other proceeds of, each Serviced Companion Loan. In the case of any such claims or losses that do not relate primarily to the administration of the Trust, to any REMIC Pool or to any determination respecting the amount, payment or avoidance of any tax under the REMIC Provisions or the actual payment of any REMIC tax or expense, if such claims or losses relate to a Serviced Loan Group, then such indemnification shall be paid
(x) first, out of collections on, and other proceeds of, the Senior Mortgage Loans, as applicable, and the Serviced Companion Loans, as applicable, in the relative proportions provided for in the applicable Co-Lender Agreement and (y) if the collections and proceeds described in subclause (x) are not sufficient to so indemnify such indemnified parties on a current basis, then the balance of such indemnification shall be paid out of collections on, and other proceeds of, the Mortgage Loans as a whole.

            A Master Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to such Master Servicer) and out of the Trust pay all expenses in connection therewith, including counsel fees, and out of the Trust promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim and satisfy any settlement or other disposition in respect of such claim. The indemnification provided herein shall survive the termination of this Agreement or of the Master Servicers in such capacity. The Trustee, the Paying Agent or the Master Servicers shall promptly make from the applicable Certificate Account (and, if and to the extent that the amount due shall be paid from collections on, and other proceeds of, a Serviced Companion Loan as described above, out of the Serviced Companion Loan Custodial Account) any payments certified by the applicable Master Servicer to the Trustee and the Paying Agent as required to be made to the applicable Master Servicer pursuant to this Section 8.25.

            (b) Each Master Servicer agrees to indemnify the Trustee, the applicable Special Servicer, the Trust, the Depositor, the Paying Agent, the Custodian, and any partner, representative, Affiliate, member, manager, director, officer, employee, agent or Controlling Person thereof, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Trustee, the applicable Special Servicer, the Depositor, the Paying Agent, the Custodian and the Trust may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of any of such Master Servicer's duties hereunder or by reason of negligent disregard of such Master Servicer's obligations and duties hereunder (including a breach of such obligations a substantial motive of which is to obtain an economic advantage from being released from such obligations), and if in any such situation such Master Servicer is replaced, the parties hereto agree that the amount of such claims, losses, penalties, fines, legal fees and related costs, judgments, and other costs, liabilities, fees and expenses shall at least equal the incremental costs, if any, of retaining a successor servicer. The Trustee, the applicable Special Servicer, the Paying Agent, the Custodian or the Depositor, as applicable, shall immediately notify the applicable Master Servicer if a claim is made by any Person with respect to this Agreement or the Mortgage Loans entitling the Trustee, the Depositor, the applicable Special Servicer, the Paying Agent, the Custodian or the Trust to indemnification under this Section 8.25(b), whereupon the applicable Master Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to the Trustee, the applicable Special Servicer, the Paying Agent, the Custodian or the Depositor, as applicable) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the applicable Master Servicer shall not affect any rights the Trustee, the applicable Special Servicer, the Depositor, the Paying Agent, the Custodian or the Trust may have to indemnification under this Agreement or otherwise, unless the applicable Master Servicer's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the resignation or termination of the applicable Master Servicer, the applicable Special Servicer, the Paying Agent and the Trustee. Any expenses incurred or indemnification payments made by the applicable Master Servicer shall be reimbursed by the party so paid, if a court of competent jurisdiction makes a final, non-appealable judgment that the conduct of the applicable Master Servicer was not culpable of willful misfeasance, bad faith or negligence in the performance of its respective duties hereunder or of negligent disregard of its respective duties hereunder or the indemnified party is found to have acted with willful misfeasance, bad faith or negligence.

            (c) The Master Servicers shall not have any liability to the Depositor, the Trustee, the Paying Agent, the Special Servicers, the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer, any Certificateholder, any Certificate Owner, any holder of a Serviced Companion Loan, any Primary Servicer, the Placement Agent, any Underwriter, any Rating Agency or any other Person to whom it delivers information pursuant to the provisions of this Agreement (based on any other Person's information or report) for federal, state or other applicable securities law violations relating to the disclosure of such information. In the event any Person brings any claims relating to or arising from the foregoing against a Master Servicer (or any partners, representatives, Affiliates, members, managers, directors, officers, employees, agents thereof), the Trust (from amounts held in any account) shall hold harmless and indemnify such Master Servicer from any loss or expense (including attorney fees) relating to or arising from such claims.

            (d) The 2006-PWR14 Master Servicer and any partner, representative, Affiliate, member, manager, director, officer, employee or agent of the 2006-PWR14 Master Servicer shall be indemnified by the Trust and held harmless against (i) the Trust's pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to the 2006-PWR14 Pooling and Servicing Agreement and this Agreement, and relating to the Non-Trust Serviced Pari Passu Loan (but excluding any such losses allocable to the Non-Trust Serviced Companion Loan), reasonably requiring the use of counsel or the incurring of expenses other than any losses incurred by reason of the 2006-PWR14 Master Servicer's willful misfeasance, bad faith or negligence in the performance of its duties under the 2006-PWR14 Pooling and Servicing Agreement and (ii) any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses relating to the Non-Trust Serviced Pari Passu Loan, but only to the extent that such losses arise out of the actions of the Master Servicers, the Special Servicers or the Trustee, and only to the extent that such actions are in violation of such party's duties under the provisions of this Agreement and to the extent that such actions are the result of such party's negligence, bad faith or willful misconduct.

            (e) The Primary Servicer with respect to the PCFII Loans and any partner, representative, Affiliate, member, manager, director, officer, employee or agent thereof shall be indemnified by the Trust and held harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to this Agreement, its Primary Servicing Agreement (but only if, and to the extent that, the Capmark Master Servicer would have been entitled to indemnification therefor under this Agreement if it were directly servicing the PCFII Loans, any PCFII Loan (solely with respect to the Primary Servicer for such PCFII Loans), any REO Property or the Certificates or any exercise of any right under this Agreement or its related Primary Servicing Agreement (limited as set forth above) reasonably requiring the use of counsel or the incurring of expenses other than any loss, liability or expense incurred by reason of such Primary Servicer's willful misfeasance, bad faith or negligence in the performance of duties thereunder. Such Primary Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to such Primary Servicer) and out of the Trust pay all expenses in connection therewith, including counsel fees, and out of the Trust promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. The indemnification provided herein shall survive the termination of this Agreement and the related Primary Servicing Agreement. The Trustee, the Paying Agent or the Capmark Master Servicer shall promptly make from the applicable Certificate Account any payments certified by such Primary Servicer with respect to the PCFII Loans to the Trustee and the Paying Agent as required to be made to such Primary Servicer pursuant to this Section 8.25.

            (f) The Primary Servicer with respect to the PCFII Loans agrees to indemnify the Trustee, the General Special Servicer, the Trust, the Depositor, the Paying Agent, the Custodian and any partner, representative, Affiliate, member, manager, director, officer, employee, agent or Controlling Person thereof, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Trustee, the General Special Servicer, the Depositor, the Paying Agent, the Custodian and the Trust may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of such Primary Servicer's duties under this Agreement, its related Primary Servicing Agreement or by reason of negligent disregard of such Primary Servicer's obligations and duties thereunder (including a breach of such obligations a substantial motive of which is to obtain an economic advantage from being released from such obligations), and if in any such situation such Primary Servicer is replaced, the parties hereto agree that the amount of such claims, losses, penalties, fines, legal fees and related costs, judgments, and other costs, liabilities, fees and expenses shall at least equal the incremental costs, if any, of retaining a successor primary servicer. The Trustee, the General Special Servicer, the Paying Agent, the Custodian or the Depositor, as applicable, shall immediately notify such Primary Servicer if a claim is made by any Person with respect to this Agreement, the related Primary Servicing Agreement or the PCFII Loans entitling the Trustee, the Depositor, the General Special Servicer, the Paying Agent, the Custodian or the Trust to indemnification under this Section 8.25(d), whereupon such Primary Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to the Trustee, the General Special Servicer, the Paying Agent, the Custodian or the Depositor, as applicable) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify such Primary Servicer shall not affect any rights the Trustee, the General Special Servicer, the Depositor, the Paying Agent, the Custodian or the Trust may have to indemnification under this Agreement, the related Primary Servicing Agreement or otherwise, unless such Primary Servicer's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the related Primary Servicing Agreement and the resignation or termination of the applicable Master Servicer, the General Special Servicer, the Paying Agent, the Custodian and the Trustee. Any expenses incurred or indemnification payments made by such Primary Servicer with respect to the PCFII Loans shall be reimbursed by the party so paid, if a court of competent jurisdiction makes a final, non-appealable judgment that the conduct of such Primary Servicer was not culpable or that such Primary Servicer did not act with willful misfeasance, bad faith or negligence.

            Section 8.26 [Reserved]

            Section 8.27 Compliance with REMIC Provisions and Grantor Trust Provisions

            The Master Servicers shall act in accordance with this Agreement, the REMIC Provisions and the Grantor Trust Provisions and related provisions of the Code in order to create or maintain the status of the REMIC Pools created hereby as REMICs and the Class EI Grantor Trust created hereby as a grantor trust under the Code. The Master Servicers shall take no action or (A) cause any REMIC Pool to take any action that could (i) endanger the status of any REMIC Pool as a REMIC under the Code or (ii) result in the imposition of a tax upon any REMIC Pool (including, but not limited to, the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code or on prohibited contributions pursuant to Section 860G(d) of the Code) or (B) cause the Class EI Grantor Trust to take any action that could (i) endanger its status as a grantor trust or (ii) result in the imposition of any tax upon the Class EI Grantor Trust, unless the Trustee shall have received a Nondisqualification Opinion (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such status or result in the imposition of such tax. The Master Servicers shall comply with the provisions of Article XII hereof.

            Section 8.28 Termination

            (a) The obligations and responsibilities of either Master Servicer created hereby (other than the obligation of the Master Servicers to make payments to the Paying Agent as set forth in Section 8.29 and the obligations of the Master Servicers to the Trustee, the Paying Agent, the Special Servicers and the Trust as set forth in Section 8.25) shall terminate (i) on the date which is the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining outstanding (and final distribution to the Certificateholders) or
(B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) if an Event of Default with respect to such Master Servicer described in clauses 8.28(b)(iii), (iv), (viii), (ix) or (x) (but, with respect to clause (ix), only if directed by the Certificateholders or the Operating Adviser as set forth in the last sentence of this Section 8.28(a)) has occurred, 60 days following the date on which the Trustee or Depositor gives written notice to such Master Servicer that such Master Servicer is terminated or (iii) if an Event of Default with respect to such Master Servicer described in clauses 8.28(b)(i), (ii), (v), (vi) or (vii) has occurred, immediately upon the date on which the Trustee or the Depositor gives written notice to such Master Servicer that such Master Servicer is terminated. After any Event of Default, the Trustee (i) may elect (or, with respect to clause 8.28(b)(x), either the Trustee or the Depositor may elect) to terminate such Master Servicer by providing such notice, and (ii) shall provide such notice if holders of Certificates representing more than 25% of the Aggregate Certificate Balance of all Certificates so direct the Trustee. After an Event of Default described in
Section 8.28(b)(ix) below, the Trustee shall, at the written direction of the Operating Adviser or the holders of Certificates representing more than 51% of the Aggregate Certificate Balance of all Certificates, terminate such Master Servicer.

            (b) "Event of Default," wherever used herein, means, with respect to any Master Servicer, any one of the following events:

            (i) any failure by such Master Servicer, at the times required hereunder, to remit to the Paying Agent or otherwise make any payment required to be remitted by such Master Servicer under the terms of this Agreement, including any required P&I Advances, which continues unremedied until 11:00 a.m. on the Distribution Date; or

            (ii) any failure by such Master Servicer to (i) make a required deposit to the applicable Certificate Account which continues unremedied for one Business Day following the date on which such deposit was first required to be made, or (ii) timely make any Servicing Advance required to be made by it hereunder, which Servicing Advance remains unmade for a period of one Business Day following the date on which notice shall have been given to such Master Servicer by the Trustee as provided in Section 4.3(b); or

            (iii) any failure on the part of such Master Servicer duly to observe or perform in any material respect any other of the duties, covenants or agreements on the part of such Master Servicer contained in this Agreement (other than with respect to the duties, covenants or agreements contained in Article XIII, for so long as the Trust is subject to the reporting requirements of the Exchange Act) which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Master Servicer by the Depositor or the Trustee; provided, however, that if such Master Servicer certifies to the Trustee and the Depositor that such Master Servicer is in good faith attempting to remedy such failure, such cure period will be extended to the extent necessary to permit the Master Servicer to cure such failure; provided, further, that such cure period may not exceed 90 days; or

            (iv) any breach of the representations and warranties contained in
      Section 8.20 hereof that materially and adversely affects the interest of any holder of any Class of Certificates and that continues unremedied for a period of 30 days after the date on which notice of such breach, requiring the same to be remedied, shall have been given to such Master Servicer by the Depositor or the Trustee, provided, however, that if such Master Servicer certifies to the Trustee and the Depositor that such Master Servicer is in good faith attempting to remedy such breach, such cure period will be extended to the extent necessary to permit such Master Servicer to cure such breach; provided, further, that such cure period may not exceed 90 days; or

            (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Master Servicer and such decree or order shall have remained in force undischarged, undismissed or unstayed for a period of 60 days; or

            (vi) such Master Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such Master Servicer or of or relating to all or substantially all of its property; or

            (vii) such Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing; or

            (viii) such Master Servicer ceases to have a master servicer rating of at least "CMS3" from Fitch and is not reinstated to such status within 30 days, or the Trustee receives written notice from Fitch to the effect that the continuation of the Master Servicer in such capacity would result in the downgrade, qualification or withdrawal of any rating then assigned by Fitch to any Class of Certificates and citing servicing concerns with such Master Servicer as the sole or a material factor in such rating action and such notice is not rescinded within 30 days; provided that such Master Servicer shall have 60 days after removal due to such default within which it may sell its servicing rights to a party acceptable under this Agreement;

            (ix) such Master Servicer has been removed from S&P's Select Servicer List as a U.S. Commercial Mortgage Master Servicer, and that Master Servicer is not reinstated to such status within 60 days;

            (x) if any securities issued by an Other Securitization are rated by Fitch, a servicing officer of such Master Servicer obtains actual knowledge that Fitch has (a) qualified, downgraded or withdrawn its rating or ratings of any such securities, or (b) has placed any such securities on "watch status" in contemplation of a ratings downgrade or withdrawal (and such qualification, downgrade, withdrawal or "watch status" placement shall not have been withdrawn by Fitch within 60 days of the date such servicing officer obtained such actual knowledge) and, in the case of either of clauses (a) or (b), cited servicing concerns with such Master Servicer as the sole or material factor in such rating action; or

            (xi) subject to Section 13.8, such Master Servicer or any Additional Servicer or Sub-Servicer appointed by such Master Servicer (other than a Seller Sub-Servicer), shall fail to deliver any Exchange Act reporting items required to be delivered by such servicer under Article XIII of this Agreement at the times required under such Article.

            If any Master Servicer is terminated based upon an Event of Default set forth in clause (viii), (ix) or (x) above, then such Master Servicer shall have the right to enter into a sub-servicing agreement or primary servicing agreement with the applicable successor master servicer with respect to all applicable Mortgage Loans that are not then subject to a Sub-Servicing Agreement or Primary Servicing Agreement, so long as such terminated Master Servicer is on the approved select list of commercial mortgage loan servicers maintained by S&P and has a commercial loan primary servicer rating of at least "CPS3" (or the equivalent) from Fitch (or obtains a Rating Agency Confirmation from each Rating Agency as to which such terminated Master Servicer does not satisfy the applicable rating level described above), and the Operating Adviser has consented to such Primary Servicing or Sub-Servicing arrangement.

            Section 8.29 Procedure Upon Termination

            (a) Notice of any termination pursuant to clause (i) of Section 8.28(a), specifying the Master Servicer Remittance Date upon which the final transfer by a Master Servicer to the Paying Agent shall be made, shall be given promptly in writing by such Master Servicer to the Paying Agent no later than the later of (i) five Business Days after the final payment or other liquidation of the last Mortgage Loan or (ii) the sixth day of the month of such final distribution. Upon any such termination, the duties of such Master Servicer (other than the obligation of such Master Servicer to pay to the Paying Agent the amounts remaining in the applicable Certificate Account as set forth below and the obligations of such Master Servicer to the Trustee and the Trust as provided herein) shall terminate and such Master Servicer shall transfer to the Paying Agent the amounts remaining in the applicable Certificate Account (and any sub-account) after making the withdrawals permitted to be made pursuant to
Section 5.2 and shall thereafter terminate the applicable Certificate Account and any other account or fund maintained with respect to the Mortgage Loans.

            (b) On the date specified in a written notice of termination given to a Master Servicer pursuant to clause (ii) of Section 8.28(a), or on the date on which a written notice of termination is given to a Master Servicer pursuant to clause (iii) of Section 8.28(a) all authority, power and rights of such Master Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall terminate (except for any rights relating to unpaid servicing compensation or unreimbursed Advances; provided that in no event shall the termination of such Master Servicer be effective until a successor servicer shall have succeeded such Master Servicer as successor servicer, subject to approval by the Rating Agencies, notified such Master Servicer of such designation and such successor servicer shall have assumed such Master Servicer's obligations and responsibilities hereunder and under the Primary Servicing Agreements, as set forth in an agreement substantially in the form hereof, with respect to the Mortgage Loans. Except as provided in the next sentence, the Trustee may not succeed a Master Servicer as servicer until and unless it has satisfied the provisions that would apply to a Person succeeding to the business of such Master Servicer pursuant to Section 8.22(b) hereof. Notwithstanding the foregoing sentence, in the event that a Master Servicer is terminated as a result of an event described in Section 8.28(b)(v), 8.28(b)(vi) or 8.28(b)(vii), the Trustee shall act as successor servicer immediately upon delivery of a notice of termination to such Master Servicer and shall use commercially reasonable efforts within 90 days of assuming the duties of such Master Servicer, either to satisfy the conditions of Section 8.22(b) hereof or to transfer the duties of such Master Servicer to a successor servicer who has satisfied such conditions. The Trustee is hereby authorized and empowered to execute and deliver, on behalf of such Master Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents or otherwise. The Master Servicers agree to cooperate with the Trustee and the Paying Agent in effecting the termination of a Master Servicer's responsibilities and rights hereunder as Master Servicer including, without limitation, notifying Mortgagors of the assignment of the servicing function and providing the Trustee all documents and records in electronic or other form reasonably requested by it to enable the successor servicer designated by the Trustee to assume such Master Servicer's functions hereunder and to effect the transfer to such successor for administration by it of all amounts which shall at the time be or should have been deposited by such Master Servicer in the Certificate Account and any other account or fund maintained or thereafter received with respect to the Mortgage Loans.

            (c) If a Master Servicer receives a written notice of termination pursuant to clause (ii) of Section 8.28(a) relating solely to an Event of Default set forth in clause (viii), (ix) or (x) of Section 8.28(b) or an Event of Default caused by a default of a Primary Servicer under its Primary Servicing Agreement, and if such Master Servicer provides the Trustee with the appropriate "request for proposal" materials within five Business Days after receipt of such written notice of termination, then the Trustee shall promptly thereafter (using such "request for proposal" materials provided by such Master Servicer) solicit good faith bids for the rights to service the Mortgage Loans under this Agreement from at least three but no more than five Qualified Bidders or, if three Qualified Bidders cannot be located, then from as many Persons as the Trustee can determine are Qualified Bidders. At the Trustee's request, such Master Servicer shall supply the Trustee with the names of Persons from whom to solicit such bids. In no event shall the Trustee be responsible if less than three Qualified Bidders submit bids for the right to service the Mortgage Loans under this Agreement.

            (d) Each bid proposal shall require any Qualified Bidder, as a condition of its bid, to enter into this Agreement as successor Master Servicer, and to agree to be bound by the terms hereof and the terms of the Primary Servicing Agreements, not later than 45 days after termination of the applicable Master Servicer hereunder. The Trustee shall select the Qualified Bidder with the highest cash bid (or such other Qualified Bidder as the applicable Master Servicer may direct) (the "Successful Bidder") to act as successor Master Servicer hereunder. The Trustee shall direct the Successful Bidder to enter into this Agreement as successor Master Servicer pursuant to the terms hereof, and in connection therewith to deliver the amount of the Successful Bidder's cash bid to the Trustee by wire transfer of immediately available funds to an account specified by the Trustee no later than 10:00 a.m. New York City time on the date specified for the assignment and assumption of the servicing rights hereunder.

            (e) Upon the assignment and acceptance of the servicing rights hereunder to and by the Successful Bidder and receipt of such cash bid, the Trustee shall remit or cause to be remitted to the terminated Master Servicer the amount of such cash bid received from the Successful Bidder (net of all out-of-pocket expenses incurred in connection with obtaining such bid and transferring servicing) by wire transfer of immediately available funds to an account specified by the terminated Master Servicer no later than 1:00 p.m. New York City time on the date specified for the assignment and assumption of the servicing rights hereunder.

            (f) If the Successful Bidder has not entered into this Agreement as a successor Master Servicer within 45 days after the termination of a Master Servicer hereunder or no Successful Bidder was identified within such 45-day period, the Trustee shall have no further obligations under Section 8.29(c) and may act or may select another successor to act as Master Servicer hereunder in accordance with Section 8.29(b). During such 45-day period and until the acceptance of appointment by a successor servicer, the Master Servicer shall continue to service the Mortgage Loans in accordance with this Agreement.

            (g) Notwithstanding anything to the contrary in this Section 8.29, the successor master servicer must assume all of the obligations of the terminated Master Servicer under the Primary Servicing Agreements as a condition precedent to its becoming Master Servicer hereunder.

            (h) Any costs and expenses associated with the transfer of the master servicing function (other than with respect to a termination without cause) under this Agreement shall be borne by the predecessor Master Servicer and shall be paid within 30 days of request therefor, otherwise, if the applicable Master Servicer is terminated without cause, such costs and expenses shall be payable from the Trust.

            Section 8.30 Notification to Certificateholders

            (a) Upon any resignation of a Master Servicer pursuant to Section
8.22 or termination of a Master Servicer pursuant to Section 8.28 or appointment of a successor to the applicable Master Servicer, the Paying Agent shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register and to each Rating Agency.

            (b) Within 30 days after the occurrence of any Event of Default with respect to a Master Servicer of which a Responsible Officer of the Paying Agent has actual knowledge, the Paying Agent shall transmit by mail to all Holders of Certificates and each Rating Agency notice of such Event of Default, unless such Event of Default shall have been cured or waived.

            Section 8.31 Reserved

                                   ARTICLE IX

    ADMINISTRATION AND SERVICING OF SPECIALLY SERVICED MORTGAGE LOANS BY THE
                                SPECIAL SERVICERS

            Section 9.1 Duties of the Special Servicers

            (a) Subject to the express provisions of this Agreement, for and on behalf of the Certificateholders (and, solely as it relates to a Serviced Loan Group, for the benefit of each holder of a related Serviced Companion Loan) and the Trustee, the applicable Special Servicer shall service the Specially Serviced Mortgage Loans and manage the related REO Properties in accordance with the provisions of this Agreement and the Servicing Standard (subject to the servicing of the Non Trust-Serviced Pari Passu Loan by the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer in accordance with the 2006-PWR14 Pooling and Servicing Agreement). Certain of the provisions of this Article IX make explicit reference to their applicability to Mortgage Loans and the Serviced Companion Loans; notwithstanding such explicit references, references to "Mortgage Loans" contained in this Article IX, unless otherwise specified, shall be construed to refer also to the related Serviced Companion Loan (but any other terms that are defined in Article I and used in this Article IX shall be construed according to such definitions without regard to this sentence). Certain of the provisions of this Article IX make explicit reference to their non applicability to the Non Trust-Serviced Pari Passu Loan; notwithstanding such explicit references, references to "Mortgage Loans," "Specially Serviced Mortgage Loans," "REO Mortgage Loan," "REO Property," "Rehabilitated Mortgage Loan" and "Mortgaged Property" contained in this Article IX, unless otherwise specified, shall be construed to exclude the Non Trust-Serviced Pari Passu Loan and any related real property (but any other terms that are defined in Article I and used in this Article IX shall be construed according to such definitions without regard to this sentence).

            The General Special Servicer shall be the Special Servicer with respect to all the Mortgage Loans and other assets of the Trust other than the Non-Trust Serviced Loan Group and the DC Hilton Trust Assets and, as such, shall service and administer such of the assets of the Trust (other than the Non-Trust Serviced Loan Group and the DC Hilton Trust Assets) as constitute Specially Serviced Mortgage Loans and REO Properties and shall render such incidental services as are required of such Special Servicer with respect to such of the assets of the Trust (other than the Non-Trust Serviced Loan Group and the DC Hilton Trust Assets) as constitute assets that are not Specially Serviced Mortgage Loans or REO Properties. The DC Hilton Special Servicer shall be the Special Servicer with respect to the DC Hilton Trust Assets and, as such, shall service and administer the DC Hilton Trust Assets as constitute Specially Serviced Mortgage Loans or REO Property and shall render such incidental services as are required of such Special Servicer with respect to the DC Hilton Trust Assets as constitute assets that are not Specially Serviced Mortgage Loans or REO Properties.

            (b) Each Special Servicer shall cooperate with the applicable Master Servicer and provide the applicable Master Servicer with the information reasonably requested by such Master Servicer, in writing, to the extent required to allow such Master Servicer to perform its servicing obligations with respect to the Specially Serviced Mortgage Loans hereunder; provided, however, that (i) such Special Servicer shall not be required to produce any ad hoc reports or incur any unusual expense or effort in connection therewith and (ii) if a Special Servicer elects to provide such ad hoc reports requested by the applicable Master Servicer, such Special Servicer may require the applicable Master Servicer to pay a reasonable fee to cover the costs of the preparation thereof. A Special Servicer's obligations with respect to the servicing of any Specially Serviced Mortgage Loan and any related REO Properties shall terminate when such Specially Serviced Mortgage Loan has become a Rehabilitated Mortgage Loan, unless and until another Servicing Transfer Event with respect to such Rehabilitated Mortgage Loan occurs.

            (c) The applicable Special Servicer shall send a written notice to the applicable Master Servicer, the Trustee and the Paying Agent within two Business Days after becoming aware that a Mortgage Loan has become a Rehabilitated Mortgage Loan, which notice shall identify the applicable Mortgage Loan. Upon the receipt of such notice by the applicable Master Servicer, the Trustee and the Paying Agent, such Mortgage Loan shall become a Rehabilitated Mortgage Loan and will be serviced by the applicable Master Servicer.

            (d) Upon the occurrence of a Servicing Transfer Event with respect to a Mortgage Loan and upon the reasonable request of the applicable Special Servicer, the applicable Master Servicer shall mark its records for such Mortgage Loan to cause any monthly statements for amounts due on such Mortgage Loan to be sent thereafter to the applicable Special Servicer rather than the related Mortgagor. Upon receipt of any such monthly statement, the applicable Special Servicer shall, within two Business Days, advise the applicable Master Servicer of any changes to be made, and return the monthly statement to the applicable Master Servicer. The applicable Master Servicer shall thereafter promptly send the corrected monthly statement to the Mortgagor. If a Mortgage Loan becomes a Rehabilitated Mortgage Loan, the applicable Master Servicer shall send the monthly statement to the Mortgagor as it did before such Mortgage Loan became a Specially Serviced Mortgage Loan.

            (e) All amounts collected by the applicable Master Servicer with respect to a Specially Serviced Mortgage Loan (other than a Mortgage Loan that has become an REO Mortgage Loan or a Serviced Companion Loan if such Serviced Companion Loan has become a Specially Serviced Mortgage Loan) shall be deposited in the applicable Certificate Account, and all amounts collected by the applicable Master Servicer with respect to a Serviced Companion Loan if such Serviced Companion Loan has become a Specially Serviced Mortgage Loan shall be deposited in the Serviced Companion Loan Custodial Account. The applicable Master Servicer shall within two Business Days after receipt of any such payment, notify the applicable Special Servicer of the receipt of such payment and the amount thereof. The applicable Special Servicer shall, within two Business Days thereafter, instruct the applicable Master Servicer in writing how to apply such payment (with the application of such payments to be made in accordance with the related Mortgage Loan documents (including the related Co-Lender Agreement, as applicable) or in accordance with this Agreement, as applicable).

            (f) After the occurrence of any Servicing Transfer Event with respect to any one or more Mortgage Loans that are the subject of any Environmental Insurance Policy, (i) the applicable Special Servicer shall monitor the dates by which any claim must be made or action must be taken under such Environmental Insurance Policy to achieve the payment of all amounts thereunder to which the Trust is entitled in the event the applicable Special Servicer has actual knowledge of any event giving rise to a claim under such Environmental Insurance Policy (an "Insured Environmental Event") and (ii) if the applicable Special Servicer has actual knowledge of an Insured Environmental Event with respect to such Mortgage Loan, such Special Servicer shall take reasonable actions as are in accordance with the Servicing Standard and the terms and conditions of the related Environmental Insurance Policy to make a claim thereunder and achieve the payment of all amounts to which the Trust is entitled thereunder. Any legal fees or other out-of-pocket costs incurred in accordance with the Servicing Standard in connection with any such claim shall be paid by, and reimbursable to, the applicable Master Servicer as a Servicing Advance. All extraordinary expenses (but not ordinary and routine or anticipated expenses) incurred by the applicable Special Servicer in fulfilling its obligations under this Section 9.1 shall be paid by the Trust.

            Section 9.2 Fidelity Bond and Errors and Omissions Insurance Policy of the Special Servicers

            Each Special Servicer, at its expense, shall maintain in effect a Servicer Fidelity Bond and a Servicer Errors and Omissions Insurance Policy. The Servicer Errors and Omissions Insurance Policy and Servicer Fidelity Bond shall be issued by a Qualified Insurer (unless the applicable Special Servicer self insures as provided below) and be in form and amount consistent with the Servicing Standard. In the event that any such Servicer Errors and Omissions Insurance Policy or Servicer Fidelity Bond ceases to be in effect, the applicable Special Servicer shall obtain a comparable replacement policy or bond from an insurer or issuer meeting the requirements set forth above as of the date of such replacement. So long as the long-term rating of a Special Servicer (or its corporate parent) is not less than two rating categories (ignoring pluses or minuses) lower than the highest rating of the Certificates, but in any event not less than "A" as rated by S&P and Fitch, such Special Servicer may self-insure for the Servicer Fidelity Bond and the Servicer Error and Omissions Insurance Policy.

            Section 9.3 Sub-Servicers

            Each Special Servicer shall have the right to use a Sub-Servicer on the same terms and conditions as those set forth in Section 8.4 for a Sub-Servicer of the applicable Master Servicer. The applicable Special Servicer shall notify the applicable Master Servicer, the Trustee and the Operating Adviser (and, solely as it relates to a Serviced Loan Group, the holder of the related Serviced Companion Loan) of the appointment of any Sub-Servicer of such Special Servicer.

            Section 9.4 Special Servicers' General Powers and Duties

            (a) Subject to the other terms and provisions of this Agreement (including, but not limited to, Sections 9.39), each Special Servicer is hereby authorized and empowered when such Special Servicer believes it appropriate in accordance with the Servicing Standard, to take any and all the actions with respect to Specially Serviced Mortgage Loans which the applicable Master Servicer may perform as set forth in Section 8.3(a), including (i) to execute and deliver, on behalf of itself or the Trust (or the holder of a Serviced Companion Loan, as applicable), any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the Specially Serviced Mortgage Loans and with respect to the related REO Properties and (ii) to effectuate foreclosure or other conversion of the ownership of any REO Property securing a Mortgage Loan. The Trustee shall execute on the Closing Date the Powers of Attorney in the form of Exhibit S-2A and Exhibit S-2B hereto and shall furnish the applicable Special Servicer from time to time, upon request, with any additional powers of attorney of the Trust, empowering such Special Servicer to take such actions as it determines to be reasonably necessary to comply with its servicing, administrative and management duties hereunder, and the Trustee shall execute and deliver or cause to be executed and delivered such other documents as a Special Servicing Officer may request, that are necessary or appropriate to enable such Special Servicer to service, administer and manage the Specially Serviced Mortgage Loans and carry out its duties hereunder, in each case as such Special Servicer determines is in accordance with the Servicing Standard and the terms of this Agreement; provided that, prior to initiating any proceedings in any court of law or equity (but not defending any proceedings in any court of law or equity) or instituting any proceeding to foreclose on any Mortgaged Property in the name of the Trust in any state, such Special Servicer shall notify the Trustee in writing and not institute or initiate any such proceedings for a period of five Business Days from the date of its delivery of such notice to the Trustee, unless such Special Servicer reasonably believes that such action should be taken in less than five Business Days to preserve the property of the Trust for the benefit of Certificateholders, and the Trustee may within five Business Days of its receipt of such notice advise such Special Servicer that it has received an Opinion of Counsel (the cost of which shall be an expense of the Trust) from an attorney duly licensed to practice law in the state where the related Mortgaged Property or REO Property is located, that it is likely that the laws of the state in which said action is to be taken either prohibit such action if taken in the name of the Trust or that the Trust would be adversely affected under the "doing business" or tax laws of such state if such action is taken in its name; provided, further, that such Special Servicer shall not be liable to the extent that it relies on the advice provided in such Opinion of Counsel. Upon receipt of any such advice from the Trustee, the applicable Special Servicer shall take such action in the name of such Person or Persons, in trust for the Trust (or the holder of a Serviced Companion Loan, as applicable), as shall be consistent with the Opinion of Counsel obtained by the Trustee. Such Person or Persons shall acknowledge in writing that such action is being taken by the applicable Special Servicer in the name of the Trust (or the holder of a Serviced Companion Loan, as applicable). In the performance of its duties hereunder, the applicable Special Servicer shall be an independent contractor and shall not, except in those instances where it is, after notice to the Trustee as provided above, taking action in the name of the Trust (or the holder of a Serviced Companion Loan, as applicable), be deemed to be the agent of the Trust (or the holder of a Serviced Companion Loan, as applicable). The applicable Special Servicer shall indemnify the Trustee for any loss, liability or reasonable expense (including attorneys' fees) incurred by the Trustee or any partner, representative, Affiliate, member, manager, director, officer, employee, agent or Controlling Person of it or its Affiliates in connection with any negligent or intentional misuse of the foregoing powers of attorney furnished to such Special Servicer by the Trustee. Such indemnification shall survive the resignation or termination of such Special Servicer hereunder, the resignation or termination of the Trustee and the termination of this Agreement. The applicable Special Servicer shall not have any responsibility or liability for any act or omission of the Trustee, the applicable Master Servicer or the Depositor that is not attributable to the failure of such Special Servicer to perform its obligations hereunder. The applicable Special Servicer may conclusively rely on any advice of counsel rendered in a Nondisqualification Opinion.

            (b) In servicing and administering the Specially Serviced Mortgage Loans and managing any related REO Properties, the applicable Special Servicer shall employ procedures consistent with the Servicing Standard. The applicable Special Servicer shall conduct, or cause to be conducted, at the expense of the Trust, inspections of the Mortgaged Properties relating to Specially Serviced Mortgage Loans at such times and in such manner as shall be consistent with the Servicing Standard; provided that such Special Servicer shall conduct, or cause to be conducted, inspections of the Mortgaged Properties relating to Specially Serviced Mortgage Loans at least once during each twelve-month period that ends on December 31 of any calendar year (commencing with the twelve-month period ending December 31, 2007); provided, further, that such Special Servicer shall, at the expense of the Trust, inspect or cause to be inspected each Mortgaged Property related to a Mortgage Loan that is delinquent for sixty (60) days in the payment of any amounts due under such Mortgage Loan. The applicable Special Servicer shall provide to the applicable Master Servicer (who shall provide, solely as it relates to a Serviced Loan Group, to the holder of the related Serviced Companion Loan) and the Operating Adviser copies of the Inspection Reports relating to such inspections as soon as practicable after the completion of any inspection.

            (c) Pursuant to the Co-Lender Agreement with respect to the Non-Trust Serviced Pari Passu Loan, the owner of the Non-Trust Serviced Pari Passu Loan has agreed that such owner's rights in, to and under the Non-Trust Serviced Pari Passu Loan are subject to the servicing and all other rights of the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer and the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer are authorized and obligated to service and administer the Non-Trust Serviced Pari Passu Loan pursuant to the 2006-PWR14 Pooling and Servicing Agreement. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that the applicable Special Servicer's obligations and responsibilities hereunder and the applicable Special Servicer's authority with respect to the Non-Trust Serviced Pari Passu Loan are limited by and subject to the terms of the Co-Lender Agreement and the rights of the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer with respect thereto under the 2006-PWR14 Pooling and Servicing Agreement. The applicable Special Servicer shall take such actions as it shall deem reasonably necessary to facilitate the servicing of the Non-Trust Serviced Pari Passu Loan by the 2006-PWR14 Master Servicer and the 2006-PWR14 Special Servicer including, but not limited to, delivering appropriate Requests for Release to the Trustee and Custodian (if any) in order to deliver any portion of the related Mortgage File to the 2006-PWR14 Master Servicer or the 2006-PWR14 Special Servicer under the 2006-PWR14 Pooling and Servicing Agreement.

            Section 9.5 "Due-On-Sale" Clauses; Assignment and Assumption Agreements; Modifications of Specially Serviced Mortgage Loans;
Due-On-Encumbrance Clauses

            Subject to the limitations of Sections 9.39 and 12.3, each Special Servicer shall have the following duties and rights:

            (a) If any Specially Serviced Mortgage Loan contains a provision in the nature of a "due-on-sale" clause, which by its terms:

            (i) provides that such Specially Serviced Mortgage Loan shall (or may at the Mortgagee's option) become due and payable upon the sale or other transfer of an interest in the related Mortgaged Property or ownership in the related Mortgagor, or

            (ii) provides that such Specially Serviced Mortgage Loan may not be assumed without the consent of the related mortgagee in connection with any such sale or other transfer,

then, the applicable Special Servicer, on behalf of the Trust, shall, after consultation with (or, if required pursuant to this Agreement, receipt of written consent of) the Operating Adviser and in accordance with the REMIC Provisions, take such actions as it deems to be in the best economic interest of the Trust in accordance with the Servicing Standard, and may waive or enforce any due-on-sale clause contained in the related Mortgage Note or Mortgage; provided, however, that if the Principal Balance of such Mortgage Loan at such time equals or exceeds 5% of the Aggregate Certificate Balance or exceeds $35,000,000 or is one of the then current top 10 loans (by Principal Balance) in the pool, then prior to waiving the effect of such provision, the applicable Special Servicer shall obtain Rating Agency Confirmation regarding such waiver. In connection with the request for such consent, such Special Servicer shall prepare and deliver to Fitch and S&P a memorandum outlining its analysis and recommendation in accordance with the Servicing Standard, together with copies of all relevant documentation. The applicable Special Servicer shall also prepare and provide Fitch and S&P with such memorandum and documentation for all transfer, assumption and encumbrance consents granted for Specially Serviced Mortgage Loans below the threshold set forth above, but for which such Special Servicer's decision will be sufficient and a Rating Agency Confirmation is not required. As to any Mortgage Loan that is not a Specially Serviced Mortgage Loan and contains a provision in the nature of a "due-on-sale" clause, the applicable Special Servicer shall have the rights and duties set forth in Section 8.7(d). The applicable Special Servicer shall be entitled to 100% of all assumption fees in connection with Specially Serviced Mortgage Loans.

            After notice to the Operating Adviser (or, if otherwise required pursuant to this Agreement, receipt of written consent of), the applicable Special Servicer is also authorized to take or enter into an assignment and assumption agreement from or with the Person to whom such property has been or is about to be conveyed, and/or to release the original Mortgagor from liability upon the Specially Serviced Mortgage Loan and substitute the new Mortgagor as obligor thereon; provided that except as otherwise permitted by Section 9.5(c), any such assignment and assumption or substitution agreement shall contain no terms that could result in an Adverse REMIC Event. To the extent permitted by law, the applicable Special Servicer shall enter into an assumption or substitution agreement that is required under the related Mortgage Loan documents (either as a matter of right or upon satisfaction of specified conditions) and shall otherwise enter into any assumption or substitution agreement only if entering into such assumption or substitution agreement is consistent with the Servicing Standard. The applicable Special Servicer shall not condition approval of any request for assumption of a Specially Serviced Mortgage Loan on an increase in the interest rate of such Specially Serviced Mortgage Loan. The applicable Special Servicer shall notify the applicable Master Servicer of any such assignment and assumption or substitution agreement and such Special Servicer shall forward to the Trustee the original of such agreement, which original shall be added by the Trustee to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof.

            (b) In connection with any assignment and assumption of a Specially Serviced Mortgage Loan, in no event shall a Special Servicer consent to the creation of any lien on a Mortgaged Property that is senior to, or on a parity with, the lien of the related Mortgage. Nothing in this Section 9.5 shall constitute a waiver of the Trustee's right, as the mortgagee of record, to receive notice of any assignment and assumption of a Specially Serviced Mortgage Loan, any sale or other transfer of the related Mortgaged Property or the creation of any lien or other encumbrance with respect to such Mortgaged Property.

            (c) Subject to the Servicing Standard and Sections 9.37 and 9.39, and the rights and duties of the Master Servicers under Section 8.18, the applicable Special Servicer may enter into any modification, waiver or amendment (including, without limitation, the substitution or release of collateral or the pledge of additional collateral) of the terms of any Specially Serviced Mortgage Loan, including any modification, waiver or amendment to (i) reduce the amounts owing under any Specially Serviced Mortgage Loan by forgiving principal, accrued interest and/or any Prepayment Premium and/or any other amounts due and payable with respect to such Specially Serviced Mortgage Loan (including, but not limited to, any Late Fees or default interest), (ii) reduce the amount of the Scheduled Payment on any Specially Serviced Mortgage Loan, including by way of a reduction in the related Mortgage Rate, (iii) forbear in the enforcement of any right granted under any Mortgage Note or Mortgage relating to a Specially Serviced Mortgage Loan, (iv) extend the Maturity Date of any Specially Serviced Mortgage Loan and/or (v) accept a principal prepayment on any Specially Serviced Mortgage Loan during any period during which voluntary Principal Prepayments are prohibited, provided, in the case of any such modification, waiver or amendment, that (A) the related Mortgagor is in default with respect to the Specially Serviced Mortgage Loan or, in the reasonable judgment of the applicable Special Servicer, such default is reasonably foreseeable, (B) in the reasonable judgment of the applicable Special Servicer, such modification, waiver or amendment would increase the recovery on the Specially Serviced Mortgage Loan to Certificateholders on a net present value basis (the relevant discounting of amounts that will be distributable to Certificateholders to be performed at the related Mortgage Rate (as demonstrated in writing by such Special Servicer to the Trustee and the Paying Agent), (C) such modification, waiver or amendment would not cause an Adverse REMIC Event to occur, and (D) if notice to the Operating Adviser of such modification, waiver or amendment is required pursuant to Section 9.39.

            In no event, however, shall the applicable Special Servicer (i) extend the Maturity Date of a Specially Serviced Mortgage Loan beyond a date that is two years prior to the Final Rated Distribution Date or (ii) if the Specially Serviced Mortgage Loan is secured by a ground lease, extend the Maturity Date of such Specially Serviced Mortgage Loan unless such Special Servicer gives due consideration to the remaining term of such ground lease. The applicable Special Servicer shall not extend the Maturity Date of any Specially Serviced Mortgage Loan secured by a Mortgaged Property covered by a group secured creditor impaired property environmental insurance policy for more than five years beyond such Specially Serviced Mortgage Loan's Maturity Date unless a new Phase I Environmental Report indicates that there is no environmental condition or the Mortgagor obtains, at its expense, an extension of such policy on the same terms and conditions to cover the period through five years past the extended Maturity Date, provided that, (i) if such Specially Serviced Mortgage Loan is secured by a ground lease, the applicable Special Servicer shall give due consideration to the remaining term of the ground lease and (ii) in no case shall the Maturity Date of any such Specially Serviced Mortgage Loan be extended past a date that is two years prior to the Final Rated Distribution Date. The determination of the applicable Special Servicer contemplated by clause (B) of the proviso to the first paragraph of this Section 9.5(c) shall be evidenced by an Officer's Certificate certifying the information in the proviso to the first paragraph under this subsection (c).

            (d) In the event the applicable Special Servicer intends to permit a Mortgagor to substitute collateral for all or any portion of a Mortgaged Property pursuant to Section 9.5(c) or pledge additional collateral for the Specially Serviced Mortgage Loan pursuant to Section 9.5(c), if the security interest of the Trust in such collateral can only be perfected by possession, or if such collateral requires special care or protection, then prior to agreeing to such substitution or addition of collateral, such Special Servicer shall make arrangements for such possession, care or protection, and prior to agreeing to such substitution or addition of collateral (or such arrangement for possession, care or protection) shall obtain the prior written consent of the Trustee with respect thereto (which consent shall not be unreasonably withheld, delayed or conditioned); provided, however, that the Trustee shall not be required (but has the option) to consent to any substitution or addition of collateral or to hold any such collateral which will require the Trustee to undertake any additional duties or obligations or incur any additional expense. Notwithstanding the foregoing, to the extent not inconsistent with the related Mortgage Loan documents, the applicable Special Servicer will not permit a Mortgagor to substitute collateral for any portion of the Mortgaged Property unless it shall have received a Rating Agency Confirmation in connection therewith, the costs of which to be payable by the related Mortgagor to the extent provided for in the Mortgage Loan documents. If the Mortgagor is not required to pay for the Rating Agency Confirmation, then such expense will be paid by the Trust. Promptly upon receipt of notice of such unpaid expense, regarding a Specially Serviced Mortgage Loan, the applicable Special Servicer shall request the related Seller as and to the extent required pursuant to the terms of the related Mortgage Loan Purchase Agreement to make such payment by deposit to the applicable Certificate Account. The parties hereto acknowledge that if the Trust incurs any Additional Trust Expense associated solely with the release of collateral that is not required to be paid by a Mortgagor pursuant to the related Mortgage Loan documents (and such Additional Trust Expense is not paid by the Mortgagor), including, but not limited to, rating agency fees, then the sole obligation of the related Seller shall be to pay an amount equal to such expense to the extent the related Mortgagor is not required to pay them.

            (e) The applicable Special Servicer will promptly deliver to the applicable Master Servicer, the Operating Adviser, the Trustee, the Paying Agent, the Rating Agencies, a notice, specifying any such assignments and assumptions, modifications, material waivers (except any waivers with respect to Late Fees or default interest) or amendments, such notice identifying the affected Specially Serviced Mortgage Loan. Such notice shall set forth the reasons for such waiver, modification, or amendment (including, but not limited to, information such as related income and expense statements, rent rolls, in the case of Mortgage Loans, occupancy status, property inspections, and an internal or external appraisal performed in accordance with MAI standards and methodologies (and, if done externally, the cost of such appraisal shall be recoverable as a Servicing Advance subject to the provisions of Section 4.4 hereof)). The applicable Special Servicer shall also deliver to the Trustee (or the Custodian), for deposit in the related Mortgage File, an original counterpart of the agreement relating to such modification, waiver or amendment promptly following the execution thereof.

            (f) No fee described in this Section shall be collected by a Special Servicer from the Mortgagor (or on behalf of the Mortgagor) in conjunction with any consent or any modification, waiver or amendment of the Specially Serviced Mortgage Loan if the collection of such fee would cause such consent, modification, waiver or amendment to be a "significant modification" of the Mortgage Note within the meaning of Treasury Regulations Section 1.860G-2(b). Subject to the foregoing, the applicable Special Servicer shall use its reasonable efforts, in accordance with the Servicing Standard, to collect any modification fees and other expenses connected with a permitted modification of a Specially Serviced Mortgage Loan from the Mortgagor. The applicable Special Servicer shall be entitled to 100% of any modification fees received in connection with a Specially Serviced Mortgage Loan. The inability of the Mortgagor to pay any costs and expenses of a proposed modification shall not impair the right of the applicable Special Servicer, the applicable Master Servicer or the Trustee to be reimbursed by the Trust for such expenses (including any cost and expense associated with the Opinion of Counsel referred to in this Section).

            (g) Each Special Servicer shall cooperate with the applicable Master Servicer (as provided in Section 8.7) in connection with assignments, assumptions or substitutions of Mortgage Loans that are not Specially Serviced Mortgage Loans and shall be entitled to receive 50% of any assumption fee paid by the related Mortgagor in connection with an assignment, assumption or substitution executed pursuant to Section 8.7(a) or Section 8.7(d) to the extent that such Special Servicer's consent was required and the subject assignment, assumption or substitution was not "expressly permitted" by the related Mortgage Loan documents. The applicable Special Servicer shall be entitled to 100% of any assumption fee (including assumption application fees) received in connection with a Specially Serviced Mortgage Loan.

            (h) Notwithstanding anything herein to the contrary, (i) each Special Servicer shall not have any right or obligation to consult with or to seek and/or obtain consent or approval from the Operating Adviser prior to acting, and provisions of this Agreement requiring such shall be of no effect, if the Operating Adviser resigns or is removed, during the period following such resignation or removal until a replacement is elected and (ii) no advice, direction or objection from or by the Operating Adviser, as contemplated by this Agreement, may (and each Special Servicer shall ignore and act without regard to any such advice, direction or objection that such Special Servicer has determined, in its reasonable good faith judgment would) (A) require or cause such Special Servicer to violate applicable law, the terms of any Mortgage Loan, any provision of this Agreement, the REMIC Provisions or the Grantor Trust Provisions, including such Special Servicer's obligation to act in accordance with the Servicing Standard, (B) result in an Adverse REMIC Event with respect to any REMIC Pool or any Adverse Grantor Trust Event with respect to the Class EI Grantor Trust, (C) expose the Trust, the Depositor, either Master Servicer, either Special Servicer, the Paying Agent or the Trustee, or any of their respective partners, representatives, Affiliates, members, managers, directors, officers, employees or agents, to any material claim, suit or liability, or (D) materially expand the scope of either Special Servicer's responsibilities under this Agreement.

            (i) If any Specially Serviced Mortgage Loan which contains a provision in the nature of a "due-on-encumbrance" clause, which by its terms:

            (i) provides that such Mortgage Loan shall (or may at the mortgagee's option) become due and payable upon the creation of any additional lien or other encumbrance on the related Mortgaged Property or a lien on any ownership interest in the Mortgagor; or

            (ii) requires the consent of the mortgagee to the creation of any such additional lien or other encumbrance on the related Mortgaged Property,

            then, for so long as such Mortgage Loan is included in the Trust, the applicable Special Servicer, on behalf of the Trustee as the mortgagee of record, shall exercise (or, subject to Section 9.5, waive its right to exercise) any right it may have with respect to such Mortgage Loan (x) to accelerate the payments thereon, or (y) to withhold its consent to the creation of any such additional lien or other encumbrance, in a manner consistent with the Servicing Standard. Prior to waiving the effect of such provision with respect to a Mortgage Loan, the applicable Special Servicer shall obtain Rating Agency Confirmation regarding such waiver; provided, however, that such Rating Agency Confirmation shall only be required if the applicable Mortgage Loan (x) represents 2% or more of the Principal Balance of all of the Mortgage Loans held by the Trust or is one of the 10 largest Mortgage Loans based on Principal Balance or (y) such Mortgage Loan has a Loan-to-Value Ratio (which also includes Junior Indebtedness, if any) that is greater than or equal to 85% and a Debt Service Coverage Ratio (which also includes debt service on and any Junior Indebtedness) that is less than 1.2x.

            Section 9.6 Release of Mortgage Files

            (a) Upon becoming aware of the payment in full of any Specially Serviced Mortgage Loan, or the receipt by the applicable Special Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, or the complete defeasance of a Specially Serviced Mortgage Loan, such Special Servicer will within 2 Business Days notify the applicable Master Servicer. The applicable Special Servicer shall determine, in accordance with the Servicing Standard, whether an instrument of satisfaction shall be delivered and, if such Special Servicer determines that such instrument should be delivered, such Special Servicer shall deliver written approval of such delivery to the applicable Master Servicer.

            (b) From time to time and as appropriate for the servicing or foreclosure of any Specially Serviced Mortgage Loan or the management of the related REO Property and in accordance with the Servicing Standard, the Trustee shall execute or cause to be executed such documents as shall be prepared and furnished to the Trustee by a Special Servicing Officer (in form reasonably acceptable to the Trustee) and as are necessary for such purposes. The Trustee or Custodian shall, upon request of the applicable Special Servicer and delivery to the Trustee or Custodian of a Request for Release signed by a Special Servicing Officer substantially in the form of Exhibit C, release the related Mortgage File to such Special Servicer. After the transfer of servicing with respect to any Specially Serviced Mortgage Loan to the applicable Special Servicer, in accordance with the Servicing Standard, the applicable Master Servicer shall notify, in writing, the Mortgagor under each Specially Serviced Mortgage Loan transferred to the applicable Special Servicer, of such transfer.

            (c) [Reserved]

            (d) The applicable Special Servicer shall, with respect to any Rehabilitated Mortgage Loan, release to the applicable Master Servicer all documents and instruments in the possession of such Special Servicer related to such Rehabilitated Mortgage Loan. Prior to the transfer of servicing with respect to any Rehabilitated Mortgage Loan to the applicable Master Servicer in accordance with the Servicing Standard, the applicable Special Servicer shall notify, in writing, each Mortgagor under each Rehabilitated Mortgage Loan of such transfer.

            Section 9.7 Documents, Records and Funds in Possession of the Special Servicers to Be Held for the Trustee

            (a) Each Special Servicer shall transmit to the Trustee or Custodian such documents and instruments coming into the possession of such Special Servicer as from time to time are required by the terms hereof to be delivered to the Trustee. Any funds received by the applicable Special Servicer in respect of any Specially Serviced Mortgage Loan or any REO Property or which otherwise are collected by such Special Servicer as Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds in respect of any Specially Serviced Mortgage Loan or any REO Property shall be remitted to the applicable Master Servicer within two Business Days of receipt for deposit into the applicable Certificate Account, except that if such amounts relate to REO Income, they shall be deposited in the applicable REO Account. The applicable Special Servicer shall provide access to information and documentation regarding the Specially Serviced Mortgage Loans to the Trustee, the applicable Master Servicer, the Paying Agent, the Custodian, the Operating Adviser and their respective agents and accountants at any time upon reasonable written request and during normal business hours, provided that such Special Servicer shall not be required to take any action or provide any information that such Special Servicer determines will result in any material cost or expense to which it is not entitled to reimbursement hereunder or will result in any material liability for which it is not indemnified hereunder; provided, further, that the Trustee and the Paying Agent shall be entitled to receive from the applicable Special Servicer all such information as the Trustee and the Paying Agent shall reasonably require to perform their respective duties hereunder. In fulfilling such a request, the applicable Special Servicer shall not be responsible for determining whether such information is sufficient for the Trustee's, the applicable Master Servicer's, the Paying Agent's or the Operating Adviser's purposes.

            (b) Each Special Servicer hereby acknowledges that the Trust (and/or, if in connection with a Serviced Loan Group, the holder of the related Serviced Companion Loan) owns the Specially Serviced Mortgage Loans and all Mortgage Files representing such Specially Serviced Mortgage Loans and all funds now or hereafter held by, or under the control of, such Special Servicer that are collected by such Special Servicer in connection with the Specially Serviced Mortgage Loans (but excluding any Special Servicer Compensation and all other amounts to which such Special Servicer is entitled hereunder); and each Special Servicer agrees that all documents or instruments constituting part of the Mortgage Files, and such funds relating to the Specially Serviced Mortgage Loans which come into the possession or custody of, or which are subject to the control of, such Special Servicer, shall be held by such Special Servicer for and on behalf of the Trust (or each holder of a Serviced Companion Loan, as applicable).

            (c) Each Special Servicer also agrees that it shall not create, incur or subject any Specially Serviced Mortgage Loans, or any funds that are required to be deposited in any REO Account to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, nor assert by legal action or otherwise any claim or right of setoff against any Specially Serviced Mortgage Loan or any funds, collected on, or in connection with, a Specially Serviced Mortgage Loan.

            Section 9.8 Representations, Warranties and Covenants of the Special Servicers

            (a) Centerline Servicing Inc., in its capacity as the General Special Servicer, hereby represents and warrants to and covenants with the Trustee and the Paying Agent, as of the Closing Date:

            (i) the General Special Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and the General Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) the execution and delivery of this Agreement by the General Special Servicer, and the performance and compliance with the terms of this Agreement by the General Special Servicer, will not violate the General Special Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets which default or breach in the reasonable judgment of the General Special Servicer, is likely to affect materially and adversely either the ability of the General Special Servicer to perform its obligations under this Agreement or the financial condition of the General Special Servicer;

            (iii) the General Special Servicer has the full corporate power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) this Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the General Special Servicer, enforceable against the General Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) the General Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the General Special Servicer's reasonable judgment, is likely to affect materially and adversely either the ability of the General Special Servicer to perform its obligations under this Agreement or the financial condition of the General Special Servicer;

            (vi) no litigation is pending or, to the best of the General Special Servicer's knowledge, threatened against the General Special Servicer the outcome of which, in the General Special Servicer's reasonable judgment, could reasonably be expected to prohibit the General Special Servicer from entering into this Agreement or that, in the General Special Servicer's reasonable judgment, is likely to materially and adversely affect the ability of the General Special Servicer to perform its obligations under this Agreement;

            (vii) the General Special Servicer has errors and omissions insurance coverage which is in full force and effect and complies with the requirements of Section 9.2 hereof; and

            (viii) no consent, approval, authorization or order, registration or filing with or notice to, any governmental authority or court is required, under federal or state law, for the execution, delivery and performance of or compliance by the General Special Servicer with this Agreement, or the consummation by the General Special Servicer of any transaction contemplated hereby, other than (1) such consents, approvals, authorizations, qualifications, registrations, filings, or notices as have been obtained or made and (2) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the General Special Servicer under this Agreement.

            (b) Prudential Asset Resources, Inc., in its capacity as the DC Hilton Special Servicer, hereby represents and warrants to and covenants with the Trustee and the Paying Agent, as of the Closing Date:

            (i) the DC Hilton Special Servicer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and the DC Hilton Special Servicer is in compliance with the laws of each State in which any Mortgaged Property is located to the extent necessary to perform its obligations under this Agreement;

            (ii) the execution and delivery of this Agreement by the DC Hilton Special Servicer, and the performance and compliance with the terms of this Agreement by the DC Hilton Special Servicer, will not violate the DC Hilton Special Servicer's organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement or other instrument to which it is a party or which is applicable to it or any of its assets which default or breach in the reasonable judgment of the DC Hilton Special Servicer, is likely to affect materially and adversely either the ability of the DC Hilton Special Servicer to perform its obligations under this Agreement or the financial condition of the DC Hilton Special Servicer;

            (iii) the DC Hilton Special Servicer has the full corporate power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement;

            (iv) this Agreement, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a valid, legal and binding obligation of the DC Hilton Special Servicer, enforceable against the DC Hilton Special Servicer in accordance with the terms hereof, subject to (A) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting the enforcement of creditors' rights generally, and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law;

            (v) the DC Hilton Special Servicer is not in violation of, and its execution and delivery of this Agreement and its performance and compliance with the terms of this Agreement will not constitute a violation of, any law, order or decree of any court or arbiter, or any order, regulation or demand of any federal, state or local governmental or regulatory authority, which violation, in the DC Hilton Special Servicer's reasonable judgment, is likely to affect materially and adversely either the ability of the DC Hilton Special Servicer to perform its obligations under this Agreement or the financial condition of the DC Hilton Special Servicer;

            (vi) no litigation is pending or, to the best of the DC Hilton Special Servicer's knowledge, threatened against the DC Hilton Special Servicer the outcome of which, in the DC Hilton Special Servicer's reasonable judgment, could reasonably be expected to prohibit the DC Hilton Special Servicer from entering into this Agreement or that, in the DC Hilton Special Servicer's reasonable judgment, is likely to materially and adversely affect the ability of the DC Hilton Special Servicer to perform its obligations under this Agreement;

            (vii) the DC Hilton Special Servicer has errors and omissions insurance coverage which is in full force and effect and complies with the requirements of Section 9.2 hereof; and

            (viii) no consent, approval, authorization or order, registration or filing with or notice to, any governmental authority or court is required, under federal or state law, for the execution, delivery and performance of or compliance by the DC Hilton Special Servicer with this Agreement, or the consummation by the DC Hilton Special Servicer of any transaction contemplated hereby, other than (1) such consents, approvals, authorizations, qualifications, registrations, filings, or notices as have been obtained or made and (2) where the lack of such consent, approval, authorization, qualification, registration, filing or notice would not have a material adverse effect on the performance by the DC Hilton Special Servicer under this Agreement.

            (c) It is understood that the representations and warranties set forth in this Section 9.8 shall survive the execution and delivery of this Agreement.

            (d) Any cause of action against a Special Servicer arising out of the breach of any representations and warranties made in this Section shall accrue upon the giving of written notice to the applicable Special Servicer by any of the Trustee, the applicable Master Servicer or the Paying Agent. Each Special Servicer shall give prompt notice to the Trustee, the Paying Agent, the Depositor, the Operating Adviser and the applicable Master Servicer of the occurrence, or the failure to occur, of any event that, with notice, or the passage of time or both, would cause any representation or warranty in this Section made by such Special Servicer to be untrue or inaccurate in any respect.

            Section 9.9 Standard Hazard, Flood and Comprehensive General Liability Insurance Policies

            (a) For all REO Property, the applicable Special Servicer shall use reasonable efforts, consistent with the Servicing Standard, to maintain with a Qualified Insurer a Standard Hazard Insurance Policy which does not provide for reduction due to depreciation in an amount which is not less than the full replacement cost of the improvements of such REO Property or in an amount not less than the unpaid Principal Balance plus all unpaid interest and the cumulative amount of Servicing Advances (plus Advance Interest) made with respect to such Mortgage Loan and each Serviced Companion Loan, whichever is less, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause. If the improvements to the Mortgaged Property are in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available), the applicable Special Servicer shall maintain a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage equal to the lesser of the then outstanding Principal Balance of the Specially Serviced Mortgage Loan and unpaid Advances (plus Advance Interest) and the maximum insurance coverage required under such current guidelines. It is understood and agreed that the applicable Special Servicer has no obligation to obtain earthquake or other additional insurance on REO Property, except as required by law and, nevertheless, at its sole discretion and at the Trust's expense, it (if required at origination and is available at commercially reasonable rates) may obtain such earthquake insurance. The applicable Special Servicer shall use its reasonable efforts, consistent with the Servicing Standard, to obtain a comprehensive general liability insurance policy for all REO Properties. The applicable Special Servicer shall, to the extent available at commercially reasonable rates (as determined by such Special Servicer in accordance with the Servicing Standard) and to the extent consistent with the Servicing Standard, use its reasonable efforts to maintain a Rent Loss Policy covering revenues for a period of at least twelve months and a comprehensive general liability policy with coverage comparable to prudent lending requirements in an amount not less than $1,000,000 per occurrence. All applicable policies required to be maintained by the Special Servicers pursuant to this Section 9.9(a) shall name the Trustee as loss payee. The costs of such insurance shall be paid by the applicable Master Servicer as a Servicing Advance pursuant to Section 4.2, subject to the provisions of Section 4.4 hereof.

            (b) Any amounts collected by a Special Servicer under any insurance policies maintained pursuant to this Section 9.9 (other than amounts to be applied to the restoration or repair of the REO Property) shall be deposited into the applicable REO Account. Any cost incurred in maintaining the insurance required hereby for any REO Property shall be a Servicing Advance, subject to the provisions of Section 4.4 hereof.

            (c) Notwithstanding the above, a Special Servicer shall not be required in any event to maintain or obtain insurance coverage beyond what is reasonably available at commercially reasonable rates consistent with the Servicing Standard. Each Special Servicer shall notify the Trustee of any such determination.

            Each Special Servicer shall conclusively be deemed to have satisfied its obligations as set forth in this Section 9.9 either (i) if such Special Servicer shall have obtained and maintained a master force placed or blanket insurance policy insuring against hazard losses on all of the applicable REO Property serviced by it, it being understood and agreed that such policy may contain a deductible clause on terms substantially equivalent to those commercially available and maintained by comparable servicers consistent with the Servicing Standard, and provided that such policy is issued by a Qualified Insurer or (ii) if such Special Servicer (or its corporate parent) self-insures for its obligations, provided that the rating of such Person's long-term debt is not less than "A" by S&P and Fitch. In the event that the applicable Special Servicer shall cause any REO Property to be covered by such a master force placed or blanket insurance policy, the incremental cost of such insurance allocable to such REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any REO Property is then covered thereby), shall be paid by such Special Servicer, at its option, or by the applicable Master Servicer, as a Servicing Advance, subject to the provisions of
Section 4.4 hereof. If such policy contains a deductible clause, such Special Servicer shall, if there shall not have been maintained on the related REO Property a policy complying with this Section 9.9 and there shall have been a loss that would have been covered by such policy, deposit in the applicable Certificate Account the amount not otherwise payable under such master force placed or blanket insurance policy because of such deductible clause to the extent that such deductible exceeds (i) the deductible under the related Mortgage Loan (or Serviced Companion Loan) or (ii) if there is no deductible limitation required under the Mortgage Loan, the deductible amount with respect to insurance policies generally available on properties similar to the related REO Property which is consistent with the Servicing Standard, and deliver to the Trustee an Officer's Certificate describing the calculation of such amount. In connection with its activities as administrator and servicer of the REO Properties, the applicable Special Servicer agrees to present, on its behalf and on behalf of the Trustee, claims under any such master force placed or blanket insurance policy.

            Section 9.10 Presentment of Claims and Collection of Proceeds

            The applicable Special Servicer will prepare and present or cause to be prepared and presented on behalf of the Trustee all claims under the Insurance Policies with respect to REO Property, and take such actions (including the negotiation, settlement, compromise or enforcement of the insured's claim) as shall be necessary to recover under such policies. Any proceeds disbursed to such Special Servicer in respect of such policies shall be promptly remitted to the applicable Certificate Account, upon receipt, except for any amounts realized that are to be applied to the repair or restoration of the applicable REO Property in accordance with the Servicing Standard. Any extraordinary expenses (but not ordinary and routine or anticipated expenses) incurred by such Special Servicer in fulfilling its obligations under this
Section 9.10 shall be paid by the Trust.

            Section 9.11 Compensation to the Special Servicers

            (a) As compensation for its activities hereunder, each Special Servicer shall be entitled to (i) the Special Servicing Fee, (ii) the Liquidation Fee and (iii) the Work-Out Fee. The applicable Special Servicer shall be entitled to receive a Liquidation Fee from the proceeds received in connection with a full or partial liquidation (net of related costs and expenses of such liquidation) of a Specially Serviced Mortgage Loan or REO Property (whether arising pursuant to a sale, condemnation, casualty or otherwise). With respect to each REO Mortgage Loan that is a successor to a Mortgage Loan secured by two or more Mortgaged Properties, the reference to "REO Property" in the preceding sentence shall be construed on a property-by-property basis to refer separately to the acquired real property that is a successor to each of such Mortgaged Properties, thereby entitling the applicable Special Servicer to a Liquidation Fee from the Liquidation Proceeds received in connection with a final disposition of, and Condemnation Proceeds or Insurance Proceeds received in connection with, each such acquired property as the Liquidation Proceeds, Condemnation Proceeds or Insurance Proceeds related to that property are received.

            (b) The applicable Special Servicer shall be entitled to cause the applicable Master Servicer to withdraw (i) from the applicable Certificate Account, the Special Servicer Compensation in respect of each Mortgage Loan and
(ii) from the Serviced Companion Loan Custodial Account, to the extent solely related to a Serviced Companion Loan, in the time and manner set forth in
Section 5.2 of this Agreement. The applicable Special Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as expressly provided in this Agreement.

            (c) Additional Special Servicer Compensation in the form of net interest or income on any REO Account, assumption fees, extension fees, servicing fees, Modification Fees, forbearance fees, Late Fees and default interest payable at a rate above the Mortgage Rate (net of amounts used to pay Advance Interest, Additional Trust Fund Expenses, Special Servicing Fees, Liquidation Fees and Workout Fees relating to the subject Mortgage Loan as provided in Section 4.5) or other usual and customary charges and fees actually received from the Mortgagor in connection with any Specially Serviced Mortgage Loan shall be retained by the applicable Special Servicer, to the extent not required to be deposited in the applicable Certificate Account pursuant to the terms of this Agreement (other than any such fees payable in connection with the Non Trust-Serviced Pari Passu Loan). The applicable Special Servicer shall also be permitted to receive such compensation as set forth in Section 5.2(a)(ii), to the extent provided for herein from funds paid by the applicable Mortgagor. To the extent any component of Special Servicer Compensation is in respect of amounts usually and customarily paid by Mortgagors, the applicable Special Servicer shall use reasonable good faith efforts to collect such amounts from the related Mortgagor, and to the extent so collected, in full or in part, such Special Servicer shall not be entitled to compensation for the portion so collected therefor hereunder out of the Trust.

            Section 9.12 Realization Upon Defaulted Mortgage Loans

            (a) The applicable Special Servicer, in accordance with the Servicing Standard and subject to Sections 9.4(a), 9.36 and 9.39, shall use its reasonable efforts to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments of such Mortgage Loan, the sale of such Mortgage Loan in accordance with this Agreement or the modification of such Mortgage Loan in accordance with this Agreement. In connection with such foreclosure or other conversion of ownership, such Special Servicer shall follow the Servicing Standard.

            (b) Each Special Servicer shall not acquire any personal property relating to any Specially Serviced Mortgage Loan pursuant hereto unless either:

            (i) such personal property is incidental to real property (within the meaning of Section 856(e)(1) of the Code) so acquired by such Special Servicer; or

            (ii) such Special Servicer shall have received a Nondisqualification Opinion (the cost of which shall be reimbursed by the Trust) to the effect that the holding of such personal property by any REMIC Pool will not cause the imposition of a tax on such REMIC Pool under the Code or cause such REMIC Pool to fail to qualify as a REMIC.

            (c) Notwithstanding anything to the contrary in this Agreement, the applicable Special Servicer shall not, on behalf of the Trust, obtain title to a Mortgaged Property as a result of or in lieu of foreclosure or otherwise, and shall not otherwise acquire possession of, or take any other action with respect to, any Mortgaged Property, if, as a result of any such action the Trust or any trust that holds a Serviced Companion Loan would be considered to hold title to, to be a "mortgagee-in-possession" of, or to be an "owner" or "operator" of such Mortgaged Property within the meaning of CERCLA, or any applicable comparable federal, state or local law, or a "discharger" or "responsible party" thereunder, unless the applicable Special Servicer has also previously determined in accordance with the Servicing Standard, based on a Phase I Environmental Report prepared by a Person (who may be an employee or Affiliate of the applicable Master Servicer or the applicable Special Servicer) who regularly conducts environmental site assessments in accordance with the standards of FNMA in the case of multi-family mortgage loans and customary servicing practices in the case of commercial loans for environmental assessments, which report shall be delivered to the Trustee, that:

            (i) such Mortgaged Property is in compliance with applicable Environmental Laws or, if not, after consultation with an environmental expert that taking such actions as are necessary to bring the Mortgaged Property in compliance therewith is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions;

            (ii) taking such actions as are necessary to bring the Mortgaged Property in compliance with applicable Environmental Laws is reasonably likely to produce a greater recovery on a net present value basis than pursuing a claim under the Environmental Insurance Policy; and

            (iii) there are no circumstances or conditions present or threatened at such Mortgaged Property relating to the use, management, disposal or release of any hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials for which investigation, testing, monitoring, removal, clean-up or remediation could be required under any federal, state or local law or regulation, or that, if any such materials are present for which such action could be required, after consultation with an environmental expert taking such actions with respect to the affected Mortgaged Property is reasonably likely to produce a greater recovery on a net present value basis than not taking such actions (after taking into account the projected costs of such actions); provided, however, that such compliance pursuant to clause (i) and (ii) above or the taking of such action pursuant to this clause (iii) shall only be required to the extent that the cost thereof is a Servicing Advance of the applicable Master Servicer pursuant to this Agreement, subject to the provisions of Section 4.4 hereof.

            (d) The cost of the Phase I Environmental Report contemplated by
Section 9.12(c) may be treated as a Liquidation Expense, or in the event the related Specially Serviced Mortgage Loan is not liquidated and a Final Recovery Determination has been made with respect to such Specially Serviced Mortgage Loan, the applicable Master Servicer shall treat such cost as a Servicing Advance subject to the provisions of Section 4.4 hereof; provided that, in the latter event, the applicable Special Servicer shall use its good faith reasonable business efforts to recover such cost from the Mortgagor.

            (e) If the applicable Special Servicer determines, pursuant to
Section 9.12(c), that taking such actions as are necessary to bring any Mortgaged Property into compliance with applicable Environmental Laws, or taking such actions with respect to the containment, removal, clean-up or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, is not reasonably likely to produce a greater recovery on a net present value basis than not taking such actions (after taking into account the projected costs of such actions) or than not pursuing a claim under the Environmental Insurance Policy, then such Special Servicer shall take such action as it deems to be in the best economic interest of the Trust (or, if in connection with a Serviced Loan Group, in the best economic interests of the Trust and the holder of the related Serviced Companion Loan, as a collective whole), including, without limitation, releasing the lien of the related Mortgage. If the applicable Special Servicer determines that a material possibility exists that Liquidation Expenses with respect to Mortgaged Property (taking into account the cost of bringing it into compliance with applicable Environmental Laws) would exceed the Principal Balance of the related Mortgage Loan, such Special Servicer shall not attempt to bring such Mortgaged Property into compliance and shall not acquire title to such Mortgaged Property unless it has received the written consent of the Trustee to such action.

            Notwithstanding any provision of this Agreement to the contrary, the applicable Special Servicer shall not foreclose on any Mortgaged Property in anticipation of pursuing a claim under the related Environmental Insurance Policy, unless such Special Servicer shall have first reviewed such Environmental Insurance Policy.

            (f) The applicable Special Servicer shall have the right to determine, in accordance with the Servicing Standard, the advisability of maintaining any action with respect to any Specially Serviced Mortgage Loan, including, without limitation, any action to obtain a deficiency judgment with respect to any Specially Serviced Mortgage Loan.

            Section 9.13 Foreclosure

            In the event that the Trust obtains, through foreclosure on a Mortgage or otherwise, the right to receive title to a Mortgaged Property, the applicable Special Servicer, as its agent, shall direct the appropriate party to deliver title to the REO Property to the Trustee or its nominee.

            The applicable Special Servicer may consult with counsel to determine when an Acquisition Date shall be deemed to occur under the REMIC Provisions with respect to the Mortgaged Property, the expense of such consultation being treated as a Servicing Advance related to the foreclosure, subject to the provisions of Section 4.4 hereof. The applicable Special Servicer, on behalf of the Trust (and, if in connection with a Serviced Loan Group, the holder of the related Serviced Companion Loan), shall sell the REO Property expeditiously, but in any event within the time period, and subject to the conditions, set forth in Section 9.15. Subject to Section 9.15, the applicable Special Servicer shall manage, conserve, protect and operate the REO Property for the holders of beneficial interests in the Trust solely for the purpose of its prompt disposition and sale.

            Section 9.14 Operation of REO Property

            (a) The applicable Special Servicer shall segregate and hold all funds collected and received in connection with the operation of each REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to each REO Property one or more accounts held in trust for the benefit of the Certificateholders (and, if in connection with a Serviced Loan Group, the holder of the related Serviced Companion Loan) in the name of "Wells Fargo Bank, National Association, as Trustee for the Holders of Morgan Stanley Capital I Inc. Commercial Mortgage Securities Inc. Commercial Mortgage Pass-Through Certificates Series 2007-IQ15 and the holders of the Serviced Companion Loans, as their interests may appear" (each, an "REO Account"), which shall be an Eligible Account. Amounts in any REO Account shall be invested in Eligible Investments. The applicable Special Servicer shall deposit all funds received with respect to an REO Property in the applicable REO Accounts within two days of receipt. The applicable Special Servicer shall account separately for funds received or expended with respect to each REO Property. All funds in each REO Account may be invested only in Eligible Investments. The applicable Special Servicer shall notify the Trustee and the applicable Master Servicer in writing of the location and account number of each REO Account and shall notify the Trustee prior to any subsequent change thereof.

            (b) On or before 2:00 p.m. on each Special Servicer Remittance Date, the applicable Special Servicer shall withdraw from the applicable REO Account and remit to the applicable Master Servicer for deposit in the applicable Certificate Account, the REO Income received or collected during the Collection Period immediately preceding such Special Servicer Remittance Date on or with respect to the related REO Properties; provided, however, that (i) such Special Servicer may retain in such REO Account such portion of such proceeds and collections as may be necessary to maintain in such REO Account sufficient funds for the proper operation, management and maintenance of the related REO Property, including, without limitation, the creation of reasonable reserves for repairs, replacements, and necessary capital improvements and other related expenses. The applicable Special Servicer shall notify the applicable Master Servicer of all such remittances (and the REO Properties to which the remittances relate) made into the applicable Certificate Account and (ii) the applicable Special Servicer shall be entitled to withdraw from the REO Account and pay itself as additional special servicing compensation any interest or net reinvestment income earned on funds deposited in the applicable REO Account. The amount of any losses incurred in respect of any such investments shall be for the account of the applicable Special Servicer which shall deposit the amount of such loss (to the extent not offset by income from other investments) in the applicable REO Account, out of its own funds immediately as realized. If the applicable Special Servicer deposits in any REO Account any amount not required to be deposited therein, it may at any time withdraw such amount from such REO Account, any provision herein to the contrary notwithstanding.

            (c) If the Trust acquires the Mortgaged Property, the applicable Special Servicer shall have full power and authority, in consultation with the Operating Adviser, and subject to the specific requirements and prohibitions of this Agreement and any applicable consultation or consent rights of the holder of any Serviced Companion Loan (or Operating Adviser on its behalf (pursuant to the related Co-Lender Agreement or otherwise)) to do any and all things in connection therewith as are consistent with the Servicing Standard, subject to the REMIC Provisions, and in such manner as the applicable Special Servicer deems to be in the best interest of the Trust (or, with respect to a Serviced Loan Group, in the best interests of the Trust and the holder of the related Serviced Companion Loan, as a collective whole), and, consistent therewith, may advance from its own funds to pay for the following items (which amounts shall be reimbursed by the applicable Master Servicer or the Trust subject to Sections
4.4 in accordance with Section 4.6(d)), to the extent such amounts cannot be paid from REO Income:

            (i) all insurance premiums due and payable in respect of such REO Property;

            (ii) all real estate taxes and assessments in respect of such REO Property that could result or have resulted in the imposition of a lien thereon; and

            (iii) all costs and expenses necessary to maintain, operate, lease and sell such REO Property (other than capital expenditures).

            (d) The applicable Special Servicer may, and to the extent necessary to (i) preserve the status of the REO Property as "foreclosure property" under the REMIC Provisions or (ii) avoid the imposition of a tax on "income from nonpermitted assets" within the meaning of the REMIC Provisions, shall contract with any Independent Contractor for the operation and management of the REO Property, provided that:

            (i) the terms and conditions of any such contract shall not be inconsistent herewith;

            (ii) the terms of such contract shall be consistent with the provisions of Section 856 of the Code and Treasury Regulations Section 1.856-4(b)(5);

            (iii) only to the extent consistent with (ii) above, any such contract shall require, or shall be administered to require, that the Independent Contractor (A) pay all costs and expenses incurred in connection with the operation and management of such Mortgaged Property underlying the REO Property and (B) deposit on a daily basis all amounts payable to the Trust in accordance with the contract between the Trust and the Independent Contractor in an Eligible Account;

            (iv) none of the provisions of this Section 9.14 relating to any such contract or to actions taken through any such Independent Contractor shall be deemed to relieve such Special Servicer of any of its duties and obligations to the Trustee with respect to the operation and management of any such REO Property;

            (v) if the Independent Contractor is an Affiliate of such Special Servicer, the consent of the Operating Adviser and a Nondisqualification Opinion must be obtained; and

            (vi) such Special Servicer shall be obligated with respect thereto to the same extent as if it alone were performing all duties and obligations in connection with the operation and management of such REO Property.

            (e) Each Special Servicer shall be entitled to enter into any agreement with any Independent Contractor performing services for the Trust (and, if applicable, the holders of the Serviced Companion Loans) pursuant to this subsection (d) for indemnification of such Special Servicer by such Independent Contractor, and nothing in this Agreement shall be deemed to limit or modify such indemnification. All fees of the Independent Contractor (other than fees paid for performing services within the ordinary duties of the applicable Special Servicer which shall be paid by such Special Servicer) shall be paid from the income derived from the REO Property. To the extent that the income from the REO Property is insufficient, such fees shall be advanced by the applicable Master Servicer as a Servicing Advance, subject to the provisions of
Section 4.4 and Section 4.6(d) hereof.

            (f) Notwithstanding any other provision of this Agreement, the applicable Special Servicer shall not rent, lease, or otherwise earn income on behalf of the Trust or the beneficial owners thereof with respect to REO Property (excluding the Mortgaged Properties relating to the Non-Trust Serviced Pari Passu Loan) which might cause the REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (without giving effect to the final sentence thereof) or result in the receipt by any REMIC Pool of any "income from nonpermitted assets" within the meaning of
Section 860F(a)(2) of the Code or any "net income from foreclosure property" which is subject to tax under the REMIC Provisions unless (i) the Trustee and the applicable Special Servicer have received an Opinion of Counsel (at the Trust's sole expense) to the effect that, under the REMIC Provisions and any relevant proposed legislation, any income generated for REMIC I or the RCE Loan REMIC, as applicable, by the REO Property would not result in the imposition of a tax upon REMIC I or the RCE Loan REMIC, as applicable, or (ii) in accordance with the Servicing Standard, the applicable Special Servicer determines the income or earnings with respect to such REO Property will offset any tax under the REMIC Provisions relating to such income or earnings and will maximize the net recovery from the REO Property to the Certificateholders. The applicable Special Servicer shall notify the Trustee, the Paying Agent and the applicable Master Servicer of any election by it to incur such tax, and the applicable Special Servicer (i) shall hold in escrow in an Eligible Account an amount equal to the tax payable thereby from revenues collected from the related REO Property, (ii) provide the Paying Agent with all information for the Paying Agent to file the necessary tax returns in connection therewith and (iii) upon request from the Paying Agent, pay from such account to the Paying Agent the amount of the applicable tax. The Paying Agent shall file the applicable tax returns based on the information supplied by the applicable Special Servicer and pay the applicable tax from the amounts collected by such Special Servicer.

            Subject to, and without limiting the generality of the foregoing, the applicable Special Servicer, on behalf of the Trust, shall not:

            (i) permit the Trust to enter into, renew or extend any New Lease with respect to the REO Property, if the New Lease by its terms will give rise to any income that does not constitute Rents from Real Property;

            (ii) permit any amount to be received or accrued under any New Lease other than amounts that will constitute Rents from Real Property;

            (iii) authorize or permit any construction on the REO Property, other than the completion of a building or other improvement thereon, and then only if more than ten percent of the construction of such building or other improvement was completed before default on the Mortgage Loan became imminent, all within the meaning of Section 856(e)(4)(B) of the Code; or

            (iv) Directly Operate, other than through an Independent Contractor, or allow any other Person to Directly Operate, other than through an Independent Contractor, the REO Property on any date more than 90 days after the Acquisition Date; unless, in any such case, such Special Servicer has requested and received an Opinion of Counsel at the Trust's sole expense to the effect that such action will not cause such REO Property to fail to qualify as "foreclosure property" within the meaning of Section 860G(a)(8) of the Code (without giving effect to the final sentence thereof) at any time that it is held by the applicable REMIC Pool, in which case such Special Servicer may take such actions as are specified in such Opinion of Counsel.

            Section 9.15 Sale of REO Property

            (a) In the event that title to any REO Property (excluding the Mortgaged Properties relating to the Non-Trust Serviced Pari Passu Loan) is acquired by the Trust in respect of any Specially Serviced Mortgage Loan, the deed or certificate of sale shall be issued to the Trust, the Trustee or to its nominees. The applicable Special Servicer, after notice to the Operating Adviser, shall sell any REO Property as soon as practicable consistent with the objective of maximizing proceeds for all Certificateholders (and, with respect to a Serviced Loan Group, for the Certificateholders and the holder of the related Serviced Companion Loan, as a collective whole), but in no event later than the end of the third calendar year following the end of the year of its acquisition, and in any event prior to the Final Rated Distribution Date, unless
(i) the Trustee, on behalf of the applicable REMIC Pool, has been granted an extension of time (an "Extension") (which extension shall be applied for at least 60 days prior to the expiration of the period specified above) by the Internal Revenue Service to sell such REO Property (a copy of which shall be delivered to the Paying Agent upon request), in which case the applicable Special Servicer shall continue to attempt to sell the REO Property for its fair market value for such period longer than the period specified above as such Extension permits or (ii) the applicable Special Servicer seeks and subsequently receives, at the expense of the Trust, a Nondisqualification Opinion, addressed to the Trustee and such Special Servicer, to the effect that the holding by the Trust of such REO Property subsequent to the period specified above after its acquisition will not result in the imposition of taxes on "prohibited transactions" of a REMIC, as defined in Section 860F(a)(2) of the Code, or cause the related REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding. If the Trustee has not received an Extension or such Opinion of Counsel and the applicable Special Servicer is not able to sell such REO Property within the period specified above, or if an Extension has been granted and the applicable Special Servicer is unable to sell such REO Property within the extended time period, such Special Servicer shall, after consultation with the Operating Adviser, before the end of such period or extended period, as the case may be, auction the REO Property to the highest bidder (which may be such Special Servicer) in accordance with the Servicing Standard; provided, however, that if an Interested Person intends to bid on the REO Property, (i) such Special Servicer (or, if such Interested Person is such Special Servicer or an Affiliate of such Special Servicer, the Trustee) shall promptly obtain, at the expense of the Trust, an Appraisal of such REO Property (or internal valuation in accordance with the procedures specified in Section 6.9) and (ii) the Interested Person shall not bid less than the fair market value set forth in such Appraisal. The Depositor may not purchase REO Property at a price in excess of the fair market value thereof.

            Notwithstanding the foregoing, no Interested Person shall be permitted to purchase the REO Property at a price less than an amount equal to the fair value of the REO Property, as determined by the applicable Special Servicer (or, if such Interested Person is the applicable Special Servicer or an Affiliate of the applicable Special Servicer, the Trustee). Prior to the applicable Special Servicer's or Trustee's, as applicable, determination of fair value referred to above, the fair value of an REO Property shall be deemed to be an amount equal to the Purchase Price. The applicable Special Servicer or Trustee, as applicable, shall determine the fair value of an REO Property as soon as reasonably practical after receipt of notice of an Interested Party's desire to purchase such REO Property, and the applicable Special Servicer or Trustee, as applicable, shall promptly notify such Interested Party (and the Trustee, if applicable) of the fair value. The applicable Special Servicer or Trustee, as applicable, is required to recalculate the fair value of the REO Property if there has been a material change in circumstances or the applicable Special Servicer or Trustee, as applicable, has received new information (including the receipt of a third party bid to purchase the REO Property), either of which has a material effect on the fair value, provided that the applicable Special Servicer or Trustee, as applicable, shall be required to recalculate the fair value of the REO Property if the time between the date of last determination of the fair value of the REO Property and the date of the purchase of the REO Property by such Interested Party has exceeded 60 days. Upon any recalculation, the applicable Special Servicer or Trustee, as applicable, shall be required to promptly notify in writing such Interested Party (and the Trustee, if applicable) of the revised fair value. In determining fair value, the applicable Special Servicer or Trustee, as applicable, shall take into account, among other factors, the results of any appraisal or updated appraisal that it or the applicable Master Servicer may have obtained in accordance with this Agreement within the prior twelve months; the physical condition of the REO Property; the state of the local economy; any other bids received with respect to the REO Property; and the Trust's obligation to dispose of any REO Property as soon as practicable consistent with the objective of maximizing proceeds for all Certificateholders (and, with respect to a Serviced Loan Group, for the Certificateholders and the holder of the related Serviced Companion Loan, as a collective whole), but in no event later than the three-year period (or such extended period) specified in this Section 9.15. In performing its obligations under this Section 9.15(a), the applicable Special Servicer or the Trustee, as applicable, may, at the expense of the party desiring to purchase the REO Property, engage an appraiser or other expert in real estate matters to determine the fair value of an REO Property and may rely conclusively upon such Person's determination, which determination shall take into account the factors set forth in the preceding sentence. Any sale of REO Property related to a Serviced Loan Group shall be subject to and in accordance with the related Co-Lender Agreement.

            (b) Within 30 days of the sale of the REO Property, the applicable Special Servicer shall provide to the Trustee, the Paying Agent and the applicable Master Servicer (and, if in connection with a Serviced Loan Group, the holder of the related Serviced Companion Loan) a statement of accounting for such REO Property, including without limitation, (i) the Acquisition Date for the REO Property, (ii) the date of disposition of the REO Property, (iii) the sale price and related selling and other expenses, (iv) accrued interest (including interest deemed to have accrued) on the Specially Serviced Mortgage Loan to which the REO Property related, calculated from the Acquisition Date to the disposition date, (v) final property operating statements, and (vi) such other information as the Trustee or the Paying Agent (and, if in connection with a Serviced Loan Group, the holder of the related Serviced Companion Loan) may reasonably request in writing.

            (c) The Liquidation Proceeds from the final disposition of the REO Property shall be deposited in the applicable Certificate Account within one Business Day of receipt.

            Section 9.16 Realization on Collateral Security

            In connection with the enforcement of the rights of the Trust to any property securing any Specially Serviced Mortgage Loan other than the related Mortgaged Property, the applicable Special Servicer shall consult with counsel to determine how best to enforce such rights in a manner consistent with the REMIC Provisions and shall not, based on a Nondisqualification Opinion addressed to the applicable Special Servicer and the Trustee (the cost of which shall be an expense of the Trust) take any action that could result in the failure of any REMIC Pool to qualify as a REMIC while any Certificates are outstanding, unless such action has been approved by a vote of 100% of each Class of Certificateholders (including the Class R-I, Class R-II and Class R-III Certificateholders).

            Section 9.17 [Reserved]

            Section 9.18 [Reserved]

            Section 9.19 [Reserved]

            Section 9.20 Merger or Consolidation

            Any Person into which a Special Servicer may be merged or consolidated, or any Person resulting from any merger, conversion, other change in form or consolidation to which a Special Servicer shall be a party, or any Person succeeding to substantially all of the servicing business of a Special Servicer, shall be the successor of such Special Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided, however, that each of the Rating Agencies provides a Rating Agency Confirmation (including, as to any such succession with respect to such Special Servicer, with respect to any securities rated by a Rating Agency evidencing interest in a Serviced Companion Loan). If the conditions to the proviso in the foregoing sentence are not met, the Trustee may terminate, and if the conditions to the proviso in the following paragraph are not met, the Trustee shall terminate, such Special Servicer's servicing of the Specially Serviced Mortgage Loans pursuant hereto, such termination to be effected in the manner set forth in Section 9.31.

            Notwithstanding the foregoing, for so long as the Trust is subject to the reporting requirements of the Exchange Act, a Special Servicer may not remain a Special Servicer under this Agreement after (x) being merged or consolidated with or into any Person that is a Prohibited Party, or (y) transferring all or substantially all of its assets to any Person if such Person is a Prohibited Party, except to the extent (i) such Special Servicer is the surviving entity of such merger, consolidation or transfer or (ii) the Depositor consents to such merger, consolidation or transfer, which consent shall not be unreasonably withheld.

            Section 9.21 Resignation of Special Servicers

            (a) Except as otherwise provided in Section 9.20 or this Section 9.21, a Special Servicer shall not resign from the obligations and duties hereby imposed on it unless it determines that such Special Servicer's duties hereunder are no longer permissible under applicable law or are in material conflict by reason of applicable law with any other activities carried on by it. Any such determination permitting the resignation of such Special Servicer shall be evidenced by an Opinion of Counsel to such effect delivered to the applicable Master Servicer, the Operating Adviser and the Trustee. No such resignation shall become effective until a successor servicer designated by the Operating Adviser and the Trustee shall have (i) assumed such Special Servicer's responsibilities and obligations under this Agreement and (ii) Rating Agency Confirmation (including with respect to any securities rated by a Rating Agency evidencing interest in a Serviced Companion Loan) shall have been obtained. Notice of such resignation shall be given promptly by the applicable Special Servicer to the applicable Master Servicer, the Trustee and the Paying Agent.

            (b) Each Special Servicer may resign from the obligations and duties hereby imposed on it, upon 30 days notice to the Trustee and the Paying Agent, provided that (i) a successor Special Servicer is (x) available, (y) reasonably acceptable to the Operating Adviser, the Depositor, and the Trustee, and (z) willing to assume the obligations, responsibilities and covenants to be performed hereunder by such Special Servicer on substantially the same terms and conditions, and for not more than equivalent compensation as that herein provided, (ii) the successor Special Servicer has assets of at least $15,000,000 and (iii) Rating Agency Confirmation is obtained with respect to such resignation, as evidenced by a letter from each Rating Agency delivered to the Trustee. Any costs of such resignation and of obtaining a replacement Special Servicer shall be borne by the applicable Special Servicer and shall not be an expense of the Trust.

            (c) No such resignation under paragraph (b) above shall become effective unless and until such successor Special Servicer enters into a servicing agreement with the Trustee assuming the obligations and responsibilities of the applicable Special Servicer hereunder in form and substance reasonably satisfactory to the Trustee.

            (d) Upon any resignation or termination of a Special Servicer, such Special Servicer shall retain the right to receive any and all Work-Out Fees payable in respect of (i) Mortgage Loans (and the Serviced Companion Loans, as applicable) for which it acted as Special Servicer that became Rehabilitated Mortgage Loans during the period that it acted as Special Servicer and that were still Rehabilitated Mortgage Loans at the time of such resignation or termination or (ii) any Specially Serviced Mortgage Loan for which such Special Servicer has cured the event of default under such Specially Serviced Mortgage Loan through a modification, restructuring or workout negotiated by such Special Servicer and evidenced by a signed writing, but which had not as of the time such Special Servicer was terminated, become a Rehabilitated Mortgage Loan solely because it had not been a performing loan for 90 consecutive days and which subsequently becomes a Rehabilitated Mortgage Loan as a result of the loan being a performing loan for such 90 consecutive day period (and the successor Special Servicer shall not be entitled to any portion of such Work-Out Fees), in each case until such time (if any) as such Mortgage Loan (or the Serviced Companion Loans) again becomes a Specially Serviced Mortgage Loan or are no longer included in the Trust or if the related Mortgaged Property becomes an REO Property.

            Section 9.22 Assignment or Delegation of Duties by a Special
Servicer

            A Special Servicer shall have the right without the prior written consent of the Trustee to (A) delegate or subcontract with or authorize or appoint anyone, or delegate certain duties to other professionals such as attorneys and appraisers, as an agent of such Special Servicer or Sub-Servicers (as provided in Section 9.3) to perform and carry out any duties, covenants or obligations to be performed and carried out by such Special Servicer hereunder or (B) assign and delegate all of its duties hereunder to a single Person. In the case of any such assignment and delegation in accordance with the requirements of clause (A) of this Section, such Special Servicer shall not be released from its obligations under this Agreement. In the case of any such assignment and delegation in accordance with the requirements of clause (B) of this Section, such Special Servicer shall be released from its obligations under this Agreement, except that such Special Servicer shall remain liable for all liabilities and obligations incurred by it as a Special Servicer hereunder prior to the satisfaction of the following conditions: (i) such Special Servicer gives the Depositor, the applicable Master Servicer, the Operating Adviser and the Trustee notice of such assignment and delegation; (ii) such purchaser or transferee accepting such assignment and delegation executes and delivers to the Depositor and the Trustee an agreement accepting such assignment, which contains an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of such Special Servicer, with like effect as if originally named as a party to this Agreement; (iii) the purchaser or transferee has assets in excess of $15,000,000; (iv) such assignment and delegation is the subject of a Rating Agency Confirmation; and (v) the Depositor consents to such assignment and delegation, such consent not be unreasonably withheld. Notwithstanding the above, a Special Servicer may appoint Sub-Servicers in accordance with Section 9.39 hereof.

            Section 9.23 Limitation on Liability of the Special Servicers and Others

            (a) Neither the Special Servicers nor any of the partners, representatives, Affiliates, members, managers, directors, officers, employees or agents of the Special Servicers shall be under any liability to the Certificateholders, the holders of the Serviced Companion Loans or the Trustee for any action taken or for refraining from the taking of any action in good faith and using reasonable business judgment, consistent with the Servicing Standard; provided that this provision shall not protect the Special Servicers or any such Person against any breach of a representation or warranty contained herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or negligence in its performance of duties hereunder or by reason of negligent disregard of obligations and duties hereunder. Each Special Servicer and any partner, representative, Affiliate, member, manager, director, officer, employee or agent of a Special Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person (including, without limitation, the information and reports delivered by or at the direction of the applicable Master Servicer or any partner, representative, Affiliate, member, manager, director, officer, employee or agent of the applicable Master Servicer) respecting any matters arising hereunder. Each Special Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Specially Serviced Mortgage Loans in accordance with this Agreement; provided that a Special Servicer may in its sole discretion undertake any such action which it may reasonably deem necessary or desirable in order to protect the interests of the Certificateholders, the holders of the Serviced Companion Loans and the Trustee in the Specially Serviced Mortgage Loans. In such event, all legal expenses and costs of such action (other than those that are connected with the routine performance by the applicable Special Servicer of its duties hereunder) shall be expenses and costs of the Trust, and the applicable Special Servicer shall be entitled to be reimbursed therefor as provided by Section 5.2 hereof. Notwithstanding any term in this Agreement, a Special Servicer shall not be relieved from the requirement that it act in accordance with the Servicing Standard by virtue of taking any action at the direction of the Operating Adviser and shall not be relieved from liability otherwise imposed on such Special Servicer pursuant to Section 6.3 of this Agreement.

            (b) In addition, each Special Servicer shall have no liability with respect to, and shall be entitled to conclusively rely on as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to such Special Servicer and conforming to the requirements of this Agreement. Neither of the Special Servicers, nor any partner, representative, Affiliate, member, manager, director, officer, employee or agent, shall be personally liable for any error of judgment made in good faith by any officer, unless it shall be proved that the applicable Special Servicer or such officer was negligent in ascertaining the pertinent facts. Neither of the Special Servicers, nor any partner, representative, Affiliate, member, manager, director, officer, employee or agent, shall be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement. Each Special Servicer shall be entitled to rely on reports and information supplied to it by the applicable Master Servicer and the related Mortgagors and shall have no duty to investigate or confirm the accuracy of any such report or information.

            (c) Each Special Servicer shall not be obligated to incur any liabilities, costs, charges, fees or other expenses which relate to or arise from any breach of any representation, warranty or covenant made by the Depositor, the applicable Master Servicer or the Trustee in this Agreement. The Trust shall indemnify and hold harmless each Special Servicer from any and all claims, liabilities, costs, charges, fees or other expenses which relate to or arise from any such breach of representation, warranty or covenant to the extent such amounts are not recoverable from the party committing such breach.

            (d) Except as otherwise specifically provided herein:

            (i) each Special Servicer may rely, and shall be protected in acting or refraining from acting upon, any resolution, officer's certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document (in paper or electronic format) believed or in good faith believed by it to be genuine and to have been signed or presented by the proper party or parties;

            (ii) each Special Servicer may consult with counsel, and any written advice or Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

            (iii) each Special Servicer shall not be personally liable for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion, rights or powers conferred upon it by this Agreement; and

            (iv) each Special Servicer, in preparing any reports hereunder, may rely, and shall be protected in acting or refraining from acting upon any information (financial or other), statement, certificate, document, agreement, covenant, notice, request or other paper (in paper or electronic format) reasonably believed or in good faith believed by it to be genuine.

            (e) Each Special Servicer and any partner, representative, Affiliate, member, manager, director, officer, employee or agent of such Special Servicer shall be indemnified by the applicable Master Servicer, the Trustee and the Paying Agent, as the case may be, and held harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses incurred in connection with any legal action or claim relating to the applicable Master Servicer's, the Trustee's or the Paying Agent's, as the case may be, respective willful misfeasance, bad faith or negligence in the performance of its respective duties hereunder or by reason of negligent disregard by such Person of its respective duties hereunder, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of any of such Special Servicer's duties hereunder or by reason of negligent disregard of such Special Servicer's obligations and duties hereunder. The applicable Special Servicer shall promptly notify the applicable Master Servicer, the Trustee and the Paying Agent, if a claim is made by a third party entitling such Special Servicer to indemnification hereunder, whereupon the applicable Master Servicer, the Trustee or the Paying Agent, in each case, to the extent the claim was made in connection with its willful misfeasance, bad faith or negligence, shall assume the defense of any such claim (with counsel reasonably satisfactory to such Special Servicer). Any failure to so notify the applicable Master Servicer, the Trustee or the Paying Agent, shall not affect any rights the applicable Special Servicer may have to indemnification hereunder or otherwise, unless the interest of the applicable Master Servicer, the Trustee or the Paying Agent is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the applicable Special Servicer. Such indemnity shall survive the termination of this Agreement or the resignation or removal of the applicable Special Servicer hereunder. Any payment hereunder made by the applicable Master Servicer, the Trustee or the Paying Agent, as the case may be, pursuant to this paragraph to the applicable Special Servicer shall be paid from the applicable Master Servicer's, the Trustee's or the Paying Agent's, as the case may be, own funds, without reimbursement from the Trust therefor, except achieved through subrogation as provided in this Agreement. Any expenses incurred or indemnification payments made by the Trustee, the Paying Agent or the applicable Master Servicer shall be reimbursed by the party so paid if a court of competent jurisdiction makes a final judgment that the conduct of the Trustee, the Paying Agent or the applicable Master Servicer, as the case may be, was not culpable of willful misfeasance, bad faith or negligence in the performance of its respective duties hereunder or of negligent disregard of its respective duties hereunder or the indemnified party is found to have acted with willful misfeasance, bad faith or negligence.

            Section 9.24 Indemnification; Third-Party Claims

            (a) Each Special Servicer and any partner, representative, Affiliate, member, manager, director, officer, employee or agent of such Special Servicer shall be indemnified by the Trust, and held harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action or claim relating to (i) this Agreement, any Mortgage Loan, any REO Property or the Certificates or any exercise of any right under this Agreement, and (ii) any action taken by such Special Servicer in accordance with the instruction delivered in writing to such Special Servicer by the Trustee or the applicable Master Servicer pursuant to any provision of this Agreement, and such Special Servicer and each of its partners, representatives, Affiliates, members, managers, directors, officers, employees or agents shall in each case be entitled to indemnification from the Trust for any loss, liability or expense (including attorneys' fees) incurred in connection with the provision by such Special Servicer of any information included by such Special Servicer in the report required to be provided by such Special Servicer pursuant to this Agreement, other than any loss, liability or expense incurred by reason of willful misfeasance, bad faith or negligence in the performance of duties hereunder or by reason of negligent disregard of obligations and duties hereunder. Such Special Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to such Special Servicer) and the Trust shall pay, from amounts on deposit in the applicable Certificate Account pursuant to Section 5.2, all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the applicable Special Servicer. Any expenses incurred or indemnification payments made by the Trust shall be reimbursed by the applicable Special Servicer, if a court of competent jurisdiction makes a final, non-appealable judgment that such Special Servicer was found to have acted with willful misfeasance, bad faith or negligence. Notwithstanding the foregoing, if such loss, liability or expense relates specifically to a Serviced Companion Loan, then such indemnification shall be paid out of collections on, and other proceeds of, such Serviced Companion Loan.

            (b) Each Special Servicer agrees to indemnify the Trust, and the Trustee, the Depositor, the applicable Master Servicer, the Paying Agent and any partner, representative, Affiliate, member, manager, director, officer, employee, agent or Controlling Person of the Trustee, the Depositor and the applicable Master Servicer, and hold them harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, liabilities, fees and expenses that the Trust or the Trustee, the Depositor, the Paying Agent or the applicable Master Servicer may sustain arising from or as a result of the willful misfeasance, bad faith or negligence in the performance of such Special Servicer's duties hereunder or by reason of negligent disregard of such Special Servicer's obligations and duties hereunder by such Special Servicer. The Trustee, the Depositor, the Paying Agent or the applicable Master Servicer shall immediately notify the applicable Special Servicer if a claim is made by a third party with respect to this Agreement or the Specially Serviced Mortgage Loans entitling the Trust or the Trustee, the Depositor, the Paying Agent or the applicable Master Servicer, as the case may be, to indemnification hereunder, whereupon such Special Servicer shall assume the defense of any such claim (with counsel reasonably satisfactory to the Trustee, the Depositor, the Paying Agent or the applicable Master Servicer, as the case may be) and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or them in respect of such claim. Any failure to so notify the applicable Special Servicer shall not affect any rights the Trust or the Trustee, the Depositor, the Paying Agent or the applicable Master Servicer may have to indemnification under this Agreement or otherwise, unless such Special Servicer's defense of such claim is materially prejudiced thereby. The indemnification provided herein shall survive the termination of this Agreement and the termination or resignation of the applicable Special Servicer, the Paying Agent or the Trustee. Any expenses incurred or indemnification payments made by the applicable Special Servicer shall be reimbursed by the party so paid, if a court of competent jurisdiction makes a final, non-appealable judgment that the conduct of such Special Servicer was not culpable of willful misfeasance, bad faith or negligence in the performance of its respective duties hereunder or of negligent disregard of its respective duties hereunder or the indemnified party is found to have acted with willful misfeasance, bad faith or negligence.

            (c) The initial General Special Servicer and the Depositor expressly agree that the only information furnished by or on behalf of the General Special Servicer for inclusion in the Preliminary Prospectus Supplement and the Final Prospectus Supplement is the information set forth in the paragraphs under the caption "TRANSACTION PARTIES--The Special Servicers--Centerline Servicing Inc.," with respect to the General Special Servicer, of the Preliminary Prospectus Supplement and Final Prospectus Supplement. The initial DC Hilton Special Servicer and the Depositor expressly agree that the only information furnished by or on behalf of the DC Hilton Special Servicer for inclusion in the Preliminary Prospectus Supplement and the Final Prospectus Supplement is the information set forth in the paragraphs under the caption "TRANSACTION PARTIES--The Special Servicers--Prudential Asset Resources, Inc.," with respect to the DC Hilton Special Servicer, of the Preliminary Prospectus Supplement and Final Prospectus Supplement.

            (d) The 2006-PWR14 Special Servicer and any partner, representative, Affiliate, member, manager, director, officer, employee or agent of the 2006-PWR14 Special Servicer shall be indemnified by the Trust and held harmless against (i) the Trust's pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with any legal action relating to the 2006-PWR14 Pooling and Servicing Agreement and this Agreement, and relating to the Non Trust-Serviced Pari Passu Loan (but excluding any such losses allocable to the Non Trust Serviced Companion Loan), reasonably requiring the use of counsel or the incurring of expenses other than any losses incurred by reason of the 2006-PWR14 Special Servicer's willful misfeasance, bad faith or negligence in the performance of its duties under the 2006-PWR14 Pooling and Servicing Agreement and (ii) any claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses relating to the Non Trust-Serviced Pari Passu Loan, but only to the extent that such losses arise out of the actions of the applicable Master Servicer, the applicable Special Servicer or the Trustee, and only to the extent that such actions are in violation of such party's duties under the provisions of the this Agreement and to the extent that such actions are the result of such party's negligence, bad faith or willful misconduct.

            Section 9.25 [Reserved]

            Section 9.26 Special Servicers May Own Certificates

            Each Special Servicer or any agent of a Special Servicer in its individual capacity or in any other capacity may become the owner or pledgee of Certificates with the same rights as it would have if they were not a Special Servicer or such agent. Any such interest of a Special Servicer or such agent in the Certificates shall not be taken into account when evaluating whether actions of such Special Servicer are consistent with its obligations in accordance with the Servicing Standard regardless of whether such actions may have the effect of benefiting the Class or Classes of Certificates owned by such Special Servicer.

            Section 9.27 Tax Reporting

            The applicable Special Servicer shall notify applicable Master Servicer of (i) any abandoned Mortgaged Property, (ii) any foreclosure upon a Mortgaged Property or (iii) any indebtedness that is forgiven, which require reporting to the IRS. The applicable Special Servicer shall provide the necessary information to the applicable Master Servicer to allow such Master Servicer to comply with the Mortgagor tax reporting requirements imposed by Sections 6050H, 6050J and 6050P of the Code with respect to any Specially Serviced Mortgage Loan. The applicable Special Servicer shall provide to the applicable Master Servicer copies of any such reports. The applicable Master Servicer shall forward such reports to the Trustee and the Paying Agent.

            Section 9.28 Application of Funds Received

            It is anticipated that the Master Servicers will be collecting all payments with respect to the Mortgage Loans and the Serviced Companion Loans (other than payments with respect to REO Income). If, however, a Special Servicer should receive any payments with respect to any Mortgage Loan (other than REO Income), it shall, within two Business Days of receipt from the Mortgagor or otherwise of any amounts attributable to payments with respect to or the sale of any Mortgage Loan or any Specially Serviced Mortgage Loan, if any (but not including REO Income, which shall be deposited in the applicable REO Account as provided in Section 9.14 hereof), forward such payment (endorsed, if applicable, to the order of the applicable Master Servicer) to the applicable Master Servicer. The applicable Special Servicer shall notify the applicable Master Servicer of each such amount received on or before the date required for the making of such deposit or transfer, as the case may be, indicating the Mortgage Loan or Specially Serviced Mortgage Loan to which the amount is to be applied and the type of payment made by or on behalf of the related Mortgagor.

            Section 9.29 Compliance with REMIC Provisions and Grantor Trust Provisions

            Each Special Servicer shall act in accordance with this Agreement, the REMIC Provisions and the Grantor Trust Provisions and related provisions of the Code in order to create or maintain the status of the Class EI Grantor Trust as a grantor trust and of any REMIC Pool as a REMIC under the Code or, as appropriate, cooperate with the Paying Agent to adopt a plan of complete liquidation. Each Special Servicer shall not take any action or (A) cause any REMIC Pool to take any action that would (i) endanger the status of any REMIC Pool as a REMIC or the status of the Class EI Grantor Trust as a grantor trust or (ii) subject to Section 9.14(f), result in the imposition of a tax upon any REMIC Pool (including, but not limited to, the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code or on prohibited contributions pursuant to Section 860G(d) of the Code) or (B) cause the Class EI Grantor Trust to take any action that could (i) endanger its status as a grantor trust or (ii) result in the imposition of any tax upon the Class EI Grantor Trust unless the Master Servicers, the Trustee and the Paying Agent have received a Nondisqualification Opinion (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such status or result in the imposition of such tax. Each Special Servicer shall comply with the provisions of Article XII hereof.

            Section 9.30 Termination

            (a) The obligations and responsibilities of each Special Servicer created hereby (other than the obligation of the applicable Special Servicer to make payments to the applicable Master Servicer as set forth in Section 9.28 and the obligations of the Special Servicers pursuant to Sections 9.8 and 9.24 hereof) shall terminate on the date which is the earliest of (i) the later of
(A) the final payment or other liquidation of the last Mortgage Loan remaining outstanding (and final distribution to the Certificateholders) or, (B) the disposition of all REO Property in respect of any Specially Serviced Mortgage Loan (and final distribution to the Certificateholders), (ii) 60 days following the date on which the Trustee or the Operating Adviser has given written notice to Special Servicers that this Agreement is terminated pursuant to Section 9.30(b) or 9.30(c), respectively; and (iii) the effective date of any resignation of such Special Servicer effected pursuant to and in accordance with
Section 9.21 or delegation of such Special Servicer's duties pursuant to clause B of Section 9.22 (but only to the extent specifically set forth in Section 9.22).

            (b) The Trustee may terminate (or, with respect to clause (x) below, at the direction of the Depositor, shall terminate) a Special Servicer in the event that (i) such Special Servicer has failed to remit any amount required to be remitted to the Trustee, the applicable Master Servicer, the Paying Agent or the Depositor within one Business Day following the date such amount was required to have been remitted under the terms of this Agreement, (ii) such Special Servicer has failed to deposit into any account any amount required to be so deposited or remitted under the terms of this Agreement which failure continues unremedied for one Business Day following the date on which such deposit or remittance was first required to be made; (iii) such Special Servicer has failed to duly observe or perform in any material respect any of the other covenants or agreements of such Special Servicer set forth in this Agreement (other than, subject to Section 13.14(c), the covenants or agreements set forth in Article XIII, for so long as the Trust is subject to the reporting requirements of the Exchange Act), and such Special Servicer has failed to remedy such failure within thirty (30) days after written notice of such failure, requiring the same to be remedied, shall have been given to such Special Servicer by the Depositor or the Trustee, provided, however, that if such Special Servicer certifies to the Trustee and the Depositor that such Special Servicer is in good faith attempting to remedy such failure, and the Certificateholders would not be affected thereby, such cure period will be extended to the extent necessary to permit such Special Servicer to cure such failure; provided, however, that such cure period may not exceed 90 days; (iv) such Special Servicer has made one or more false or misleading representations or warranties herein that materially and adversely affects the interest of any Class of Certificates and has failed to cure such breach within thirty (30) days after notice of such breach, requiring the same to be remedied, shall have been given to such Special Servicer by the Depositor or the Trustee, provided, however, that if such Special Servicer certifies to the Trustee and the Depositor that such Special Servicer is in good faith attempting to remedy such failure, such cure period may be extended to the extent necessary to permit such Special Servicer to cure such failure; provided, however, that such cure period may not exceed 90 days; (v) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against such Special Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; (vi) such Special Servicer shall consent to the appointment of a conservator, receiver, liquidator, trustee or similar official in any bankruptcy, insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to such Special Servicer or of or relating to all or substantially all of its property;
(vii) such Special Servicer thereof shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable bankruptcy, insolvency or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations, or take any corporate action in furtherance of the foregoing;
(viii) such Special Servicer ceases to have the Special Servicer rating of at least "CSS3" from Fitch, or the Trustee receives written notice from Fitch that the continuation of such Special Servicer in such capacity would result in the downgrade, qualification or withdrawal of the then current rating then assigned by Fitch to any class of certificates and citing servicing concerns with such Special Servicer as the sole or a material factor in such rating action, and such notice is not rescinded within 60 days; (ix) such Special Servicer is no longer listed on S&P's Select Servicer List as a U.S. Commercial Mortgage Special Servicer and is not reinstated to such status within 60 days or (x) for so long as the Trust is subject to the reporting requirements of the Exchange Act, such Special Servicer, or any Sub-Servicer or Additional Servicer appointed by such Special Servicer (other than a Seller Sub-Servicer), shall fail to deliver any Exchange Act reporting items required to be delivered by such servicer under Article XIII of this Agreement at the times required under such Article. Such termination shall be effective on the date after the date of any of the above events that the Trustee specifies in a written notice to such Special Servicer specifying the reason for such termination. The Operating Adviser shall have the right to appoint a successor if the Trustee terminates such Special Servicer. Termination of one Special Servicer shall not terminate the other Special Servicer.

            (c) The Operating Adviser shall have the right to direct the Trustee to terminate a Special Servicer, with or without cause, provided that the Operating Adviser shall appoint a successor Special Servicer (to perform the duties designated to that applicable Special Servicer) who will execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, whereby the successor Special Servicer agrees to assume and perform punctually the duties of such terminated Special Servicer specified in this Agreement; and provided, further, that the Trustee shall have received Rating Agency Confirmation (including with respect to any securities rated by a Rating Agency evidencing interest in a Serviced Companion Loan) from each Rating Agency prior to the termination of the applicable Special Servicer. A Special Servicer shall not be terminated pursuant to this subsection (c) until a successor Special Servicer shall have been appointed. The Operating Adviser shall pay any costs and expenses incurred by the Trust in connection with the removal and appointment of a Special Servicer (unless such removal is based on any of the events or circumstances set forth in Section 9.30(b)). The Special Servicer being terminated shall execute and deliver such document acknowledging its termination as may be reasonably required by any Rating Agency.

            (d) Any costs and expenses associated with the transfer of the special servicing function (other than with respect to a termination without cause) under Section 9.30(b) shall be borne by the predecessor Special Servicer and shall be paid within 30 days of request therefor, otherwise, if such Special Servicer is terminated without cause, such costs and expenses shall be payable from the Trust, if the terminating party is the Trustee or the Depositor, or the Operating Adviser, if the Operating Adviser is the terminating party.

            Section 9.31 Procedure Upon Termination

            (a) Notice of any termination pursuant to clause (i)(B) of Section 9.30(a), specifying the Distribution Date upon which the final distribution shall be made, shall be given promptly by the applicable Special Servicer to the Trustee and the Paying Agent no later than the later of (i) five Business Days after the liquidation of the last REO Property or (ii) the sixth day of the month in which the final Distribution Date will occur. Upon any such termination, the rights and duties of the applicable Special Servicer (other than the rights and duties of such Special Servicer pursuant to Sections 9.8, 9.21, 9.23 and 9.24 hereof) shall terminate and such Special Servicer shall transfer to the applicable Master Servicer the amounts remaining in each REO Account and shall thereafter terminate each REO Account and any other account or fund maintained with respect to the Specially Serviced Mortgage Loans.

            (b) On the date specified in a written notice of termination given to a Special Servicer pursuant to clause (ii) of Section 9.30(a), all authority, power and rights of such Special Servicer under this Agreement, whether with respect to the Specially Serviced Mortgage Loans or otherwise, shall terminate; provided that in no event shall the termination of such Special Servicer be effective until the Trustee or other successor Special Servicer shall have succeeded such Special Servicer as successor Special Servicer, notified such Special Servicer of such designation, and such successor Special Servicer shall have assumed such Special Servicer's obligations and responsibilities, as set forth in an agreement substantially in the form hereof, with respect to the Specially Serviced Mortgage Loans. The Trustee or other successor Special Servicer may not succeed a Special Servicer as Special Servicer until and unless it has satisfied the provisions that would apply to a Person succeeding to the business of such Special Servicer pursuant to Section 9.20 hereof. The Trustee is hereby authorized and empowered to execute and deliver, on behalf of the applicable Special Servicer, as attorney-in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination. Each Special Servicer agrees to cooperate with the Trustee in effecting the termination of such Special Servicer's responsibilities and rights hereunder as Special Servicer including, without limitation, providing the Trustee all documents and records in electronic or other form reasonably requested by it to enable the successor Special Servicer designated by the Trustee to assume such Special Servicer's functions hereunder and to effect the transfer to such successor for administration by it of all amounts which shall at the time be or should have been deposited by such Special Servicer in the applicable REO Account and any other account or fund maintained or thereafter received with respect to the Specially Serviced Mortgage Loans.

            (c) Upon any resignation of a Special Servicer pursuant to Section
9.21 or termination of a Special Servicer pursuant to Section 9.30 or appointment of a successor to a Special Servicer, the Trustee shall give prompt written notice thereof to Certificateholders at their respective addresses appearing in the Certificate Register, to the holders of each Serviced Companion Loan and to each Rating Agency.

            Within 30 days after the occurrence of any Event of Default with respect to a Special Servicer of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall transmit by mail to all Certificateholders, the holders of each Serviced Companion Loan and each Rating Agency notice of such Event of Default, unless such Event of Default shall have been cured or waived.

            Section 9.32 Certain Special Servicer Reports

            (a) The applicable Special Servicer, for each Specially Serviced Mortgage Loan, shall provide to the applicable Master Servicer by 2:00 p.m. (New York time) on the date that is one Business Day after the Determination Date for each month, the CMSA Special Servicer Loan File in such electronic format as is mutually acceptable to each applicable Master Servicer and the applicable Special Servicer and in CMSA format. The applicable Master Servicer may use such reports or information contained therein to prepare its reports and such Master Servicer may, at its option, forward such reports directly to the Depositor and the Rating Agencies.

            (b) The applicable Special Servicer shall maintain accurate records, prepared by a Servicing Officer, of each Final Recovery Determination with respect to any Mortgage Loan or REO Property and the basis thereof. Each Final Recovery Determination shall be evidenced by an Officer's Certificate delivered to the Trustee, the Operating Adviser, the Paying Agent and the applicable Master Servicer no later than the tenth Business Day following such Final Recovery Determination.

            (c) The applicable Special Servicer shall provide to the applicable Master Servicer or the Paying Agent at the reasonable request in writing of such Master Servicer or the Paying Agent, any information in its possession with respect to the Specially Serviced Mortgage Loans which the applicable Master Servicer or Paying Agent, as the case may be, shall require in order for the applicable Master Servicer or the Paying Agent to comply with its obligations under this Agreement; provided that such Special Servicer shall not be required to take any action or provide any information that such Special Servicer determines will result in any material cost or expense to which it is not entitled to reimbursement hereunder or will result in any material liability for which it is not indemnified hereunder. The applicable Master Servicer shall provide the applicable Special Servicer at the reasonable request of such Special Servicer any information in its possession with respect to the Mortgage Loans which such Special Servicer shall require in order for such Special Servicer to comply with its obligations under this Agreement.

            (d) Not later than 20 days after each Special Servicer Remittance Date, the applicable Special Servicer shall forward to the applicable Master Servicer a statement setting forth the status of each REO Account as of the close of business on such Special Servicer Remittance Date, stating that all remittances required to be made by it as required by this Agreement to be made by such Special Servicer have been made (or, if any required distribution has not been made by such Special Servicer, specifying the nature and status thereof) and showing, for the period from the day following the preceding Special Servicer Remittance Date to such Special Servicer Remittance Date, the aggregate of deposits into and withdrawals from each REO Account for each category of deposit specified in Section 5.1 of this Agreement and each category of withdrawal specified in Section 5.2 of this Agreement.

            (e) With respect to Specially Serviced Mortgage Loans, the applicable Special Servicer shall use reasonable efforts to obtain and, to the extent obtained, to deliver electronically to the Master Servicers (subject to Section 8.14 herein), the Paying Agent, the Rating Agencies and the Operating Adviser, on or before April 15 of each year, commencing with April 15, 2008, (i) copies of the prior year operating statements and quarterly statements, if available, for each Mortgaged Property underlying a Specially Serviced Mortgage Loan or REO Property as of its fiscal year end, provided that either the related Mortgage Note or Mortgage requires the Mortgagor to provide such information, or if the related Mortgage Loan has become an REO Property, (ii) a copy of the most recent rent roll with respect to Mortgage Loans available for each Mortgaged Property, and (iii) a table, setting forth the Debt Service Coverage Ratio and occupancy with respect to each Mortgaged Property covered by the operating statements delivered above.

            (f) The applicable Special Servicer shall deliver to the applicable Master Servicer, the Depositor, the Paying Agent and the Trustee all such other information with respect to the Specially Serviced Mortgage Loans at such times and to such extent as the applicable Master Servicers, the Trustee, the Paying Agent or the Depositor may from time to time reasonably request; provided, however, that such Special Servicer shall not be required to produce any ad hoc non-standard written reports with respect to such Mortgage Loans except if any Person (other than the Paying Agent or the Trustee) requesting such report pays a reasonable fee to be determined by such Special Servicer.

            (g) The applicable Special Servicer shall deliver electronically a written Inspection Report of each Specially Serviced Mortgage Loan in accordance with Section 9.4(b) to the Operating Adviser.

            (h) Notwithstanding anything to the contrary herein, as a condition to a Special Servicer making any report or information available upon request to any Person other than the parties hereto or any Operating Adviser, such Special Servicer may require that the recipient of such information acknowledge that such Special Servicer may contemporaneously provide such information to the Depositor, the Trustee, the Paying Agent, the Master Servicers, the Primary Servicer, the Sellers, the Placement Agent, any Underwriter, any Rating Agency, and/or the Certificateholders, Certificate Owners or the holders of each Serviced Companion Loan, as applicable. Any transmittal of information by a Special Servicer to any Person other than the Trustee, the Paying Agent, the Master Servicers, any Primary Servicer, the 2006-PWR14 Master Servicer, the Rating Agencies, the Operating Adviser or the Depositor may be accompanied by a letter from such Special Servicer containing the following provision:

            "By receiving the information set forth herein, you hereby acknowledge and agree that the United States securities laws restrict any Person who possesses material, non-public information regarding the Trust which issued Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 from purchasing or selling such Certificates in circumstances where the other party to the transaction is not also in possession of such information. You also acknowledge and agree that such information is being provided to you for the purpose of, and such information may be used only in connection with, evaluation by you or another Certificateholder, Certificate Owner or prospective purchaser of such Certificates or beneficial interest therein."

            Section 9.33 Special Servicers to Cooperate with the Master Servicers, the Paying Agent and the Trustee

            The applicable Special Servicer shall furnish on a timely basis such reports, certifications, and information as are reasonably requested by the applicable Master Servicer, the Trustee, the Paying Agent or any Primary Servicer to enable it to perform its duties under this Agreement or any Primary Servicing Agreement, as applicable; provided that no such request shall (i) require or cause such Special Servicer to violate the Code, any provision of this Agreement, including such Special Servicer's obligation to act in accordance with the servicing standards set forth in this Agreement and to maintain the REMIC status of any REMIC Pool or (ii) expose such Special Servicer, the Trust, the Paying Agent or the Trustee to liability or materially expand the scope of such Special Servicer's responsibilities under this Agreement. In addition, the applicable Special Servicer shall notify the applicable Master Servicer of all expenditures incurred by it with respect to the Specially Serviced Mortgage Loans which are required to be made by the applicable Master Servicers as Servicing Advances as provided herein, subject to the provisions of Section 4.4 hereof. The applicable Special Servicer shall also remit all invoices relating to Servicing Advances promptly upon receipt of such invoices.

            Section 9.34 [Reserved]

            Section 9.35 [Reserved]

            Section 9.36 Sale of Defaulted Mortgage Loans

            (a) The holder of Certificates evidencing the greatest percentage interest in the Controlling Class and the applicable Special Servicer (each in such capacity, together with any assignee, the "Option Holder") shall, in that order, have the right, at its option (the "Option"), to purchase a Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) from the Trust at a price equal to the Option Purchase Price upon receipt of notice from the applicable Special Servicer that such Mortgage Loan has become at least 60 days delinquent as to any monthly debt service payment (or is 90 days delinquent as to its Balloon Payment). The Option is exercisable, subject to the related Seller's right (after receiving notice from the Trustee that an Option Holder intends to exercise its Option) set forth in Section 2.3 to first repurchase such Mortgage Loan, from that date until terminated pursuant to clause (e) below, and during that period the Option shall be exercisable in any month only during the period from the 10th calendar day of such month through the 25th calendar day, inclusive, of such month. The Trustee on behalf of the Trust shall be obligated to sell such Mortgage Loan upon the exercise of the Option (whether exercised by the original holder thereof or by a holder that acquired such Option by assignment), but shall have no authority to sell such Mortgage Loan other than in connection with the exercise of an Option (or in connection with a repurchase of a Mortgage Loan under Article II, an optional termination pursuant to Section
10.1 or a qualified liquidation of the REMIC Pools). Any Option Holder that exercises the Option shall be required to purchase the applicable Mortgage Loan within 4 Business Days following such exercise. If any Option Holder desires to waive its right to exercise the Option, then it shall so notify the Trustee in writing, and the Trustee shall promptly notify the next party eligible to hold the Option set forth above of its rights hereunder. Any of the other parties eligible to hold the Option set forth above may at any time notify the Trustee in writing of its desire to exercise the Option, and the Trustee shall promptly notify the current Option Holder (and the other parties eligible to hold the Option) of such party's desire to exercise the Option. If the Option Holder neither (i) exercises the Option nor (ii) surrenders its right to exercise the Option within 3 Business Days of its receipt of that notice, then the Option Holder's right to exercise the Option shall lapse, and the Trustee shall promptly notify the next party eligible to hold the Option (and the other parties eligible to hold the Option) of its rights thereunder.

            (b) The "Option Purchase Price" shall be an amount equal to the fair value of the related Mortgage Loan, as determined by the applicable Special Servicer upon the request of any holder of the Option. The reasonable, out-of-pocket expenses of the applicable Special Servicer incurred in connection with any such determination of the fair value of a Mortgage Loan shall be payable and reimbursed to such Special Servicer as an expense of the Trust. Prior to the applicable Special Servicer's determination of fair value referred to above, the fair value of a Mortgage Loan shall be deemed to be an amount equal to the Purchase Price plus (i) any prepayment penalty or yield maintenance charge then payable upon the prepayment of such Mortgage Loan and (ii) the reasonable fees and expenses of the applicable Special Servicer, the applicable Master Servicer and the Trustee incurred in connection with the sale of the Mortgage Loan. The applicable Special Servicer shall determine the fair value of a Mortgage Loan on the later of (A) as soon as reasonably practical upon the Mortgage Loan becoming 60 days delinquent or upon the Balloon Payment becoming delinquent and (B) the date that is 75 days after such Special Servicer's receipt of the Servicer Mortgage File relating to such Mortgage Loan, and the applicable Special Servicer shall promptly notify the Option Holder (and the Trustee and each of the other parties set forth above that could become the Option Holder) of the Option Purchase Price. The applicable Special Servicer is required to recalculate the fair value of the Mortgage Loan if there has been a material change in circumstances or such Special Servicer has received new information, including the receipt of a third party bid to purchase the Option, which has a material effect on the fair value, provided that such Special Servicer shall be required to recalculate the fair value of the Mortgage Loan if the time between the date of last determination of the fair value of the Mortgage Loan and the date of the exercise of the Option has exceeded 60 days. Upon any recalculation, the applicable Special Servicer shall be required to promptly notify in writing each Option Holder (and the Trustee and each of the other parties set forth above that could become the Option Holder) of the revised Option Purchase Price. Any such recalculation of the fair value of the Mortgage Loan shall be deemed to renew the Option in its original priority at the recalculated price with respect to any party as to which the Option had previously expired or been waived, unless the Option has previously been exercised by an Option Holder at a higher Option Purchase Price. In determining fair value, the applicable Special Servicer shall take into account, among other factors, the results of any Appraisal or updated Appraisal that it or the applicable Master Servicer may have obtained in accordance with this Agreement within the prior twelve months; any views on fair value expressed by Independent investors in mortgage loans comparable to the Mortgage Loan (provided that the applicable Special Servicer shall not be obligated to solicit such views); the period and amount of any delinquency on the affected Mortgage Loan; whether to the applicable Special Servicer's actual knowledge, the Mortgage Loan is in default to avoid a prepayment restriction; the physical condition of the related Mortgaged Property; the state of the local economy; the expected recoveries from the Mortgage Loan if the applicable Special Servicer were to pursue a workout or foreclosure strategy instead of the Option being exercised; and the Trust's obligation to dispose of any REO Property as soon as practicable consistent with the objective of maximizing proceeds for all Certificateholders, but in no event later than the three-year period (or such extended period) specified in Section 9.15.

            With respect to any related Pari Passu Loan, the applicable Special Servicer shall calculate the option purchase price (in a manner similar to that by which the Option Purchase Price with respect to the related Mortgage Loan is calculated) and shall notify the holder of such Pari Passu Loan of such price. Notwithstanding the foregoing, the Option will not apply to the Non-Trust Serviced Pari Passu Loan.

            (c) Any Option relating to a Mortgage Loan shall be assignable to a third party by the Option Holder at its discretion at any time after its receipt of notice from the applicable Special Servicer that an Option is exercisable with respect to a specified Mortgage Loan, and upon such assignment such third party shall have all of the rights granted to the Option Holder hereunder in respect of the Option. Such assignment shall only be effective upon written notice (together with a copy of the executed assignment and assumption agreement) being delivered to the Trustee, the applicable Master Servicer and the applicable Special Servicer, and none of such parties shall be obligated to recognize any entity as an Option Holder absent such notice.

            (d) If the applicable Special Servicer, the holder of Certificates representing the greatest percentage interest in the Controlling Class or an Affiliate of either thereof elects to exercise the Option, the Trustee shall be required to determine whether the Option Purchase Price constitutes a fair price for the Mortgage Loan. Upon request of the applicable Special Servicer to make such a determination, the Trustee will do so within a reasonable period of time (but in no event more than 15 Business Days). In doing so, the Trustee may rely on the opinion of an Appraiser or other expert in real estate matters retained by the Trustee at the expense of the party exercising the Option. The Trustee may also rely on the most recent Appraisal of the related Mortgaged Property that was prepared in accordance with this Agreement. If the Trustee were to determine that the Option Purchase Price does not constitute a fair price, then the applicable Special Servicer shall redetermine the fair value taking into account the objections of the Trustee.

            (e) The Option shall terminate, and shall not be exercisable as set forth in clause (a) above (or if exercised, but the purchase of the related Mortgage Loan has not yet occurred, shall terminate and be of no further force or effect) if the Mortgage Loan to which it relates is no longer delinquent as set forth above because the Mortgage Loan has (i) become a Rehabilitated Mortgage Loan, (ii) been subject to a work-out arrangement, (iii) been foreclosed upon or otherwise resolved (including by a full or discounted pay-off) or (iv) been purchased by the related Seller pursuant to Section 2.3.

            (f) Unless and until an Option Holder exercises an Option, the applicable Special Servicer shall continue to service and administer the related Mortgage Loan (and the related Serviced Companion Loan, as applicable) in accordance with the Servicing Standard and this Agreement, and shall pursue such other resolution or recovery strategies, including workout or foreclosure, as is consistent with this Agreement and the Servicing Standard.

            Section 9.37 Operating Adviser; Elections

            (a) In accordance with Section 9.37(c), the Certificateholders representing more than 50% of the Certificate Balance of the Certificates of the then Controlling Class may elect the operating adviser with respect to Specially Serviced Mortgage Loans (the "Operating Adviser"). The Operating Adviser shall be elected for the purpose of receiving reports and information from the Special Servicers in respect of the Specially Serviced Mortgage Loans (including any reports and information received by the applicable Special Servicer from the 2006-PWR14 Special Servicer with respect to the Non Trust-Serviced Pari Passu
Loan).

            (b) The initial Operating Adviser is Centerline REIT Inc. (f/k/a ARCap REIT, Inc.), a Delaware corporation. The Controlling Class shall give written notice to the Trustee, the Paying Agent and the applicable Master Servicer of the appointment of any subsequent Operating Adviser (in order to receive notices hereunder). If a subsequent Operating Adviser is not so appointed, an election of an Operating Adviser also shall be held. Notice of the meeting of the Holders of the Controlling Class shall be mailed or delivered to each Holder by the Paying Agent, not less than 10 nor more than 60 days prior to the meeting. The notice shall state the place and the time of the meeting, which may be held by telephone. A majority of Certificate Balance of the Certificates of the then Controlling Class, present in person or represented by proxy, shall constitute a quorum for the nomination of an Operating Adviser. At the meeting, each Holder shall be entitled to nominate one Person to act as Operating Adviser. The Paying Agent shall cause the election of the Operating Adviser to be held as soon thereafter as is reasonably practicable.

            (c) Each Holder of the Certificates of the Controlling Class shall be entitled to vote in each election of the Operating Adviser. The voting in each election of the Operating Adviser shall be in writing mailed, telecopied, delivered or sent by courier and actually received by the Paying Agent on or prior to the date of such election. Immediately upon receipt by the Paying Agent of votes (which have not been rescinded) from the Holders of Certificates representing more than 50% of the Certificate Balance of the Certificates of the then Controlling Class which are cast for a single Person, such Person shall be, upon such Person's acceptance, the Operating Adviser. The Paying Agent shall not be required to recognize any Person as an Operating Adviser until the Operating Adviser provides the Paying Agent with written confirmation of its acceptance of such appointment, written confirmation that it will keep confidential all information received by it as Operating Adviser hereunder or otherwise with respect to the Certificates, the Trust and/or this Agreement, an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers). The Paying Agent hereby recognizes Centerline REIT Inc. as the initial Operating Adviser. The Paying Agent shall promptly notify the Trustee of the identity of the Operating Adviser. The Trustee shall promptly deliver such information to the Master Servicers and the Special Servicers. The Master Servicers and the Special Servicers shall not be required to recognize any Person as an Operating Adviser until such information has been delivered by the Trustee. In the event that an Operating Adviser shall have resigned or been removed and a successor Operating Adviser shall not have been elected, there shall be no Operating Adviser.

            (d) The Operating Adviser may be removed at any time by the written vote, copies of which must be delivered to the Paying Agent, of more than 50% of the Certificate Balance of the Holders of the Certificates of the then Controlling Class.

            (e) The Paying Agent shall act as judge of each election and, absent manifest error, the determination of the results of any election by the Paying Agent shall be conclusive. Notwithstanding any other provisions of this Section 9.37, the Paying Agent may make such reasonable regulations as it may deem advisable for any election.

            (f) Notwithstanding any provision of this Section 9.37 or any other provision of this Agreement to the contrary, at any time that a Special Servicer has been elected as Operating Adviser or no Operating Adviser has been elected,
(i) such Special Servicer shall not be required to deliver notices or information to, or obtain the consent or approval of, the Operating Adviser and
(ii) to the extent any Person other than such Special Servicer is otherwise required hereunder to provide notices or information to, or obtain the consent or approval of, the Operating Adviser, such Person shall be required to provide such notices or information to, or obtain the consent or approval of, such Special Servicer.

            (g) With respect to a Serviced Loan Group, the Operating Adviser appointed by the Certificateholders pursuant to Section 9.37(c) hereof shall be entitled to receive copies of all notices or information sent to the related Directing Holder hereunder, with respect to such Serviced Loan Group.

            (h) The applicable Master Servicer or the applicable Special Servicer, as the case may be, shall not be required to recognize any Person as the holder of a Serviced Companion Loan until such holder provides such Master Servicer or Special Servicer, as the case may be, with an address and telecopy number for the delivery of notices and other correspondence and a list of officers or employees of such Person with whom the parties to this Agreement may deal (including their names, titles, work addresses and telecopy numbers). The applicable Master Servicer or the applicable Special Servicer, as the case may be, shall promptly notify the Operating Adviser of such information with respect to any such holder of a Serviced Companion Loan.

            Section 9.38 Limitation on Liability of Operating Adviser

            The Operating Adviser shall have no liability to the Trust, the Depositor, the Master Servicers, the Special Servicers, the Trustee, the Paying Agent, the holders of each Serviced Companion Loan or the Certificateholders for any action taken, or for refraining from the taking of any action, in good faith and using reasonable business judgment pursuant to this Agreement. Furthermore, the Operating Adviser shall have no rights with respect to the Non Trust-Serviced Pari Passu Loan or the Non Trust Serviced Companion Loan. The Operating Adviser shall have no liability to the trust formed pursuant to the 2006-PWR14 Pooling and Servicing Agreement, the holder of the Non Trust Serviced Companion Loan or the certificateholders under the 2006-PWR14 Pooling and Servicing Agreement for any action taken, or for refraining from the taking of any action, in good faith and using reasonable business judgment pursuant to this Agreement. By its acceptance of a Certificate, each Certificateholder (and Certificate Owner) confirms its understanding that the Operating Adviser may take actions that favor the interests of one or more Classes of the Certificates over other Classes of the Certificates and that the Operating Adviser may have special relationships and interests that conflict with those of Holders of some Classes of the Certificates and the holders of each Serviced Companion Loan, and each Certificateholder (and Certificate Owner) agrees to take no action against the Operating Adviser based upon such special relationship or conflict.

            Section 9.39 Rights of Operating Adviser

            (a) With respect to each Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or Serviced Loan Group, as applicable), notwithstanding anything to the contrary herein (and, with respect to each Serviced Loan Group, subject to Section 9.40 and the related Co-Lender Agreement), including but not limited to Article 8 hereof, the Operating Adviser may advise the applicable Special Servicer with respect to the following actions of such Special Servicer and such Special Servicer will not be permitted to take any of the following actions with respect to any Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) unless and until it has notified the Operating Adviser in writing and such Operating Adviser has not objected in writing (i) within 5 Business Days of having been notified thereof in respect of actions relating to non-Specially Serviced Mortgage Loans (which 5 Business Day period shall run concurrently with the time periods set forth in the Primary Servicing Agreement with respect to such actions) and (ii) within 10 Business Days of having been notified thereof in respect of actions relating to Specially Serviced Mortgage Loans and having been provided with all reasonably requested information with respect thereto (it being understood and agreed that if such written objection has not been received by such Special Servicer within such 5 Business Day or 10 Business Day period, as applicable, then the Operating Adviser's approval will be deemed to have been given):

            (i) any modification, amendment or waiver, or consent to modification, amendment or waiver, of a Money Term of a Mortgage Loan other than an extension of the original maturity date for 2 years or less;

            (ii) with respect to notice only, any proposed sale of a Defaulted Mortgage Loan, pursuant to Section 9.36;

            (iii) any determination to bring an REO Property into compliance with Environmental Laws;

            (iv) any acceptance of substitute or additional collateral for a Mortgage Loan not expressly required under such Mortgage Loan (except with respect to a Defeasance Loan);

            (v) any acceptance of a discounted payoff;

            (vi) any waiver or consent to waiver of a "due-on-sale" or "due-on-encumbrance" clause;

            (vii) any acceptance of an assumption agreement;

            (viii) any release of collateral for a Specially Serviced Mortgage Loan (other than in accordance with the terms of or upon satisfaction of such Mortgage Loan); and

            (ix) any franchise changes or certain management company changes for which such Special Servicer is required to consent.

            (b) In addition, notwithstanding anything to the contrary herein, including but not limited to Article 8 hereof, with respect to each Mortgage Loan (or Serviced Loan Group, as applicable), the Operating Adviser shall have the right to approve any of the following actions by the applicable Special
Servicer:

            (i) any actual or proposed foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing such of the Specially Serviced Mortgage Loans as come into and continue in default;

            (ii) any acceptance of a discounted payoff; and

            (iii) any release of "earn out" or performance reserves listed on
      Schedule XI hereof, on deposit in an Escrow Account, other than where such release does not require the consent of the lender or is required under applicable law.

            In the event that a Special Servicer determines that immediate action is necessary to protect the interests of the Certificateholders and/or the holders of each Serviced Companion Loan, as the case may be, such Special Servicer may take any such action without waiting for the Operating Adviser's advice or approval. No advice or approval or lack of approval of the Operating Adviser may (and the applicable Special Servicer shall ignore and act without regard to any such advice or approval or lack of approval that such Special Servicer has determined, in its reasonable, good faith judgment, would) (A) require or cause the applicable Special Servicer to violate applicable law, the terms of any Mortgage Loan or Serviced Companion Loan or any other Section of this Agreement, including such Special Servicer's obligation to act in accordance with the Servicing Standard, (B) result in Adverse REMIC Event with respect to any REMIC Pool, (C) endanger the status of the Class EI Grantor Trust as a grantor trust, (D) expose the Trust, the Depositor, a Master Servicer, a Special Servicer, the Trustee, the Paying Agent or any of their respective Affiliates, members, managers, partners, representatives, officers, directors, employees or agents, to any material claim, suit or liability, or (E) expand the scope of a Master Servicer's or a Special Servicer's responsibilities under this Agreement.

            Any notices required to be delivered to a Special Servicer with respect to items (i) through (vii) of subsection (a) above and items (i) through
(iii) of subsection (b) above by any other party to this Agreement shall be simultaneously delivered to the Operating Adviser (including, to the extent received from a party to the 2006-PWR14 Pooling and Servicing Agreement, such information with respect to the Non-Trust Serviced Pari Passu Loan). With respect to items (v), (vi) and (vii) of subsection (a) above, the Operating Adviser shall be subject to the same time periods for advising such Special Servicer with respect to any such matters as are afforded to such Special Servicer pursuant to Section 8.7, which periods shall be co-terminus with those of such Special Servicer. The applicable Special Servicer shall provide the Operating Adviser with its recommendations with respect to the matters set forth in both (a) and (b) above within 5 Business Days of such Special Servicer's receipt of notice thereof. In addition, the Operating Adviser may direct the Trustee to remove a Special Servicer at any time upon the appointment and acceptance of such appointment by a successor to such Special Servicer; provided that, prior to the effectiveness of any such appointment, the Trustee and the Paying Agent shall have received Rating Agency Confirmation from each Rating Agency. The Operating Adviser shall pay any costs and expenses incurred by the Trust in connection with the removal and appointment of a Special Servicer (unless such removal is based on any of the events or circumstances set forth in Section 9.30(b)). The Trustee shall notify the Paying Agent promptly upon its receipt of the direction set forth above. Notwithstanding any other provision in this Agreement, the Operating Adviser shall have the right to appoint a sub-operating adviser with respect to any particular Mortgage Loan (other than the Non-Trust Serviced Pari Passu Loan) (or, with respect to the Senior Mortgage Loans, the related Serviced Loan Group). Such sub-operating adviser shall have the right, subject to Rating Agency Confirmation, to appoint, or serve as, the applicable Special Servicer with respect to such Mortgage Loan. All references in this Agreement to the "Operating Adviser" and the "Special Servicer" shall refer to the sub-operating adviser or the special servicer appointed by the sub-operating adviser, as applicable; provided, however, that the applicable Special Servicer shall not have any advancing obligations with respect to such Mortgage Loans (or a Serviced Loan Group, as applicable).

            Notwithstanding anything to the contrary in this Section 9.39, with respect to the each Serviced Loan Group, the Directing Holder under the related Co-Lender Agreement shall have the rights set forth in this section otherwise afforded to the Operating Adviser for so long as a related Serviced Companion Loan is the applicable Directing Holder. With respect to each Serviced Loan Group, the Operating Adviser shall have the right to consult with the applicable Special Servicer, on a non-binding basis, regarding the matters set forth in subsections (a) and (b) of this Section 9.39 in accordance with the terms and conditions set forth in the related Co-Lender Agreement.

            With respect to the Non-Trust Serviced Pari Passu Loan, the Operating Advisor may exercise the consultation right of the holder of the Non-Trust Serviced Pari Passu Loan in accordance with the 2006-PWR14 Pooling and Servicing Agreement and the related Co-Lender Agreement.

            Section 9.40 Rights of the Holders of the Serviced Companion Loans

            (a) Pursuant to the related Co-Lender Agreement, but subject to the immediately succeeding paragraph, with respect to a Serviced Loan Group, upon notice to the applicable Master Servicer, the applicable Special Servicer, the Paying Agent and the Trustee, each Directing Holder may direct (or consult with or advise) the applicable Master Servicer or the applicable Special Servicer, as applicable, to take, or to refrain from taking, such actions with respect to the related Senior Mortgage Loan and/or the related Mortgaged Property as such Directing Holder may deem consistent with the related Co-Lender Agreement or as to which provision is otherwise made therein. The applicable Master Servicer or the applicable Special Servicer, as applicable, shall provide each Directing Holder, upon reasonable request, with any information in the applicable Master Servicer's or the applicable Special Servicer's, as applicable, possession with respect to such matters, including, without limitation, its reasons for determining to take a proposed action.

            Notwithstanding the foregoing, neither the applicable Master Servicer nor the applicable Special Servicer, as applicable, shall be required to take any action or refrain from taking any action that would (and the applicable Master Servicer and the applicable Special Servicer may ignore and act without regard to any advice, direction or objection of the holder of the applicable Serviced Companion Loan that the applicable Master Servicer or the applicable Special Servicer has determined, in its reasonable, good faith judgment would) require or cause the applicable Master Servicer or the applicable Special Servicer to violate any provision of this Agreement, the related Co-Lender Agreement or the related loan documents, including the obligation to act in accordance with the Servicing Standard and the REMIC Provisions.

            The applicable Master Servicer and the Operating Adviser acknowledge that, with respect to a Serviced Loan Group, pursuant to the related Co-Lender Agreement, the Directing Holder shall be entitled to exercise the rights and powers granted to the Operating Adviser herein with respect to the applicable Senior Mortgage Loan and the applicable Serviced Companion Loan(s), as applicable, and that all references in this Agreement to the term "Operating Adviser" and to the Operating Adviser appointed pursuant to Section 9.37(a) shall be deemed (solely with respect to the Serviced Loan Group) to refer to the holder of the applicable Serviced Companion Loan. Notwithstanding the foregoing, the Operating Adviser designated by the Certificateholders shall also receive all notices and reports delivered to the Operating Adviser appointed pursuant to the related Co-Lender Agreement.

            (b) If the applicable Master Servicer becomes aware of any event of default under the related loan documents that give rise to the right (if any) of the holder of a Serviced Companion Loan to cure such default with respect to the related Serviced Loan Group under the related Co-Lender Agreement, the applicable Master Servicer shall promptly notify such holder in writing. For so long as the conditions exist that allow the holder of the applicable Serviced Companion Loan to cure such conditions, the holder of the applicable Serviced Companion Loan may, at its option, indicate to the applicable Master Servicer or the applicable Special Servicer, as applicable, in writing its intent to cure such defaults under the applicable Serviced Loan Group in accordance with the related Co-Lender Agreement, whereupon the holder of the applicable Serviced Companion Loan or its designee shall have the right to cure such defaults in accordance with such related Co-Lender Agreement. Any such cure will be subject to all applicable provisions of the related Co-Lender Agreement. The applicable Master Servicer, the applicable Special Servicer and Trustee shall reasonably cooperate with the holder of the applicable Serviced Companion Loan in effecting such cure.

                                    ARTICLE X

                      PURCHASE AND TERMINATION OF THE TRUST

            Section 10.1 Termination of Trust Upon Repurchase or Liquidation of All Mortgage Loans

            (a) The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent, to make payments to the Class R-I Certificateholders, the Class R-II Certificateholders and the REMIC III Certificateholders, as set forth in Section
10.2 and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (including for all purposes of this Article X, the beneficial interest of the Trust in a Mortgaged Property acquired with respect to the Non-Trust Serviced Pari Passu Loan) (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b), (iii) the termination of the Trust pursuant to
Section 10.1(c) or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d); provided that in no event shall the Trust created hereby continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof.

            (b) The Capmark Master Servicer shall give the Trustee and the Paying Agent notice of the date when the aggregate Principal Balance of the Mortgage Loans, after giving effect to distributions of principal made on the next Distribution Date, is less than or equal to 1% of the initial Aggregate Certificate Balance of the Certificates as of the Closing Date. The Paying Agent shall promptly forward such notice to the Trustee, the Depositor, the Holder of a majority of the Controlling Class, the Master Servicers, the General Special Servicer and the Holders of the Class R-I Certificates; and the Holder of a majority of the Controlling Class, the Capmark Master Servicer, the Prudential Master Servicer, the General Special Servicer and the Holders of the Class R-I Certificates, in such priority (and in the case of the Class R-I Certificateholders, a majority of the Class R-I Certificateholders), may purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust. If any party desires to exercise such option, it will notify the Paying Agent who will notify any party with a prior right to exercise such option. If any party that has been provided notice by the Paying Agent (excluding the Depositor) notifies the Paying Agent within ten Business Days after receiving notice of the proposed purchase that it wishes to purchase the assets of the Trust, then such party (or, in the event that more than one of such parties notifies the Paying Agent that it wishes to purchase the assets of the Trust, the party with the first right to purchase the assets of the Trust) may purchase the assets of the Trust in accordance with this Agreement. Upon the Paying Agent's receipt of the Termination Price set forth below, the Trustee shall promptly release or cause to be released to the applicable Master Servicer for the benefit of the Holder of the majority of the Class R-I Certificates, the General Special Servicer or the applicable Master Servicer, as the case may be, the Mortgage Files pertaining to the Mortgage Loans. The "Termination Price" shall equal 100% of the aggregate Principal Balances of the Mortgage Loans (other than Mortgage Loans as to which a Final Recovery Determination has been made) on the day of such purchase plus accrued and unpaid interest thereon (other than any accrued and unpaid interest thereon that has been the subject of an Advance) at the applicable Mortgage Rates (or Mortgage Rates less the Master Servicing Fee Rate if a Master Servicer is the purchaser), with respect to the Mortgage Loans to the Due Date for each Mortgage Loan ending in the Collection Period with respect to which such purchase occurs, plus unreimbursed Advances and interest on such unreimbursed Advances at the Advance Rate, and the fair market value of any other property remaining in REMIC I and the RCE Loan REMIC. The Trustee shall consult with the Placement Agent and the Underwriters or their respective successors, as advisers, in order for the Trustee to determine whether the fair market value of the property constituting the Trust has been offered; provided that, if the Placement Agent or any Underwriter or an Affiliate of the Placement Agent or the Underwriters is exercising its right to purchase the Trust assets, the Trustee shall consult with the Operating Adviser in order for the Trustee to determine the fair market value, provided that the Operating Adviser is not an Affiliate of the Class R-I Holder, the General Special Servicer or a Master Servicer, or the Trustee (the fees and expenses of which shall be paid for by buyer of the property). As a condition to the purchase of the Trust pursuant to this Section 10.1(b), the Holder of the majority of the Class R-I Certificates, the General Special Servicer or the Master Servicers, as the case may be, must deliver to the Trustee an Opinion of Counsel, which shall be at the expense of such Holders, the General Special Servicer or the Master Servicers, as the case may be, stating that such termination will be a "qualified liquidation" under Section 860F(a)(4) of the Code. Such purchase shall be made in accordance with Section 10.3.

            (c) If at any time the Holders of the Class R-I Certificates own 100% of the REMIC Regular Certificates and the Class EI Certificates, such Holders may terminate REMIC I and the RCE Loan REMIC (which will in turn result in the termination of REMIC II and REMIC III), and the Class EI Grantor Trust upon (i) the delivery to the Trustee and the Depositor of an Opinion of Counsel (which opinion shall be at the expense of such Holders) stating that such termination will be a "qualified liquidation" of each REMIC Pool under Section 860F of the Code, and (ii) the payment of any and all costs associated with such termination. Such termination shall be made in accordance with Section 10.3.

            (d) Following the date on which the aggregate Certificate Balance of the Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G and Class H Certificates is reduced to zero, the Sole Certificateholder shall have the right to exchange all of its Certificates (other than the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust as contemplated by clause (iv) of Section 10.1(a) by giving written notice to all the parties hereto no later than 60 days prior to the anticipated date of exchange and upon the delivery to the Trustee and the Depositor of an Opinion of Counsel (which opinion shall be at the expense of such Sole Certificateholders) stating that such exchange will be a "qualified liquidation" of each REMIC Pool under Section 860F of the Code. In the event that the Sole Certificateholder elects to exchange all of its Certificates (other than the Residual Certificates) for all of the Mortgage Loans and each REO Property remaining in the Trust in accordance with the preceding sentence, such Sole Certificateholder, not later than the Distribution Date on which the final distribution on the Certificates is to occur, shall deposit in the Certificate Account an amount in immediately available funds equal to all amounts due and owing to the Depositor, the Capmark Master Servicer, the Prudential Master Servicer, the Special Servicers, the Trustee and the Paying Agent hereunder through the date of the liquidation of the Trust that may be withdrawn from the Certificate Account, or an escrow account acceptable to the respective parties hereto or that may be withdrawn from the Distribution Accounts pursuant to this Agreement but only to the extent that such amounts are not already on deposit in the Certificate Account. Upon confirmation that such final deposits have been made and following the surrender of all its Certificates (other than the Residual Certificates) on such Distribution Date, the Custodian shall, upon receipt of a Request for Release from the applicable Master Servicer, release or cause to be released to the Sole Certificateholder or any designee thereof, the Custodian Mortgage Files for the remaining Mortgage Loans and the Trustee shall execute all assignments, endorsements and other instruments furnished to it by the Sole Certificateholder as shall be necessary to effectuate transfer of the Mortgage Loans and REO Properties remaining in the Trust, and the Trust shall be liquidated in accordance with Section 10.2. For federal income tax purposes, the Sole Certificateholder shall be deemed to have purchased the assets of REMIC I, the RCE Loan REMIC and the Class EI Grantor Trust, to the extent then outstanding, for an amount equal to the remaining Certificate Balance of its Certificates (other than the Residual Certificates), plus accrued, unpaid interest with respect thereto, and the Paying Agent shall credit such amounts against amounts distributed in respect of such Certificates. The remaining Mortgage Loans and REO Properties are deemed distributed to the Sole Certificateholder in liquidation of the Trust pursuant to Section 10.2.

            (e) Upon the termination of the Trust, any Excess Interest held by the Class EI Grantor Trust shall be distributed to the Class EI
Certificateholders, on a pro rata basis.

            (f) Subject to Section 1.6 and Section 9.4(e), upon the sale of the Mortgage Loan that is part of a Serviced Loan Group by the Trust or the payment in full of the related Mortgage Loan, such related Mortgage Loan and the related Serviced Companion Loan shall no longer be subject to this Agreement and the obligations and rights of the applicable Master Servicer and the applicable Special Servicer, with respect to such applicable Serviced Loan Group shall terminate in the manner and subject to the applicable provisions, set forth in
Section 8.28 and Section 9.30, respectively.

            Section 10.2 Procedure Upon Termination of Trust

            (a) Notice of any termination pursuant to the provisions of Section 10.1, specifying the Distribution Date upon which the final distribution shall be made, shall be given promptly by the Paying Agent by first class mail to the Trustee, the Rating Agencies, the Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificateholders mailed no later than ten days prior to the date of such termination. Such notice shall specify (A) the Distribution Date upon which final distribution on the Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificates will be made, and upon presentation and surrender of the Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificates at the office or agency of the Certificate Registrar therein specified, and (B) that the Record Date otherwise applicable to such Distribution Date is not applicable, distribution being made only upon presentation and surrender of the Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificates at the office or agency of the Certificate Registrar therein specified. The Paying Agent shall give such notice to the Depositor and the Certificate Registrar at the time such notice is given to Holders of the Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificates. Upon any such termination, the duties of the Certificate Registrar with respect to the Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificates shall terminate and the Trustee shall terminate, or request the Master Servicers to terminate, the Certificate Accounts and the Distribution Account and any other account or fund maintained with respect to the Certificates, subject to the Paying Agent's obligation hereunder to hold all amounts payable to the Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificateholders in trust without interest pending such payment.

            (b) In the event that all of the Holders do not surrender their certificates evidencing the Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificates for cancellation within three months after the time specified in the above-mentioned written notice, the Certificate Registrar shall give a second written notice to the remaining Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificateholders to surrender their certificates evidencing the Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificates for cancellation and receive the final distribution with respect thereto. If within one year after the second notice any Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificates shall not have been surrendered for cancellation, the Certificate Registrar may take appropriate steps to contact the remaining Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificateholders concerning surrender of such certificates, and the cost thereof shall be paid out of the amounts distributable to such Holders. If within two years after the second notice any such Class R-I, Class R-II, Class R-III, REMIC Regular and Class EI Certificates shall not have been surrendered for cancellation, the Paying Agent shall, subject to applicable state law relating to escheatment, hold all amounts distributable to such Holders for the benefit of such Holders. No interest shall accrue on any amount held by the Paying Agent and not distributed to a Class R-I, Class R-II, Class R-III, REMIC Regular or Class EI Certificateholder due to such Certificateholder's failure to surrender its Certificate(s) for payment of the final distribution thereon in accordance with this Section. Any money held by the Paying Agent pending distribution under this Section 10.2 after 90 days after the adoption of a plan of complete liquidation shall be deemed for tax purposes to have been distributed from the REMIC Pools and the Class EI Grantor Trust and shall be beneficially owned by the related Holder.

            Section 10.3 Additional REMIC Termination Requirements

            (a) The Trust and each REMIC Pool shall be terminated in accordance with the following additional requirements, unless at the request of a Master Servicer or the Class R-I Certificateholders, as the case may be, the Trustee seeks, and the Paying Agent subsequently receives an Opinion of Counsel (at the expense of such Master Servicer or the Class R-I Certificateholders, as the case may be), addressed to the Depositor, the Trustee and the Paying Agent to the effect that the failure of the Trust to comply with the requirements of this
Section 10.3 will not (i) result in the imposition of taxes on "prohibited transactions" on any REMIC Pool under the REMIC Provisions or (ii) cause any REMIC Pool to fail to qualify as a REMIC at any time that any Certificates are outstanding:

            (i) Within 89 days prior to the time of the making of the final payment on the Class R-I, Class R-II, Class R-III and REMIC Regular Certificates, the Paying Agent shall prepare and (on behalf of REMIC I, the RCE Loan REMIC, REMIC II and REMIC III) shall adopt a plan of complete liquidation of each REMIC Pool, meeting the requirements of a qualified liquidation under the REMIC Provisions, which plan need not be in any special form and the date of which, in general, shall be the date of the notice specified in Section 10.2(a) and shall be specified in a statement attached to the final federal income tax return of each REMIC Pool;

            (ii) At or after the date of adoption of such a plan of complete liquidation and at or prior to the time of making of the final payment on the Class R-I, Class R-II, Class R-III and REMIC Regular Certificates, the Trustee shall sell all of the assets of each REMIC Pool for cash at the Termination Price; provided that if the Holders of the Class R-I Certificates are purchasing the assets of the Trust, the amount to be paid by such Holders may be paid net of the amount to be paid to such Holders as final distributions on any Certificates held by such Holders;

            (iii) At the time of the making of the final payment on the Certificates, the Paying Agent shall distribute or credit, or cause to be distributed or credited, (A) to the Holders of the Class R-I Certificates all assets of REMIC I and RCE Loan REMIC remaining after such final payment of the REMIC I Regular Interests and the RCE Loan REMIC Regular Interest, (B) to the Holders of the Class R-II Certificates all remaining assets of REMIC II after such final payment of the REMIC II Regular Interests and (C) to the Holders of the Class R-III Certificates all remaining assets of REMIC III after such final payment on the REMIC Regular Certificates (in each case other than cash retained to meet claims), and the Trust shall terminate at that time; and

            (iv) In no event may the final payment on the REMIC I Regular Interests, RCE Loan REMIC Regular Interest, REMIC II Regular Interests or REMIC Regular Certificates or the final distribution or credit to the Holders of the Residual Certificates, respectively, be made after the 89th day from the date on which the plan of complete liquidation is adopted.

            (b) By their acceptance of the Class R-I, Class R-II or R-III Certificates, respectively, the Holders thereof hereby (i) authorize the Paying Agent to take such action as may be necessary to adopt a plan of complete liquidation of each REMIC Pool and (ii) agree to take such other action as may be necessary to adopt a plan of complete liquidation of the Trust upon the written request of the Depositor, which authorization shall be binding upon all successor Class R-I, Class R-II and Class R-III Certificateholders, respectively.

                                   ARTICLE XI

                          RIGHTS OF CERTIFICATEHOLDERS

            The provisions of this Article XI shall apply to each of the REMIC Regular Certificateholders and Residual Certificateholders to the extent appropriate.

            Section 11.1 Limitation on Rights of Holders

            (a) The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust, nor entitle such Certificateholder's legal representatives or heirs to claim an accounting or take any action or proceeding in any court for a partition or winding up of the Trust, nor otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

            (b) Except as otherwise expressly provided herein, no Certificateholder, solely by virtue of its status as a Certificateholder, shall have any right to vote or in any manner otherwise control the Master Servicers or operation and management of the Trust, or the obligations of the parties hereto, nor shall anything herein set forth, or contained in the terms of the Certificates, be construed so as to constitute the Certificateholders from time to time as partners or members of an association, nor shall any Certificateholder be under any liability to any third Person by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

            (c) If a Certificateholder is also a Mortgagor with respect to any Mortgage Loan, such Certificateholder shall have no right to vote with respect to any matters concerning such Mortgage Loan. In addition, if a Certificateholder is also a Special Servicer, such Certificateholder shall have no right to vote, in its capacity as a Certificateholder, with respect to compensation to such Special Servicer or any waiver of a default with respect to a Mortgage Loan.

            (d) No Certificateholder, solely by virtue of its status as Certificateholder, shall have any right by virtue or by availing of any provision of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement unless the Holders of Certificates evidencing not less than 50% of the Aggregate Principal Amount of the Certificates then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the cost, expenses and liabilities to be incurred therein or thereby, and the Trustee, for sixty days after its receipt of such notice, request and offer of indemnity, shall have neglected or refused to institute any such action, suit or proceeding and no direction inconsistent with such written request has been given the Trustee during such sixty-day period by such Certificateholders; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing of any provision of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of such Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Agreement, except in the manner herein provided and for the benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section, each and every Certificateholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.

            Section 11.2 Access to List of Holders

            (a) If the Paying Agent is not acting as Certificate Registrar, the Certificate Registrar will furnish or cause to be furnished to the Trustee and the Paying Agent, within 15 days after receipt by the Certificate Registrar of a request by the Trustee or the Paying Agent, as the case may be, in writing, a list, in such form as the Trustee or the Paying Agent, as the case may be, may reasonably require, of the names and addresses of the Certificateholders of each Class as of the most recent Record Date.

            (b) If the Depositor, the Operating Adviser, a Special Servicer, a Master Servicer, the Trustee or three or more Holders (hereinafter referred to as "applicants," with a single Person which (together with its Affiliates) is the Holder of more than one Class of Certificates being viewed as a single "applicant" for these purposes) apply in writing to the Paying Agent and such application states that the applicants desire to communicate with other Holders with respect to their rights under this Agreement or under the Certificates and is accompanied by a copy of the communication which such applicants propose to transmit, then the Paying Agent shall, within five Business Days after the receipt of such application, send, at such Person's expense, the written communication proffered by the applicants to all Certificateholders at their addresses as they appear in the Certificate Register.

            (c) Every Holder, by receiving and holding a Certificate, agrees with the Depositor, the Certificate Registrar, the Paying Agent, the Master Servicers, the Special Servicers and the Trustee that neither the Depositor, the Certificate Registrar, the Paying Agent, the Master Servicers, the Special Servicers nor the Trustee shall be held accountable by reason of the disclosure of any such information as to the names and addresses of the Certificateholders hereunder, regardless of the source from which such information was derived.

            Section 11.3 Acts of Holders of Certificates

            (a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Agreement to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Depositor and the Paying Agent. Such instrument or instruments (as the action embodies therein and evidenced thereby) are herein sometimes referred to as an "Act" of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agents shall be sufficient for any purpose of this Agreement and conclusive in favor of the Trustee, the Depositor and the Paying Agent, if made in the manner provided in this Section. The Trustee agrees to promptly notify the Depositor of any such instrument or instruments received by it, and to promptly forward copies of the same.

            (b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments or deeds, certifying that the individual signing such instrument or writing acknowledged to such notary public or other officer the execution thereof. Whenever such execution is by an officer of a corporation or a member of a partnership on behalf of such corporation or partnership, such certificate or affidavit shall also constitute sufficient proof of such officer's or member's authority. The fact and date of the execution of any such instrument or writing, or the authority of the individual executing the same, may also be proved in any other manner which the Trustee deems sufficient.

            (c) The ownership of Certificates (notwithstanding any notation of ownership or other writing thereon made by anyone other than the Trustee) shall be proved by the Certificate Register, and neither the Trustee nor the Depositor nor the Paying Agent shall be affected by any notice to the contrary.

            (d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Certificate shall bind every future Holder of the same Certificate and the Holder of every Certificate issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of anything done, omitted or suffered to be done by the Trustee, the Paying Agent or the Depositor in reliance thereon, whether or not notation of such action is made upon such Certificate.

                                   ARTICLE XII

                     REMIC AND GRANTOR TRUST ADMINISTRATION

            The provisions of this Article XII shall apply to each REMIC Pool and the Class EI Grantor Trust, as applicable.

            Section 12.1 REMIC Administration

            (a) An election will be made by the Paying Agent to treat the segregated pool of assets consisting of the Mortgage Loans (other than the Regal Cinema Eagan Loan and other than Excess Interest payable thereon), such amounts with respect thereto as shall from time to time be held in the Certificate Accounts, the Interest Reserve Account, the Distribution Account and the Reserve Account, the Insurance Policies and any related amounts REO Account and any related REO Properties as a REMIC ("REMIC I") under the Code, other than any portion of the foregoing allocable to a Serviced Companion Loan. Such election will be made on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the REMIC I Interests are issued. For purposes of such election, the REMIC I Regular Interests shall each be designated as a separate class of "regular interests" in REMIC I and the REMIC I Residual Interest (represented by the Class R-I Certificates) shall be designated as the sole class of "residual interests" in REMIC I.

            An election will be made by the Paying Agent to treat the segregated pool of assets consisting of the Regal Cinema Eagan Loan, such amounts with respect thereto as shall from time to time be held in the related Certificate Account, the Interest Reserve Account, the RCE Loan REMIC Distribution Account and the Reserve Account, the Insurance Policies and any related amounts REO Account and any related REO Properties as a REMIC (the "RCE Loan REMIC") under the Code. Such election will be made on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the REMIC I Interests are issued. For purposes of such election, the RCE Loan REMIC Regular Interest shall be designated as a separate class of "regular interests" in the RCE Loan REMIC and the RCE Loan REMIC Residual Interest (represented by the Class R-I Certificates) shall be designated as the sole class of "residual interests" in the RCE Loan REMIC.

            An election will be made by the Paying Agent to treat the segregated pool of assets consisting of the REMIC I Regular Interests and the RCE Loan REMIC Regular Interest as a REMIC ("REMIC II") under the Code. Such election will be made on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the REMIC II Interests are issued. For the purposes of such election, the REMIC II Regular Interests shall be designated as the "regular interests" in REMIC II and the Class R-II Certificates shall be designated as the sole class of the "residual interests" in REMIC II.

            An election will be made by the Paying Agent to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC ("REMIC III") under the Code. Such election will be made on Form 1066 or other appropriate federal tax or information return or any appropriate state return for the taxable year ending on the last day of the calendar year in which the REMIC III Certificates are issued. For purposes of such election, the Class A-1, Class A-1A, Class A-2, Class A-3, Class A-4, Class A-1A, Class A-M, Class A-J, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class K, Class L, Class M, Class N, Class O, Class P and Class X Certificates shall be designated as the "regular interests" in REMIC III and the Class R-III Certificates shall be designated as the sole class of "residual interests" in REMIC III.

            The Trustee and the Paying Agent shall not permit the creation of any "interests" (within the meaning of Section 860G of the Code) in any of the REMIC Pools other than the REMIC I Regular Interests, the RCE Loan REMIC Regular Interest, the REMIC II Regular Interests, the REMIC Regular Certificates and the Residual Certificates.

            (b) The Closing Date is hereby designated as the "Startup Day" of each REMIC Pool within the meaning of Section 860G(a)(9) of the Code.

            (c) The Paying Agent shall pay all routine tax related expenses (not including any taxes, however denominated, including any additions to tax, penalties and interest) of each REMIC Pool, excluding any professional fees or extraordinary expenses related to audits or any administrative or judicial proceedings with respect to each REMIC Pool that involve the Internal Revenue Service or state tax authorities.

            (d) The Paying Agent shall cause to be prepared, signed, and timely filed with the Internal Revenue Service, on behalf of each REMIC Pool and the Class EI Grantor Trust an application for a taxpayer identification number for such REMIC Pool or grantor trust on Internal Revenue Service Form SS-4. The Paying Agent, upon receipt from the Internal Revenue Service of the Notice of Taxpayer Identification Number Assigned, shall promptly forward a copy of such notice to the Depositor, the Trustee and the Master Servicers. The Paying Agent shall prepare and file Form 8811 on behalf of each REMIC Pool and shall designate an appropriate Person to respond to inquiries by or on behalf of Certificateholders for original issue discount and related information in accordance with applicable provisions of the Code.

            (e) The Paying Agent shall prepare and file, or cause to be prepared and filed, all of each REMIC Pool's federal and state income or franchise tax and information returns as such REMIC Pool's direct representative, and the Paying Agent shall sign such returns; the expenses of preparing and filing such returns shall be borne by the Paying Agent, except that if additional state tax returns are required to be filed in more than three states, the Paying Agent shall be entitled, with respect to any such additional filings, to (i) be paid a reasonable fee and (ii) receive its reasonable costs and expenses, both as amounts reimbursable pursuant to Section 5.2(a)(vi) hereof. The Depositor, the Master Servicers and the Special Servicers shall provide on a timely basis to the Paying Agent or its designee such information with respect to the Trust or any REMIC Pool as is in its possession, which the Depositor or a Master Servicer and a Special Servicer has received or prepared by virtue of its role as Depositor or Master Servicer and Special Servicer hereunder and reasonably requested by the Paying Agent to enable it to perform its obligations under this subsection, and the Paying Agent shall be entitled to conclusively rely on such information in the performance of its obligations hereunder. The Depositor shall indemnify the Trust, the Trustee and the Paying Agent or any liability or assessment against any of them or cost or expense (including attorneys' fees) incurred by them resulting from any error resulting from bad faith, negligence, or willful malfeasance of the Depositor in providing any information for which the Depositor is responsible for preparing. Each Master Servicer and each Special Servicer shall indemnify the Trustee, the Paying Agent, and the Depositor for any liability or assessment against the Trustee, the Depositor, the Paying Agent or any REMIC Pool and any expenses incurred in connection with such liability or assessment (including attorneys' fees) resulting from any error in any of such tax or information returns resulting from errors in the information provided by such Master Servicer or such Special Servicer, as the case may be, which errors were caused by the negligence, willful misconduct or bad faith of such Master Servicer or such Special Servicer, as the case may be. The Paying Agent shall indemnify the Master Servicers, the Special Servicers, the Trustee, the Depositor or any REMIC Pool for any expense incurred by any Master Servicer, any Special Servicer, the Trustee, the Depositor and any REMIC Pool resulting from any error in any of such tax or information returns resulting from errors in the preparation of such returns caused by the negligence, willful misconduct or bad faith of the Paying Agent. Each indemnified party shall immediately notify the indemnifying party or parties of the existence of a claim for indemnification under this Section 12.1(e), and provide the indemnifying party or parties, at the expense of such indemnifying party or parties, an opportunity to contest the tax or assessment or expense giving rise to such claim, provided that the failure to give such notification rights shall not affect the indemnification rights in favor of any REMIC Pool under this Section 12.1(e). Any such indemnification shall survive the resignation or termination of a Master Servicer, the Paying Agent, the Trustee or a Special Servicer, or the termination of this Agreement.

            (f) The Paying Agent shall perform on behalf of each REMIC Pool all reporting and other tax compliance duties that are the responsibility of such REMIC Pool under the Code, REMIC Provisions, or other compliance guidance issued by the Internal Revenue Service or any state or local taxing authority. Among its other duties, the Paying Agent shall provide (i) to the Internal Revenue Service or other Persons (including, but not limited to, the Transferor of a Residual Certificate, to a Disqualified Organization or to an agent that has acquired a Residual Certificate on behalf of a Disqualified Organization) such information as is necessary for the application of any tax relating to the transfer of a Residual Certificate to any Disqualified Organization and (ii) to the Certificateholders such information or reports as are required by the Code or REMIC Provisions.

            (g) The Paying Agent shall forward to the Depositor copies of quarterly and annual REMIC tax returns and Internal Revenue Service Form 1099 information returns and such other information within the control of the Paying Agent as the Depositor may reasonably request in writing. Moreover, the Paying Agent shall forward to each Certificateholder such forms and furnish such information within its control as are required by the Code to be furnished to them, shall prepare and file with the appropriate state authorities as may to the actual knowledge of a Responsible Officer of the Paying Agent be required by applicable law and shall prepare and disseminate to Certificateholders Internal Revenue Service Forms 1099 (or otherwise furnish information within the control of the Paying Agent) to the extent required by applicable law. The Paying Agent will make available to any Certificateholder any tax related information required to be made available to Certificateholders pursuant to the Code and any regulations thereunder.

            (h) The Holder of more than 50% of the Percentage Interests in Class R-I, Class R-II and Class R-III Certificates, respectively (or of the greatest percentage of such Class R-I, Class R-II and Class R-III Certificates if no Holder holds more than 50% thereof), shall be the applicable REMIC Pool's Tax Matters Person. The duties of the Tax Matters Person for each of the REMIC Pools are hereby delegated to the Paying Agent and each Residual Certificateholder, by acceptance of its Residual Certificate, agrees, on behalf of itself and all successor holders of such Residual Certificate, to such delegation to the Paying Agent as their agent and attorney in fact. If the Code or applicable regulations prohibits the Paying Agent from signing any applicable Internal Revenue Service, court or other administrative documents or from acting as Tax Matters Person (as an agent or otherwise), the Paying Agent shall take whatever action is necessary for the signing of such documents and designation of a Tax Matters Person, including the designation of such Residual Certificateholder. The Paying Agent shall not be required to expend or risk its own funds or otherwise incur any other financial liability in the performance of its duties hereunder or in the exercise of any of its rights or powers (except to the extent of the ordinary expenses of performing its duties under this Agreement), if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

            (i) The Trustee, the Paying Agent, the Holders of the Residual Certificates, the Master Servicers and the Special Servicers shall each exercise reasonable care, to the extent within its control, and with respect to each of the Trustee, the Paying Agent, the Master Servicers and the Special Servicers, within the scope of its express duties, and shall each act in accordance with this Agreement and the REMIC Provisions in order to create and maintain the status of each REMIC Pool as a REMIC and the Class EI Grantor Trust as a grantor trust or, as appropriate, adopt a plan of complete liquidation with respect to each REMIC Pool.

            (j) The Trustee, the Paying Agent, the Master Servicers, the Special Servicers, and the Holders of Residual Certificates shall not take any action or fail to take any action or cause any REMIC Pool to take any action or fail to take any action if any of such Persons knows or could, upon the exercise of reasonable diligence, know, that, under the REMIC Provisions such action or failure, as the case may be, could (i) endanger the status of any REMIC Pool as a REMIC or (ii) result in the imposition of a tax upon any REMIC Pool (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2)) of the Code or (iii) endanger the status of the Class EI Grantor Trust as a grantor trust unless the Trustee and the Paying Agent have received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such status or result in the imposition of such a tax. Any action required under this section which would result in an unusual or unexpected expense shall be undertaken at the expense of the party seeking the Trustee, the Paying Agent or the Holders of the Residual Certificates to undertake such action.

            (k) In the event that any tax is imposed on the REMIC I, the RCE Loan REMIC, REMIC II or REMIC III, including, without limitation, "prohibited transactions" taxes as defined in Section 860F(a)(2) of the Code, any tax on "net income from foreclosure property" as defined in Section 860G(c) of the Code, any taxes on contributions to the REMIC I, the RCE Loan REMIC, REMIC II or REMIC III after the Startup Day pursuant to Section 860G(d) of the Code, and any other tax imposed by the Code or any applicable provisions of state or local tax laws (other than any tax permitted to be incurred by a Special Servicer pursuant to Section 9.14(e)), such tax, together with all incidental costs and expenses (including, without limitation, penalties and reasonable attorneys' fees), shall be charged to and paid by: (i) the Paying Agent, if such tax arises out of or results from a breach of any of its obligations under this Agreement, which breach constitutes negligence, willful misconduct or bad faith; (ii) a Special Servicer, if such tax arises out of or results from a breach by such Special Servicer of any of its obligations under this Agreement, which breach constitutes negligence, willful misconduct or bad faith; (iii) a Master Servicer, if such tax arises out of or results from a breach by such Master Servicer of any of its obligations under this Agreement, which breach constitutes negligence, willful misconduct or bad faith; and (iv) the Trust in all other instances. Any tax permitted to be incurred by a Special Servicer pursuant to Section 9.14(e) shall be charged to and paid by the Trust from the net income generated on the related REO Property. Any such amounts payable by the Trust in respect of taxes shall be paid by the Paying Agent out of amounts on deposit in the Distribution Account.

            (l) The Paying Agent and, to the extent that records are maintained by the Master Servicers or the Special Servicers in the normal course of their businesses, the Master Servicers and the Special Servicers shall, for federal income tax purposes, maintain books and records with respect to each REMIC Pool on a calendar year and on an accrual basis, and with respect to the Class EI Grantor Trust on the cash or accrual method and so as to enable reporting to Holders of the Class EI Certificates based on their annual accounting period. Notwithstanding anything to the contrary contained herein, except to the extent provided otherwise in the Mortgage Loans or in the Mortgages, all amounts collected on the Mortgage Loans shall, for federal income tax purposes, be allocated first to interest due and payable on the Mortgage Loans (including interest on overdue interest, other than additional interest at a penalty rate payable following a default). The books and records must be sufficient concerning the nature and amount of each REMIC Pool's investments to show that such REMIC Pool has complied with the REMIC Provisions.

            (m) None of the Trustee, the Paying Agent, the Master Servicers or the Special Servicers shall enter into any arrangement by which any REMIC Pool will receive a fee or other compensation for services.

            (n) In order to enable the Paying Agent to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Paying Agent within ten days after the Closing Date all information or data that the Paying Agent reasonably determines to be relevant for tax purposes on the valuations and offering prices of the Certificates, including, without limitation, the yield, prepayment assumption, issue prices and projected cash flows of the Certificates, as applicable, the projected cash flows of the Mortgage Loans. Thereafter, the Depositor shall provide to the Paying Agent or its designee, promptly upon request therefor, any such additional information or data within the Depositor's possession or knowledge that the Paying Agent may, from time to time, reasonably request in order to enable the Paying Agent to perform its duties as set forth herein. The Paying Agent is hereby directed to use any and all such information or data provided by the Depositor in the preparation of all federal and state income or franchise tax and information returns and reports for each REMIC Pool to Certificateholders as required herein. The Depositor hereby indemnifies the Trustee, the Paying Agent and each REMIC Pool for any losses, liabilities, damages, claims, expenses (including attorneys' fees) or assessments against the Trustee, the Paying Agent and each REMIC Pool arising from any errors or miscalculations of the Paying Agent pursuant to this Section that result from any failure of the Depositor to provide, or to cause to be provided, accurate information or data to the Paying Agent (but not resulting from the methodology employed by the Paying Agent) on a timely basis and such indemnification shall survive the termination of this Agreement and the termination or resignation of the Paying Agent.

            The Paying Agent agrees that all such information or data so obtained by it are to be regarded as confidential information and agrees that it shall use its reasonable best efforts to retain in confidence, and shall ensure that its officers, employees and representatives retain in confidence, and shall not disclose, without the prior written consent of the Depositor, any or all of such information or data, or make any use whatsoever (other than for the purposes contemplated by this Agreement) of any such information or data without the prior written consent of the Depositor, unless such information is generally available to the public (other than as a result of a breach of this Section 12.1(n)) or is required by law or applicable regulations to be disclosed or is disclosed (i) to independent auditors and accountants, counsel and other professional advisers of the Paying Agent and its parent, or (ii) in connection with its rights and obligations under this Agreement.

            (o) At all times as may be required by the Code, each Master Servicer will to the extent within its control and the scope of its duties more specifically set forth herein, maintain substantially all of the assets of each REMIC Pool as "qualified mortgages" as defined in Section 860G(a)(3) of the Code and "permitted investments" as defined in Section 860G(a)(5) of the Code.

            (p) For the purposes of Treasury Regulations Section
1.860G-1(a)(4)(iii), the "latest possible maturity date" for each Class of REMIC I Regular Interests, the RCE Loan REMIC Regular Interest, each Class of REMIC II Regular Interests and each Class of REMIC Regular Certificates is the Final Rated Distribution Date.

            Section 12.2 Prohibited Transactions and Activities

            Neither the Trustee, the Paying Agent, the Master Servicers nor the Special Servicers shall permit the sale, disposition or substitution of any of the Mortgage Loans (except in a disposition pursuant to (i) the foreclosure or default of a Mortgage Loan, (ii) the bankruptcy or insolvency of any REMIC Pool,
(iii) the termination of any REMIC Pool in a "qualified liquidation" as defined in Section 860F(a)(4) of the Code, or (iv) a substitution pursuant to Article II hereof), nor acquire any assets for the Trust, except as provided in Article II hereof, nor sell or dispose of any investments in the Certificate Accounts or Distribution Account for gain, nor accept any contributions to any REMIC Pool (other than a cash contribution during the 3-month period beginning on the Startup Day), unless it has received an Opinion of Counsel (at the expense of the Person requesting such action) to the effect that such disposition, acquisition, substitution, or acceptance will not (A) affect adversely the status of any REMIC Pool as a REMIC or of the regular interests therein, (B) affect the distribution of interest or principal on the Certificates, (C) result in the encumbrance of the assets transferred or assigned to any REMIC Pool (except pursuant to the provisions of this Agreement) or (D) cause any REMIC Pool to be subject to a tax on "prohibited transactions" or "prohibited contributions" or other tax pursuant to the REMIC Provisions.

            Section 12.3 Modifications of Mortgage Loans

            Notwithstanding anything to the contrary in this Agreement, neither the Trustee, the Paying Agent, the applicable Master Servicer nor the applicable Special Servicer shall permit (or in the case of the Trustee, consent to) any modification of a Money Term of a Mortgage Loan that is not in default or as to which default is not reasonably foreseeable unless (i) the Trustee, the applicable Special Servicer, Paying Agent and the applicable Master Servicer have received a Nondisqualification Opinion or a ruling from the Internal Revenue Service (at the expense of the party making the request that the applicable Master Servicer or the applicable Special Servicer modify the Mortgage Loan or a Specially Serviced Mortgage Loan) to the effect that such modification would not be treated as an exchange pursuant to Section 1001 of the Code (or, if it would be so treated, would not be treated as a "significant modification" for purposes of Treasury Regulations Section 1.860G-2(b) of the
Code) or (ii) such modification meets the requirements set forth in Section 8.18 or Section 9.5.

            Section 12.4 Liability with Respect to Certain Taxes and Loss of REMIC Status

            In the event that any REMIC Pool fails to qualify as a REMIC, loses its status as a REMIC, or incurs state or local taxes, or tax as a result of a prohibited transaction or prohibited contribution subject to taxation under the REMIC Provisions due to the negligent performance by either the Trustee or the Paying Agent of its respective duties and obligations set forth herein, the Trustee or the Paying Agent, as the case may be, shall be liable to the REMIC Pools and the Holders of the Residual Certificates for any and all losses, claims, damages, liabilities or expenses ("Losses") resulting from such negligence and relating to the Residual Certificates; provided, however, that the Trustee, or the Paying Agent, as applicable, shall not be liable for any such Losses attributable to the action or inaction of the Master Servicers, the Special Servicers, the Trustee (with respect to the Paying Agent), the Paying Agent (with respect to the Trustee), the Depositor or the Holders of such Residual Certificates nor for any such Losses resulting from any actions or failure to act based upon reliance on an Opinion of Counsel or from misinformation provided by the Master Servicers, the Special Servicers, the Trustee (with respect to the Paying Agent), the Paying Agent (with respect to the Trustee), the Depositor or such Holders of the Residual Certificates on which the Trustee or the Paying Agent, as the case may be, has relied. The foregoing shall not be deemed to limit or restrict the rights and remedies of the Holders of the Residual Certificates now or hereafter existing at law or in equity. The Trustee or the Paying Agent shall be entitled to intervene in any litigation in connection with the foregoing and to maintain control over its defense.

            Section 12.5 Grantor Trust Administration

            The assets of the Class EI Grantor Trust, consisting of the right to any Excess Interest in respect of the ARD Loans and the related amounts in the Excess Interest Sub-account, shall be held by the Trustee for the benefit of the Holders of the Class EI Certificates, which Class EI Certificates will evidence 100% beneficial ownership of the related assets from and after the Closing Date. It is intended that the portions of the Trust consisting of the Class EI Grantor Trust will be treated as a grantor trust for federal income tax purposes, within the meaning of subpart E, part I of subchapter J of the Code, and each of the parties to this Agreement agrees that it will not take any action that is inconsistent with establishing or maintaining such treatment. Under no circumstances may the Trustee or the Paying Agent vary the assets of the Class EI Grantor Trust so as to take advantage of variations in the market so as to improve the rate of return of Holders of the Class EI Certificates. The Trustee and the Paying Agent shall be deemed to hold and shall account for the Class EI Grantor Trust separate and apart from the assets of the REMIC I, the RCE Loan REMIC, REMIC II and REMIC III created hereunder. In furtherance of such intention, the Paying Agent shall furnish or cause to be furnished to the Class EI Certificateholders and shall file, or cause to be filed with the Internal Revenue Service, together with Form 1041 or Form 1099 or such other form as may be applicable, information returns with respect to income relating to their shares of the income and expenses of the Class EI Grantor Trust at the time or times and in the manner required by the Code.

            The Class EI Grantor Trust is a WHFIT that is a WHMT. The Paying Agent will report as required under the WHFIT Regulations to the extent such information as is reasonably necessary to enable the Paying Agent to do so (and not otherwise in its possession) is provided to the Paying Agent on a timely basis. The Paying Agent will not be liable for any tax reporting penalties that may arise under the WHFIT Regulations as a result of the Depositor incorrectly determining the status of the grantor trust as a WHFIT. "WHMT" shall mean a "Widely Held Mortgage Trust" as that term is defined in Treasury Regulations section 1.671-5(b)(23) or successor provisions. "WHFIT" shall mean a "Widely Held Fixed Investment Trust" as that term is defined in Treasury Regulations section 1.671-5(b)(22) or successor provisions. "WHFIT Regulations" shall mean Treasury Regulations section 1.671-5, as amended.

            The Paying Agent, in its discretion, will report required WHFIT information using either the cash or accrual method, except to the extent the WHFIT Regulations specifically require a different method. The Paying Agent will be under no obligation to determine whether any Certificateholder uses the cash or accrual method. The Paying Agent will make available WHFIT information to Certificateholders annually. In addition, the Paying Agent will not be responsible or liable for providing subsequently amended, revised or updated information to any Certificateholder, unless requested by the certificate holder.

            The Paying Agent shall not be liable for failure to meet the reporting requirements of the WHFIT Regulations nor for any penalties thereunder if such failure is due to: (i) the lack of reasonably necessary information being provided to the Paying Agent (and not otherwise in its possession), or
(ii) incomplete, inaccurate or untimely information being provided to the Paying Agent. Each owner of a class of securities representing, in whole or in part, beneficial ownership of an interest in a WHFIT, by acceptance of its interest in such class of securities, will be deemed to have agreed to provide the Paying Agent with information regarding any sale of such securities, including the price, amount of proceeds and date of sale.

            To the extent required by the WHFIT Regulations, the Paying Agent will use reasonable efforts to publish on an appropriate website the CUSIPs for the certificates that represent ownership of a WHFIT. The CUSIPs so published will represent the Rule 144A CUSIPs. The Paying Agent will not publish any associated Reg S CUSIPs. The Paying Agent will make reasonable good faith efforts to keep the website accurate and updated to the extent CUSIPs have been received. Absent the receipt of a CUSIP, the Paying Agent will use a reasonable identifier number in lieu of a CUSIP. The Paying Agent will not be liable for investor reporting delays that result from the receipt of inaccurate or untimely CUSIP information.

            The Paying Agent shall be entitled to additional reasonable compensation for changes in reporting required in respect of the WHFIT Regulations that arise as a result of a change in the WHFIT Regulations or a change in interpretation of the WHFIT Regulations by the IRS or the Depositor or its counsel, if such change requires, in the Paying Agent's reasonable discretion, a material increase in the Paying Agent's reporting obligations in respect of the Class EI Grantor Trust.

                                  ARTICLE XIII

               EXCHANGE ACT REPORTING AND REGULATION AB COMPLIANCE

            Section 13.1 Intent of the Parties; Reasonableness

            Except with respect to Section 13.9, Section 13.10 and Section 13.11, the parties hereto acknowledge and agree that the purpose of Article XIII of this Agreement is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Depositor nor the Paying Agent shall exercise their rights to request delivery of information or other performance under these provisions other than reasonably and in good faith, or (except with respect to Section 13.9, Section 13.10 or Section 13.11) for purposes other than compliance with the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations of the Commission thereunder. The parties hereto acknowledge that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, or otherwise, and agree to comply with requests made by the Depositor or the Paying Agent in good faith for delivery of information under these provisions on the basis of evolving interpretations of the requirements of Regulation AB. In connection with the Subject Securitization Transaction, each of the Master Servicers, the Special Servicers, any Primary Servicer and the Trustee shall cooperate fully with the Depositor and the Paying Agent, as applicable, to deliver or make available to the Depositor or the Paying Agent, as applicable (including any of their assignees or designees), any and all information in its possession and necessary in the good faith determination of the Depositor or the Paying Agent, as applicable, to permit the Depositor to comply with the provisions of Regulation AB, together with such disclosure relating to the Master Servicers, the Special Servicers, any Primary Servicer, the Trustee and the Paying Agent, as applicable, and any Reporting Sub-Servicer, or the Servicing of the Mortgage Loans, reasonably believed by the Depositor or the Paying Agent, as applicable, in good faith, to be necessary in order to effect such compliance. Each party to this Agreement shall have a reasonable period of time to comply with any written request made under this Section 13.1, but in any event, shall, upon reasonable advance written request, provide such information in sufficient time to allow the Depositor or the Paying Agent, as applicable, to satisfy any related filing requirements.

            Section 13.2 Certain Information to be Provided by the Master Servicers, the Special Servicers, any Primary Servicer and the Trustee

            (a) For as long as the Trust is subject to the reporting requirements of the Exchange Act, in connection with the succession to any Reporting Servicer, any Additional Servicer or any Reporting Sub-Servicer as servicer, trustee or paying agent under this Agreement by any Person (i) into which such Reporting Servicer, any Additional Servicer or any Reporting Sub-Servicer, as the case may be, may be merged or consolidated, or (ii) which may be appointed as a successor (or in the case of the Trustee, successor Trustee, co-Trustee or Separate Trustee) to any Reporting Servicer, any Additional Servicer or any Reporting Sub-Servicer, as the case may be, such Reporting Servicer, any Additional Servicer or any Reporting Sub-Servicer, as the case may be, shall (and each Reporting Servicer, as applicable, shall (a) use reasonable efforts to cause each Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to) provide to the Depositor, at least 5 calendar days prior to the effective date of such succession or appointment, as long as such disclosure prior to such effective date would not be violative of any applicable law or confidentiality agreement, otherwise no later than the effective date of such succession or appointment, (x) written notice to the Depositor and the Paying Agent of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Depositor and the Paying Agent, all information reasonably requested by the Depositor so that it may comply with its reporting obligation under Item 6.02 of Form 8-K as it relates to the Servicing function with respect to any class of Certificates.

            (b) If any Serviced Companion Loan is deposited into an Other Securitization, the Reporting Servicers responsible for performing servicing functions with respect to the related Senior Mortgage Loan, will take all actions reasonably requested of them to enable such Other Securitization to comply with Regulation AB. Without limiting the foregoing, such Reporting Servicers will, if reasonably requested by the depositor for such Other Securitization, provide disclosure (in substantially the same form as the disclosure provided in the prospectus supplement for the Subject Securitization Transaction, to the extent necessary to comply with Regulation AB) regarding the applicable Reporting Servicer, reasonably and in good faith determined by the depositor in such Other Securitization to be required by Regulation AB for inclusion in disclosure documents with respect to such Other Securitization, together with an opinion of counsel as to the compliance of such disclosure with the requirements of Regulation AB and indemnification substantially similar to that provided in the Subject Securitization Transaction regarding damages incurred in connection with the non-compliance with the requirements of Regulation AB relating to the disclosure referred to in the immediately preceding sentence. For the avoidance of doubt, for so long as any Other Securitization is subject to the reporting requirements of the Exchange Act, the obligations set forth in this Section 13.2(b) shall apply even if the Trust is no longer subject to the reporting requirements of the Exchange Act.

            Section 13.3 Filing Obligations

            The Reporting Servicers shall (and shall (a) use reasonable efforts to cause each Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to) reasonably cooperate with the Depositor in connection with the satisfaction of the Trust's reporting requirements under the Exchange Act.

            Section 13.4 Form 10-D Filings

            Within 15 calendar days after each Distribution Date (the "10-D Filing Deadline") (subject to permitted extensions under the Exchange Act), the Paying Agent shall prepare and file on behalf of the Trust any Form 10-D required by the Exchange Act, in form and substance as required by the Exchange Act. The Paying Agent shall file each Form 10-D with a copy of the related Monthly Certificateholder's Report attached thereto. Any necessary disclosure in addition to the Monthly Certificateholder's Report that is required to be included on Form 10-D ("Additional Form 10-D Disclosure") shall, pursuant to the immediately succeeding paragraph, be reported by the parties set forth on
Schedule XVII and directed to the Depositor and the Paying Agent for approval by the Depositor. The Paying Agent will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure (other than such Additional Form 10-D Disclosure which is to be reported by it as set forth on Schedule XVII) absent such reporting, direction and approval.

            For so long as the Trust (or any Other Securitization) is subject to the reporting requirements of the Exchange Act, as set forth on Schedule XVII hereto, within 5 calendar days after the related Distribution Date, each Person identified on Schedule XVII shall be required to provide to the Depositor and the Paying Agent (or, as to each such Person responsible for the performance of servicing functions with respect to a Serviced Companion Loan that has been deposited into an Other Securitization, the depositor and the trustee in such Other Securitization), in a form readily convertible to an EDGAR-compatible form (to the extent available to such party in such format), or in such other form as otherwise agreed by the Depositor, the Paying Agent and such party, to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge (other than with respect to disclosure required pursuant to Item 1117 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), the form and substance of the corresponding Additional Form 10-D Disclosure as set forth on
Schedule XVII, together with an Additional Disclosure Notification in the form attached hereto as Exhibit AA. The Paying Agent shall provide prompt notice to the Depositor (or, with respect to a Serviced Companion Loan if deposited into an Other Securitization, the depositor and the trustee in such Other Securitization) to the extent the Paying Agent is notified of an event reportable on Form 10-D for which it has not received the necessary Additional Form 10-D Disclosure from such party. The Paying Agent shall have no duty under this Agreement to monitor or enforce the performance by the parties listed on
Schedule XVII of their duties under this paragraph or proactively solicit or procure from any such parties any Additional Form 10-D Disclosure information. Unless otherwise directed by the Depositor, and subject to any comments received to such disclosure from the Depositor by the 2nd calendar day after such 5th calendar day after the related Distribution Date, the Paying Agent shall include the form and substance of the Additional Form 10-D Disclosure on the related Form 10-D. The Depositor will be responsible for any reasonable fees charged and out-of-pocket expenses incurred by the Paying Agent in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this paragraph. For the avoidance of doubt, the applicable Master Servicer shall be required to report to the Depositor, the Paying Agent and the Trustee the net operating income of a Significant Obligor to the extent and under the conditions such net operating income is required to be reported under Regulation AB. Any notice delivered to the Paying Agent pursuant to this paragraph shall be delivered by facsimile to (617) 603-6638 and by email to karen.beard@usbank.com or such other address as may hereafter be furnished by the Paying Agent to the other parties in writing.

            On or prior to the 4th Business Day prior to the 15th calendar day after the related Distribution Date the Paying Agent shall prepare and deliver electronically the Form 10-D to the Depositor for review. No later than the end of business on the 2nd Business Day prior to the 15th calendar day after the related Distribution Date, the Depositor (or, if so directed by the Depositor and agreed to by the Paying Agent, the Paying Agent pursuant to a power of attorney provided to the Trustee by the Depositor pursuant to Item 601(b)(24) of Regulation S-K) shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Paying Agent. The Paying Agent shall (a) file such Form 10-D, upon signature thereof as provided in Section 13.14, not later than 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date or (b) use commercially reasonable best efforts to file such Form 10-D, if the Paying Agent received the signed Form 10-D after the signing deadline set forth in Section 13.14, not later than 5:30 p.m. (New York City time) on the 15th calendar day after the related Distribution Date; provided that, if the Paying Agent cannot file the Form 10-D prior to the deadline set forth in the immediately preceding clause (b), the Paying Agent shall file such Form 10-D as soon as possible thereafter. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Paying Agent will follow the procedures set forth in Section 13.8(b). After filing with the Commission, the Paying Agent shall promptly make available on its internet website a final executed copy of each Form 10-D. The parties to this Agreement acknowledge (and each Additional Servicer and each Reporting Sub-Servicer shall be required to acknowledge) that the performance by the Paying Agent of its duties under this Section 13.4 related to the timely preparation and filing of Form 10-D is contingent upon such parties (and, to the extent applicable, any Additional Servicer or Reporting Sub-Servicer) observing all applicable deadlines in the performance of their duties under this Section 13.4. The Paying Agent shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution or file such Form 10-D where such failure results from the Paying Agent's inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

            Form 10-D requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby represents to the Paying Agent that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Paying Agent in writing, no later than the 5th calendar day after the related Distribution Date during any year in which the Paying Agent is required to file a Form 10-D if the answer to the questions should be "no." The Paying Agent shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-D.

            Section 13.5 Form 10-K Filings

            On or prior to 5:30 p.m. (New York City time) on the 90th day after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the "10-K Filing Deadline") (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2008, the Paying Agent shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Paying Agent within the applicable time frames set forth in this Agreement,

            (i) an annual compliance statement for each Reporting Servicer pursuant to Item 1123 of Regulation AB, as described under Section 13.9;

            (ii) (A) the annual reports on assessment of compliance with Servicing Criteria for each Reporting Servicer pursuant to Item 1122 of Regulation AB, as described under Section 13.10, and (B) if any Reporting Servicer's report on assessment of compliance with Servicing Criteria described under Section 13.10 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any Reporting Servicer's report on assessment of compliance with Servicing Criteria described under Section 13.10 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included,

            (iii) (A) the registered public accounting firm attestation report for each Reporting Servicer pursuant to Item 1122 of Regulation AB, as described under Section 13.11, and (B) if any registered public accounting firm attestation report described under Section 13.11 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation as to why such report is not included, and

            (iv) a Sarbanes-Oxley Certification as described in Section 13.6.

            Any disclosure or information in addition to (i) through (iv) above that is required to be included on Form 10-K ("Additional Form 10-K Disclosure") shall, pursuant to the paragraph immediately below, be reported by the parties set forth on Schedule XVIII and directed to the Depositor and the Paying Agent for approval by the Depositor. The Paying Agent will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure (other than such Additional Form 10-K Disclosure which is to be reported by it as set forth on Schedule XVIII) absent such reporting, direction and approval.

            For so long as the Trust (or any Other Securitization) is subject to the reporting requirements of the Exchange Act, no later than March 15th (with no grace period) of each year commencing in 2008, each party identified on
Schedule XVIII hereto shall be required to provide to the Depositor (or, with respect to a Serviced Companion Loan if deposited into an Other Securitization, the depositor and the trustee in such Other Securitization) and the Paying Agent, to the extent a Servicing Officer or Responsible Officer, as the case may be, of such party has actual knowledge (other than with respect to disclosure required pursuant to Item 1117 or Item 1119 of Regulation AB as to such party which shall be reported if actually known by any Servicing Officer or Responsible Officer, as the case may be, or any lawyer in the in-house legal department of such party), the form and substance of the corresponding Additional Form 10-K Disclosure as set forth on Schedule XVIII, if applicable, and in a form that is readily convertible to an EDGAR-compatible format (to the extent available to such party in such format), or in such other form as otherwise agreed by the Depositor, the Paying Agent and such Person together with an Additional Disclosure Notification in the form attached hereto as Exhibit AA. The Paying Agent shall, at any time prior to filing the related Form 10-K, provide prompt notice to the Depositor to the extent the Paying Agent is notified of an event reportable on Form 10-K for which it has not received the necessary Additional Form 10-K Disclosure from such party. The Paying Agent has no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule XVIII of their duties under this paragraph or proactively solicit or procure from such parties any Additional Form 10-K Disclosure information. Unless otherwise directed by the Depositor, and subject to any comments received to such disclosure from the Depositor by March 15th, the Paying Agent shall include the form and substance of the Additional Form 10-K Disclosure on the related Form 10-K. The Depositor will be responsible for any reasonable fees charged and out-of-pocket expenses incurred by the Paying Agent in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this paragraph. Any notice delivered to the Paying Agent pursuant to this paragraph shall be delivered by facsimile to (617) 603-6638 and by email to karen.beard@usbank.com or such other address as may hereafter be furnished by the Paying Agent to the other parties in writing.

            On or prior to 5:00 p.m. (New York City time) on the 8th Business Day prior to the 10-K Filing Deadline, the Paying Agent shall prepare and deliver electronically a draft copy of the Form 10-K to the Depositor for review. No later than 5:00 p.m. (New York City time) on the 3rd Business Day prior to the 10-K Filing Deadline, a senior officer in charge of securitization of the Depositor shall sign the Form 10-K on behalf of the Depositor and return an electronic or fax copy of such signed Form 10-K to the Paying Agent. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Paying Agent will follow the procedures set forth in Section 13.8(b). After filing with the Commission, the Paying Agent shall, pursuant to
Section 5.4, make available on its internet website a final executed copy of each Form 10-K. The signing party at the Depositor can be contacted at Morgan Stanley Capital I Inc., 1585 Broadway, New York, New York 10036, Attention:
Warren Friend, with a copy to Anthony Sfarra and Michelle Wilke, Esq. The parties to this Agreement acknowledge (and each Additional Servicer and each Reporting Sub-Servicer shall be required to acknowledge) that the performance by the Paying Agent of its duties under this Section 13.5 related to the timely preparation and filing of Form 10-K is contingent upon such parties (and, to the extent applicable, any Additional Servicer or Reporting Sub-Servicer) observing all applicable deadlines in the performance of their duties under this Article
XIII. The Paying Agent shall have no liability with respect to any failure to properly prepare, arrange for execution or file such Form 10-K resulting from the Paying Agent's inability or failure to receive on a timely basis any information from any other party hereto needed to prepare, arrange for execution or file such Form 10-K on a timely basis, not resulting from its own negligence, bad faith or willful misconduct.

            If a Form 10-K is permitted to be filed notwithstanding any missing information for inclusion therein, the Paying Agent shall nonetheless file such Form 10-K and, if Regulation AB (or Form 10-K itself) permits the inclusion of an explanation why such information is missing, the Paying Agent shall include such explanation of the circumstances (such explanation to be based solely on such notice regarding the same as may have been delivered to the Paying Agent by the person responsible for the missing information).

            Form 10-K requires the registrant to indicate (by checking "yes" or "no") that it "(1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days." The Depositor hereby represents to the Paying Agent that the Depositor has filed all such required reports during the preceding 12 months and that it has been subject to such filing requirement for the past 90 days. The Depositor shall notify the Paying Agent in writing, no later than the 15th calendar day of March in any year in which the Trust is required to file a Form 10-K if the answer to the questions should be "no." The Paying Agent shall be entitled to rely on such representations in preparing, executing and/or filing any Form 10-K.

            Section 13.6 Sarbanes-Oxley Certification

            Each Form 10-K shall include a certification (the "Sarbanes-Oxley Certification"), exactly as set forth in Exhibit BB-1 attached hereto, required to be included therewith pursuant to the Sarbanes-Oxley Act. Each Reporting Servicer shall, and each Reporting Servicer shall (a) use reasonable efforts to cause each Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to, provide to the Person who signs the Sarbanes-Oxley Certification (the "Certifying Person"), by March 15th (with no grace period) of each year subsequent to the fiscal year in which the Trust is subject to the reporting requirements of the Exchange Act and otherwise within a reasonable period of time upon request, a certification (each, a "Performance Certification"), in the form attached hereto as Exhibits BB-2, BB-3, BB-4, BB-5 and BB-6 upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity's officers, directors and Affiliates (collectively with the Certifying Person, each a "Certification Party" and collectively, "Certification Parties") can reasonably rely. The senior officer in charge of securitization of the Depositor shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted at Morgan Stanley Capital I Inc., 1585 Broadway, New York, New York 10036, Attention: Warren Friend, with a copy to Anthony Sfarra and Michelle Wilke, Esq. If any Reporting Servicer is terminated or resigns pursuant to the terms of this Agreement, or any applicable sub-servicing agreement or primary servicing agreement, as the case may be, such Reporting Servicer shall provide a Performance Certification and a reliance certificate to the Certifying Person pursuant to this Section 13.6 with respect to the period of time it was subject to this Agreement or the applicable sub-servicing or primary servicing agreement, as the case may be.

            Each Performance Certification shall include a reasonable reliance provision enabling the Certification Parties to rely upon each (i) annual compliance statement provided pursuant to Section 13.9, if applicable, (ii) annual report on assessment of compliance with Servicing Criteria provided pursuant to Section 13.10 and (iii) registered public accounting firm attestation report provided pursuant to Section 13.11 and shall include a certification that each such annual report on assessment of compliance discloses any material instances of noncompliance described to the registered public accountants of such Reporting Servicer to enable such accountants to render the attestation provided for in Section 13.11.

            If a Serviced Companion Loan is deposited into an Other Securitization, each Reporting Servicer providing servicing functions with respect to such Serviced Companion Loan shall provide to the Person who signs the Sarbanes-Oxley Certification with respect to such Other Securitization a Performance Certification (which shall address the matters contained in the Performance Certification, but solely with respect to such Serviced Companion
Loan), upon which such certifying person, the entity for which the certifying person acts as an officer, and such entity's officers, directors and Affiliates can reasonably rely. For the avoidance of doubt, for so long as any Other Securitization is subject to the reporting requirements of the Exchange Act, the obligations set forth above shall apply even if the Trust is no longer subject to the reporting requirements of the Exchange Act.

            Notwithstanding the foregoing, without limiting the requirements of the Exchange Act, nothing in this Section shall require any Reporting Servicer
(i) to certify or verify the accurateness or completeness of any information provided to such Reporting Servicer by third parties (other than a Sub-Servicer or Additional Servicer retained by it, except for Seller Sub-Servicers with respect to the Master Servicers or Special Servicers, as applicable), (ii) to certify information other than to such Reporting Servicer's knowledge and in accordance with such Reporting Servicer's responsibilities hereunder or (iii) with respect to completeness of information and reports, to certify anything other than that all fields of information called for in written reports prepared by such Reporting Servicer have been completed except as they have been left blank on their face.

            Section 13.7 Form 8-K Filings

            Within four (4) Business Days after the occurrence of an event requiring disclosure (the "8-K Filing Deadline") under Form 8-K (each a "Reportable Event"), the Paying Agent shall prepare and file on behalf of the Trust any Form 8-K, as required by the Exchange Act, provided that the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K ("Form 8-K Disclosure Information") shall, pursuant to the paragraph immediately below, be reported by any party set forth on Schedule XIX to which such Reportable Event relates and such Form 8-K Disclosure Information shall be directed to the Depositor and the Paying Agent for approval by the Depositor. The Paying Agent will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information (other than such Form 8-K Disclosure Information which is to be reported by it as set forth on Schedule XIX) absent such reporting, direction and approval.

            For so long as the Trust (or any Other Securitization) is subject to the reporting requirements of the Exchange Act, no later than noon on the 2nd Business Day after the occurrence of the Reportable Event, the parties listed on
Schedule XIX hereto shall, to the extent a Servicing Officer or Responsible Officer, as the case may be, thereof has actual knowledge, be required to provide written notice to the Depositor (or, as to each such Person responsible for the performance of servicing functions with respect to a Serviced Companion Loan that has been deposited into an Other Securitization, the depositor and the trustee in such Other Securitization) and the Paying Agent of such Reportable Event in the form and substance of the corresponding Form 8-K Disclosure Information, as set forth on Schedule XIX, if applicable, and in a form that is readily convertible to an EDGAR-compatible form (to the extent available to such party in such format), or in such other form as otherwise agreed by the Depositor, the Paying Agent and such party together with an Additional Disclosure Notification in the form attached hereto as Exhibit AA. The Paying Agent shall have no duty under this Agreement to monitor or enforce the performance by the parties listed on Schedule XIX of their duties under this paragraph or proactively solicit or procure from any such parties any Additional Form 8-K Disclosure information. Unless otherwise directed by the Depositor, and subject to any comments received to such disclosure from the Depositor by close of business on the 2nd Business Day after such Reportable Event, the Paying Agent shall include the form and substance of the Form 8-K Disclosure Information on the related Form 8-K. The Depositor will be responsible for any reasonable fees charged and out-of-pocket expenses incurred by the Paying Agent in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this paragraph.

            No later than noon (New York City time) on the 3rd Business Day after the Reportable Event, the Paying Agent shall prepare the Form 8-K. No later than the end of business on the 3rd Business Day after the Reportable Event, the Depositor shall sign the Form 8-K. If so directed by the Depositor, the Paying Agent shall (a) file such Form 8-K, upon signature thereof as provided in Section 13.14, not later than 5:30 pm (New York City time) on the 4th Business Day after the related Reportable Event or (b) use reasonable best efforts to file such Form 8-K, if the Paying Agent received the signed Form 8-K after the end of business on the 3rd Business Day after the Reportable Event, not later than 5:30 pm (New York City time) on the 4th Business Day after the related Reportable Event; provided that, if the Paying Agent cannot file the Form 8-K prior to the deadline set forth in the immediately preceding clause
(b), the Paying Agent shall file such Form 8-K as soon as possible thereafter. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Paying Agent will follow the procedures set forth in Section 13.8(b). After filing with the Commission, the Paying Agent will make available on its internet website a final executed copy of each Form 8-K. The parties to this Agreement acknowledge (and each Additional Servicer and each Reporting Sub-Servicer shall be required to acknowledge) that the performance by the Paying Agent of its duties under this Section 13.7 related to the timely preparation and filing of Form 8-K is contingent upon such parties (and, to the extent applicable, any Additional Servicer or Reporting Sub-Servicer) observing all applicable deadlines in the performance of their duties under this Section
13.7. The Paying Agent shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file such Form 8-K, where such failure results from the Paying Agent's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

            The Reporting Servicers shall each promptly notify (and the Reporting Servicers shall (a) use reasonable efforts to cause each Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to promptly notify) the Depositor and the Paying Agent, but in no event later than noon on the 2nd Business Day after its occurrence, of any Reportable Event applicable to it of which it has actual knowledge to the extent such party is identified as a "Responsible Party" on Exhibit AA with regard to such Reportable Event.

            Section 13.8 Form 15 Filing; Incomplete Exchange Act Filings; Amendments to Exchange Act Reports

            (a) On or before January 30 of the first year in which the Paying Agent is able to do so under applicable law, the Paying Agent shall file a Form 15 Suspension Notification relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act. After the filing of Form 15, the obligations of the parties to this Agreement under Sections 13.1, 13.2, 13.3, 13.4, 13.5 and 13.7 shall be suspended for so long as the Trust is not subject to the reporting requirements of the Exchange Act.

            (b) The Paying Agent shall promptly notify the Depositor (which notice may be sent by facsimile or by email and which shall include the identity of those Reporting Servicers who did not deliver such information) and each Reporting Servicer that failed to deliver such information required to be delivered by it under this Agreement, if all, or any portion of, any disclosure information that the Paying Agent has actual knowledge of and that is required to be included in any Form 8-K, Form 10-D or Form 10-K required to be filed pursuant to this Agreement is not delivered to it within the delivery deadlines set forth in this Agreement (including annual compliance statements pursuant to Section 13.9, annual reports on assessment of compliance with servicing criteria pursuant to Section 13.10 and attestation reports pursuant to Section 13.11). If the Paying Agent is unable to timely file with the Commission all or any required portion of any Form 8-K, Form 10-D or Form 10-K required to be filed by this Agreement because required disclosure information either was not delivered to it or was delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Paying Agent shall promptly notify the Depositor (which may be sent by facsimile or by email, and which notice shall include the identity of those Reporting Servicers who either did not deliver such information or delivered such information to it after the delivery deadlines set forth in this Agreement) and each Reporting Servicer that failed to make such delivery. In the case of Form 10-D and Form 10-K, each such Reporting Servicer shall cooperate with the Depositor and the Paying Agent to prepare and file a Form 12b-25 and a Form 10-D/A and Form 10-K/A as applicable, pursuant to Rule 12b-25 of the Exchange Act, which forms shall be filed no later than one calendar day after the due date for the related Form 10-D or Form 10-K, as applicable. In the case of Form 8-K, the Paying Agent shall, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D that is required to be filed on behalf of the Trust. In the event that any previously filed Form 8-K, Form 10-D or Form 10-K needs to be amended, the Paying Agent shall notify the Depositor and such other parties as may be required and such parties shall cooperate to prepare any necessary Form 8-K/A, Form 10-D/A or Form 10-K/A. Any Form 15, Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K shall be signed by an authorized officer of or a senior officer of the Depositor in charge of securitization, as applicable. The parties to this Agreement acknowledge (and each Additional Servicer and each Reporting Sub-Servicer shall be required to acknowledge) that the performance by the Paying Agent of its duties under this Section 13.8 related to the timely preparation and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, Form 10-D or Form 10-K is contingent upon such parties (and, to the extent applicable, any Additional Servicer or Reporting Sub-Servicer) performing their duties under this Section. The Paying Agent shall have no liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, arrange for execution and/or timely file any such Form 15, Form 12b-25 or any amendments to Forms 8-K, Form 10-D or Form 10-K, where such failure results from the Paying Agent's inability or failure to receive, on a timely basis, any information from any other party hereto needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Forms 8-K, 10-D or 10-K, not resulting from its own negligence, bad faith or willful misconduct.

            Section 13.9 Annual Compliance Statements

            The Reporting Servicers (each a "Certifying Servicer") shall each (and the Reporting Servicers shall (a) use reasonable efforts to cause each Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to) deliver electronically to the Depositor and the Paying Agent on or before March 15th (with no grace period), with respect to any Additional Servicer and each Reporting Sub-Servicer (other than any party to this Agreement), or March 15th (with no grace period) or if such day is not a Business Day, the immediately preceding Business Day (with no cure period), with respect to the Certifying Servicers, of each year, commencing in March 2008, an Officer's Certificate stating, as to the signer thereof, that (A) a review of such Certifying Servicer's activities during the preceding calendar year or portion thereof and of such Certifying Servicer's performance under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, has been made under such officer's supervision and (B) to the best of such officer's knowledge, based on such review, such Certifying Servicer has fulfilled all of its obligations under this Agreement, or the applicable sub-servicing agreement or primary servicing agreement in the case of an Additional Servicer, in all material respects throughout such year or portion thereof, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status thereof. Promptly after receipt of each such Officer's Certificate, the Depositor shall have the right to review such Officer's Certificate and, if applicable, consult with each Certifying Servicer, as applicable, as to the nature of any failures by such Certifying Servicer, in the fulfillment of any of the Certifying Servicer's obligations hereunder or under the applicable sub-servicing or primary servicing agreement. None of the Certifying Servicers or any Additional Servicer or any Reporting Sub-Servicer shall be required to deliver, or to endeavor to cause the delivery of, any such Officer's Certificate until April 15, in the case of a Certifying Servicer, or April 1, in the case of any Additional Servicer (excluding any Primary Servicer) or any Reporting Sub-Servicer (excluding any Primary Servicer), in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year.

            Notwithstanding the provisions of the immediately preceding paragraph, with respect to each year in respect of which the Trust is not subject to the reporting requirements of the Exchange Act, neither the Paying Agent nor the Trustee shall be required to deliver its annual compliance statement set forth above in this Section 13.9.

            If a Serviced Companion Loan is deposited into an Other Securitization, each Certifying Servicer responsible for performing servicing functions with respect to the related Senior Mortgage Loan shall provide, if requested by a party to the applicable Other Pooling and Servicing Agreement, an Officer's Certificate as described in this Section. For the avoidance of doubt, for so long as any Other Securitization is subject to the reporting requirements of the Exchange Act, the obligations set forth above shall apply even if the Trust is no longer subject to the reporting requirements of the Exchange Act.

            Section 13.10 Annual Reports on Assessment of Compliance with Servicing Criteria

            By March 15th (with no grace period) or if such day is not a Business Day, the immediately preceding Business Day (with no cure period), the Reporting Servicers, each at its own expense, shall furnish electronically (and each of the preceding parties, as applicable, shall (a) use reasonable efforts to cause, by March 15th (with no grace period), each Additional Servicer or Reporting Sub-Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause, by March 15th (with no grace period), each Additional Servicer or Reporting Sub-Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to furnish, each at its own expense), to the Paying Agent and the Depositor, a report on an assessment of compliance with the Relevant Servicing Criteria with respect to commercial mortgage backed securities transactions taken as a whole involving such party that contains (A) a statement by such Reporting Servicer of its responsibility for assessing compliance with the Relevant Servicing Criteria, (B) a statement that such Reporting Servicer used the Servicing Criteria to assess compliance with the Relevant Servicing Criteria, (C) such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for the period ending the end of the fiscal year covered by the Form 10-K required to be filed pursuant to Section 13.5, including, if there has been any material instance of noncompliance with the Relevant Servicing Criteria, a discussion of each such failure and the nature and status thereof, and (D) a statement that a registered public accounting firm has issued an attestation report on such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria as of and for such period.

            No later than the end of each fiscal year for the Trust for which a Form 10-K is required to be filed, the Master Servicers, the Special Servicers, any Primary Servicer and the Trustee shall each forward to the Paying Agent and the Depositor the name and address of each Additional Servicer and Reporting Sub-Servicer engaged by it and what Relevant Servicing Criteria will be addressed in the report on assessment of compliance prepared by such Additional Servicer or Reporting Sub-Servicer. When the Master Servicers, the Special Servicers, any Primary Servicer, the Trustee, each Additional Servicer and each Reporting Sub-Servicer submit their respective assessments by March 15th (with no grace period), as applicable, to the Paying Agent, each such party shall also at such time include, in its submission to the Paying Agent, the assessment (and attestation pursuant to Section 13.11) of each Additional Servicer and Reporting Sub-Servicer engaged by it.

            Promptly after receipt of each such report on assessment of compliance, (i) the Depositor shall have the right to review each such report and, if applicable, consult with the Reporting Servicers as to the nature of any material instance of noncompliance with the Relevant Servicing Criteria by the respective Reporting Servicer, and (ii) the Paying Agent shall confirm that the assessments taken individually address the Relevant Servicing Criteria for each party as set forth on Schedule XVI and notify the Depositor of any exceptions. None of the Master Servicers, the Special Servicers, any Primary Servicer, the Trustee or any Additional Servicer or Reporting Sub-Servicer shall be required to deliver, or to endeavor to cause the delivery of, any such reports until April 15 in the case of the Master Servicers, the Special Servicers, any Primary Servicer or the Trustee, or April 1 in the case of any Additional Servicer or Reporting Sub-Servicer, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding calendar year. The parties hereto acknowledge that a material instance of noncompliance with the Relevant Servicing Criteria reported on an assessment of compliance pursuant to this
Section 13.10 by the Reporting Servicers shall not, as a result of being so reported, in and of itself, constitute a breach of such parties' obligations, as applicable, under this Agreement unless otherwise provided for in this Agreement.

            If a Serviced Companion Loan is deposited into an Other Securitization, the Master Servicer responsible for performing servicing functions with respect to such Serviced Companion Loan, the Special Servicer responsible for performing servicing functions with respect to such Serviced Companion Loan (regardless of whether such Special Servicer has commenced special servicing of any Mortgage Loan) and the Paying Agent, each at its own expense, shall furnish (and each of the preceding parties, as applicable, shall (a) use reasonable efforts to cause each Additional Servicer or Reporting Sub-Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause each Additional Servicer or Reporting Sub-Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to furnish, each at its own expense), if requested by a party to the Other Pooling and Servicing Agreement, an annual report on assessment of compliance as described in this Section and an attestation as described in
Section 13.11. For the avoidance of doubt, for so long as any Other Securitization is subject to the reporting requirements of the Exchange Act, the obligations set forth in this Section 13.2(b) shall apply even if the Trust is no longer subject to the reporting requirements of the Exchange Act.

            Notwithstanding any contrary provision of this Section 13.10 and
Section 13.11 (but subject to the immediately preceding paragraph), with respect to each year in respect of which the Trust is not subject to the reporting requirements of the Exchange Act, each Reporting Servicer (or any Additional Servicer or Reporting Sub-Servicer with which the applicable Reporting Servicer has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement) will be entitled at its option, at its own expense, in lieu of delivering or causing to be delivered a report on an assessment of compliance with the Relevant Servicing Criteria otherwise required to be delivered by such Person under this Section 13.10 and a related attestation report of a registered public accounting firm otherwise required to be delivered by such Person under Section 13.11, to cause a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants to render and to deliver (which delivery shall be made not later than the date when such report on an assessment of compliance and such attestation report would have been required to be delivered) a statement to the Paying Agent and the Depositor, to the effect that such firm has examined the servicing operations of such Reporting Servicer for the previous calendar year and that, on the basis of such examination, conducted substantially in compliance with Uniform Single Attestation Program ("USAP"), such firm confirms that such Reporting Servicer has complied during such previous calendar year with minimum servicing standards (to the extent applicable to commercial and multifamily mortgage loans) identified in USAP in all material respects, except for such significant exceptions or errors in records that, in the opinion of such firm, USAP requires it to report. In rendering its report such firm may rely, as to matters relating to the direct servicing of securitized commercial and multifamily mortgage loans by sub-servicers, upon comparable reports of firms of independent certified public accountants rendered on the basis of examinations conducted in accordance with the same standards (rendered within one year of such report) with respect to those sub-servicers.

            Notwithstanding the provisions of the third preceding paragraph, with respect to each year in respect of which the Trust is not subject to the reporting requirements of the Exchange Act, neither the Paying Agent nor the Trustee shall be required to deliver its report on an assessment of compliance set forth above.

            Section 13.11 Annual Independent Public Accountants' Servicing
Report

            By March 15th (with no grace period) or if such day is not a Business Day, the immediately preceding Business Day (with no cure period), of each year, commencing in March 2008, the Reporting Servicers, each at its own expense, shall cause (and each of the Reporting Servicers, as applicable, shall (a) use reasonable efforts to cause, by March 15th (with no grace period), each Additional Servicer or Reporting Sub-Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) cause, by March 15th (with no grace period), each Additional Servicer or Reporting Sub-Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to cause, each at its own expense) a registered public accounting firm (which may also render other services to any Reporting Servicer) that is a member of the American Institute of Certified Public Accountants to furnish electronically a report to the Paying Agent and the Depositor, to the effect that (i) it has obtained a representation regarding certain matters from the management of such Reporting Servicer, which includes an assessment from such Reporting Servicer of its compliance with the Relevant Servicing Criteria, and
(ii) on the basis of an examination conducted by such firm in accordance with standards for attestation engagements issued or adopted by the PCAOB, it is expressing an opinion as to whether such Reporting Servicer's compliance with the Relevant Servicing Criteria was fairly stated in all material respects, or it cannot express an overall opinion regarding such Reporting Servicer's assessment of compliance with the Relevant Servicing Criteria. If an overall opinion cannot be expressed, such registered public accounting firm shall state in such report why it was unable to express such an opinion. Such report must be available for general use and not contain restricted use language. Notwithstanding the foregoing, with respect to each year in respect of which the Trust, is not subject to the reporting requirements of the Exchange Act, the Reporting Servicer (or any Additional Servicer or Reporting Sub-Servicer with which the applicable Reporting Servicer has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement) may, in lieu of furnishing an attestation report as otherwise required by this Section 13.11, furnish an attestation report as described in the second to last paragraph of Section 13.10.

            Promptly after receipt of such report from the Reporting Servicers (or any Additional Servicer or Reporting Sub-Servicer with which the applicable Reporting Servicer has entered into a servicing relationship with respect to the Mortgage Loans (other than a party to this Agreement)), (i) the Depositor shall have the right to review the report and, if applicable, consult with the applicable Reporting Servicer as to the nature of any material instance of noncompliance by the Master Servicers, the Special Servicers, the applicable Primary Servicer, the Trustee, the Paying Agent or any such Additional Servicer or Reporting Sub-Servicer with the Servicing Criteria applicable to such Person, and (ii) the Paying Agent shall confirm that each assessment submitted pursuant to Section 13.10 is coupled with an attestation meeting the requirements of this Section and notify the Depositor of any exceptions. The Reporting Servicers shall not be required to deliver, or to endeavor to cause the delivery of, such reports until April 15 in the case of the Master Servicers, the Special Servicers, any Primary Servicer, the Trustee or the Paying Agent, or April 1 in the case of any Additional Servicer or Reporting Sub-Servicer, in any given year so long as it has received written confirmation from the Depositor that a Form 10-K is not required to be filed in respect of the Trust for the preceding fiscal year.

            For the avoidance of doubt, with respect to each year in respect of which the Paying Agent, on behalf of the Trust, is not subject to the reporting requirements of the Exchange Act, neither the Paying Agent nor the Trustee shall be required to deliver the accountant's report for itself set forth above.

            Section 13.12 Exchange Act Reporting and Regulation AB Compliance Indemnification

            Each of the Reporting Servicers (each an "Indemnifying Party") shall indemnify and hold harmless each Certification Party (and, with respect to a Reporting Servicer performing servicing functions with respect to a Serviced Companion Loan in an Other Securitization, any comparable party in such Other Securitization) the Depositor, their respective directors and officers, and each other person who controls any such entity within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (each a "Certification Indemnitee") against any and all expenses, losses, claims, damages and other liabilities, including without limitation the costs of investigation, legal defense and any amounts paid in settlement of any claim or litigation arising out of or based upon (i) the failure to perform its obligations under this Article XIII by the times required herein or (ii) the failure of any Additional Servicer or Reporting Sub-Servicer retained by it (other than, in the case of the Master Servicers and Special Servicers, as applicable, a Seller Sub-Servicer) to perform its obligations to the Depositor or Paying Agent under this Article XIII by the times required herein. It is hereby acknowledged that any Exchange Act reporting obligations under this
Article XIII relating to the Serviced Loan Groups shall be obligations of the applicable Master Servicer, the applicable Special Servicer, the Trustee and the Paying Agent, or any Additional Servicers or Reporting Sub-Servicers appointed by either of them, as the case may be.

            The Reporting Servicers shall (a) use reasonable efforts to cause each Additional Servicer and each Reporting Sub-Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (b) use reasonable efforts to cause each Additional Servicer and each Reporting Sub-Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to indemnify and hold harmless each Certification Party (and, with respect to a Reporting Servicer performing servicing functions with respect to a Serviced Companion Loan in an Other Securitization, any comparable party in such Other Securitization) from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments and other costs and expenses incurred by such Certification Party arising out of a breach of its obligations to provide any of the annual compliance statements or annual assessment of servicing criteria or attestation reports pursuant to this Agreement, or the applicable sub-servicing or primary servicing agreement, as applicable.

            If the indemnification provided for herein is unavailable or insufficient to hold harmless any Certification Indemnitee, then the Reporting Servicers responsible for such indemnification hereunder (collectively with each Additional Servicer and each Reporting Sub-Servicer "Performing Party") shall (and the Reporting Servicers shall (a) use reasonable efforts to cause each Additional Servicer and each Reporting Sub-Servicer with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans (other than a party to this Agreement) and (b) use reasonable efforts to cause each Additional Servicer and each Reporting Sub-Servicer with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans (other than a party to this Agreement), to) contribute to the amount paid or payable to the Certification Indemnitee as a result of the losses, claims, damages or liabilities of the Certification Indemnitee in such proportion as is appropriate to reflect the relative fault of the Certification Indemnitee on the one hand and the Performing Party on the other in connection with a breach of the Performing Party's obligations pursuant to this Article XIII. The Master Servicers, the Special Servicers, any Primary Servicer, the Trustee and the Paying Agent shall use reasonable efforts to cause each Additional Servicer and each Reporting Sub-Servicer with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans (other than a party to this Agreement) to agree to the foregoing indemnification and contribution obligations.

            As promptly as reasonably practicable after receipt by any Certification Indemnitee under this Section 13.12 of notice of the commencement of any action, and as a condition precedent to the indemnification provided for in this Section 13.12, such Certification Indemnitee will, if a claim in respect thereof is to be made against the applicable Indemnifying Party under this
Section 13.12, notify the applicable Indemnifying Party in writing of the commencement thereof. In case any such action is brought against any Certification Indemnitee, the applicable Indemnifying Party will be entitled to participate therein, and to the extent that it may elect by written notice delivered to the Certification Indemnitee promptly after receiving the aforesaid notice from such Certification Indemnitee, to assume the defense thereof, with counsel selected by the applicable Indemnifying Party and reasonably satisfactory to such Certification Indemnitee (which approval shall not be unreasonably withheld, conditioned or delayed); provided, however, that if the defendants in any such action include both the Certification Indemnitee and the applicable Indemnifying Party, and the Certification Indemnitee shall have reasonably concluded that there may be legal defenses available to it or them and/or other Indemnified Parties that are different from or additional to those available to the applicable Indemnifying Party, the Certification Indemnitee shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Certification Indemnitee. Upon receipt of notice from the applicable Indemnifying Party to such Certification Indemnitee of its election so to assume the defense of such action and approval by the Certification Indemnitee of counsel (which approval shall not be unreasonably withheld, conditioned or delayed), the applicable Indemnifying Party will not be liable for any legal or other expenses subsequently incurred by such Certification Indemnitee in connection with the defense thereof, unless the applicable Indemnifying Party has authorized (which authorization shall not be unreasonably withheld, conditioned or delayed) the employment of counsel for the Certification Indemnitee at the expense of the applicable Indemnifying Party. The applicable Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed) but, if settled with such consent or if there be a final judgment for the plaintiff, the applicable Indemnifying Party shall indemnify the Certification Indemnitee from and against any loss or liability by reason of such settlement or judgment. If the applicable Indemnifying Party assumes the defense of any proceeding, it shall be entitled to settle such proceeding with the consent of the Certification Indemnitee (which approval shall not be unreasonably withheld, conditioned or delayed) or, if such settlement provides for an unconditional release of the Certification Indemnitee in connection with all matters relating to the proceeding that have been asserted against the Certification Indemnitee in such proceeding by the other parties to such settlement, which release does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Certification Indemnitee without the consent of the Certification Indemnitee.

            Section 13.13 Amendments

            This Article XIII may be amended by the parties hereto pursuant to
Section 15.3 (without, in each case, any Opinions of Counsel, Officer's Certificates, Rating Agency Confirmations or the consent of any Certificateholder, notwithstanding anything to the contrary contained in this Agreement) for purposes of complying with Regulation AB and/or to conform to standards developed within the commercial mortgage backed securities market; provided that the reports and certificates required to be prepared and delivered pursuant to Sections 13.9, 13.10 and 13.11 shall not be eliminated without Rating Agency Confirmation.

            Section 13.14 Exchange Act Report Signatures; Article XIII Notices

            (a) Each Form 8-K report and Form 10-D report shall be signed by the Depositor, or, if so directed by the Depositor and agreed to by the Paying Agent, by the Paying Agent pursuant to a power of attorney provided to the Paying Agent by the Depositor in accordance with procedures to be agreed upon by the Depositor and the Paying Agent and meeting the requirements of Item 601(b)(24) of Regulation S-K. The Depositor shall provide its signature or power of attorney to the Paying Agent by electronic or fax transmission (with hard copy to follow by overnight mail) no later than noon (New York City time) on the Business Day prior to the 15th calendar day following the related Distribution Date for Form 10-D, and not later than the end of business on the 3rd Business Day after the Reportable Event for Form 8-K (provided, that in each case the Paying Agent shall not file the related form until the Depositor has given its approval thereof). If a Form 8-K or Form 10-D cannot be filed on time or if a previously filed Form 8-K or Form 10-D needs to be amended, the Paying Agent will follow the procedures set forth in this Article XIII. The signing party at the Depositor can be contacted at Morgan Stanley Capital I Inc., 1585 Broadway, New York, New York 10036, Attention: Warren Friend, with a copy to Anthony Sfarra and Michelle Wilke, Esq. and the signing party at the Paying Agent, if applicable, can be contacted at its Corporate Trust Office.

            (b) The Paying Agent shall have no liability for any loss, expense, damage or claim arising out of or with respect to its having signed by power of attorney any Form 8-K or Form 10-D if the power of attorney provided to it by the Depositor pursuant to the immediately preceding paragraph was not properly prepared, or if the requirements of Regulation S-K applicable to the use of powers of attorney are not complied with, not resulting from its own negligence, bad faith or willful misconduct.

            (c) For the avoidance of doubt:

            (i) No Master Servicer shall be subject to an Event of Default pursuant to the last clause of the definition of "Event of Default" and no Special Servicer shall be terminated pursuant to Section 9.30(b)(x), nor shall any such party be deemed to not be in compliance under this Agreement for purposes of Section 13.14, during any grace period provided for in this Article XIII, provided, that if any such party fails to comply with the delivery requirements of this Article XIII by the expiration of any applicable grace period such failure shall constitute an Event of Default or be grounds for termination, as applicable; and

            (ii) No Master Servicer shall be subject to an Event of Default pursuant to the last clause of the definition of "Event of Default" and no Special Servicer shall be terminated pursuant to Section 9.30(b)(x) nor shall any such party be deemed to not be in compliance under this Agreement for purposes of Section 13.14, for failing to deliver any item required under this Article XIII by the time required hereunder following the date that the Paying Agent files the Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act, unless such items will be included in any Exchange Act report that relates to any year in which the Trust was subject to the filing requirements of the Exchange Act.

            (d) Any notice or notification required to be delivered by the Paying Agent to the Depositor pursuant to this Article XIII, may be delivered by facsimile to Warren Friend at (212) 507-2963 or Anthony Sfarra at (212) 507-4011, via e-mail to Warren Friend at warren.friend@morganstanley.com or Anthony Sfarra at Anthony.sfarra@morganstanley.com, or telephonically by calling Warren Friend at (212) 761-2470 or Anthony Sfarra at (212) 761-2913, or such other contact information as may hereafter be furnished by the Depositor to the Paying Agent.

            Section 13.15 Termination of the Paying Agent and Sub-Servicers

            Each of the Reporting Servicers shall terminate, in accordance with the related sub-servicing agreement, any Sub-Servicer with which it has entered into such sub-servicing agreement, and the Master Servicer shall terminate any Primary Servicer in accordance with the terms of the applicable Primary Servicing Agreement, if such Sub-Servicer or the applicable Primary Servicer, as the case may be, is in breach of any of its obligations under such sub-servicing agreement or the applicable Primary Servicing Agreement, as the case may be, whose purpose is to facilitate compliance by the Depositor of the reporting requirements of the Exchange Act or with the provisions of Regulation AB and the related rules and regulations of the Commission.

            Notwithstanding anything to the contrary contained in this Agreement, the Depositor may immediately terminate the Paying Agent if the Paying Agent fails to comply with any of its obligations under this Article XIII; provided that (a) such termination shall not be effective until a successor paying agent or trustee shall have accepted the appointment in accordance with Section 7.6 and all other applicable provisions of this Agreement, (b) the Paying Agent may not be terminated due to its failure to properly prepare or file on a timely basis any Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any Form 12b-25 where such failure results from the Paying Agent's inability or failure to receive, within the exact time frames set forth in this Agreement any information, approval, direction or signature from any other party hereto needed to prepare, arrange for execution or file any such Form 8-K, Form 10-K or Form 10-D or any amendments to such forms or any form 12b-25 not resulting from its own negligence, bad faith or willful misconduct and (c) if, following the Paying Agent's failure to comply with any of such obligations under Sections 13.4, 13.5, 13.7, 13.9, 13.10 or
13.11 on or prior to the dates by which such obligations are to be performed pursuant to, and as set forth in, such Sections, (i) the Paying Agent subsequently complies with such obligations before the Depositor gives written notice to it that it is terminated in accordance with this Section 13.15 and
(ii) the Paying Agent's failure to comply does not cause it to fail in its obligations to timely file the related Form 8-K, Form 10-D or Form 10-K, as the case may be, by the related 8-K Filing Deadline, 10-D Filing Deadline or 10-K Filing Deadline, then the Depositor shall cease to have the right to terminate the Paying Agent under this Section 13.15 on the date on which such Form 8-K, Form 10-D or Form 10-K is so filed.

                                   ARTICLE XIV

                                   [RESERVED]

                                   ARTICLE XV

                            MISCELLANEOUS PROVISIONS

            Section 15.1 Binding Nature of Agreement

            This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            Section 15.2 Entire Agreement

            This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

            Section 15.3 Amendment

            (a) This Agreement may be amended from time to time by the parties hereto, without notice to or the consent of any of the Holders, (i) to cure any ambiguity, (ii) to cause the provisions herein to conform to or be consistent with or in furtherance of the statements made with respect to the Certificates, the Trust or this Agreement in the Private Placement Memorandum, the Preliminary Prospectus Supplement, the Final Prospectus Supplement or the Prospectus, or to correct or supplement any provision herein which may be inconsistent with any other provisions herein, (iii) to amend any provision hereof to the extent necessary or desirable to maintain the status of each REMIC Pool as a REMIC, or the Class EI Grantor Trust as a grantor trust) for the purposes of federal income tax law (or comparable provisions of state income tax law), (iv) to make any other provisions with respect to matters or questions arising under or with respect to this Agreement not inconsistent with the provisions hereof, (v) to modify, add to or eliminate the provisions of Article III relating to transfers of Residual Certificates, (vi) to amend any provision herein to the extent necessary or desirable to list the Certificates on a stock exchange, including, without limitation, the appointment of one or more sub-paying agents and the requirement that certain information be delivered to such sub-paying agents, or
(vii) to make any other amendment which does not adversely affect in any material respect the interests of any Certificateholder (unless such Certificateholder consents); provided, however, that such amendment shall not significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140). No such amendment effected pursuant to clause (i), (ii) or (iv) of the preceding sentence shall (A) adversely affect in any material respect the interests of any Holder not consenting thereto, without the consent of 100% of the Certificateholders adversely affected thereby or (B) adversely affect the status of any REMIC Pool as a REMIC (or the Class EI Grantor Trust as a grantor trust). Prior to entering into any amendment without the consent of Holders pursuant to this paragraph, the Trustee may require an Opinion of Counsel and a Nondisqualification Opinion (in the case of clauses (i), (ii) and (iii), at the expense of the Depositor, and otherwise at the expense of the party requesting such amendment, except that if the Trustee requests such amendment, such amendment shall be at the expense of the Depositor, if the Depositor consents), to the effect that such amendment is permitted under this paragraph. Any such amendment shall be deemed not to adversely affect in any material economic respect any Holder if the Trustee receives a Rating Agency Confirmation from each Rating Agency (and any Opinion of Counsel requested by the Trustee in connection with any such amendment may rely expressly on such Rating Agency Confirmation as the basis therefor).

            (b) This Agreement may also be amended from time to time by the agreement of the parties hereto (without the consent of the Certificateholders) and with Rating Agency Confirmation that such amendment would not cause the ratings on any Class of Certificates to be qualified, withdrawn or downgraded; provided, however, that such amendment may not effect any of the items set forth in clauses (i) through (iv) of the proviso in paragraph (c) of this Section
15.3. The Trustee may request, at its option, to receive a Nondisqualification Opinion and/or an Opinion of Counsel that such amendment will not result in an Adverse Grantor Trust Event, as applicable, and an Opinion of Counsel that any amendment pursuant to this Section 15.3(b) is permitted by this Agreement at the expense of the party requesting the amendment.

            (c) This Agreement may also be amended from time to time by the parties with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding, for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders; provided that no such amendment may (i) reduce in any manner the amount of, or delay the timing of the distributions required to be made on any Certificate without the consent of the Holder of such Certificate, (ii) reduce the aforesaid percentages of Aggregate Certificate Percentage or Certificate Balance, the Holders of which are required to consent to any such amendment without the consent of all the Holders of each Class of Certificates affected thereby, (iii) no such amendment shall eliminate or reduce a Master Servicer's or the Trustee's obligation to make an Advance (including, without limitation, in the case of the applicable Master Servicer, the obligation to advance on the Serviced Companion Loans) or alter the Servicing Standard except as may be necessary or desirable to comply with the REMIC Provisions, (iv) adversely affect the status of any REMIC Pool as a REMIC for federal income tax purposes (as evidenced by a Nondisqualification Opinion) or the Class EI Grantor Trust as a grantor trust without the consent of 100% of the Certificateholders (including the Class R-I, Class R-II and Class R-III Certificateholders), (v) adversely affect in any material respect the interests of the Holders of the Certificates in a manner other than as described in the immediately preceding clause (i), without the consent of the Holders of all Certificates affected thereby, (vi) significantly change the activities of the Trust, without the consent of the Holders of Certificates representing more than 50% of all the Voting Rights,
(vii) modify the provisions of this Section 15.3 without the consent of the Holders of all Certificates then outstanding; or (viii) significantly change the activities of the Trust (insofar as such change would adversely affect the status of the Trust as a "qualifying special purpose entity" under FASB 140) without the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller); provided that no such amendment may modify Section 8.18 of this Agreement without Rating Agency Confirmation. The Trustee shall not consent to any amendment to this Agreement pursuant to this subsection (c) unless it shall have first received a Nondisqualification Opinion and/or an Opinion of Counsel that such amendment will not result in an Adverse REMIC Event or an Adverse Grantor Trust Event, as applicable, and an Opinion of Counsel that any amendment pursuant to this Section 15.3(c) is permitted by this Agreement at the expense of the party requesting the amendment.

            (d) The costs and expenses associated with any such amendment shall be borne by the Depositor in the case the Trustee is the party requesting such amendment or if pursuant to clauses (i), (ii) and (iii) of Section 15.3(a). In all other cases, the costs and expenses shall be borne by the party requesting the amendment.

            (e) Promptly after the execution of any such amendment, the Trustee, with the assistance of the Certificate Registrar, shall furnish written notification of the substance of such amendment to each Holder, the Depositor and to the Rating Agencies.

            (f) It shall not be necessary for the consent of Holders under this
Section 15.3 to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Holders shall be in the affirmative and in writing and shall be subject to such reasonable regulations as the Trustee may prescribe.

            (g) Notwithstanding anything to the contrary contained in this
Section 15.3, the parties hereto agree that this Agreement may not be amended in any manner that is reasonably likely to have an adverse effect on any Primary Servicer without first obtaining the written consent of such Primary Servicer.

            (h) Notwithstanding the fact that the provisions in Section 15.3(c) would otherwise apply, with respect to any amendment that significantly modifies the permitted activities of the Trustee, the Master Servicers or the Special Servicers, any Certificate beneficially owned by a Seller or any of its Affiliates shall be deemed not to be outstanding (and shall not be considered when determining the percentage of Certificateholders consenting or when calculating the total number of Certificates entitled to consent) for purposes of determining if the requisite consents of Certificateholders under this
Section 15.3 have been obtained.

            (i) Notwithstanding anything to the contrary contained in this
Section 15.3, the parties hereto agree that this Agreement may be amended pursuant to Section 13.13 herein without any notice to or consent of any of the Certificateholders, Opinions of Counsel, Officer's Certificates or Rating Agency Confirmation, except as provided in Section 13.13.

            (j) [Reserved].

            (k) Notwithstanding any contrary provisions of this Agreement, this Agreement may not be amended without the consent of the holder of a Serviced Companion Loan if such amendment would materially and adversely affect the rights of such holder hereunder.

            (l) In addition, notwithstanding anything to the contrary contained in this Section 15.3, the parties hereto agree that this Agreement may not be amended with respect to those provisions of this Agreement to which the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer, the 2006-PWR14 Trustee or the 2006-PWR14 Paying Agent is a third party beneficiary as provided for in Section 15.9 hereof, without the written consent of the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer, the 2006-PWR14 Trustee or the 2006-PWR14 Paying Agent, as the case may be.

            Section 15.4 GOVERNING LAW

            THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            Section 15.5 Notices

            All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given when received by (A) in the case of the Depositor, Morgan Stanley Capital I Inc., 1585 Broadway, New York, New York 10036, Attention: Warren Friend; (B) in the case of the Trustee, Paying Agent and Certificate Registrar at the applicable Corporate Trust Office; (C) in the case of the Capmark Master Servicer, Capmark Finance Inc., 116 Welsh Road, Horsham, Pennsylvania 19044, Attention: Managing Director - Commercial Servicing Operations, Fax 215-328-3478, Phone: 215-328-1258; (D) in the case of the Prudential Master Servicer or the DC Hilton Special Servicer, Suite 4900E, 2200 Ross Avenue, Dallas, Texas 75201-7907 (or, after February 15, 2008, at 2100 Ross Avenue, Suite 2500, Dallas, Texas 75201), Attention: Vice President - Asset Management, with a copy to Prudential Asset Resources, Inc., Suite 4900E, 2200 Ross Avenue, Dallas, Texas 75201-7907 (or, after February 15, 2008, at 2100 Ross Avenue, Suite 2500, Dallas, Texas 75201), Attention: Chief Legal Officer; (E) in the case of the General Special Servicer, Centerline Servicing Inc., 5221 N. O'Connor Blvd., Suite 600, Irving, Texas 75039, Attention: Lindsey Wright, facsimile number (972) 868 5490; (F) in the case of MSMCH, 1585 Broadway, New York, New York 10036, Attention: Warren Friend; and (G) in the case of Centerline REIT Inc., 5221 N. O'Connor Blvd., Suite 600, Irving, Texas 75039,
Attention: Larry Duggins, facsimile number (972) 868 5490. Any notice required or permitted to be mailed to a Holder shall be given by first class mail, postage prepaid, at the address of such Holder as shown in the Certificate Register. Any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice.

            Section 15.6 Severability of Provisions

            If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

            Section 15.7 Indulgences; No Waivers

            Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

            Section 15.8 Headings Not to Affect Interpretation

            The headings contained in this Agreement are for convenience of reference only, and shall not be used in the interpretation hereof.

            Section 15.9 Benefits of Agreement

            Nothing in this Agreement or in the Certificates, express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder and the Holders of the Certificates, any benefit or any legal or equitable right, power, remedy or claim under this Agreement; provided, however, that (i) each holder of a Serviced Companion Loan (including any servicer or trustee of any related Other Securitization) is an intended third-party beneficiary in respect of the rights afforded it under this Agreement and (ii) each Primary Servicer is an intended third-party beneficiary to the extent applicable to such Primary Servicer. With respect to the Non Trust-Serviced Pari Passu Loan, the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer, the 2006-PWR14 Trustee and or the 2006-PWR14 Paying Agent, as applicable, shall each be a third party beneficiary of this Agreement with respect to all provisions herein expressly relating to compensation, reimbursement or indemnification of the 2006-PWR14 Master Servicer, the 2006-PWR14 Special Servicer, the 2006-PWR14 Trustee or the 2006-PWR14 Paying Agent, as the case may be (including reimbursement for any Pari Passu Loan Nonrecoverable Servicing Advance), any provisions relating to the indemnification of any such parties and the provisions regarding coordination of P&I Advances. This Agreement may not be amended in any manner that would adversely affect the rights of any third party beneficiary without its reasonable consent. Each holder of a right to receive Excess Servicing Fees shall be a third party beneficiary to this Agreement with respect to its right to receive such Excess Servicing Fees.

            Section 15.10 Special Notices to the Rating Agencies

            (a) The Paying Agent (or the applicable Master Servicer in the case of clauses (vi), (vii) and (ix) below, the Custodian in the case of clause (ii) below) and the Trustee in the case of clauses (iii) and (x) below shall give prompt notice to the Rating Agencies, the Special Servicer and the Operating Adviser of the occurrence of any of the following events of which it has notice:

            (i) any amendment to this Agreement pursuant to Sections 13.13 or
      15.3 hereof;

            (ii) the Interim Certification and the Final Certification required pursuant to Section 2.2 hereof;

            (iii) notice of the repurchase of any Mortgage Loan pursuant to
      Section 2.3(a) hereof;

            (iv) any resignation of a Master Servicer, the Special Servicer, the Paying Agent, the Operating Adviser or the Trustee pursuant to this Agreement;

            (v) the appointment of any successor to a Master Servicer, the Trustee, the Paying Agent, the Operating Adviser or the Special Servicer pursuant to Section 7.7, 7.14 or 9.37 hereof;

            (vi) waiver of a due-on-sale clause as provided in Section 8.7;

            (vii) waiver of a prohibition on subordinate liens on the Mortgaged Properties;

            (viii) the making of a final payment pursuant to Section 10.3 hereof;

            (ix) a Servicing Transfer Event; and

            (x) an Event of Default.

            (b) Each Certifying Servicer shall, and the Certifying Servicers shall each (i) use reasonable efforts to cause each Additional Servicer and each Sub-Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship on or prior to the Closing Date with respect to the Mortgage Loans and (ii) cause each Additional Servicer and each Sub-Servicer (other than a party to this Agreement) with which it has entered into a servicing relationship after the Closing Date with respect to the Mortgage Loans, to (x) forward a copy of each annual compliance statement pursuant to
Section 13.9 hereof, (y) forward a copy of each annual report on assessment with servicing criteria pursuant to Section 13.10 hereof and (z) forward a copy of each annual independent public accountants' servicing report pursuant to Section
13.11 hereof to the Rating Agencies and the Operating Adviser.

            (c) All notices to the Rating Agencies shall be in writing and sent by first class mail, telecopy or overnight courier, as follows:

            If to Fitch, to:

                  Fitch, Inc.
                  One State Street Plaza
                  New York, NY  10004
                  Fax: (212) 635-0294
                  Attention: Commercial Mortgage Surveillance

            If to S&P, to:

                  Standard & Poor's Ratings Services, a division of The McGraw-Hill
                    Companies, Inc.
                  55 Water Street
                  New York, NY  10041
                  Fax: (212) 438-2662
                  Attention: Commercial Mortgage Surveillance Manager

or at such address as shall be provided in writing to the Depositor by such Rating Agency.

            (d) The Paying Agent, or in the case of clauses (i) and (ii), the successor trustee or paying agent, as applicable, shall give prompt notice to the Rating Agencies of the occurrence of any of the following events:

            (i) the resignation or removal of the Trustee or the Paying Agent pursuant to Section 7.6; or

            (ii) the appointment of a successor trustee or paying agent pursuant to Section 7.7; or

            (iii) the appointment of a successor Operating Adviser pursuant to
      Section 9.37.

            (e) The Master Servicers shall deliver to the Rating Agencies and the Depositor any other information as reasonably requested by the Rating Agencies and the Depositor, and the applicable Master Servicer shall deliver to the Primary Servicers and the Special Servicer each of the reports required to be delivered by the applicable Master Servicer to the Primary Servicers and the Special Servicer pursuant to the terms of this Agreement. The Trustee, the Paying Agent and the Special Servicer shall deliver to the Rating Agencies and the Depositor any information as reasonably requested by the Rating Agencies and Depositor, as the case may be.

            (f) Any notice or other document required to be delivered or mailed by the Depositor, the Master Servicers, the Paying Agent or the Trustee shall be given by such parties, respectively, on a best efforts basis and only as a matter of courtesy and accommodation to the Rating Agencies, unless otherwise specifically required herein, and such parties, respectively, shall have no liability for failure to deliver any such notice or document to the Rating Agencies.

            Section 15.11 Counterparts

            This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

            Section 15.12 Intention of Parties

            It is the express intent of the parties hereto that the conveyance of the Mortgage Loans and related rights and property to the Trustee, for the benefit of the Certificateholders, by the Depositor as provided in Section 2.1 be, and be construed as, an absolute sale of the Mortgage Loans and related property. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans and related property by the Depositor to the Trustee to secure a debt or other obligation of the Depositor. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans or any related property is held to be the property of the Depositor, or if for any other reason this Agreement is held or deemed to create a security interest in the Mortgage Loans or any related property, then this Agreement shall be deemed to be a security agreement; and the conveyance provided for in Section
2.1 shall be deemed to be a grant by the Depositor to the Trustee, for the benefit of the Certificateholders, of a security interest in all of the Depositor's right, title, and interest, whether now owned or hereafter acquired, in and to:

            (i) All accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit and investment property consisting of, arising from or relating to any of the property described in clauses
      (1)-(4) below: (1) the Mortgage Loans (including the related Mortgage Notes, Mortgages, security agreements, and title, hazard and other insurance policies) identified on the Mortgage Loan Schedule, including all Qualifying Substitute Mortgage Loans, all distributions with respect thereto payable on and after the Cut-Off Date, and the Mortgage Files; (2) the Distribution Account, the Interest Reserve Account, the Reserve Account, all REO Accounts, and the Certificate Accounts, including all property therein and all income from the investment of funds therein (including any accrued discount realized on liquidation of any investment purchased at a discount); (3) the REMIC I Regular Interests, the RCE Loan REMIC Regular Interest and the REMIC II Regular Interests; and (4) the Mortgage Loan Purchase Agreements;

            (ii) All accounts, general intangibles, chattel paper, instruments, documents, money, deposit accounts, certificates of deposit, goods, letters of credit, advices of credit, investment property, and other rights arising from or by virtue of the disposition of, or collections with respect to, or insurance proceeds payable with respect to, or claims against other Persons with respect to, all or any part of the collateral described in clause (A) above (including any accrued discount realized on liquidation of any investment purchased at a discount); and

            (iii) All cash and non-cash proceeds of the collateral described in clauses (i) and (ii) above.

            The possession by the Trustee of the Mortgage Notes, the Mortgages and such other goods, letters of credit, advices of credit, instruments, money, documents, chattel paper or certificated securities shall be deemed to be possession by the secured party or possession by a purchaser for purposes of perfecting the security interest pursuant to the Uniform Commercial Code (including, without limitation, Sections 9-115 and 9-305 thereof) as in force in the relevant jurisdiction.

            Notifications to Persons holding such property, and acknowledgments, receipts or confirmations from Persons holding such property, shall be deemed to be notifications to, or acknowledgments, receipts or confirmations from, securities intermediaries, bailees or agents of, or Persons holding for, the Trustee, as applicable, for the purpose of perfecting such security interest under applicable law.

            The Depositor and, at the Depositor's direction, the applicable Master Servicer and the Trustee, shall, to the extent consistent with this Agreement, take such reasonable actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the property described above, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Agreement. The applicable Master Servicer shall file, at the expense of the Trust as an Additional Trust Expense all filings necessary to maintain the effectiveness of any original filings necessary under the Uniform Commercial Code as in effect in any jurisdiction to perfect the Trustee's security interest in such property, including without limitation (i) continuation statements, and (ii) such other statements as may be occasioned by any transfer of any interest of a Master Servicer or the Depositor in such property. In connection herewith, the Trustee shall have all of the rights and remedies of a secured party and creditor under the Uniform Commercial Code as in force in the relevant jurisdiction.

            Section 15.13 Recordation of Agreement

            This Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere. Such recordation, if any, shall be effected by the applicable Master Servicer at the expense of the Trust as an Additional Trust Expense, but only upon direction of the Depositor accompanied by an Opinion of Counsel to the effect that such recordation materially and beneficially affects the interests of the Certificateholders of the Trust.

            Section 15.14 Rating Agency Monitoring Fees

            The parties hereto acknowledge that on the Closing Date the Sellers will pay the ongoing monitoring fees of the Rating Agencies relating to the rating of the Certificates and that no monitoring fees are payable subsequent to the Closing Date in respect of the rating of the Certificates. The Master Servicers shall not be required to pay any such fees or any fees charged for any Rating Agency Confirmation (except any confirmation required under Section 8.22,
Section 8.23 or in connection with a termination and replacement of a Master Servicer following an Event of Default of such Master Servicer).

            Section 15.15 Communications with Mortgagors

            Subject to the provisions of the following sentence, until such time as a Mortgage Loan becomes a Specially Serviced Mortgage Loan, neither the Special Servicer nor any of its affiliates shall contact the related Mortgagor or any key principal of such Mortgagor about such Mortgage Loan without the prior consent of the applicable Master Servicer. The Special Servicer and its affiliates shall not use any information obtained in its capacity as "Special Servicer" or, if applicable, as a Certificateholder, to solicit any Mortgagor or a key principal of such Mortgagor or any mortgage broker to permit Special Servicer or any of its affiliates to refinance a Mortgage Loan transferred to the Trust by a Mortgage Loan Seller not affiliated with Special Servicer or such Certificateholder, including, without limitation, (i) the name, address, phone number or other information regarding such Mortgagor or a key principal of such Mortgagor, or (ii) information related to the related Mortgage Loan or Mortgaged Property including, without limitation, the maturity date, the interest rate, the prepayment provisions, or any operating or other financial information; provided that such limitation on the solicitation of refinancing shall not prevent the Special Servicer from pursuing such refinancing for (y) any Mortgage Loan that is a Specially Serviced Mortgage Loan, or (z) any Mortgage Loan that is within 6 months of its maturity date (or if such Mortgage Loan is an ARD Loan, its Anticipated Repayment Date) if, after written inquiry by the Special Servicer to the applicable Master Servicer, such Master Servicer indicates that the Mortgagor has not obtained a written commitment for refinancing.

            IN WITNESS WHEREOF, the Depositor, the Capmark Master Servicer, the Prudential Master Servicer, the General Special Servicer, the DC Hilton Special Servicer, the Trustee and the Paying Agent have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

                                       MORGAN STANLEY CAPITAL I INC.,
                                          as Depositor


                                       By: /s/ Anthony J. Sfarra
                                          --------------------------------------
                                          Name: Anthony J. Sfarra
                                          Title:


                                       CAPMARK FINANCE INC.,
                                          as Capmark Master Servicer


                                       By: /s/ Jillian M. Brittin
                                          --------------------------------------
                                          Name: Jillian M. Brittin
                                          Title: Vice President


                                       PRUDENTIAL ASSET RESOURCES, INC.
                                          as Prudential Master Servicer and
                                          DC Hilton Special Servicer


                                       By: /s/ Joe E. Greenhaw, Jr.
                                          --------------------------------------
                                          Name: Joe E. Greenhaw, Jr.
                                          Title: Vice President


                                       CENTERLINE SERVICING INC.,
                                          as General Special Servicer


                                       By: /s/ James L. Duggins
                                          --------------------------------------
                                          Name: James L. Duggins
                                          Title: CEO

                                       WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION,
                                          as Trustee and Custodian


                                       By: /s/ Amy Mofsenson
                                          --------------------------------------
                                          Name: Amy Mofsenson
                                          Title: Vice President


                                       U.S. BANK NATIONAL ASSOCIATION, as Paying
                                          Agent, Certificate Registrar and
                                          Authenticating Agent


                                       By: /s/ Karen Beard
                                          --------------------------------------
                                          Name: Karen Beard
                                          Title: Vice President


                                       PRINCIPAL GLOBAL INVESTORS, LLC, in its
                                          capacity as Primary Servicer solely
                                          with respect to Sections 5.1(g), 8.3,
                                          8.4, 8.7, 8.10, 8.18, 8.25(f), 9.5,
                                          15.10(b) and Article XIII of this
                                          Agreement


                                       By: /s/ Leanne M. Valentine
                                          --------------------------------------
                                          Name: Leanne M. Valentine
                                          Title: Vice President and Associate
                                          General Counsel


                                       By: /s/ Karen A. Pearston
                                          --------------------------------------
                                          Name: Karen A. Pearston
                                          Title: Assistant General Counsel

STATE OF NEW YORK  (    )
                        :  ss.:
COUNTY OF NEW YORK (    )


            On the 17th day of August in the year 2007, before me, the undersigned, personally appeared Anthony J. Sfarra, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the New York, New York (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).


Signature and Office of individual taking acknowledgment:

            /s/ Tracey Zaremba

STATE OF PENNSYLVANIA   )
                             :      ss.:
COUNTY OF MONTGOMERY)


            On the 16th day of August in the year 2007, before me, the undersigned, personally appeared Jillian Brittin, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the Montgomery County, Comm of PA (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).


Signature and Office of individual taking acknowledgment:

            /s/ Catherine Millspaugh

STATE OF TEXAS   (      )
                        :  ss.:
COUNTY OF DALLAS (      )


            On the 17th day of August in the year 2007, before me, the undersigned, personally appeared Joe E. Greenhaw, Jr., personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacities, and that by their signatures on the instrument, the individuals, or the person upon behalf of which the individuals acted, executed the instrument, and that such individuals made such appearance before the undersigned in the State of Texas (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).


Signature and Office of individual taking acknowledgment:

            /s/ Stephanie A. Harred

STATE OF TEXAS   (    )
                      : ss.:
COUNTY OF DALLAS (    )


            On the 17th day of August in the year 2007, before me, the undersigned, personally appeared James L. Duggins, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the County and State above referenced (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).


Signature and Office of individual taking acknowledgment:

            /s/ Robin Behrns

STATE OF NEW YORK  (    )
                        : ss.:
COUNTY OF NEW YORK (    )


            On the 17th day of August in the year 2007, before me, the undersigned, personally appeared Amy Mofsenson, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the New York, NY (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).


Signature and Office of individual taking acknowledgment:

            /s/ Janet M. Jolley

COMMONWEALTH OF MASSACHUSETTS (     )
                                    :  ss.:
COUNTY OF SEYHOLIC            (     )


            On the 23rd day of August in the year 2007, before me, the undersigned, personally appeared Karen Beard, personally known to me or proved to me on the basis of satisfactory evidence to be the individuals whose names are subscribed to the within instrument and acknowledged to me that they executed the same in their capacities, and that by their signatures on the instrument, the individuals, or the person upon behalf of which the individuals acted, executed the instrument, and that such individuals made such appearance before the undersigned in the Boston, Massachusetts (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).

Signature and Office of individual taking acknowledgment:

            Christopher J. Twardzyck

STATE OF IOWA  (        )
                        :  ss.:
COUNTY OF POLK (        )


            On the 17th day of August in the year 2007, before me, the undersigned, personally appeared Leanne M. Valentine and Karen A. Pearston, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her capacity, and that by his/her signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument, and that such individual made such appearance before the undersigned in the Des Moines, Iowa (insert the city or other political subdivision and the state or county or other place the acknowledgment was taken).


Signature and Office of individual taking acknowledgment:

            /s/ Mary K. Eggers

                                   EXHIBIT A-1

                         [FORM OF CLASS A-1 CERTIFICATE]

THIS CLASS A-1 CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS A-1 CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 5.519%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL GENERAL SPECIAL SERVICER:
                                          CENTERLINE SERVICING INC., (FORMERLY
                                          ARCAP SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS A-1 CERTIFICATES AS OF THE          ASSOCIATION
CLOSING DATE: $61,700,000

CERTIFICATE BALANCE OF THIS CLASS A-1
CERTIFICATE AS OF THE CLOSING DATE:
$61,700,000 (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

No. A-1-1                                 CUSIP No.: 61755Y AA2

                              CLASS A-1 CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-1 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer and DC Hilton Special Servicer, and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class A-1 Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION, as
                                          Certificate Registrar,


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-1 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                   EXHIBIT A-2

                        [FORM OF CLASS A-1A CERTIFICATE]

THIS CLASS A-1A CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS A-1A CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL GENERAL SPECIAL SERVICER:
                                          CENTERLINE SERVICING INC., (FORMERLY
                                          ARCAP SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS A-1A CERTIFICATES AS OF THE         ASSOCIATION
CLOSING DATE: $278,738,000

CERTIFICATE BALANCE OF THIS CLASS A-1A
CERTIFICATE AS OF THE CLOSING DATE:
$278,738,000 (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

No. A-1A-1                                CUSIP No.: 61755Y AB0

                             CLASS A-1A CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-1A Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class A-1A Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION, as
                                          Certificate Registrar

                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-1A CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION
                                          AUTHENTICATING AGENT

                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                   EXHIBIT A-3

                         [FORM OF CLASS A-2 CERTIFICATE]

THIS CLASS A-2 CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS A-2 CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.038%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS A-2 CERTIFICATES AS OF THE          ASSOCIATION
CLOSING DATE: $   227,400,000

CERTIFICATE BALANCE OF THIS CLASS A-2
CERTIFICATE AS OF THE CLOSING DATE:
$227,400,000 (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

No. A-2-1                                 CUSIP No.: 61755Y AC8

                              CLASS A-2 CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-2 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class A-2 Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION, as
                                          Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-2 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                   EXHIBIT A-4

                         [FORM OF CLASS A-3 CERTIFICATE]

THIS CLASS A-3 CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS A-3 CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS A-3 CERTIFICATES AS OF THE          ASSOCIATION
CLOSING DATE: $72,800,000

CERTIFICATE BALANCE OF THIS CLASS A-3
CERTIFICATE AS OF THE CLOSING DATE:
$72,800,000 (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

No. A-3-1                                 CUSIP No.: 61755Y AE4

                              CLASS A-3 CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-3 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class A-3 Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION, as
                                          Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-3 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                   EXHIBIT A-5

                         [FORM OF CLASS A-4 CERTIFICATE]

THIS CLASS A-4 CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS A-4 CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS A-4 CERTIFICATES AS OF THE          ASSOCIATION
CLOSING DATE: $   796,885,000

CERTIFICATE BALANCE OF THIS CLASS A-4
CERTIFICATE AS OF THE CLOSING DATE:
$[500,000,000][$196,885,000] (SUBJECT
TO SCHEDULE OF EXCHANGES ATTACHED)

No. A-4-[1][2]                            CUSIP No.: 61755Y AF1

                              CLASS A-4 CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-4 Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class A-4 Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION, as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-4 CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                   EXHIBIT A-6

                         [FORM OF CLASS A-M CERTIFICATE]

THIS CLASS A-M CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS A-M CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS A-M CERTIFICATES AS OF THE          ASSOCIATION
CLOSING DATE: $205,361,000

CERTIFICATE BALANCE OF THIS CLASS A-M
CERTIFICATE AS OF THE CLOSING DATE:
$205,361,000 (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

No. A-M-1                                 CUSIP No.: 61755Y AH7

                              CLASS A-M CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-M Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class A-M Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION, as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-M CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                   EXHIBIT A-7

                         [FORM OF CLASS A-J CERTIFICATE]

THIS CLASS A-J CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS A-J CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS A-J CERTIFICATES AS OF THE          ASSOCIATION
CLOSING DATE: $177,124,000

CERTIFICATE BALANCE OF THIS CLASS A-J
CERTIFICATE AS OF THE CLOSING DATE:
$177,124,000 (SUBJECT TO SCHEDULE OF
EXCHANGES ATTACHED)

No. A-J-1                                 CUSIP No.: 61755Y AK0

                              CLASS A-J CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class A-J Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class A-J Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION, as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS A-J CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                   EXHIBIT A-8

                          [FORM OF CLASS B CERTIFICATE]

THIS CLASS B CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE UNDERWRITERS, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS A-1 CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

   THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY,
   IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS
                              AMENDED (THE "CODE").

       [THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE
      CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO
        AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES
                                    ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS B CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $33,371,000

CERTIFICATE BALANCE OF THIS CLASS B
CERTIFICATE AS OF THE CLOSING DATE: [0]
(1)  $[33,371,000] (2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)

No. B-1                                   CUSIP No.: [U61795 AB3](1)[61755Y
                                          AN4](2)

                               CLASS B CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class B Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the Wells Fargo Master Servicing and the Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class B Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION, as
                                          Certificate Registrar,


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS B CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                   EXHIBIT A-9

                          [FORM OF CLASS C CERTIFICATE]

THIS CLASS C CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

THIS CLASS C CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS C CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS C CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $15,402,000

CERTIFICATE BALANCE OF THIS CLASS C
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[15,402,000](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)



No. C-1                                   CUSIP No.: [U61795 AC1](1) [61755Y
                                          AP9](2)

                               CLASS C CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class C Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class C Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                          U.S. BANK NATIONAL ASSOCIATION,
                                           as Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS C CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                          U.S. BANK NATIONAL ASSOCIATION
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-10

                          [FORM OF CLASS D CERTIFICATE]

THIS CLASS D CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

THIS CLASS D CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS D CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS D CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $28,237,000

CERTIFICATE BALANCE OF THIS CLASS D
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[28,237,000](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)



No. D-1                                   CUSIP No.: [U61795 AD9](1) [61755Y
                                          AQ7](2)

                               CLASS D CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class D Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class D Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION, as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS D CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-11

                          [FORM OF CLASS E CERTIFICATE]

THIS CLASS E CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

THIS CLASS E CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS E CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS E CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $15,402,000

CERTIFICATE BALANCE OF THIS CLASS E
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[15,402,000](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)



No. E-1                                   CUSIP No.: [U61795 AE7](1) [61755Y
                                          AR5](2)

                               CLASS E CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class E Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class E Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS E CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                              U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-12

                          [FORM OF CLASS F CERTIFICATE]

THIS CLASS F CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH ON THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

THIS CLASS F CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS D CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS F CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $30,804,000

CERTIFICATE BALANCE OF THIS CLASS F
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[30,804,000](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)

No. F-1                                   CUSIP No.: [U61795 AF4](1) [61755Y
                                          AS3](2)

                               CLASS F CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class F Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class F Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS F CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-13

                          [FORM OF CLASS G CERTIFICATE]

THIS CLASS G CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CLASS G CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS G CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS G CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $23,103,000

CERTIFICATE BALANCE OF THIS CLASS G
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[23,103,000](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)

No. G-1                                   CUSIP No.: [U61795 AG2](1) [61755Y
                                          AT1](2)

                               CLASS G CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class G Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the Wells Fargo Master Servicer, the Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class G Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS G CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                                U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-14

                          [FORM OF CLASS H CERTIFICATE]

THIS CLASS H CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CLASS H CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS H CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS H CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $20,536,000

CERTIFICATE BALANCE OF THIS CLASS H
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[20,536,000](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)



No. H-1                                   CUSIP No.: [U61795 AH0](1) [61755Y
                                          AU8](2)

                               CLASS H CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class H Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class H Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as

                                           Certificate Registrar

                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS H CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-15

                          [FORM OF CLASS J CERTIFICATE]

THIS CLASS J CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CLASS J CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS J CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS J CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $66,742,662

CERTIFICATE BALANCE OF THIS CLASS J
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[66,742,662](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)

No. J-1                                   CUSIP No.: [U61795 AJ6](1) [61755Y
                                          AV6](2)

                               CLASS J CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class J Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under The Pooling And Servicing Agreement), The Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class J Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS J CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-16

                          [FORM OF CLASS K CERTIFICATE]

THIS CLASS K CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THIS CLASS K CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS K CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS K CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $66,742,662

CERTIFICATE BALANCE OF THIS CLASS K
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[66,742,662](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)

No. K-1                                   CUSIP No.: [U61795 AK3](1) [61755Y
                                          AW4](2)

                               CLASS K CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class K Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class K Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS K CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-17

                          [FORM OF CLASS L CERTIFICATE]

THIS CLASS L CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CLASS L CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS L CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS L CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $66,742,662

CERTIFICATE BALANCE OF THIS CLASS L
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[66,742,662](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)

No. L-1                                   CUSIP No.: [U61795 AL1](1) [61755Y
                                          AX2](2)

                               CLASS L CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class L Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class L Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS L CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-18

                          [FORM OF CLASS M CERTIFICATE]

THIS CLASS M CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CLASS M CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS M CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS M CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $66,742,662

CERTIFICATE BALANCE OF THIS CLASS M
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[66,742,662](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)

No. M-1                                   CUSIP No.: [U61795 AM9](1) [61755Y
                                          AY0](2)

                               CLASS M CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class M Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class M Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS M CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-19

                         [FORM OF CLASS N CERTIFICATE]

THIS CLASS N CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CLASS N CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS N CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS N CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $66,742,662

CERTIFICATE BALANCE OF THIS CLASS N
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[6,742,662](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)

No. N-1                                   CUSIP No.: [U61795 AN7](1) [61755Y
                                          AZ7](2)

                               CLASS N CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class N Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class N Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS N CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-20

                          [FORM OF CLASS O CERTIFICATE]

THIS CLASS O CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CLASS O CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS O CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS O CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $66,742,662

CERTIFICATE BALANCE OF THIS CLASS O
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[66,742,662](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)

No. O-1                                   CUSIP No.: [U61795 AP2](1) [61755Y
                                          BA1](2)

                               CLASS O CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class O Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class O Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS O CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-21

                          [FORM OF CLASS P CERTIFICATE]

THIS CLASS P CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE INITIAL CERTIFICATE BALANCE HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THIS CLASS P CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO CERTAIN OTHER CLASSES OF CERTIFICATES OF THIS SERIES TO THE EXTENT DESCRIBED IN THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

THE PORTION OF THE CERTIFICATE BALANCE OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL DISTRIBUTIONS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE CERTIFICATES ALLOCABLE TO THIS CLASS P CERTIFICATE. ACCORDINGLY, THE CERTIFICATE BALANCE OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT CERTIFICATE BALANCE BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 6.078%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

AGGREGATE CERTIFICATE BALANCE OF THE      TRUSTEE: WELLS FARGO BANK, NATIONAL
CLASS P CERTIFICATES AS OF THE CLOSING    ASSOCIATION
DATE: $66,742,662

CERTIFICATE BALANCE OF THIS CLASS P
CERTIFICATE AS OF THE CLOSING DATE:
$[0](1) $[66,742,662](2) (SUBJECT TO
SCHEDULE OF EXCHANGES ATTACHED)

No. P-1                                   CUSIP No.: [U61795 AQ0](1) [61755Y
                                          BB9](2)

                               CLASS P CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class P Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Certificate Balance of this Certificate specified on the face hereof by the aggregate initial Certificate Balance of the Class P Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of principal of and interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Certificate Balance of this Certificate immediately prior to each Distribution Date. Principal and interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS P CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                  EXHIBIT A-22

                         [FORM OF CLASS EI CERTIFICATE]

THIS CLASS EI CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE DEPOSITOR, THE INITIAL PURCHASER, THE TRUSTEE, THE PAYING AGENT, THE CERTIFICATE REGISTRAR, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

PERCENTAGE INTEREST OF THIS CLASS EI      CAPMARK MASTER SERVICER: CAPMARK
CERTIFICATE: 100%                         FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

                                          TRUSTEE: WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION

No. EI -1

                              CLASS EI CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT Centerline High Yield CMBS Fund III LLC is the registered owner of the interest evidenced by this Certificate in the Class EI Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the Percentage Interest in the Class EI Certificates specified on the face hereof. The Certificates are designated as the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Class EI Certificate represents a beneficial ownership interest in a portion of the Trust that is treated as grantor trust for federal income tax purposes, and represents a beneficial ownership of Excess Interest in respect of Mortgage Loans having a hyper-amortization feature. Any amount of Excess Interest on deposit in the Excess Interest Sub-account for the related Collection Period will be paid to the holders of the Class EI Certificates, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Certificates are issuable in fully registered form only, without coupons, in minimum denominations specified in the Pooling and Servicing Agreement.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS EI CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                                  EXHIBIT A-23

                         [FORM OF CLASS R-I CERTIFICATE]

THIS CLASS R-I CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE TRUSTEE, THE PAYING AGENT, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE GENERAL SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS THE "RESIDUAL INTEREST" IN TWO "REAL ESTATE MORTGAGE INVESTMENT CONDUITS" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"). THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A PERSON OTHER THAN A UNITED STATES TAX PERSON (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT).

THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED TO "DISQUALIFIED ORGANIZATIONS" WITHIN THE MEANING OF THE CODE.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE CODE OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

A SALE, TRANSFER OR OTHER DISPOSITION OF THIS CLASS R-I CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE CERTIFICATE REGISTRAR TO THE EFFECT THAT (1) SUCH TRANSFEREE AGREES TO BE BOUND BY THE TERMS OF THE POOLING AND SERVICING AGREEMENT AND ALL RESTRICTIONS SET FORTH ON THE FACE HEREOF, (2) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND, EXCEPT FOR FHLMC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY ANY SUCH GOVERNMENTAL UNIT), (B) AN ORGANIZATION (OTHER THAN CERTAIN FARMERS' COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE (UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (C) A RURAL ELECTRIC OR TELEPHONE COOPERATIVE DESCRIBED IN SECTION 1381 OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B) OR (C) BEING HEREINAFTER REFERRED TO AS A "DISQUALIFIED ORGANIZATION"), (D) A PERSON THAT IS NOT A "UNITED STATES TAX PERSON," (E) AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES TAX PERSON OR (F) A PERSON WITH RESPECT TO WHOM INCOME FROM THIS CLASS R-I CERTIFICATE IS ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER UNITED STATES TAX PERSON, AND (3) NO PURPOSE OF SUCH TRANSFER IS TO ENABLE THE TRANSFEROR TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CLASS R-I CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES PERSON OR AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES TAX PERSON, OR TO ANY OTHER PROHIBITED TRANSFEREE AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF A CLASS R-I CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

                         MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

PERCENTAGE INTEREST OF THIS CLASS R-I     CAPMARK MASTER SERVICER: CAPMARK
CERTIFICATE: 100%                         FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

                                          TRUSTEE: WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION

No. R-I-I

                              CLASS R-I CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT Morgan Stanley & Co. Incorporated is the registered owner of the interest evidenced by this Certificate in the Class R-I Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the Percentage Interest in the Class R-I Certificates specified on the face hereof. The Certificates are designated as the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            The Holder of this Certificate shall be entitled to receive only certain amounts set forth in the Pooling and Servicing Agreement, including as distribution upon termination of the Pooling and Servicing Agreement and the related REMIC created thereby of the amounts which remain on deposit in the Distribution Account after payment to the holders of all other Certificates of all amounts set forth in the Pooling and Servicing Agreement. Distributions on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            The Residual Certificates will be issued in fully registered, certificated form in minimum percentage interests of 10% and in multiples of 10% in excess thereof.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                                U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS R-I CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                                  EXHIBIT A-24

                        [FORM OF CLASS R-II CERTIFICATE]

THIS CLASS R-II CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE TRUSTEE, THE PAYING AGENT, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE WELLS FARGO MASTER SERVICER, THE SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS THE "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"). THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A PERSON OTHER THAN A UNITED STATES TAX PERSON (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT).

THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED TO "DISQUALIFIED ORGANIZATIONS" WITHIN THE MEANING OF THE CODE.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE CODE OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

A SALE, TRANSFER OR OTHER DISPOSITION OF THIS CLASS R-II CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE CERTIFICATE REGISTRAR TO THE EFFECT THAT (1) SUCH TRANSFEREE AGREES TO BE BOUND BY THE TERMS OF THE POOLING AND SERVICING AGREEMENT AND ALL RESTRICTIONS SET FORTH ON THE FACE HEREOF, (2) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND, EXCEPT FOR FHLMC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY ANY SUCH GOVERNMENTAL UNIT), (B) AN ORGANIZATION (OTHER THAN CERTAIN FARMERS' COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE (UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (C) A RURAL ELECTRIC OR TELEPHONE COOPERATIVE DESCRIBED IN SECTION 1381 OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B) OR (C) BEING HEREINAFTER REFERRED TO AS A "DISQUALIFIED ORGANIZATION"), (D) A PERSON THAT IS NOT A "UNITED STATES TAX PERSON," (E) AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES TAX PERSON OR (F) A PERSON WITH RESPECT TO WHOM INCOME FROM THIS CLASS R-II CERTIFICATE IS ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER UNITED STATES TAX PERSON, AND (3) NO PURPOSE OF SUCH TRANSFER IS TO ENABLE THE TRANSFEROR TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CLASS R-II CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR A NON-UNITED TAX STATES PERSON OR AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES PERSON, OR TO ANY OTHER PROHIBITED TRANSFEREE AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF A CLASS R-II CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

PERCENTAGE INTEREST OF THIS CLASS R-II    CAPMARK MASTER SERVICER: CAPMARK
CERTIFICATE: 100%                         FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

                                          TRUSTEE: WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION

No. R-II-I

                             CLASS R-II CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT Morgan Stanley & Co. Incorporated is the registered owner of the interest evidenced by this Certificate in the Class R-II Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the Percentage Interest in the Class R-II Certificates specified on the face hereof. The Certificates are designated as the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            The Holder of this Certificate shall be entitled to receive only certain amounts set forth in the Pooling and Servicing Agreement, including a distribution upon termination of the Pooling and Servicing Agreement and the related REMIC created thereby of the amounts which remain on deposit in the Distribution Account after payment to the holders of all other Certificates of all amounts set forth in the Pooling and Servicing Agreement. Distributions on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            The Residual Certificates will be issued in fully registered, certificated form in minimum percentage interests of 10% and in multiples of 10% in excess thereof.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS R-II CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                              U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                                  EXHIBIT A-25

                        [FORM OF CLASS R-III CERTIFICATE]

THIS CLASS R-III CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE TRUSTEE, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE WELLS FARGO MASTER SERVICER, THE SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS THE "RESIDUAL INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT" AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE "CODE"). THIS CERTIFICATE MAY NOT BE TRANSFERRED TO A PERSON OTHER THAN A UNITED STATES TAX PERSON (AS DEFINED IN THE POOLING AND SERVICING AGREEMENT).

THIS CERTIFICATE MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED TO "DISQUALIFIED ORGANIZATIONS" WITHIN THE MEANING OF THE CODE.

NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE CODE OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

A SALE, TRANSFER OR OTHER DISPOSITION OF THIS CLASS R-III CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE CERTIFICATE REGISTRAR TO THE EFFECT THAT (1) SUCH TRANSFEREE AGREES TO BE BOUND BY THE TERMS OF THE POOLING AND SERVICING AGREEMENT AND ALL RESTRICTIONS SET FORTH ON THE FACE HEREOF, (2) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND, EXCEPT FOR FHLMC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY ANY SUCH GOVERNMENTAL UNIT), (B) AN ORGANIZATION (OTHER THAN CERTAIN FARMERS' COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE (UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (C) A RURAL ELECTRIC OR TELEPHONE COOPERATIVE DESCRIBED IN SECTION 1381 OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B) OR (C) BEING HEREINAFTER REFERRED TO AS A "DISQUALIFIED ORGANIZATION"), (D) A PERSON THAT IS NOT A "UNITED STATES TAX PERSON," (E) AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES TAX PERSON OR (F) A PERSON WITH RESPECT TO WHOM THIS CLASS R-III CERTIFICATE IS ATTRIBUTABLE TO A FOREIGN PERMANENT ESTABLISHMENT OR FIXED BASE, WITHIN THE MEANING OF AN APPLICABLE INCOME TAX TREATY, OF SUCH PERSON OR ANY OTHER UNITED STATES TAX PERSON, AND (3) NO PURPOSE OF SUCH TRANSFER IS TO ENABLE THE TRANSFEROR TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OF ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CLASS R-III CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES PERSON OR AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES TAX PERSON, OR TO ANY OTHER PROHIBITED TRANSFEREE AS PROVIDED IN THE POOLING AND SERVICING AGREEMENT, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF A CLASS R-III CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

PERCENTAGE INTEREST OF THIS CLASS R-III   CAPMARK MASTER SERVICER: CAPMARK
CERTIFICATE: 100%                         FINANCE INC.

DATE OF POOLING AND SERVICING             PRUDENTIAL MASTER SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              DC HILTON SPECIAL SERVICER:
                                          PRUDENTIAL ASSET RESOURCES, INC.

CLOSING DATE: AUGUST 23, 2007             GENERAL SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    PAYING AGENT: U.S. BANK NATIONAL
2007                                      ASSOCIATION

                                          TRUSTEE: WELLS FARGO BANK, NATIONAL
                                          ASSOCIATION

No. R-III-I

                             CLASS R-III CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT Morgan Stanley & Co. Incorporated is the registered owner of the interest evidenced by this Certificate in the Class R-III Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor", which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the General Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing the Percentage Interest in the Class R-III Certificates specified on the face hereof. The Certificates are designated as the Morgan Stanley Capital I Inc. Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            The Holder of this Certificate shall be entitled to receive only certain amounts set forth in the Pooling and Servicing Agreement, including a distribution upon termination of the Pooling and Servicing Agreement and the related REMIC created thereby of the amounts which remain on deposit in the Distribution Account after payment to the holders of all other Certificates of all amounts set forth in the Pooling and Servicing Agreement. Distributions on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the fourth business day following the Determination Date (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            The Residual Certificates will be issued in fully registered, certificated form in minimum percentage interests of 10% and in multiples of 10% in excess thereof.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the General Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders and Class EI Certificates, as set forth in
Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                              U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: August 23, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS R-III CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                              U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                                  EXHIBIT A-26

                          [FORM OF CLASS X CERTIFICATE]

THIS CLASS X CERTIFICATE DOES NOT CONSTITUTE AN OBLIGATION OF OR AN INTEREST IN THE SELLERS, THE TRUSTEE, THE PAYING AGENT, THE CAPMARK MASTER SERVICER, THE PRUDENTIAL MASTER SERVICER, THE DC HILTON SPECIAL SERVICER, THE SPECIAL SERVICER, THE PRIMARY SERVICERS OR ANY OF THEIR RESPECTIVE AFFILIATES, AND WILL NOT BE INSURED OR GUARANTEED BY ANY SUCH ENTITY OR BY ANY GOVERNMENTAL AGENCY.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

IF THE TRANSFEREE OF THIS CERTIFICATE IS AN EMPLOYEE BENEFIT PLAN SUBJECT TO THE FIDUCIARY RESPONSIBILITY PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, OR ANY PERSON ACTING ON BEHALF OF ANY SUCH PLAN OR USING THE ASSETS OF SUCH PLAN TO ACQUIRE OR HOLD THIS CERTIFICATE, SUCH PLAN OR SUCH PERSON MUST BE AN ACCREDITED INVESTOR.

THE INITIAL NOTIONAL AMOUNT HEREOF IS AS SET FORTH HEREIN, REDUCED OR INCREASED AS SET FORTH IN THE SCHEDULE OF EXCHANGES ATTACHED HERETO.

THE PORTION OF THE NOTIONAL AMOUNT OF THE CERTIFICATES EVIDENCED BY THIS CERTIFICATE WILL BE DECREASED BY THE PORTION OF PRINCIPAL PAYMENTS, REALIZED LOSSES AND CERTAIN EXPENSE LOSSES ON THE MORTGAGE LOANS ALLOCABLE TO THE NOTIONAL AMOUNT OF THIS CLASS X CERTIFICATE. ACCORDINGLY, THE NOTIONAL AMOUNT OF THIS CERTIFICATE MAY BE LESS THAN THAT SET FORTH BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CURRENT NOTIONAL AMOUNT BY INQUIRY OF THE PAYING AGENT.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE CERTIFICATE REGISTRAR OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO. HAS AN INTEREST HEREIN.

THIS CERTIFICATE REPRESENTS A "REGULAR INTEREST" IN A "REAL ESTATE MORTGAGE INVESTMENT CONDUIT," AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE").

[THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") AND, PRIOR TO THE DATE THAT IS 40 DAYS AFTER THE OFFERING OF THE CERTIFICATES, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED IN THE UNITED STATES OR TO A U.S. PERSON EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.](1)


-------------------------
(1) For Reg S Book-Entry Certificates only

(2) For 144A Book-Entry Certificates only

                          MORGAN STANLEY CAPITAL I INC.
                 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES,
                                SERIES 2007-IQ15

INITIAL PASS-THROUGH RATE: 0.212%         CAPMARK MASTER SERVICER: CAPMARK
                                          FINANCE INC.

INITIAL NOTIONAL AMOUNT OF THIS CLASS X   PRUDENTIAL MASTER SERVICER:
CERTIFICATE: $[0] (1)  $[500,000,000]     PRUDENTIAL ASSET RESOURCES, INC.
$[500,000,000] $[500,000,000]
$[500,000,000] $[53,605,662] (2), AS OF
THE CLOSING DATE

DATE OF POOLING AND SERVICING             DC HILTON SPECIAL SERVICER:
AGREEMENT: AS OF AUGUST 1, 2007           PRUDENTIAL ASSET RESOURCES, INC.

CUT-OFF DATE: AUGUST 1, 2007              SPECIAL SERVICER: CENTERLINE
                                          SERVICING INC., (FORMERLY ARCAP
                                          SERVICING, INC.)

CLOSING DATE: AUGUST 23, 2007             PAYING AGENT: U.S. BANK NATIONAL
                                          ASSOCIATION

FIRST DISTRIBUTION DATE: SEPTEMBER 13,    TRUSTEE: WELLS FARGO BANK, NATIONAL
2007                                      ASSOCIATION

AGGREGATE NOTIONAL AMOUNT OF THE CLASS
X CERTIFICATES AS OF THE CLOSING DATE:
$2,053,605,662

No. X-[1][2][3][4][5][6]]                 CUSIP No.:[U61795 AA5](1) [61755Y
                                          AM6] (2)

                               CLASS X CERTIFICATE

evidencing a beneficial ownership interest in a Trust, consisting primarily of a pool of commercial and multifamily mortgage loans (the "Mortgage Loans") and certain other property, formed and sold by

                          MORGAN STANLEY CAPITAL I INC.

            THIS CERTIFIES THAT CEDE & CO. is the registered owner of the interest evidenced by this Certificate in the Class X Certificates issued by the Trust created pursuant to the Pooling and Servicing Agreement, dated as specified above (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc. (hereinafter called the "Depositor," which term includes any successor entity under the Pooling and Servicing Agreement), the Trustee, the Paying Agent, the Certificate Registrar, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer and the Special Servicer, a summary of certain of the pertinent provisions of which is set forth hereafter. The Trust consists primarily of the Mortgage Loans, such amounts as shall from time to time be held in the Certificate Account and Distribution Account, the Insurance Policies and any REO Properties. To the extent not defined herein, the capitalized terms used herein have the meanings assigned in the Pooling and Servicing Agreement.

            This Certificate is one of a duly authorized issue of Certificates designated as Certificates of the series specified on the face hereof (herein called the "Certificates") and representing an interest in the Class of Certificates specified on the face hereof equal to the quotient expressed as a percentage obtained by dividing the Notional Amount of this Certificate specified on the face hereof by the initial aggregate Notional Amount of the Class X Certificates. The Certificates are designated as the Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 and are issued in the Classes specified in the Pooling and Servicing Agreement. The Certificates will evidence in the aggregate 100% of the beneficial ownership of the Trust.

            This Certificate does not purport to summarize the Pooling and Servicing Agreement and reference is made to that Agreement for information with respect to the interests, rights, benefits, obligations, proceeds, and duties evidenced hereby and the rights, duties and obligations of the Trustee and the Paying Agent. This Certificate is issued under and is subject to the terms, provisions and conditions of the Pooling and Servicing Agreement, to which Pooling and Servicing Agreement, as amended from time to time, the Certificateholder by virtue of the acceptance hereof assents and by which the Certificateholder is bound. In the case of any conflict between terms specified in this Certificate and terms specified in the Pooling and Servicing Agreement, the terms of the Pooling and Servicing Agreement shall govern.

            Distributions of interest on this Certificate will be made out of the Available Distribution Amount, to the extent and subject to the limitations set forth in the Pooling and Servicing Agreement, on the 15th day of each month or, if such 15th day is not a Business Day, the next succeeding Business Day (a "Distribution Date") commencing on the first Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such distribution (the "Record Date"). All sums distributable on this Certificate are payable in the coin or currency of the United States of America as at the time of payment is legal tender for the payment of public and private debts.

            Interest on this Certificate will accrue (computed as if each year consisted of 360 days and each month consisted of 30 days) during the Interest Accrual Period relating to such Distribution Date at the Pass-Through Rate on the Notional Amount of this Certificate immediately prior to each Distribution Date. Interest allocated to this Certificate on any Distribution Date will be in an amount due to this Certificate's pro rata share of the amount to be distributed on the Certificates of this Class as of such Distribution Date, with a final distribution to be made upon retirement of this Certificate as set forth in the Pooling and Servicing Agreement.

            Unless the certificate of authentication hereon has been executed by the Authenticating Agent, by manual signature, this Certificate shall not be entitled to any benefit under the Pooling and Servicing Agreement or be valid for any purpose.

            Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans shall be allocated on the applicable Distribution Date to Certificateholders in the manner set forth in the Pooling and Servicing Agreement. All Realized Losses, Expense Losses and interest shortfalls on the Mortgage Loans allocated to any Class of Certificates will be allocated pro rata among the outstanding Certificates of such Class.

            The Certificates are limited in right of payment to certain collections and recoveries respecting the Mortgage Loans, all as more specifically set forth in the Pooling and Servicing Agreement. As provided in the Pooling and Servicing Agreement, withdrawals from the Certificate Account shall be made from time to time for purposes other than distributions to Certificateholders, such purposes including reimbursement of certain expenses incurred with respect to the servicing of the Mortgage Loans and administration of the Trust.

            All distributions under the Pooling and Servicing Agreement to a nominee of The Depository Trust Company ("DTC") will be made by or on behalf of the Paying Agent by wire transfer in immediately available funds to an account specified in the request of such Certificateholder. All distributions under the Pooling and Servicing Agreement to Certificateholders will be made by wire transfer in immediately available funds to the account specified by the Certificateholder, at a bank or other entity having appropriate facilities therefor, if such Certificateholder will have provided the Paying Agent with wiring instructions on or prior to the related Record Date or otherwise by check mailed to such Certificateholder. Notwithstanding the above, the final distribution on any Certificate will be made only upon presentation and surrender of such Certificate at the location that will be specified in a notice of the pendency of such final distribution.

            The Pooling and Servicing Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Certificateholders under the Pooling and Servicing Agreement at any time by the parties thereto with the consent of the Holders of not less than 51% of the Aggregate Certificate Balance of the Certificates then outstanding (and under certain circumstances, without regard to Certificates held by the Depositor, any of the Depositor's Affiliates and/or agents or any Seller), as specified in the Pooling and Servicing Agreement. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in exchange therefor or in lieu hereof whether or not notation of such consent is made upon the Certificate. The Pooling and Servicing Agreement also permits the amendment thereof, in certain circumstances, without the consent of the Holders of any of the Certificates.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable in the Certificate Register upon surrender of this Certificate for registration of transfer at the Corporate Trust Office of the Certificate Registrar, duly endorsed by, or accompanied by an assignment in the form below or other written instrument of transfer in form satisfactory to the Certificate Registrar duly executed by the Holder hereof or such Holder's attorney duly authorized in writing, and thereupon one or more new Certificates of the same Class in authorized denominations will be issued to the designated transferee or transferees.

            Subject to the terms of the Pooling and Servicing Agreement, the Class X Certificates will be issued in denominations of $100,000 initial Notional Amount and in any whole dollar denomination in excess thereof.

            As provided in the Pooling and Servicing Agreement and subject to certain limitations therein set forth, Certificates are exchangeable for new Certificates of the same Class in authorized denominations as requested by the Holder surrendering the same. No service charge will be made to a Certificateholder for any such registration of transfer or exchange, but the Certificate Registrar may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any transfer or exchange of Certificates.

            Notwithstanding the foregoing, for so long as this Certificate is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC, transfers of interests in this Certificate shall be made through the book entry facilities of DTC.

            The Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the Special Servicer or the Operating Adviser may treat the Person in whose name this Certificate is registered as of the related Record Date as the owner hereof for the purpose of receiving distributions as provided in the Pooling and Servicing Agreement and for all other purposes whatsoever, and none of the Trustee, the Paying Agent, the Capmark Master Servicer, the Prudential Master Servicer, the DC Hilton Special Servicer, the Special Servicer or the Operating Adviser shall be affected by notice to the contrary.

            The obligations and responsibilities of the Trustee and the Paying Agent created hereby (other than the obligation of the Paying Agent, to make payments to the Class R-I Certificateholders, Class R-II Certificateholders, the REMIC Regular Certificateholders, the Floating Rate Certificateholders and Class EI Certificates, as set forth in Section 10.2 of the Pooling and Servicing Agreement and other than the obligations in the nature of information or tax reporting) shall terminate on the earliest of (i) the later of (A) the final payment or other liquidation of the last Mortgage Loan remaining in the Trust (and final distribution to the Certificateholders) and (B) the disposition of all REO Property (and final distribution to the Certificateholders), (ii) the sale of the property held by the Trust in accordance with Section 10.1(b) of the Pooling and Servicing Agreement, (iii) the termination of the Trust pursuant to
Section 10.1(c) of the Pooling and Servicing Agreement or (iv) the transfer of the property held in the Trust in accordance with Section 10.1(d) of the Pooling and Servicing Agreement; provided that in no event shall the Trust continue beyond the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof. The parties designated in the Pooling and Servicing Agreement may exercise their option to purchase, in whole only, the Mortgage Loans and any other property, if any, remaining in the Trust and cause the termination of the Trust in accordance with the requirements set forth in the Pooling and Servicing Agreement. Upon termination of the Trust and payment of the Certificates and of all administrative expenses associated with the Trust, any remaining assets of the Trust shall be distributed to the holders of the Residual Certificates.

            The Certificate Registrar has executed this Certificate under the Pooling and Servicing Agreement.

            THIS CERTIFICATE AND THE POOLING AND SERVICING AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES APPLIED IN NEW YORK.

            IN WITNESS WHEREOF, the Certificate Registrar has caused this Certificate to be duly executed under this official seal.

                               U.S. BANK NATIONAL ASSOCIATION as
                                           Certificate Registrar


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY


Dated: May 30, 2007

                          CERTIFICATE OF AUTHENTICATION

            THIS IS ONE OF THE CLASS X CERTIFICATES REFERRED TO IN THE WITHIN-MENTIONED POOLING AND SERVICING AGREEMENT.

                               U.S. BANK NATIONAL ASSOCIATION,
                                          AUTHENTICATING AGENT


                                       By:____________________________________
                                               AUTHORIZED SIGNATORY

                                  ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM   - as tenant in common          UNIF GIFT MIN ACT.............Custodian
                                                             (Cust)
TEN ENT   - as tenants by the entireties
                                              Under Uniform Gifts to Minors
JT TEN    - as joint tenants with
            rights of survivorship and            Act..................
            not as tenants in common                     (State)

     Additional abbreviations may also be used though not in the above list.
                                FORM OF TRANSFER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto


--------------------------------------------------------------------------------
---------------------------------------
                                            PLEASE INSERT SOCIAL SECURITY OR
---------------------------------------     OTHER IDENTIFYING NUMBER OF ASSIGNEE

---------------------------------------

--------------------------------------------------------------------------------
             Please print or typewrite name and address of assignee

--------------------------------------------------------------------------------
the within Certificate and does hereby or irrevocably constitute and appoint

--------------------------------------------------------------------------------
to transfer the said Certificate in the Certificate Register of the within-named Trust, with full power of substitution in the premises.


Dated:_________________________     _______________________________
                                    NOTICE: The signature to this assignment must correspond with the name as written upon the face of this Certificate in every particular without alteration or enlargement or any change whatever.


_______________________________________
SIGNATURE GUARANTEED
The signature must be guaranteed by a
commercial bank or trust company or by a member firm of the New York Stock Exchange or another national securities exchange.
Notarized or witnessed signatures are not acceptable.

                            DISTRIBUTION INSTRUCTIONS

            The assignee should include the following for purposes of distribution:

            Distributions shall be made, by wire transfer or otherwise, in immediately available funds to_____________ for the account of ___________________________ account number ______________ or, if mailed by check, to ______________________________. Statements should be mailed to ____________________. This information is provided by assignee named above, or
_______________________, as its agent.

                     [TO BE ATTACHED TO GLOBAL CERTIFICATES]

                  SCHEDULE OF EXCHANGES OF GLOBAL CERTIFICATES

                The following exchanges of a part of this Global
                           Certificate have been made:

                                   EXHIBIT B-1

                   FORM OF INITIAL CERTIFICATION OF CUSTODIAN

                                          August [__], 2007

Morgan Stanley Capital I Inc.                    Royal Bank of Canada
1585 Broadway                                    One Liberty Plaza, 3rd Floor
New York, NY 10036                               New York, New York 10006-1404

Morgan Stanley Mortgage Capital Holdings LLC     National City Bank
1585 Broadway                                    1900 East Ninth Street
New York, NY 10036                               Cleveland, OH 44114

Prudential Mortgage Capital Funding, LLC         Capmark Finance Inc.
Four Gateway Center, 8th Floor                   116 Welsh Road
100 Mulberry Street                              Horsham, Pennsylvania 19044
Newark, New Jersey 07102
                                                 Centerline Servicing Inc.
Principal Commercial Funding II, LLC             5221 N. O'Connor Blvd, Suite 600
801 Grand Avenue                                 Irving, Texas 75039
Des Moines, Iowa 50392
                                                 Prudential Asset Resources, Inc.
U.S. Bank National Association                   2200 Ross Avenue, Suite 4900E
One Federal Street, 3rd Floor                    Dallas, Texas 75201
Boston, Massachusetts 02110
                                                 Wells Fargo Bank, National Association
                                                 Corporate Trust Office
                                                 9062 Old Annapolis Road
                                                 Columbia, Maryland 21045-1951

      Re: Pooling and Servicing Agreement ("Pooling and Servicing Agreement") relating to Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

Ladies and Gentlemen:

            In accordance with the provisions of Section 2.2 of the Pooling and Servicing Agreement, the undersigned hereby certifies that, with respect to each Mortgage Loan listed in the Mortgage Loan Schedule and subject to the exceptions noted in the schedule of exceptions attached hereto, that: (a) all documents specified in clause (i) of the definition of "Mortgage File" are in its possession, (b) such documents have been reviewed by it and have not been materially mutilated, damaged, defaced, torn or otherwise physically altered, and such documents relate to such Mortgage Loan and (c) each Mortgage Note has been endorsed as provided in clause (i) of the definition of "Mortgage File" of the Pooling and Servicing Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any such documents contained in each Mortgage File or any of the Mortgage Loans identified in the Mortgage Loan Schedule, (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or (iii) whether any such documents contained in each Mortgage File are appropriate for their represented purposes, or are other than what they purport to be on their face.

            The Custodian acknowledges receipt of notice that the Depositor has assigned to the Trustee for the benefit of the Certificateholders all of the Depositor's right, title and interest in and to the Mortgage Loans, the REMIC I Regular Interests, the REMIC II Regular Interests, RCE Loan REMIC Regular Interest, the Floating Rate Regular Interests and the assets of Class EI Grantor Trust, and that, in the event such assignment is not upheld as an absolute sale, that the Depositor has granted to the Trustee for the benefit of Certificateholders a security interest in such items.

            Capitalized words and phrases used herein and not otherwise defined herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement. This Certificate is subject in all respects to the terms of said Pooling and Servicing Agreement including but not limited to Section 2.2.

                                WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                           as Custodian

                                   By:____________________________________
                                      Name:
                                      Title:

                             SCHEDULE OF EXCEPTIONS

                                   EXHIBIT B-2

                    FORM OF FINAL CERTIFICATION OF CUSTODIAN

                                          August [__], 2007

Morgan Stanley Capital I Inc.                    Capmark Finance Inc.
1585 Broadway                                    116 Welsh Road
New York, NY 10036                               Horsham, Pennsylvania 19044

Morgan Stanley Mortgage Capital Holdings LLC     Centerline Servicing Inc.
1585 Broadway                                    5221 N. O'Connor Blvd, Suite 600
New York, NY 10036                               Irving, Texas 75039

Prudential Mortgage Capital Funding, LLC         Prudential Asset Resources, Inc.
Four Gateway Center, 8th Floor                   2200 Ross Avenue, Suite 4900E
100 Mulberry Street                              Dallas, Texas 75201
Newark, New Jersey 07102
                                                 Wells Fargo Bank, National Association
Principal Commercial Funding II, LLC             Corporate Trust Office
801 Grand Avenue                                 9062 Old Annapolis Road
Des Moines, Iowa 50392                           Columbia, Maryland 21045-1951

Royal Bank of Canada                             U.S. Bank National Association
One Liberty Plaza, 3rd Floor                     One Federal Street, 3rd Floor
New York, New York 10006-1404                    Boston, Massachusetts 02110

National City Bank
1900 East Ninth Street
Cleveland, OH 44114

      Re: Pooling and Servicing Agreement ("Pooling and Servicing Agreement") relating to Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

Ladies and Gentlemen:

            In accordance with the provisions of Section 2.2 of the Pooling and Servicing Agreement, the undersigned hereby certifies that, with respect to each Mortgage Loan listed in the Mortgage Loan Schedule and subject to the exceptions noted in the schedule of exceptions attached hereto, that: (a) all documents required to be included in the Mortgage File pursuant to clauses (i), (ii),
(iv), (vi), (viii) and (xii) of the definition of "Mortgage File" required to be in the Mortgage File, and any documents required to be included in the Mortgage File pursuant to all other clauses of the definition of "Mortgage File" (to the extent required to be delivered pursuant to the Pooling and Servicing Agreement and any applicable Primary Servicing Agreement), to the extent actually known by a Responsible Officer of the Custodian to be required pursuant to the Pooling and Servicing Agreement (assuming that, with respect to the documents referred to in clause (xii) of the definition of Mortgage File, an original letter of credit in the possession of the Trustee is not so required, unless a Responsible Officer of the Custodian has actual knowledge to the contrary), are in its possession, (b) such documents have been reviewed by it and have not been materially mutilated, damaged, defaced, torn or otherwise physically altered, and such documents relate to such Mortgage Loan, (c) based on its examination and only as to the Mortgage Note and the Mortgage or the appraisal of the related Mortgaged Property, the street address of the Mortgaged Property set forth in the Mortgage Loan Schedule accurately reflects the information contained in the documents in the Mortgage File, and (d) each Mortgage Note has been endorsed as required by the terms of the Pooling and Servicing Agreement. The Custodian makes no representations as to: (i) the validity, legality, sufficiency, enforceability or genuineness of any of the documents contained in each Mortgage File identified in the Mortgage Loan Schedule, (ii) the collectability, insurability, effectiveness or suitability of any such Mortgage Loan or (iii) whether any of the documents contained in each Mortgage File are appropriate for their represented purposes, or are other than what they purport to be on their face or are in recordable form.

            The Custodian acknowledges receipt of notice that the Depositor has assigned to the Trustee for the benefit of the Certificateholders all of the Depositor's right, title and interest in and to the Mortgage Loans, the REMIC I Regular Interests, the REMIC II Regular Interests, RCE Loan REMIC Regular Interest, the Floating Rate Regular Interests and the assets of Class EI Grantor Trust, and that, in the event such assignment is not upheld as an absolute sale, that the Depositor has granted to the Trustee for the benefit of Certificateholders a security interest in such items.

            Capitalized words and phrases used herein shall have the respective meanings assigned to them in the Pooling and Servicing Agreement. This Certificate is qualified in all respects by the terms of said Pooling and Servicing Agreement including but not limited to Section 2.2.

                               WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                  as Custodian

                                   By:____________________________________
                                      Name:
                                      Title:

                             SCHEDULE OF EXCEPTIONS

                                    EXHIBIT C

                           FORM OF REQUEST FOR RELEASE

                                     [Date]

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Services -- Morgan Stanley Capital I Inc.,
           Series 2007-IQ15

      Re:   Morgan Stanley Capital I Inc., Commercial
            Mortgage Pass-Through Certificates, Series 2007-IQ15

            In connection with the administration of the Mortgage File held by or on behalf of you as trustee under a certain Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor, Capmark Finance Inc., as master servicer with respect to MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent,"respectively), the undersigned as a [Master][Special] Servicer hereby requests a release of the Mortgage File (or the portion thereof specified below) held by or on behalf of you as Custodian with respect to the following described Mortgage Loan for the reason indicated below.

Property Name:
Address:
Prospectus No.:

If only particular documents in the Mortgage File are requested, please specify which:

Reason for requesting Mortgage File (or portion thereof):

______   1.       Mortgage Loan paid in full.

            (Such [Master] [Special] Servicer hereby certifies that all amounts received in connection with ______________ the Mortgage Loan have been or will be, following such [Master] [Special] Servicer's release ______________ of the Custodian Mortgage File, credited to the Certificate Account or the Distribution Account ______________ pursuant to the Pooling and Servicing Agreement.)

______   2.       Mortgage Loan repurchased.

                  (Such [Master] [Special] Servicer hereby certifies that the Purchase Price has been credited to the Distribution Account pursuant to the Pooling and Servicing Agreement.)

______   3.       Mortgage Loan Defeased.

______   4.       Mortgage Loan substituted.

                  (Such [Master] [Special] Servicer hereby certifies that a Qualifying Substitute Mortgage Loan has been assigned and delivered to you along with the related Custodian Mortgage File pursuant to the Pooling and Servicing Agreement.)

______   5.       The Mortgage Loan is being foreclosed.

______   6.       Other. (Describe)

            The undersigned acknowledges that the above Mortgage File (or requested portion thereof) will be held by the undersigned in accordance with the provisions of the Pooling and Servicing Agreement and will be returned to you or your designee within ten days of our receipt thereof, unless the Mortgage Loan is being foreclosed, in which case the Mortgage File (or such portion thereof) will be returned when no longer required by us for such purpose.

            Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Pooling and Servicing Agreement.

                                       [Name of applicable [Master] [Special]
                                         Servicer]



                                       By:____________________________________
                                          Name:
                                          Title:

                                   EXHIBIT D-1

                       FORM OF TRANSFEROR CERTIFICATE FOR
             TRANSFERS TO DEFINITIVE PRIVATELY OFFERED CERTIFICATES

                                     [Date]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Morgan Stanley Capital I Inc., Series 2007-IQ15

      Re: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, Class [__] (the "Certificates")

Dear Sirs:

            This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
Class ___ Certificates [having an initial Certificate Balance or Notional Amount as of August [__], 2007 (the "Closing Date") of $__________] [evidencing a ____% Percentage Interest in the related Class] (the "Transferred Certificates"). The Transferred Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). All terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

            1. The Transferor is the lawful owner of the Transferred Certificates with the full right to transfer such Certificates free from any and all claims and encumbrances whatsoever.

            2. Neither the Transferor nor anyone acting on its behalf has (a) offered, transferred, pledged, sold or otherwise disposed of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a transfer, pledge or other disposition of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security with any person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e) taken any other action, which (in the case of any of the acts described in clauses (a) through (e) hereof) would constitute a distribution of any Transferred Certificate under the Securities Act of 1933, as amended (the "Securities Act"), or would render the disposition of any Transferred Certificate a violation of
      Section 5 of the Securities Act or any state securities laws, or would require registration or qualification of any Transferred Certificate pursuant to the Securities Act or any state securities laws.

                                          Very truly yours,



                                          ____________________________________
                                          (Transferor)



                                       By:____________________________________
                                          Name:
                                          Title:

                                  EXHIBIT D-2A

                        FORM I OF TRANSFEREE CERTIFICATE
                           FOR TRANSFERS OF DEFINITIVE
                         PRIVATELY OFFERED CERTIFICATES

                                     [Date]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Morgan Stanley Capital I Inc., Series 2007-IQ15

      Re: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 (the "Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
Class ______ Certificates [having an initial Certificate Principal Balance or Notional Amount as of August [__], 2007 (the "Closing Date") of [$__________] [evidencing a ____% Percentage Interest in the related Class] (the "Transferred Certificates"). The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, that:

            1. The Transferee is a "qualified institutional buyer" (a "Qualified Institutional Buyer") as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it of the Transferred Certificates is being made in reliance on Rule 144A. The Transferee is acquiring the Transferred Certificates for its own account or for the account of a Qualified Institutional Buyer, and understands that such Transferred Certificates may be resold, pledged or transferred only (i) to a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

            2. The Transferee has been furnished with all information regarding
      (a) the Depositor, (b) the Transferred Certificates and distributions thereon, (c) the nature, performance and servicing of the Mortgage Loans,
      (d) the Pooling and Servicing Agreement, (e) any credit enhancement mechanism associated with the Transferred Certificates and (f) all related matters that it has requested.

                                          Very truly yours,

                                          ____________________________________
                                          (Transferee)

                                       By:____________________________________
                                          Name:
                                          Title:

                             ANNEX 1 TO EXHIBIT D-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]

            The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and U.S. Bank National Association, as Certificate Registrar, with respect to the commercial mortgage pass-through certificate being transferred (the "Transferred Certificate") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificate (the "Transferee").

            2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Transferee owned and/or invested on a discretionary basis $____________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

            ___ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

            ___ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Certificate in the case of a U.S. bank, and not more than 18 months preceding such date of sale for a foreign bank or equivalent institution.

            ___ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Certificate in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale for a foreign savings and loan association or equivalent institution.

            ___ Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

            ___ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

            ___ State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

            ___ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement income Security Act of 1974, as amended.

            ___ Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as amended.

            ___ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

                        ___________________________________________

                        ___________________________________________

                        ___________________________________________

            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee did not include any of the securities referred to in this paragraph.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee, unless the Transferee reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee's direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificate are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

      ___ ___ Will the Transferee be purchasing the Transferred Certificate only Yes No for the Transferee's own account?

            6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Transferred Certificate will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.



                                          ____________________________________
                                          Print Name of Transferee



                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________
                                          Date:_______________________________

                             ANNEX 2 TO EXHIBIT D-2A

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [for Transferees that are Registered Investment Companies]

            The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor") and U.S. Bank National Association, as Certificate Registrar, with respect to the mortgage pass-through certificate being transferred (the "Transferred Certificates") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificates (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A") because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

            ____ The Transferee owned and/or invested on a discretionary basis $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            ____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

            5. The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

      ___   ___   Will the Transferee be purchasing the Transferred Certificates
      Yes   No    only for the Transferee's own account?

            6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred Certificates will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.



                                       _______________________________________
                                       Print Name of Transferee or Adviser



                                       By:____________________________________
                                          Name:
                                          Title:

                                       IF AN ADVISER:



                                       _______________________________________
                                       Print Name of Transferee

                                       Date:__________________________________

                                  EXHIBIT D-2B

                        FORM II OF TRANSFEREE CERTIFICATE
                           FOR TRANSFERS OF DEFINITIVE
                         PRIVATELY OFFERED CERTIFICATES

                                     [Date]

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Morgan Stanley Capital I Inc., Series 2007-IQ15

      Re: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 (the "Certificates")

Ladies and Gentlemen:

            This letter is delivered to you in connection with the transfer by _____________________ (the "Transferor") to ________________________ (the
"Transferee") of Class ___ Certificates [having an initial Certificate Principal Balance as of August [__], 2007 (the "Closing Date") of $__________][evidencing a ____% Percentage Interest in the related Class] (the "Transferred Certificates"). The Certificates, including the Transferred Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, as Certificate Registrar, that:

            1. The Transferee is acquiring the Transferred Certificates for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws.

            2. The Transferee understands that (a) the Class of Certificates to which the Transferred Certificates belong has not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Class of Certificates to which the Transferred Certificates belong, and
      (c) no Transferred Certificate may be resold or transferred unless it is
      (i) registered pursuant to the Securities Act and registered or qualified pursuant any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Registrar has received either: (A) a certificate from the Certificateholder desiring to effect such transfer substantially in the form attached as Exhibit D-1 to the Pooling and Servicing Agreement and a certificate from such Certificateholder's prospective transferee substantially in the form attached either as Exhibit D-2A or as Exhibit D-2B to the Pooling and Servicing Agreement; or (B) an opinion of counsel satisfactory to the Certificate Registrar with respect to the availability of such exemption from registration under the Securities Act, together with copies of the written certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

            3. The Transferee understands that it may not sell or otherwise transfer any Transferred Certificate except in compliance with the provisions of Section 3.3 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

            4. Transferee understands that each Transferred Certificate will bear the following legends:

            THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            5. Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Transferred Certificate, any interest in any Transferred Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Transferred Certificate, any interest in any Transferred Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Transferred Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e) taken any other action with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security, which (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of the Transferred Certificates under the Securities Act, would render the disposition of the Transferred Certificates a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of the Transferred Certificates pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any Person to act, in any manner set forth in the foregoing sentence with respect to any Transferred Certificate, any interest in any Transferred Certificate or any other similar security.

            6. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificate are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

            7. The Transferee is an "accredited investor" as defined in any of paragraphs (1), (2), (3) and (7) of Rule 501(a) under the Securities Act or an entity in which all of the equity owners come within such paragraphs. The Transferee has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Transferred Certificate; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such investment and can afford a complete loss of such investment.

                                Very truly yours,

                                ______________________________________________
                                (Transferee)

                                By:___________________________________________
                                   Name:______________________________________
                                   Title:_____________________________________

                                  EXHIBIT D-3A

                        FORM I OF TRANSFEREE CERTIFICATE
                          FOR TRANSFERS OF INTERESTS IN
                    BOOK-ENTRY PRIVATELY OFFERED CERTIFICATES

                                     [Date]

[TRANSFEROR]

      Re: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, Class (the "Certificates")

Dear Sirs:

            This letter is delivered to you in connection with the transfer by _____________________ (the "Transferor") to ______________________ (the
"Transferee") of a Certificate (the "Transferred Certificate") having an initial principal balance or notional amount as of August [__], 2007 (the "Closing Date") of $__________. The Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). All terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, and for the benefit of the Depositor, the Certificate Registrar and the Trustee, that:

            1. The Transferee is acquiring the Transferred Certificate for its own account for investment and not with a view to or for sale or transfer in connection with any distribution thereof, in whole or in part, in any manner which would violate the Securities Act of 1933, as amended (the "Securities Act"), or any applicable state securities laws.

            2. The Transferee understands that (a) the Certificates have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Certificates and (c) no interest in the Certificates may be sold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Owner desiring to effect such transfer has received either
      (A) a certification from such Certificate Owner's prospective transferee (substantially in the form attached to the Pooling and Servicing Agreement) setting forth the facts surrounding the transfer or (B) an opinion of counsel with respect to the availability of such exemption, together with copies of the certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

            3. The Transferee understands that it may not sell or otherwise transfer any portion of its interest in the Transferred Certificate except in compliance with the provisions of Section 3.3 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

            4. Transferee understands that the Transferred Certificate will bear legends substantially to the following effect:

            THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            5. Neither the Transferee nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) solicited any offer to buy or accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) made any general solicitation by means of general advertising or in any other manner, or (e) taken any other action, that (in the case of any of the acts described in clauses (a) through (e) above) would constitute a distribution of any Certificate under the Securities Act, would render the disposition of any Certificate a violation of Section 5 of the Securities Act or any state securities law or would require registration or qualification of any Certificate pursuant thereto. The Transferee will not act, nor has it authorized or will it authorize any person to act, in any manner set forth in the foregoing sentence with respect to any Certificate, any interest in any Certificate or any similar security.

            6. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificate are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

            7. The Transferee is an institutional "accredited investor" as defined in Rule 501(a) (1), (2), (3) or (7) under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Certificates; the Transferee has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision; and the Transferee is able to bear the economic risks of such an investment and can afford a complete loss of such investment.

                                Very truly yours,

                                ______________________________________________
                                (Transferee)

                                By:___________________________________________
                                   Name:______________________________________
                                   Title:_____________________________________

                                  EXHIBIT D-3B

                        FORM II OF TRANSFEREE CERTIFICATE
                          FOR TRANSFERS OF INTERESTS IN
                    BOOK-ENTRY PRIVATELY OFFERED CERTIFICATES

                                     [Date]

[TRANSFEROR]

      Re: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, Class (the "Certificates")

Dear Sirs:

            This letter is delivered to you in connection with the transfer by _____________ ________ (the "Transferor") to ______________________ (the
"Transferee") of a Certificate (the "Transferred Certificate") having an initial principal balance or notional amount as of August [__], 2007 (the "Closing Date") of $__________. The Certificates were issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). All terms used herein and not otherwise defined shall have the meanings set forth in the Pooling and Servicing Agreement. The Transferee hereby certifies, represents and warrants to you, and for the benefit of the Depositor, the Certificate Registrar and the Trustee, that:

            1. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A ("Rule 144A") under the Securities Act of 1933, as amended (the "Securities Act"), and has completed one of the forms of certification to that effect attached hereto as Annex 1 and Annex 2. The Transferee is aware that the sale to it is being made in reliance on Rule 144A. The Transferee is acquiring the Transferred Certificate for its own account or for the account of a qualified institutional buyer, and understands that such Certificate or any interest therein may be resold, pledged or transferred only (i) to a person reasonably believed to be a qualified institutional buyer that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or transfer is being made in reliance on Rule 144A, or (ii) pursuant to another exemption from registration under the Securities Act.

            2. The Transferee understands that (a) the Class of Certificates to which the Transferred Certificate belongs have not been and will not be registered under the Securities Act or registered or qualified under any applicable state securities laws, (b) none of the Depositor, the Trustee or the Certificate Registrar is obligated so to register or qualify the Certificates and (c) no interest in the Certificates may be sold or transferred unless it is (i) registered pursuant to the Securities Act and registered or qualified pursuant to any applicable state securities laws or (ii) sold or transferred in transactions which are exempt from such registration and qualification and the Certificate Owner desiring to effect such transfer has received either (A) a certification from such Certificate Owner's prospective transferee (substantially in the form attached to the Pooling and Servicing Agreement) setting forth the facts surrounding the transfer or (B) an opinion of counsel with respect to the availability of such exemption, together with copies of the certification(s) from the transferor and/or transferee setting forth the facts surrounding the transfer upon which such opinion is based.

            3. The Transferee understands that it may not sell or otherwise transfer any portion of its interest in the Transferred Certificate except in compliance with the provisions of Section 3.3 of the Pooling and Servicing Agreement, which provisions it has carefully reviewed.

            4. Transferee understands that the Transferred Certificate will bear legends substantially to the following effect:

            THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE. ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE WITHOUT SUCH REGISTRATION OR QUALIFICATION MAY BE MADE ONLY IN A TRANSACTION WHICH DOES NOT REQUIRE SUCH REGISTRATION OR QUALIFICATION AND WHICH IS IN ACCORDANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            NO TRANSFER OF THIS CERTIFICATE TO A RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT THAT IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE "CODE"), OR APPLICABLE FEDERAL, STATE OR LOCAL LAW ("SIMILAR LAW") MATERIALLY SIMILAR TO THE FOREGOING PROVISIONS OF ERISA OR THE CODE OR TO ANY PERSON WHO IS DIRECTLY OR INDIRECTLY PURCHASING THIS CERTIFICATE ON BEHALF OF, AS NAMED FIDUCIARY OF, AS TRUSTEE OF, OR WITH ASSETS OF ANY SUCH RETIREMENT PLAN OR OTHER EMPLOYEE BENEFIT PLAN OR ARRANGEMENT, WILL BE REGISTERED EXCEPT IN COMPLIANCE WITH THE PROVISIONS OF SECTION 3.3 OF THE POOLING AND SERVICING AGREEMENT REFERRED TO HEREIN.

            5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificate are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

                                Very truly yours,

                                ______________________________________________
                                (Transferee)

                                By:___________________________________________
                                   Name:______________________________________
                                   Title:_____________________________________

                             ANNEX 1 TO EXHIBIT D-3B

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

          [For Transferees Other Than Registered Investment Companies]

            The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor"), and U.S. Bank National Association, as Certificate Registrar, with respect to the commercial mortgage pass-through certificate being transferred (the "Transferred Certificate") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificate (the "Transferee").

            2. The Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because (i) the Transferee owned and/or invested on a discretionary basis $____________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A) and (ii) the Transferee satisfies the criteria in the category marked below.

            ___ Corporation, etc. The Transferee is a corporation (other than a bank, savings and loan association or similar institution), Massachusetts or similar business trust, partnership, or any organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended.

            ___ Bank. The Transferee (a) is a national bank or a banking institution organized under the laws of any State, U.S. territory or the District of Columbia, the business of which is substantially confined to banking and is supervised by the State or territorial banking commission or similar official or is a foreign bank or equivalent institution, and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Certificate in the case of a U.S. bank, and not more than 18 months preceding such date of sale for a foreign bank or equivalent institution.

            ___ Savings and Loan. The Transferee (a) is a savings and loan association, building and loan association, cooperative bank, homestead association or similar institution, which is supervised and examined by a State or Federal authority having supervision over any such institutions or is a foreign savings and loan association or equivalent institution and (b) has an audited net worth of at least $25,000,000 as demonstrated in its latest annual financial statements, a copy of which is attached hereto, as of a date not more than 16 months preceding the date of sale of the Certificate in the case of a U.S. savings and loan association, and not more than 18 months preceding such date of sale for a foreign savings and loan association or equivalent institution.

            ___ Broker-dealer. The Transferee is a dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended.

            ___ Insurance Company. The Transferee is an insurance company whose primary and predominant business activity is the writing of insurance or the reinsuring of risks underwritten by insurance companies and which is subject to supervision by the insurance commissioner or a similar official or agency of a State, U.S. territory or the District of Columbia.

            ___ State or Local Plan. The Transferee is a plan established and maintained by a State, its political subdivisions, or any agency or instrumentality of the State or its political subdivisions, for the benefit of its employees.

            ___ ERISA Plan. The Transferee is an employee benefit plan within the meaning of Title I of the Employee Retirement income Security Act of 1974, as amended.

            ___ Investment Advisor. The Transferee is an investment advisor registered under the Investment Advisers Act of 1940, as amended.

            ___ Other. (Please supply a brief description of the entity and a cross-reference to the paragraph and subparagraph under subsection (a)(1) of Rule 144A pursuant to which it qualifies. Note that registered investment companies should complete Annex 2 rather than this Annex 1.)

                        ___________________________________________

                        ___________________________________________

                        ___________________________________________

            3. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee, (ii) securities that are part of an unsold allotment to or subscription by the Transferee, if the Transferee is a dealer, (iii) bank deposit notes and certificates of deposit, (iv) loan participations, (v) repurchase agreements, (vi) securities owned but subject to a repurchase agreement and (vii) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee did not include any of the securities referred to in this paragraph.

            4. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, the Transferee used the cost of such securities to the Transferee, unless the Transferee reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities were valued at market. Further, in determining such aggregate amount, the Transferee may have included securities owned by subsidiaries of the Transferee, but only if such subsidiaries are consolidated with the Transferee in its financial statements prepared in accordance with generally accepted accounting principles and if the investments of such subsidiaries are managed under the Transferee's direction. However, such securities were not included if the Transferee is a majority-owned, consolidated subsidiary of another enterprise and the Transferee is not itself a reporting company under the Securities Exchange Act of 1934, as amended.

            5. The Transferee acknowledges that it is familiar with Rule 144A and understands that the Transferor and other parties related to the Transferred Certificate are relying and will continue to rely on the statements made herein because one or more sales to the Transferee may be in reliance on Rule 144A.

      ___ ___ Will the Transferee be purchasing the Transferred Certificate only Yes No for the Transferee's own account?

            6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The Transferee will notify each of the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice is given, the Transferee's purchase of the Transferred Certificate will constitute a reaffirmation of this certification as of the date of such purchase. In addition, if the Transferee is a bank or savings and loan as provided above, the Transferee agrees that it will furnish to such parties any updated annual financial statements that become available on or before the date of such purchase, promptly after they become available.



                                       _______________________________________
                                       Print Name of Transferee



                                       By:____________________________________
                                          Name:_______________________________
                                          Title:______________________________

                             ANNEX 2 TO EXHIBIT D-3B

            QUALIFIED INSTITUTIONAL BUYER STATUS UNDER SEC RULE 144A

           [For Transferees That Are Registered Investment Companies]

            The undersigned hereby certifies as follows to [name of Transferor] (the "Transferor"), and for the benefit of the Depositor, the Certificate Registrar and the Trustee, with respect to the commercial mortgage pass-through certificate being transferred (the "Transferred Certificate") as described in the Transferee Certificate to which this certification relates and to which this certification is an Annex:

            1. As indicated below, the undersigned is the chief financial officer, a person fulfilling an equivalent function, or other executive officer of the entity purchasing the Transferred Certificate (the "Transferee") or, if the Transferee is a "qualified institutional buyer" as that term is defined in Rule 144A under the Securities Act of 1933, as amended ("Rule 144A"), because the Transferee is part of a Family of Investment Companies (as defined below), is an executive officer of the investment adviser (the "Adviser").

            2. The Transferee is a "qualified institutional buyer" as defined in Rule 144A because (i) the Transferee is an investment company registered under the Investment Company Act of 1940, as amended, and (ii) as marked below, the Transferee alone owned and/or invested on a discretionary basis, or the Transferee's Family of Investment Companies owned, at least $100,000,000 in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year. For purposes of determining the amount of securities owned by the Transferee or the Transferee's Family of Investment Companies, the cost of such securities was used, unless the Transferee or any member of the Transferee's Family of Investment Companies, as the case may be, reports its securities holdings in its financial statements on the basis of their market value, and no current information with respect to the cost of those securities has been published, in which case the securities of such entity were valued at market.

            ____ The Transferee owned and/or invested on a discretionary basis $___________________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            ____ The Transferee is part of a Family of Investment Companies which owned in the aggregate $______________ in securities (other than the excluded securities referred to below) as of the end of the Transferee's most recent fiscal year (such amount being calculated in accordance with Rule 144A).

            3. The term "Family of Investment Companies" as used herein means two or more registered investment companies (or series thereof) that have the same investment adviser or investment advisers that are affiliated (by virtue of being majority owned subsidiaries of the same parent or because one investment adviser is a majority owned subsidiary of the other).

            4. The term "securities" as used herein does not include (i) securities of issuers that are affiliated with the Transferee or are part of the Transferee's Family of Investment Companies, (ii) bank deposit notes and certificates of deposit, (iii) loan participations, (iv) repurchase agreements, (v) securities owned but subject to a repurchase agreement and (vi) currency, interest rate and commodity swaps. For purposes of determining the aggregate amount of securities owned and/or invested on a discretionary basis by the Transferee, or owned by the Transferee's Family of Investment Companies, the securities referred to in this paragraph were excluded.

            5. The Transferee is familiar with Rule 144A and understands that the parties to which this certification is being made are relying and will continue to rely on the statements made herein because one or more sales to the Transferee will be in reliance on Rule 144A.

      ___ ___ Will the Transferee be purchasing the Transferred Certificate only Yes No for the Transferee's own account?

            6. If the answer to the foregoing question is "no", then in each case where the Transferee is purchasing for an account other than its own, such account belongs to a third party that is itself a "qualified institutional buyer" within the meaning of Rule 144A, and the "qualified institutional buyer" status of such third party has been established by the Transferee through one or more of the appropriate methods contemplated by Rule 144A.

            7. The undersigned will notify the parties to which this certification is made of any changes in the information and conclusions herein. Until such notice, the Transferee's purchase of the Transferred Certificate will constitute a reaffirmation of this certification by the undersigned as of the date of such purchase.



                                       _______________________________________
                                       Print Name of Transferee or Adviser



                                       By:____________________________________
                                          Name:
                                          Title:

                                       IF AN ADVISER:



                                       _______________________________________
                                       Print Name of Transferee or Adviser

                                       Date:__________________________________

                                   EXHIBIT E-1

                    FORM OF TRANSFER AFFIDAVIT AND AGREEMENT
                  FOR TRANSFERS OF REMIC RESIDUAL CERTIFICATES

STATE OF                )
                        ss:
COUNTY OF               )

            ____________________, being first duly sworn, deposes and says that:

            1. He/She is the ____________________ of ____________________ (the
prospective transferee (the "Transferee") of Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, Class [R-I] [R-II] [R-III], evidencing a ____% Percentage Interest in such Class (the "Residual Certificates")), a ________________ duly organized and validly existing under the laws of ____________________, on behalf of which he/she makes this affidavit. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement as amended and restated pursuant to which the Residual Certificates were issued (the "Pooling and Servicing Agreement").

            2. The Transferee (i) is, and as of the date of transfer will be, a "Permitted Transferee" and will endeavor to remain a "Permitted Transferee" for so long as it holds the Residual Certificates, and (ii) is acquiring the Residual Certificates for its own account or for the account of another prospective transferee from which it has received an affidavit in substantially the same form as this affidavit. A "Permitted Transferee" is any Transferee other than (i) a Disqualified Organization, (ii) a United States Tax Person with respect to whom income from a Residual Certificate is attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of such Person or any other United States Tax Person or (iii) a United States Tax Person treated as a partnership for federal income tax purposes, any partner of which, directly or indirectly (except through a U.S. corporation), is not (and is not required to be under the related partnership agreement) a United States Tax Person.

            3. The Transferee is aware (i) of the tax that would be imposed on transfers of the Residual Certificates to "disqualified organizations" under the Code that applies to all transfers of the Residual Certificates; (ii) that such tax would be on the transferor or, if such transfer is through an agent (which Person includes a broker, nominee or middleman) for a non-Permitted Transferee, on the agent; (iii) that the Person otherwise liable for the tax shall be relieved of liability for the tax if the transferee furnishes to such Person an affidavit that the transferee is a Permitted Transferee and, at the time of transfer, such Person does not have actual knowledge that the affidavit is false; and (iv) that the Residual Certificates may be a "noneconomic residual interest" within the meaning of Treasury regulation Section 1.860E-1(c) and that the transferor of a "noneconomic residual interest" will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer is to enable the transferor to impede the assessment or collection of tax.

            4. The Transferee is aware of the tax imposed on a "pass-through entity" holding the Residual Certificates if at any time during the taxable year of the pass-through entity a non-Permitted Transferee is the record holder of an interest in such entity. (For this purpose, a "pass-through entity" includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives.)

            5. The Transferee is aware that the Certificate Registrar will not register any transfer of the Residual Certificates by the Transferee unless the Transferee's transferee, or such transferee's agent, delivers to the Certificate Registrar, among other things, an affidavit and agreement in substantially the same form as this affidavit and agreement. The Transferee expressly agrees that it will not consummate any such transfer if it knows or believes that any representation contained in such affidavit and agreement is false.

            6. The Transferee consents to any additional restrictions or arrangements that shall be deemed necessary upon advice of counsel to constitute a reasonable arrangement to ensure that the Residual Certificate will only be owned, directly or indirectly, by a Permitted Transferee.

            7. The Transferee's taxpayer identification number is
_________________.

            8. The Transferee has reviewed the provisions of Section 3.3(e) of the Pooling and Servicing Agreement, a description of which provisions is set forth in the Residual Certificates (in particular, clause (F) of Section 3.3(e) which authorizes the Paying Agent to deliver payments on the Residual Certificate to a Person other than the Transferee and clause (G) of Section 3.3(e) which authorizes the Certificate Registrar to negotiate a mandatory sale of the Residual Certificates, in either case, in the event that the Transferee holds such Residual Certificates in violation of Section 3.3(e)); and the Transferee expressly agrees to be bound by and to comply with such provisions.

            9. No purpose of the Transferee relating to its purchase or any sale of the Residual Certificates is or will be to impede the assessment or collection of any tax.

            10. The Transferee hereby represents to and for the benefit of the transferor that the Transferee intends to pay any taxes associated with holding the Residual Certificates as they become due, fully understanding that it may incur tax liabilities in excess of any cash flows generated by the Residual Certificates.

            11. The Transferee will, in connection with any transfer that it makes of the Residual Certificates, deliver to the Certificate Registrar a representation letter substantially in the form of Exhibit E-2 to the Pooling and Servicing Agreement in which it will represent and warrant, among other things, that it is not transferring the Residual Certificates to impede the assessment or collection of any tax and that it has at the time of such transfer conducted a reasonable investigation of the financial condition of the proposed transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and has satisfied the requirements of such provision.

            12. The Transferee is a United States Tax Person. For this purpose, a United States Tax Person is a citizen or resident of the United States, a corporation or partnership (except to the extent provided in applicable Treasury Regulations) created or organized in or under the laws of the United States or any state thereof or the District of Columbia including any entity treated as such a corporation or partnership for federal income tax purposes, (iii) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more United States Tax Persons has the authority to control all substantial decisions of such trust (or to the extent provided in applicable Treasury Regulations, a trust in existence on August 20, 1996, which is eligible to be treated as a United States Tax Person).

            13. The Transferee will not cause income from the Residual Certificate to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Transferee or any other United States Tax Person.

            14. Check the applicable paragraph:

            [_] The present value of the anticipated tax liabilities associated with holding the Residual Certificate, as applicable, does not exceed the sum of:

            (i) the present value of any consideration given to the Transferee to acquire such Residual Certificate;

            (ii) the present value of the expected future distributions on such Residual Certificate; and

            (iii) the present value of the anticipated tax savings associated with holding such Residual Certificate as the related REMIC generates losses.

For purposes of this calculation, (i) the Transferee is assumed to pay tax at the highest rate currently specified in Section 11(b) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b) of the Code if the Transferee has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (ii) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Transferee.

            [_] That the transfer of the Residual Certificate complies with U.S. Treasury Regulations Sections 1.860E-1(c)(5) and (6) and, accordingly,

            (i) the Transferee is an "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), as to which income from the Residual Certificate will only be taxed in the United States;

            (ii) at the time of the transfer, and at the close of the Transferee's two fiscal years preceding the year of the transfer, the Transferee had gross assets for financial reporting purposes (excluding any obligation of a person related to the Transferee within the meaning of U.S. Treasury Regulations Section 1.860E-1(c)(6)(ii)) in excess of $100 million and net assets in excess of $10 million;

            (iii) the Transferee will transfer the Residual Certificate only to another "eligible corporation," as defined in U.S. Treasury Regulations Section 1.860E-1(c)(6)(i), in a transaction that satisfies the requirements of Sections 1.860E-1(c)(4)(i), (ii) and (iii) and Section 1.860E-1(c)(5) of the U.S. Treasury Regulations; and

            (iv) the Transferee determined the consideration paid to it to acquire the Residual Certificate based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Transferee) that it has determined in good faith.

            [_] None of the above.

            IN WITNESS WHEREOF, the Transferee has caused this instrument to be executed on its behalf, pursuant to the authority of its Board of Directors, by its ____________________ and its corporate seal to be hereunto attached this day of ___________, ____.

                                       [NAME OF TRANSFEREE]



                                       By:____________________________________
                                          [Name of Officer]
                                          [Title of Officer]

                                   EXHIBIT E-2

                 FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF
                           REMIC RESIDUAL CERTIFICATES

                                          _______________, 20__

U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, Massachusetts 02110
Attention: Morgan Stanley Capital I Inc., Series 2007-IQ15

      Re: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, Class [__] (the "Certificates")

Dear Sirs:

            This letter is delivered to you in connection with the transfer by _________________ (the "Transferor") to _________________ (the "Transferee") of
Class [R-I] [R-II] [R-III] Certificates evidencing a ____% Percentage Interest in such Class (the "Residual Certificates"). The Certificates, including the Residual Certificates, were issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Pooling and Servicing Agreement. The Transferor hereby certifies, represents and warrants to you, as Certificate Registrar, that:

            1. No purpose of the Transferor relating to the transfer of the Residual Certificates by the Transferor to the Transferee is or will be to impede the assessment or collection of any tax.

            2. The Transferor understands that the Transferee has delivered to you a Transfer Affidavit and Agreement in the form attached to the Pooling and Servicing Agreement. The Transferor does not know or believe that any representation contained therein is false.

            3. The Transferor has at the time of this transfer conducted a reasonable investigation of the financial condition of the Transferee as contemplated by Treasury regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Transferor has determined that the Transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the Transferee will not continue to pay its debts as they become due in the future. The Transferor understands that the transfer of the Residual Certificates may not be respected for United States income tax purposes (and the Transferor may continue to be liable for United States income taxes associated therewith) unless the Transferor has conducted such an investigation.

            4. The Transferor does not know and has no reason to know that (i) any of the statements made by the Transferee under the Transfer Affidavit are false or (ii) the Transferee will not honor the restrictions on subsequent transfers by the Transferee under the Transfer Affidavit and Agreement, delivered in connection with this transfer.

                                Very truly yours,



                                ______________________________________________
                                (Transferor)

                                By:___________________________________________
                                   Name:______________________________________
                                   Title:_____________________________________

                                    EXHIBIT F

    FORM OF TRANSFEROR CERTIFICATE FOR TRANSFERS OF REGULATION S CERTIFICATES

                          Morgan Stanley Capital I Inc.
                 Commercial Mortgage Pass-Through Certificates,
                 Series 2007-IQ15, Class __ (the "Certificates")

TO:   Morgan Guaranty Trust Company
      of New York, Brussels Office
      Euroclear Operation Center
      or
      Clearstream Banking, societe anonyme

            This is to certify that as of the date hereof, and except as set forth below, the above-captioned Certificates held by you or on your behalf for our account are beneficially owned by (a) non-U.S person(s) or (b) U.S. person(s) who purchased the Certificates in transactions which did not require registration under the United States Securities Act of 1933, as amended (the "Securities Act"). As used in this paragraph, the term "U.S. person" has the meaning given to it by Regulation S under the Securities Act. To the extent that we hold an interest in any of the Certificates on behalf of person(s) other than ourselves, we have received certifications from such person(s) substantially identical to the certifications set forth herein.

            We undertake to advise you promptly by tested telex on or prior to the date on which you intend to submit your certification relating to the Certificates held by you or on your behalf for our account in accordance with your operating procedures if any applicable statement herein is not correct on such date, and in the absence of any such notification it may be assumed that this certification applies as of such date.

            This certification excepts and does not relate to $__________ of such beneficial interest in the above Certificates in respect of which we are not able to certify and as to which we understand the exercise of any rights to payments thereon and the exchange for definitive Certificates or for an interest in definitive Certificates in global form cannot be made until we do so certify.

            We understand that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated: __________, 20[__]



                                       By:______________________________________
                                          As, or as agent for, the beneficial
                                          owner(s) of the Certificates to which
                                          this certificate relates.

                                    EXHIBIT G

                                   [Reserved]

                                    EXHIBIT H

                         FORM OF EXCHANGE CERTIFICATION

                                          __________ __, 200_

TO:   The Depository Trust Company

      CLEARSTREAM BANK, S. A. or
      Morgan Guaranty Trust Company
      of New York, Brussels Office
      Euroclear Operation Center

      Capmark Finance Inc., as Capmark Master Servicer

      Prudential Asset Resources, Inc., as Prudential Master Servicer and DC Hilton Special Servicer

      Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as General Special Servicer

      Wells Fargo Bank, National Association , as Trustee and Custodian

      U.S. Bank National Association, as Paying Agent, Certificate Registrar and Authenticating Agent

            This is to notify you as to the transfer of the beneficial interest in $_______________ of Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, Class __(the "Certificates").

            The undersigned is the owner of a beneficial interest in the Class __ [Rule 144A-IAI Global Certificate] [Regulation S Global Certificate] and requests that on [INSERT DATE], (i) [Euroclear] [CLEARSTREAM] [DTC] debit account #__________, with respect to $__________ principal denomination of the Class __ [Rule 144A-IAI Global Certificate] [Regulation S Global Certificate] and (ii) [DTC] [Euroclear] [CLEARSTREAM] credit the beneficial interest of the below-named purchaser, account #__________, in the Class __ [Rule 144A-IAI Global Certificate] [Regulation S Global Certificate] in the same principal denomination as follows:

            Name:
            Address:
            Taxpayer ID No.:

            The undersigned hereby represents that this transfer is being made in accordance with an exemption from the provisions of Section 5 of the United States Securities Act of 1933, as amended (the "Securities Act"), which representation is based upon the reasonable belief that the purchaser is [not a U.S. Person as defined in Regulation S under the Securities Act][a "qualified institutional buyer," as defined in Rule 144A under the Securities Act, and that such purchaser has acquired the Certificates in a transaction effected in accordance with the exemption from the registration requirements of the Securities Act provided by Rule 144A and, if the purchaser has purchased the Certificates for one or more accounts for which it is acting as fiduciary or agent, each such account is a qualified institutional buyer or an institutional "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D of the 1933 Act][an institutional "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D of the 1933 Act and in accordance with any applicable securities laws of any state of the United States and, if the purchaser has purchased the Certificates for one or more accounts for which it is acting as fiduciary or agent, each such account is a qualified institutional buyer or an institutional "accredited investor" within the meaning of Rule 501(a)(1), (2), (3) or (7) of Regulation D of the 1933 Act] and that the purchaser is acquiring beneficial interests in the applicable Certificate(1) for its own account or for one or more institutional accounts for which it is acting as fiduciary or agent in a minimum amount equivalent to not less than U.S.[$25,000] [$100,000] and integral multiples of U.S. $1 in excess thereof for each such account.

                                Very truly yours,

                                       [NAME OF HOLDER OF CERTIFICATE]



                                       By:____________________________________
                                          [Name], [Chief Financial
                                          or other Executive Officer]

----------

(1) [NOTE: INFORMATION PROVIDED ABOVE WITH RESPECT TO PURCHASER AND THE FOREGOING REPRESENTATION MUST BE PROVIDED TO THE CERTIFICATE REGISTRAR UPON ANY TRANSFER OF CERTIFICATES IF THE CERTIFICATES ARE NO LONGER HELD IN GLOBAL FORM.]

                                    EXHIBIT I

                  FORM OF EUROCLEAR OR CLEARSTREAM CERTIFICATE

                          Morgan Stanley Capital I Inc.
                 Commercial Mortgage Pass-Through Certificates,
                Series 2007-IQ15, Class ____ (the "Certificates")

      TO:   U.S. Bank National Association, as Certificate Registrar
            Attn: [__________]

            This is to certify that, based solely on certifications we have received in writing, by tested telex or by electronic transmission from member organizations appearing in our records as persons being entitled to a portion of the principal amount of the Certificates set forth below (our "Member Organizations") substantially to the effect set forth in the Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement") among you, Morgan Stanley Capital I Inc., Capmark Finance Inc., Prudential Asset Resources, Inc., Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), Wells Fargo Bank, National Association, and U.S. Bank National Association, U.S. $__________ principal amount of the above-captioned Certificates held by us or on our behalf are beneficially owned by (a) non-U.S. person(s) or (b) U.S. person(s) who purchased the Certificates in transactions that did not require registration under the United States Securities Act of 1933, as amended (the "Securities Act"). As used in this paragraph, the term "U.S. person" has the meaning given to it by Regulation S under the Securities Act.

            We further certify that as of the date hereof we have not received any notification from any of our Member Organizations to the effect that the statements made by such Member Organizations with respect to any interest in the Certificates identified above are no longer true and cannot be relied upon as of the date hereof.

            [On Release Date: We hereby acknowledge that no portion of the Class
__ Regulation S Temporary Global Certificate shall be exchanged for an interest in the Class __ Regulation S Permanent Global Certificate (as each such term is defined in the Pooling and Servicing Agreement) with respect to the portion thereof for which we have not received the applicable certifications from our Member Organizations.]

            [Upon any payments under the Regulation S Temporary Global
Certificate: We hereby agree to hold (and return to the Trustee upon request) any payments received by us on the Class __ Regulation S Temporary Global Certificate (as defined in the Pooling and Servicing Agreement) with respect to the portion thereof for which we have not received the applicable certifications from our Member Organizations.]

            We understand that this certification is required in connection with certain securities laws of the United States. In connection therewith, if administrative or legal proceedings are commenced or threatened in connection with which this certification is or would be relevant, we irrevocably authorize you to produce this certification to any interested party in such proceedings.

Dated:

                                       [MORGAN GUARANTY TRUST COMPANY OF NEW
                                       YORK, Brussels office, as operator of the Euroclear System]

                                       or

                                       [CLEARSTREAM BANK, S.A.]



                                       By:____________________________________

                                    EXHIBIT J

              LIST OF LOANS TO WHICH EXCESS SERVICING FEES ARE PAID

                           See Mortgage Loan Schedule.

                                   EXHIBIT K-1

                   FORM OF MORTGAGE LOAN PURCHASE AGREEMENT I
                                  (PRUDENTIAL)

                                See exhibit 99.1

                                   EXHIBIT K-2

                   FORM OF MORTGAGE LOAN PURCHASE AGREEMENT II
                                     (MSMCH)

                                See exhibit 99.2

                                   EXHIBIT K-3

                  FORM OF MORTGAGE LOAN PURCHASE AGREEMENT III
                                     (PCFII)

                                See exhibit 99.3

                                   EXHIBIT K-4

                   FORM OF MORTGAGE LOAN PURCHASE AGREEMENT IV
                                      (RBC)

                                See exhibit 99.4

                                   EXHIBIT K-5

                   FORM OF MORTGAGE LOAN PURCHASE AGREEMENT V
                                    (NATCITY)

                                See exhibit 99.5

                                    EXHIBIT L

                                   [Reserved]

                                    EXHIBIT M

                    FORM OF MONTHLY CERTIFICATEHOLDERS REPORT

                                 [see attached]

[US BANK LOGO]

                          MORGAN STANLEY CAPITAL I INC.
        Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

                         STATEMENT TO CERTIFICATEHOLDERS

                                                             Payment Date:
                                                             Record Date:
                                                             Determination Date:

U.S. Bank Corporate Trust
Services One Federal Street
Boston, MA 02110

Paying Agent's Report to Certificateholders

Table of Contents
-----------------

Report Sections                                                      Preparer     Page Number   Access
----------------------------------------------------------------   ------------   -----------   ------
Distribution Date Statement                                        Paying Agent
Loan Schedule                                                      Paying Agent
Loan Portfolio Stratifications                                     Paying Agent
Historical Liquidation Loss Report                                 Paying Agent
Historical Bond / Collateral Realized Loss Reconciliation Report   Paying Agent
Interest Shortfall Reconciliation                                  Paying Agent
Reconciliation of Funds                                            Paying Agent
REO Status Reports                                                   Servicer
Historical Loan Modification                                         Servicer
Delinquent Loan Status Report                                        Servicer
Loan Level Reserve/ LOC Report                                       Servicer
Servicer Watchlist                                                   Servicer
Comparative Financial Status Report                                  Servicer

Additional Report/File
----------------------

CSSA Periodic Loan Update File   Servicer   Delivery Through Web Site
Operating Statement Analysis     Servicer   Upon Request
NOI Adjustment Worksheet         Servicer   Upon Request

US Bank Information Delivery Vehicles
-------------------------------------

Web Site:                                  https://trustinvestorreporting.usbank.com
For other information delivery requests:   ct.information.delivery@usbank.com

Deal-Specific Contacts
----------------------

Account Officer (paying agent questions):
Bond Analyst (analytics and collateral questions):
Trustee                                                 Wells Fargo Bank, National Association
Paying Agent                                            U.S. Bank National Association
Master Servicers                                        Capmark Finance Inc.,
                                                        Prudential Asset Resources, Inc., with respect to the
                                                        Prudential loans only
Special Servicers                                       Centerline Servicing Inc.,
                                                        Prudential Asset Resources, Inc., with respect to the
                                                        Hilton Washington, D.C. loan only

Rating Agency Contacts

Fitch, Inc.                                    Standard & Poor's Rating Services
One State Street Plaza                         55 Water Street
New York, NY 10004                             New York, NY 10041
(212) 908-0500                                 (212) 438-2430

This report has been prepared by, or is based on information furnished to U.S. Bank Corporate Trust Services ("U.S. Bank") by, one or more third parties (e.g. Servicers, Master Servicer, etc.), and U.S. Bank has not independently verified information received from or prepared by any such third party. U.S. Bank shall not and does not undertake responsibility for the accuracy, completeness, or sufficiency of this report or the information contained herein for any purpose, and U.S. Bank makes no representations or warranties with respect thereto. The information in this report is presented here with the approval of the Issuer solely as a convenience for the user, and should not be relied upon without further investigation by any user contemplating an investment decision with respect to the related securities.

[US BANK LOGO]

                          MORGAN STANLEY CAPITAL I INC.
        Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

                         STATEMENT TO CERTIFICATEHOLDERS

                                                             Payment Date:
                                                             Record Date:
                                                             Determination Date:

Paying Agent's Report to Certificateholders
Payment Summary

         Pass
        Through   Original   Beginning    Principal       Interest     Prepayment      Realized         Total       Ending
Class    Rate     Balance     Balance    Distribution   Distribution    Premium     Principal Loss   Distribution   Balance
-----   -------   --------   ---------   ------------   ------------   ----------   --------------   ------------   -------




                       Totals:

Certificate Factor Detail

                 Beginning      Principal       Interest     Prepayment   Realized      Ending
Class   Cusip   Cert. Factor   Distribution   Distribution    Premium       Loss     Cert. Factor
-----   -----   ------------   ------------   ------------   ----------   --------   ------------





[US BANK LOGO]

                          MORGAN STANLEY CAPITAL I INC.
        Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

                         STATEMENT TO CERTIFICATEHOLDERS

                                                             Payment Date:
                                                             Record Date:
                                                             Determination Date:

Principal Detail:

Beginning   Scheduled   Unscheduled   Realized        Total         Ending     Cumulative     Cumulative
Class        Balance     Principal    Principal   Principal Loss   Principal    Balance     Realized Losses   Appraisal Reduction
---------   ---------   -----------   ---------   --------------   ---------   ----------   ---------------   -------------------




TOTAL

Interest Detail:

              Accrued           Unpaid    Net Agg   Interest      Recovery of       Prepayment   Total Interest       Ending
Class   Certificate Interest   Interest    PPIS       Loss     Nonrecoverable Adv    Premiums    Distr. Amount    Unpaid Interest
-----   --------------------   --------   -------   --------   ------------------   ----------   --------------   ---------------




TOTAL

[US BANK LOGO]

                          MORGAN STANLEY CAPITAL I INC.
        Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

                         STATEMENT TO CERTIFICATEHOLDERS

                                                             Payment Date:
                                                             Record Date:
                                                             Determination Date:

Paying Agent's Report to Certificateholders

Mortgage Loan Activity for related Payment Date:

             # of Loans   Beginning Agg Sched   Sch Principal   Unsch Sch Principal    Interest
             Remaining     Principal Balance     Remittance         Remittance        Remittance
----------   ----------   -------------------   -------------   -------------------   ----------
Aggregate
Group 1
Group 2

                Available       Ending Agg Sched    Realized Loss   Ending Agg Actual
             Distribution Amt   Principal Balance   Since Cutoff    Principal Balance
----------   ----------------   -----------------   -------------   -----------------
Aggregate
Group 1
Group 2

                 Current           Current
             Realized Losses   Expenses Losses
----------   ---------------   ---------------
Aggregate
Group 1
Group 2

Aggregate Delinquency information for related Payment Date:

                    Current   One Month   Two Months   3 Months +   Bankruptcy   Foreclosures   REO
-----------------   -------   ---------   ----------   ----------   ----------   ------------   ---
# of Loans
Agg Prin Balance

Appraisal Reduction Information:

            SPB of      Appraised   Cumulative     Most Recent
Loan #   Apr Red Loan     Value     ASER Amount   App. Red. Date
------   ------------   ---------   -----------   --------------

Twelve Month Summary of Prepayments and

Penalties:

Month/Year   Prepayments   Penalties
----------   -----------   ---------

REO Property with Final Recovery Determination:

Mortgage   Basis for Final   All Proceeds   Portion Proceeds     Amount of
 Loan #    Recovery Determ     Received     to Certificates    Realized Loss
--------   ---------------   ------------   ----------------   -------------

Other Required Information

Fees         Primary Servicer                               0.00
             Master Servicer                                0.00
             Trustee                                        0.00
             Special Servicer                               0.00

Aggregate Amount of:

             Trust Fund Expenses                            0.00
             Additional Trust Fund                          0.00
             Expenses
             Other Expenses                                 0.00
Advances     Current Net Advances     Gp1           Gp2
                  Principal                 0.00            0.00
                  Interest                  0.00            0.00
             Advances                       0.00            0.00

             Interest on Advances           0.00            0.00

Interest Reserve Amount

             (Withheld)/Deposit                             0.00

1. Significant Obligor's net operating income               0.00
2. Significant Obligor's net operating income               0.00

Class XXXX Swap Info
(I)
  a) Amount rec'd or paid to Counterparty               0
  b) Next succeeding payment Pass-Through Rate         0%
(II)
  a) Rating Agency Trigger Event                        X
  b) Swap Default                                       X
(III)
  a) Swap termination payment                           0
  b) Payment to acquire replacement swap contract       0
  c) Collateral posted by Swap Counterparty
(IV)
  a) payment in excess of sch P&I
     1) Swap termination payment                        0
     2) Prepayment Premium or Yield Maintenance Charge  0

[US BANK LOGO]

                          MORGAN STANLEY CAPITAL I INC.
        Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

                         STATEMENT TO CERTIFICATEHOLDERS

                                                             Payment Date:
                                                             Record Date:
                                                             Determination Date:

Paying Agent's Report to Certificateholders

Historical Information (Rolling 24 months)

       One Month Delinquent    Two Months Delinquent    Three Plus Delinquent    Pre-Payments    Mod./REO/Workouts    Liquidations
       --------------------    ---------------------    ---------------------   ---------------  -----------------  ---------------
Date   Count        Balance    Count         Balance    Count         Balance   Count   Balance  Count     Balance  Count   Balance
----   -----        -------    -----         -------    -----         -------   -----   -------  -----     -------  -----   -------





Subordination Levels

Class   Original   Current
-----   --------   -------

Ratings Detail

        Original   Current Fitch   Original   Current S&P
Class    Fitch                       S&P
-----   --------   -------------   --------   -----------

[US BANK LOGO]

                    MORGAN STANLEY CAPITAL I INC. Commercial
                       Mortgage Pass-Through Certificates,
                                Series 2007-IQ15

Distribution Date:

                         MORTGAGE LOAN CHARACTERISTICS

Remaining Principal Balance
---------------------------

                 TOTAL               Group 1                Group 2
          -------------------   -------------------   -------------------
Balance   Count   Balance   %   Count   Balance   %   Count   Balance   %
-------   -----   -------   -   -----   -------   -   -----   -------   -




Total

Gross Rate
----------

                      TOTAL                    Group 1                   Group 2
             -----------------------   -----------------------   -----------------------
Gross Rate   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
----------   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average Rate:0%
Group 2 Weighted Average Rate: 0%
Total Weighted Average Rate: 0%

Remaining Stated Term (Balloon Loans Only)
------------------------------------------

                 TOTAL                    Group 1                   Group 2
        -----------------------   -----------------------   -----------------------
Month   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
-----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average Remaining Stated Term:
Group 2 Weighted Average Remaining Stated Term:
Total Weighted Average Remaining Stated Term:

[US BANK LOGO]

                          MORGAN STANLEY CAPITAL I INC.
                        Commercial Mortgage Pass-Through
                         Certificates, Series 2007-IQ15

Distribution Date:

                         MORTGAGE LOAN CHARACTERISTICS

Remaining Stated Term (Fully Amortizing Loans Only)
---------------------------------------------------

                 TOTAL                    Group 1                    Group 2
        -----------------------   -----------------------   ------------------------
Month   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)    %
-----   -----   -----------   -   -----   -----------   -   -----   ------------   -




Total

Group 1 Weighted Average Remaining Stated Term:
Group 2 Weighted Average Remaining Stated Term:
Total Weighted Average Remaining Stated Term:

Amortization Type
-----------------

                TOTAL                    Group 1                   Group 2
       -----------------------   -----------------------   -----------------------
Type   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Geographic Distribution by State
--------------------------------

                 TOTAL                    Group 1                    Group 2
        -----------------------   -----------------------   ------------------------
State   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)    %
-----   -----   -----------   -   -----   -----------   -   -----   ------------   -




Total

Property Type
-------------

                TOTAL                    Group 1                   Group 2
       -----------------------   -----------------------   -----------------------
Type   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

[US BANK LOGO]

                          MORGAN STANLEY CAPITAL I INC.
                        Commercial Mortgage Pass-Through
                         Certificates, Series 2007-IQ15

Distribution Date:

                         MORTGAGE LOAN CHARACTERISTICS

Seasoning
---------

                 TOTAL                    Group 1                   Group 2
        -----------------------   -----------------------   -----------------------
Month   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
-----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average Seasoning:
Group 2 Weighted Average Seasoning:
Total Weighted Average

Original Remaining Term to Maturity
-----------------------------------

                 TOTAL                    Group 1                   Group 2
        -----------------------   -----------------------   -----------------------
Month   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
-----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average Original Remaining Months:
Group 2 Weighted Average Original Remaining Months:
Total Weighted Average Original Remaining Months:

Remaining Term to Maturity
--------------------------

                 TOTAL                    Group 1                   Group 2
        -----------------------   -----------------------   -----------------------
Month   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
-----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average Remaining Months:
Group 2 Weighted Average Remaining Months:
Total Weighted Average Remaining Months:

                          MORGAN STANLEY CAPITAL I INC.
                        Commercial Mortgage Pass-Through
                         Certificates, Series 2007-IQ15

Distribution Date:

                         MORTGAGE LOAN CHARACTERISTICS

Original Amortization Term
--------------------------

                 TOTAL                    Group 1                   Group 2
        -----------------------   -----------------------   -----------------------
Month   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
-----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average Original Amortization Months:
Group 2 Weighted Average Original Amortization Months:
Total Weighted Average Original Amortization Months:

Remaining Amortization Term
---------------------------

                 TOTAL                    Group 1                   Group 2
        -----------------------   -----------------------   -----------------------
Month   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
-----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average Remaining Amortization Months:
Group 2 Weighted Average Remaining Amortization Months:
Total Weighted Average Remaining Amortization Months:

Year of First Payment Date
--------------------------

                TOTAL                    Group 1                   Group 2
       -----------------------   -----------------------   -----------------------
Year   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

[US BANK LOGO]

                          MORGAN STANLEY CAPITAL I INC.
                        Commercial Mortgage Pass-Through
                         Certificates, Series 2007-IQ15

Distribution Date:                    MORTGAGE LOAN CHARACTERISTICS

Original LTV
------------

                TOTAL                    Group 1                   Group 2
       -----------------------   -----------------------   -----------------------
LTV    Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average Original LTV:
Group 2 Weighted Average Original LTV:
Total Weighted Average Original LTV:

Current LTV
-----------

                TOTAL                    Group 1                   Group 2
       -----------------------   -----------------------   -----------------------
LTV    Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average LTV:
Group 2 Weighted Average LTV:
Total Weighted Average LTV:

[US BANK LOGO]

                    MORGAN STANLEY CAPITAL I INC. Commercial
                       Mortgage Pass-Through Certificates,
                                Series 2007-IQ15

Distribution Date:

                         MORTGAGE LOAN CHARACTERISTICS

Original DSCR
-------------

                TOTAL                    Group 1                   Group 2
       -----------------------   -----------------------   -----------------------
DSCR   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average Original DSCR:
Group 2 Weighted Average Original DSCR:
Total Weighted Average Original DSCR:

DSCR
----

                TOTAL                    Group 1                   Group 2
       -----------------------   -----------------------   -----------------------
DSCR   Count   Balance ($)   %   Count   Balance ($)   %   Count   Balance ($)   %
----   -----   -----------   -   -----   -----------   -   -----   -----------   -




Total

Group 1 Weighted Average Original DSCR: 0.00
Group 2 Weighted Average Original DSCR: 0.00
Total Weighted Average Original DSCR: 0.00

[US BANK LOGO]

MORGAN STANLEY CAPITAL I INC. Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15


                            LOAN LEVEL DETAIL REPORT

Offer  Property  Transfer           Maturity  Neg  End Schedule  Note  Sched   Prepay/    Prepay  Paid Thru  Prepay    Loan
Loan#    Type      Date    State *    Date    Am     Balance     Rate   P&I   Liquid/Adj   Date     Date     Premiu  Status **
-----  --------  --------  -------  --------  ---  ------------  ----  -----  ----------  ------  ---------  ------  ---------




TOTALS:       0                                            0.00         0.00        0.00                                  0.00

*     If State field is blank, loan has properties in multiple states.

** Loan Status: A = Payment not received but still in grace period; B = Late Payment but less than 30 days delinquent; 0 = Current; 1 = 30-59 Days Delinquent; 2 = 60-89 Days Delinquent; 3 = 90+ Days Delinquent; 4 = Performing Matured Balloon; 5 = Non-Performing Matured Balloon; 7 = Foreclosure in Process; 9 = REO.

[US BANK LOGO]

                          MORGAN STANLEY CAPITAL I INC
        Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

                                                                   Payment Date:
                                                                   Record Date:

Funds From Collateral:
  Interest
    Scheduled Interest Amount:                                                       0.00

    Less Interest Adjustments:
      Neg Am/Deferred Interest Amount:                                0.00
      Prepayment Interest Excess (Shortfall):                         0.00
      Other Interest Adjustment:                                      0.00
            Total Interest Adjustments:                                              0.00

    Less Scheduled Fees:
      Servicing Fee/Primary Servicing Fees:                           0.00
      Trustee Fee:                                                    0.00
        Total Scheduled Fees:                                                        0.00

    Less Unscheduled Expenses or Shortfalls:
      Reimbursed Interest on Advances:                                0.00
      Special Servicing Fees:
        Special Servicer Workout Fee:                   0.00
        Special Servicer Liquidation Fee Amount:        0.00
        Special Servicer Fee Amount plus Adjustme       0.00
      Total Special Servicer Fees Collected:                          0.00
      Most Recent ASER Amount:                                        0.00
      Other Expenses or Shortfalls:                                   0.00
        Total Unscheduled Expenses or Shortfalls:                                    0.00

    Net Interest Amount:                                                                             0.00

  Principal:
    Scheduled Principal Amount:                                       0.00
    Unscheduled Principal Collections:                                0.00
    Other Principal Adjustments:                                      0.00

    Total Principal Amount:                                                                          0.00

  Prepayment Penalties/Yield Maintenance Charges:                                                    0.00

  Total Funds Available for Distribution:                                                                          0.00

Funds to Bonds:
  Interest Distribution:                                              0.00
  Principal Distribution:                                             0.00
  Prepayment Penalties/Yield Maintenance Charges:                     0.00

  Total Funds to Bonds:                                                                                            0.00

  Net Difference Bonds - Collateral                                                                                0.00

Note: Specific definition and allocations of the fees may vary based on specific deal servicing agreements.

                                    EXHIBIT N

                                   [Reserved]

                                    EXHIBIT O

                                   [Reserved]

                                    EXHIBIT P

                                   [Reserved]

                                    EXHIBIT Q

                                   [Reserved]

                                    EXHIBIT R

                                   [Reserved]

                                  EXHIBIT S-1A

              FORM OF POWER OF ATTORNEY TO CAPMARK MASTER SERVICER

RECORDING REQUESTED BY:
Capmark Finance Inc.

AND WHEN RECORDED MAIL TO:
Capmark Finance Inc.
116 Welsh Road
Horsham, Pennsylvania 19044

Attention: Commercial Mortgage Servicing - Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

                    Space above this line for Recorder's use

--------------------------------------------------------------------------------

                            LIMITED POWER OF ATTORNEY
                                    (SPECIAL)

            KNOW ALL MEN BY THESE PRESENTS, that WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 (the "Trustee"), under that certain Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), does hereby nominate, constitute and appoint CAPMARK FINANCE INC., as Capmark master servicer under the Pooling and Servicing Agreement (the "Capmark Master Servicer"), as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit:

            To perform any and all acts which may be necessary or appropriate to enable Capmark Finance Inc. to service and administer the Mortgage Loans (as defined in the Pooling and Servicing Agreement) in connection with the performance by Capmark Finance Inc. of its duties as Capmark Master Servicer under the Pooling and Servicing Agreement, giving and granting unto Capmark Finance Inc. full power and authority to do and perform any and every act necessary, requisite, or proper in connection with the foregoing and hereby ratifying, approving or confirming all that Capmark Finance Inc. shall lawfully do or cause to be done by virtue hereof.

            Notwithstanding anything contained herein to the contrary, the Capmark Master Servicer shall not, without the Trustee's written consent: (i) initiate any action, suit or proceeding directly relating to the servicing of a Mortgage Loan solely under the Trustee's name without indicating the Capmark Master Servicer's representative capacity, (ii) initiate any other action, suit or proceeding not directly relating to the servicing of a Mortgage Loan (including but not limited to actions, suits or proceedings against Certificateholders, or against the Depositor or a Seller (each as defined in the Pooling and Servicing Agreement) for breaches of representations and warranties) solely under the Trustee's name, (iii) engage counsel to represent the Trustee in any action, suit or proceeding not directly relating to the servicing of a Mortgage Loan (including but not limited to actions, suits or proceedings against Certificateholders, or against the Depositor or a Seller for breaches of representations and warranties), or (iv) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

            IN WITNESS WHEREOF, the undersigned has caused this limited power of attorney to be executed as of August [__], 2007.

                              WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee
                                 for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

                              By:____________________________________
                                 Name:
                                 Title:

--------------------------------------------------------------------------------

                           ALL-PURPOSE ACKNOWLEDGEMENT

                        )
                        )
                        )

      On _______________ before me, ______________________________________
            Date                     Name and Title of Officer (i.e., Your
                                     Name, Notary Public)

personally appeared ______________________________________________________
                          Name(s) of Document Signer(s)

personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

      WITNESS my hand and official seal.



      ______________________________________
      Signature of Notary

                                                      (Affix seal in the above
                                                        blank space)

--------------------------------------------------------------------------------

                                  EXHIBIT S-1B

             FORM OF POWER OF ATTORNEY TO PRUDENTIAL MASTER SERVICER

RECORDING REQUESTED BY:
PRUDENTIAL ASSET RESOURCES, INC.

AND WHEN RECORDED MAIL TO:
PRUDENTIAL ASSET RESOURCES, INC.
2200 Ross Avenue, Suite 4900E
Dallas, Texas 75201
Attention: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through
  Certificates,
Series 2007-IQ15

                    Space above this line for Recorder's use

--------------------------------------------------------------------------------

                            LIMITED POWER OF ATTORNEY

                                    (SPECIAL)

            KNOW ALL MEN BY THESE PRESENTS, that WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 (the "Trustee"), under that certain Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), does hereby nominate, constitute and appoint Prudential Asset Resources, Inc., as Prudential master servicer under the Pooling and Servicing Agreement (the "Prudential Master Servicer"), as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit:

            To perform any and all acts which may be necessary or appropriate to enable Prudential Asset Resources, Inc. to service and administer the Mortgage Loans (as defined in the Pooling and Servicing Agreement) in connection with the performance by Prudential Asset Resources, Inc. of its duties as Prudential Master Servicer under the Pooling and Servicing Agreement, giving and granting unto Prudential Asset Resources, Inc. full power and authority to do and perform any and every act necessary, requisite, or proper in connection with the foregoing and hereby ratifying, approving or confirming all that Prudential Asset Resources, Inc. shall lawfully do or cause to be done by virtue hereof.

            Notwithstanding anything contained herein to the contrary, the Prudential Master Servicer shall not, without the Trustee's written consent: (i) initiate any action, suit or proceeding directly relating to the servicing of a Mortgage Loan solely under the Trustee's name without indicating the Prudential Master Servicer's representative capacity, (ii) initiate any other action, suit or proceeding not directly relating to the servicing of a Mortgage Loan (including but not limited to actions, suits or proceedings against Certificateholders, or against the Depositor or a Seller (each as defined in the Pooling and Servicing Agreement) for breaches of representations and warranties) solely under the Trustee's name, (iii) engage counsel to represent the Trustee in any action, suit or proceeding not directly relating to the servicing of a Mortgage Loan (including but not limited to actions, suits or proceedings against Certificateholders, or against the Depositor or a Seller for breaches of representations and warranties), or (iv) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

            IN WITNESS WHEREOF, the undersigned has caused this limited power of attorney to be executed as of this [__] day of August, 2007.

                              WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee
                                 for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

                              By:_______________________________________________
                                 Name:
                                 Title:

--------------------------------------------------------------------------------

                           ALL-PURPOSE ACKNOWLEDGEMENT

                        )
                        )
                        )

      On _______________ before me, ______________________________________
            Date                     Name and Title of Officer (i.e., Your
                                     Name, Notary Public)

personally appeared ______________________________________________________
                          Name(s) of Document Signer(s)

personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

      WITNESS my hand and official seal.



      ______________________________________
      Signature of Notary

                                                      (Affix seal in the above
                                                        blank space)

--------------------------------------------------------------------------------

                                  EXHIBIT S-2A

             FORM OF POWER OF ATTORNEY TO DC HILTON SPECIAL SERVICER

RECORDING REQUESTED BY:
PRUDENTIAL ASSET RESOURCES, INC.

AND WHEN RECORDED MAIL TO:
PRUDENTIAL ASSET RESOURCES, INC.
2200 Ross Avenue, Suite 4900E
Dallas, Texas 75201
Attention: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through
  Certificates,
Series 2007-IQ15

                    Space above this line for Recorder's use

--------------------------------------------------------------------------------

                            LIMITED POWER OF ATTORNEY
                                    (SPECIAL)

            KNOW ALL MEN BY THESE PRESENTS, that WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 (the "Trustee"), under that certain Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), does hereby nominate, constitute and appoint Prudential Asset Resources, Inc., as DC Hilton Mortgage Loan special servicer under the Pooling and Servicing Agreement (the "DC Hilton Special Servicer"), as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit:

            To perform any and all acts which may be necessary or appropriate to enable Prudential Asset Resources, Inc. to service and administer the Mortgage Loans (as defined in the Pooling and Servicing Agreement) in connection with the performance by Prudential Asset Resources, Inc. of its duties as DC Hilton Special Servicer under the Pooling and Servicing Agreement, giving and granting unto Prudential Asset Resources, Inc. full power and authority to do and perform any and every act necessary, requisite, or proper in connection with the foregoing and hereby ratifying, approving or confirming all that Prudential Asset Resources, Inc. shall lawfully do or cause to be done by virtue hereof.

            Notwithstanding anything contained herein to the contrary, the DC Hilton Special Servicer shall not, without the Trustee's written consent: (i) initiate any action, suit or proceeding directly relating to the servicing of a Mortgage Loan solely under the Trustee's name without indicating the DC Hilton Special Servicer's representative capacity, (ii) initiate any other action, suit or proceeding not directly relating to the servicing of a Mortgage Loan (including but not limited to actions, suits or proceedings against Certificateholders, or against the Depositor or a Seller (each as defined in the Pooling and Servicing Agreement) for breaches of representations and warranties) solely under the Trustee's name, (iii) engage counsel to represent the Trustee in any action, suit or proceeding not directly relating to the servicing of a Mortgage Loan (including but not limited to actions, suits or proceedings against Certificateholders, or against the Depositor or a Seller for breaches of representations and warranties), or (iv) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

            IN WITNESS WHEREOF, the undersigned has caused this limited power of attorney to be executed as of this [__] day of August, 2007.

                              WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee
                                for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15



                              By:_______________________________________________
                                 Name:
                                 Title:

--------------------------------------------------------------------------------

                           ALL-PURPOSE ACKNOWLEDGEMENT

                        )
                        )
                        )

      On _______________ before me, ______________________________________
            Date                     Name and Title of Officer (i.e., Your
                                     Name, Notary Public)

personally appeared ______________________________________________________
                          Name(s) of Document Signer(s)

personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

      WITNESS my hand and official seal.



      ______________________________________
      Signature of Notary

                      (Affix seal in the above blank space)

--------------------------------------------------------------------------------

              FORM OF POWER OF ATTORNEY TO GENERAL SPECIAL SERVICER

RECORDING REQUESTED BY:
CENTERLINE SERVICING INC.


AND WHEN RECORDED MAIL TO:
CENTERLINE SERVICING INC.
5221 N. O'Connor Blvd, Suite 600
Irving, Texas 7503
Attention: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through
  Certificates,
Series 2007-IQ15

                    Space above this line for Recorder's use

--------------------------------------------------------------------------------

                            LIMITED POWER OF ATTORNEY
                                    (SPECIAL)

            KNOW ALL MEN BY THESE PRESENTS, that WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15 (the "Trustee"), under that certain Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), does hereby nominate, constitute and appoint Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as a special servicer under the Pooling and Servicing Agreement (the "General Special Servicer"), as its true and lawful attorney-in-fact for it and in its name, place, stead and for its use and benefit:

            To perform any and all acts which may be necessary or appropriate to enable Centerline Servicing Inc. to service and administer the Mortgage Loans (as defined in the Pooling and Servicing Agreement) in connection with the performance by Centerline Servicing Inc. of its duties as General Special Servicer under the Pooling and Servicing Agreement, giving and granting unto Centerline Servicing Inc. full power and authority to do and perform any and every act necessary, requisite, or proper in connection with the foregoing and hereby ratifying, approving or confirming all that Centerline Servicing Inc. shall lawfully do or cause to be done by virtue hereof.

            Notwithstanding anything contained herein to the contrary, the General Special Servicer shall not, without the Trustee's written consent: (i) initiate any action, suit or proceeding directly relating to the servicing of a Mortgage Loan solely under the Trustee's name without indicating the General Special Servicer's representative capacity, (ii) initiate any other action, suit or proceeding not directly relating to the servicing of a Mortgage Loan (including but not limited to actions, suits or proceedings against Certificateholders, or against the Depositor or a Seller (each as defined in the Pooling and Servicing Agreement) for breaches of representations and warranties) solely under the Trustee's name, (iii) engage counsel to represent the Trustee in any action, suit or proceeding not directly relating to the servicing of a Mortgage Loan (including but not limited to actions, suits or proceedings against Certificateholders, or against the Depositor or a Seller for breaches of representations and warranties), or (iv) prepare, execute or deliver any government filings, forms, permits, registrations or other documents or take any action with the intent to cause, and that actually causes, the Trustee to be registered to do business in any state.

            IN WITNESS WHEREOF, the undersigned has caused this limited power of attorney to be executed as of this [__] day of August, 2007.

                              WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee
                                 for Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15



                              By:____________________________________
                                 Name:
                                 Title:

--------------------------------------------------------------------------------

                           ALL-PURPOSE ACKNOWLEDGEMENT

                        )
                        )
                        )

      On _______________ before me, ______________________________________
            Date                     Name and Title of Officer (i.e., Your
                                     Name, Notary Public)

personally appeared ______________________________________________________
                          Name(s) of Document Signer(s)

personally known to me (or proved to me on the basis of satisfactory evidence) to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

      WITNESS my hand and official seal.



      ______________________________________
      Signature of Notary

                                                      (Affix seal in the above
                                                        blank space)

--------------------------------------------------------------------------------

                                    EXHIBIT T

                                   [Reserved]

                                    EXHIBIT U

                                   [Reserved]

                                    EXHIBIT V

                                   [Reserved]

                                    EXHIBIT W

                                   [Reserved]

                                    EXHIBIT X

                                   [Reserved]

                                    EXHIBIT Y

                             INVESTOR CERTIFICATION

                                                     Date:

U.S. Bank National Association
One Federal Street
Boston, Massachusetts  02110
Attention: Morgan Stanley Capital I Inc., Series 2007-IQ15

      In accordance with the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Agreement"), by and among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively) with respect to the above referenced certificates (the "Certificates"), the undersigned hereby certifies and agrees as follows:

1. The undersigned is a beneficial owner or prospective purchaser of the Class ___ Certificates.

2. The undersigned is requesting access to the Paying Agent's internet website containing certain information (the "Information") and/or is requesting the information identified on the schedule attached hereto (also, the "information") pursuant to the provisions of the Agreement.

3. In consideration of the Paying Agent's disclosure to the undersigned of the Information, or access thereto, the undersigned will keep the Information confidential (except from such outside persons as are assisting it in making an evaluation in connection with purchasing the related Certificates, from its accountants and attorneys, and otherwise from such governmental or banking authorities or agencies to which the undersigned is subject), and such Information, will not, without the prior written consent of the Paying Agent, be otherwise disclosed by the undersigned or by its officers, directors, partners, employees, agents or representatives (collectively, the "Representative") in any manner whatsoever, in whole or in part.

4. The undersigned will not use or disclose the Information in any manner which could result in a violation of any provision of the Securities Act of 1933, as amended (the "Securities Act"), or the Securities Exchange Act of 1934, as amended, or would require registration of any Certificate pursuant to Section 5 of the Securities Act.

5. The undersigned shall be fully liable for any breach of this agreement by itself or any of its Representatives and shall indemnify the Depositor, the Paying Agent and the Trust Fund for any loss, liability or expense incurred thereby with respect to any such breach by the undersigned or any its Representative.

6. Capitalized terms used but not defined herein shall have the respective meanings assigned thereto in the Agreement.

      IN WITNESS WHEREOF, the undersigned has caused its name to be signed hereto by its duly authorized officer, as of the day and year written above.



                                    _________________________________________
                                    Beneficial Owner or Prospective Purchaser

                                    By:______________________________________

                                    Title:___________________________________

                                    Company:_________________________________

                                    Phone:___________________________________

                                    EXHIBIT Z

                                     FORM OF
                            NOTICE AND CERTIFICATION
                      REGARDING DEFEASANCE OF MORTGAGE LOAN

          For loans having balance of (a) $20,000,000 or less, and (b)
           less than or equal to 5% of Aggregate Certificate Balance, whichever is less

To:   [Address]
      Attn:

From: _____________________________________, in its capacity as a Master
      Servicer (the "Servicer") under the Pooling and Servicing Agreement dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among the Servicer, Well Fargo Bank , National Association, as Trustee and Custodian, U.S. Bank, National Association, as Paying Agent, Authenticating Agent and Certificate Registrar, and others.

Date: _________, 20___

      Re: Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15

            Mortgage Loan (the "Mortgage Loan") identified by loan number _____ on the Mortgage Loan Schedule attached to the Pooling and Servicing Agreement and heretofore secured by the Mortgaged Properties identified on the Mortgage Loan Schedule by the following names:____________________

            Reference is made to the Pooling and Servicing Agreement described above. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Pooling and Servicing Agreement

            As Servicer under the Pooling and Servicing Agreement, we hereby:

            1. NOTIFY YOU THAT THE MORTGAGOR HAS CONSUMMATED A DEFEASANCE OF THE MORTGAGE LOAN PURSUANT TO THE TERMS OF THE MORTGAGE LOAN, OF THE TYPE CHECKED BELOW:

                  ____ a full defeasance of the payments scheduled to be due in respect of the entire Principal Balance of the Mortgage Loan; or

                  ____ a partial defeasance of the payments scheduled to be due in respect of a portion of the Principal Balance of the Mortgage Loan that represents ___% of the entire Principal Balance of the Mortgage Loan and, under the Mortgage, has an allocated loan amount of $____________ or _______% of the entire Principal Balance;

            2. CERTIFY THAT EACH OF THE FOLLOWING IS TRUE, SUBJECT TO THOSE EXCEPTIONS SET FORTH WITH EXPLANATORY NOTES ON EXHIBIT A HERETO, WHICH EXCEPTIONS THE SERVICER HAS DETERMINED, CONSISTENT WITH THE SERVICING STANDARD, WILL HAVE NO MATERIAL ADVERSE EFFECT ON THE MORTGAGE LOAN OR THE DEFEASANCE
                  TRANSACTION:

                  A. THE MORTGAGE LOAN DOCUMENTS PERMIT THE DEFEASANCE, AND THE TERMS AND CONDITIONS FOR DEFEASANCE SPECIFIED THEREIN WERE SATISFIED IN ALL MATERIAL RESPECTS IN COMPLETING THE DEFEASANCE.

                  B.    THE DEFEASANCE WAS CONSUMMATED ON __________, 20__.

                  C.    THE DEFEASANCE COLLATERAL CONSISTS OF SECURITIES THAT
                        (I) CONSTITUTE "GOVERNMENT SECURITIES" AS DEFINED IN
                        SECTION 2(A)(16) OF THE INVESTMENT COMPANY ACT OF 1940 AS AMENDED (15 U.S.C. 80A-1), (II) ARE LISTED AS "QUALIFIED INVESTMENTS FOR `AAA' FINANCINGS" UNDER PARAGRAPHS 1, 2 OR 3 OF "CASH FLOW APPROACH" IN STANDARD & POOR'S PUBLIC FINANCE CRITERIA 2000, AS AMENDED TO THE DATE OF THE DEFEASANCE, (III) ARE RATED `AAA' BY STANDARD & POOR'S, (IV) IF THEY INCLUDE A PRINCIPAL OBLIGATION, THE PRINCIPAL DUE AT MATURITY CANNOT VARY OR CHANGE, AND (V) ARE NOT SUBJECT TO PREPAYMENT, CALL OR EARLY REDEMPTION. SUCH SECURITIES HAVE THE CHARACTERISTICS SET FORTH BELOW:

                         CUSIP RATE MAT PAY DATES ISSUED

                  D. THE SERVICER RECEIVED AN OPINION OF COUNSEL (FROM COUNSEL APPROVED BY SERVICER IN ACCORDANCE WITH THE SERVICING STANDARD) THAT THE DEFEASANCE WILL NOT RESULT IN AN ADVERSE REMIC EVENT.

                  E. THE SERVICER DETERMINED THAT THE DEFEASANCE COLLATERAL WILL BE OWNED BY AN ENTITY (THE "DEFEASANCE OBLIGOR") AS TO WHICH ONE OF THE STATEMENTS CHECKED BELOW IS TRUE:

                  ____ the related Mortgagor was a Single-Purpose Entity (as defined in Standard & Poor's Structured Finance Ratings Real Estate Finance Criteria, as amended to the date of the defeasance (the "S&P Criteria")) as of the date of the defeasance, and after the defeasance owns no assets other than the defeasance collateral and real property securing Mortgage Loans included in the pool.

                  ____ the related Mortgagor designated a Single-Purpose Entity (as defined in the S&P Criteria) to own the defeasance collateral; or

                  ____ the Servicer designated a Single-Purpose Entity (as defined in the S&P Criteria) established for the benefit of the Trust to own the defeasance collateral.

                  F. THE SERVICER RECEIVED A BROKER OR SIMILAR CONFIRMATION OF THE CREDIT, OR THE ACCOUNTANT'S LETTER DESCRIBED BELOW CONTAINED STATEMENTS THAT IT REVIEWED A BROKER OR SIMILAR CONFIRMATION OF THE CREDIT, OF THE DEFEASANCE COLLATERAL TO AN ELIGIBLE ACCOUNT (AS DEFINED IN THE S&P CRITERIA) IN THE NAME OF THE DEFEASANCE OBLIGOR, WHICH ACCOUNT IS MAINTAINED AS A SECURITIES ACCOUNT BY THE TRUSTEE ACTING AS A SECURITIES INTERMEDIARY.

                  G. AS SECURITIES INTERMEDIARY, TRUSTEE IS OBLIGATED TO MAKE THE SCHEDULED PAYMENTS ON THE MORTGAGE LOAN FROM THE PROCEEDS OF THE DEFEASANCE COLLATERAL DIRECTLY TO THE SERVICER'S CERTIFICATE ACCOUNT IN THE AMOUNTS AND ON THE DATES SPECIFIED IN THE MORTGAGE LOAN DOCUMENTS OR, IN A PARTIAL DEFEASANCE, THE PORTION OF SUCH SCHEDULED PAYMENTS ATTRIBUTED TO THE ALLOCATED LOAN AMOUNT FOR THE REAL PROPERTY DEFEASED, INCREASED BY ANY DEFEASANCE PREMIUM SPECIFIED IN THE MORTGAGE LOAN DOCUMENTS (THE "SCHEDULED PAYMENTS").

                  H. THE SERVICER RECEIVED FROM THE MORTGAGOR WRITTEN CONFIRMATION FROM A FIRM OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, WHO WERE APPROVED BY SERVICER IN ACCORDANCE WITH THE SERVICING STANDARD, STATING THAT (I) REVENUES FROM PRINCIPAL AND INTEREST PAYMENTS MADE ON THE DEFEASANCE COLLATERAL (WITHOUT TAKING INTO ACCOUNT ANY EARNINGS ON REINVESTMENT OF SUCH REVENUES) WILL BE SUFFICIENT TO TIMELY PAY EACH OF THE SCHEDULED PAYMENTS AFTER THE DEFEASANCE INCLUDING THE PAYMENT IN FULL OF THE MORTGAGE LOAN (OR THE ALLOCATED PORTION THEREOF IN CONNECTION WITH A PARTIAL DEFEASANCE) ON ITS MATURITY DATE (OR, IN THE CASE OF AN ARD LOAN, ON ITS ANTICIPATED REPAYMENT DATE), (II) THE REVENUES RECEIVED IN ANY MONTH FROM THE DEFEASANCE COLLATERAL WILL BE APPLIED TO MAKE SCHEDULED PAYMENTS WITHIN FOUR (4) MONTHS AFTER THE DATE OF RECEIPT, AND (III) INTEREST INCOME FROM THE DEFEASANCE COLLATERAL TO THE DEFEASANCE OBLIGOR IN ANY CALENDAR OR FISCAL YEAR WILL NOT EXCEED SUCH DEFEASANCE OBLIGOR'S INTEREST EXPENSE FOR THE MORTGAGE LOAN (OR THE ALLOCATED PORTION THEREOF IN A PARTIAL DEFEASANCE) FOR SUCH YEAR.

                  I. THE SERVICER RECEIVED OPINIONS FROM COUNSEL, WHO WERE APPROVED BY SERVICER IN ACCORDANCE WITH THE SERVICING STANDARD, THAT (I) THE AGREEMENTS EXECUTED BY THE MORTGAGOR AND/OR THE DEFEASANCE OBLIGOR IN CONNECTION WITH THE DEFEASANCE ARE ENFORCEABLE AGAINST THEM IN ACCORDANCE WITH THEIR TERMS, AND (II) THE TRUSTEE WILL HAVE A PERFECTED, FIRST PRIORITY SECURITY INTEREST IN THE DEFEASANCE COLLATERAL DESCRIBED ABOVE.

                  J. THE AGREEMENTS EXECUTED IN CONNECTION WITH THE DEFEASANCE (I) PERMIT REINVESTMENT OF PROCEEDS OF THE DEFEASANCE COLLATERAL ONLY IN PERMITTED INVESTMENTS (AS DEFINED IN THE S&P CRITERIA), (II) PERMIT RELEASE OF SURPLUS DEFEASANCE COLLATERAL AND EARNINGS ON REINVESTMENT TO THE DEFEASANCE OBLIGOR OR THE MORTGAGOR ONLY AFTER THE MORTGAGE LOAN HAS BEEN PAID IN FULL, IF ANY SUCH RELEASE IS PERMITTED, (III) PROHIBIT ANY SUBORDINATE LIENS AGAINST THE DEFEASANCE COLLATERAL, AND
                        (IV) PROVIDE FOR PAYMENT FROM SOURCES OTHER THAN THE DEFEASANCE COLLATERAL OR OTHER ASSETS OF THE DEFEASANCE OBLIGOR OF ALL FEES AND EXPENSES OF THE SECURITIES INTERMEDIARY FOR ADMINISTERING THE DEFEASANCE AND THE SECURITIES ACCOUNT AND ALL FEES AND EXPENSES OF MAINTAINING THE EXISTENCE OF THE DEFEASANCE OBLIGOR.

                  K. THE ENTIRE PRINCIPAL BALANCE OF THE MORTGAGE LOAN AS OF THE DATE OF DEFEASANCE WAS $___________ [$20,000,000 OR LESS OR LESS THAN FIVE PERCENT OF POOL BALANCE, WHICHEVER IS LESS] WHICH IS LESS THAN 5% OF THE AGGREGATE CERTIFICATE BALANCE OF THE CERTIFICATES AS OF THE DATE OF THE MOST RECENT PAYING AGENT'S MONTHLY CERTIFICATEHOLDER REPORT RECEIVED BY US (THE "CURRENT REPORT").

                  L. THE DEFEASANCE DESCRIBED HEREIN, TOGETHER WITH ALL PRIOR AND SIMULTANEOUS DEFEASANCES OF MORTGAGE LOANS, BRINGS THE TOTAL OF ALL FULLY AND PARTIALLY DEFEASED MORTGAGE LOANS TO $__________________, WHICH IS _____% OF THE
                        AGGREGATE CERTIFICATE BALANCE OF THE CERTIFICATES AS OF THE DATE OF THE CURRENT REPORT.

            3. CERTIFY THAT, IN ADDITION TO THE FOREGOING, SERVICER HAS IMPOSED SUCH ADDITIONAL CONDITIONS TO THE DEFEASANCE, SUBJECT TO THE LIMITATIONS IMPOSED BY THE MORTGAGE LOAN DOCUMENTS, AS ARE CONSISTENT WITH THE SERVICING STANDARD.

            4. CERTIFY THAT EXHIBIT B HERETO IS A LIST OF THE MATERIAL AGREEMENTS, INSTRUMENTS, ORGANIZATIONAL DOCUMENTS FOR THE DEFEASANCE OBLIGOR, AND OPINIONS OF COUNSEL AND INDEPENDENT ACCOUNTANTS EXECUTED AND DELIVERED IN CONNECTION WITH THE DEFEASANCE DESCRIBED ABOVE AND THAT ORIGINALS OR COPIES OF SUCH AGREEMENTS, INSTRUMENTS AND OPINIONS HAVE BEEN TRANSMITTED TO THE TRUSTEE FOR PLACEMENT IN THE RELATED MORTGAGE FILE OR, TO THE EXTENT NOT REQUIRED TO BE PART OF THE RELATED MORTGAGE FILE, ARE IN THE POSSESSION OF THE SERVICER AS PART OF THE SERVICER'S MORTGAGE FILE.

            5. CERTIFY AND CONFIRM THAT THE DETERMINATIONS AND CERTIFICATIONS DESCRIBED ABOVE WERE RENDERED IN ACCORDANCE WITH THE SERVICING STANDARD SET FORTH IN, AND THE OTHER APPLICABLE TERMS AND CONDITIONS OF, THE POOLING AND SERVICING AGREEMENT.

            6. CERTIFY THAT THE INDIVIDUAL UNDER WHOSE HAND THE SERVICER HAS CAUSED THIS NOTICE AND CERTIFICATION TO BE EXECUTED DID CONSTITUTE A SERVICING OFFICER AS OF THE DATE OF THE DEFEASANCE DESCRIBED ABOVE.

            7. AGREE TO PROVIDE COPIES OF ALL ITEMS LISTED IN EXHIBIT B TO YOU UPON REQUEST.

            IN WITNESS WHEREOF, the Servicer has caused this Notice and Certification to be executed as of the date captioned above.

                                    SERVICER:



                                    By:_________________________________________
                                       Name:
                                       Title:

                                   EXHIBIT AA

                       Additional Disclosure Notification

**SEND VIA FAX TO [617-603-6638] AND VIA EMAIL TO [Karen.beard@usbank.com] AND VIA OVERNIGHT MAIL TO THE ADDRESS IMMEDIATELY BELOW**

U.S. Bank National Association
One Federal Street
Boston, Massachusetts  02110
Attn: Morgan Stanley Capital I Inc., Series 2007-IQ15

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036

RE: **Additional Form [10-D][10-K][8-K] Disclosure** Required

Ladies and Gentlemen:

            In accordance with Section [_] of the Pooling and Servicing Agreement, dated as of August 1, 2007, among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively), the undersigned, as [__________], hereby notifies you that certain events have come to our attention that [will] [may] need to be disclosed on Form [10-D][10-K][8-K].

Description of Additional Form [10-D][10-K][8-K] Disclosure:

List of any Attachments hereto to be included in the Additional Form [10-D][10-K][8-K] Disclosure:

            Any inquiries related to this notification should be directed to [_______________________], phone number: [_________]; email address:
[___________________].

                                                [NAME OF PARTY],
                                                as [role]



                                                By:_____________________________
                                                    Name:
                                                    Title:

                                  EXHIBIT BB-1

                      FORM OF SARBANES-OXLEY CERTIFICATION

      Re: Morgan Stanley Capital I Trust 2007-IQ15 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). Capitalized terms used herein but not defined herein have the respective meanings given them in the Pooling and Servicing Agreement.

I, [identify the certifying individual], the senior officer in charge of securitization of the Depositor, certify that:

      1. I have reviewed the annual report on Form 10-K for the fiscal year [___] (the "Annual Report") and all reports on Form 10-D required to be filed in respect of periods included in the year covered by the Annual Report (collectively with the Annual Report, the "Reports"), of the Trust;

      2. Based on my knowledge, the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report;

      3. Based on my knowledge, all distribution, servicing and other information required to be provided under Form 10-D for the period covered by the Annual Report is included in the Reports;

      4. Based on my knowledge and the servicer compliance statement(s) required in the Annual Report under Item 1123 of Regulation AB, and except as disclosed in the Reports, the Master Servicers, the Special Servicers, the Primary Servicers and the Reporting Sub-Servicers have fulfilled their obligations under the Pooling and Servicing Agreement or the applicable sub-servicing agreement or primary servicing agreement in all material respects; and

      5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessments of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to the Annual Report, except as otherwise disclosed in the Annual Report. Any material instances of noncompliance described in such reports have been disclosed in the Annual Report.

In giving the certifications above, I have reasonably relied information provided to me by the following unaffiliated parties:

      o     Capmark Finance Inc., as Capmark Master Servicer;

      o Prudential Asset Resources, Inc., as Prudential Master Servicer and DC Hilton Special Servicer;

      o Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as General Special Servicer;

      o     Wells Fargo Bank, National Association, as Trustee and Custodian;

      o     Principal Global Investors, LLC, as Primary Servicer;

      o U.S. Bank National Association, as Paying Agent, Certificate Registrar and Authenticating Agent;

      o     Capstone Realty Advisors, LLC, as Primary Servicer;

      o     Midland Loan Services, Inc., as Primary Servicer;

      o     [names of additional Sub-Servicers].



Date: _________________________

_______________________________________
[Signature]
[Title]

                                  EXHIBIT BB-2

                FORM OF MASTER SERVICER PERFORMANCE CERTIFICATION

      Re: Morgan Stanley Capital I Trust 2007-IQ15 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). Capitalized terms used herein but not defined herein have the respective meanings given them in the Pooling and Servicing Agreement.

            I, [identify the certifying individual], certify on behalf of the [Capmark Master Servicer or Prudential Master Servicer, as applicable] to the Depositor and its officers, directors and affiliates, with the knowledge and intent that they will rely upon this certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, that:

      1. I have reviewed the report of information provided by the [Capmark Master Servicer/Prudential Master Servicer] for inclusion in the Annual Report on Form 10-K ("Form 10-K") relating to the Trust and all reports of information by the [Capmark Master Servicer/Prudential Master Servicer] for inclusion in the Asset-Backed Issuer Distribution Reports on Form 10-D ("Form 10-D") relating to the Trust (such reports by the [Capmark Master Servicer/Prudential Master Servicer], collectively, the "Master Servicer Periodic Reports");

      2. Based on my knowledge, the Master Servicer Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

      3. Based on my knowledge, all distribution, servicing and other information required to be provided in the Master Servicer Periodic Reports under the provisions of the Pooling and Servicing Agreement for the calendar year preceding the date of the Form 10-K is included in the Master Servicer Periodic Reports;

      4. I am responsible for reviewing the activities performed by the [Capmark Master Servicer/Prudential Master Servicer] and based on my knowledge and the compliance review conducted in preparing the [Capmark Master Servicer/Prudential Master Servicer]'s compliance statement under the Pooling and Servicing Agreement in connection with Item 1123 of Regulation AB, and except as disclosed in the Master Servicer Periodic Reports, the [Capmark Master Servicer/Prudential Master Servicer] has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

      5. The report on assessment of compliance with servicing criteria for asset-backed securities and the attestation report on assessment of compliance with the relevant Servicing Criteria for asset-backed securities required under the Pooling and Servicing Agreement to be delivered by the [Capmark Master Servicer/Prudential Master Servicer] are included in the 10-K filing to which this certification relates in connection with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been provided thereby, and disclose any and all material instances of noncompliance described in such reports; and

      6. I have disclosed to the accountants that are to deliver the attestation report on assessment of compliance with servicing criteria for asset-backed securities in respect of the [Capmark Master Servicer/Prudential Master Servicer], with respect to the Trust's fiscal year [_____], all information relating to the [Capmark Master Servicer's/Prudential Master Servicer's] assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB.

            This Certification is being signed by me as an officer of the [Capmark Master Servicer/Prudential Master Servicer] responsible for reviewing the activities performed by the [Capmark Master Servicer/Prudential Master Servicer] under the Pooling and Servicing Agreement.



Date: _________________________

[ENTITY NAME]



_______________________________________
[Signature]
[Title]

                                  EXHIBIT BB-3

               FORM OF SPECIAL SERVICER PERFORMANCE CERTIFICATION

      Re: Morgan Stanley Capital I Trust 2007-IQ15 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). Capitalized terms used herein but not defined herein have the respective meanings given them in the Pooling and Servicing Agreement.

I, [identify the certifying individual], certify on behalf of the [DC Hilton Special Servicer/General Special Servicer] to the Depositor and its officers, directors and affiliates, with the knowledge and intent that they will rely upon this certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, that:

      1. I have reviewed the report of information provided by the [DC Hilton Special Servicer/General Special Servicer] for inclusion in the Annual Report on Form 10-K ("Form 10-K") relating to the Trust and all reports of information by the [DC Hilton Special Servicer/General Special Servicer] for inclusion in the Asset-Backed Issuer Distribution Reports on Form 10-D ("Form 10-D") relating to the Trust (such reports by the [DC Hilton Special Servicer/General Special Servicer], collectively, the "Special Servicer Periodic Reports");

      2. Based on my knowledge, the Special Servicer Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

      3. Based on my knowledge, all distribution, servicing and other information required to be provided in the Special Servicer Periodic Reports under the provisions of the Pooling and Servicing Agreement for the calendar year preceding the date of the Form 10-K is included in the Special Servicer Periodic Reports;

      4. I am responsible for reviewing the activities performed by the [DC Hilton Special Servicer/General Special Servicer], and based on my knowledge and the compliance review conducted in preparing the [DC Hilton Special Servicer/General Special Servicer]'s compliance statement under the [Pooling and Servicing/Subservicing] Agreement in connection with Item 1123 of Regulation AB, and except as disclosed in the Special Servicer Periodic Reports, the [DC Hilton Special Servicer/General Special Servicer] has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects;

      5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with the relevant Servicing Criteria for asset-backed securities required under the Pooling and Servicing Agreement to be delivered by the [DC Hilton Special Servicer/General Special Servicer] included in the 10-K filing to which this certification relates in connection with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been provided thereby, and disclose any and all material instances of noncompliance described in such reports; and

      6. I have disclosed to the accountants that are to deliver the attestation report on assessment of compliance with servicing criteria for asset-backed securities in respect of the [DC Hilton Special Servicer/General Special Servicer] with respect to the Trust's fiscal year [_____] all information relating to the [DC Hilton Special Servicer/General Special Servicer]'s assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB.

            In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [name of trustee, name or paying agent, certificate administrator or other similar party; name of depositor; names of master servicers; names of sub-servicers].

            This Certification is being signed by me as an officer of the [DC Hilton Special Servicer/General Special Servicer] responsible for reviewing the activities performed by the [DC Hilton Special Servicer/General Special Servicer] under the Pooling and Servicing Agreement.



Date: _________________________

[ENTITY NAME]



_______________________________________
[Signature]
[Title]

                                  EXHIBIT BB-4

                    FORM OF TRUSTEE PERFORMANCE CERTIFICATION

      Re: Morgan Stanley Capital I Trust 2007-IQ15 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). Capitalized terms used herein but not defined herein have the respective meanings given them in the Pooling and Servicing Agreement. Capitalized terms used herein but not defined herein have the respective meanings given them in the Pooling and Servicing Agreement.

            I, [identify the certifying individual], certify on behalf of the [Trustee] to the Depositor and its officers, directors and affiliates, with the knowledge and intent that they will rely upon this certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, that:

      1. I have reviewed the information, if any, provided by the Trustee for inclusion in the Annual Report on Form 10-K ("Form 10-K") relating to the Trust and all information provided by the Trustee for inclusion in Form 10-D ("Form 10-D") relating to the Trust (such information provided by the Trustee, collectively, the "Trustee Periodic Information");

      2. Based on my knowledge, the Trustee Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

      3. Based on my knowledge, all information required to be included in the Trustee Periodic Information under the provisions of the Pooling and Servicing Agreement for the calendar year preceding the date of the Form 10-K is included in the Trustee Periodic Information;

      4. I am responsible for reviewing the activities performed by the Trustee and based on my knowledge and the compliance reviews conducted in preparing the Trustee's compliance statement under the Pooling and Servicing Agreement in connection with Item 1123 of Regulation AB, and except as disclosed in the Trustee Periodic Information, the Trustee has fulfilled its obligations under the Pooling and Servicing Agreement; and

      5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with the relevant Servicing Criteria for asset-backed securities required under the Pooling and Servicing Agreement to be delivered by the Trustee for inclusion in the 10-K filing to which this certification relates in connection with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to Form 10-K, except as otherwise disclosed in Form 10-K. Any material instances of noncompliance described in such reports have been disclosed in such reports on Form 10-K.

            This Certification is being signed by me as an officer of the Trustee responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement.

Date: _________________________

[ENTITY NAME]



_______________________________________
[Signature]
[Title]

                                  EXHIBIT BB-5

                 FORM OF PAYING AGENT PERFORMANCE CERTIFICATION

      Re: Morgan Stanley Capital I Trust 2007-IQ15 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively). Capitalized terms used herein but not defined herein have the respective meanings given them in the Pooling and Servicing Agreement.

            I, [identify the certifying individual], certify on behalf of the Paying Agent to the Depositor and its officers, directors and affiliates, with the knowledge and intent that they will rely upon this certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, that:

      1. I have reviewed the information provided by the Paying Agent for inclusion in the Annual Report on Form 10-K ("Form 10-K") relating to the Trust and all information provided by the Paying Agent for inclusion in Form 10-D ("Form 10-D") relating to the Trust (such information provided by the Paying Agent, collectively, the "Paying Agent Periodic Information");

      2. Based on my knowledge, the Paying Agent Periodic Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

      3. Based on my knowledge, all distribution and other information required to be included in the Paying Agent Periodic Information under the provisions of the Pooling and Servicing Agreement for the calendar year preceding the date of the Form 10-K is included in the Paying Agent Periodic Information;

      4. I am responsible for reviewing the activities performed by the Paying Agent and based on my knowledge and the compliance reviews conducted in preparing the Paying Agent's compliance statement under the Pooling and Servicing Agreement in connection with Item 1123 of Regulation AB, and except as disclosed in the Paying Agent Periodic Information, the Paying Agent has fulfilled its obligations under the Pooling and Servicing Agreement; and

      5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with the relevant Servicing Criteria for asset-backed securities required under the Pooling and Servicing Agreement to be delivered by the Paying Agent for inclusion in the 10-K filing to which this certification relates in connection with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to Form 10-K, except as otherwise disclosed in Form 10-K. Any material instances of noncompliance described in such reports have been disclosed in such reports on Form 10-K.

            This Certification is being signed by me as an officer of the Paying Agent responsible for reviewing the activities performed by the Paying Agent under the Pooling and Servicing Agreement.



Date: _________________________

[ENTITY NAME]
[Signature]
[Title]

                                  EXHIBIT BB-6

            FORM OF REPORTING SUB-SERVICER PERFORMANCE CERTIFICATION

      Re: Morgan Stanley Capital I Trust 2007-IQ15 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2007-IQ15, issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007 (the "Pooling and Servicing Agreement"), among Morgan Stanley Capital I Inc., as depositor (the "Depositor"), Capmark Finance Inc., as master servicer with respect to the MSMCH Loans, the RBC Loans, the PCFII Loans and the NatCity Loans (the "Capmark Master Servicer"), Prudential Asset Resources, Inc., as master servicer with respect to the Prudential Loans only (the "Prudential Master Servicer") and as special servicer with respect to the DC Hilton Mortgage Loan (the "DC Hilton Special Servicer"), Centerline Servicing Inc. (formerly ARCap Servicing, Inc.), as special servicer with respect to the Mortgage Loans other than the DC Hilton Mortgage Loan (the "General Special Servicer"), Wells Fargo Bank, National Association, as trustee and custodian (the "Trustee" and the "Custodian," respectively) and U.S. Bank National Association, as paying agent, certificate registrar and authenticating agent (the "Paying Agent," "Certificate Registrar" and "Authenticating Agent," respectively); and the Sub-Servicing Agreement, dated as of [_____][__], [___] (the "Sub-Servicing Agreement") between [identify parties]. Capitalized terms used herein but not defined herein have the respective meanings given them in the Sub-Servicing Agreement or, if not defined in the Sub-Servicing Agreement, then the meanings set forth in the Pooling and Servicing Agreement.

            I, [identify the certifying individual], certify on behalf of the [SUB-SERVICER] to the Depositor and its officers, directors and affiliates, with the knowledge and intent that they will rely upon this certification in connection with the certification concerning the Trust to be signed by an officer of the Depositor and submitted to the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002, that:

      1. I [with respect to Midland Loan Services, Inc.: (or appropriate officers or employees of the Sub-Servicer under my supervision)] have reviewed the report of information provided by the Sub-Servicer to the applicable Master Servicer for inclusion in the Annual Report on Form 10-K ("Form 10-K") relating to the Trust and all reports of information provided by the Sub-Servicer to the applicable Master Servicer for inclusion in the Asset-Backed Issuer Distribution Reports on Form 10-D ("Form 10-D") relating to the Trust (such reports by the Sub-Servicer collectively, the "Sub-Servicer Periodic Reports");

      2. Based on my knowledge, the Sub-Servicer Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Form 10-K;

      3. Based on my knowledge, all servicing and other information required to be provided in the Sub-Servicer Periodic Reports under the provisions of the Sub-Servicing Agreement for the calendar year preceding the date of the Form 10-K is included in the Sub-Servicer Periodic Reports;

      4. Based on my knowledge and the compliance review conducted in preparing the Sub-Servicer's compliance statement under the Sub-Servicing Agreement in connection with Item 1123 of Regulation AB, and except as disclosed in the Sub-Servicer Periodic Reports, the Sub-Servicer has fulfilled its obligations under the Sub-Servicing Agreement in all material respects;

      5. All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with the relevant Servicing Criteria for asset-backed securities required under the related Sub-Servicing Agreement to be delivered by the Sub-Servicer for inclusion in the 10-K filing to which this certification relates in connection with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18, have been provided thereby, and disclose any and all material instances of noncompliance described in such reports; and

      6. I have disclosed to the accountants that are to deliver the attestation report on assessment of compliance with servicing criteria for asset-backed securities in respect of the Sub-Servicer with respect to the Trust's fiscal year [_____] all information relating to the Sub-Servicer's assessment of compliance with the Relevant Servicing Criteria in order to enable them to conduct a review in compliance with the standards for attestation engagements issued or adopted by the PCAOB.

            In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: [name of trustee, name or paying agent, certificate administrator or other similar party; name of depositor; names of master servicers; names of other sub-servicers].

            This Certification is being signed by me as an officer of the Sub-Servicer responsible for reviewing the activities performed by the Sub-Servicer under the Sub-Servicing Agreement.

Date: _________________________

[ENTITY NAME]



_______________________________________
[Signature]
[Title]

                                   EXHIBIT CC

                          CENTERLINE NAMING CONVENTION

                                   SCHEDULE I

                            PRUDENTIAL LOAN SCHEDULE

                                 [see attached]

APPENDIX II
CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS



Mortgage Loan No.   CMSA Loan No.   CMSA Property No.   Mortgage Loan Seller(1)
-----------------   -------------   -----------------   -----------------------
1                               1   1-001               PMCF
2                               2   2-001               PMCF

13                             13   13-001              PMCF
16                             16   16-001              PMCF
19                             19   19-001              PMCF

20                             20   20-001              PMCF
                               22
22                                  22-001              PMCF
22                                  22-002              PMCF
22                                  22-003              PMCF
22                                  22-004              PMCF
22                                  22-005              PMCF
22                                  22-006              PMCF
22                                  22-007              PMCF
31                             31   31-001              PMCF
43                             43   43-001              PMCF
45                             45   45-001              PMCF
49                             49   49-001              PMCF
54                             54   54-001              PMCF
61                             61   61-001              PMCF
64                             64   64-001              PMCF
65                             65   65-001              PMCF
70                             70   70-001              PMCF
77                             77   77-001              PMCF
84                             84   84-001              PMCF
85                             85   85-001              PMCF
86                             86   86-001              PMCF



97                             97   97-001              PMCF
100                           100   100-001             PMCF
103                           103   103-001             PMCF
105                           105   105-001             PMCF
107                           107   107-001             PMCF


114                           114   114-001             PMCF



Mortgage Loan No.   Property Name(2)                                           Loan Group   Cross-Collateralization(2)
-----------------   --------------------------------------------------------   ----------   --------------------------
1                   First Stamford                                                      1   No
2                   Hilton Washington DC                                                1   No

13                  190 East 7th Street                                                 2   No
16                  The AES Building                                                    1   No
19                  Sample 95 Industrial Portfolio                                      1   No

20                  BoDo Lifestyle Center                                               1   No
                    Szeles Portfolio Roll-Up
22                  Szeles Portfolio I - Rossmoyne Business Center (IX)                 1   No
22                  Szeles Portfolio I - 100 Corporate Center (IX)                      1   No
22                  Szeles Portfolio I - Evergreen Center (IX)                          1   No
22                  Szeles Portfolio I - East Park Building (IX)                        1   No
22                  Szeles Portfolio I - Anchor Place (IX)                              1   No
22                  Szeles Portfolio I - Commerce Business Center (IX)                  1   No
22                  Szeles Portfolio I - State Hill Professional Center (IX)            1   No
31                  Headquarters I,II, & Severna Park I                                 1   No
43                  Dorneyville Shopping Center                                         1   No
45                  Super DSM                                                           1   No
49                  Gemini Towers                                                       1   No
54                  Bridger Peaks Town Center                                           1   No
61                  French Quarter Apartments                                           2   No
64                  Peace Corporate Industrial                                          1   No
65                  Beechwood Centre                                                    1   No
70                  Palms at Rolling Creek                                              2   No
77                  Edina Professional Building                                         1   No
84                  Woodranch Center                                                    1   No
85                  Southcross Village                                                  2   No
86                  Emmott Business Park                                                1   No



97                  Bedrosian - Colorado Springs                                        1   No
100                 Twin Spires Self Storage                                            1   No
103                 The Tower                                                           1   No
105                 Alameda Crossing Shops                                              1   No
107                 La Quinta Inn & Suites                                              1   No


114                 Colonial Woods                                                      2   No



Mortgage Loan No.   Original Balance   Cut-Off Date Balance(3)   NOI DSCR(4)   NCF DSCR(4)   Cut-Off Date LTV    Balloon LTV
-----------------   ----------------   -----------------------   -----------   -----------   ----------------    -----------
1                       $250,000,000              $250,000,000          1.34          1.05               68.7%          64.0%
2                       $215,000,000              $215,000,000          2.02          1.80               73.9%          73.9%

13                       $46,500,000               $46,500,000          1.21          1.20               60.2%          60.2%
16                       $39,000,000               $38,952,719          1.27          1.15               77.9%          61.1%
19                       $27,000,000               $27,000,000          1.37          1.25               74.0%          74.0%

20                       $23,250,000               $23,250,000          1.46          1.42               75.7%          75.7%
                         $20,350,000               $20,350,000          1.62          1.15               71.2%          63.4%
22                        $6,617,308                $6,617,308          1.62          1.15               71.2%          63.4%
22                        $3,771,154                $3,771,154          1.62          1.15               71.2%          63.4%
22                        $3,130,769                $3,130,769          1.62          1.15               71.2%          63.4%
22                        $2,348,077                $2,348,077          1.62          1.15               71.2%          63.4%
22                        $1,565,385                $1,565,385          1.62          1.15               71.2%          63.4%
22                        $1,565,385                $1,565,385          1.62          1.15               71.2%          63.4%
22                        $1,351,922                $1,351,922          1.62          1.15               71.2%          63.4%
31                       $16,803,750               $16,803,750          1.65          1.46               63.9%          63.9%
43                       $11,175,000               $11,175,000          1.40          1.11               78.1%          73.4%
45                       $10,800,000               $10,800,000          1.54          1.15               80.0%          74.6%
49                       $10,500,000               $10,491,067          1.43          1.15               78.9%          66.9%
54                       $10,000,000               $10,000,000          1.79          1.68               61.3%          61.3%
61                        $9,000,000                $9,000,000          1.56          1.41               63.4%          63.4%
64                        $8,600,000                $8,600,000          2.12          1.85               64.7%          64.7%
65                        $8,275,000                $8,275,000          1.54          1.17               79.6%          74.3%
70                        $6,850,000                $6,850,000          1.55          1.23               78.7%          72.9%
77                        $5,150,000                $5,150,000          1.45          1.07               79.8%          74.5%
84                        $4,390,000                $4,390,000          1.41          1.15               67.5%          63.5%
85                        $4,250,000                $4,250,000          1.46          1.15               74.6%          69.6%
86                        $4,200,000                $4,156,661          1.39          1.15               66.2%           2.1%



97                        $3,400,000                $3,397,506          1.32          1.22               77.2%          66.5%
100                       $3,280,000                $3,280,000          1.44          1.19               80.0%          75.0%
103                       $3,250,000                $3,188,314          1.57          1.36               72.0%          61.7%
105                       $3,000,000                $3,000,000          1.68          1.63               45.8%          39.2%
107                       $3,000,000                $2,997,430          1.59          1.40               66.6%          55.6%


114                       $2,840,000                $2,835,010          1.42          1.22               67.9%          58.1%



Mortgage Loan No.   Street Address                                        City                          State
-----------------   ---------------------------------------------------   ---------------------------   -----
1                   100, 200 & 300 First Stamford Place                   Stamford                      CT
2                   1919 Connecticut Ave                                  Washington                    DC

13                  186-196 East 7th Street                               New York                      NY
16                  388 South Main Street                                 Akron                         OH
19                  3001 & 3035 North Andrews Ave. Extension              Pompano Beach                 FL
                    & 2000 Park Central Boulevard North
20                  S. 8th Street & W. Broad Street                       Boise                         ID

22                  4999 Louise Drive                                     Lower Allen Township          PA
22                  100 Corporate Center Drive                            East Pennsboro Township       PA
22                  101 Erford Road                                       East Pennsboro Township       PA
22                  939 East Park Drive                                   Lower Paxton Township         PA
22                  645 North 12th Street                                 lemoyne Borough               PA
22                  50 Commerce Drive                                     Spring Township               PA
22                  1991 State Hill Road                                  Wyomissing Borough            PA
31                  Headquarters Drive & Governor Ritchie Hwy             Millersville & Severna Park   MD
43                  3245 Hamilton Boulevard                               South Whitehall               PA
45                  3900 NW 106th Street                                  Urbandale                     IA
49                  1991-2001 Crocker Road                                Westlake                      OH
54                  1550 N. 19th Avenue                                   Bozeman                       MT
61                  7381 Normandie Court                                  Hazelwood                     MO
64                  12101 Barber Greene Road                              DeKalb                        IL
65                  7508 Beechwood Centre Road                            Avon                          IN
70                  17100 Rolling Creek Dr                                Houston                       TX
77                  7250 France Ave S                                     Edina                         MN
84                  1070 & 1080 Country Club Drive                        Simi Vallley                  CA
85                  14802 County Road 5                                   Burnsville                    MN
86                  9000 Emmott Road; 7100, 7150, & 7200 Ertel Lane;      Houston                       TX
                    7000 & 7020 Dallas Street; 9101 & 9103 Keough Road;
                    7025, 7045, 7075, and 7095 San Antonio Street;
                    9000, 9015, and 9028 Hahn Road
97                  3590 Citadel Drive North                              Colorado Springs              CO
100                 8507 Walbrook Drive                                   Knoxville                     TN
103                 402 E. Yakima Ave                                     Yakima                        WA
105                 1619 N. Dysart Road                                   Avondale                      AZ
107                 14000 Medical Complex Drive                           Tomball                       TX


114                 6333 Windswept Lane                                   Houston                       TX



Mortgage Loan No.   Zip Code       Property Type   Property Sub-Type   Units/SF   Year Built   Year Renovated   Percent Leased(5)
-----------------   ------------   -------------   -----------------   --------   ----------   --------------   -----------------
1                          06902   Office          Suburban             793,624   1984-1986               NAP                98.7%
2                          20009   Hospitality     Full Service           1,119         1965              NAP                73.4%

13                         10009   Multifamily     Low Rise                 124         1998              NAP               100.0%
16                         44311   Office          Urban                429,080         1925             1995                97.6%
19                         33069   Industrial      Flex                 373,225         2000              NAP               100.0%

20                         83702   Retail          Anchored             118,050         2005              NAP                94.3%

22                         17111   Office          Suburban              57,078         1998              NAP                98.0%
22                         17011   Office          Suburban              41,998         1989              NAP                94.2%
22                         17011   Office          Suburban              26,005         2000              NAP                73.9%
22                         17111   Office          Suburban              24,700         1988              NAP               100.0%
22                         17111   Office          Suburban              15,344         1988              NAP                66.8%
22                    19610-3335   Office          Suburban              12,784         1997              NAP               100.0%
22                    19610-1648   Office          Suburban              10,922         1996              NAP               100.0%
31                  21108, 21146   Industrial      Flex                 208,089   1985-1987               NAP                90.9%
43                         18103   Retail          Unanchored           101,763         1970             2001                90.2%
45                         50322   Industrial      Flex                 518,161         1968       1972, 1982                89.9%
49                         44145   Office          Suburban             145,242   1981, 1985              NAP                91.1%
54                         59715   Retail          Anchored              76,034         2000              NAP                98.7%
61                         63042   Multifamily     Garden                   272         1970              NAP                94.1%
64                    60115-7901   Industrial      Warehouse            304,704         1957             2007               100.0%
65                         46123   Retail          Anchored              99,005         1999              NAP                98.4%
70                         77090   Multifamily     Garden                   180         1969             2005                96.1%
77                    55435-4305   Office          Medical               51,201         1973             2006                81.7%
84                         93065   Retail          Unanchored            20,730         1999              NAP               100.0%
85                         55306   Multifamily     Garden                    60         1985              NAP                91.7%
86                         77040   Industrial      Flex                 178,278         1991             2006                95.7%



97                         80909   Retail          Single Tenant         42,024         1995             2005               100.0%
100                        37923   Self Storage    Self Storage             403         2000              NAP                94.3%
103                        98901   Office          Suburban             129,005         1939             1980                86.7%
105                        85323   Retail          Shadow Anchored       12,316         2006              NAP               100.0%
107                        77375   Hospitality     Limited Service           67         2003              NAP                59.8%


114                   77057-7279   Multifamily     Garden                   112         1982              NAP                91.0%



Mortgage Loan No.   Percent Leased as of Date(5)   Security Type(6)   Lien Position   Related Borrower List
-----------------   ----------------------------   ----------------   -------------   ---------------------
1                   04/30/2007                     Fee                First           NAP
2                   03/31/2007                     Fee                First           NAP

13                  06/11/2007                     Fee                First           NAP
16                  06/29/2007                     Leasehold          First           NAP
19                  05/01/2007                     Fee                First           NAP

20                  06/29/2007                     Fee                First           NAP

22                  07/03/2007                     Fee                First           NAP
22                  07/03/2007                     Fee                First           NAP
22                  07/03/2007                     Fee                First           NAP
22                  07/03/2007                     Fee                First           NAP
22                  07/03/2007                     Fee                First           NAP
22                  07/03/2007                     Fee                First           NAP
22                  07/03/2007                     Fee                First           NAP
31                  06/19/2007                     Fee                First           NAP
43                  06/07/2007                     Fee                First           NAP
45                  05/01/2007                     Fee                First           NAP
49                  06/04/2007                     Fee                First           NAP
54                  05/15/2007                     Fee                First           NAP
61                  04/30/2007                     Fee                First           NAP
64                  05/30/2007                     Fee                First           NAP
65                  05/31/2007                     Fee                First           NAP
70                  05/24/2007                     Fee                First           NAP
77                  05/01/2007                     Fee                First           NAP
84                  04/27/2007                     Fee                First           NAP
85                  05/01/2007                     Fee                First           NAP
86                  07/03/2007                     Fee                First           NAP



97                  07/01/2007                     Fee                First           NAP
100                 05/29/2007                     Fee                First           NAP
103                 06/01/2007                     Fee                First           NAP
105                 05/01/2007                     Fee                First           NAP
107                 03/31/2007                     Fee                First           NAP


114                 05/01/2007                     Fee                First           NAP



Mortgage Loan No.   Cut-Off Date Balance per Unit or SF   Note Date    First Payment Date (P&I)   First Payment Date (IO)
-----------------   -----------------------------------   ----------   ------------------------   -----------------------
1                                                  $315   06/15/2007   08/05/2012                 08/05/2007
2                                              $192,136   05/30/2007   NAP                        07/05/2007

13                                             $375,000   06/11/2007   NAP                        08/05/2007
16                                                  $91   06/22/2007   08/05/2007                 NAP
19                                                  $72   07/02/2007   NAP                        08/05/2007

20                                                 $197   07/06/2007   NAP                        09/05/2007
                                                          07/10/2007   09/05/2009                 09/05/2007
22                                                 $108   07/10/2007   09/05/2009                 09/05/2007
22                                                 $108   07/10/2007   09/05/2009                 09/05/2007
22                                                 $108   07/10/2007   09/05/2009                 09/05/2007
22                                                 $108   07/10/2007   09/05/2009                 09/05/2007
22                                                 $108   07/10/2007   09/05/2009                 09/05/2007
22                                                 $108   07/10/2007   09/05/2009                 09/05/2007
22                                                 $108   07/10/2007   09/05/2009                 09/05/2007
31                                                  $81   06/28/2007   NAP                        08/05/2007
43                                                 $110   06/08/2007   08/05/2012                 08/05/2007
45                                                  $21   06/20/2007   08/05/2012                 08/05/2007
49                                                  $72   07/03/2007   08/05/2007                 NAP
54                                                 $132   07/18/2007   NAP                        09/05/2007
61                                              $33,088   06/29/2007   NAP                        08/05/2007
64                                                  $28   06/15/2007   NAP                        08/05/2007
65                                                  $84   06/20/2007   08/05/2012                 08/05/2007
70                                              $38,056   06/15/2007   08/01/2011                 08/01/2007
77                                                 $101   05/18/2007   07/05/2012                 07/05/2007
84                                                 $212   07/12/2007   09/05/2012                 09/05/2007
85                                              $70,833   06/29/2007   08/05/2012                 08/05/2007
86                                                  $23   03/01/2007   04/05/2007                 NAP



97                                                  $81   07/02/2007   08/05/2007                 NAP
100                                              $8,139   05/30/2007   07/05/2012                 07/05/2007
103                                                 $93   01/27/2006   03/05/2006                 NAP
105                                                $244   07/12/2007   09/05/2007                 NAP
107                                             $44,738   06/08/2007   08/05/2007                 NAP


114                                             $25,313   05/24/2007   07/05/2007                 NAP



Mortgage Loan No.   Maturity Date   Due Date   Grace Period(7)   ARD Loan   Lockbox Status   Lockbox Type
-----------------   -------------   --------   ---------------   --------   --------------   ------------
1                   07/05/2017             5                 0   No         In-Place         Hard
2                   06/05/2012             5                 0   No         In-Place         Hard

13                  07/05/2017             5                 0   No         None             NAP
16                  07/05/2017             5                 0   No         None             NAP
19                  07/05/2017             5                 0   No         None             NAP

20                  08/05/2017             5                 0   No         None             NAP
                    08/05/2017                                              None             NAP
22                  08/05/2017             5                 0   No         None             NAP
22                  08/05/2017             5                 0   No         None             NAP
22                  08/05/2017             5                 0   No         None             NAP
22                  08/05/2017             5                 0   No         None             NAP
22                  08/05/2017             5                 0   No         None             NAP
22                  08/05/2017             5                 0   No         None             NAP
22                  08/05/2017             5                 0   No         None             NAP
31                  07/05/2017             5                 0   No         None             NAP
43                  07/05/2017             5                 0   No         None             NAP
45                  07/05/2017             5                 0   No         None             NAP
49                  07/05/2017             5                 0   No         In-Place         Hard
54                  08/05/2017             5                 0   No         None             NAP
61                  07/05/2017             5                 0   No         None             NAP
64                  07/05/2016             5                 0   No         Springing        Hard
65                  07/05/2017             5                 0   No         None             NAP
70                  07/01/2017             1                 0   No         None             NAP
77                  06/05/2017             5                 0   No         None             NAP
84                  08/05/2017             5                 0   No         None             NAP
85                  07/05/2017             5                 0   No         None             NAP
86                  03/05/2027             5                 0   No         None             NAP



97                  07/05/2017             5                 0   Yes        Springing        Hard
100                 06/05/2017             5                 0   No         None             NAP
103                 02/05/2016             5                 0   No         None             NAP
105                 08/05/2017             5                 0   No         None             NAP
107                 07/05/2017             5                 0   No         In-Place         Hard


114                 06/05/2017             5                 0   No         None             NAP



Mortgage Loan No.   Original Term to Maturity   Remaining Term to Maturity   Original Amort. Term(8)   Remaining Amort. Term
-----------------   -------------------------   --------------------------   -----------------------   ---------------------
1                                         120                          119                       360                     360
2                                          60                           58                        IO                      IO

13                                        120                          119                        IO                      IO
16                                        120                          119                       300                     299
19                                        120                          119                        IO                      IO

20                                        120                          120                        IO                      IO
                                          120                          120                       360                     360
22                                        120                          120                       360                     360
22                                        120                          120                       360                     360
22                                        120                          120                       360                     360
22                                        120                          120                       360                     360
22                                        120                          120                       360                     360
22                                        120                          120                       360                     360
22                                        120                          120                       360                     360
31                                        120                          119                        IO                      IO
43                                        120                          119                       360                     360
45                                        120                          119                       360                     360
49                                        120                          119                       360                     359
54                                        120                          120                        IO                      IO
61                                        120                          119                        IO                      IO
64                                        108                          107                        IO                      IO
65                                        120                          119                       360                     360
70                                        120                          119                       360                     360
77                                        120                          118                       360                     360
84                                        120                          120                       360                     360
85                                        120                          119                       360                     360
86                                        240                          235                       240                     235



97                                        120                          119                       360                     359
100                                       120                          118                       360                     360
103                                       120                          102                       360                     342
105                                       120                          120                       360                     360
107                                       120                          119                       324                     323


114                                       120                          118                       360                     358



Mortgage Loan No.   Mortgage Rate(9)    Monthly Payment (P&I)(9)   Monthly Payment (IO)(9)   Third Most Recent NOI
-----------------   ----------------    ------------------------   -----------------------   ---------------------
1                              5.650%              $1,443,089.47             $1,193,431.71             $17,412,837
2                              5.779%                        NAP             $1,049,784.78             $25,318,046

13                             6.300%                        NAP               $247,515.63              $3,090,819
16                             6.260%                $257,512.18                       NAP              $2,968,872
19                             5.980%                        NAP               $136,418.75              $2,253,591

20                             5.790%                        NAP               $113,739.32                     NAP
                               6.190%                $124,505.41               $106,430.04
22                             6.190%                 $40,486.03                $34,608.37                $646,385
22                             6.190%                 $23,072.68                $19,723.05                 $96,954
22                             6.190%                 $19,154.68                $16,373.85                $416,475
22                             6.190%                 $14,366.01                $12,280.39                $192,110
22                             6.190%                  $9,577.34                 $8,186.93                $165,907
22                             6.190%                  $9,577.34                 $8,186.93                $188,200
22                             6.190%                  $8,271.33                 $7,070.52                $199,436
31                             6.190%                        NAP                $87,883.22              $1,482,103
43                             6.200%                 $68,443.41                $58,539.41                $575,215
45                             5.680%                 $62,546.43                $51,830.00               -$153,358
49                             5.900%                 $62,279.33                       NAP              $1,318,471
54                             5.880%                        NAP                $49,680.56                $905,096
61                             6.170%                        NAP                $46,917.71                $800,683
64                             5.670%                        NAP                $41,199.38                     NAP
65                             5.760%                 $48,343.23                $40,271.67                $718,655
70                             6.330%                 $42,533.68                $36,635.61                $101,646
77                             5.760%                 $30,086.73                $25,063.33                $636,116
84                             6.350%                 $27,316.15                $23,553.06                $339,093
85                             5.760%                 $24,828.85                $20,683.33                $323,095
86                             6.080%                 $30,284.27                       NAP                $605,175



97                             6.450%                 $21,378.63                       NAP                     NAP
100                            6.060%                 $19,791.96                $16,794.06                $304,251
103                            5.650%                 $18,760.16                       NAP                $749,087
105                            6.280%                 $18,530.09                       NAP                     NAP
107                            6.970%                 $20,575.81                       NAP                $397,186


114                            6.180%                 $17,357.28                       NAP                $302,258



Mortgage Loan No.   Third Most Recent NOI End Date   Second Most Recent NOI   Second Most Recent NOI End Date
-----------------   ------------------------------   ----------------------   -------------------------------
1                   12/31/2004                                  $17,847,207   12/31/2005
2                   12/31/2005                                  $23,998,380   12/31/2006

13                  12/31/2005                                   $3,259,736   12/31/2006
16                  12/31/2004                                   $3,880,214   12/31/2005
19                  12/31/2005                                   $2,303,869   12/31/2006

20                  NAP                                                 NAP   NAP

22                  12/31/2004                                     $705,641   12/31/2005
22                  12/31/2004                                    -$131,372   12/31/2005
22                  12/31/2004                                     $392,582   12/31/2005
22                  12/31/2004                                     $199,320   12/31/2005
22                  12/31/2004                                     $168,810   12/31/2005
22                  12/31/2004                                     $208,942   12/31/2005
22                  12/31/2004                                     $205,323   12/31/2005
31                  12/31/2005                                   $1,725,574   12/31/2006
43                  12/31/2004                                     $671,135   12/31/2005
45                  12/31/2004                                      $22,752   12/31/2005
49                  12/31/2005                                   $1,062,953   12/31/2006
54                  12/31/2005                                     $979,503   12/31/2006
61                  12/31/2004                                     $844,590   12/31/2005
64                  NAP                                                 NAP   NAP
65                  12/31/2005                                     $747,719   12/31/2006
70                  12/31/2005                                     $467,098   12/31/2006
77                  12/31/2005                                     $555,824   12/31/2006
84                  12/31/2005                                     $401,484   12/31/2006
85                  12/31/2005                                     $339,643   12/31/2006
86                  12/31/2004                                     $605,175   12/31/2005



97                  NAP                                                 NAP   NAP
100                 12/31/2005                                     $283,532   12/31/2006
103                 09/30/2004                                     $705,601   09/30/2005
105                 NAP                                                 NAP   NAP
107                 12/31/2005                                     $368,351   12/31/2006


114                 12/31/2005                                     $307,965   12/31/2006



Mortgage Loan No.   Most Recent NOI   Most Recent NOI End Date      Underwritten EGI   Underwritten Expenses
-----------------   ---------------   ---------------------------   ----------------   ---------------------
1                       $18,369,592   T-12 (12/31/2006)                  $30,696,728             $11,577,054
2                       $25,452,940   T-12 (3/31/2007)                   $91,551,170             $66,162,367

13                       $3,381,821   T-12 (4/30/2007)                    $5,038,745              $1,443,134
16                       $4,157,156   T-12 (12/31/2006)                   $5,547,107              $1,628,765
19                       $2,279,033   T-12 (3/30/2007)                    $3,556,140              $1,305,670

20                       $1,342,536   T-12 (12/31/2006)                   $2,804,126                $813,896
                                                                          $3,217,353              $1,145,189
22                         $768,647   T-12 (12/31/2006)                     $985,943                $368,029
22                         $416,688   T-12 (12/31/2006)                     $682,668                $236,959
22                         $225,345   T-12 (12/31/2006)                     $501,582                $163,851
22                         $240,639   T-12 (12/31/2006)                     $345,735                $137,095
22                         $114,911   T-12 (12/31/2006)                     $271,047                $105,412
22                         $186,625   T-12 (12/31/2006)                     $236,898                 $77,274
22                         $236,926   T-12 (12/31/2006)                     $193,480                 $56,569
31                       $1,579,314   T-12 (3/31/2007)                    $2,472,908                $734,728
43                         $942,702   T-12 (12/31/2006)                   $1,380,432                $397,444
45                         $807,484   T-12 (12/31/2006)                   $1,632,357                $677,164
49                       $1,028,743   T-12 (5/31/2007)                    $2,226,321              $1,158,823
54                       $1,003,241   T-12 (4/1/2007)                     $1,525,442                $457,880
61                         $871,163   T-12 (12/31/2006)                   $1,837,919                $961,071
64                              NAP   NAP                                 $1,324,972                $274,646
65                         $708,420   T-12 (3/30/2007)                    $1,064,054                $321,402
70                         $680,476   T-4 (04/30/2007) Annualized         $1,368,094                $687,334
77                         $484,219   T-12 (2/28/2007)                    $1,136,601                $700,140
84                         $438,378   T-4 (04/30/2007) Annualized           $524,532                $124,853
85                         $354,733   T-12 (4/30/2007)                      $627,600                $265,601
86                         $602,365   T-9 (09/30/2006) Annualized           $683,113                $179,463



97                              NAP   NAP                                   $521,141                $182,150
100                        $290,526   T-2 (02/28/2007) Annualized           $528,325                $237,580
103                      $1,115,777   T-12 (12/31/2006)                   $2,071,798                $743,535
105                        $143,955   YTD (5/7/2007)                        $469,490                 $95,016
107                        $442,349   T-12 (3/31/2007)                    $1,134,437                $743,054


114                        $312,237   T-12 (3/31/2007)                      $598,227                $303,224



Mortgage Loan No.   Underwritable NOI   Underwritten Reserves   Underwritable Cash Flow   Balloon Balance   Current Value(10)
-----------------   -----------------   ---------------------   -----------------------   ---------------   -----------------
1                         $19,119,674                $931,662               $18,188,013      $233,099,302        $364,000,000
2                         $25,388,803              $2,746,535               $22,642,268      $215,000,000        $291,000,000

13                         $3,595,610                 $33,356                $3,562,254       $46,500,000         $77,200,000
16                         $3,918,342                $362,607                $3,555,735       $30,573,593         $50,000,000
19                         $2,250,471                $198,742                $2,051,729       $27,000,000         $36,500,000

20                         $1,990,230                 $50,768                $1,939,462       $23,250,000         $30,700,000
                           $2,072,163                $354,248                $1,717,915       $18,139,970         $28,600,000
22                           $617,914                 $90,757                  $527,157        $5,898,661          $9,300,000
22                           $445,709                $132,712                  $312,997        $3,361,603          $5,300,000
22                           $337,730                 $32,616                  $305,114        $2,790,764          $4,400,000
22                           $208,640                 $38,100                  $170,540        $2,093,073          $3,300,000
22                           $165,635                 $22,145                  $143,490        $1,395,383          $2,200,000
22                           $159,624                 $20,207                  $139,417        $1,395,383          $2,200,000
22                           $136,911                 $17,711                  $119,200        $1,205,102          $1,900,000
31                         $1,738,180                $194,617                $1,543,563       $16,803,750         $26,300,000
43                           $982,987                 $73,495                  $909,492       $10,495,693         $14,300,000
45                           $955,193                 $90,153                  $865,040       $10,074,025         $13,500,000
49                         $1,067,498                $205,896                  $861,602        $8,899,607         $13,300,000
54                         $1,067,562                 $66,457                $1,001,105       $10,000,000         $16,300,000
61                           $876,848                 $81,600                  $795,248        $9,000,000         $14,190,000
64                         $1,050,326                $138,021                  $912,305        $8,600,000         $13,300,000
65                           $742,653                 $65,920                  $676,733        $7,727,151         $10,400,000
70                           $680,761                 $55,080                  $625,681        $6,346,092          $8,700,000
77                           $436,461                 $49,165                  $387,296        $4,808,132          $6,450,000
84                           $399,679                 $23,939                  $375,740        $4,130,059          $6,500,000
85                           $361,999                 $19,881                  $342,118        $3,968,627          $5,700,000
86                           $503,650                 $84,405                  $419,245          $134,532          $6,280,000



97                           $338,990                 $26,396                  $312,594        $2,927,658          $4,400,000
100                          $290,745                  $7,139                  $283,606        $3,074,443          $4,100,000
103                        $1,328,263                $171,279                $1,156,984        $2,732,060         $16,700,000
105                          $374,475                 $11,832                  $362,643        $2,570,151          $6,550,000
107                          $391,384                 $45,378                  $346,006        $2,503,654          $4,500,000


114                          $295,003                 $40,420                  $254,583        $2,426,208          $4,175,000



Mortgage Loan No.   Source of Value(10)   Valuation Date   Largest Tenant(11)                  Lease Expiration Date   % NSF
-----------------   -------------------   --------------   ---------------------------------   ---------------------   -----
1                   Appraisal             05/10/2007       Legg Mason & Co., LLC               Various                  36.8%
2                   Appraisal             02/19/2007       NAP                                 NAP                       NAP

13                  Appraisal             02/12/2007       NAP                                 NAP                       NAP
16                  Appraisal             02/23/2007       Advanced Elastomer Systems          12/31/2015               35.5%
19                  Appraisal             06/01/2007       Beltmann Group, Inc - Bldg 3        10/31/2010               30.5%

20                  Appraisal             06/01/2007       Regal Cinemas (Edwards)             11/30/2020               38.1%

22                  Appraisal             04/27/2007       Chubb Group of Insurance            02/28/2010               15.1%
22                  Appraisal             04/27/2007       Mass Mutual Life Insurance Co.      03/31/2013               42.3%
22                  Appraisal             04/27/2007       Milton S. Hershey Medical Center    03/31/2010               34.6%
22                  Appraisal             04/27/2007       Scientific Games                    12/31/2008              100.0%
22                  Appraisal             04/27/2007       Site Blauvelt Engineers             10/14/2008               33.6%
22                  Appraisal             04/27/2007       Berkshire Health Plan               03/31/2013               60.9%
22                  Appraisal             04/27/2007       Reading Hospital & Medical Center   12/31/2011               75.1%
31                  Appraisal             03/25/2007       Millenium Digital Media             08/31/2007               10.0%
43                  Appraisal             04/09/2007       Gallery Billards                    04/30/2009               11.8%
45                  Appraisal             04/10/2007       EDS Information Services            01/31/2011               53.7%
49                  Appraisal             05/16/2007       PS Professional Office              01/31/2009                8.4%
54                  Appraisal             05/09/2007       Old Navy                            08/31/2010               27.7%
61                  Appraisal             05/24/2007       NAP                                 NAP                       NAP
64                  Appraisal             05/02/2007       3M Company                          07/31/2016               91.3%
65                  Appraisal             04/09/2007       Gerdt Furniture & Interiors, Inc.   12/09/2018               66.4%
70                  Appraisal             05/23/2007       NAP                                 NAP                       NAP
77                  Appraisal             04/10/2007       Arthritis and Rheumatology          02/28/2010               24.5%
84                  Appraisal             05/22/2007       Tutor Time                          07/31/2016               51.8%
85                  Appraisal             04/03/2007       NAP                                 NAP                       NAP
86                  Appraisal             01/25/2007       Copeland International              04/30/2009               21.5%



97                  Appraisal             04/10/2007       Bedrosian Tile                      06/30/2019              100.0%
100                 Appraisal             04/01/2007       NAP                                 NAP                       NAP
103                 Appraisal             02/15/2006       Moss Adams                          11/30/2015               12.4%
105                 Appraisal             12/22/2006       Pacific Dental                      11/30/2016               26.1%
107                 Appraisal             04/09/2007       NAP                                 NAP                       NAP


114                 Appraisal             04/18/2007       NAP                                 NAP                       NAP



Mortgage Loan No.   Second Largest Tenant               Lease Expiration Date   % NSF
-----------------   ---------------------------------   ---------------------   -----
1                   Odyssey America Reinsurance         09/30/2022               13.2%
2                   NAP                                 NAP                       NAP

13                  NAP                                 NAP                       NAP
16                  Brouse McDowell LPA                 10/31/2019               17.4%
19                  AmSan, LLC - Bldg 2                 04/30/2008               17.4%

20                  Office Depot                        01/31/2016               16.4%

22                  Universal Media, Inc.               06/03/2010               14.0%
22                  Fonterra (USA), Inc.                02/28/2011               29.6%
22                  Metropolitian Life Insurance        02/29/2012               26.5%
22                  NAP                                 NAP                       NAP
22                  Sun Microsystems                    01/31/2008               16.8%
22                  Berks Plastic Surgery               07/31/2015               39.1%
22                  Christina Ohnsman, M.D.             03/31/2012               24.9%
31                  Tuesday Morning                     01/15/2009                2.9%
43                  Tappen Japanese                     04/30/2009                9.8%
45                  Quality Manufacturing               02/28/2010               18.0%
49                  Comprehensive Pediatrics            01/31/2016                6.4%
54                  The Gap, Inc.                       08/31/2010               11.9%
61                  NAP                                 NAP                       NAP
64                  The National Bank & Trust Company   06/30/2017                8.7%
65                  Todays Bedroom One                  11/30/2012               15.2%
70                  NAP                                 NAP                       NAP
77                  France Ave. Family Physicians       07/31/2014               14.0%
84                  JJ Gmacs                            02/28/2009               12.1%
85                  NAP                                 NAP                       NAP
86                  Airtime Amusements Inc.             09/30/2008                6.5%



97                  NAP                                 NAP                       NAP
100                 NAP                                 NAP                       NAP
103                 Federal Bankruptcy Court            03/31/2012                8.9%
105                 NYPD Pizza                          01/01/2017               25.5%
107                 NAP                                 NAP                       NAP


114                 NAP                                 NAP                       NAP



Mortgage Loan No.   Third Largest Tenant                   Lease Expiration Date   % NSF    Insurance Escrow in Place
-----------------   ------------------------------------   ---------------------   -----    -------------------------
1                   Elizabeth Arden, Inc.                  10/31/2011                7.8%   No
2                   NAP                                    NAP                       NAP    No

13                  NAP                                    NAP                       NAP    Yes
16                  Malone Advertising                     12/31/2014               11.7%   No
19                  Publix Super Markets, Inc. - Bldg 12   02/28/2010               17.4%   No

20                  Urban Outfitters                       02/28/2017                8.8%   Yes

22                  Orth Rodgers & Associates              07/31/2009               12.4%   No
22                  Urology of Central PA, Inc.            03/31/2021               22.3%   No
22                  ATX Telecommunications                 09/30/2008                7.1%   No
22                  NAP                                    NAP                       NAP    No
22                  MHM Correctional Services              08/31/2008               16.4%   No
22                  NAP                                    NAP                       NAP    No
22                  NAP                                    NAP                       NAP    No
31                  Fletcher's Auto Tech                   06/30/2007                2.6%   Yes
43                  Carpet Outlet                          04/30/2009                9.4%   Yes
45                  DSI Systems, Inc.                      05/31/2009               16.3%   No
49                  American Express                       08/31/2012                6.0%   Yes
54                  Famous Footwear                        08/31/2010                9.1%   No
61                  NAP                                    NAP                       NAP    No
64                  NAP                                    NAP                       NAP    No
65                  Star Walk Buffet                       05/31/2016                7.2%   No
70                  NAP                                    NAP                       NAP    Yes
77                  Sharpe, Dillon, & Cockson              12/31/2015               11.2%   No
84                  Chea's Fitness                         08/31/2010               10.2%   Yes
85                  NAP                                    NAP                       NAP    Yes
86                  Marmion Air Services                   05/31/2008                6.1%   Yes



97                  NAP                                    NAP                       NAP    No
100                 NAP                                    NAP                       NAP    Yes
103                 Wilkinson Corporation                  06/30/2011                5.8%   Yes
105                 Pei Wei Asian Diner                    11/30/2016               22.7%   Yes
107                 NAP                                    NAP                       NAP    Yes


114                 NAP                                    NAP                       NAP    Yes



Mortgage Loan No.   Tax Escrow in Place(12)   Capital Expenditure Escrow in Place(13)   TI/LC Escrow in Place(14)
-----------------   -----------------------   ---------------------------------------   -------------------------
1                   Yes                       No                                        Yes
2                   Yes                       Yes                                       No

13                  Yes                       Yes                                       No
16                  No                        No                                        No
19                  Yes                       Yes                                       No

20                  Yes                       No                                        Yes

22                  Yes                       No                                        No
22                  Yes                       No                                        No
22                  Yes                       No                                        No
22                  Yes                       No                                        No
22                  Yes                       No                                        No
22                  Yes                       No                                        No
22                  Yes                       No                                        No
31                  Yes                       No                                        No
43                  Yes                       Yes                                       Yes
45                  No                        No                                        Yes
49                  Yes                       Yes                                       Yes
54                  Yes                       No                                        Yes
61                  Yes                       Yes                                       No
64                  No                        No                                        No
65                  No                        No                                        Yes
70                  Yes                       Yes                                       No
77                  No                        No                                        No
84                  Yes                       No                                        Yes
85                  Yes                       Yes                                       No
86                  Yes                       Yes                                       Yes



97                  No                        No                                        No
100                 Yes                       Yes                                       No
103                 Yes                       Yes                                       Yes
105                 Yes                       No                                        No
107                 Yes                       Yes                                       No


114                 Yes                       Yes                                       No



Mortgage Loan No.   Other Escrow Description(15)                    Springing Escrow Description(16)
-----------------   ---------------------------------------------   --------------------------------
1                   Vacancy Reserve                                 NAP
2                   Interest Reserve, Interest Reserve Shortfall,   Insurance, Other
                    Renovation Completion Date
13                  NAP                                             NAP
16                  AES Reserve, Holdback LOC                       Tax, Insurance, Cap Ex
19                  Credit Enhancement LOC                          Insurance

20                  NAP                                             Cap Ex

22                  NAP                                             Insurance, Cap Ex, TI/LC, Other
22                  NAP                                             Insurance, Cap Ex, TI/LC, Other
22                  NAP                                             Insurance, Cap Ex, TI/LC, Other
22                  NAP                                             Insurance, Cap Ex, TI/LC, Other
22                  NAP                                             Insurance, Cap Ex, TI/LC, Other
22                  NAP                                             Insurance, Cap Ex, TI/LC, Other
22                  NAP                                             Insurance, Cap Ex, TI/LC, Other
31                  NAP                                             Insurance, Cap Ex, TI/LC
43                  Rent Reserve, Leasing Reserve                   NAP
45                  NAP                                             Tax, Insurance, Cap Ex
49                  NAP                                             Other
54                  NAP                                             NAP
61                  NAP                                             Insurance
64                  TI Reserve                                      Tax, Insurance, Cap Ex, Other
65                  NAP                                             Tax, Insurance, Cap Ex
70                  NAP                                             NAP
77                  Rent Reserve, Occupancy Reserve LOC             Tax, Insurance, Cap Ex
84                  NAP                                             Cap Ex
85                  NAP                                             NAP
86                  NAP                                             NAP



97                  NAP                                             Tax, Insurance, Cap Ex, TI/LC
100                 NAP                                             NAP
103                 NAP                                             NAP
105                 NAP                                             Cap Ex
107                 NAP                                             Other


114                 NAP                                             NAP



Mortgage Loan No.   Initial Capital Expenditure Escrow Requirement(17)
-----------------   --------------------------------------------------
1                                                                   $0
2                                                                   $0

13                                                                  $0
16                                                                  $0
19                                                                  $0

20                                                                  $0

22                                                                  $0
22                                                                  $0
22                                                                  $0
22                                                                  $0
22                                                                  $0
22                                                                  $0
22                                                                  $0
31                                                                  $0
43                                                                  $0
45                                                                  $0
49                                                                  $0
54                                                                  $0
61                                                                  $0
64                                                                  $0
65                                                                  $0
70                                                                  $0
77                                                                  $0
84                                                                  $0
85                                                                  $0
86                                                                  $0



97                                                                  $0
100                                                                 $0
103                                                                 $0
105                                                                 $0
107                                                                 $0


114                                                                 $0



Mortgage Loan No.   Monthly Capital Expenditure Escrow Requirement(18)
-----------------   --------------------------------------------------
1                                                                   $0
2                                                             $228,283

13                                                              $2,780
16                                                                  $0
19                                                              $1,511

20                                                                  $0

22                                                                  $0
22                                                                  $0
22                                                                  $0
22                                                                  $0
22                                                                  $0
22                                                                  $0
22                                                                  $0
31                                                                  $0
43                                                              $1,272
45                                                                  $0
49                                                              $3,248
54                                                                  $0
61                                                              $6,800
64                                                                  $0
65                                                                  $0
70                                                              $4,597
77                                                                  $0
84                                                                  $0
85                                                              $1,657
86                                                              $2,982



97                                                                  $0
100                                                               $595
103                                                             $5,021
105                                                                 $0
107                  $3,747 to and including monthly payment occurring
                          on April 5, 2008; 1/12 of 4% of the previous
                                      year's gross revenue thereafter.
114                                                             $3,368



Mortgage Loan No.   Current Capital Expenditure Escrow Balance(19)   Initial TI/LC Escrow Requirement(20)
-----------------   ----------------------------------------------   ------------------------------------
1                                                               $0                            $10,000,000
2                                                               $0                                     $0

13                                                              $0                                     $0
16                                                              $0                                     $0
19                                                              $0                                     $0

20                                                              $0                               $251,000

22                                                              $0                                     $0
22                                                              $0                                     $0
22                                                              $0                                     $0
22                                                              $0                                     $0
22                                                              $0                                     $0
22                                                              $0                                     $0
22                                                              $0                                     $0
31                                                              $0                                     $0
43                                                              $0                                     $0
45                                                              $0                               $430,000
49                                                              $0                                     $0
54                                                              $0                           $175,000 LOC
61                                                              $0                                     $0
64                                                              $0                                     $0
65                                                              $0                                     $0
70                                                              $0                                     $0
77                                                              $0                                     $0
84                                                              $0                                     $0
85                                                              $0                                     $0
86                                                          $8,946                                     $0



97                                                              $0                                     $0
100                                                           $595                                     $0
103                                                        $85,678                                     $0
105                                                             $0                                     $0
107                                                         $3,747                                     $0


114                                                         $3,368                                     $0



Mortgage Loan No.   Monthly TI/LC Escrow Requirement(21)   Current TI/LC Escrow Balance(22)   Environmental Insurance(23)
-----------------   ------------------------------------   --------------------------------   ---------------------------
1                                                     $0                        $10,001,907   No
2                                                     $0                                 $0   No

13                                                    $0                                 $0   No
16                                                    $0                                 $0   No
19                                                    $0                                 $0   No

20                                                $4,500                                 $0   No

22                                                    $0                                 $0   No
22                                                    $0                                 $0   No
22                                                    $0                                 $0   No
22                                                    $0                                 $0   No
22                                                    $0                                 $0   No
22                                                    $0                                 $0   No
22                                                    $0                                 $0   No
31                                                    $0                                 $0   No
43                                                $4,462                           $227,736   No
45                                                $7,527                           $430,062   No
49                                               $13,624                                 $0   No
54                                                    $0                                 $0   No
61                                                    $0                                 $0   No
64                                                    $0                                 $0   No
65                                                $2,718                                 $0   No
70                                                    $0                                 $0   No
77                                                    $0                                 $0   No
84                                                $1,800                                 $0   No
85                                                    $0                                 $0   No
86                                                $4,667                                 $0   No



97                                                    $0                                 $0   No
100                                                   $0                                 $0   No
103                                              $16,500                           $221,309   No
105                                                   $0                                 $0   No
107                                                   $0                                 $0   No


114                                                   $0                                 $0   No

                                                                                 Prepayment Code(25)
                                                              ----------------------------------------------------------
Mortgage Loan No.   Interest Accrual Method   Seasoning(24)   LO   DEF   DEF/YM1   DEF/YM0.5   YM1   Lesser of YM and 5%
-----------------   -----------------------   -------------   --   ---   -------   ---------   ---   -------------------
1                   Actual/360                            1   26    22        70
2                   Actual/360                            2   24                                33

13                  Actual/360                            1   26    92
16                  Actual/360                            1   26    92
19                  Actual/360                            1   26              92

20                  Actual/360                            0   25    93
                    Actual/360                            0   47                                71
22                  Actual/360                            0   47                                71
22                  Actual/360                            0   47                                71
22                  Actual/360                            0   47                                71
22                  Actual/360                            0   47                                71
22                  Actual/360                            0   47                                71
22                  Actual/360                            0   47                                71
22                  Actual/360                            0   47                                71
31                  Actual/360                            1   26    92
43                  Actual/360                            1   26    90
45                  Actual/360                            1   26    92
49                  Actual/360                            1   26    92
54                  Actual/360                            0   35                                83
61                  Actual/360                            1   26    92
64                  Actual/360                            1   26    80
65                  Actual/360                            1   26    92
70                  Actual/360                            1   26    90
77                  Actual/360                            2   27    91
84                  Actual/360                            0   25    93
85                  Actual/360                            1   26    92
86                  Actual/360                            5   30   208



97                  Actual/360                            1   26    90
100                 Actual/360                            2   27                                91
103                 Actual/360                           18   43    73
105                 Actual/360                            0   25    93
107                 Actual/360                            1   26    92


114                 Actual/360                            2   27    91

                                                             Prepayment Code(25)
                    --------------------------------------------------------------------------------------------
Mortgage Loan No.   Lesser of YM and 4%   Lesser of YM and 3%   Lesser of YM and 2%   Lesser of YM and 1%   Open
-----------------   -------------------   -------------------   -------------------   -------------------   ----
1                                                                                                              2
2                                                                                                              3

13                                                                                                             2
16                                                                                                             2
19                                                                                                             2

20                                                                                                             2
                                                                                                               2
22                                                                                                             2
22                                                                                                             2
22                                                                                                             2
22                                                                                                             2
22                                                                                                             2
22                                                                                                             2
22                                                                                                             2
31                                                                                                             2
43                                                                                                             4
45                                                                                                             2
49                                                                                                             2
54                                                                                                             2
61                                                                                                             2
64                                                                                                             2
65                                                                                                             2
70                                                                                                             4
77                                                                                                             2
84                                                                                                             2
85                                                                                                             2
86                                                                                                             2



97                                                                                                             4
100                                                                                                            2
103                                                                                                            4
105                                                                                                            2
107                                                                                                            2


114                                                                                                            2



Mortgage Loan No.   YM Formula(26)   Administrative Cost Rate (27)   Mortgage Loan No.
-----------------   --------------   -----------------------------   -----------------
1                   A                                        2.095   1
2                   A                                        2.095   2

13                                                           2.095   13
16                                                           2.095   16
19                  A                                        2.095   19

20                                                           2.095   20
                                                             2.095
22                  A                                        2.095   22
22                  A                                        2.095   22
22                  A                                        2.095   22
22                  A                                        2.095   22
22                  A                                        2.095   22
22                  A                                        2.095   22
22                  A                                        2.095   22
31                                                           2.095   31
43                                                           2.095   43
45                                                           2.095   45
49                                                           7.095   49
54                  A                                        2.095   54
61                                                           2.095   61
64                                                           2.095   64
65                                                           2.095   65
70                                                           2.095   70
77                                                           7.095   77
84                                                           2.095   84
85                                                           2.095   85
86                                                           2.095   86



97                                                           7.095   97
100                 A                                        3.095   100
103                                                          2.095   103
105                                                          2.095   105
107                                                          2.095   107


114                                                          2.095   114

                                   SCHEDULE II

                               MSMCH LOAN SCHEDULE

                                 [see attached]

APPENDIX II
CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS



Mortgage Loan No.   CMSA Loan No.   CMSA Property No.   Mortgage Loan Seller(1)
-----------------   -------------   -----------------   -----------------------

4                               4   4-001               MSMCH
4                                   4-002               MSMCH
4                                   4-003               MSMCH
4                                   4-004               MSMCH
                                5   5-005               MSMCH
5                                   5-006               MSMCH
5                                   5-007               MSMCH
5                                   5-008               MSMCH
5                                   5-009               MSMCH
                                6   6-010               MSMCH
6                                   6-011               MSMCH
6                                   6-012               MSMCH
6                                   6-013               MSMCH
                                7   7-014               MSMCH
7                                   7-015               MSMCH
7                                   7-016               MSMCH
7                                   7-017               MSMCH
7                                   7-018               MSMCH
                                9
9                                   9-001               MSMCH
9                                   9-002               MSMCH
9                                   9-003               MSMCH
9                                   9-004               MSMCH
9                                   9-005               MSMCH
9                                   9-006               MSMCH
9                                   9-007               MSMCH
9                                   9-008               MSMCH
9                                   9-009               MSMCH
9                                   9-010               MSMCH
9                                   9-011               MSMCH
9                                   9-012               MSMCH
9                                   9-013               MSMCH
9                                   9-014               MSMCH
9                                   9-015               MSMCH
9                                   9-016               MSMCH
9                                   9-017               MSMCH
9                                   9-018               MSMCH
9                                   9-019               MSMCH
12                             12   12-001              MSMCH

14                             14   14-001              MSMCH
14                                  14-002              MSMCH
14                                  14-003              MSMCH
14                                  14-004              MSMCH
15                             15   15-005              MSMCH
15                                  15-006              MSMCH
15                                  15-007              MSMCH
15                                  15-008              MSMCH
23                             23   23-001              MSMCH

25                             25   25-001              MSMCH
26                             26   26-001              MSMCH
27                             27   27-001              MSMCH
28                             28   28-001              MSMCH
29                             29   29-001              MSMCH
39                             39   39-001              MSMCH
40                             40   40-001              MSMCH
55                             55   55-001              MSMCH
60                             60   60-001              MSMCH
62                             62   62-001              MSMCH
71                             71   71-001              MSMCH
76                             76   76-001              MSMCH
116                           116   116-001             MSMCH
119                           119   119-001             MSMCH
121                           121   121-001             MSMCH
124                           124   124-001             MSMCH



Mortgage Loan No.   Property Name(2)                                           Loan Group   Cross-Collateralization(2)
-----------------   --------------------------------------------------------   ----------   --------------------------
                    U-Haul Portfolio 1 Roll-Up
4                   U-Haul Portfolio 1A - Hyattsville (I) (A)                           1   Yes
4                   U-Haul Portfolio 1A - Manchester (I) (A)                            1   Yes
4                   U-Haul Portfolio 1A - Beaverton (I) (A)                             1   Yes
4                   U-Haul Portfolio 1A - Austin (I) (A)                                1   Yes
                    U-Haul Portfolio 1B - South Miami (II) (A)                          1   Yes
5                   U-Haul Portfolio 1B - Philadelphia South (II) (A)                   1   Yes
5                   U-Haul Portfolio 1B - Tulsa - South Memorial (II) (A)               1   Yes
5                   U-Haul Portfolio 1B - Cleveland (II) (A)                            1   Yes
5                   U-Haul Portfolio 1B - Conroe (II) (A)                               1   Yes
                    U-Haul Portfolio 1C - Dublin (III) (A)                              1   Yes
6                   U-Haul Portfolio 1C - Northridge (III) (A)                          1   Yes
6                   U-Haul Portfolio 1C - Orange Park (III) (A)                         1   Yes
6                   U-Haul Portfolio 1C - Tulsa - East Avenue (III) (A)                 1   Yes
                    U-Haul Portfolio 1D - Richmond - North Lombardy (IV) (A)            1   Yes
7                   U-Haul Portfolio 1D - Garland (IV) (A)                              1   Yes
7                   U-Haul Portfolio 1D - Eugene (IV) (A)                               1   Yes
7                   U-Haul Portfolio 1D - Shreveport - Hollywood (IV) (A)               1   Yes
7                   U-Haul Portfolio 1D - Kansas City (IV) (A)                          1   Yes
                    U-Haul Portfolio 2 Roll-Up
9                   U-Haul Portfolio 2 - Carlsbad (V)                                   1   No
9                   U-Haul Portfolio 2 - Chester (V)                                    1   No
9                   U-Haul Portfolio 2 - Richmond - North Blvd (V)                      1   No
9                   U-Haul Portfolio 2 - Sterling (V)                                   1   No
9                   U-Haul Portfolio 2 - Kenner (V)                                     1   No
9                   U-Haul Portfolio 2 - Richmond - East Belt (V)                       1   No
9                   U-Haul Portfolio 2 - Odenton (V)                                    1   No
9                   U-Haul Portfolio 2 - College Park (V)                               1   No
9                   U-Haul Portfolio 2 - Glendale (V)                                   1   No
9                   U-Haul Portfolio 2 - Mechanicsville (V)                             1   No
9                   U-Haul Portfolio 2 - Rialto (V)                                     1   No
9                   U-Haul Portfolio 2 - Suffolk (V)                                    1   No
9                   U-Haul Portfolio 2 - Little Rock (V)                                1   No
9                   U-Haul Portfolio 2 - Columbia - Jamil Road (V)                      1   No
9                   U-Haul Portfolio 2 - Columbia - Decker Park (V)                     1   No
9                   U-Haul Portfolio 2 - Marrero (V)                                    1   No
9                   U-Haul Portfolio 2 - Myrtle Beach (V)                               1   No
9                   U-Haul Portfolio 2 - Boone (V)                                      1   No
9                   U-Haul Portfolio 2 - Shreveport - Financial Plaza (V)               1   No
12                  One Indiana Square                                                  1   No
                    U-Haul Portfolio 3 Roll-Up
14                  U-Haul Portfolio 3A - Margate (VII) (B)                             1   Yes
14                  U-Haul Portfolio 3A - Hampton (VII) (B)                             1   Yes
14                  U-Haul Portfolio 3A - Houston North (VII) (B)                       1   Yes
14                  U-Haul Portfolio 3A - Lodi (VII) (B)                                1   Yes
15                  U-Haul Portfolio 3B - Boston (VIII) (B)                             1   Yes
15                  U-Haul Portfolio 3B - San Clemente (VIII) (B)                       1   Yes
15                  U-Haul Portfolio 3B - Orlando (VIII) (B)                            1   Yes
15                  U-Haul Portfolio 3B - Oklahoma City (VIII) (B)                      1   Yes
23                  160 East 65th Street Coop                                           2   No
                    Rite Aid Portfolio Roll-Up
25                  Rite Aid Portfolio - Selma (C)                                      1   Yes
26                  Rite Aid Portfolio - Fresno (C)                                     1   Yes
27                  Rite Aid Portfolio - Delano (C)                                     1   Yes
28                  Rite Aid Portfolio - Shafter (C)                                    1   Yes
29                  81 Main Street                                                      1   No
39                  Shops at Stoughton                                                  1   No
40                  Kmart Shopping Plaza - Sayville                                     1   No
55                  Regal Cinema - Eagan                                                1   No
60                  724 Fifth Avenue                                                    1   No
62                  Pioneer Plaza I & II                                                1   No
71                  Walkers Station Apartments                                          2   No
76                  Hampton Inn - Brunswick, GA                                         1   No
116                 Rite Aid - Mt. Gilead                                               1   No
119                 North Traders Landing                                               1   No
121                 Capital One - San Antonio                                           1   No
124                 CVS - Cincinnati, OH                                                1   No



Mortgage Loan No.   Original Balance   Cut-Off Date Balance(3)   NOI DSCR(4)   NCF DSCR(4)   Cut-Off Date LTV    Balloon LTV
-----------------   ----------------   -----------------------   -----------   -----------   ----------------    -----------
                         $95,670,000               $95,593,189          1.28          1.26               72.7%          63.5%
4                        $12,567,931               $12,557,841          1.28          1.26               72.7%          63.5%
4                         $5,194,125                $5,189,955          1.28          1.26               72.7%          63.5%
4                         $5,015,397                $5,011,370          1.28          1.26               72.7%          63.5%
4                         $2,525,579                $2,523,551          1.28          1.26               72.7%          63.5%
                          $9,806,486                $9,798,613          1.28          1.26               72.7%          63.5%
5                         $6,237,305                $6,232,297          1.28          1.26               72.7%          63.5%
5                         $3,414,395                $3,411,654          1.28          1.26               72.7%          63.5%
5                         $3,284,520                $3,281,883          1.28          1.26               72.7%          63.5%
5                         $2,010,084                $2,008,470          1.28          1.26               72.7%          63.5%
                          $7,791,187                $7,784,932          1.28          1.26               72.7%          63.5%
6                         $7,629,379                $7,623,254          1.28          1.26               72.7%          63.5%
6                         $4,879,235                $4,875,318          1.28          1.26               72.7%          63.5%
6                         $4,277,515                $4,274,081          1.28          1.26               72.7%          63.5%
                          $8,593,221                $8,586,322          1.28          1.26               72.7%          63.5%
7                         $3,590,057                $3,587,175          1.28          1.26               72.7%          63.5%
7                         $3,555,226                $3,552,372          1.28          1.26               72.7%          63.5%
7                         $2,902,599                $2,900,269          1.28          1.26               72.7%          63.5%
7                         $2,395,759                $2,393,836          1.28          1.26               72.7%          63.5%
                         $67,910,000               $67,850,556          1.27          1.24               75.3%          63.7%
9                        $10,836,022               $10,826,537          1.27          1.24               75.3%          63.7%
9                         $5,695,748                $5,690,762          1.27          1.24               75.3%          63.7%
9                         $5,383,653                $5,378,941          1.27          1.24               75.3%          63.7%
9                         $5,122,163                $5,117,679          1.27          1.24               75.3%          63.7%
9                         $5,071,557                $5,067,118          1.27          1.24               75.3%          63.7%
9                         $4,382,905                $4,379,069          1.27          1.24               75.3%          63.7%
9                         $4,270,970                $4,267,231          1.27          1.24               75.3%          63.7%
9                         $2,886,886                $2,884,359          1.27          1.24               75.3%          63.7%
9                         $2,874,204                $2,871,688          1.27          1.24               75.3%          63.7%
9                         $2,769,850                $2,767,425          1.27          1.24               75.3%          63.7%
9                         $2,709,997                $2,707,625          1.27          1.24               75.3%          63.7%
9                         $2,496,766                $2,494,581          1.27          1.24               75.3%          63.7%
9                         $2,442,150                $2,440,012          1.27          1.24               75.3%          63.7%
9                         $2,416,237                $2,414,122          1.27          1.24               75.3%          63.7%
9                         $2,098,662                $2,096,825          1.27          1.24               75.3%          63.7%
9                         $1,887,829                $1,886,177          1.27          1.24               75.3%          63.7%
9                         $1,716,527                $1,715,024          1.27          1.24               75.3%          63.7%
9                         $1,521,467                $1,520,135          1.27          1.24               75.3%          63.7%
9                         $1,326,407                $1,325,246          1.27          1.24               75.3%          63.7%
12                       $48,000,000               $48,000,000          1.74          1.22               78.0%          68.9%
                         $46,420,000               $46,384,112          1.22          1.20               71.9%          58.6%
14                        $9,198,305                $9,191,194          1.22          1.20               71.9%          58.6%
14                        $6,033,026                $6,028,362          1.22          1.20               71.9%          58.6%
14                        $4,207,283                $4,204,030          1.22          1.20               71.9%          58.6%
14                        $4,196,179                $4,192,935          1.22          1.20               71.9%          58.6%
15                       $10,174,182               $10,166,316          1.22          1.20               71.9%          58.6%
15                        $6,058,994                $6,054,310          1.22          1.20               71.9%          58.6%
15                        $3,893,813                $3,890,803          1.22          1.20               71.9%          58.6%
15                        $2,658,218                $2,656,163          1.22          1.20               71.9%          58.6%
23                       $20,000,000               $20,000,000          5.29          5.25               16.5%          16.5%
                         $19,500,000               $19,464,005          1.23          1.18               69.5%          59.1%
25                        $5,800,000                $5,789,294          1.23          1.18               69.5%          59.1%
26                        $5,150,000                $5,140,494          1.23          1.18               69.5%          59.1%
27                        $4,950,000                $4,940,863          1.23          1.18               69.5%          59.1%
28                        $3,600,000                $3,593,355          1.23          1.18               69.5%          59.1%
29                       $18,000,000               $18,000,000          1.60          1.26               65.5%          65.5%
39                       $13,500,000               $13,362,112          1.49          1.44               60.5%          36.4%
40                       $13,000,000               $13,000,000          1.08          0.93               60.5%          56.8%
55                       $11,275,467                $9,640,455          1.00          1.00               66.9%          19.3%
60                        $9,000,000                $9,000,000         13.18         12.77                7.3%           7.3%
62                        $9,000,000                $9,000,000          1.66          1.19               70.9%          63.6%
71                        $6,757,000                $6,757,000          1.53          1.14               79.5%          71.4%
76                        $5,175,000                $5,161,131          1.90          1.67               74.5%          58.3%
116                       $2,787,875                $2,753,950          1.15          1.15               68.8%           2.4%
119                       $2,550,000                $2,550,000          1.70          1.32               75.0%          71.1%
121                       $2,450,000                $2,408,425          1.06          1.06               64.2%           2.0%
124                       $2,120,000                $2,120,000          1.46          1.14               77.8%          72.6%



Mortgage Loan No.   Street Address                                            City             State   Zip Code
-----------------   -------------------------------------------------------   --------------   -----   --------

4                   2421 Chillum Road                                         Hyattsville      MD         20782
4                   515 South Willow Street                                   Manchester       NH          3103
4                   14225 SW Tualatin-Valley Highway                          Beaverton        OR         97005
4                   8710 Burnet Road                                          Austin           TX         78757
                    6701 South Dixie Highway                                  South Miami      FL         33143
5                   1015-25 South 12th Street                                 Philadelphia     PA         19147
5                   1010 South Memorial Drive                                 Tulsa            OK         74112
5                   6000 Clark Avenue                                         Cleveland        OH         44102
5                   1305 South I-45                                           Conroe           TX         77301
                    6265 Scarlett Court                                       Dublin           CA         94568
6                   18160 Parthenia Street                                    Northridge       CA         91324
6                   701 Blanding Boulevard                                    Orange Park      FL         32065
6                   5140 South 103 East                                       Tulsa            OK         74146
                    900 North Lombardy Street                                 Richmond         VA         23220
7                   12215 LBJ Freeway                                         Garland          TX         75041
7                   4400 Franklin Boulevard                                   Eugene           OR         97403
7                   2205 Hollywood Avenue                                     Shreveport       LA         71129
7                   1530 Locust Street                                        Kansas City      MO         64108

9                   6175 Paseo Del Norte                                      Carlsbad         CA         92009
9                   1600 Highland Avenue                                      Chester          PA         19013
9                   2930 North Boulevard                                      Richmond         VA         23230
9                   45715 Old Ox Road                                         Sterling         VA         20166
9                   2828 Marietta Street                                      Kenner           LA         70062
9                   351 East Belt Boulevard                                   Richmond         VA         23224
9                   1480 Annapolis Road                                       Odenton          MD         21113
9                   4540 Washington Road                                      College Park     GA         30349
9                   12280 North 51st Avenue                                   Glendale         AZ         85304
9                   8083 Elm Drive                                            Mechanicsville   VA         23111
9                   2775 Foothill Boulevard                                   Rialto           CA         92376
9                   1325 Holland Road                                         Suffolk          VA         23434
9                   6224 Colonel Glenn Road                                   Little Rock      AR         72204
9                   156 Jamil Road                                            Columbia         SC         29210
9                   125 Decker Park Road                                      Columbia         SC         29206
9                   7201 West Bank Expressway                                 Marrero          LA         70072
9                   5604 South Kings Highway                                  Myrtle Beach     SC         29575
9                   849 Highway 105 Bypass                                    Boone            NC         28607
9                   5919 Financial Plaza                                      Shreveport       LA         71129
12                  211 North Pennsylvania Street                             Indianapolis     IN         46204

14                  1700 North State Road 7                                   Margate          FL         33063
14                  1023 West Mercury Boulevard                               Hampton          VA         23666
14                  8330 Highway 6 North Houston                              Houston          TX         77095
14                  450 North Cherokee Lane                                   Lodi             CA         95240
15                  15 Rusfield Street                                        Boston           MA         02118
15                  310 Avenida Pico                                          San Clemente     CA         92672
15                  4001 East Colonial Drive                                  Orlando          FL         32803
15                  6500 NW Expressway                                        Oklahoma City    OK         73132
23                  160 East 65th Street                                      New York         NY         10021

25                  2640 Floral Avenue                                        Selma            CA         93662
26                  4224 E. Shields Avenue                                    Fresno           CA         93726
27                  1809 Cecil Avenue                                         Delano           CA         93215
28                  150 East Lerdo Highway                                    Shafter          CA         93263
29                  81 Main Street                                            White Plains     NY         10601
39                  701-707 Technology Center Drive                           Stoughton        MA         02072
40                  5151 Sunrise Highway                                      Sayville         NY         11716
55                  2055 Cliff Road                                           Eagan            MN         55122
60                  724 Fifth Avenue                                          New York         NY         10019
62                  1109 & 1211 West Myrtle Street                            Boise            ID         83702
71                  2600 Tealwood Drive                                       Oklahoma City    OK         73120
76                  230 Warren Mason Boulevard                                Brunswick        GA         31520
116                 510 West Marion Road                                      Mt. Gilead       OH         43338
119                 4870-4874 Harvest Mill Way & 4860 North Broadway Street   Knoxville        TN         37918
121                 719 North Main Street                                     San Antonio      TX         78205
124                 604 Race Street                                           Cincinnati       OH         45202



Mortgage Loan No.   Property Type   Property Sub-Type   Units/SF    Year Built    Year Renovated   Percent Leased(5)
-----------------   -------------   -----------------   --------   -----------   ---------------   -----------------

4                   Self Storage    Self Storage          83,855          1961               NAP                93.8%
4                   Self Storage    Self Storage          48,643          1940               NAP                77.8%
4                   Self Storage    Self Storage          48,300          1988               NAP                96.2%
4                   Self Storage    Self Storage          37,010          1983               NAP                93.9%
                    Self Storage    Self Storage          46,150          1951        1970, 1998                93.9%
5                   Self Storage    Self Storage          93,191          1913              1980                91.5%
5                   Self Storage    Self Storage          45,725          1953              1975                89.3%
5                   Self Storage    Self Storage          62,988          1949               NAP                84.2%
5                   Self Storage    Self Storage          37,425          1980               NAP                89.4%
                    Self Storage    Self Storage          61,075    1982, 1993               NAP                85.9%
6                   Self Storage    Self Storage          44,569          1996               NAP                90.2%
6                   Self Storage    Self Storage          40,375          1995               NAP                92.8%
6                   Self Storage    Self Storage          52,450          1975              1996                83.6%
                    Self Storage    Self Storage          92,161          1880               NAP                87.1%
7                   Self Storage    Self Storage          64,270          1971               NAP                83.1%
7                   Self Storage    Self Storage          40,735          1980               NAP                88.3%
7                   Self Storage    Self Storage          62,297          1960              1980                84.1%
7                   Self Storage    Self Storage          45,228          1916               NAP                79.1%

9                   Self Storage    Self Storage          74,040          1996               NAP                94.8%
9                   Self Storage    Self Storage          71,750          1989               NAP                93.7%
9                   Self Storage    Self Storage          54,619          1946               NAP                88.4%
9                   Self Storage    Self Storage          41,700          1987               NAP                85.4%
9                   Self Storage    Self Storage          74,110          1990               NAP                59.2%
9                   Self Storage    Self Storage          60,730          1988               NAP                82.8%
9                   Self Storage    Self Storage          40,840          1988               NAP                92.2%
9                   Self Storage    Self Storage          55,450          1986               NAP                88.8%
9                   Self Storage    Self Storage          40,455          1980               NAP                95.7%
9                   Self Storage    Self Storage          35,500          1989               NAP                88.2%
9                   Self Storage    Self Storage          42,769          1988               NAP                85.5%
9                   Self Storage    Self Storage          35,400          1988               NAP                93.6%
9                   Self Storage    Self Storage          67,306          1980               NAP                78.8%
9                   Self Storage    Self Storage          50,650          1988               NAP                87.9%
9                   Self Storage    Self Storage          52,804          1986               NAP                79.5%
9                   Self Storage    Self Storage          26,110          1985               NAP                96.3%
9                   Self Storage    Self Storage          32,660          1987               NAP                89.3%
9                   Self Storage    Self Storage          29,960          1985               NAP                70.3%
9                   Self Storage    Self Storage          46,325          1986               NAP                73.5%
12                  Office          Urban                662,416          1970   1997-2005; 2007                68.5%

14                  Self Storage    Self Storage          71,401          1994               NAP                98.6%
14                  Self Storage    Self Storage          43,134          1956               NAP                94.3%
14                  Self Storage    Self Storage          41,975          1995               NAP                90.7%
14                  Self Storage    Self Storage          51,125   1990 / 1995               NAP                83.9%
15                  Self Storage    Self Storage          88,574          1920               NAP                74.4%
15                  Self Storage    Self Storage          31,016          1981               NAP                96.6%
15                  Self Storage    Self Storage          32,874          1984               NAP                95.2%
15                  Self Storage    Self Storage          42,358          1983               NAP                81.5%
23                  Multifamily     Cooperative              180          1968              1985               100.0%

25                  Retail          Free Standing         17,272          2006               NAP               100.0%
26                  Retail          Free Standing         17,272          2006               NAP               100.0%
27                  Retail          Free Standing         17,272          2006               NAP               100.0%
28                  Retail          Free Standing         17,272          2006               NAP               100.0%
29                  Office          Urban                121,696          1984              2003                97.4%
39                  Retail          Specialty             77,584          2005               NAP               100.0%
40                  Other           Leased Fee           212,006          1968               NAP               100.0%
55                  Retail          Free Standing         64,234          1998               NAP               100.0%
60                  Office          Urban                 56,400          1921               NAP                84.5%
62                  Office          Urban                 62,611    1994, 1999               NAP                88.8%
71                  Multifamily     Garden                   230          1983               NAP                92.6%
76                  Hospitality     Limited Service          129          1991              2006                66.7%
116                 Retail          Free Standing         11,157          2006               NAP               100.0%
119                 Retail          Unanchored            16,214          2003               NAP               100.0%
121                 Other           Leased Fee             5,300          2006               NAP               100.0%
124                 Retail          Free Standing          8,343          1950              1998               100.0%



Mortgage Loan No.   Percent Leased as of Date(5)   Security Type(6)   Lien Position   Related Borrower List
-----------------   ----------------------------   ----------------   -------------   ---------------------

4                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
4                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
4                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
4                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
                    03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
5                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
5                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
5                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
5                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
                    03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
6                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
6                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
6                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
                    03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
7                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
7                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
7                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
7                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15

9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
9                   03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
12                  04/01/2007                     Fee                First           NAP

14                  03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
14                  03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
14                  03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
14                  03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
15                  03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
15                  03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
15                  03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
15                  03/31/2007                     Fee                First           4, 5, 6, 7, 9, 14, 15
23                  04/30/2007                     Fee                First           NAP

25                  08/01/2007                     Fee                First           25, 26, 27, 28
26                  08/01/2007                     Fee                First           25, 26, 27, 28
27                  08/01/2007                     Fee                First           25, 26, 27, 28
28                  08/01/2007                     Fee                First           25, 26, 27, 28
29                  06/01/2007                     Fee                First           NAP
39                  04/23/2007                     Fee                First           NAP
40                  04/25/2007                     Fee                First           NAP
55                  08/01/2007                     Fee                First           NAP
60                  05/31/2007                     Fee                First           NAP
62                  02/21/2007                     Fee                First           NAP
71                  03/06/2007                     Fee                First           NAP
76                  12/31/2006                     Fee                First           NAP
116                 04/30/2007                     Fee                First           NAP
119                 04/19/2007                     Fee                First           NAP
121                 08/01/2007                     Fee                First           NAP
124                 03/20/2007                     Fee                First           NAP



Mortgage Loan No.   Cut-Off Date Balance per Unit or SF   Note Date    First Payment Date (P&I)   First Payment Date (IO)
-----------------   -----------------------------------   ----------   ------------------------   -----------------------
                                                          06/22/2007   08/01/2007                 NAP
4                                                   $95   06/22/2007   08/01/2007                 NAP
4                                                   $95   06/22/2007   08/01/2007                 NAP
4                                                   $95   06/22/2007   08/01/2007                 NAP
4                                                   $95   06/22/2007   08/01/2007                 NAP
                                                    $95   06/22/2007   08/01/2007                 NAP
5                                                   $95   06/22/2007   08/01/2007                 NAP
5                                                   $95   06/22/2007   08/01/2007                 NAP
5                                                   $95   06/22/2007   08/01/2007                 NAP
5                                                   $95   06/22/2007   08/01/2007                 NAP
                                                    $95   06/22/2007   08/01/2007                 NAP
6                                                   $95   06/22/2007   08/01/2007                 NAP
6                                                   $95   06/22/2007   08/01/2007                 NAP
6                                                   $95   06/22/2007   08/01/2007                 NAP
                                                    $95   06/22/2007   08/01/2007                 NAP
7                                                   $95   06/22/2007   08/01/2007                 NAP
7                                                   $95   06/22/2007   08/01/2007                 NAP
7                                                   $95   06/22/2007   08/01/2007                 NAP
7                                                   $95   06/22/2007   08/01/2007                 NAP
                                                          06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
9                                                   $73   06/22/2007   08/01/2007                 NAP
12                                                  $72   06/15/2007   08/01/2009                 08/01/2007
                                                          06/22/2007   08/01/2007                 NAP
14                                                 $115   06/22/2007   08/01/2007                 NAP
14                                                 $115   06/22/2007   08/01/2007                 NAP
14                                                 $115   06/22/2007   08/01/2007                 NAP
14                                                 $115   06/22/2007   08/01/2007                 NAP
15                                                 $115   06/22/2007   08/01/2007                 NAP
15                                                 $115   06/22/2007   08/01/2007                 NAP
15                                                 $115   06/22/2007   08/01/2007                 NAP
15                                                 $115   06/22/2007   08/01/2007                 NAP
23                                             $111,111   01/02/2007   NAP                        03/01/2007
                                                          05/25/2007   07/01/2007                 NAP
25                                                 $282   05/25/2007   07/01/2007                 NAP
26                                                 $282   05/25/2007   07/01/2007                 NAP
27                                                 $282   05/25/2007   07/01/2007                 NAP
28                                                 $282   05/25/2007   07/01/2007                 NAP
29                                                 $148   06/01/2007   NAP                        07/09/2007
39                                                 $172   12/08/2006   02/01/2007                 NAP
40                                                  $61   06/01/2007   07/01/2017                 07/01/2007
55                                                 $150   06/11/1999   07/11/1999                 NAP
60                                                 $160   01/12/2007   NAP                        03/01/2007
62                                                 $144   03/06/2007   05/01/2010                 05/01/2007
71                                              $29,378   05/01/2007   06/01/2010                 06/01/2007
76                                              $40,009   05/22/2007   07/01/2007                 NAP
116                                                $247   01/08/2007   03/08/2007                 NAP
119                                                $157   05/01/2007   06/01/2013                 06/01/2007
121                                                $454   11/28/2006   01/01/2007                 NAP
124                                                $254   05/03/2007   07/01/2012                 07/01/2007



Mortgage Loan No.   Maturity Date   Due Date   Grace Period(7)   ARD Loan   Lockbox Status   Lockbox Type
-----------------   -------------   --------   ---------------   --------   --------------   ------------
                    07/01/2016                                              In-Place         Soft
4                   07/01/2016             1                 5   Yes        In-Place         Soft
4                   07/01/2016             1                 5   Yes        In-Place         Soft
4                   07/01/2016             1                 5   Yes        In-Place         Soft
4                   07/01/2016             1                 5   Yes        In-Place         Soft
                    07/01/2016             1                 5   Yes        In-Place         Soft
5                   07/01/2016             1                 5   Yes        In-Place         Soft
5                   07/01/2016             1                 5   Yes        In-Place         Soft
5                   07/01/2016             1                 5   Yes        In-Place         Soft
5                   07/01/2016             1                 5   Yes        In-Place         Soft
                    07/01/2016             1                 5   Yes        In-Place         Soft
6                   07/01/2016             1                 5   Yes        In-Place         Soft
6                   07/01/2016             1                 5   Yes        In-Place         Soft
6                   07/01/2016             1                 5   Yes        In-Place         Soft
                    07/01/2016             1                 5   Yes        In-Place         Soft
7                   07/01/2016             1                 5   Yes        In-Place         Soft
7                   07/01/2016             1                 5   Yes        In-Place         Soft
7                   07/01/2016             1                 5   Yes        In-Place         Soft
7                   07/01/2016             1                 5   Yes        In-Place         Soft
                    07/01/2017                                              In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
9                   07/01/2017             1                 5   Yes        In-Place         Soft
12                  07/01/2017             1                 5   No         None             NAP
                    07/01/2019                                              In-Place         Soft
14                  07/01/2019             1                 5   Yes        In-Place         Soft
14                  07/01/2019             1                 5   Yes        In-Place         Soft
14                  07/01/2019             1                 5   Yes        In-Place         Soft
14                  07/01/2019             1                 5   Yes        In-Place         Soft
15                  07/01/2019             1                 5   Yes        In-Place         Soft
15                  07/01/2019             1                 5   Yes        In-Place         Soft
15                  07/01/2019             1                 5   Yes        In-Place         Soft
15                  07/01/2019             1                 5   Yes        In-Place         Soft
23                  02/01/2021             1                 5   No         None             NAP
                    06/01/2017                                              Springing        Hard
25                  06/01/2017             1                 5   No         Springing        Hard
26                  06/01/2017             1                 5   No         Springing        Hard
27                  06/01/2017             1                 5   No         Springing        Hard
28                  06/01/2017             1                 5   No         Springing        Hard
29                  06/09/2017             9                 0   No         Springing        Hard
39                  01/01/2022             1                 5   No         None             NAP
40                  06/01/2022             1                 5   No         Springing        Hard
55                  04/11/2019            11                 0   No         In-Place         Hard
60                  02/01/2021             1                 5   No         None             NAP
62                  04/01/2017             1                 5   No         None             NAP
71                  05/01/2017             1                 5   No         None             NAP
76                  06/01/2017             1                 5   No         None             NAP
116                 02/08/2027             8                 0   No         Springing        Hard
119                 05/01/2017             1                 5   No         None             NAP
121                 12/01/2026             1                 5   No         In-Place         Hard
124                 06/01/2017             1                 5   No         None             NAP



Mortgage Loan No.   Original Term to Maturity   Remaining Term to Maturity   Original Amort. Term(8)   Remaining Amort. Term
-----------------   -------------------------   --------------------------   -----------------------   ---------------------
                                          108                          107                       360                     359
4                                         108                          107                       360                     359
4                                         108                          107                       360                     359
4                                         108                          107                       360                     359
4                                         108                          107                       360                     359
                                          108                          107                       360                     359
5                                         108                          107                       360                     359
5                                         108                          107                       360                     359
5                                         108                          107                       360                     359
5                                         108                          107                       360                     359
                                          108                          107                       360                     359
6                                         108                          107                       360                     359
6                                         108                          107                       360                     359
6                                         108                          107                       360                     359
                                          108                          107                       360                     359
7                                         108                          107                       360                     359
7                                         108                          107                       360                     359
7                                         108                          107                       360                     359
7                                         108                          107                       360                     359
                                          120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
9                                         120                          119                       360                     359
12                                        120                          119                       360                     360
                                          144                          143                       360                     359
14                                        144                          143                       360                     359
14                                        144                          143                       360                     359
14                                        144                          143                       360                     359
14                                        144                          143                       360                     359
15                                        144                          143                       360                     359
15                                        144                          143                       360                     359
15                                        144                          143                       360                     359
15                                        144                          143                       360                     359
23                                        168                          162                        IO                      IO
                                          120                          118                       360                     358
25                                        120                          118                       360                     358
26                                        120                          118                       360                     358
27                                        120                          118                       360                     358
28                                        120                          118                       360                     358
29                                        120                          118                        IO                      IO
39                                        180                          173                       300                     293
40                                        180                          178                       360                     360
55                                        238                          140                       268                     170
60                                        168                          162                        IO                      IO
62                                        120                          116                       360                     360
71                                        120                          117                       360                     360
76                                        120                          118                       300                     298
116                                       240                          234                       240                     234
119                                       120                          117                       360                     360
121                                       240                          232                       240                     232
124                                       120                          118                       360                     360



Mortgage Loan No.   Mortgage Rate(9)    Monthly Payment (P&I)(9)    Monthly Payment (IO)(9)   Third Most Recent NOI
-----------------   ----------------    ------------------------   ------------------------   ---------------------
                               6.120%                $580,991.71                        NAP
4                              6.120%                 $76,323.44                        NAP              $1,194,628
4                              6.120%                 $31,543.26                        NAP                $670,416
4                              6.120%                 $30,457.87                        NAP                $410,042
4                              6.120%                 $15,337.52                        NAP                $371,403
                               6.120%                 $59,553.54                        NAP              $1,051,504
5                              6.120%                 $37,878.36                        NAP                $545,947
5                              6.120%                 $20,735.19                        NAP                $302,442
5                              6.120%                 $19,946.47                        NAP                $397,466
5                              6.120%                 $12,206.98                        NAP                $297,602
                               6.120%                 $47,314.88                        NAP                $741,235
6                              6.120%                 $46,332.25                        NAP                $745,097
6                              6.120%                 $29,630.97                        NAP                $449,597
6                              6.120%                 $25,976.80                        NAP                $446,715
                               6.120%                 $52,185.54                        NAP                $751,537
7                              6.120%                 $21,801.96                        NAP                $318,499
7                              6.120%                 $21,590.43                        NAP                $308,868
7                              6.120%                 $17,627.11                        NAP                $264,727
7                              6.120%                 $14,549.14                        NAP                $196,128
                               5.790%                $398,031.64                        NAP
9                              5.790%                 $63,511.70                        NAP              $1,018,892
9                              5.790%                 $33,383.71                        NAP                $472,908
9                              5.790%                 $31,554.47                        NAP                $483,887
9                              5.790%                 $30,021.84                        NAP                $442,009
9                              5.790%                 $29,725.23                        NAP                $450,222
9                              5.790%                 $25,688.92                        NAP                $386,746
9                              5.790%                 $25,032.86                        NAP                $420,210
9                              5.790%                 $16,920.51                        NAP                $190,353
9                              5.790%                 $16,846.18                        NAP                $193,142
9                              5.790%                 $16,234.54                        NAP                $270,703
9                              5.790%                 $15,883.74                        NAP                $294,810
9                              5.790%                 $14,633.95                        NAP                $223,561
9                              5.790%                 $14,313.84                        NAP                $222,781
9                              5.790%                 $14,161.96                        NAP                $120,600
9                              5.790%                 $12,300.60                        NAP                $120,852
9                              5.790%                 $11,064.88                        NAP                $174,120
9                              5.790%                 $10,060.85                        NAP                $105,966
9                              5.790%                  $8,917.57                        NAP                $122,004
9                              5.790%                  $7,774.29                        NAP                $156,543
12                             5.770%                $280,725.12                $234,005.56              $4,704,532
                               6.260%                $286,117.90                        NAP
14                             6.260%                 $56,695.38                        NAP                $793,625
14                             6.260%                 $37,185.63                        NAP                $614,730
14                             6.260%                 $25,932.33                        NAP                $365,648
14                             6.260%                 $25,863.89                        NAP                $396,152
15                             6.260%                 $62,710.38                        NAP              $1,275,021
15                             6.260%                 $37,345.68                        NAP                $650,327
15                             6.260%                 $24,000.21                        NAP                $373,374
15                             6.260%                 $16,384.40                        NAP                $252,503
23                             5.480%                        NAP                 $92,601.85                     NAP
                               5.960%                $116,411.35                        NAP
25                             5.960%                 $34,624.91                        NAP                     NAP
26                             5.960%                 $30,744.54                        NAP                     NAP
27                             5.960%                 $29,550.57                        NAP                     NAP
28                             5.960%                 $21,491.33                        NAP                     NAP
29                             5.880%                        NAP                 $89,425.00              $1,501,810
39                             5.820%                 $85,501.36                        NAP                     NAP
40                             6.250%                 $80,043.24                 $68,648.73                     NAP
55                             8.240%                 $92,589.19                        NAP              $1,091,427
60                             5.530%                        NAP                 $42,051.04              $3,167,803
62                             5.560%                 $51,440.33                 $42,279.17                $842,365
71                             5.580%                 $38,705.34                 $31,856.44                $597,546
76                             6.100%                 $33,659.65                        NAP              $1,116,492
116                            6.540%                 $20,851.35                        NAP                     NAP
119                            5.700%                 $14,800.21                 $12,280.73                     NAP
121                            6.070%                 $17,651.64                        NAP                     NAP
124                            5.740%                 $12,358.28                 $10,281.51                     NAP



Mortgage Loan No.   Third Most Recent NOI End Date   Second Most Recent NOI   Second Most Recent NOI End Date
-----------------   ------------------------------   ----------------------   -------------------------------

4                   T-12 (03/31/2005)                            $1,243,416   T-12 (03/31/2006)
4                   T-12 (03/31/2005)                              $733,707   T-12 (03/31/2006)
4                   T-12 (03/31/2005)                              $474,229   T-12 (03/31/2006)
4                   T-12 (03/31/2005)                              $442,497   T-12 (03/31/2006)
                    T-12 (03/31/2005)                            $1,122,604   T-12 (03/31/2006)
5                   T-12 (03/31/2005)                              $651,321   T-12 (03/31/2006)
5                   T-12 (03/31/2005)                              $304,105   T-12 (03/31/2006)
5                   T-12 (03/31/2005)                              $444,883   T-12 (03/31/2006)
5                   T-12 (03/31/2005)                              $319,825   T-12 (03/31/2006)
                    T-12 (03/31/2005)                              $781,988   T-12 (03/31/2006)
6                   T-12 (03/31/2005)                              $762,925   T-12 (03/31/2006)
6                   T-12 (03/31/2005)                              $519,840   T-12 (03/31/2006)
6                   T-12 (03/31/2005)                              $473,091   T-12 (03/31/2006)
                    T-12 (03/31/2005)                              $826,974   T-12 (03/31/2006)
7                   T-12 (03/31/2005)                              $376,600   T-12 (03/31/2006)
7                   T-12 (03/31/2005)                              $346,167   T-12 (03/31/2006)
7                   T-12 (03/31/2005)                              $321,558   T-12 (03/31/2006)
7                   T-12 (03/31/2005)                              $228,339   T-12 (03/31/2006)

9                   T-12 (03/31/2005)                            $1,051,505   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $520,070   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $536,876   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $433,383   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $296,422   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $349,428   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $404,079   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $267,449   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $250,678   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $272,675   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $304,332   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $230,780   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $257,711   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $188,477   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $168,949   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                               $98,420   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $148,890   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $141,501   T-12 (03/31/2006)
9                   T-12 (03/31/2005)                              $138,779   T-12 (03/31/2006)
12                  06/27/1905                                   $4,696,475   06/28/1905

14                  T-12 (03/31/2005)                              $961,259   T-12 (03/31/2006)
14                  T-12 (03/31/2005)                              $632,545   T-12 (03/31/2006)
14                  T-12 (03/31/2005)                              $446,001   T-12 (03/31/2006)
14                  T-12 (03/31/2005)                              $417,608   T-12 (03/31/2006)
15                  T-12 (03/31/2005)                            $1,197,922   T-12 (03/31/2006)
15                  T-12 (03/31/2005)                              $715,902   T-12 (03/31/2006)
15                  T-12 (03/31/2005)                              $424,496   T-12 (03/31/2006)
15                  T-12 (03/31/2005)                              $286,911   T-12 (03/31/2006)
23                  NAP                                          $1,307,482   06/26/1905

25                  NAP                                                 NAP   NAP
26                  NAP                                                 NAP   NAP
27                  NAP                                                 NAP   NAP
28                  NAP                                                 NAP   NAP
29                  06/27/1905                                   $1,633,717   06/28/1905
39                  NAP                                                 NAP   NAP
40                  NAP                                                 NAP   NAP
55                  06/26/1905                                   $1,014,533   06/27/1905
60                  06/26/1905                                   $3,531,236   06/27/1905
62                  06/26/1905                                     $790,534   06/27/1905
71                  06/26/1905                                     $571,285   06/27/1905
76                  06/26/1905                                   $1,061,567   06/27/1905
116                 NAP                                                 NAP   NAP
119                 NAP                                                 NAP   NAP
121                 NAP                                                 NAP   NAP
124                 NAP                                                 NAP   NAP



Mortgage Loan No.   Most Recent NOI   Most Recent NOI End Date   Underwritten EGI   Underwritten Expenses   Underwritable NOI
-----------------   ---------------   ------------------------   ----------------   ---------------------   -----------------
                                                                      $12,452,550              $3,550,314          $8,902,235
4                        $1,295,175   T-12 (03/31/2007)                $1,430,318                $299,626          $1,130,692
4                          $661,998   T-12 (03/31/2007)                  $685,537                $207,320            $478,217
4                          $540,440   T-12 (03/31/2007)                  $617,820                $165,119            $452,701
4                          $441,896   T-12 (03/31/2007)                  $404,489                $175,255            $229,233
                         $1,194,806   T-12 (03/31/2007)                $1,194,678                $314,351            $880,327
5                          $636,174   T-12 (03/31/2007)                  $814,133                $247,964            $566,169
5                          $342,251   T-12 (03/31/2007)                  $431,495                $122,019            $309,475
5                          $137,071   T-12 (03/31/2007)                  $561,121                $142,515            $418,606
5                          $323,177   T-12 (03/31/2007)                  $329,992                $146,751            $183,241
                           $826,592   T-12 (03/31/2007)                $1,028,339                $267,648            $760,691
6                          $782,873   T-12 (03/31/2007)                  $924,263                $238,509            $685,755
6                          $536,456   T-12 (03/31/2007)                  $598,661                $158,906            $439,755
6                          $500,409   T-12 (03/31/2007)                  $553,468                $163,859            $389,609
                           $893,958   T-12 (03/31/2007)                $1,044,412                $222,695            $821,717
7                          $411,582   T-12 (03/31/2007)                  $562,758                $219,375            $343,383
7                          $377,260   T-12 (03/31/2007)                  $453,770                $132,218            $321,552
7                          $304,333   T-12 (03/31/2007)                  $491,139                $218,489            $272,650
7                          $239,486   T-12 (03/31/2007)                  $326,157                $107,695            $218,462
                                                                       $8,399,316              $2,348,380          $6,050,666
9                        $1,137,669   T-12 (03/31/2007)                $1,209,998                $286,355            $923,643
9                          $578,927   T-12 (03/31/2007)                  $688,477                $183,617            $504,860
9                          $539,080   T-12 (03/31/2007)                  $662,594                $167,804            $494,790
9                          $473,955   T-12 (03/31/2007)                  $573,308                $136,017            $437,291
9                          $607,572   T-12 (03/31/2007)                  $590,207                $140,027            $450,180
9                          $406,973   T-12 (03/31/2007)                  $492,445                $115,764            $376,682
9                          $409,818   T-12 (03/31/2007)                  $498,924                $133,695            $365,230
9                          $305,140   T-12 (03/31/2007)                  $397,861                $115,391            $282,469
9                          $296,340   T-12 (03/31/2007)                  $359,586                $112,508            $247,078
9                          $282,325   T-12 (03/31/2007)                  $346,685                 $85,963            $260,722
9                          $275,225   T-12 (03/31/2007)                  $344,119                $110,690            $233,429
9                          $246,195   T-12 (03/31/2007)                  $299,628                 $84,012            $215,616
9                          $300,082   T-12 (03/31/2007)                  $386,530                $117,658            $268,872
9                          $232,346   T-12 (03/31/2007)                  $311,914                $102,541            $209,373
9                          $205,881   T-12 (03/31/2007)                  $299,605                $116,866            $182,740
9                          $229,310   T-12 (03/31/2007)                  $258,452                 $96,148            $162,304
9                          $171,491   T-12 (03/31/2007)                  $233,225                 $77,569            $155,655
9                          $148,689   T-12 (03/31/2007)                  $204,276                 $69,426            $134,580
9                          $162,319   T-12 (03/31/2007)                  $241,482                 $96,329            $145,152
12                       $4,516,558   T-12 (3/31/2007)                $10,106,381              $5,217,284          $4,889,097
                                                                       $5,968,482              $1,794,143          $4,174,338
14                       $1,052,916   T-12 (03/31/2007)                $1,251,765                $429,276            $822,489
14                         $633,944   T-12 (03/31/2007)                  $680,446                $146,902            $533,544
14                         $400,826   T-12 (03/31/2007)                  $558,253                $181,107            $377,146
14                         $408,286   T-12 (03/31/2007)                  $532,141                $155,067            $377,074
15                       $1,000,348   T-12 (03/31/2007)                $1,345,037                $436,438            $908,599
15                         $722,155   T-12 (03/31/2007)                  $725,176                $185,852            $539,324
15                         $432,456   T-12 (03/31/2007)                  $496,676                $147,259            $349,416
15                         $304,311   T-12 (03/31/2007)                  $378,988                $112,242            $266,746
23                       $1,327,855   06/27/1905                      $10,268,966              $4,392,899          $5,876,067
                                                                       $2,199,344                $482,427          $1,716,917
25                              NAP   NAP                                $638,839                $131,243            $507,596
26                              NAP   NAP                                $549,326                $118,003            $431,323
27                              NAP   NAP                                $587,058                $139,120            $447,938
28                              NAP   NAP                                $424,121                 $94,062            $330,059
29                       $1,765,082   T-12 (03/31/2007)                $3,513,618              $1,798,653          $1,714,965
39                              NAP   NAP                              $1,996,917                $467,792          $1,529,125
40                              NAP   NAP                                $920,103                 $27,603            $892,500
55                       $1,090,201   06/28/1905                       $1,146,161                 $31,707          $1,114,454
60                       $4,115,715   T-11 (11/30/2006) Ann.           $8,758,720              $2,108,103          $6,650,618
62                         $731,325   06/28/1905                       $1,198,716                $358,268            $840,448
71                         $594,398   06/28/1905                       $1,320,639                $734,588            $586,051
76                         $837,208   06/28/1905                       $2,393,932              $1,625,222            $768,710
116                             NAP   NAP                                $300,379                 $12,015            $288,364
119                        $281,429   06/28/1905                         $332,308                 $81,219            $251,089
121                             NAP   NAP                                $245,389                 $21,889            $223,500
124                             NAP   NAP                                $185,689                  $5,571            $180,118



Mortgage Loan No.   Underwritten Reserves   Underwritable Cash Flow   Balloon Balance   Current Value(10)   Source of Value(10)
-----------------   ---------------------   -----------------------   ---------------   -----------------   -------------------
                                 $123,889                $8,778,352       $83,456,001        $131,450,000
4                                 $14,255                $1,116,437       $10,963,409         $17,900,000   Appraisal
4                                  $5,351                  $472,866        $4,531,001          $6,800,000   Appraisal
4                                  $4,830                  $447,871        $4,375,091          $6,900,000   Appraisal
4                                  $4,441                  $224,792        $2,203,143          $4,000,000   Appraisal
                                   $4,615                  $875,712        $8,554,511         $14,800,000   Appraisal
5                                  $9,182                  $556,987        $5,441,000          $8,000,000   Appraisal
5                                 $12,346                  $297,130        $2,978,485          $4,500,000   Appraisal
5                                  $6,299                  $412,307        $2,865,192          $4,300,000   Appraisal
5                                  $3,743                  $179,499        $1,753,461          $3,400,000   Appraisal
                                   $6,109                  $754,583        $6,796,502         $10,200,000   Appraisal
6                                  $4,457                  $681,298        $6,655,351         $10,400,000   Appraisal
6                                  $4,043                  $435,712        $4,256,313          $6,400,000   Appraisal
6                                 $13,138                  $376,471        $3,731,414          $5,600,000   Appraisal
                                   $9,216                  $812,501        $7,496,141         $11,250,000   Appraisal
7                                  $6,414                  $336,969        $3,131,721          $4,900,000   Appraisal
7                                  $4,074                  $317,479        $3,101,338          $4,900,000   Appraisal
7                                  $6,853                  $265,798        $2,532,030          $3,800,000   Appraisal
7                                  $4,523                  $213,940        $2,089,897          $3,400,000   Appraisal
                                 $115,446                $5,935,493       $57,371,377         $90,070,000
9                                  $7,369                  $916,274        $9,154,433         $14,400,000   Appraisal
9                                  $7,175                  $497,685        $4,811,853          $7,400,000   Appraisal
9                                  $6,008                  $488,782        $4,548,190          $6,700,000   Appraisal
9                                  $5,838                  $431,453        $4,327,279          $7,250,000   Appraisal
9                                  $7,406                  $442,774        $4,284,526          $6,550,000   Appraisal
9                                  $6,071                  $370,611        $3,702,744          $5,800,000   Appraisal
9                                  $8,985                  $356,245        $3,608,178          $6,100,000   Appraisal
9                                  $5,545                  $276,924        $2,438,885          $3,800,000   Appraisal
9                                  $4,041                  $243,038        $2,428,170          $3,600,000   Appraisal
9                                  $9,230                  $251,492        $2,340,011          $3,550,000   Appraisal
9                                  $4,277                  $229,152        $2,289,445          $4,000,000   Appraisal
9                                  $4,956                  $210,660        $2,109,306          $3,200,000   Appraisal
9                                  $6,731                  $262,141        $2,063,165          $3,110,000   Appraisal
9                                  $6,072                  $203,301        $2,041,273          $3,330,000   Appraisal
9                                  $6,865                  $175,875        $1,772,981          $2,740,000   Appraisal
9                                  $2,673                  $159,631        $1,594,865          $2,700,000   Appraisal
9                                  $5,879                  $149,777        $1,450,147          $2,200,000   Appraisal
9                                  $5,692                  $129,158        $1,285,358          $1,950,000   Appraisal
9                                  $4,633                  $140,520        $1,120,568          $1,690,000   Appraisal
12                               $794,899                $4,094,198       $42,396,374         $61,500,000   Appraisal
                                  $51,093                $4,123,247       $37,822,909         $64,550,000
14                                 $7,125                  $815,364        $7,494,759         $13,400,000   Appraisal
14                                 $4,311                  $529,233        $4,915,695          $8,050,000   Appraisal
14                                 $4,200                  $372,946        $3,428,086          $6,000,000   Appraisal
14                                 $5,113                  $371,961        $3,419,038          $5,500,000   Appraisal
15                                 $8,857                  $899,742        $8,289,899         $14,200,000   Appraisal
15                                 $3,102                  $536,223        $4,936,855          $8,500,000   Appraisal
15                                 $8,219                  $341,198        $3,172,669          $5,400,000   Appraisal
15                                $10,166                  $256,580        $2,165,909          $3,500,000   Appraisal
23                                $45,000                $5,831,067       $20,000,000        $121,200,000   Appraisal
                                  $70,816                $1,646,101       $16,552,956         $28,000,000
25                                $20,208                  $487,387        $4,923,443          $8,100,000   Appraisal
26                                $17,790                  $413,533        $4,371,678          $7,100,000   Appraisal
27                                $18,309                  $429,630        $4,201,904          $7,400,000   Appraisal
28                                $14,509                  $315,551        $3,055,930          $5,400,000   Appraisal
29                               $360,220                $1,354,745       $18,000,000         $27,500,000   Appraisal
39                                $50,430                $1,478,696        $8,041,592         $22,100,000   Appraisal
40                                     $0                  $892,500       $12,215,187         $21,500,000   Appraisal
55                                     $0                $1,114,454        $2,780,183         $14,400,000   Appraisal
60                               $205,296                $6,445,322        $9,000,000        $122,800,000   Appraisal
62                               $103,934                  $736,514        $8,075,494         $12,700,000   Appraisal
71                                $57,500                  $528,551        $6,066,555          $8,500,000   Appraisal
76                                $95,757                  $672,953        $4,034,403          $6,925,000   Appraisal
116                                $1,674                  $286,690           $96,436          $4,000,000   Appraisal
119                               $16,700                  $234,389        $2,418,150          $3,400,000   Appraisal
121                                    $0                  $223,500           $76,423          $3,750,000   Appraisal
124                               $10,426                  $169,692        $1,978,736          $2,725,000   Appraisal



Mortgage Loan No.   Valuation Date   Largest Tenant(11)                  Lease Expiration Date   % NSF
-----------------   --------------   ---------------------------------   ---------------------   -----

4                   05/01/2007       NAP                                 NAP                       NAP
4                   05/01/2007       NAP                                 NAP                       NAP
4                   05/01/2007       NAP                                 NAP                       NAP
4                   05/01/2007       NAP                                 NAP                       NAP
                    05/01/2007       NAP                                 NAP                       NAP
5                   05/01/2007       NAP                                 NAP                       NAP
5                   05/01/2007       NAP                                 NAP                       NAP
5                   05/01/2007       NAP                                 NAP                       NAP
5                   05/01/2007       NAP                                 NAP                       NAP
                    05/01/2007       NAP                                 NAP                       NAP
6                   05/01/2007       NAP                                 NAP                       NAP
6                   05/01/2007       NAP                                 NAP                       NAP
6                   05/01/2007       NAP                                 NAP                       NAP
                    05/01/2007       NAP                                 NAP                       NAP
7                   05/01/2007       NAP                                 NAP                       NAP
7                   05/01/2007       NAP                                 NAP                       NAP
7                   05/01/2007       NAP                                 NAP                       NAP
7                   05/01/2007       NAP                                 NAP                       NAP

9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
9                   05/01/2007       NAP                                 NAP                       NAP
12                  03/15/2007       Regions Bank                        06/30/2011               16.2%

14                  05/01/2007       NAP                                 NAP                       NAP
14                  05/01/2007       NAP                                 NAP                       NAP
14                  05/01/2007       NAP                                 NAP                       NAP
14                  05/01/2007       NAP                                 NAP                       NAP
15                  05/01/2007       NAP                                 NAP                       NAP
15                  05/01/2007       NAP                                 NAP                       NAP
15                  05/01/2007       NAP                                 NAP                       NAP
15                  05/01/2007       NAP                                 NAP                       NAP
23                  11/22/2006       NAP                                 NAP                       NAP

25                  02/08/2007       Thrifty Payless, Inc.               11/30/2026              100.0%
26                  02/08/2007       Thrifty Payless, Inc.               02/28/2027              100.0%
27                  02/08/2007       Thrifty Payless, Inc.               03/31/2027              100.0%
28                  02/08/2007       Thrifty Paylyess, Inc.              01/31/2027              100.0%
29                  04/26/2007       Bartlett, McDonough, Bastone, LLP   04/30/2008               12.7%
39                  11/09/2006       Bassett Furniture                   04/16/2021               33.8%
40                  04/01/2007       Kmart                               12/31/2018              100.0%
55                  04/12/2007       Regal Cinemas, Inc.                 04/30/2019              100.0%
60                  12/13/2006       Prada USA Corp                      04/30/2012               27.0%
62                  12/29/2006       Regence Blue Shield                 08/31/2009               46.1%
71                  03/21/2007       NAP                                 NAP                       NAP
76                  05/16/2007       NAP                                 NAP                       NAP
116                 08/31/2006       Rite Aid                            01/31/2027              100.0%
119                 03/28/2007       Harvest Towne W&S                   10/01/2013               48.1%
121                 10/01/2006       Capital One, N.A.                   10/31/2026              100.0%
124                 03/08/2007       CVS                                 08/31/2019              100.0%



Mortgage Loan No.   Second Largest Tenant             Lease Expiration Date   % NSF
-----------------   -------------------------------   ---------------------   -----

4                   NAP                               NAP                       NAP
4                   NAP                               NAP                       NAP
4                   NAP                               NAP                       NAP
4                   NAP                               NAP                       NAP
                    NAP                               NAP                       NAP
5                   NAP                               NAP                       NAP
5                   NAP                               NAP                       NAP
5                   NAP                               NAP                       NAP
5                   NAP                               NAP                       NAP
                    NAP                               NAP                       NAP
6                   NAP                               NAP                       NAP
6                   NAP                               NAP                       NAP
6                   NAP                               NAP                       NAP
                    NAP                               NAP                       NAP
7                   NAP                               NAP                       NAP
7                   NAP                               NAP                       NAP
7                   NAP                               NAP                       NAP
7                   NAP                               NAP                       NAP

9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
9                   NAP                               NAP                       NAP
12                  Sommer & Barnard                  01/31/2021               12.4%

14                  NAP                               NAP                       NAP
14                  NAP                               NAP                       NAP
14                  NAP                               NAP                       NAP
14                  NAP                               NAP                       NAP
15                  NAP                               NAP                       NAP
15                  NAP                               NAP                       NAP
15                  NAP                               NAP                       NAP
15                  NAP                               NAP                       NAP
23                  NAP                               NAP                       NAP

25                  NAP                               NAP                       NAP
26                  NAP                               NAP                       NAP
27                  NAP                               NAP                       NAP
28                  NAP                               NAP                       NAP
29                  EYP Mission Critical Facilitie    03/31/2013               11.1%
39                  Logan Furniture                   01/31/2017               28.2%
40                  NAP                               NAP                       NAP
55                  NAP                               NAP                       NAP
60                  SHVO, Inc.                        11/30/2014               16.0%
62                  New York Life Insurance Company   05/31/2013               18.2%
71                  NAP                               NAP                       NAP
76                  NAP                               NAP                       NAP
116                 NAP                               NAP                       NAP
119                 Chop House Restaurant             12/02/2018               41.3%
121                 NAP                               NAP                       NAP
124                 NAP                               NAP                       NAP



Mortgage Loan No.   Third Largest Tenant                      Lease Expiration Date   % NSF    Insurance Escrow in Place
-----------------   ---------------------------------------   ---------------------   -----    -------------------------

4                   NAP                                       NAP                       NAP    Yes
4                   NAP                                       NAP                       NAP    Yes
4                   NAP                                       NAP                       NAP    Yes
4                   NAP                                       NAP                       NAP    Yes
                    NAP                                       NAP                       NAP    Yes
5                   NAP                                       NAP                       NAP    Yes
5                   NAP                                       NAP                       NAP    Yes
5                   NAP                                       NAP                       NAP    Yes
5                   NAP                                       NAP                       NAP    Yes
                    NAP                                       NAP                       NAP    Yes
6                   NAP                                       NAP                       NAP    Yes
6                   NAP                                       NAP                       NAP    Yes
6                   NAP                                       NAP                       NAP    Yes
                    NAP                                       NAP                       NAP    Yes
7                   NAP                                       NAP                       NAP    Yes
7                   NAP                                       NAP                       NAP    Yes
7                   NAP                                       NAP                       NAP    Yes
7                   NAP                                       NAP                       NAP    Yes

9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
9                   NAP                                       NAP                       NAP    Yes
12                  Krieg Devault et al                       08/31/2010                7.4%   No

14                  NAP                                       NAP                       NAP    Yes
14                  NAP                                       NAP                       NAP    Yes
14                  NAP                                       NAP                       NAP    Yes
14                  NAP                                       NAP                       NAP    Yes
15                  NAP                                       NAP                       NAP    Yes
15                  NAP                                       NAP                       NAP    Yes
15                  NAP                                       NAP                       NAP    Yes
15                  NAP                                       NAP                       NAP    Yes
23                  NAP                                       NAP                       NAP    No

25                  NAP                                       NAP                       NAP    No
26                  NAP                                       NAP                       NAP    No
27                  NAP                                       NAP                       NAP    No
28                  NAP                                       NAP                       NAP    No
29                  F.T.L., Inc.                              09/30/2009                6.4%   No
39                  La-Z-Boy                                  12/31/2021               26.4%   No
40                  NAP                                       NAP                       NAP    No
55                  NAP                                       NAP                       NAP    No
60                  Craig Drill Capital Corporation           09/30/2014                9.2%   No
62                  Network Support & Solutions Group, Inc.   12/31/2009               12.0%   Yes
71                  NAP                                       NAP                       NAP    Yes
76                  NAP                                       NAP                       NAP    No
116                 NAP                                       NAP                       NAP    No
119                 Gettelfinger Properties, LLC              07/11/2010               10.6%   Yes
121                 NAP                                       NAP                       NAP    No
124                 NAP                                       NAP                       NAP    No



Mortgage Loan No.   Tax Escrow in Place(12)   Capital Expenditure Escrow in Place(13)   TI/LC Escrow in Place(14)
-----------------   -----------------------   ---------------------------------------   -------------------------

4                   Yes                       Yes                                       No
4                   Yes                       Yes                                       No
4                   Yes                       Yes                                       No
4                   Yes                       Yes                                       No
                    Yes                       Yes                                       No
5                   Yes                       Yes                                       No
5                   Yes                       Yes                                       No
5                   Yes                       Yes                                       No
5                   Yes                       Yes                                       No
                    Yes                       Yes                                       No
6                   Yes                       Yes                                       No
6                   Yes                       Yes                                       No
6                   Yes                       Yes                                       No
                    Yes                       Yes                                       No
7                   Yes                       Yes                                       No
7                   Yes                       Yes                                       No
7                   Yes                       Yes                                       No
7                   Yes                       Yes                                       No

9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
9                   Yes                       Yes                                       No
12                  No                        Yes                                       Yes

14                  Yes                       Yes                                       No
14                  Yes                       Yes                                       No
14                  Yes                       Yes                                       No
14                  Yes                       Yes                                       No
15                  Yes                       Yes                                       No
15                  Yes                       Yes                                       No
15                  Yes                       Yes                                       No
15                  Yes                       Yes                                       No
23                  No                        No                                        No

25                  No                        No                                        No
26                  No                        No                                        No
27                  No                        No                                        No
28                  No                        No                                        No
29                  No                        No                                        No
39                  Yes                       No                                        No
40                  No                        No                                        No
55                  No                        No                                        No
60                  No                        No                                        No
62                  Yes                       Yes                                       No
71                  Yes                       No                                        No
76                  Yes                       No                                        No
116                 No                        No                                        No
119                 Yes                       Yes                                       Yes
121                 No                        No                                        No
124                 No                        Yes                                       No



Mortgage Loan No.   Other Escrow Description(15)   Springing Escrow Description(16)
-----------------   ----------------------------   -----------------------------------

4                   NAP                            Tax, Insurance, CapEx, Other
4                   NAP                            Tax, Insurance, CapEx, Other
4                   NAP                            Tax, Insurance, CapEx, Other
4                   NAP                            Tax, Insurance, CapEx, Other
                    NAP                            Tax, Insurance, CapEx, Other
5                   NAP                            Tax, Insurance, CapEx, Other
5                   NAP                            Tax, Insurance, CapEx, Other
5                   NAP                            Tax, Insurance, CapEx, Other
5                   NAP                            Tax, Insurance, CapEx, Other
                    NAP                            Tax, Insurance, CapEx, Other
6                   NAP                            Tax, Insurance, CapEx, Other
6                   NAP                            Tax, Insurance, CapEx, Other
6                   NAP                            Tax, Insurance, CapEx, Other
                    NAP                            Tax, Insurance, CapEx, Other
7                   NAP                            Tax, Insurance, CapEx, Other
7                   NAP                            Tax, Insurance, CapEx, Other
7                   NAP                            Tax, Insurance, CapEx, Other
7                   NAP                            Tax, Insurance, CapEx, Other

9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
9                   NAP                            Tax, Insurance, CapEx, Other
12                  Tenant Reserve                 Tax, Insurance, TI/LC

14                  NAP                            Tax, Insurance, CapEx, Other
14                  NAP                            Tax, Insurance, CapEx, Other
14                  NAP                            Tax, Insurance, CapEx, Other
14                  NAP                            Tax, Insurance, CapEx, Other
15                  NAP                            Tax, Insurance, CapEx, Other
15                  NAP                            Tax, Insurance, CapEx, Other
15                  NAP                            Tax, Insurance, CapEx, Other
15                  NAP                            Tax, Insurance, CapEx, Other
23                  NAP                            Tax, Insurance, CapEx

25                  NAP                            Tax, Insurance, CapEx, TI/LC
26                  NAP                            Tax, Insurance, CapEx, TI/LC
27                  NAP                            Tax, Insurance, CapEx, TI/LC
28                  NAP                            Tax, Insurance, CapEx, TI/LC, Other
29                  NAP                            Tax, Insurance
39                  NAP                            TI/LC
40                  NAP                            Tax, Insurance, Other
55                  NAP                            Tax, Insurance, CapEx, TI/LC
60                  Prada Reserve                  Tax, Insurance, CapEx, TI/LC
62                  Near Term Rollover             TI/LC
71                  NAP                            CapEx
76                  PIP Reserve                    NAP
116                 NAP                            Tax, Insurance, CapEx, TI/LC, Other
119                 NAP                            TI/LC
121                 NAP                            NAP
124                 NAP                            TI/LC



Mortgage Loan No.   Initial Capital Expenditure Escrow Requirement(17)   Monthly Capital Expenditure Escrow Requirement(18)
-----------------   --------------------------------------------------   --------------------------------------------------

4                                                               $6,287                                                   $0
4                                                               $3,648                                                   $0
4                                                               $3,623                                                   $0
4                                                               $2,776                                                   $0
                                                                $3,461                                                   $0
5                                                               $6,887                                                   $0
5                                                               $3,429                                                   $0
5                                                               $4,724                                                   $0
5                                                               $2,807                                                   $0
                                                                $4,582                                                   $0
6                                                               $3,343                                                   $0
6                                                               $3,032                                                   $0
6                                                               $3,941                                                   $0
                                                                $6,912                                                   $0
7                                                               $4,811                                                   $0
7                                                               $3,055                                                   $0
7                                                               $4,672                                                   $0
7                                                               $3,392                                                   $0

9                                                               $5,527                                                   $0
9                                                               $5,381                                                   $0
9                                                               $4,096                                                   $0
9                                                               $3,128                                                   $0
9                                                               $5,555                                                   $0
9                                                               $4,553                                                   $0
9                                                               $3,063                                                   $0
9                                                               $4,159                                                   $0
9                                                               $3,030                                                   $0
9                                                               $2,663                                                   $0
9                                                               $3,208                                                   $0
9                                                               $2,655                                                   $0
9                                                               $5,048                                                   $0
9                                                               $3,795                                                   $0
9                                                               $3,960                                                   $0
9                                                               $2,004                                                   $0
9                                                               $2,450                                                   $0
9                                                               $2,247                                                   $0
9                                                               $3,474                                                   $0
12                                                                  $0                                              $11,040

14                                                              $5,344                                                   $0
14                                                              $3,234                                                   $0
14                                                              $3,150                                                   $0
14                                                              $3,834                                                   $0
15                                                              $6,643                                                   $0
15                                                              $2,326                                                   $0
15                                                              $2,466                                                   $0
15                                                              $3,177                                                   $0
23                                                                  $0                                                   $0

25                                                                  $0                                                   $0
26                                                                  $0                                                   $0
27                                                                  $0                                                   $0
28                                                                  $0                                                   $0
29                                                                  $0                                                   $0
39                                                                  $0                                                   $0
40                                                                  $0                                                   $0
55                                                                  $0                                                   $0
60                                                                  $0                                                   $0
62                                                                  $0                                               $1,044
71                                                                  $0                                                   $0
76                                                                  $0                                                   $0
116                                                                 $0                                                   $0
119                                                                 $0                                                 $203
121                                                                 $0                                                   $0
124                                                                 $0                                                 $373



Mortgage Loan No.   Current Capital Expenditure Escrow Balance(19)   Initial TI/LC Escrow Requirement(20)
-----------------   ----------------------------------------------   ------------------------------------

4                                                           $6,287                                     $0
4                                                           $3,648                                     $0
4                                                           $3,623                                     $0
4                                                           $2,776                                     $0
                                                            $3,461                                     $0
5                                                           $6,887                                     $0
5                                                           $3,429                                     $0
5                                                           $4,724                                     $0
5                                                           $2,807                                     $0
                                                            $4,582                                     $0
6                                                           $3,343                                     $0
6                                                           $3,032                                     $0
6                                                           $3,941                                     $0
                                                            $6,912                                     $0
7                                                           $4,811                                     $0
7                                                           $3,055                                     $0
7                                                           $4,672                                     $0
7                                                           $3,392                                     $0

9                                                           $5,527                                     $0
9                                                           $5,381                                     $0
9                                                           $4,096                                     $0
9                                                           $3,128                                     $0
9                                                           $5,555                                     $0
9                                                           $4,553                                     $0
9                                                           $3,063                                     $0
9                                                           $4,159                                     $0
9                                                           $3,030                                     $0
9                                                           $2,663                                     $0
9                                                           $3,208                                     $0
9                                                           $2,655                                     $0
9                                                           $5,048                                     $0
9                                                           $3,795                                     $0
9                                                           $3,960                                     $0
9                                                           $2,004                                     $0
9                                                           $2,450                                     $0
9                                                           $2,247                                     $0
9                                                           $3,474                                     $0
12                                                              $0                             $1,000,000

14                                                          $5,344                                     $0
14                                                          $3,234                                     $0
14                                                          $3,150                                     $0
14                                                          $3,834                                     $0
15                                                          $6,643                                     $0
15                                                          $2,326                                     $0
15                                                          $2,466                                     $0
15                                                          $3,177                                     $0
23                                                              $0                                     $0

25                                                              $0                                     $0
26                                                              $0                                     $0
27                                                              $0                                     $0
28                                                              $0                                     $0
29                                                              $0                                     $0
39                                                              $0                                     $0
40                                                              $0                                     $0
55                                                              $0                                     $0
60                                                              $0                                     $0
62                                                          $2,088                                     $0
71                                                              $0                                     $0
76                                                              $0                                     $0
116                                                             $0                                     $0
119                                                           $203                                     $0
121                                                             $0                                     $0
124                                                             $0                                     $0



Mortgage Loan No.   Monthly TI/LC Escrow Requirement(21)   Current TI/LC Escrow Balance(22)   Environmental Insurance(23)
-----------------   ------------------------------------   --------------------------------   ---------------------------

4                                                     $0                                 $0   No
4                                                     $0                                 $0   No
4                                                     $0                                 $0   No
4                                                     $0                                 $0   No
                                                      $0                                 $0   No
5                                                     $0                                 $0   No
5                                                     $0                                 $0   No
5                                                     $0                                 $0   No
5                                                     $0                                 $0   No
                                                      $0                                 $0   No
6                                                     $0                                 $0   No
6                                                     $0                                 $0   No
6                                                     $0                                 $0   No
                                                      $0                                 $0   No
7                                                     $0                                 $0   No
7                                                     $0                                 $0   No
7                                                     $0                                 $0   No
7                                                     $0                                 $0   No

9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
9                                                     $0                                 $0   No
12                                                    $0                         $1,000,000   No

14                                                    $0                                 $0   No
14                                                    $0                                 $0   No
14                                                    $0                                 $0   No
14                                                    $0                                 $0   No
15                                                    $0                                 $0   No
15                                                    $0                                 $0   No
15                                                    $0                                 $0   No
15                                                    $0                                 $0   No
23                                                    $0                                 $0   No

25                                                    $0                                 $0   No
26                                                    $0                                 $0   No
27                                                    $0                                 $0   No
28                                                    $0                                 $0   No
29                                                    $0                                 $0   No
39                                                    $0                                 $0   No
40                                                    $0                                 $0   No
55                                                    $0                                 $0   No
60                                                    $0                                 $0   No
62                                                    $0                                 $0   No
71                                                    $0                                 $0   No
76                                                    $0                                 $0   No
116                                                   $0                                 $0   No
119                                                 $540                               $540   No
121                                                   $0                                 $0   No
124                                                   $0                                 $0   No

                                                                                 Prepayment Code(25)
                                                              ----------------------------------------------------------
Mortgage Loan No.   Interest Accrual Method   Seasoning(24)   LO   DEF   DEF/YM1   DEF/YM0.5   YM1   Lesser of YM and 5%
-----------------   -----------------------   -------------   --   ---   -------   ---------   ---   -------------------
                    Actual/360                            1   25    79
4                   Actual/360                            1   25    79
4                   Actual/360                            1   25    79
4                   Actual/360                            1   25    79
4                   Actual/360                            1   25    79
                    Actual/360                            1   25    79
5                   Actual/360                            1   25    79
5                   Actual/360                            1   25    79
5                   Actual/360                            1   25    79
5                   Actual/360                            1   25    79
                    Actual/360                            1   25    79
6                   Actual/360                            1   25    79
6                   Actual/360                            1   25    79
6                   Actual/360                            1   25    79
                    Actual/360                            1   25    79
7                   Actual/360                            1   25    79
7                   Actual/360                            1   25    79
7                   Actual/360                            1   25    79
7                   Actual/360                            1   25    79
                    Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
9                   Actual/360                            1   25    91
12                  Actual/360                            1   25    88
                    Actual/360                            1   25   115
14                  Actual/360                            1   25   115
14                  Actual/360                            1   25   115
14                  Actual/360                            1   25   115
14                  Actual/360                            1   25   115
15                  Actual/360                            1   25   115
15                  Actual/360                            1   25   115
15                  Actual/360                            1   25   115
15                  Actual/360                            1   25   115
23                  Actual/360                            6   30                               134
                    Actual/360                            2   26    90
25                  Actual/360                            2   26    90
26                  Actual/360                            2   26    90
27                  Actual/360                            2   26    90
28                  Actual/360                            2   26    90
29                  Actual/360                            2   26    69
39                  Actual/360                            7   31   144
40                  Actual/360                            2   26   150
55                  Actual/360                           98   36   201
60                  Actual/360                            6   30                               134
62                  Actual/360                            4   28    88
71                  Actual/360                            3   27    89
76                  Actual/360                            2   26    90
116                 Actual/360                            6   30   206
119                 Actual/360                            3   27    89
121                 Actual/360                            8   32   204
124                 Actual/360                            2   26    90

                                                             Prepayment Code(25)
                    --------------------------------------------------------------------------------------------
Mortgage Loan No.   Lesser of YM and 4%   Lesser of YM and 3%   Lesser of YM and 2%   Lesser of YM and 1%   Open
-----------------   -------------------   -------------------   -------------------   -------------------   ----
                                                                                                               4
4                                                                                                              4
4                                                                                                              4
4                                                                                                              4
4                                                                                                              4
                                                                                                               4
5                                                                                                              4
5                                                                                                              4
5                                                                                                              4
5                                                                                                              4
                                                                                                               4
6                                                                                                              4
6                                                                                                              4
6                                                                                                              4
                                                                                                               4
7                                                                                                              4
7                                                                                                              4
7                                                                                                              4
7                                                                                                              4
                                                                                                               4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
9                                                                                                              4
12                                                                                                             7
                                                                                                               4
14                                                                                                             4
14                                                                                                             4
14                                                                                                             4
14                                                                                                             4
15                                                                                                             4
15                                                                                                             4
15                                                                                                             4
15                                                                                                             4
23                                                                                                             4
                                                                                                               4
25                                                                                                             4
26                                                                                                             4
27                                                                                                             4
28                                                                                                             4
29                                                                                                            25
39                                                                                                             5
40                                                                                                             4
55                                                                                                             1
60                                                                                                             4
62                                                                                                             4
71                                                                                                             4
76                                                                                                             4
116                                                                                                            4
119                                                                                                            4
121                                                                                                            4
124                                                                                                            4



Mortgage Loan No.   YM Formula(26)   Administrative Cost Rate (27)   Mortgage Loan No.
-----------------   --------------   -----------------------------   -----------------
                                                             2.095
4                                                            2.095   4
4                                                            2.095
4                                                            2.095
4                                                            2.095
                                                             2.095
5                                                            2.095   5
5                                                            2.095
5                                                            2.095
5                                                            2.095
                                                             2.095
6                                                            2.095   6
6                                                            2.095
6                                                            2.095
                                                             2.095
7                                                            2.095   7
7                                                            2.095
7                                                            2.095
7                                                            2.095
                                                             2.095
9                                                            2.095   9
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
9                                                            2.095
12                                                           7.095   12
                                                             2.095
14                                                           2.095
14                                                           2.095
14                                                           2.095
14                                                           2.095
15                                                           2.095   15
15                                                           2.095
15                                                           2.095
15                                                           2.095
23                  D                                        2.095   23
                                                             2.095
25                                                           2.095   25
26                                                           2.095   26
27                                                           2.095   27
28                                                           2.095   28
29                                                           2.095   29
39                                                           2.095   39
40                                                           2.095   40
55                                                           2.095   55
60                  D                                        2.095   60
62                                                           2.095   62
71                                                           2.095   71
76                                                           2.095   76
116                                                          2.095   116
119                                                          2.095   119
121                                                          2.095   121
124                                                          2.095   124

                                  SCHEDULE III

                               PCFII LOAN SCHEDULE

                                 [see attached]

APPENDIX II

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS


Mortgage Loan No.   CMSA Loan No.   CMSA Property No.   Mortgage Loan Seller(1)
-----------------   -------------   -----------------   -----------------------
                3               3   3-001               PCF II
                8               8   8-001               PCF II
               30              30   30-001              PCF II
               33              33   33-001              PCF II
               37              37   37-001              PCF II
               42              42   42-001              PCF II
               46              46   46-001              PCF II
               47              47   47-001              PCF II
               53              53   53-001              PCF II
               58              58   58-001              PCF II
               59              59   59-001              PCF II
               66              66   66-001              PCF II
               80              80   80-001              PCF II
               83              83   83-001              PCF II
               89              89   89-001              PCF II
                               90
               90                   90-001              PCF II
               90                   90-002              PCF II
               90                   90-003              PCF II
               90                   90-004              PCF II
               94              94   94-001              PCF II
               96              96   96-001              PCF II
               98              98   98-001              PCF II
              101             101   101-001             PCF II
              102             102   102-001             PCF II
              104             104   104-001             PCF II
              108             108   108-001             PCF II
              111             111   111-001             PCF II
              112             112   112-001             PCF II
              113             113   113-001             PCF II
              117             117   117-001             PCF II
              118             118   118-001             PCF II
              120             120   120-001             PCF II
              122             122   122-001             PCF II
              125             125   125-001             PCF II
              126             126   126-001             PCF II
              127             127   127-001             PCF II
              129             129   129-001             PCF II
              130             130   130-001             PCF II
              131             131   131-001             PCF II
              132             132   132-001             PCF II
              133             133   133-001             PCF II
              134             134   134-001             PCF II

Mortgage Loan No.   Property Name(2)                          Loan Group   Cross-Collateralization(2)   Original Balance
-----------------   ---------------------------------------   ----------   --------------------------   ----------------
                3   717 Texas Avenue                                   1   No                               $160,000,000
                8   Royal Centre                                       1   No                                $77,000,000
               30   Broadstone Ladera Apartments                       2   No                                $18,000,000
               33   West Wind Landing Apartments                       2   No                                $14,880,000
               37   Palmetto Health Parkridge                          1   No                                $13,500,000
               42   Camden Taravue Apartments                          2   No                                $11,860,000
               46   Summit Medical Center                              1   No                                $10,545,000
               47   210 Adrian Road                                    1   No                                $10,500,000
               53   Market Pointe I                                    1   No                                $10,100,000
               58   Magnolia Villas Apartments                         2   No                                 $9,040,000
               59   190 Jony Drive                                     1   No                                 $9,040,000
               66   Hampton Inn                                        1   No                                 $7,800,000
               80   720 Paularino Avenue                               1   No                                 $4,560,000
               83   Coral Desert Health Center                         1   No                                 $4,400,000
               89   23041-71 Antonio Parkway                           1   No                                 $4,000,000
                    Triarch Portfolio Roll-Up                                                                 $3,850,000
               90   Triarch Burger King (X)                            1   No                                 $1,170,000
               90   Triarch Checkers (Wilton Manors) (X)               1   No                                 $1,010,000
               90   Triarch Checkers (Pinnellas Park) (X)              1   No                                   $873,000
               90   Triarch Taco Bell (X)                              1   No                                   $797,000
               94   58 Grant Avenue                                    1   No                                 $3,440,000
               96   Blair House Apartments                             2   No                                 $3,400,000
               98   Heritage Plaza                                     1   No                                 $3,400,000
              101   Roundy's Supermarket                               1   No                                 $3,250,000
              102   Hanover Village MHP                                2   No                                 $3,200,000
              104   Dolly Creek                                        1   No                                 $3,100,000
              108   20 Aquarium                                        1   No                                 $3,000,000
              111   Sandalfoot Plaza                                   1   No                                 $2,900,000
              112   Academy Crossing                                   1   No                                 $2,900,000
              113   1151 Azalea Garden Road                            1   No                                 $2,900,000
              117   Arrowhead Shops Shopping Center                    1   No                                 $2,750,000
              118   3950 and 3970 North Las Vegas Boulevard            1   No                                 $2,600,000
              120   11100 Westlake Drive                               1   No                                 $2,500,000
              122   Buellton Town Plaza                                1   No                                 $2,300,000
              125   American Safe 'N' Sound                            1   No                                 $2,000,000
              126   5770-5780 Uplander Way                             1   No                                 $1,750,000
              127   The Ridge At White Oaks Apartments                 2   No                                 $1,700,000
              129   The Kirby Shopping Center                          1   No                                 $1,450,000
              130   MidPoint Plaza                                     1   No                                 $1,450,000
              131   Hillandale Medical Office Building                 1   No                                 $1,300,000
              132   8418 East 171st Street                             1   No                                 $1,180,000
              133   Sunset Plaza Shopping Center                       1   No                                 $1,080,000
              134   4125 & 4145 West Dewey Drive                       1   No                                 $1,000,000

Mortgage Loan No.   Cut-Off Date Balance(3)   NOI DSCR(4)   NCF DSCR(4)   Cut-Off Date LTV    Balloon LTV
-----------------   -----------------------   -----------   -----------   ----------------    -----------
                3              $160,000,000          1.32          1.23               67.9%          67.9%
                8               $77,000,000          1.56          1.39               74.7%          74.7%
               30               $18,000,000          1.54          1.48               75.9%          75.9%
               33               $14,880,000          1.44          1.15               79.7%          74.5%
               37               $13,500,000          1.70          1.20               70.0%          63.1%
               42               $11,860,000          1.58          1.17               79.7%          75.6%
               46               $10,545,000          1.47          1.16               77.5%          70.4%
               47               $10,500,000          1.52          1.25               73.4%          64.7%
               53               $10,029,856          1.47          1.37               46.7%           1.0%
               58                $9,040,000          1.44          1.15               78.3%          73.3%
               59                $9,040,000          1.31          1.23               78.6%          72.2%
               66                $7,774,052          1.90          1.73               51.7%           1.1%
               80                $4,556,260          1.25          1.20               64.6%          55.0%
               83                $4,400,000          1.65          1.50               60.9%          52.2%
               89                $3,995,646          2.55          2.42               38.1%          31.5%
                                 $3,850,000          1.81          1.39               62.6%          56.7%
               90                $1,170,000          1.81          1.39               62.6%          56.7%
               90                $1,010,000          1.81          1.39               62.6%          56.7%
               90                  $873,000          1.81          1.39               62.6%          56.7%
               90                  $797,000          1.81          1.39               62.6%          56.7%
               94                $3,437,020          1.21          1.15               78.1%          66.1%
               96                $3,400,000          3.56          2.88               34.9%          31.0%
               98                $3,397,032          1.44          1.41               69.3%          58.6%
              101                $3,247,299          1.32          1.24               73.8%          62.8%
              102                $3,197,277          1.17          1.15               79.9%          67.8%
              104                $3,100,000          1.57          1.25               70.5%          68.0%
              108                $2,997,408          1.33          1.23               73.1%          61.9%
              111                $2,897,403          2.24          1.99               27.0%          22.7%
              112                $2,894,730          1.81          1.64               52.6%          44.9%
              113                $2,860,494          1.53          1.36               36.2%           0.8%
              117                $2,744,677          1.27          1.17               69.8%           2.3%
              118                $2,600,000          1.68          1.29               57.3%          50.9%
              120                $2,497,823          1.45          1.30               64.0%          54.2%
              122                $2,300,000          2.12          1.69               48.6%          45.5%
              125                $1,979,615          1.79          1.74               31.9%           0.7%
              126                $1,748,546          1.76          1.65               41.6%          35.4%
              127                $1,700,000          1.62          1.27               61.8%          57.9%
              129                $1,444,264          1.30          1.22               68.8%           2.4%
              130                $1,423,200          1.95          1.83               26.9%           0.6%
              131                $1,300,000          1.38          1.27               61.9%          52.7%
              132                $1,178,526          1.29          1.24               73.7%          57.5%
              133                $1,079,131          1.58          1.20               71.9%          61.4%
              134                  $999,186          2.88          2.69               27.8%          23.7%

Mortgage Loan No.   Street Address                            City                     State   Zip Code
-----------------   ---------------------------------------   ----------------------   -----   --------
                3   717 Texas Avenue                          Houston                  TX         77002
                8   11575, 11475, and 11700 Great Oaks Way    Alpharetta               GA         30022
               30   6101 Sequoia Road NW                      Albuquerque              NM         87120
               33   450 Johnny Mercer Boulevard               Savannah                 GA         31410
               37   190 Parkridge Drive                       Columbia                 SC         29212
               42   3975 Taravue Lane                         St. Louis                MO         63125
               46   7509 & 7515 SR 52                         Hudson                   FL         34667
               47   210 Adrian Road                           Millbrae                 CA         94030
               53   15104-15310 East Indiana Avenue           Spokane Valley           WA         99216
               58   205 West Montgomery Cross Road            Savannah                 GA         31406
               59   190 Jony Drive                            Carlstadt                NJ         07072
               66   800 Phillips Lane                         Louisville               KY         40209
               80   720 Paularino Avenue                      Costa Mesa               CA         92626
               83   1424 East Foremaster Drive                St. George               UT         84790
               89   23041-71 Antonio Parkway                  Rancho Santa Margarita   CA         92688

               90   6785 Commonwealth Avenue                  Jacksonville             FL         32254
               90   590 East Oakland Park Boulevard           Wilton Manors            FL         33334
               90   8199 US Highway 19 North                  Pinnellas Park           FL         33781
               90   7867 Adairsville Highway 140              Adairsville              GA         30103
               94   58 Grant Avenue                           Carteret                 NJ         07008
               96   218 South Street                          Morristown               NJ         07960
               98   45995 & 45999 Regal Plaza                 Sterling                 VA         20615
              101   1850 Plover Road                          Plover                   WI         54467
              102   202 Jacobstown-New Egypt Road             Wrightstown              NJ         08562
              104   2409 Acton Road                           Birmingham               AL         35243
              108   20 Aquarium Drive                         Secaucus                 NJ         07094
              111   22973 & 23057 State Road 7                Boca Raton               FL         33428
              112   3282 Academy Avenue                       Portsmouth               VA         23703
              113   1151 Azalea Garden Road                   Norfolk                  VA         23502
              117   302-342 Dussel Drive                      Maumee                   OH         43537
              118   3950 and 3970 North Las Vegas Boulevard   Las Vegas                NV         89115
              120   11100 Westlake Drive                      Charlotte                NC         28273
              122   175 & 225 McMurray Road                   Buellton                 CA         93427
              125   1800 Prime Place                          Hauppauge                NY         11788
              126   5770-5780 Uplander Way                    Culver City              CA         90230
              127   123 Ridge Court                           Newnan                   GA         30265
              129   5802 Kirby Drive                          West University Place    TX         77005
              130   812-836 5th Avenue                        Redwood City             CA         94063
              131   6085 Hillandale Drive                     Lithonia                 GA         30058
              132   8418 East 171st Street                    Belton                   MO         64012
              133   100 East Sunset Drive                     Monroe                   NC         28112
              134   4125 & 4145 West Dewey Drive              Las Vegas                NV         89118

Mortgage Loan No.   Property Type                    Property Sub-Type                Units/SF   Year Built    Year Renovated
-----------------   ------------------------------   ------------------------------   --------   -----------   --------------
                3   Office                           Urban                             696,421          2003   NAP
                8   Office                           Suburban                          623,060   1998-2000     NAP
               30   Multifamily                      Garden                                280          1985   2003-2004
               33   Multifamily                      Garden                                192          1984   NAP
               37   Office                           Medical                            88,766          2003   NAP
               42   Multifamily                      Garden                                304          1974   NAP
               46   Office                           Medical                            49,925   2000-2004     NAP
               47   Self Storage                     Self Storage                       82,425          1980             1995
               53   Retail                           Anchored                          111,836          1997   NAP
               58   Multifamily                      Garden                                144          1986   NAP
               59   Industrial                       Warehouse                         102,292   1969/1975               2000
               66   Hospitality                      Limited Service                       130          1995   NAP
               80   Office                           Medical                            15,000          1981   1998-2001
               83   Office                           Medical                            39,230          2007   NAP
               89   Retail                           Unanchored                         32,236          1996   NAP

               90   Retail                           Free Standing                       2,861          2002   NAP
               90   Retail                           Free Standing                         819          1993   NAP
               90   Retail                           Free Standing                         856          2003   NAP
               90   Retail                           Free Standing                       2,100          1996   NAP
               94   Industrial                       Warehouse                          50,000          1972   2003-2004
               96   Multifamily                      Mid Rise                               76          1965   NAP
               98   Retail                           Shadow Anchored                    11,102          2007   NAP
              101   Retail                           Free Standing                      43,761          1999   NAP
              102   Manufactured Housing Community   Manufactured Housing Community        102          1980   NAP
              104   Retail                           Unanchored                         25,200          1997   NAP
              108   Industrial                       Light                              48,000          1975   NAP
              111   Retail                           Anchored                           72,066   1975 / 1987             2006
              112   Retail                           Unanchored                         45,483          1989             2004
              113   Office                           Suburban                           52,359          1987   NAP
              117   Retail                           Unanchored                         33,351          1986   NAP
              118   Industrial                       Light                              33,700          2000   NAP
              120   Industrial                       Light                              59,000   1989 / 1997   NAP
              122   Retail                           Shadow Anchored                    17,772          2001   NAP
              125   Self Storage                     Self Storage                       59,181          1991   NAP
              126   Industrial                       Flex                               16,369          1979   NAP
              127   Multifamily                      Garden                                 25          1997   NAP
              129   Retail                           Unanchored                          9,270          1960   NAP
              130   Retail                           Anchored                           18,916          1950   NAP
              131   Office                           Medical                             9,126          2007   NAP
              132   Retail                           Free Standing                       7,000          2006   NAP
              133   Retail                           Anchored                           58,962          1975   NAP
              134   Industrial                       Light                              27,000          1988   NAP

Mortgage Loan No.   Percent Leased(5)    Percent Leased as of Date(5)   Security Type(6)   Lien Position   Related Borrower List
-----------------   -----------------    ----------------------------   ----------------   -------------   ---------------------
                3               100.0%   06/28/2007                     Fee                First           NAP
                8                92.7%   05/16/2007                     Fee                First           NAP
               30                94.6%   06/07/2007                     Fee                First           NAP
               33                92.7%   06/28/2007                     Fee                First           33, 58
               37                95.3%   05/17/2007                     Leasehold          First           NAP
               42                90.5%   05/17/2007                     Fee                First           NAP
               46                94.1%   06/26/2007                     Fee                First           NAP
               47                87.5%   04/24/2007                     Fee                First           NAP
               53               100.0%   05/29/2007                     Fee                First           NAP
               58                89.6%   06/28/2007                     Fee                First           33, 58
               59               100.0%   06/12/2007                     Fee                First           NAP
               66                65.3%   03/23/2007                     Fee                First           NAP
               80               100.0%   05/18/2007                     Fee                First           NAP
               83               100.0%   07/19/2007                     Fee                First           NAP
               89               100.0%   06/04/2007                     Fee                First           NAP

               90               100.0%   06/29/2007                     Fee                First           NAP
               90               100.0%   06/29/2007                     Fee                First           NAP
               90               100.0%   06/29/2007                     Fee                First           NAP
               90               100.0%   06/29/2007                     Fee                First           NAP
               94               100.0%   06/20/2007                     Fee                First           NAP
               96                97.4%   06/05/2007                     Fee                First           NAP
               98               100.0%   05/29/2007                     Fee                First           NAP
              101               100.0%   06/27/2007                     Fee                First           NAP
              102                92.2%   06/25/2007                     Fee                First           NAP
              104                95.2%   06/20/2007                     Fee                First           NAP
              108                99.2%   06/13/2007                     Fee                First           NAP
              111               100.0%   06/07/2007                     Fee                First           NAP
              112               100.0%   05/30/2007                     Fee                First           NAP
              113               100.0%   03/01/2007                     Fee                First           NAP
              117                90.2%   06/11/2007                     Fee                First           NAP
              118                76.3%   06/14/2007                     Fee                First           NAP
              120               100.0%   06/06/2007                     Fee                First           NAP
              122               100.0%   06/08/2007                     Fee                First           NAP
              125                79.1%   04/06/2007                     Fee                First           NAP
              126               100.0%   06/28/2007                     Fee                First           NAP
              127               100.0%   06/06/2007                     Fee                First           NAP
              129                78.4%   05/01/2007                     Fee                First           NAP
              130                91.8%   03/22/2007                     Fee                First           NAP
              131               100.0%   07/03/2007                     Fee                First           NAP
              132               100.0%   06/11/2007                     Fee                First           NAP
              133                80.6%   06/22/2007                     Fee                First           NAP
              134               100.0%   06/12/2007                     Fee                First           NAP

Mortgage Loan No.   Cut-Off Date Balance per Unit or SF   Note Date    First Payment Date (P&I)   First Payment Date (IO)
-----------------   -----------------------------------   ----------   ------------------------   -----------------------
                3                                  $230   06/28/2007   NAP                        08/01/2007
                8                                  $124   05/16/2007   NAP                        07/01/2007
               30                               $64,286   06/07/2007   NAP                        08/01/2007
               33                               $77,500   06/28/2007   08/01/2012                 08/01/2007
               37                                  $152   05/17/2007   07/01/2012                 07/01/2007
               42                               $39,013   05/17/2007   07/01/2013                 07/01/2007
               46                                  $211   06/27/2007   08/01/2010                 08/01/2007
               47                                  $127   05/18/2007   07/01/2009                 07/01/2007
               53                                   $90   05/29/2007   07/01/2007                 NAP
               58                               $62,778   06/28/2007   08/01/2012                 08/01/2007
               59                                   $88   06/12/2007   08/01/2011                 08/01/2007
               66                               $59,800   05/30/2007   08/01/2007                 NAP
               80                                  $304   06/01/2007   08/01/2007                 NAP
               83                                  $112   07/19/2007   09/01/2007                 NAP
               89                                  $124   06/04/2007   08/01/2007                 NAP
                                                          06/29/2007   08/01/2012                 08/01/2007
               90                                  $580   06/29/2007   08/01/2012                 08/01/2007
               90                                  $580   06/29/2007   08/01/2012                 08/01/2007
               90                                  $580   06/29/2007   08/01/2012                 08/01/2007
               90                                  $580   06/29/2007   08/01/2012                 08/01/2007
               94                                   $69   06/20/2007   08/01/2007                 NAP
               96                               $44,737   06/05/2007   08/01/2009                 08/01/2007
               98                                  $306   06/07/2007   08/01/2007                 NAP
              101                                   $74   06/27/2007   08/01/2007                 NAP
              102                               $31,346   06/25/2007   08/01/2007                 NAP
              104                                  $123   06/20/2007   08/01/2009                 08/01/2007
              108                                   $62   06/13/2007   08/01/2007                 NAP
              111                                   $40   06/07/2007   08/01/2007                 NAP
              112                                   $64   06/01/2007   07/01/2007                 NAP
              113                                   $55   03/01/2007   05/01/2007                 NAP
              117                                   $82   06/11/2007   08/01/2007                 NAP
              118                                   $77   06/22/2007   08/01/2009                 08/01/2007
              120                                   $42   06/06/2007   08/01/2007                 NAP
              122                                  $129   06/08/2007   08/01/2012                 08/01/2007
              125                                   $33   04/06/2007   06/01/2007                 NAP
              126                                  $107   06/28/2007   08/01/2007                 NAP
              127                               $68,000   06/06/2007   08/01/2012                 08/01/2007
              129                                  $156   05/01/2007   07/01/2007                 NAP
              130                                   $75   03/22/2007   05/01/2007                 NAP
              131                                  $142   07/03/2007   09/01/2007                 NAP
              132                                  $168   06/18/2007   08/01/2007                 NAP
              133                                   $18   06/22/2007   08/01/2007                 NAP
              134                                   $37   06/12/2007   08/01/2007                 NAP

Mortgage Loan No.   Maturity Date   Due Date   Grace Period(7)                    ARD Loan   Lockbox Status   Lockbox Type
-----------------   -------------   --------   --------------------------------   --------   --------------   ------------
                3   07/01/2017             1                                  0   No         In-Place         Hard
                8   06/01/2017             1                                  0   No         In-Place         Hard
               30   07/01/2017             1                                  0   No         None             NAP
               33   07/01/2017             1                                  0   No         None             NAP
               37   06/01/2017             1                                  0   No         None             NAP
               42   06/01/2017             1                                  2   No         None             NAP
               46   07/01/2017             1                                  0   No         None             NAP
               47   06/01/2017             1                                  0   No         None             NAP
               53   06/01/2022             1                                  0   No         None             NAP
               58   07/01/2017             1                                  0   No         None             NAP
               59   07/01/2017             1    5 once per calendar year then 0   Yes        None             NAP
               66   07/01/2022             1                                  0   No         In-Place         Hard
               80   07/01/2017             1                                  0   Yes        None             NAP
               83   08/01/2017             1                                  0   Yes        None             NAP
               89   07/01/2017             1                                  0   No         None             NAP
                    07/01/2017                                                               None             NAP
               90   07/01/2017             1                                  0   No         None             NAP
               90   07/01/2017             1                                  0   No         None             NAP
               90   07/01/2017             1                                  0   No         None             NAP
               90   07/01/2017             1                                  0   No         None             NAP
               94   07/01/2017             1                                  0   No         None             NAP
               96   07/01/2017             1                                  0   No         None             NAP
               98   07/01/2017             1                                  0   No         None             NAP
              101   07/01/2017             1                                  0   Yes        None             NAP
              102   07/01/2017             1                                  0   No         None             NAP
              104   07/01/2012             1                                  0   No         None             NAP
              108   07/01/2017             1                                  0   No         None             NAP
              111   07/01/2017             1                                  0   No         None             NAP
              112   06/01/2017             1                                  0   No         None             NAP
              113   04/01/2022             1                                  0   No         None             NAP
              117   07/01/2027             1                                  2   No         None             NAP
              118   07/01/2017             1                                  0   No         None             NAP
              120   07/01/2017             1                                 15   Yes        None             NAP
              122   07/01/2017             1                                  0   No         None             NAP
              125   05/01/2022             1                                  0   No         None             NAP
              126   07/01/2017             1                                  0   No         None             NAP
              127   07/01/2017             1                                  0   No         None             NAP
              129   06/01/2027             1                                  0   No         None             NAP
              130   04/01/2019             1                                  0   No         None             NAP
              131   08/01/2017             1                                  0   No         None             NAP
              132   07/01/2017             1                                  0   Yes        None             NAP
              133   07/01/2017             1                                 15   No         None             NAP
              134   07/01/2017             1                                  0   No         None             NAP

Mortgage Loan No.   Original Term to Maturity   Remaining Term to Maturity   Original Amort. Term(8)   Remaining Amort. Term
-----------------   -------------------------   --------------------------   -----------------------   ---------------------
                3                         120                          119   IO                        IO
                8                         120                          118   IO                        IO
               30                         120                          119   IO                        IO
               33                         120                          119                       360                     360
               37                         120                          118                       300                     300
               42                         120                          118                       360                     360
               46                         120                          119                       360                     360
               47                         120                          118                       360                     360
               53                         180                          178                       180                     178
               58                         120                          119                       360                     360
               59                         120                          119                       360                     360
               66                         180                          179                       180                     179
               80                         120                          119                       360                     359
               83                         120                          120                       360                     360
               89                         120                          119                       360                     359
                                          120                          119                       300                     300
               90                         120                          119                       300                     300
               90                         120                          119                       300                     300
               90                         120                          119                       300                     300
               90                         120                          119                       300                     300
               94                         120                          119                       360                     359
               96                         120                          119                       360                     360
               98                         120                          119                       360                     359
              101                         120                          119                       360                     359
              102                         120                          119                       360                     359
              104                          60                           59                       360                     360
              108                         120                          119                       360                     359
              111                         120                          119                       360                     359
              112                         120                          118                       360                     358
              113                         180                          176                       180                     176
              117                         240                          239                       240                     239
              118                         120                          119                       360                     360
              120                         120                          119                       360                     359
              122                         120                          119                       360                     360
              125                         180                          177                       180                     177
              126                         120                          119                       360                     359
              127                         120                          119                       360                     360
              129                         240                          238                       240                     238
              130                         144                          140                       144                     140
              131                         120                          120                       360                     360
              132                         120                          119                       300                     299
              133                         120                          119                       360                     359
              134                         120                          119                       360                     359

Mortgage Loan No.   Mortgage Rate(9)    Monthly Payment (P&I)(9)   Monthly Payment (IO)(9)   Third Most Recent NOI
-----------------   ----------------    ------------------------   -----------------------   ----------------------
                3              6.345%   NAP                                    $857,750.00   NAP
                8              5.770%   NAP                                    $375,383.91               $6,049,866
               30              5.630%   NAP                                     $85,622.92   NAP
               33              5.900%                 $88,258.71                $74,176.11               $1,020,372
               37              5.680%                 $84,359.24                $64,787.50   NAP
               42              5.760%                 $69,287.10                $57,718.67               $1,091,433
               46              6.150%                 $64,243.11                $54,793.72   NAP
               47              5.680%                 $60,809.03                $50,390.28   NAP
               53              5.650%                 $83,331.56   NAP                                   $1,416,646
               58              6.000%                 $54,199.37                $45,827.78                 $719,113
               59              6.820%                 $52,869.90                $52,090.91                 $818,787
               66              5.830%                 $65,106.60   NAP                                   $1,432,404
               80              6.040%                 $27,456.88   NAP                       NAP
               83              6.290%                 $27,206.13   NAP                       NAP
               89              5.530%                 $22,786.91   NAP                                     $729,145
                               5.920%                 $24,617.67                $19,257.13
               90              5.920%                  $7,481.21                 $5,852.16   NAP
               90              5.920%                  $6,458.14                 $5,051.87   NAP
               90              5.920%                  $5,582.14                 $4,366.62   NAP
               90              5.920%                  $5,096.18                 $3,986.48   NAP
               94              5.830%                 $20,250.07   NAP                       NAP
               96              6.060%                 $20,516.06                $17,408.47                 $772,522
               98              5.800%                 $19,949.60   NAP                       NAP
              101              5.990%                 $19,464.50   NAP                       NAP
              102              5.900%                 $18,980.37   NAP                                     $201,734
              104              6.030%                 $18,645.90                $15,793.85                 $261,211
              108              5.840%                 $17,679.08   NAP                       NAP
              111              5.700%                 $16,831.61   NAP                                     $526,214
              112              6.030%                 $17,442.94   NAP                                     $387,388
              113              5.920%                 $24,346.68   NAP                                     $438,720
              117              6.220%                 $20,052.47   NAP                                     $319,587
              118              6.020%                 $15,621.76                $13,224.49   NAP
              120              5.810%                 $14,684.75   NAP                       NAP
              122              5.950%                 $13,715.81                $11,562.56                 $290,709
              125              5.830%                 $16,694.00   NAP                                     $401,414
              126              5.990%                 $10,480.89   NAP                       NAP
              127              5.980%                 $10,170.51                 $8,589.33   NAP
              129              6.410%                 $10,734.12   NAP                                     $158,923
              130              6.280%                 $14,360.83   NAP                                     $275,286
              131              6.050%                  $7,836.00   NAP                       NAP
              132              6.110%                  $7,682.30   NAP                       NAP
              133              6.110%                  $6,551.72   NAP                                      $97,684
              134              6.070%                  $6,040.58   NAP                                     $171,363

Mortgage Loan No.   Third Most Recent NOI End Date   Second Most Recent NOI   Second Most Recent NOI End Date   Most Recent NOI
-----------------   ------------------------------   ----------------------   -------------------------------   ---------------
                3   NAP                                          $8,291,513   12/31/2005                            $11,833,371
                8   12/31/2004                                   $5,791,220   12/31/2005                             $5,235,348
               30   NAP                              NAP                      NAP                                    $1,473,964
               33   12/31/2004                                   $1,081,982   12/31/2005                             $1,211,644
               37   NAP                              NAP                      NAP                                    $1,317,731
               42   12/31/2004                                   $1,115,318   12/31/2005                             $1,110,697
               46   NAP                                            $903,163   12/31/2005                               $915,227
               47   NAP                              NAP                      NAP                                      $722,715
               53   12/31/2004                                   $1,517,657   12/31/2005                             $1,545,912
               58   12/31/2004                                     $649,791   12/31/2005                               $768,521
               59   12/31/2004                                     $856,044   12/31/2005                               $919,941
               66   12/31/2005                                   $1,461,822   12/31/2006                             $1,579,463
               80   NAP                              NAP                      NAP                                      $396,369
               83   NAP                              NAP                      NAP                               NAP
               89   12/31/2004                                     $677,421   12/31/2005                               $736,923

               90   NAP                              NAP                      NAP                               NAP
               90   NAP                              NAP                      NAP                               NAP
               90   NAP                              NAP                      NAP                               NAP
               90   NAP                              NAP                      NAP                               NAP
               94   NAP                              NAP                      NAP                               NAP
               96   12/31/2004                                     $783,563   12/31/2005                               $764,913
               98   NAP                              NAP                      NAP                               NAP
              101   NAP                              NAP                      NAP                               NAP
              102   12/31/2004                                     $229,173   12/31/2005                               $251,119
              104   12/31/2004                                     $283,840   12/31/2005                               $279,633
              108   NAP                              NAP                      NAP                               NAP
              111   12/31/2004                                     $641,295   12/31/2005                               $517,885
              112   12/31/2004                                     $394,422   12/31/2005                               $414,189
              113   12/31/2004                                     $585,611   12/31/2005                               $450,630
              117   12/31/2004                                     $317,703   12/31/2005                               $295,125
              118   NAP                              NAP                      NAP                               NAP
              120   NAP                              NAP                      NAP                               NAP
              122   12/31/2004                                     $271,820   12/31/2005                               $271,062
              125   12/31/2004                                     $369,679   12/31/2005                               $345,230
              126   NAP                                            $155,542   12/31/2005                               $121,868
              127   NAP                                            $218,593   12/31/2005                               $171,948
              129   12/31/2004                                     $160,048   12/31/2005                               $183,954
              130   12/31/2004                                     $294,701   12/31/2005                               $332,751
              131   NAP                              NAP                      NAP                               NAP
              132   NAP                              NAP                      NAP                               NAP
              133   12/31/2004                                      $69,385   12/31/2005                               $139,010
              134   12/31/2004                                     $184,681   12/31/2005                               $194,929

Mortgage Loan No.   Most Recent NOI End Date   Underwritten EGI   Underwritten Expenses   Underwritable NOI   Underwritten Reserves
-----------------   ------------------------   ----------------   ---------------------   -----------------   ---------------------
                3   12/31/2006                      $23,477,065              $9,937,450         $13,539,615                $835,709
                8   12/31/2006                      $11,342,092              $4,327,724          $7,014,368                $747,672
               30   12/31/2006                       $2,389,476                $803,480          $1,585,996                 $70,000
               33   12/31/2006                       $1,919,721                $639,575          $1,280,146                 $57,600
               37   12/31/2005                       $1,843,886                $523,581          $1,320,305                $106,734
               42   12/31/2006                       $1,962,260                $869,490          $1,092,770                $117,648
               46   12/31/2006                       $1,377,427                $409,671            $967,756                 $71,393
               47   12/31/2006                       $1,497,108                $578,921            $918,187                  $8,040
               53   12/31/2006                       $1,848,440                $376,323          $1,472,117                 $99,571
               58   12/31/2006                       $1,360,150                $569,391            $790,758                 $43,200
               59   12/31/2006                         $978,878                $160,917            $817,961                 $35,802
               66   T-12 (04/30/2007)                $3,377,868              $1,890,079          $1,487,789                $135,115
               80   12/31/2006                         $561,755                $149,098            $412,657                 $18,300
               83   NAP                                $655,890                $118,427            $537,463                 $47,075
               89   12/31/2006                         $923,367                $227,053            $696,314                 $34,548
                                                       $497,179                 $78,278            $418,900                  $7,205
               90   NAP                                $152,046                 $28,442            $123,603                  $1,859
               90   NAP                                $113,756                 $14,533             $99,223                  $1,892
               90   NAP                                $109,140                 $21,383             $87,757                    $556
               90   NAP                                $122,237                 $13,920            $108,317                  $2,898
               94   NAP                                $388,328                 $93,766            $294,562                 $15,000
               96   12/31/2006                       $1,391,101                $647,122            $743,978                 $34,276
               98   NAP                                $408,879                 $64,463            $344,416                  $7,218
              101   NAP                                $449,527                $141,686            $307,841                 $17,504
              102   12/31/2006                         $377,760                $111,837            $265,923                  $5,100
              104   12/31/2006                         $439,744                $143,054            $296,690                 $16,380
              108   NAP                                $368,904                 $86,628            $282,276                 $22,080
              111   12/31/2006                       $1,066,313                $614,241            $452,072                 $49,668
              112   12/31/2006                         $582,865                $203,583            $379,282                 $36,387
              113   12/31/2006                         $916,107                $469,800            $446,307                 $49,740
              117   12/31/2006                         $452,031                $145,294            $306,737                 $25,014
              118   NAP                                $341,963                 $75,997            $265,965                 $23,710
              120   NAP                                $311,383                 $56,197            $255,186                 $25,763
              122   12/31/2006                         $393,984                $100,019            $293,965                 $15,697
              125   12/31/2006                         $633,498                $275,708            $357,790                  $9,590
              126   12/31/2006                         $297,235                 $75,892            $221,343                 $13,259
              127   12/31/2006                         $248,854                 $81,954            $166,900                 $11,784
              129   12/31/2006                         $257,155                 $89,797            $167,358                 $10,013
              130   12/31/2006                         $411,527                 $74,857            $336,670                 $21,943
              131   NAP                                $169,499                 $39,867            $129,632                 $10,493
              132   NAP                                $133,993                 $15,065            $118,928                  $4,550
              133   12/31/2006                         $195,385                 $71,196            $124,188                 $30,070
              134   12/31/2006                         $271,100                 $62,164            $208,936                 $14,040

Mortgage Loan No.   Underwritable Cash Flow   Balloon Balance   Current Value(10)   Source of Value(10)   Valuation Date
-----------------   -----------------------   ---------------   -----------------   -------------------   --------------
                3               $12,703,906      $160,000,000        $235,500,000   Appraisal             06/01/2007
                8                $6,266,697       $77,000,000        $103,100,000   Appraisal             06/29/2007
               30                $1,515,996       $18,000,000         $23,700,000   Appraisal             05/17/2007
               33                $1,222,546       $13,920,955         $18,675,000   Appraisal             06/05/2007
               37                $1,213,571       $12,170,130         $19,275,000   Appraisal             03/08/2007
               42                  $975,122       $11,251,819         $14,875,000   Appraisal             04/20/2007
               46                  $896,363        $9,573,262         $13,600,000   Appraisal             06/11/2007
               47                  $910,147        $9,252,979         $14,300,000   Appraisal             03/12/2007
               53                $1,372,546          $211,032         $21,500,000   Appraisal             04/10/2007
               58                  $747,558        $8,468,522         $11,550,000   Appraisal             06/05/2007
               59                  $782,159        $8,300,155         $11,500,000   Appraisal             05/18/2007
               66                $1,352,674          $170,493         $15,025,000   Appraisal             04/26/2007
               80                  $394,357        $3,880,880          $7,050,000   Appraisal             05/08/2007
               83                  $490,388        $3,770,622          $7,230,000   Appraisal             07/01/2007
               89                  $661,766        $3,311,972         $10,500,000   Appraisal             04/12/2007
                                   $411,695        $3,484,241          $6,150,000
               90                  $121,744        $1,058,847          $1,700,000   Appraisal             05/25/2007
               90                   $97,331          $914,048          $1,500,000   Appraisal             05/24/2007
               90                   $87,201          $790,063          $1,300,000   Appraisal             05/24/2007
               90                  $105,419          $721,283          $1,650,000   Appraisal             05/14/2007
               94                  $279,562        $2,909,633          $4,400,000   Appraisal             05/30/2007
               96                  $709,702        $3,022,835          $9,750,000   Appraisal             03/20/2007
               98                  $337,198        $2,873,229          $4,900,000   Appraisal             04/17/2007
              101                  $290,337        $2,761,942          $4,400,000   Appraisal             06/06/2007
              102                  $260,823        $2,712,261          $4,000,000   Appraisal             04/24/2007
              104                  $280,310        $2,991,832          $4,400,000   Appraisal             06/03/2007
              108                  $260,196        $2,538,226          $4,100,000   Appraisal             05/09/2007
              111                  $402,404        $2,443,350         $10,750,000   Appraisal             05/10/2007
              112                  $342,895        $2,466,760          $5,500,000   Appraisal             03/13/2007
              113                  $396,567           $64,185          $7,900,000   Appraisal             01/10/2007
              117                  $281,723           $91,077          $3,930,000   Appraisal             05/09/2007
              118                  $242,255        $2,309,520          $4,540,000   Appraisal             06/01/2007
              120                  $229,423        $2,113,299          $3,900,000   Appraisal             05/17/2007
              122                  $278,268        $2,153,186          $4,730,000   Appraisal             05/11/2007
              125                  $348,200           $43,805          $6,200,000   Appraisal             03/19/2007
              126                  $208,084        $1,487,199          $4,200,000   Appraisal             05/23/2007
              127                  $155,116        $1,592,114          $2,750,000   Appraisal             05/08/2007
              129                  $157,345           $50,114          $2,100,000   Appraisal             03/06/2007
              130                  $314,727           $29,543          $5,300,000   Appraisal             02/24/2007
              131                  $119,139        $1,106,408          $2,100,000   Appraisal             07/01/2007
              132                  $114,378          $920,477          $1,600,000   Appraisal             05/10/2007
              133                   $94,118          $921,025          $1,500,000   Appraisal             05/20/2007
              134                  $194,896          $851,813          $3,600,000   Appraisal             04/12/2007

Mortgage Loan No.   Largest Tenant(11)                            Lease Expiration Date   % NSF
-----------------   -------------------------------------------   ---------------------   -----
                3   Conoco Phillips Company                       06/30/2015               40.8%
                8   Infinity Insurance Company                    08/31/2010               37.6%
               30   NAP                                           NAP                     NAP
               33   NAP                                           NAP                     NAP
               37   Palmetto Health Alliance                      11/30/2013               33.8%
               42   NAP                                           NAP                     NAP
               46   Medical Associates of West Florida            10/31/2010               30.9%
               47   NAP                                           NAP                     NAP
               53   TSA Stores, Inc.                              01/31/2013               29.0%
               58   NAP                                           NAP                     NAP
               59   GiftCertificates.com                          07/31/2010              100.0%
               66   NAP                                           NAP                     NAP
               80   Genetic Institute of Anti-Aging (GIAA), LLC   12/31/2020               50.0%
               83   IHC Health Services, Inc.                     03/31/2019               76.7%
               89   Tire Pros                                     05/31/2013               15.0%

               90   Southern King Holdings, LLC                   10/31/2026              100.0%
               90   Checkers Drive-In Restaurants, Inc.           06/30/2026              100.0%
               90   Checkers Drive-In Restaurants, Inc.           06/30/2026              100.0%
               90   Charter Food, Inc                             09/30/2021              100.0%
               94   Sixtrees USA, LTD                             06/30/2022              100.0%
               96   NAP                                           NAP                     NAP
               98   Top Kick Martial Arts                         03/31/2012               24.1%
              101   Copps Food Center                             01/06/2020              100.0%
              102   NAP                                           NAP                     NAP
              104   Realty South, Inc.                            05/31/2008               22.2%
              108   BRS                                           03/31/2019               55.4%
              111   Publix                                        11/30/2009               57.1%
              112   Department of Rehabilitative Services         11/30/2011               20.8%
              113   Titan America, LLC                            07/31/2012               51.0%
              117   NNA of Toledo, Inc.                           09/30/2008               24.6%
              118   Advanced Training                             02/15/2009               44.2%
              120   US Cotton, LLC                                12/31/2018              100.0%
              122   Pet House                                     10/31/2012               14.1%
              125   NAP                                           NAP                     NAP
              126   Haas Auto Stereo, Inc.                        06/30/2022               60.0%
              127   NAP                                           NAP                     NAP
              129   Radio Shack-Tandy Corp                        01/31/2009               22.7%
              130   Starlite Market                               10/31/2014               58.5%
              131   Bio-Medical Applications of Ge                07/31/2017              100.0%
              132   Advance Stores Company, Incorporated          07/31/2021              100.0%
              133   Food Lion                                     10/30/2009               52.5%
              134   Universal Brass, Inc                          09/30/2009               50.0%

Mortgage Loan No.   Second Largest Tenant                  Lease Expiration Date   % NSF    Third Largest Tenant
-----------------   ------------------------------------   ---------------------   -----    --------------------
                3   Calpine Central, LP                    12/13/2013               31.9%   Jones Day
                8   Textron Financial Corporation          12/31/2011               11.7%   MCI Communications Services, Inc.
               30   NAP                                    NAP                     NAP      NAP
               33   NAP                                    NAP                     NAP      NAP
               37   PHA                                    09/30/2013               20.1%   Parkridge Surgery Center LLC
               42   NAP                                    NAP                     NAP      NAP
               46   Coastal Ortropaedics                   11/30/2010                8.1%   Pasco Hernando Surgical Associates
               47   NAP                                    NAP                     NAP      NAP
               53   Circuit City Stores, Inc.              01/31/2018               26.6%   Barnes & Noble Booksellers, Inc.
               58   NAP                                    NAP                     NAP      NAP
               59   NAP                                    NAP                     NAP      NAP
               66   NAP                                    NAP                     NAP      NAP
               80   Advanced Surgical Partners, LLC        12/31/2020               50.0%   NAP
               83   Southern Utah Spine & Rehabilitation   06/30/2022               23.3%   NAP
               89   Paul's Japanese                        04/01/2013               13.4%   Golden Wrench

               90   NAP                                    NAP                     NAP      NAP
               90   NAP                                    NAP                     NAP      NAP
               90   NAP                                    NAP                     NAP      NAP
               90   NAP                                    NAP                     NAP      NAP
               94   NAP                                    NAP                     NAP      NAP
               96   NAP                                    NAP                     NAP      NAP
               98   Ledo Pizza                             10/31/2016               15.9%   Cold Stone Creamery
              101   NAP                                    NAP                     NAP      NAP
              102   NAP                                    NAP                     NAP      NAP
              104   Richard's BBQ                          12/31/2007               16.7%   Mandarin Cafe
              108   Business Archives Corp                 03/31/2012               35.4%   United Services America
              111   Blockbuster Videos                     04/04/2010                8.9%   99c Beauty Supply
              112   Blockbuster Inc                        10/31/2009               11.4%   Western Branch Jazzercise
              113   Sentara Health System                  10/15/2009               49.0%   NAP
              117   The Bagel Place, Inc.                  04/30/2012               14.4%   Household Finance Corporation II
              118   New Antioch Church                     05/31/2011               32.0%   NAP
              120   NAP                                    NAP                     NAP      NAP
              122   RPL Management                         12/31/2011               10.9%   Kitchen & Bath Showroom
              125   NAP                                    NAP                     NAP      NAP
              126   Aragon-Haas Insurance Brokers, Inc.    06/30/2022               40.0%   NAP
              127   NAP                                    NAP                     NAP      NAP
              129   Papa Johns-Houston                     08/31/2009               17.8%   Kolache Factory
              130   Los Dos Amigos                         11/30/2009               10.3%   Super Pure Water
              131   NAP                                    NAP                     NAP      NAP
              132   NAP                                    NAP                     NAP      NAP
              133   Family Dollar                          06/30/2009               14.9%   CFM Discount Furniture
              134   Pioneer Woodworking                    07/31/2010               32.2%   D&L Framing, LLC

Mortgage Loan No.   Lease Expiration Date   % NSF    Insurance Escrow in Place   Tax Escrow in Place(12)
-----------------   ---------------------   -----    -------------------------   -----------------------
                3   03/10/2019                7.8%   No                          No
                8   05/31/2008               11.0%   No                          No
               30   NAP                     NAP      Yes                         Yes
               33   NAP                     NAP      Yes                         Yes
               37   10/31/2023               15.8%   Yes                         Yes
               42   NAP                     NAP      No                          No
               46   03/31/2013                7.3%   Yes                         Yes
               47   NAP                     NAP      No                          No
               53   01/31/2014               22.5%   No                          No
               58   NAP                     NAP      Yes                         Yes
               59   NAP                     NAP      No                          Yes
               66   NAP                     NAP      No                          Yes
               80   NAP                     NAP      Yes                         Yes
               83   NAP                     NAP      Yes                         Yes
               89   06/30/2011               10.9%   Yes                         Yes

               90   NAP                     NAP      No                          No
               90   NAP                     NAP      No                          No
               90   NAP                     NAP      No                          No
               90   NAP                     NAP      No                          No
               94   NAP                     NAP      Yes                         Yes
               96   NAP                     NAP      No                          Yes
               98   05/31/2017               12.1%   Yes                         Yes
              101   NAP                     NAP      No                          No
              102   NAP                     NAP      Yes                         Yes
              104   07/31/2010               11.1%   Yes                         Yes
              108   03/31/2012                6.3%   Yes                         Yes
              111   05/31/2011                4.6%   No                          No
              112   08/31/2008                7.9%   Yes                         Yes
              113   NAP                     NAP      Yes                         Yes
              117   10/04/2011                9.4%   Yes                         Yes
              118   NAP                     NAP      Yes                         Yes
              120   NAP                     NAP      No                          No
              122   05/05/2013               10.9%   No                          No
              125   NAP                     NAP      No                          No
              126   NAP                     NAP      No                          No
              127   NAP                     NAP      Yes                         Yes
              129   10/31/2010               15.5%   Yes                         Yes
              130   03/31/2008                6.3%   No                          Yes
              131   NAP                     NAP      No                          No
              132   NAP                     NAP      No                          No
              133   08/31/2011               11.9%   No                          Yes
              134   12/31/2008               17.8%   No                          No

Mortgage Loan No.   Capital Expenditure Escrow in Place(13)   TI/LC Escrow in Place(14)   Other Escrow Description(15)
-----------------   ---------------------------------------   -------------------------   -----------------------------
                3   No                                        No                          NAP
                8   No                                        No                          NAP
               30   Yes                                       No                          NAP
               33   Yes                                       No                          NAP
               37   No                                        Yes                         NAP
               42   No                                        No                          NAP
               46   No                                        No                          NAP
               47   No                                        No                          Additional Security LOC
               53   No                                        No                          NAP
               58   Yes                                       No                          NAP
               59   No                                        Yes                         Debt Service Coverage Reserve
               66   Yes                                       No                          NAP
               80   No                                        No                          NAP
               83   No                                        No                          NAP
               89   No                                        No                          NAP

               90   No                                        No                          NAP
               90   No                                        No                          NAP
               90   No                                        No                          NAP
               90   No                                        No                          NAP
               94   No                                        No                          NAP
               96   No                                        No                          NAP
               98   No                                        Yes                         NAP
              101   No                                        No                          NAP
              102   No                                        No                          NAP
              104   No                                        Yes                         NAP
              108   No                                        Yes                         NAP
              111   No                                        No                          NAP
              112   No                                        Yes                         NAP
              113   No                                        Yes                         NAP
              117   No                                        Yes                         Additional Collateral
              118   No                                        No                          NAP
              120   No                                        No                          NAP
              122   No                                        No                          NAP
              125   No                                        No                          NAP
              126   No                                        No                          NAP
              127   No                                        No                          NAP
              129   No                                        Yes                         NAP
              130   No                                        No                          NAP
              131   No                                        No                          NAP
              132   No                                        No                          NAP
              133   No                                        No                          NAP
              134   No                                        No                          NAP

Mortgage Loan No.   Springing Escrow Description(16)   Initial Capital Expenditure Escrow Requirement(17)
-----------------   --------------------------------   --------------------------------------------------
                3   Tax, Insurance, TI/LC                                                              $0
                8   Tax, Insurance                                                                     $0
               30   NAP                                                                          $367,500
               33   NAP                                                                          $454,000
               37   TI/LC                                                                              $0
               42   NAP                                                                                $0
               46   TI/LC                                                                              $0
               47   NAP                                                                                $0
               53   NAP                                                                                $0
               58   NAP                                                                          $156,000
               59   NAP                                                                                $0
               66   NAP                                $578,000 LOC
               80   NAP                                                                                $0
               83   NAP                                                                                $0
               89   NAP                                                                                $0

               90   NAP                                                                                $0
               90   NAP                                                                                $0
               90   NAP                                                                                $0
               90   NAP                                                                                $0
               94   Other                                                                              $0
               96   NAP                                                                                $0
               98   NAP                                                                                $0
              101   NAP                                                                                $0
              102   NAP                                                                                $0
              104   NAP                                                                                $0
              108   NAP                                                                                $0
              111   NAP                                                                                $0
              112   TI/LC                                                                              $0
              113   NAP                                                                                $0
              117   NAP                                                                                $0
              118   NAP                                                                                $0
              120   TI/LC                                                                              $0
              122   NAP                                                                                $0
              125   NAP                                                                                $0
              126   NAP                                                                                $0
              127   NAP                                                                                $0
              129   NAP                                                                                $0
              130   NAP                                                                                $0
              131   TI/LC                                                                              $0
              132   NAP                                                                                $0
              133   NAP                                                                                $0
              134   NAP                                                                                $0

Mortgage Loan No.   Monthly Capital Expenditure Escrow Requirement(18)   Current Capital Expenditure Escrow Balance(19)
-----------------   --------------------------------------------------   ----------------------------------------------
                3                                                   $0                                               $0
                8                                                   $0                                               $0
               30                                                   $0                                         $368,290
               33                                               $4,000                                         $454,122
               37                                                   $0                                               $0
               42                                                   $0                                               $0
               46                                                   $0                                               $0
               47                                                   $0                                               $0
               53                                                   $0                                               $0
               58                                               $3,000                                         $156,042
               59                                                   $0                                               $0
               66                                                   $0   $578,000 LOC
               80                                                   $0                                               $0
               83                                                   $0                                               $0
               89                                                   $0                                               $0

               90                                                   $0                                               $0
               90                                                   $0                                               $0
               90                                                   $0                                               $0
               90                                                   $0                                               $0
               94                                                   $0                                               $0
               96                                                   $0                                               $0
               98                                                   $0                                               $0
              101                                                   $0                                               $0
              102                                                   $0                                               $0
              104                                                   $0                                               $0
              108                                                   $0                                               $0
              111                                                   $0                                               $0
              112                                                   $0                                               $0
              113                                                   $0                                               $0
              117                                                   $0                                               $0
              118                                                   $0                                               $0
              120                                                   $0                                               $0
              122                                                   $0                                               $0
              125                                                   $0                                               $0
              126                                                   $0                                               $0
              127                                                   $0                                               $0
              129                                                   $0                                               $0
              130                                                   $0                                               $0
              131                                                   $0                                               $0
              132                                                   $0                                               $0
              133                                                   $0                                               $0
              134                                                   $0                                               $0

Mortgage Loan No.   Initial TI/LC Escrow Requirement(20)   Monthly TI/LC Escrow Requirement(21)   Current TI/LC Escrow Balance(22)
-----------------   ------------------------------------   ------------------------------------   --------------------------------
                3                                     $0                                     $0                                 $0
                8                                     $0                                     $0                                 $0
               30                                     $0                                     $0                                 $0
               33                                     $0                                     $0                                 $0
               37                                     $0                                 $3,000                             $3,000
               42                                     $0                                     $0                                 $0
               46                                     $0                                     $0                                 $0
               47                                     $0                                     $0                                 $0
               53                                     $0                                     $0                                 $0
               58                                     $0                                     $0                                 $0
               59   $511,460 LOC                                                             $0                                 $0
               66                                     $0                                     $0                                 $0
               80                                     $0                                     $0                                 $0
               83                                     $0                                     $0                                 $0
               89                                     $0                                     $0                                 $0

               90                                     $0                                     $0                                 $0
               90                                     $0                                     $0                                 $0
               90                                     $0                                     $0                                 $0
               90                                     $0                                     $0                                 $0
               94                                     $0                                     $0                                 $0
               96                                     $0                                     $0                                 $0
               98                                $11,500                                   $850                            $11,500
              101                                     $0                                     $0                                 $0
              102                                     $0                                     $0                                 $0
              104                                $63,000                                 $1,100                            $63,053
              108                                 $1,500                                 $1,500                             $1,500
              111                                     $0                                     $0                                 $0
              112                                $60,000                                     $0                            $60,000
              113                               $250,000                                     $0                           $252,737
              117                                     $0                                   $850                                 $0
              118                                     $0                                     $0                                 $0
              120                                     $0                                     $0                                 $0
              122                                     $0                                     $0                                 $0
              125                                     $0                                     $0                                 $0
              126                                     $0                                     $0                                 $0
              127                                     $0                                     $0                                 $0
              129                                     $0                                   $750                               $750
              130                                     $0                                     $0                                 $0
              131                                     $0                                     $0                                 $0
              132                                     $0                                     $0                                 $0
              133                                     $0                                     $0                                 $0
              134                                     $0                                     $0                                 $0

                                                                                                     Prepayment Code(25)
                                                                                            ------------------------------------
Mortgage Loan No.   Environmental Insurance(23)   Interest Accrual Method   Seasoning(24)   LO   DEF   DEF/YM1   DEF/YM0.5   YM1
-----------------   ---------------------------   -----------------------   -------------   --   ---   -------   ---------   ---
                3   No                            Actual/360                            1   25              91
                8   No                            Actual/360                            2                   82          10    26
               30   No                            Actual/360                            1   25    93
               33   No                            Actual/360                            1   25    92
               37   No                            Actual/360                            2                   92                26
               42   No                            Actual/360                            2                                    116
               46   No                            Actual/360                            1   25    93
               47   No                            Actual/360                            2   26    92
               53   No                            Actual/360                            2   26   152
               58   No                            Actual/360                            1   25    92
               59   No                            Actual/360                            1   25              93
               66   No                            Actual/360                            1   25   153
               80   No                            Actual/360                            1   25                                93
               83   No                            Actual/360                            0   24    94
               89   No                            30/360                                1                                    118
                                                  Actual/360                            1   25                                93
               90   No                            Actual/360                            1   25                                93
               90   No                            Actual/360                            1   25                                93
               90   No                            Actual/360                            1   25                                93
               90   No                            Actual/360                            1   25                                93
               94   No                            Actual/360                            1   25                                93
               96   No                            Actual/360                            1                                    118
               98   No                            Actual/360                            1   25                                93
              101   No                            Actual/360                            1   25                                93
              102   No                            Actual/360                            1   25                                93
              104   No                            Actual/360                            1   25                                33
              108   No                            Actual/360                            1   25                                93
              111   No                            Actual/360                            1   25                                91
              112   No                            Actual/360                            2   26                                92
              113   No                            Actual/360                            4   28                               150
              117   No                            Actual/360                            1   25                               213
              118   No                            Actual/360                            1   25                                93
              120   No                            Actual/360                            1   25                                93
              122   No                            Actual/360                            1   25                                93
              125   No                            Actual/360                            3   27                               151
              126   No                            Actual/360                            1   25                                93
              127   No                            Actual/360                            1   25                                93
              129   No                            Actual/360                            2   26                               212
              130   No                            Actual/360                            4   28                                55
              131   No                            Actual/360                            0   24                                94
              132   No                            Actual/360                            1   25                                93
              133   No                            Actual/360                            1   25                                93
              134   No                            Actual/360                            1   25                                93

                                                                 Prepayment Code(25)
                   -------------------------------------------------------------------------------------------------------------
Mortgage Loan No.  Lesser of YM and 5%  Lesser of YM and 4%  Lesser of YM and 3%  Lesser of YM and 2%  Lesser of YM and 1%  Open
-----------------  -------------------  -------------------  -------------------  -------------------  -------------------  ----
                3                                                                                                              4
                8                                                                                                              2
               30                                                                                                              2
               33                                                                                                              3
               37                                                                                                              2
               42                                                                                                              4
               46                                                                                                              2
               47                                                                                                              2
               53                                                                                                              2
               58                                                                                                              3
               59                                                                                                              2
               66                                                                                                              2
               80                                                                                                              2
               83                                                                                                              2
               89                                                                                                              2
                                                                                                                               2
               90                                                                                                              2
               90                                                                                                              2
               90                                                                                                              2
               90                                                                                                              2
               94                                                                                                              2
               96                                                                                                              2
               98                                                                                                              2
              101                                                                                                              2
              102                                                                                                              2
              104                                                                                                              2
              108                                                                                                              2
              111                                                                                                              4
              112                                                                                                              2
              113                                                                                                              2
              117                                                                                                              2
              118                                                                                                              2
              120                                                                                                              2
              122                                                                                                              2
              125                                                                                                              2
              126                                                                                                              2
              127                                                                                                              2
              129                                                                                                              2
              130                   12                   12                   12                   12                   11     2
              131                                                                                                              2
              132                                                                                                              2
              133                                                                                                              2
              134                                                                                                              2

Mortgage Loan No.   YM Formula(26)   Administrative Cost Rate (27)   Mortgage Loan No.
-----------------   --------------   -----------------------------   -----------------
                3   B                                        3.095                   3
                8   C                                        3.095                   8
               30                                            3.095                  30
               33                                            3.095                  33
               37   B                                        3.095                  37
               42   B                                        3.095                  42
               46                                            3.095                  46
               47                                            3.095                  47
               53                                            3.095                  53
               58                                            3.095                  58
               59   B                                        3.095                  59
               66                                            3.095                  66
               80   F                                        3.095                  80
               83                                            3.095                  83
               89   F                                        3.095                  89
                                                             3.095                  90
               90   B                                        3.095
               90   B                                        3.095
               90   B                                        3.095
               90   B                                        3.095
               94   F                                        3.095                  94
               96   B                                        3.095                  96
               98   F                                        3.095                  98
              101   F                                        3.095                 101
              102   F                                        3.095                 102
              104   F                                        3.095                 104
              108   F                                        3.095                 108
              111   F                                        3.095                 111
              112   F                                        3.095                 112
              113   F                                        3.095                 113
              117   F                                        3.095                 117
              118   F                                        3.095                 118
              120   F                                        3.095                 120
              122   F                                        3.095                 122
              125   F                                        3.095                 125
              126   F                                        3.095                 126
              127   F                                        3.095                 127
              129   F                                        3.095                 129
              130   F                                        3.095                 130
              131   F                                        3.095                 131
              132   F                                        3.095                 132
              133   F                                        3.095                 133
              134   F                                        3.095                 134

                                   SCHEDULE IV

                                RBC LOAN SCHEDULE

                                 [see attached]

APPENDIX II
CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS


Mortgage Loan No.   CMSA Loan No.   CMSA Property No.   Mortgage Loan Seller(1)
-----------------   -------------   -----------------   -----------------------
                               10
               10                   10-001              RBC
               10                   10-002              RBC
               10                   10-003              RBC
               10                   10-004              RBC
               10                   10-005              RBC
               11              11   11-001              RBC
               17              17   17-001              RBC
               21              21   21-001              RBC
               24              24   24-001              RBC
               32              32   32-001              RBC
               36              36   36-001              RBC
               38              38   38-001              RBC
               41              41   41-001              RBC
               44              44   44-001              RBC
               50              50   50-001              RBC
               51              51   51-001              RBC
               52              52   52-001              RBC
               56              56   56-001              RBC
               57              57   57-001              RBC
               67              67   67-001              RBC
               68              68   68-001              RBC
               69              69   69-001              RBC
               72              72   72-001              RBC
               73              73   73-001              RBC
               74              74   74-001              RBC
               78              78   78-001              RBC
               79              79   79-001              RBC
               82              82   82-001              RBC
               87              87   87-001              RBC
               88              88   88-001              RBC
               91              91   91-001              RBC
               92              92   92-001              RBC
               95              95   95-001              RBC
               99              99   99-001              RBC
              106             106   106-001             RBC
              110             110   110-001             RBC
              115             115   115-001             RBC
              128             128   128-001             RBC


Mortgage Loan No.   Property Name(2)                       Loan Group   Cross-Collateralization(2)   Original Balance
-----------------   ------------------------------------   ----------   --------------------------   ----------------
                    Jackson Portfolio Roll-Up                                                             $65,000,000
               10   Cherry Grove (VI)                               2   No                                $27,902,000
               10   Camellia Trace (VI)                             2   No                                $15,760,000
               10   Northridge (VI)                                 2   No                                $11,250,000
               10   Cedarwood (VI)                                  2   No                                 $6,885,000
               10   Whispering Oaks (VI)                            2   No                                 $3,203,000
               11   Metroplex                                       1   No                                $48,000,000
               17   Steadfast Heritage                              1   No                                $37,500,000
               21   Lynnwood                                        1   No                                $22,168,000
               24   Nantucket Self Storage                          1   No                                $20,000,000
               32   Sawtelle Self Storage                           1   No                                $15,000,000
               36   Jonesboro                                       1   No                                $13,700,000
               38   Ahwatukee Mercado                               1   No                                $13,483,000
               41   Colony Bay Apartments                           2   No                                $11,900,000
               44   Evergreen - IH 10 & Floresville                 1   No                                $10,800,000
               50   Firewheel Village                               1   No                                $10,400,000
               51   Woodcreek Village                               1   No                                $10,300,000
               52   Manhattan Beach Mall                            1   No                                $10,191,000
               56   Provinces                                       1   No                                 $9,585,000
               57   The Shoppes At Osgood                           1   No                                 $9,300,000
               67   Hampton Suites                                  1   No                                 $7,500,000
               68   Beechgrove                                      2   No                                 $7,500,000
               69   Kohl's Shopping Center                          1   No                                 $7,000,000
               72   Holiday Inn Express- Costa Mesa                 1   No                                 $6,750,000
               73   Amber Valley Retail Center                      1   No                                 $6,150,000
               74   Caliente Springs RV and Self Storage            1   No                                 $6,000,000
               78   Siete Shopping Center                           1   No                                 $5,023,000
               79   Bridgeview                                      1   No                                 $4,600,000
               82   Walkersville Self Storage                       1   No                                 $4,400,000
               87   Devon Ocala                                     1   No                                 $4,025,000
               88   Evergreen -Fair Oaks West                       1   No                                 $4,000,000
               91   Park Oakhurst A/C Self Storage                  1   No                                 $3,700,000
               92   Lanco Mini Storage                              1   No                                 $3,500,000
               95   Devon Stone Mountain                            1   No                                 $3,408,000
               99   Century 21                                      1   No                                 $3,300,000
              106   Planet Self Storage                             1   No                                 $3,000,000
              110   Peakview Self Storage                           1   No                                 $2,920,000
              115   Collierville Marketplace                        1   No                                 $2,800,000
              128   Devon Anderson                                  1   No                                 $1,550,000


Mortgage Loan No.   Cut-Off Date Balance(3)   NOI DSCR(4)   NCF DSCR(4)   Cut-Off Date LTV    Balloon LTV
-----------------   -----------------------   -----------   -----------   ----------------    -----------
                                $65,000,000          1.43          1.37               80.0%          80.0%
               10               $27,902,000          1.43          1.37               80.0%          80.0%
               10               $15,760,000          1.43          1.37               80.0%          80.0%
               10               $11,250,000          1.43          1.37               80.0%          80.0%
               10                $6,885,000          1.43          1.37               80.0%          80.0%
               10                $3,203,000          1.43          1.37               80.0%          80.0%
               11               $48,000,000          1.35          1.29               73.2%          73.2%
               17               $37,500,000          1.29          1.22               76.2%          76.2%
               21               $22,168,000          1.33          1.27               77.9%          77.9%
               24               $20,000,000          1.39          1.38               79.7%          79.7%
               32               $15,000,000          1.45          1.21               78.8%          73.5%
               36               $13,700,000          1.41          1.38               78.3%          78.3%
               38               $13,483,000          1.20          1.14               77.9%          77.9%
               41               $11,900,000          1.66          1.48               75.8%          75.8%
               44               $10,800,000          1.37          1.12               77.3%          74.6%
               50               $10,400,000          1.48          1.36               80.0%          80.0%
               51               $10,300,000          1.41          1.35               79.2%          79.2%
               52               $10,191,000          1.31          1.22               77.2%          77.2%
               56                $9,585,000          1.26          1.18               77.2%          77.2%
               57                $9,300,000          1.49          1.18               62.8%          57.9%
               67                $7,500,000          2.36          1.77               59.1%          55.2%
               68                $7,493,800          1.37          1.25               74.8%          63.6%
               69                $7,000,000          1.66          1.22               68.0%          63.2%
               72                $6,750,000          1.54          1.31               75.0%          66.6%
               73                $6,150,000          1.56          1.20               74.5%          68.7%
               74                $6,000,000          1.29          1.11               55.7%          50.8%
               78                $5,023,000          1.54          1.18               75.5%          68.2%
               79                $4,591,027          1.34          1.21               76.5%          64.6%
               82                $4,400,000          1.31          1.10               65.5%          59.7%
               87                $4,021,871          1.59          1.55               63.3%          57.6%
               88                $4,000,000          1.37          1.08               79.4%          76.4%
               91                $3,700,000          1.26          1.03               79.6%          71.8%
               92                $3,500,000          1.32          1.06               79.7%          71.8%
               95                $3,401,765          1.45          1.39               66.3%          56.5%
               99                $3,300,000          1.78          1.47               63.5%          59.5%
              106                $3,000,000          1.30          1.04               50.3%          45.5%
              110                $2,920,000          1.54          1.25               78.3%          69.2%
              115                $2,800,000          2.04          1.63               55.7%          51.0%
              128                $1,548,719          1.43          1.37               75.2%          68.1%


Mortgage Loan No.   Street Address
-----------------   -----------------------------------------------------------------------------------

               10   299 Walker Rd
               10   100 Trace Drive
               10   33 Constellation Circle
               10   714A Walker Rd
               10   1985 Campbell Street
               11   7340 & 7480 Miramar Road
               17   1895 Fourteenth Avenue SE
               21   3225 Alderwood Mall Blvd.
               24   6 Sun Island Drive
               32   2240 Sawtelle Blvd.
               36   1843 East Highland and 2300-2302 East Highland
               38   4747 East Elliot
               41   6530 Covington Road
               44   512 10th Street/1802 B Street, 25300 IH 10 West, 28730 IH 10 West, 25518 IH 10 West
               50   3178 Lavon Drive
               51   4001 Woodcreek Oaks Blvd
               52   500 S Sepulveda Boulevard
               56   1050 East Ray Road
               57   4323,4265,4281,4151 45th St
               67   14783 West Grand Avenue
               68   4651 Mimi Drive
               69   1814 Centeral Ave.
               72   2070 Newport Boulevard
               73   2501, 2551 and 2581 45th St South
               74   15305 Little Morongo Road
               78   4139 W. Bell Road
               79   7401 S. 78th Ave.
               82   201 Stauffer Court
               87   2401 SW 17th Rd.
               88   28983 & 28991 IH 10 West
               91   13799 Park Blvd
               92   1813 Old Philadelphia Pike
               95   5502 Memorial Dr.
               99   12331 Pacific Highway South
              106   350 Alumni Rd.
              110   2702 E. Yampa St., 1012 Hathaway Dr., 6050 Terminal Ave.
              115   988 Civic Center Drive
              128   205 Beltline Road


Mortgage Loan No.   City                       State   Zip Code       Property Type   Property Sub-Type   Units/SF
-----------------   ------------------------   -----   ------------   -------------   -----------------   --------

               10   Jackson                    TN             38305   Multifamily     Garden                   380
               10   Jackson                    TN             38305   Multifamily     Garden                   212
               10   Jackson                    TN             38305   Multifamily     Garden                   160
               10   Jackson                    TN             38305   Multifamily     Garden                   101
               10   Jackson                    TN             38305   Multifamily     Garden                    50
               11   San Diego                  CA             92126   Retail          Unanchored           211,734
               17   Albany                     OR             97322   Retail          Anchored             288,853
               21   Lynnwood                   WA             98036   Retail          Anchored             105,338
               24   Nantucket                  MA             02554   Self Storage    Self Storage          93,585
               32   Los Angeles                CA             90064   Self Storage    Self Storage          50,064
               36   Jonesboro                  AR             72401   Retail          Anchored             151,324
               38   Phoenix                    AZ             85044   Retail          Anchored              54,065
               41   Fort Wayne                 IN             46804   Multifamily     Garden                   495
               44   Floresville, San Antonio   TX      78114, 78257   Self Storage    Self Storage         227,392
               50   Garland                    TX             75040   Retail          Anchored             148,870
               51   Roseville                  CA             95747   Retail          Anchored              29,335
               52   Manhattan Beach            CA             90266   Office          Office                32,321
               56   Chandler                   AZ             85225   Retail          Unanchored            34,295
               57   Fargo                      ND             58104   Retail          Anchored             131,179
               67   Surprise                   AZ             85374   Hospitality     Limited Service          100
               68   Indianapolis               IN             46237   Multifamily     Garden                   304
               69   Albany                     NY             12205   Retail          Anchored             139,078
               72   Costa Mesa                 CA             92626   Hospitality     Limited Service           62
               73   Fargo                      ND             58104   Retail          Unanchored            56,469
               74   Desert Hot Springs         CA             92240   Self Storage    Self Storage          88,575
               78   Phoenix                    AZ             85053   Retail          Anchored              35,950
               79   Bridgeview                 IL             60455   Industrial      Warehouse            192,384
               82   Walkersville               MD             21793   Self Storage    Self Storage          55,928
               87   Ocala                      FL             34474   Self Storage    Self Storage          82,841
               88   Boerne                     TX             78006   Self Storage    Self Storage         111,286
               91   Seminole                   FL             33776   Self Storage    Self Storage          33,173
               92   Lancaster                  PA             17602   Self Storage    Self Storage          61,685
               95   Stone Mountain             GA             30083   Self Storage    Self Storage         105,788
               99   Lakewood                   WA             98499   Self Storage    Self Storage          52,175
              106   Newington                  CT             06111   Self Storage    Self Storage          88,300
              110   Colorado Springs           CO             80909   Self Storage    Self Storage          48,045
              115   Collierville               TN             38017   Self Storage    Self Storage          71,225
              128   Anderson                   SC             29621   Self Storage    Self Storage          39,349


                                                                                                                        Security
Mortgage Loan No.   Year Built                     Year Renovated   Percent Leased(5)    Percent Leased as of Date(5)   Type(6)
-----------------   ----------------------------   --------------   -----------------    ----------------------------   --------

               10                           1997              NAP                91.1%   03/07/2007                     Fee
               10                           2001              NAP                91.5%   03/07/2007                     Fee
               10                           1996             2006                99.4%   03/07/2007                     Fee
               10                           1979              NAP                91.0%   03/07/2007                     Fee
               10                           1997             2006                98.0%   03/07/2007                     Fee
               11   1991-1992                                 NAP                87.7%   07/09/2007                     Fee
               17   1988-2005                                2006                79.6%   02/13/2007                     Fee
               21                           1985              NAP                98.8%   03/01/2007                     Fee
               24                           2002              NAP                94.9%   04/22/2007                     Fee
               32                           1998              NAP                94.7%   04/26/2007                     Fee
               36                           1977             1998                96.4%   04/30/2007                     Fee
               38                           1986              NAP                89.3%   06/01/2007                     Fee
               41   1968-1973                                 NAP                85.1%   04/04/2007                     Fee
               44   1983-2006                                 NAP                87.8%   03/23/2007                     Fee
               50                           1995             2002               100.0%   04/30/2007                     Fee
               51                           2002              NAP               100.0%   03/15/2007                     Fee
               52                           1976              NAP                94.1%   12/31/2006                     Fee
               56                           2001              NAP                95.9%   03/01/2007                     Fee
               57                           2006              NAP                90.5%   03/01/2007                     Fee
               67                           2005              NAP                69.3%   03/01/2007                     Fee
               68                           1970             2006                82.9%   02/08/2007                     Fee
               69                           1990             2003                98.5%   12/31/2006                     Fee
               72                           1989              NAP                 NAP    NAP                            Fee
               73                           2001              NAP                91.5%   03/15/2007                     Fee
               74                           1994              NAP                84.0%   05/08/2007                     Fee
               78                           1985              NAP               100.0%   04/07/2007                     Fee
               79   1962, 1970's, 1987                        NAP               100.0%   01/01/2007                     Fee
               82                           2005              NAP                85.0%   05/31/2007                     Fee
               87                           1987              NAP                72.0%   03/19/2007                     Fee
               88   1985-2005                                 NAP                90.1%   03/23/2007                     Fee
               91                           1997              NAP                85.6%   05/16/2007                     Fee
               92   1998, 1999, 2000, 2004, 2007              NAP                77.2%   04/13/2007                     Fee
               95                           1988        1997-1998                78.8%   04/03/2007                     Fee
               99                           1983              NAP                99.6%   04/30/2007                     Fee
              106                           2002              NAP                53.3%   04/12/2007                     Fee
              110                           1996              NAP                94.3%   04/06/2007                     Fee
              115                           2004              NAP                82.4%   04/24/2007                     Fee
              128                           1990              NAP                80.4%   03/20/2007                     Fee


Mortgage Loan No.   Lien Position   Related Borrower List    Cut-Off Date Balance per Unit or SF   Note Date
-----------------   -------------   ----------------------   -----------------------------------   ----------
                                                                                                   05/11/2007
               10   First           NAP                                                  $71,982   05/11/2007
               10   First           NAP                                                  $71,982   05/11/2007
               10   First           NAP                                                  $71,982   05/11/2007
               10   First           NAP                                                  $71,982   05/11/2007
               10   First           NAP                                                  $71,982   05/11/2007
               11   First           11, 21, 38, 51, 52, 56                                  $227   06/04/2007
               17   First           NAP                                                     $130   03/26/2007
               21   First           11, 21, 38, 51, 52, 56                                  $210   05/02/2007
               24   First           NAP                                                     $214   05/10/2007
               32   First           NAP                                                     $300   05/17/2007
               36   First           NAP                                                      $91   07/12/2007
               38   First           11, 21, 38, 51, 52, 56                                  $249   03/29/2007
               41   First           NAP                                                  $24,040   04/30/2007
               44   First           44, 88                                                   $47   07/05/2007
               50   First           NAP                                                      $70   05/24/2007
               51   First           11, 21, 38, 51, 52, 56                                  $351   06/07/2007
               52   First           11, 21, 38, 51, 52, 56                                  $315   05/24/2007
               56   First           11, 21, 38, 51, 52, 56                                  $279   05/01/2007
               57   First           NAP                                                      $71   05/29/2007
               67   First           NAP                                                  $75,000   07/05/2007
               68   First           NAP                                                  $24,651   06/21/2007
               69   First           NAP                                                      $50   05/14/2007
               72   First           NAP                                                 $108,871   06/21/2007
               73   First           NAP                                                     $109   05/31/2007
               74   First           NAP                                                      $68   07/16/2007
               78   First           NAP                                                     $140   05/18/2007
               79   First           NAP                                                      $24   05/17/2007
               82   First           NAP                                                      $79   06/21/2007
               87   First           NAP                                                      $49   06/26/2007
               88   First           44, 88                                                   $36   05/08/2007
               91   First           NAP                                                     $112   06/06/2007
               92   First           NAP                                                      $57   04/25/2007
               95   First           NAP                                                      $32   05/25/2007
               99   First           NAP                                                      $63   06/01/2007
              106   First           NAP                                                      $34   05/23/2007
              110   First           NAP                                                      $61   04/20/2007
              115   First           NAP                                                      $39   05/08/2007
              128   First           NAP                                                      $39   06/05/2007


Mortgage Loan No.   First Payment Date (P&I)   First Payment Date (IO)   Maturity Date   Due Date   Grace Period(7)   ARD Loan
-----------------   ------------------------   -----------------------   -------------   --------   ---------------   --------
                    NAP                        07/01/2007                06/01/2012
               10   NAP                        07/01/2007                06/01/2012             1                 5   No
               10   NAP                        07/01/2007                06/01/2012             1                 5   No
               10   NAP                        07/01/2007                06/01/2012             1                 5   No
               10   NAP                        07/01/2007                06/01/2012             1                 5   No
               10   NAP                        07/01/2007                06/01/2012             1                 5   No
               11   NAP                        08/01/2007                07/01/2017             1                 8   No
               17   NAP                        05/01/2007                04/01/2017             1                 5   No
               21   NAP                        07/01/2007                06/01/2017             1                 8   No
               24   NAP                        07/01/2007                06/01/2017             1                 5   No
               32   07/01/2012                 07/01/2007                06/01/2017             1                 5   No
               36   NAP                        09/01/2007                08/01/2012             1                 5   No
               38   NAP                        05/01/2007                04/01/2017             1                 8   No
               41   NAP                        06/01/2007                05/01/2017             1                 5   No
               44   09/01/2009                 09/01/2007                08/01/2012             1                 5   No
               50   NAP                        07/01/2007                06/01/2017             1                 5   No
               51   NAP                        08/01/2007                07/01/2017             1                 8   No
               52   NAP                        07/01/2007                06/01/2017             1                 8   No
               56   NAP                        07/01/2007                06/01/2017             1                 8   No
               57   07/01/2011                 07/01/2007                06/01/2017             1                 5   No
               67   09/01/2012                 09/01/2007                08/01/2017             1                 5   No
               68   08/01/2007                 NAP                       07/01/2017             1                 5   No
               69   07/01/2012                 07/01/2007                06/01/2017             1                 5   No
               72   08/01/2009                 08/01/2007                07/01/2017             1                 5   No
               73   07/01/2011                 07/01/2007                06/01/2017             1                 5   No
               74   09/01/2010                 09/01/2007                08/01/2017             1                 5   No
               78   07/01/2010                 07/01/2007                06/01/2017             1                 5   No
               79   07/01/2007                 NAP                       06/01/2017             1                 5   No
               82   08/01/2010                 08/01/2007                07/01/2017             1                 5   No
               87   08/01/2007                 NAP                       07/01/2014             1                 5   No
               88   07/01/2009                 07/01/2007                06/01/2012             1                 5   No
               91   08/01/2010                 08/01/2007                07/01/2017             1                 5   No
               92   06/01/2010                 06/01/2007                05/01/2017             1                 5   No
               95   07/01/2007                 NAP                       06/01/2017             1                 5   No
               99   08/01/2012                 08/01/2007                07/01/2017             1                 5   No
              106   07/01/2010                 07/01/2007                06/01/2017             1                 5   No
              110   06/01/2009                 06/01/2007                05/01/2017             1                 5   No
              115   07/01/2011                 07/01/2007                06/01/2017             1                 5   No
              128   08/01/2007                 NAP                       07/01/2014             1                 5   No


Mortgage Loan No.   Lockbox Status   Lockbox Type   Original Term to Maturity   Remaining Term to Maturity   Original Amort. Term(8)
-----------------   --------------   ------------   -------------------------   --------------------------   -----------------------
                    None             NAP                                   60                           58                        IO
               10   None             NAP                                   60                           58                        IO
               10   None             NAP                                   60                           58                        IO
               10   None             NAP                                   60                           58                        IO
               10   None             NAP                                   60                           58                        IO
               10   None             NAP                                   60                           58                        IO
               11   None             NAP                                  120                          119                        IO
               17   None             NAP                                  120                          116                        IO
               21   None             NAP                                  120                          118                        IO
               24   None             NAP                                  120                          118                        IO
               32   None             NAP                                  120                          118                       357
               36   None             NAP                                   60                           60                        IO
               38   None             NAP                                  120                          116                        IO
               41   None             NAP                                  120                          117                        IO
               44   None             NAP                                   60                           60                       360
               50   None             NAP                                  120                          118                        IO
               51   None             NAP                                  120                          119                        IO
               52   None             NAP                                  120                          118                        IO
               56   None             NAP                                  120                          118                        IO
               57   None             NAP                                  120                          118                       360
               67   None             NAP                                  120                          120                       360
               68   None             NAP                                  120                          119                       360
               69   None             NAP                                  120                          118                       360
               72   None             NAP                                  120                          119                       360
               73   None             NAP                                  120                          118                       360
               74   None             NAP                                  120                          120                       360
               78   None             NAP                                  120                          118                       360
               79   None             NAP                                  120                          118                       360
               82   None             NAP                                  120                          119                       360
               87   None             NAP                                   84                           83                       360
               88   None             NAP                                   60                           58                       360
               91   None             NAP                                  120                          119                       360
               92   None             NAP                                  120                          117                       360
               95   None             NAP                                  120                          118                       360
               99   None             NAP                                  120                          119                       360
              106   None             NAP                                  120                          118                       360
              110   None             NAP                                  120                          117                       360
              115   None             NAP                                  120                          118                       360
              128   None             NAP                                   84                           83                       360


Mortgage Loan No.   Remaining Amort. Term   Mortgage Rate(9)    Monthly Payment (P&I)(9)   Monthly Payment (IO)(9)
-----------------   ---------------------   ----------------    ------------------------   -----------------------
                                       IO              5.660%                        NAP               $310,841.44
               10                      IO              5.660%                        NAP               $133,432.27
               10                      IO              5.660%                        NAP                $75,367.09
               10                      IO              5.660%                        NAP                $53,799.48
               10                      IO              5.660%                        NAP                $32,925.28
               10                      IO              5.660%                        NAP                $15,317.31
               11                      IO              5.460%                        NAP               $221,433.33
               17                      IO              5.540%                        NAP               $175,529.51
               21                      IO              5.470%                        NAP               $102,452.59
               24                      IO              5.750%                        NAP                $97,164.35
               32                     357              5.860%                 $88,874.52                $74,267.36
               36                      IO              6.180%                        NAP                $71,534.93
               38                      IO              5.570%                        NAP                $63,452.81
               41                      IO              5.630%                        NAP                $56,606.26
               44                     360              6.050%                 $65,099.04                $55,206.25
               50                      IO              5.700%                        NAP                $50,086.11
               51                      IO              5.460%                        NAP                $47,515.90
               52                      IO              5.590%                        NAP                $48,132.42
               56                      IO              5.480%                        NAP                $44,379.44
               57                     360              6.010%                 $55,818.00                $47,224.41
               67                     360              5.890%                 $44,437.26                $37,323.78
               68                     359              6.010%                 $45,015.00                       NAP
               69                     360              5.500%                 $39,745.23                $32,528.94
               72                     360              6.020%                 $40,556.50                $34,332.81
               73                     360              6.020%                 $36,951.47                $31,281.01
               74                     360              6.420%                 $37,608.96                $32,545.83
               78                     360              5.890%                 $29,761.11                $24,996.98
               79                     358              5.710%                 $26,727.58                       NAP
               82                     360              6.360%                 $27,407.12                $23,643.89
               87                     359              6.240%                 $24,756.45                       NAP
               88                     360              5.750%                 $23,342.91                $19,432.87
               91                     360              5.800%                 $21,709.86                $18,131.71
               92                     360              5.720%                 $20,358.40                $16,915.05
               95                     358              6.000%                 $20,432.68                       NAP
               99                     360              6.020%                 $19,827.62                $16,784.93
              106                     360              5.950%                 $17,890.19                $15,081.60
              110                     360              5.790%                 $17,114.60                $14,284.68
              115                     360              5.630%                 $16,127.22                $13,319.12
              128                     359              6.010%                  $9,303.00                       NAP


Mortgage Loan No.            Third Most Recent NOI   Third Most Recent NOI End Date           Second Most Recent NOI
-----------------   ------------------------------   ------------------------------   ------------------------------

               10                              NAP                              NAP                              NAP
               10                              NAP                              NAP                              NAP
               10                              NAP                              NAP                              NAP
               10                              NAP                              NAP                              NAP
               10                              NAP                              NAP                              NAP
               11                              NAP                              NAP                       $2,826,822
               17                              NAP                              NAP                              NAP
               21                              NAP                              NAP                       $1,506,881
               24                       $1,327,436                       12/31/2005                       $1,584,535
               32                       $1,125,066                       12/31/2005                       $1,263,749
               36                              NAP                              NAP                       $1,198,098
               38                         $853,559                       12/31/2004                         $883,384
               41                       $1,187,834                       12/31/2006                       $1,309,208
               44                         $848,022                       12/31/2005                         $937,572
               50                              NAP                              NAP                              NAP
               51                         $798,385                       12/31/2005                         $782,684
               52                         $697,601                       12/31/2004                         $795,517
               56                         $644,799                       12/31/2005                         $688,670
               57                              NAP                              NAP                              NAP
               67                          $87,407                       12/31/2005                       $1,108,320
               68                              NAP                              NAP                         $638,561
               69                              NAP                              NAP                         $377,482
               72                              NAP                              NAP                         $688,816
               73                         $510,467                       12/31/2004                         $520,647
               74                         $442,809                       12/31/2004                         $523,888
               78                         $261,922                       12/31/2004                         $446,595
               79                              NAP                              NAP                              NAP
               82                           $4,999         May-Dec 2005, Annualized                         $225,605
               87                         $624,445                       12/31/2005                         $491,581
               88                         $362,342                       12/31/2005                         $379,088
               91                         $269,528                       12/31/2005                         $260,948
               92                         $283,313                       12/31/2005                         $296,935
               95                         $263,269                       12/31/2005                         $379,392
               99                         $321,977                       12/31/2005                         $360,111
              106                         $120,651                       12/31/2005                         $205,611
              110                         $232,600                       12/31/2005                         $240,546
              115                         $127,153                       12/31/2005                         $254,487
              128                         $163,452                       12/31/2005                         $170,706


Mortgage Loan No.   Second Most Recent NOI End Date   Most Recent NOI   Most Recent NOI End Date   Underwritten EGI
-----------------   -------------------------------   ---------------   ------------------------   ----------------
                                                                                                         $8,008,548
               10   NAP                                    $2,259,020   TTM (01/31/2007)                 $3,370,223
               10   NAP                                    $1,248,095   TTM (01/31/2007)                 $1,906,410
               10   NAP                                      $892,630   TTM (01/31/2007)                 $1,438,215
               10   NAP                                      $569,498   TTM (01/31/2007)                   $860,321
               10   NAP                                      $272,050   TTM (01/31/2007)                   $433,379
               11   12/31/2005                             $3,523,943   12/31/2006                       $4,574,347
               17   NAP                                    $2,327,096   12/31/2006                       $4,495,877
               21   12/31/2005                             $1,621,813   12/31/2006                       $2,114,707
               24   12/31/2006                             $1,615,293   02/28/2007                       $2,080,420
               32   12/31/2007                             $1,322,838   02/28/2007                       $1,772,839
               36   12/31/2005                             $1,282,289   12/31/2006                       $1,520,217
               38   12/31/2005                               $934,816   12/31/2006                       $1,245,746
               41   TTM (04/16/2007)                       $1,405,899   (03/31/2007) Ann.                $2,386,668
               44   12/31/2006                             $1,015,703   03/31/2007                       $1,339,764
               50   NAP                                      $753,338   12/31/2006                       $1,429,531
               51   12/31/2006                             $1,033,573   (03/25/2007) Ann.                $1,181,426
               52   12/31/2005                               $722,602   12/31/2006                       $1,002,022
               56   12/31/2006                               $696,361   TTM (01/31/2007)                   $955,687
               57   NAP                                      $536,599   12/31/2006                       $1,459,004
               67   12/31/2006                             $1,197,453   03/31/2007                       $2,814,583
               68   12/31/2006                               $739,100   04/30/2007                       $1,759,284
               69   12/31/2005                               $451,620   12/31/2006                       $1,193,755
               72   12/31/2005                               $888,850   12/31/2006                       $1,916,842
               73   12/31/2005                               $650,595   12/31/2006                         $835,451
               74   12/31/2005                               $601,562   12/31/2006                         $923,313
               78   12/31/2005                               $457,030   12/31/2006                         $637,667
               79   NAP                                           NAP   NAP                                $956,025
               82   12/31/2006                               $318,056   05/31/2007                         $661,620
               87   12/31/2006                               $575,844   02/08/2007                         $914,539
               88   12/31/2006                               $369,940   (03/31/2007) Ann.                  $504,722
               91   12/31/2006                               $285,136   03/31/2007                         $534,582
               92   12/31/2006                               $282,266   03/31/2007                         $459,117
               95   12/31/2006                               $579,042   02/28/2007                         $867,638
               99   12/31/2006                               $382,460   03/31/2007                         $552,773
              106   12/31/2006                               $229,377   03/31/2007                         $524,354
              110   12/31/2006                               $330,905   01/31/2007                         $406,499
              115   12/31/2006                               $284,607   02/28/2007                         $576,952
              128   12/31/2006                               $164,768   02/28/2007                         $402,869


Mortgage Loan No.   Underwritten Expenses   Underwritable NOI   Underwritten Reserves   Underwritable Cash Flow   Balloon Balance
-----------------   ---------------------   -----------------   ---------------------   -----------------------   ---------------
                               $2,691,977          $5,316,570                $195,150                $5,121,420       $65,000,000
               10              $1,098,373          $2,271,850                 $85,500                $2,186,350       $27,902,000
               10                $615,214          $1,291,195                 $42,400                $1,248,795       $15,760,000
               10                $524,652            $913,563                 $32,000                  $881,563       $11,250,000
               10                $281,414            $578,907                 $25,250                  $553,657        $6,885,000
               10                $172,324            $261,055                 $10,000                  $251,055        $3,203,000
               11                $984,491          $3,589,857                $166,705                $3,423,152       $48,000,000
               17              $1,349,270          $2,708,529                $128,439                $2,580,090       $37,500,000
               21                $474,645          $1,640,062                 $84,668                $1,555,394       $22,168,000
               24                $460,686          $1,619,734                  $9,358                $1,610,376       $20,000,000
               32                $478,730          $1,294,109                  $7,510                $1,286,599       $14,003,393
               36                $200,645          $1,211,108                 $22,699                $1,188,409       $13,700,000
               38                $328,493            $917,253                 $48,600                  $868,653       $13,483,000
               41              $1,256,760          $1,129,908                $123,750                $1,006,158       $11,900,000
               44                $431,605            $908,159                 $34,815                  $873,344       $10,422,734
               50                $538,579            $890,951                 $75,411                  $815,540       $10,400,000
               51                $375,101            $806,325                 $37,345                  $768,980       $10,300,000
               52                $246,162            $755,860                 $51,920                  $703,940       $10,191,000
               56                $285,793            $669,894                 $39,958                  $629,936        $9,585,000
               57                $616,676            $842,328                 $53,066                  $789,262        $8,570,654
               67              $1,757,728          $1,056,855                $112,583                  $944,272        $7,014,251
               68              $1,020,783            $738,501                 $60,800                  $677,701        $6,377,363
               69                $547,458            $646,297                 $63,620                  $582,677        $6,512,073
               72              $1,280,896            $635,946                      $0                  $635,946        $5,995,868
               73                $250,017            $585,434                 $53,193                  $532,236        $5,668,601
               74                $420,236            $503,077                      $0                  $503,077        $5,473,089
               78                $174,572            $463,095                 $43,079                  $420,016        $4,536,508
               79                $526,831            $429,194                 $40,736                  $388,458        $3,875,912
               82                $291,337            $370,283                  $8,389                  $361,894        $4,010,187
               87                $442,414            $472,125                 $12,426                  $459,699        $3,660,395
               88                $184,257            $320,465                 $16,693                  $303,772        $3,851,525
               91                $260,380            $274,202                  $4,976                  $269,226        $3,336,475
               92                $190,383            $268,724                  $9,253                  $259,471        $3,151,179
               95                $511,102            $356,536                 $15,868                  $340,668        $2,896,335
               99                $194,647            $358,126                  $7,826                  $350,300        $3,092,195
              106                $288,392            $235,962                 $13,245                  $222,717        $2,712,587
              110                $143,016            $263,483                  $7,207                  $256,276        $2,580,338
              115                $250,863            $326,089                 $10,684                  $315,405        $2,564,335
              128                $243,736            $159,133                  $5,902                  $153,231        $1,403,471


Mortgage Loan No.   Current Value(10)   Source of Value(10)   Valuation Date   Largest Tenant(11)
-----------------   -----------------   -------------------   --------------   ----------------------------------------
                          $81,200,000
               10         $34,900,000   Appraisal             03/05/2007       NAP
               10         $19,700,000   Appraisal             03/05/2007       NAP
               10         $14,400,000   Appraisal             03/05/2007       NAP
               10          $8,100,000   Appraisal             03/05/2007       NAP
               10          $4,100,000   Appraisal             03/05/2007       NAP
               11         $65,600,000   Appraisal             03/18/2007       Treasures Furniture, Inc
               17         $49,200,000   Appraisal             02/08/2007       Sears
               21         $28,460,000   Appraisal             04/12/2007       Marshall's #293
               24         $25,090,000   Appraisal             04/03/2007       NAP
               32         $19,040,000   Appraisal             04/09/2007       NAP
               36         $17,500,000   Appraisal             03/19/2007       Hobby Lobby
               38         $17,300,000   Appraisal             02/22/2007       Walgreen Store #1599
               41         $15,700,000   Appraisal             03/21/2007       NAP
               44         $13,980,000   Appraisal             02/15/2007       NAP
               50         $13,000,000   Appraisal             05/01/2007       Hobby Lobby
               51         $13,000,000   Appraisal             05/01/2007       Wells Fargo Bank
               52         $13,200,000   Appraisal             05/01/2007       Allen Crivello and Tim Greaney So Cal Es
               56         $12,420,000   Appraisal             02/22/2007       Century 21 Metro Allaince
               57         $14,800,000   Appraisal             03/26/2007       Hornbachers
               67         $12,700,000   Appraisal             04/18/2007       NAP
               68         $10,020,000   Appraisal             05/17/2007       NAP
               69         $10,300,000   Appraisal             03/20/2007       Kohl's (Ground Lease)
               72          $9,000,000   Appraisal             05/04/2007       NAP
               73          $8,250,000   Appraisal             03/19/2007       Paramount Sports
               74         $10,780,000   Appraisal             02/24/2007       NAP
               78          $6,650,000   Appraisal             04/17/2007       Live Management
               79          $6,000,000   Appraisal             03/29/2007       Faith Cartage
               82          $6,720,000   Appraisal             05/07/2007       NAP
               87          $6,350,000   Appraisal             02/26/2007       NAP
               88          $5,040,000   Appraisal             02/08/2007       NAP
               91          $4,650,000   Appraisal             04/16/2007       NAP
               92          $4,390,000   Appraisal             03/16/2007       NAP
               95          $5,130,000   Appraisal             03/01/2007       NAP
               99          $5,200,000   Appraisal             04/13/2007       NAP
              106          $5,960,000   Appraisal             04/11/2007       NAP
              110          $3,730,000   Appraisal             03/12/2007       NAP
              115          $5,030,000   Appraisal             04/12/2007       NAP
              128          $2,060,000   Appraisal             02/28/2007       NAP


Mortgage Loan No.   Lease Expiration Date   % NSF     Second Largest Tenant                      Lease Expiration Date   % NSF
-----------------   ---------------------   -------   ----------------------------------------   ---------------------   -------

               10   NAP                         NAP   NAP                                        NAP                         NAP
               10   NAP                         NAP   NAP                                        NAP                         NAP
               10   NAP                         NAP   NAP                                        NAP                         NAP
               10   NAP                         NAP   NAP                                        NAP                         NAP
               10   NAP                         NAP   NAP                                        NAP                         NAP
               11   11/30/2013                 47.3%  New Horizons, Inc.                         06/30/2008                  8.9%
               17   07/24/2009                 23.5%  Gottschalks                                04/30/2015                 15.0%
               21   01/31/2012                 23.7%  Michael's Stores, Inc #2118                10/31/2010                 23.7%
               24   NAP                         NAP   NAP                                        NAP                         NAP
               32   NAP                         NAP   NAP                                        NAP                         NAP
               36   04/30/2011                 30.5%  Goody's                                    11/30/2009                 25.9%
               38   08/31/2026                 24.0%  Cactus Jacks                               05/31/2009                  7.8%
               41   NAP                         NAP   NAP                                        NAP                         NAP
               44   NAP                         NAP   NAP                                        NAP                         NAP
               50   09/30/2012                 39.9%  Big Lots                                   01/31/2013                 23.6%
               51   11/30/2012                 13.8%  GOLDEN ONE CREDIT UNION                    12/31/2007                 12.0%
               52   06/30/2011                  9.6%  Drs. M Simanian & Jacob Elisha Dr. Mitra   08/14/2007                  6.1%
               56   04/30/2009                 23.3%  Rosati's of Ocotillo, Inc                  06/30/2011                  8.6%
               57   04/30/2021                 49.6%  Paces Lodging Corp.                        04/30/2011                 14.6%
               67   NAP                         NAP   NAP                                        NAP                         NAP
               68   NAP                         NAP   NAP                                        NAP                         NAP
               69   01/28/2023                 63.6%  OfficeMax Store #14                        12/31/2009                 16.5%
               72   NAP                         NAP   NAP                                        NAP                         NAP
               73   03/30/2010                 19.2%  Old Chicago                                04/30/2011                 12.6%
               74   NAP                         NAP   NAP                                        NAP                         NAP
               78   09/30/2009                 27.7%  Associated Appliances Sales                10/31/2009                 13.6%
               79   03/31/2012                 56.7%  Mattress World                             08/31/2014                 43.3%
               82   NAP                         NAP   NAP                                        NAP                         NAP
               87   NAP                         NAP   NAP                                        NAP                         NAP
               88   NAP                         NAP   NAP                                        NAP                         NAP
               91   NAP                         NAP   NAP                                        NAP                         NAP
               92   NAP                         NAP   NAP                                        NAP                         NAP
               95   NAP                         NAP   NAP                                        NAP                         NAP
               99   NAP                         NAP   NAP                                        NAP                         NAP
              106   NAP                         NAP   NAP                                        NAP                         NAP
              110   NAP                         NAP   NAP                                        NAP                         NAP
              115   NAP                         NAP   NAP                                        NAP                         NAP
              128   NAP                         NAP   NAP                                        NAP                         NAP


Mortgage Loan No.   Third Largest Tenant                     Lease Expiration Date   % NSF       Insurance Escrow in Place
-----------------   --------------------------------------   ---------------------   ---------   -------------------------

               10   NAP                                      NAP                           NAP   Yes
               10   NAP                                      NAP                           NAP   Yes
               10   NAP                                      NAP                           NAP   Yes
               10   NAP                                      NAP                           NAP   Yes
               10   NAP                                      NAP                           NAP   Yes
               11   Scan Furniture                           07/31/2007                    8.1%  No
               17   Ross Dress for Less                      01/31/2011                   11.9%  No
               21   Gateway                                  05/31/2009                    9.0%  No
               24   NAP                                      NAP                           NAP   Yes
               32   NAP                                      NAP                           NAP   No
               36   Office Max                               01/31/2014                   15.9%  Yes
               38   Abacus Inn                               11/30/2007                    7.3%  No
               41   NAP                                      NAP                           NAP   No
               44   NAP                                      NAP                           NAP   Yes
               50   Mardel's                                 07/31/2017                   16.8%  Yes
               51   STEVEN W. FRANK, DDS                     09/30/2008                    7.9%  No
               52   Rolando Marcelino Vergel deDio Goko Gr   02/08/2008                    5.8%  No
               56   Catalina 1.75 Cleaners                   06/30/2008                    7.9%  No
               57   Alerus                                   06/26/2026                    2.1%  No
               67   NAP                                      NAP                           NAP   Yes
               68   NAP                                      NAP                           NAP   No
               69   Hawkin's Restaurant                      12/31/2007                    4.1%  Yes
               72   NAP                                      NAP                           NAP   Yes
               73   Play it again Sports                     01/31/2007                   11.4%  No
               74   NAP                                      NAP                           NAP   Yes
               78   Scuba Specialties                        06/30/2013                   10.7%  Yes
               79   NAP                                      NAP                           NAP   Yes
               82   NAP                                      NAP                           NAP   Yes
               87   NAP                                      NAP                           NAP   No
               88   NAP                                      NAP                           NAP   Yes
               91   NAP                                      NAP                           NAP   Yes
               92   NAP                                      NAP                           NAP   Yes
               95   NAP                                      NAP                           NAP   No
               99   NAP                                      NAP                           NAP   No
              106   NAP                                      NAP                           NAP   Yes
              110   NAP                                      NAP                           NAP   Yes
              115   NAP                                      NAP                           NAP   No
              128   NAP                                      NAP                           NAP   No


Mortgage Loan No.   Tax Escrow in Place(12)   Capital Expenditure Escrow in Place(13)   TI/LC Escrow in Place(14)
-----------------   -----------------------   ---------------------------------------   -------------------------

               10   Yes                       Yes                                       No
               10   Yes                       Yes                                       No
               10   Yes                       Yes                                       No
               10   Yes                       Yes                                       No
               10   Yes                       Yes                                       No
               11   No                        No                                        No
               17   No                        No                                        No
               21   No                        No                                        No
               24   Yes                       Yes                                       No
               32   Yes                       No                                        No
               36   Yes                       Yes                                       Yes
               38   No                        No                                        No
               41   Yes                       No                                        No
               44   Yes                       Yes                                       No
               50   Yes                       No                                        No
               51   No                        No                                        No
               52   No                        No                                        No
               56   No                        No                                        No
               57   No                        No                                        No
               67   Yes                       Yes                                       No
               68   No                        Yes                                       No
               69   Yes                       No                                        No
               72   Yes                       Yes                                       No
               73   No                        No                                        Yes
               74   Yes                       Yes                                       No
               78   Yes                       Yes                                       Yes
               79   Yes                       No                                        Yes
               82   Yes                       Yes                                       No
               87   Yes                       Yes                                       No
               88   Yes                       Yes                                       No
               91   Yes                       Yes                                       No
               92   Yes                       Yes                                       No
               95   Yes                       Yes                                       No
               99   No                        Yes                                       No
              106   Yes                       Yes                                       No
              110   Yes                       Yes                                       No
              115   No                        No                                        No
              128   Yes                       Yes                                       No


Mortgage Loan No.   Other Escrow Description(15)
-----------------   -----------------------------------------------------------------------

               10   NAP
               10   NAP
               10   NAP
               10   NAP
               10   NAP
               11   Earnout
               17   Kay Jewelers Reimbursement
               21   NAP
               24   NAP
               32   NAP
               36   Working Capital Reserve
               38   NAP
               41   NAP
               44   Reverse Earn Out
               50   NAP
               51   Reserve on dark space
               52   NAP
               56   NAP
               57   Lakemode Liquors Reserve
               67   NAP
               68   NAP
               69   NAP
               72   NAP
               73   Zoning Holdback
               74   NAP
               78   Phoenix Litigation Fund, Renewal and Re-Tenanting Fund, Cell Tower Fund
               79   Rent Abatement Reserve
               82   NAP
               87   NAP
               88   Earnout
               91   Reverse Earnout LOC
               92   Reverse Earnout
               95   NAP
               99   NAP
              106   Reverse Earnout LOC
              110   NAP
              115   NAP
              128   Additional Reserves Fund


Mortgage Loan No.   Springing Escrow Description(16)   Initial Capital Expenditure Escrow Requirement(17)
-----------------   --------------------------------   --------------------------------------------------

               10   NAP                                                                                $0
               10   NAP                                                                                $0
               10   NAP                                                                                $0
               10   NAP                                                                                $0
               10   NAP                                                                                $0
               11   NAP                                                                                $0
               17   Tax, Insurance                                                                     $0
               21   Other                                                                              $0
               24   NAP                                                                                $0
               32   NAP                                                                                $0
               36   Other                                                                              $0
               38   NAP                                                                                $0
               41   NAP                                                                                $0
               44   NAP                                                                                $0
               50   TI/LC, CapEx, Other                                                                $0
               51   Other                                                                              $0
               52   Tax, Insurance                                                                     $0
               56   Other                                                                              $0
               57   NAP                                                                                $0
               67   Other                                                                          $9,382
               68   Tax, Insurance                                                                     $0
               69   Other                                                                              $0
               72   NAP                                                                                $0
               73   NAP                                                                                $0
               74   NAP                                                                                $0
               78   NAP                                                                                $0
               79   NAP                                                                                $0
               82   NAP                                                                                $0
               87   Insurance                                                                          $0
               88   NAP                                                                                $0
               91   NAP                                                                                $0
               92   NAP                                                                                $0
               95   Tax, Insurance                                                                     $0
               99   NAP                                                                                $0
              106   NAP                                                                                $0
              110   NAP                                                                                $0
              115   NAP                                                                                $0
              128   Insurance                                                                     $35,937


Mortgage Loan No.   Monthly Capital Expenditure Escrow Requirement(18)   Current Capital Expenditure Escrow Balance(19)
-----------------   --------------------------------------------------   ----------------------------------------------

               10                                               $6,851                                               $0
               10                                               $3,822                                               $0
               10                                               $2,885                                               $0
               10                                               $1,821                                               $0
               10                                                 $883                                               $0
               11                                                   $0                                               $0
               17                                                   $0                                               $0
               21                                                   $0                                               $0
               24                                                 $780                                               $0
               32                                                   $0                                               $0
               36                                               $1,892                                               $0
               38                                                   $0                                               $0
               41                                                   $0                                               $0
               44                                               $2,901                                               $0
               50                                                   $0                                               $0
               51                                                   $0                                               $0
               52                                                   $0                                               $0
               56                                                   $0                                               $0
               57                                                   $0                                               $0
               67                                                   $0                                               $0
               68                                               $5,067                                               $0
               69                                                   $0                                               $0
               72                                               $4,000                                               $0
               73                                                   $0                                               $0
               74                                               $1,107                                               $0
               78                                                 $633                                               $0
               79                                                   $0                                               $0
               82                                                 $699                                               $0
               87                                               $1,034                                               $0
               88                                               $1,391                                               $0
               91                                                 $415                                               $0
               92                                                 $771                                             $771
               95                                               $1,330                                               $0
               99                                                 $652                                               $0
              106                                                 $736                                               $0
              110                                                 $601                                             $601
              115                                                   $0                                               $0
              128                                                   $0                                          $35,937


Mortgage Loan No.   Initial TI/LC Escrow Requirement(20)   Monthly TI/LC Escrow Requirement(21)   Current TI/LC Escrow Balance(22)
-----------------   ------------------------------------   ------------------------------------   --------------------------------

               10                                     $0                                     $0                                 $0
               10                                     $0                                     $0                                 $0
               10                                     $0                                     $0                                 $0
               10                                     $0                                     $0                                 $0
               10                                     $0                                     $0                                 $0
               11                                     $0                                     $0                                 $0
               17                                     $0                                     $0                                 $0
               21                                     $0                                     $0                                 $0
               24                                     $0                                     $0                                 $0
               32                                     $0                                     $0                                 $0
               36                               $350,000                                     $0                                 $0
               38                                     $0                                     $0                                 $0
               41                                     $0                                     $0                                 $0
               44                                     $0                                     $0                                 $0
               50                                     $0                                     $0                                 $0
               51                                     $0                                     $0                                 $0
               52                                     $0                                     $0                                 $0
               56                                     $0                                     $0                                 $0
               57                                     $0                                     $0                                 $0
               67                                     $0                                     $0                                 $0
               68                                     $0                                     $0                                 $0
               69                                     $0                                     $0                                 $0
               72                                     $0                                     $0                                 $0
               73                               $232,355                                     $0                           $307,355
               74                                     $0                                     $0                                 $0
               78                                     $0                                 $2,961                                 $0
               79                                     $0                                 $3,336                            $72,500
               82                                     $0                                     $0                                 $0
               87                                     $0                                     $0                                 $0
               88                                     $0                                     $0                                 $0
               91                                     $0                                     $0                                 $0
               92                                     $0                                     $0                                 $0
               95                                     $0                                     $0                                 $0
               99                                     $0                                     $0                                 $0
              106                                     $0                                     $0                                 $0
              110                                     $0                                     $0                                 $0
              115                                     $0                                     $0                                 $0
              128                                     $0                                     $0                                 $0


Mortgage Loan No.   Environmental Insurance(23)   Interest Accrual Method   Seasoning(24)
-----------------   ---------------------------   -----------------------   -------------
                                                  Actual/360                            2
               10   No                            Actual/360                            2
               10   No                            Actual/360                            2
               10   No                            Actual/360                            2
               10   No                            Actual/360                            2
               10   No                            Actual/360                            2
               11   No                            Actual/360                            1
               17   No                            Actual/360                            4
               21   No                            Actual/360                            2
               24   No                            Actual/360                            2
               32   No                            Actual/360                            2
               36   No                            Actual/360                            0
               38   No                            Actual/360                            4
               41   No                            Actual/360                            3
               44   No                            Actual/360                            0
               50   No                            Actual/360                            2
               51   No                            Actual/360                            1
               52   No                            Actual/360                            2
               56   No                            Actual/360                            2
               57   No                            Actual/360                            2
               67   No                            Actual/360                            0
               68   No                            Actual/360                            1
               69   No                            Actual/360                            2
               72   No                            Actual/360                            1
               73   No                            Actual/360                            2
               74   No                            Actual/360                            0
               78   No                            Actual/360                            2
               79   No                            Actual/360                            2
               82   No                            Actual/360                            1
               87   No                            Actual/360                            1
               88   No                            Actual/360                            2
               91   No                            Actual/360                            1
               92   No                            Actual/360                            3
               95   No                            Actual/360                            2
               99   No                            Actual/360                            1
              106   No                            Actual/360                            2
              110   No                            Actual/360                            3
              115   No                            Actual/360                            2
              128   No                            Actual/360                            1


                                                              Prepayment Code(25)
                    -------------------------------------------------------------------------------------------------------
                                                           Lesser of   Lesser of   Lesser of   Lesser of   Lesser of
Mortgage Loan No.   LO   DEF   DEF/YM1   DEF/YM0.5   YM1   YM and 5%   YM and 4%   YM and 3%   YM and 2%   YM and 1%   Open
-----------------   --   ---   -------   ---------   ---   ---------   ---------   ---------   ---------   ---------   ----
                    26    30                                                                                              4
               10   26    30                                                                                              4
               10   26    30                                                                                              4
               10   26    30                                                                                              4
               10   26    30                                                                                              4
               10   26    30                                                                                              4
               11   25    88                                                                                              7
               17   28    85                                                                                              7
               21   26    87                                                                                              7
               24   26    90                                                                                              4
               32   26    90                                                                                              4
               36   24    32                                                                                              4
               38   28    85                                                                                              7
               41   27    89                                                                                              4
               44   24    32                                                                                              4
               50   26    90                                                                                              4
               51   25    88                                                                                              7
               52   26    87                                                                                              7
               56   26    87                                                                                              7
               57   35    81                                                                                              4
               67   24    35                                                                                             61
               68   25    91                                                                                              4
               69   26    86                                                                                              7
               72   25    91                                                                                              4
               73   35    81                                                                                              4
               74   24    92                                                                                              4
               78   26    91                                                                                              3
               79   26                                90                                                                  4
               82   25    91                                                                                              4
               87   25    55                                                                                              4
               88   26    30                                                                                              4
               91   25    91                                                                                              4
               92   27    89                                                                                              4
               95   26    90                                                                                              4
               99   25                                91                                                                  4
              106   35                                81                                                                  4
              110   27    89                                                                                              4
              115   26    87                                                                                              7
              128   25    55                                                                                              4


Mortgage Loan No.   YM Formula(26)   Administrative Cost Rate (27)   Mortgage Loan No.
-----------------   --------------   -----------------------------   -----------------
                                                             2.095                  10
               10                                            2.095
               10                                            2.095
               10                                            2.095
               10                                            2.095
               10                                            2.095
               11                                            2.095                  11
               17                                            2.095                  17
               21                                            2.095                  21
               24                                            2.095                  24
               32                                            2.095                  32
               36                                            2.095                  36
               38                                            2.095                  38
               41                                            2.095                  41
               44                                            2.095                  44
               50                                            2.095                  50
               51                                            2.095                  51
               52                                            2.095                  52
               56                                            2.095                  56
               57                                            2.095                  57
               67                                            2.095                  67
               68                                            2.095                  68
               69                                            2.095                  69
               72                                            2.095                  72
               73                                            2.095                  73
               74                                            2.095                  74
               78                                            2.095                  78
               79   E                                        2.095                  79
               82                                            2.095                  82
               87                                            2.095                  87
               88                                            2.095                  88
               91                                            2.095                  91
               92                                            2.095                  92
               95                                            2.095                  95
               99   G                                        2.095                  99
              106   H                                        2.095                 106
              110                                            2.095                 110
              115                                            2.095                 115
              128                                            2.095                 128


                                   SCHEDULE V

                              NATCITY LOAN SCHEDULE

                                 [see attached]

APPENDIX II
CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS



Mortgage Loan No.   CMSA Loan No.   CMSA Property No.   Mortgage Loan Seller(1)   Property Name(2)
-----------------   -------------   -----------------   -----------------------   -------------------------
18                             18   18-001              NatCity                   Wellington
34                             34   34-001              NatCity                   Ashbury at Chenal
35                             35   35-001              NatCity                   Erie Shore Landings
48                             48   48-001              NatCity                   Wayne Town Plaza
63                             63   63-001              NatCity                   Edison Park Center
75                             75   75-001              NatCity                   Oakwood Apts.
81                             81   81-001              NatCity                   Pine Tree Plaza
93                             93   93-001              NatCity                   Holiday Inn Express
109                           109   109-001             NatCity                   Woodmere CVS Ground Lease
123                           123   123-001             NatCity                   Sunset Townhomes



Mortgage Loan No.   Loan Group   Cross-Collateralization(2)   Original Balance   Cut-Off Date Balance(3)   NOI DSCR(4)
-----------------   ----------   --------------------------   ----------------   -----------------------   -----------
18                           1   No                                $28,800,000               $28,800,000          1.16
34                           2   No                                $14,650,000               $14,650,000          1.51
35                           2   No                                $14,100,000               $14,100,000          1.51
48                           1   No                                $10,500,000               $10,491,400          1.37
63                           1   No                                 $8,700,000                $8,692,754          1.36
75                           2   No                                 $5,200,000                $5,200,000          1.93
81                           1   No                                 $4,500,000                $4,500,000          1.61
93                           1   No                                 $3,500,000                $3,493,188          2.99
109                          1   No                                 $3,000,000                $2,994,300          1.44
123                          2   No                                 $2,125,000                $2,125,000          1.68



Mortgage Loan No.   NCF DSCR(4)   Cut-Off Date LTV    Balloon LTV    Street Address                 City                 State
-----------------   -----------   ----------------    -----------    ----------------------------   ------------------   -----
18                         1.12               80.0%          80.0%   1035 - 1051 S. State Rd. 7     Wellington           FL
34                         1.25               72.5%          68.2%   16401 Chenal Valley Dr.        Little Rock          AR
35                         1.25               79.7%          72.7%   5115 Lake Rd.                  Sheffield Lake       OH
48                         1.27               75.5%          64.3%   4095 Burbank Rd.               Woooster             OH
63                         1.28               79.8%          67.8%   808 - 908 West Maple St.       Hartville            OH
75                         1.53               66.7%          60.8%   6928 Oakwood Dr.               Florence             KY
81                         1.29               66.2%          60.4%   4174 - 4246 Pontiac Lake Rd.   Waterford Township   MI
93                         2.62               49.2%          41.5%   3154 Navarre Ave.              Oregon               OH
109                        1.43               62.4%          52.9%   28100 Chagrin Blvd.            Woodmere             OH
123                        1.38               78.7%          71.8%   630 S. Abbe Rd.                Elyria               OH



Mortgage Loan No.   Zip Code   Property Type   Property Sub-Type   Units/SF   Year Built                        Year Renovated
-----------------   --------   -------------   -----------------   --------   -------------------------------   --------------
18                     33414   Mixed Use       Retail/Office         96,711                       2006 - 2007              NAP
34                     72223   Multifamily     Low Rise                 216                              1999              NAP
35                     44054   Multifamily     High Rise                241                              1969        2000-2006
48                     44691   Retail          Anchored             146,985                              1992              NAP
63                     44632   Retail          Anchored             137,168            1974, 1975, 1978, 1999             2004
75                     41042   Multifamily     Garden                   201   Phase I - 1970; Phase II - 1979              NAP
81                     48328   Retail          Shadow Anchored       49,978                              1987             2006
93                     43616   Hospitality     Limited Service           85                              2003              NAP
109                    44122   Other           Leased Fee            11,970                              2007              NAP
123                    44035   Multifamily     Garden                    48                              1970        2004-2006



Mortgage Loan No.   Percent Leased(5)    Percent Leased as of Date(5)   Security Type(6)   Lien Position   Related Borrower List
-----------------   -----------------    ----------------------------   ----------------   -------------   ---------------------
18                               84.1%   05/18/2007                     Fee                First           NAP
34                               95.8%   06/20/2007                     Fee                First           NAP
35                               93.4%   06/14/2007                     Fee                First           35, 123
48                               94.1%   05/31/2007                     Fee                First           48, 63, 109
63                               94.4%   04/19/2007                     Fee                First           48, 63, 109
75                               97.0%   05/14/2007                     Fee                First           NAP
81                               85.3%   07/26/2007                     Fee                First           NAP
93                               73.5%   11/01/2006                     Fee                First           NAP
109                             100.0%   05/07/2007                     Fee                First           48, 63, 109
123                              95.8%   06/14/2007                     Fee                First           35, 123



Mortgage Loan No.   Cut-Off Date Balance per Unit or SF   Note Date    First Payment Date (P&I)   First Payment Date (IO)
-----------------   -----------------------------------   ----------   ------------------------   -----------------------
18                                                 $298   05/30/2007   NAP                        07/01/2007
34                                              $67,824   06/29/2007   08/01/2012                 08/01/2007
35                                              $58,506   07/11/2007   09/01/2010                 09/01/2007
48                                                  $71   06/07/2007   08/01/2007                 NAP
63                                                  $63   06/14/2007   08/01/2007                 NAP
75                                              $25,871   06/15/2007   08/01/2010                 08/01/2007
81                                                  $90   07/12/2007   09/01/2010                 09/01/2007
93                                              $41,096   05/15/2007   07/01/2007                 NAP
109                                                $250   05/25/2007   07/01/2007                 NAP
123                                             $44,271   07/17/2007   09/01/2010                 09/01/2007



Mortgage Loan No.   Maturity Date   Due Date   Grace Period(7)   ARD Loan   Lockbox Status   Lockbox Type
-----------------   -------------   --------   ---------------   --------   --------------   ------------
18                  06/01/2017             1                 5   No         None             NAP
34                  07/01/2017             1                 7   No         None             NAP
35                  08/01/2017             1                 7   No         None             NAP
48                  07/01/2017             1                 7   No         None             NAP
63                  07/01/2017             1                 7   No         None             NAP
75                  07/01/2017             1                 7   No         None             NAP
81                  08/01/2017             1                 7   No         None             NAP
93                  06/01/2017             1                 7   No         None             NAP
109                 06/01/2017             1                 7   No         None             NAP
123                 08/01/2017             1                 7   No         None             NAP



Mortgage Loan No.   Original Term to Maturity   Remaining Term to Maturity   Original Amort. Term(8)   Remaining Amort. Term
-----------------   -------------------------   --------------------------   -----------------------   ---------------------
18                                        120                          118                        IO                      IO
34                                        120                          119                       360                     360
35                                        120                          120                       360                     360
48                                        120                          119                       360                     359
63                                        120                          119                       360                     359
75                                        120                          119                       360                     360
81                                        120                          120                       360                     360
93                                        120                          118                       360                     358
109                                       120                          118                       360                     358
123                                       120                          120                       360                     360



Mortgage Loan No.   Mortgage Rate(9)    Monthly Payment (P&I)(9)   Monthly Payment (IO)(9)   Third Most Recent NOI
-----------------   ----------------    ------------------------   -----------------------   ---------------------
18                             6.080%                        NAP               $147,946.67                     NAP
34                             6.345%                 $91,109.68                $78,537.73                     NAP
35                             6.455%                 $88,704.72                $76,899.67                $787,192
48                             6.045%                 $63,256.91                       NAP              $1,107,671
63                             5.982%                 $52,058.02                       NAP                $980,011
75                             6.375%                 $32,441.23                $28,008.68                $520,300
81                             6.434%                 $28,248.02                $24,462.60                     NAP
93                             5.720%                 $20,358.40                       NAP                $465,927
109                            5.830%                 $17,659.95                       NAP                     NAP
123                            6.421%                 $13,321.23                $11,528.44                $193,248



Mortgage Loan No.   Third Most Recent NOI End Date   Second Most Recent NOI   Second Most Recent NOI End Date
-----------------   ------------------------------   ----------------------   -------------------------------
18                  NAP                                            $550,020   (12/31/2006) Ann 9 mos.
34                  NAP                                            $980,617   12/31/2005
35                  12/31/2004                                     $647,536   12/31/2005
48                  12/31/2004                                   $1,076,560   12/31/2005
63                  12/31/2004                                     $973,461   12/31/2005
75                  12/31/2005                                     $560,128   12/31/2006
81                  NAP                                            $388,757   12/31/2005
93                  12/31/2004                                     $711,793   12/31/2005
109                 NAP                                                 NAP   NAP
123                 12/31/2005                                     $222,953   12/31/2006



Mortgage Loan No.   Most Recent NOI   Most Recent NOI End Date   Underwritten EGI   Underwritten Expenses   Underwritable NOI
-----------------   ---------------   ------------------------   ----------------   ---------------------   -----------------
18                         $804,948   03/31/2007                       $3,275,503              $1,213,668          $2,061,835
34                       $1,162,941   12/31/2006                       $2,173,749                $748,000          $1,425,747
35                       $1,307,560   6/30/2007 Annualized             $2,264,856                $872,417          $1,392,439
48                       $1,081,758   12/31/2006                       $1,410,680                $367,138          $1,043,542
63                         $951,574   12/31/2006                       $1,114,973                $264,265            $850,708
75                         $590,696   T-12 (4/30/2007)                 $1,249,438                $601,821            $647,617
81                         $452,548   12/31/2006                         $720,534                $248,488            $472,046
93                         $902,612   12/31/2006                       $1,337,712                $607,236            $730,476
109                             NAP   NAP                                $315,188                  $9,456            $305,732
123                        $233,004   T-12 (06/30/2007)                  $309,954                 $77,168            $232,786



Mortgage Loan No.   Underwritten Reserves   Underwritable Cash Flow   Balloon Balance   Current Value(10)   Source of Value(10)
-----------------   ---------------------   -----------------------   ---------------   -----------------   -------------------
18                                $80,868                $1,980,967       $28,800,000         $36,000,000   Appraisal
34                                $54,000                $1,371,747       $13,784,736         $20,200,000   Appraisal
35                                $60,250                $1,332,189       $12,869,944         $17,700,000   Appraisal
48                                $78,989                  $964,553        $8,937,535         $13,900,000   Appraisal
63                                $50,938                  $799,770        $7,391,688         $10,900,000   Appraisal
75                                $50,250                  $597,367        $4,740,619          $7,800,000   Appraisal
81                                $33,128                  $438,918        $4,105,863          $6,800,000   Appraisal
93                                $89,686                  $640,790        $2,949,949          $7,100,000   Appraisal
109                                $1,796                  $303,936        $2,536,855          $4,800,000   Appraisal
123                               $12,000                  $220,786        $1,938,421          $2,700,000   Appraisal



Mortgage Loan No.   Valuation Date   Largest Tenant(11)               Lease Expiration Date   % NSF
-----------------   --------------   ------------------------------   ---------------------   -----
18                  02/05/2008       Palm Beach Atlantic University   04/01/2017               12.4%
34                  05/08/2007       NAP                              NAP                       NAP
35                  06/14/2007       NAP                              NAP                       NAP
48                  04/09/2007       Elder-Beerman                    04/30/2014               36.4%
63                  04/13/2007       Marc's                           11/21/2009               32.7%
75                  05/07/2007       NAP                              NAP                       NAP
81                  03/15/2007       Dolgencorp, Inc.                 10/31/2009               14.0%
93                  03/23/2007       NAP                              NAP                       NAP
109                 03/26/2007       CVS Pharmacy, Inc.               01/31/2032              100.0%
123                 06/14/2007       NAP                              NAP                       NAP



Mortgage Loan No.   Second Largest Tenant      Lease Expiration Date   % NSF    Third Largest Tenant
-----------------   ------------------------   ---------------------   -----    --------------------------
18                  Ching's Development, LLC   05/01/2017                8.3%   Sakura Restaurant
34                  NAP                        NAP                       NAP    NAP
35                  NAP                        NAP                       NAP    NAP
48                  JCPenney                   02/28/2009               23.3%   Fashion Bug
63                  Big Lots                   01/31/2010               22.1%   Goodwill Industries
75                  NAP                        NAP                       NAP    NAP
81                  Secretary of State         09/30/2008                6.7%   Harbour Mortgage Co., Inc.
93                  NAP                        NAP                       NAP    NAP
109                 NAP                        NAP                       NAP    NAP
123                 NAP                        NAP                       NAP    NAP



Mortgage Loan No.   Lease Expiration Date   % NSF    Insurance Escrow in Place   Tax Escrow in Place(12)
-----------------   ---------------------   -----    -------------------------   -----------------------
18                  04/01/2017                6.4%   Yes                         Yes
34                  NAP                       NAP    No                          Yes
35                  NAP                       NAP    Yes                         Yes
48                  01/31/2009                8.7%   Yes                         Yes
63                  04/18/2009                6.6%   Yes                         Yes
75                  NAP                       NAP    Yes                         Yes
81                  05/31/2009                6.7%   Yes                         Yes
93                  NAP                       NAP    No                          Yes
109                 NAP                       NAP    No                          No
123                 NAP                       NAP    Yes                         Yes



Mortgage Loan No.   Capital Expenditure Escrow in Place(13)   TI/LC Escrow in Place(14)   Other Escrow Description(15)
-----------------   ---------------------------------------   -------------------------   ----------------------------
18                  Yes                                       Yes                         Holdback
34                  No                                        No                          NAP
35                  Yes                                       No                          NAP
48                  Yes                                       Yes                         NAP
63                  Yes                                       Yes                         NAP
75                  Yes                                       No                          NAP
81                  Yes                                       Yes                         NAP
93                  Yes                                       No                          NAP
109                 No                                        No                          NAP
123                 Yes                                       No                          NAP



Mortgage Loan No.   Springing Escrow Description(16)   Initial Capital Expenditure Escrow Requirement(17)
-----------------   --------------------------------   --------------------------------------------------
18                  NAP                                                                                $0
34                  NAP                                                                                $0
35                  NAP                                                                                $0
48                  NAP                                                                          $315,000
63                  NAP                                                                           $50,000
75                  NAP                                                                          $100,328
81                  NAP                                                                                $0
93                  NAP                                                                                $0
109                 NAP                                                                                $0
123                 NAP                                                                                $0



Mortgage Loan No.   Monthly Capital Expenditure Escrow Requirement(18)   Current Capital Expenditure Escrow Balance(19)
-----------------   --------------------------------------------------   ----------------------------------------------
18                                                              $1,746                                           $3,492
34                                                                  $0                                               $0
35                                                              $5,021                                               $0
48                                                              $1,250                                         $316,250
63                                                              $2,365                                          $50,000
75                                                              $4,197                                         $100,328
81                                                              $1,189                                               $0
93                                                              $6,126                                          $12,252
109                                                                 $0                                               $0
123                                                             $1,000                                               $0



Mortgage Loan No.   Initial TI/LC Escrow Requirement(20)   Monthly TI/LC Escrow Requirement(21)
-----------------   ------------------------------------   ------------------------------------
18                                                    $0                                $14,583
34                                                    $0                                     $0
35                                                    $0                                     $0
48                                              $250,000                                $17,485
63                                              $315,000                                     $0
75                                                    $0                                     $0
81                                               $50,000                                 $2,083
93                                                    $0                                     $0
109                                                   $0                                     $0
123                                                   $0                                     $0



Mortgage Loan No.   Current TI/LC Escrow Balance(22)   Environmental Insurance(23)   Interest Accrual Method   Seasoning(24)
-----------------   --------------------------------   ---------------------------   -----------------------   -------------
18                                           $29,166   No                            Actual/360                            2
34                                                $0   No                            Actual/360                            1
35                                                $0   No                            Actual/360                            0
48                                          $267,485   No                            Actual/360                            1
63                                        $3,150,000   No                            Actual/360                            1
75                                                $0   No                            Actual/360                            1
81                                           $50,000   No                            Actual/360                            0
93                                                $0   No                            Actual/360                            2
109                                               $0   No                            Actual/360                            2
123                                               $0   No                            Actual/360                            0

                                                             Prepayment Code(25)
                    ------------------------------------------------------------------------------------------------------
Mortgage Loan No.   LO   DEF   DEF/YM1   DEF/YM0.5   YM1   Lesser of YM and 5%   Lesser of YM and 4%   Lesser of YM and 3%
-----------------   --   ---   -------   ---------   ---   -------------------   -------------------   -------------------
18                  26    90
34                  25    91
35                  24    92
48                  25    91
63                  25    91
75                  25    90
81                  24    92
93                  26    90
109                 26    90
123                 24    92

                                 Prepayment Code(25)
                    ----------------------------------------------
Mortgage Loan No.   Lesser of YM and 2%  Lesser of YM and 1%  Open  YM Formula(26)  Administrative Cost Rate (27)  Mortgage Loan No.
-----------------   -------------------  -------------------  ----  --------------  -----------------------------  -----------------
18                                                               4                                          5.095  18
34                                                               4                                          5.095  34
35                                                               4                                          5.095  35
48                                                               4                                          5.095  48
63                                                               4                                          7.095  63
75                                                               5                                          7.095  75
81                                                               4                                          7.095  81
93                                                               4                                          7.095  93
109                                                              4                                          7.095  109
123                                                              4                                          7.095  123

                                   SCHEDULE VI

                                   [Reserved]

                                  SCHEDULE VII

             LIST OF ESCROW ACCOUNTS NOT CURRENTLY ELIGIBLE ACCOUNTS
                                (Section 8.3(e))

Morgan Stanley Mortgage Capital Holdings LLC
--------------------------------------------

NONE

Principal Commercial Funding II, LLC
------------------------------------

NONE

Royal Bank of Canada
--------------------

NONE

Prudential Mortgage Capital Funding, LLC
----------------------------------------

NONE

National City Bank
------------------

NONE

                                  SCHEDULE VIII

                   CERTAIN ESCROW ACCOUNTS FOR WHICH A REPORT
                        UNDER SECTION 5.1(g) IS REQUIRED

Morgan Stanley Mortgage Capital Holdings LLC:
---------------------------------------------

One Indiana Square

Principal Commercial Funding II, LLC:
-------------------------------------

Hampton Inn
20 Aquarium Drive
Sunset Plaza Shopping Center

Royal Bank of Canada:
---------------------

Century 21

Prudential Mortgage Capital Funding, LLC:
-----------------------------------------

First Stamford
Hilton Washington DC
190 East 7th Street
The AES Building
Sample 95 Industrial Portfolio
BoDo Lifestyle Center
Szeles Portfolio I - Rossmoyne Business Center
Szeles Portfolio I - 100 Corporate Center
Szeles Portfolio I - Evergreen Center
Szeles Portfolio I - East Park Building
Szeles Portfolio I - Anchor Place
Szeles Portfolio I - Commerce Business Center
Szeles Portfolio I - State Hill Professional Center
Headquarters I,II, & Severna Park I
Dorneyville Shopping Center
Super DSM
Gemini Towers
Bridger Peaks Town Center
French Quarter Apartments
Peace Corporate Industrial
Beechwood Centre
Palms at Rolling Creek
Edina Professional Building
Woodranch Center
Southcross Village
Emmott Business Park
Bedrosian - Colorado Springs
Twin Spires Self Storage
The Tower
Alameda Crossing Shops
La Quinta Inn & Suites
Colonial Woods

National City Bank:
-------------------

Wellington

                                   SCHEDULE IX

   LIST OF MORTGAGORS THAT ARE THIRD-PARTY BENEFICIARIES UNDER SECTION 2.3(a)

Morgan Stanley Mortgage Capital Holdings LLC:
---------------------------------------------

Cecil & Randolph Associates, LLC
Cedar & Shields Associates, LLC
Floral & Whitson Associates, LLC
Lerdo & Central Associates, LLC
Nine SAC Self-Storage Corporation
Ten SAC Self-Storage Corporation
Six-A SAC Self-Storage Corporation
Six-B SAC Self-Storage Corporation
Six-C SAC Self-Storage Corporation
Eight SAC Self-Storage Corporation

Principal Commercial Funding II, LLC:
-------------------------------------

NONE

Royal Bank of Canada:
---------------------

NONE

Prudential Mortgage Capital Funding, LLC:
-----------------------------------------

NONE

National City Bank:
-------------------

NONE

                                   SCHEDULE X

                                   [Reserved]

                                   SCHEDULE XI

                                EARN-OUT RESERVES

Morgan Stanley Mortgage Capital Holdings LLC:
---------------------------------------------

NONE

Principal Commercial Funding II, LLC:
-------------------------------------

210 Adrian Road
190 Jony Drive
Arrowhead Shops Shopping Center

Royal Bank of Canada:
---------------------

Ahwautukee Mercado
Evergreen-Fair Oaks
Metroplex
Lanco Mini Storage
Park Oakhurst
Planet Self Storage

Prudential Mortgage Capital Funding, LLC:
-----------------------------------------

NONE

National City Bank:
-------------------

NONE

                                  SCHEDULE XII

           LIST OF MORTGAGE LOANS FOR WHICH A SCHEDULED PAYMENT IS DUE
                      AFTER THE END OF A COLLECTION PERIOD

Morgan Stanley Mortgage Capital Holdings LLC:
---------------------------------------------

81 Main Street
Regal Cinema - Eagan
Rite Aid - Mt. Gilead

Principal Commercial Funding II, LLC:
-------------------------------------

Sunset Plaza Shopping Center
11100 Westlake Drive

Royal Bank of Canada:
---------------------

Provinces
Manhattan Beach Mall
Woodcreek Village
Ahwatukee Mercado
Lynnwood
Metroplex

Prudential Mortgage Capital Funding, LLC:
-----------------------------------------

NONE

National City Bank:
-------------------

Sunset Townhomes
Woodmere CVS Ground Lease
Holiday Inn Express
Pine Tree Plaza
Oakwood Apts.
Edison Park Center
Wayne Town Plaza
Erie Shore Landings
Ashbury at Chenal

                                  SCHEDULE XIII

             LIST OF MORTGAGE LOANS THAT PERMIT VOLUNTARY PRINCIPAL PREPAYMENT WITHOUT PAYMENT OF A FULL MONTH'S INTEREST

Morgan Stanley Mortgage Capital Holdings LLC:
---------------------------------------------

NONE

Principal Commercial Funding II, LLC:
-------------------------------------

NONE

Royal Bank of Canada:
---------------------

NONE

Prudential Mortgage Capital Funding, LLC:
-----------------------------------------

NONE

National City Bank:
-------------------

NONE

                                  SCHEDULE XIV

                                   [Reserved]

                                   SCHEDULE XV

                                   [Reserved]

                                  SCHEDULE XVI

         SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

      The assessment of compliance to be delivered shall address, at a minimum, the criteria identified below as "Relevant Servicing Criteria":

                                                                                                         Applicable
                                            Relevant Servicing Criteria                                  Party(ies)
------------------------------------------------------------------------------------------------------------------------------------
       Reference                                          Criteria
------------------------------------------------------------------------------------------------------------------------------------
                                              General Servicing Considerations
------------------------------------------------------------------------------------------------------------------------------------

1122(d)(1)(i)            Policies and procedures are instituted to monitor any performance or           Paying Agent
                         other triggers and events of default in accordance with the transaction      Master Servicers
                         agreements.                                                                 Special Servicers
                                                                                                     Primary Servicers

1122(d)(1)(ii)           If any material servicing activities are outsourced to third parties,          Paying Agent
                         policies and procedures are instituted to monitor the third party's          Master Servicers
                         performance and compliance with such servicing activities.                  Special Servicers
                                                                                                     Primary Servicers

1122(d)(1)(iii)          Any requirements in the transaction agreements to maintain a back-up               N/A
                         servicer for the mortgage loans are maintained.

1122(d)(1)(iv)           A fidelity bond and errors and omissions policy is in effect on the party      Paying Agent
                         participating in the servicing function throughout the reporting period      Master Servicers
                         in the amount of coverage required by and otherwise in accordance with      Special Servicers
                         the terms of the transaction agreements.                                    Primary Servicers

                                             Cash Collection and Administration

1122(d)(2)(i)            Payments on mortgage loans are deposited into the appropriate custodial        Paying Agent
                         bank accounts and related bank clearing accounts no more than two            Master Servicers
                         business days following receipt, or such other number of days specified     Special Servicers
                         in the transaction agreements.                                              Primary Servicers

1122(d)(2)(ii)           Disbursements made via wire transfer on behalf of an obligor or to an          Paying Agent
                         investor are made only by authorized personnel.                              Master Servicers
                                                                                                     Primary Servicers

1122(d)(2)(iii)          Advances of funds or guarantees regarding collections, cash flows or         Master Servicers
                         distributions, and any interest or other fees charged for such advances,    Special Servicers
                         are made, reviewed and approved as specified in the transaction                  Trustee
                         agreements.

1122(d)(2)(iv)           The related accounts for the transaction, such as cash reserve accounts        Paying Agent
                         or accounts established as a form of overcollateralization, are              Master Servicers
                         separately maintained (e.g., with respect to commingling of cash) as set    Special Servicers
                         forth in the transaction agreements.                                        Primary Servicers

1122(d)(2)(v)            Each custodial account is maintained at a federally insured depository       Master Servicers
                         institution as set forth in the transaction agreements. For purposes of     Special Servicers
                         this criterion, "federally insured depository institution" with respect     Primary Servicers
                         to a foreign financial institution means a foreign financial institution       Paying Agent
                         that meets the requirements of Rule 13k-1(b)(1) of the Securities
                         Exchange Act.

1122(d)(2)(vi)           Unissued checks are safeguarded so as to prevent unauthorized access.        Master Servicers
                                                                                                     Special Servicers
                                                                                                     Primary Servicers

1122(d)(2)(vii)          Reconciliations are prepared on a monthly basis for all asset-backed
                         securities related bank accounts, including custodial accounts and             Paying Agent
                         related bank clearing accounts. These reconciliations are (A)                Master Servicers
                         mathematically accurate; (B) prepared within 30 calendar days after the     Special Servicers
                         bank statement cutoff date, or such other number of days specified in the   Primary Servicers
                         transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

                                             Investor Remittances and Reporting

1122(d)(3)(i)            Reports to investors, including those to be filed with the Commission,         Paying Agent
                         are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports:

1122(d)(3)(i)(A)         (A) Are prepared in accordance with timeframes and other terms set  forth   Paying Agent
                         in the transaction agreements;                                              Party who files
                                                                                                     report

1122(d)(3)(i)(B)         (B) Provide information calculated in accordance with the terms specified   Paying Agent
                         in the transaction agreements;

1122(d)(3)(i)(C)         (C) Are filed with the Commission as required by its rules and              Party who files
                         regulations; and                                                            report

1122(d)(3)(i)(D)         (D) Agree with investors' or the Paying Agent's records as to the total     Paying Agent
                         unpaid principal balance and number of pool assets serviced by each of the Master Servicers, Special Servicers and Primary Servicers.

1122(d)(3)(ii)           Amounts due to investors are allocated and remitted in accordance with         Paying Agent
                         timeframes, distribution priority and other terms set forth in the transaction agreements.

1122(d)(3)(iii)          Disbursements made to an investor are posted within two business days to       Paying Agent
                         the Servicer's investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)           Amounts remitted to investors per the investor reports agree with              Paying Agent
                         cancelled checks, or other form of payment, or custodial bank statements.

                                                 Pool Asset Administration

1122(d)(4)(i)            Collateral or security on mortgage loans is maintained as required by the       Custodian
                         transaction agreements or related mortgage loan documents.                   Master Servicers
                                                                                                     Special Servicers
                                                                                                     Primary Servicers

1122(d)(4)(ii)           Mortgage loan and related documents are safeguarded as required by the          Custodian
                         transaction agreements.
1122(d)(4)(iii)          Any additions, removals or substitutions to the asset pool are made,            Custodian
                         reviewed and approved in accordance with any conditions or requirements      Master Servicers
                         in the transaction agreements.                                              Special Servicers
                                                                                                     Primary Servicers

1122(d)(4)(iv)           Payments on mortgage loans, including any payoffs, made in accordance        Master Servicers
                         with the related mortgage loan documents are posted to the Servicer's       Primary Servicers
                         obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
1122(d)(4)(v)            The Servicer's records regarding the mortgage loans agree with the           Master Servicers
                         Servicer's records with respect to an obligor's unpaid principal balance.   Primary Servicers

1122(d)(4)(vi)           Changes with respect to the terms or status of an obligor's mortgage         Master Servicers
                         loans (e.g., loan modifications or re-agings) are made, reviewed and        Special Servicers
                         approved by authorized personnel in accordance with the transaction         Primary Servicers
                         agreements and related pool asset documents.

1122(d)(4)(vii)          Loss mitigation or recovery actions (e.g., forbearance plans,                Master Servicers
                         modifications and deeds in lieu of foreclosure, foreclosures and            Special Servicers
                         repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

1122(d)(4)(viii)         Records documenting collection efforts are maintained during the period a    Master Servicers
                         mortgage loan is delinquent in accordance with the transaction              Special Servicers
                         agreements. Such records are maintained on at least a monthly basis, or     Primary Servicers
                         such other period specified in the transaction agreements, and describe the entity's activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)           Adjustments to interest rates or rates of return for mortgage loans with     Master Servicers
                         variable rates are computed based on the related mortgage loan documents.   Primary Servicers

1122(d)(4)(x)            Regarding any funds held in trust for an obligor (such as escrow             Master Servicers
                         accounts): (A) such funds are analyzed, in accordance with the obligor's    Primary Servicers
                         mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)           Payments made on behalf of an obligor (such as tax or insurance payments)    Master Servicers
                         are made on or before the related penalty or expiration dates, as           Primary Servicers
                         indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)          Any late payment penalties in connection with any payment to be made on      Master Servicers
                         behalf of an obligor are paid from the servicer's funds and not charged     Primary Servicers
                         to the obligor, unless the late payment was due to the obligor's error or omission.

1122(d)(4)(xiii)         Disbursements made on behalf of an obligor are posted within two business    Master Servicers
                         days to the obligor's records maintained by the servicer, or such other     Primary Servicers
                         number of days specified in the transaction agreements.

1122(d)(4)(xiv)          Delinquencies, charge-offs and uncollectible accounts are recognized and     Master Servicers
                         recorded in accordance with the transaction agreements.                     Primary Servicers

1122(d)(4)(xv)           Any external enhancement or other support, identified in Item 1114(a)(1)           N/A
                         through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

                                  SCHEDULE XVII

                         Additional Form 10-D Disclosure

The parties identified in the "Party Responsible" column are obligated pursuant to Section 13.4 of this Agreement to disclose to the Depositor and the Paying Agent any information described in the corresponding Form 10-D Item described in the "Item on Form 10-D" column to the extent such party has knowledge (and in the case of financial statements required to be provided in connection with Item 6 below, possession) of such information (other than information as to itself).

For purposes of the reporting contemplated by this Schedule, each of the Paying Agent, the Trustee, each Master Servicer, each Primary Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that the Prospectus Supplement, as supplemented or amended to and including the Closing Date, was, as of the date thereof, accurate and in compliance with Regulation AB (other than information with respect to such Paying Agent, Trustee, Master Servicer, Primary Servicer or Special Servicer, as applicable, that is set forth in or omitted from the Prospectus Supplement and other than such information (if any) regarding any Mortgage Loan for which such Paying Agent, Trustee, Master Servicer, Primary Servicer or Special Servicer, as applicable, is the related Seller that is set forth in or omitted from the Prospectus Supplement). Each of the Paying Agent, the Trustee, the Master Servicers, the Primary Servicers and the Special Servicers (in its capacity as such) shall be entitled to assume that there is no "significant obligor" other than a party identified as such in the Prospectus Supplement or this Agreement.

                    Item on Form 10-D                                            Party Responsible
------------------------------------------------------------------------------------------------------------------------------------
Item 1: Distribution and Pool Performance Information:          o   Master Servicers (only with respect to 1121(a)(12)
    o    Only with respect to any information required              as to non-specially serviced loans)
         by 1121 which is NOT included on the                   o   Paying Agent
         Distribution Date Statement                            o   Depositor

Item 2: Legal Proceedings:                                      o   Each Master Servicer (as to itself)
    o    Item 1117 of Regulation AB (to the extent              o   Each Special Servicer (as to itself)
         material to Certificateholders)                        o   Trustee (as to itself)
                                                                o   Depositor (as to itself)
                                                                o   Each Primary Servicer (as to itself)
                                                                o   Any other Reporting Servicer (as to itself)
                                                                o   Trustee/Paying Agent/Master
                                                                    Servicers/Depositor/Special Servicers as to the
                                                                    Trust (in the case of the Master Servicers and
                                                                    Special Servicers, to be reported by the party
                                                                    controlling such litigation pursuant to Section
                                                                    9.40)
                                                                o   Each Seller as sponsor (as defined in Regulation
                                                                    AB) (to be provided by the Depositor)
                                                                o   Originators under Item 1110 of Regulation AB
                                                                o   Any party under Item 1100(d)(1) of Regulation AB

Item 3: Sale of Securities and Use of Proceeds                  o   Depositor

Item 4: Defaults Upon Senior Securities                         o   Paying Agent
                                                                o   Trustee

Item 5: Submission of Matters to a Vote of Security             o   Paying Agent
Holders                                                         o   Trustee

Item 6: Significant Obligors of Pool Assets (including,         o   Depositor
without limitations, the net operating income of a              o   Sponsors
significant obligor required to be reported under Item          o   Sellers
1112(b) Regulation AB)                                          o   Master Servicers
                                                                o   Each Primary Servicer (as to loans serviced by it)

Item 7: Significant Enhancement Provider Information            o   N/A

Item 8: Other Information (information required to be           o   Any party responsible for disclosure items on Form
disclosed on Form 8-K that was not properly disclosed)               8-K to the extent of such items

Item 9: Exhibits                                                o   Depositor
                                                                o   Master Servicers
                                                                o   Paying Agent
                                                                o   Trustee

                                 SCHEDULE XVIII

                         Additional Form 10-K Disclosure

The parties identified in the "Party Responsible" column are obligated pursuant to Section 13.5 of this Agreement to disclose to the Depositor and the Paying Agent any information described in the corresponding Form 10-K Item described in the "Item on Form 10-K" column to the extent such party has actual knowledge (and in the case of financial statements required to be provided in connection with 1112(b) below, possession) of such information (other than information as to itself).

For purposes of the reporting contemplated by this Schedule, each of the Paying Agent, the Trustee, each Master Servicer, each Primary Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that the Prospectus Supplement, as supplemented or amended to and including the Closing Date, was, as of the date thereof, accurate and in compliance with Regulation AB (other than information with respect to such Paying Agent, Trustee, Master Servicer, Primary Servicer or Special Servicer, as applicable, that is set forth in or omitted from the Prospectus Supplement and other than such information (if any) regarding any Mortgage Loan for which such Paying Agent, Trustee, Master Servicer, Primary Servicer or Special Servicer, as applicable, is the related Seller that is set forth in or omitted from the Prospectus Supplement). Each of the Paying Agent, the Trustee, the Master Servicers, the Primary Servicers and the Special Servicers (in its capacity as such) shall be entitled to assume that there is no "significant obligor" other than a party identified as such in the Prospectus Supplement or this Agreement.

                    Item on Form 10-K                                             Party Responsible
------------------------------------------------------------------------------------------------------------------------------------
Item 1B: Unresolved Staff Comments                              o   Depositor

Item 9B: Other Information (information required to be          o   Any party responsible for disclosure items on Form 8-K
disclosed on Form 8-K that was not properly disclosed)

Item 15: Exhibits, Financial Statement Schedules                o   Paying Agent
                                                                o   Depositor

Additional Item:                                                o   Each Master Servicer (as to itself)
                                                                o   Each Special Servicer (as to itself)
Disclosure per Item 1117 of Regulation AB                       o   Paying Agent (as to itself)
(to the extent material to Certificateholders)                  o   Trustee (as to itself)
                                                                o   Depositor (as to itself)
                                                                o   Each Primary Servicer (as to itself)
                                                                o   Any other Reporting Servicer (as to itself)
                                                                o   Trustee/Master Servicers/Depositor/Special Servicers
                                                                    as to the Trust (in the case of the Master Servicers
                                                                    and the Special Servicers to be reported by the party
                                                                    controlling such litigation pursuant to Section 9.40)
                                                                o   Each Seller as sponsor (as defined in Regulation AB)
                                                                    (to be provided by the Depositor)
                                                                o   Originators under Item 1110 of Regulation AB
                                                                o   Party under Item 1100(d)(1) of Regulation AB

Additional Item:                                                o   Each Master Servicer (as to itself) (to the extent
Disclosure per Item 1119 of Regulation AB                           material to Certificateholders and only as to
                                                                    affiliations under 1119(a))
                                                                o   Each Special Servicer (as to itself) (to the extent
                                                                    material to Certificateholders and only as to
                                                                    affiliations under 1119(a))
                                                                o   Each Primary Servicer (as to itself)(to the extent
                                                                    material to Certificateholders and only as to
                                                                    affiliations under 1119(a))
                                                                o   Paying Agent (as to itself)
                                                                o   Trustee (as to itself)
                                                                o   Depositor (as to itself)
                                                                o   Trustee/Paying Agent/Master
                                                                    Servicers/Depositor/Special Servicers as to the Trust
                                                                o   Each Seller as sponsor (as defined in Regulation AB)
                                                                    (to be provided by the Depositor)
                                                                o   Originators under Item 1110 of Regulation AB
                                                                o   Party under Item 1100(d)(1) of Regulation AB

Additional Item:                                                o   N/A
Disclosure per Item 1112(b) of Regulation AB

Additional Item:                                                o   Depositor
Disclosure per Items 1114(b)(2) and 1115(b) of                  o   Paying Agent
Regulation AB

                                  SCHEDULE XIX

                         Form 8-K Disclosure Information

The parties identified in the "Party Responsible" column are obligated pursuant to Section 13.7 of this Agreement to report to the Depositor and the Paying Agent the occurrence of any event described in the corresponding Form 8-K Item described in the "Item on Form 8-K" column to the extent such party has actual knowledge of such information (other than information as to itself).

For purposes of the reporting contemplated by this Schedule, each of the Paying Agent, the Trustee, each Master Servicer, each Primary Servicer and each Special Servicer (in its capacity as such) shall be entitled to assume that the Prospectus Supplement, as supplemented or amended to and including the Closing Date, was, as of the date thereof, accurate and in compliance with Regulation AB (other than information with respect to such Paying Agent, Trustee, Master Servicer, Primary Servicer or Special Servicer, as applicable, that is set forth in or omitted from the Prospectus Supplement and other than such information (if any) regarding any Mortgage Loan for which such Paying Agent, Trustee, Master Servicer, Primary Servicer or Special Servicer, as applicable, is the related Seller that is set forth in or omitted from the Prospectus Supplement). Each of the Paying Agent, the Trustee, the Master Servicers, the Primary Servicers and the Special Servicers (in its capacity as such) shall be entitled to assume that there is no "significant obligor" other than a party identified as such in the Prospectus Supplement or this Agreement.

                    Item on Form 8-K                                          Party Responsible
------------------------------------------------------------------------------------------------------------------------------------
Item 1.01- Entry into a Material Definitive Agreement           o   All parties (only as to the agreements such
                                                                    entity is a party to or entered into on
                                                                    behalf of the Trust)

Item 1.02- Termination of a Material Definitive Agreement       o   All parties (only as to the agreements such
                                                                    entity is a party to or entered into on
                                                                    behalf of the Trust)

Item 1.03- Bankruptcy or Receivership                           o   Depositor

Item 2.04- Triggering Events that Accelerate or Increase        o   Depositor
a Direct Financial Obligation or an Obligation under an
Off-Balance Sheet Arrangement

Item 3.03- Material Modification to Rights of Security          o   Paying Agent
Holders

Item 5.03- Amendments of Articles of Incorporation or           o   Depositor
Bylaws; Change of Fiscal Year

Item 6.01- ABS Informational and Computational Material         o   Depositor

Item 6.02- Change of Servicer or Trustee                        o   Master Servicers (as to itself or a servicer
                                                                    retained by it)
                                                                o   Special Servicers (as to itself or a servicer
                                                                    retained by it)
                                                                o   Primary Servicers (as to itself or a servicer
                                                                    retained by it)
                                                                o   Trustee (as to itself)
                                                                o   Paying Agent
                                                                o   Depositor

Item 6.03- Change in Credit Enhancement or External             o   N/A
Support

Item 6.04- Failure to Make a Required Distribution              o   Paying Agent

Item 6.05- Securities Act Updating Disclosure                   o   Depositor

Item 7.01- Regulation FD Disclosure                             o   Depositor

Item 8.01                                                       o   Depositor

Item 9.01                                                       o   Depositor

                                   Schedule XX

                              SELLER SUB-SERVICERS

Seller Sub-servicers retained as of the Closing Date by the Capmark Master Servicer
--------------------------------------------------------------------------------

Property Name                                                Seller Sub-servicer Servicer
Wellington                                                   Capstone Realty Advisors, LLC
Ashbury at Chenal                                            Capstone Realty Advisors, LLC
Erie Shore Landings                                          Capstone Realty Advisors, LLC
Wayne Town Plaza                                             Capstone Realty Advisors, LLC
IDG Columbus                                                 Capstone Realty Advisors, LLC
IDG Reynoldsburg                                             Capstone Realty Advisors, LLC
IDG Polaris                                                  Capstone Realty Advisors, LLC
IDG Dublin                                                   Capstone Realty Advisors, LLC
Edison Park Center                                           Capstone Realty Advisors, LLC
Oakwood Apts.                                                Capstone Realty Advisors, LLC
Pine Tree Plaza                                              Capstone Realty Advisors, LLC
Holiday Inn Express                                          Capstone Realty Advisors, LLC
Woodmere CVS Ground Lease                                    Capstone Realty Advisors, LLC
Sunset Townhomes                                             Capstone Realty Advisors, LLC
717 Texas Avenue                                             Principal Global Investors, LLC
Royal Centre                                                 Principal Global Investors, LLC
Broadstone Ladera Apartments                                 Principal Global Investors, LLC
West Wind Landing Apartments                                 Principal Global Investors, LLC
Palmetto Health Parkridge                                    Principal Global Investors, LLC
Camden Taravue Apartments                                    Principal Global Investors, LLC
Summit Medical Center                                        Principal Global Investors, LLC
210 Adrian Road                                              Principal Global Investors, LLC
Market Pointe I                                              Principal Global Investors, LLC
Magnolia Villas Apartments                                   Principal Global Investors, LLC
190 Jony Drive                                               Principal Global Investors, LLC
Hampton Inn                                                  Principal Global Investors, LLC
720 Paularino Avenue                                         Principal Global Investors, LLC
Coral Desert Health Center                                   Principal Global Investors, LLC
23041-71 Antonio Parkway                                     Principal Global Investors, LLC
Triarch Burger King                                          Principal Global Investors, LLC
Triarch Checkers (Wilton Manors)                             Principal Global Investors, LLC
Triarch Checkers (Pinnellas Park)                            Principal Global Investors, LLC
Triarch Taco Bell                                            Principal Global Investors, LLC
58 Grant Avenue                                              Principal Global Investors, LLC
Blair House Apartments                                       Principal Global Investors, LLC
Heritage Plaza                                               Principal Global Investors, LLC
Roundy's Supermarket                                         Principal Global Investors, LLC
Hanover Village MHP                                          Principal Global Investors, LLC
Dolly Creek                                                  Principal Global Investors, LLC
20 Aquarium                                                  Principal Global Investors, LLC
Sandalfoot Plaza                                             Principal Global Investors, LLC
Academy Crossing                                             Principal Global Investors, LLC
1151 Azalea Garden Road                                      Principal Global Investors, LLC
Arrowhead Shops Shopping Center                              Principal Global Investors, LLC
3950 and 3970 North Las Vegas Boulevard                      Principal Global Investors, LLC
11100 Westlake Drive                                         Principal Global Investors, LLC
Buellton Town Plaza                                          Principal Global Investors, LLC
American Safe 'N' Sound                                      Principal Global Investors, LLC
5770-5780 Uplander Way                                       Principal Global Investors, LLC
The Ridge At White Oaks Apartments                           Principal Global Investors, LLC
The Kirby Shopping Center                                    Principal Global Investors, LLC
MidPoint Plaza                                               Principal Global Investors, LLC
Hillandale Medical Office Building                           Principal Global Investors, LLC
8418 East 171st Street                                       Principal Global Investors, LLC
Sunset Plaza Shopping Center                                 Principal Global Investors, LLC
4125 & 4145 West Dewey Drive                                 Principal Global Investors, LLC
U-Haul Portfolio 1 Roll-Up                                   Midland Loan Services, Inc.
U-Haul Portfolio 2 Roll-Up                                   Midland Loan Services, Inc.
U-Haul Portfolio 3 Roll-Up                                   Midland Loan Services, Inc.
One Indiana Square                                           Holliday Fenoglio Fowler, L.P.

Seller Sub-servicers retained as of the Closing Date by the Prudential Master Servicer
-----------------------------------------------------------------------------

Property Name                                                Seller Sub-servicer Servicer
Gemini Towers                                                Prudential Mortgage Capital Company LLC ("PMCC") (or a
                                                             Person designated by PMCC)
Edina Professional Building                                  PMCC (or a Person designated by PMCC)
Bedrosian - Colorado Springs                                 PMCC (or a Person designated by PMCC)
Twin Spires Self Storage                                     PMCC (or a Person designated by PMCC)

Seller Sub-servicers retained as of the Closing Date by the DC Hilton Special Servicer
-----------------------------------------------------------------------------

NONE

Seller Sub-servicers retained as of the Closing Date by the General Special Servicer
---------------------------------------------------------------------------

NONE